As filed with the Securities and Exchange Commission on June 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	3845	58-2210668
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James S. B. Whittenburg

President and Chief Executive Officer

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael F. Meskill

Jackson Walker L.L.P.

100 Congress Avenue, Suite 1100

Austin, Texas 78701

(512) 236-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and completion of the transactions described in the enclosed prospectus/offer to exchange.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d)(Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value	7,573,969	N/A	$13,884,310	$774.75

(1)	Represents the estimated maximum number of shares of HealthTronics common stock to be issued in the proposed exchange offer and merger, calculated as follows: (1) 15,310,965 shares of Endocare common stock (the number of issued and outstanding shares of Endocare common stock as of June 7, 2009, plus the aggregate number of Endocare shares issuable upon exercise or payout of all outstanding options, warrants, restricted stock units, and deferred stock units as of such date), multiplied by (2) an exchange ratio of 0.8675 (the maximum exchange ratio if certain circumstances are met), multiplied by (3) the maximum percentage of stock consideration of 75%, subject to a maximum limit of 7,573,969 shares of HealthTronics common stock (19.9% of the number of outstanding shares of HealthTronics common stock as of June 7, 2009 plus an estimated 15,000 shares of HealthTronics common stock that may be issued before closing of the proposed exchange offer pursuant to the HealthTronics’ 2004 equity incentive plan).
(2)	Pursuant to Rule 457(c) and Rule 457(f)(1), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 15,310,965 shares (the number of issued and outstanding shares of Endocare common stock as of June 7, 2009, plus the aggregate number of Endocare shares issuable upon exercise or payout of all outstanding options, warrants, restricted stock units, and deferred stock units as of such date) and (ii) the average of the high and low sales prices of Endocare common stock as reported on the NASDAQ Capital Market on June 15, 2009 ($1.185), minus $4,259,184, the estimated minimum aggregate amount of cash to be paid by HealthTronics in the proposed exchange offer and merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. HealthTronics, Inc. may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and HealthTronics, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2009

HEALTHTRONICS, INC.

Offer by HT Acquisition, Inc. to Exchange each Outstanding Share of Common Stock of

Endocare, Inc.

For

$1.35 in Cash

or

0.7764 Shares of Common Stock of HealthTronics, Inc.

subject in each case to adjustment and proration as described in this prospectus/offer to exchange and the related letter of election and transmittal

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00, NEW YORK CITY TIME, ON JULY 21, 2009, UNLESS EXTENDED.

HT Acquisition, Inc. (“Offeror”), a Delaware corporation and a wholly-owned subsidiary of HealthTronics, Inc. (“HealthTronics”), is offering to exchange for each outstanding share of common stock of Endocare, Inc. (“Endocare”), par value $0.001 per share (the “Endocare Shares”), validly tendered in the Offer and not withdrawn, at the election of the holder of such Share, either:

•	$1.35 in cash, without interest (the “Cash Consideration”) or

•	0.7764 shares of HealthTronics common stock, no par value (“HealthTronics Common Stock”) (the “Stock Consideration”),

subject in each case to adjustment and proration as described in this prospectus/offer to exchange and the accompanying letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). In certain limited circumstances, the Cash Consideration may increase by up to approximately $0.15 per Endocare Share and the Stock Consideration may increase by up to 0.0911 shares of HealthTronics Common Stock per Endocare Share. For a discussion of these circumstances, see “The Offer-Consideration.” The aggregate amounts of cash and HealthTronics Common Stock payable in the Offer are subject to the following limitations:

•

The maximum amount of cash payable in the Offer is $1.35 multiplied by 50% of the aggregate Endocare Shares tendered in the Offer. Thus, up to 50% of Endocare Shares tendered in the Offer will be exchanged for cash; and

•

The maximum number of shares of HealthTronics Common Stock payable in the Offer is 0.7764 multiplied by 75% of the total Endocare Shares tendered in the Offer. Thus, up to 75% of Endocare Shares tendered in the Offer will be exchanged for HealthTronics Common Stock. In no event will the number of shares of HealthTronics Common Stock to be paid exceed 19.9% of HealthTronics Common Stock outstanding at the time of closing the Offer.

Therefore, elections will be subject to proration if holders of Endocare Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the form of cash or HealthTronics Common Stock, as the case may be. See “The Offer—Elections and Proration” for a detailed description of the proration procedure. In addition, instead of receiving any fractional shares of HealthTronics Common Stock to which Endocare stockholders otherwise would be entitled, tendering Endocare stockholders will receive an amount in cash (without interest) equal to the fractional share interest to which the stockholder would otherwise be entitled multiplied by the closing price per share of HealthTronics Common Stock on the date the Offer closes, as reported on the NASDAQ Global Select Market. HealthTronics expects to issue up to 7,570,984 shares in the Offer and the merger described below.

The purpose of the Offer is for HealthTronics to acquire control of, and ultimately the entire equity interest in, Endocare. The Offer is the first step in HealthTronics’ plan to acquire all of the outstanding Endocare Shares. HealthTronics is required promptly after completion of the Offer, to consummate a merger of Endocare with and into Offeror, with Offeror surviving the Merger or the reverse in certain circumstances (this merger is referred to herein as the “Merger,” and Offeror after the Merger is sometimes referred to as the “Surviving Corporation”). The purpose of the Merger is for HealthTronics to acquire all Endocare Shares not acquired in the Offer. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of HealthTronics and the former Endocare stockholders will not have any ownership interest in the Surviving Corporation.

Offeror’s obligation to accept for exchange, and to exchange, Endocare Shares for cash and shares of HealthTronics Common Stock in the Offer is subject to a number of conditions, which are more fully described in “The Offer—Conditions of the Offer.”

HealthTronics Common Stock is listed on the NASDAQ Global Select Market under the symbol “HTRN.” The Endocare Shares are listed on the NASDAQ Capital Market under the symbol “ENDO.”

For a discussion of certain factors that Endocare stockholders should consider in connection with the Offer, please carefully read “Risk Factors” beginning on page 13.

HealthTronics has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by HealthTronics.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is June 17, 2009.

This prospectus/offer to exchange incorporates important business and financial information about HealthTronics, Endocare and their respective subsidiaries that has not been included in or delivered with this prospectus. HealthTronics will provide without charge this information and any of the documents referred to herein to each person to whom this prospectus/offer to exchange has been delivered who makes a request by writing or calling HealthTronics at the following address and telephone number:

HealthTronics, Inc.

9825 Spectrum Drive, Building 3

Austin, Texas 78717

(888) 948-1970

Attention: Investor Relations, Richard Rusk

In order to receive timely delivery of the documents, Endocare stockholders must request the documents no later than July 14, 2009 (five business days before the currently scheduled expiration date of the Offer).

This prospectus/offer to exchange does not constitute a solicitation of proxies for any meeting of stockholders of Endocare. We are not asking you for a proxy and you are requested not to send us a proxy. Any solicitation of proxies that HealthTronics or Endocare might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE TO OBTAIN MORE INFORMATION

HealthTronics and Endocare file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any reports, statements or other information that HealthTronics or Endocare file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. HealthTronics’ and Endocare’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov. HealthTronics’ and Endocare’s filings with the SEC are also available on their websites at www.HealthTronics.com and www.Endocare.com, respectively. The contents of those websites are not incorporated by reference into this prospectus/offer to exchange.

HealthTronics has filed with the SEC a registration statement on Form S-4 to register the offer and sale of shares of HealthTronics Common Stock to be issued in the Offer and the Merger. This prospectus/offer to exchange is a part of that registration statement. HealthTronics may also file amendments to such registration statement. In addition, on June 17, 2009, HealthTronics filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act together with exhibits, to furnish certain information about the Offer. HealthTronics may file amendments to the Schedule TO. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting HealthTronics at the following address:

HealthTronics, Inc.

9825 Spectrum Drive, Building 3

Austin, Texas 78717

(888) 948-1970

Attention: Investor Relations, Richard Rusk

We have engaged D.F. King & Co., Inc. to act as our information agent in connection with the Offer. You can obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) along with the letter of election and transmittal by contacting D.F. King at the following address:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (800) 769-4414

On June 17, 2009, Endocare filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, together with exhibits, to furnish the Endocare board’s recommendation with respect to the Offer and to furnish certain additional information about the Offer. Endocare may file amendments to the Schedule 14D-9. You may obtain copies of the Schedule 14D-9 (and any amendments thereto) by contacting Endocare at the following address:

Endocare, Inc.

201 Technology Drive

Irvine, California 92618

(949) 450-5400

Attention: Corporate Secretary

FORWARD-LOOKING STATEMENTS

Information included in this prospectus/offer to exchange may contain forward-looking statements concerning, among other things, the Offer, the Merger, integration of the companies, the combined companies’ post-closing operations, and HealthTronics and the combined companies’ outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the Offer and the Merger on the terms summarized in this prospectus/offer to exchange. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on our and the combined companies’ operations and future prospects or the completion of the Offer and the Merger include, but are not limited to:

•	the failure of the Offer or the Merger to close for any reason;

•	the risk that HealthTronics’ business and/or Endocare’s business will be adversely impacted during the pendency of the Offer and the Merger;

•	failure to successfully integrate HealthTronics and Endocare;

•	failure to satisfy the conditions to consummate the Offer and the Merger;

•	the risk that HealthTronics’ expected cost savings and other synergies from the transaction may not be fully realized, realized at all, or take longer to realize than anticipated;

•	the risk that demand for or acceptance of HealthTronics’ or Endocare’s products or services may be reduced;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the amount of the costs, fees, expenses and charges related to the Offer and the Merger;

•	the impact of general economic and business conditions;

•	the impact of competitive or technological changes;

•	the impact of industry conditions; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this prospectus/offer to exchange, should be considered in evaluating any forward-looking statements contained in this prospectus/offer to exchange. All forward-looking statements speak only as of the date of this prospectus/offer to exchange. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

v

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of Endocare Shares may have regarding the Offer and answers to those questions. You are urged to carefully read the remainder of this prospectus/offer to exchange and the related letter of election and transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” section is not complete. Additional important information is contained in the remainder of this prospectus/offer to exchange, the related letter of election and transmittal, and the documents incorporated herein. See “Where To Obtain More Information.”

As used in this prospectus/offer to exchange, unless otherwise indicated or the context requires, “HealthTronics,” “we,” “our,” or “us” refers to HealthTronics and its consolidated subsidiaries, “Offeror” refers to HT Acquisition, Inc., and “Endocare” refers to Endocare and its consolidated subsidiaries.

Who is offering to buy my Endocare Shares?

The Offer is made by HT Acquisition, Inc., a Delaware corporation formed for the purpose of making the Offer and consummating the Merger. Offeror is a wholly-owned subsidiary of HealthTronics. HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance service offerings, and anatomical pathology services. Through partnerships with urologists, HealthTronics is a leading provider of (1) lithotripsy services, a non-invasive shockwave therapy treatment of kidney stones, (2) treatments for benign conditions of the prostate, primarily through photo-selective vaporization of the prostate, and (3) treatments for cancerous conditions of the prostate, primarily though cryosurgery, which uses a double freeze thaw cycle to destroy cancer cells. During 2007, HealthTronics introduced a new growth initiative, TotalRad™ Radiation Therapy Solutions, which provides Image Guided Radiation Therapy (IGRT) technology to HealthTronics’ urologist partners to enable them to manage and treat prostate cancer patients, to differentiate their practice, and to develop new revenue streams, while mitigating the hurdles typically associated with such a large investment. HealthTronics’ ClariPath Laboratories provides cutting edge anatomical pathology services and in-office pathology lab management services to its urologist partners. In addition, HealthTronics sells and maintains lithotripters, laser products and their related consumables.

What are the classes and amounts of Endocare securities that HealthTronics is offering to acquire in the Offer?

We are seeking to acquire all issued and outstanding shares of Endocare common stock, par value $0.001 per share.

What will I receive for my Endocare Shares?

We are offering to exchange for each outstanding Endocare Share validly tendered pursuant to the Offer and not properly withdrawn:

•	$1.35 in cash, without interest (the “Cash Consideration”), or

•	0.7764 shares of HealthTronics Common Stock (the “Stock Consideration”),

in each case, subject to adjustment and proration as described in this prospectus/offer to exchange and the related letter of election and transmittal. In certain limited circumstances, the Cash Consideration may increase by up to approximately $0.15 per Endocare Share and the Stock Consideration may increase by up to 0.0911 HealthTronics shares per Endocare Share. For a discussion of these circumstances, see “The Offer-Consideration.”

The aggregate amounts of cash and HealthTronics Common Stock payable in the Offer are subject to the following limitations:

•

The maximum amount of cash payable in the Offer is $1.35 (subject to increase in certain limited circumstances) multiplied by 50% of the aggregate Endocare Shares tendered in the Offer. Thus, up to 50% of Endocare Shares tendered in the Offer will be exchanged for cash; and

•

The maximum number of shares of HealthTronics Common Stock payable in the Offer is 0.7764 (subject to increase in certain limited circumstances) multiplied by 75% of the total Endocare Shares tendered in the Offer. Thus, up to 75% of Endocare Shares tendered in the Offer will be exchanged for HealthTronics Common Stock. In no event will the number of shares of HealthTronics Common Stock to be paid in the Offer and the Merger exceed 19.9% of HealthTronics Common Stock outstanding at the time of closing the Offer.

Therefore, elections will be subject to proration if tendering holders of Endocare Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in cash or HealthTronics Common Stock pursuant to the Offer.

Will I have to pay any fee or commission to exchange Endocare Shares?

If you are the record owner of your Endocare Shares and you tender your Endocare Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Endocare Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Endocare Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Offeror making this Offer?

The purpose of the Offer is for HealthTronics to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, Endocare. The Offer is the first step in HealthTronics’ plan to acquire all of the outstanding Shares. Promptly after completion of the Offer, HealthTronics is required to consummate the Merger. The purpose of the Merger is for HealthTronics to acquire all Endocare Shares not acquired in the Offer. In the Merger, Endocare stockholders who did not tender their Endocare Shares in the Offer will have their Endocare Shares cancelled by virtue of the Merger and will be entitled to elect to receive either the Cash Consideration or the Stock Consideration, subject to adjustment and proration, as further described under “Merger Agreement—Merger Consideration”. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of HealthTronics and the former Endocare stockholders will not have any direct ownership interest in the Surviving Corporation.

What does the Endocare board of directors recommend?

The Endocare board of directors has unanimously (i) declared the Agreement and Plan of Merger, dated June 7, 2009, among HealthTronics, Offeror and Endocare (the “Merger Agreement”) and the transactions contemplated thereby, including the Offer and the Merger, advisable and to be in the best interests of the Endocare stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects and (iii) recommended that you accept the Offer and tender your Endocare Shares to Offeror and, if an Endocare stockholder vote is required under the Delaware General Corporation Law (“DGCL”), that you approve and adopt the Merger Agreement and the Merger (the “Endocare Recommendation”).

A description of the reasons why the Endocare board of directors approved the Offer is set forth in Endocare’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this prospectus/offer to exchange.

As described below, the current directors and executive officers of Endocare have entered into a Tender and Voting Agreement with HealthTronics pursuant to which they have agreed to tender their Endocare Shares in the Offer, vote all their Endocare Shares (to the extent not sold in the Offer) in favor of adoption of the Merger Agreement and approval of the Merger (if necessary) and not to sell or otherwise transfer their Endocare Shares other than in compliance with the Tender and Voting Agreement. On June 7, 2009, the directors and executive officers subject to the Tender and Voting Agreement held an aggregate of 29,744 Endocare Shares, 126,812 restricted stock units and 246,830 deferred stock units, or approximately 3.4% of the outstanding Endocare Shares as of June 7, 2009. See “Merger Agreement—Tender and Voting Agreement.”

What are the conditions of the Offer?

Offeror’s obligation to exchange Endocare Shares for cash or shares of HealthTronics Common Stock pursuant to the Offer is subject to a number of conditions, including the following:

•

the representations and warranties of Endocare contained in the Merger Agreement (without giving effect to any materiality or material adverse effect qualifiers) shall be true and correct, except where the failure to be true and correct has not had and would not be reasonably expected to have a material adverse effect on Endocare;

•

Endocare shall have performed in all material respects all of its obligations required to be performed by it under the Merger Agreement or any ancillary agreement at or prior to the Closing of the Merger;

•	there shall have been validly tendered and not properly withdrawn prior to the expiration date at least a majority of the outstanding Endocare Shares (on a fully diluted basis);

•

No governmental authority is in the process of (i) investigating or (ii) conducting proceedings regarding the Merger Agreement, any ancillary agreements or the transactions contemplated by the Merger Agreement which make it reasonably possible, in HealthTronics’ reasonable determination, that as a result of such investigation or proceedings, an order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a governmental authority that would enjoin, materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Offer or the Merger.

•

No governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Offer or the Merger.

•	The shares of HealthTronics Common Stock to be issued in the Offer and the Merger must have been approved for listing on the Nasdaq, subject to official notice of issuance.

•

The Form S-4 has become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

•	No event has occurred that has had or is reasonably likely to have a material adverse change on Endocare.

No tender of Endocare Shares shall be effective, and Offeror shall not acquire tendered Endocare Shares, until all conditions have been satisfied or, to the extent permissible, waived. These conditions and the other conditions to the Offer are discussed under “The Offer—Conditions of the Offer.”

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the third quarter of calendar year 2009, subject to the conditions described in “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions to the Merger.”

Is HealthTronics’ financial condition relevant to my decision to tender Endocare Shares in the Offer?

Yes. HealthTronics’ financial condition is relevant to your decision to tender your Endocare Shares because part of the consideration you may receive if your Endocare Shares are exchanged in the Offer could consist of shares of HealthTronics Common Stock. You should therefore consider HealthTronics’ financial condition as you could become one of HealthTronics’ shareholders through the Offer. You also should consider the likely effect that HealthTronics’ acquisition of Endocare could have on HealthTronics’ financial condition. This prospectus/offer to exchange contains financial information regarding HealthTronics and Endocare, all of which we encourage you to review.

When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

The Offer is scheduled to expire at 5:00, New York City time, on July 21, 2009, which is the “Initial Expiration Date,” unless further extended by Offeror. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Endocare Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Endocare Shares. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror must extend the Offer:

•

in increments of no more than 10 business days each, if at the initial Expiration Date or any subsequent scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived; but Offeror shall not be required to extend the Offer if at the then scheduled Expiration Date HealthTronics or Offeror is permitted to terminate the Merger Agreement and does so terminate the Merger Agreement; and

•	for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer.

If legally permissible, Offeror may on one occasion only extend the Offer for no more than 10 business days if all of the conditions to the Offer have been satisfied but less than 90% of total Endocare Shares on a fully-diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled expiration date.

The Merger Agreement provides that the agreement may be terminated if the Offer has not been consummated on or before September 30, 2009 (the “Termination Date”).

Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment.”

How do I tender my Shares?

To tender Endocare Shares into the Offer, you must deliver the certificates representing your Endocare Shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to American Stock Transfer & Trust Company, the exchange agent for the Offer, not later than the time the Offer expires. The letter of election and transmittal (and the instructions thereto) is enclosed with this prospectus/offer to exchange. If your Endocare Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Endocare Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

For a complete discussion of the procedures for tendering your Endocare Shares, please see the section of this prospectus/offer to exchange entitled “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered Endocare Shares?

You may withdraw previously tendered Endocare Shares at any time prior to the expiration of the Offer. For a complete discussion of the procedures for withdrawing your Endocare Shares, please see the section of this prospectus/offer to exchange entitled “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered Endocare Shares?

To withdraw previously tendered Endocare Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered Endocare Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Endocare Shares. For a complete discussion on the procedures for withdrawing your Endocare Shares, including the applicable deadlines for effecting withdrawals, please see the section of this prospectus/offer to exchange entitled “The Offer—Withdrawal Rights.”

When and how will I receive the Offer consideration in exchange for my tendered Endocare Shares?

Offeror will exchange all validly tendered and not properly withdrawn Endocare Shares promptly after the Expiration Date, subject to the terms of the Offer and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this prospectus/offer to exchange entitled “The Offer—Conditions of the Offer.” Offeror will deliver the consideration for your validly tendered and not properly withdrawn Endocare Shares by depositing the cash and stock consideration with the exchange agent, which will act as your agent for the purpose of receiving the Offer consideration from Offeror and transmitting the consideration to you. In all cases, an exchange of tendered Endocare Shares will be made only after timely receipt by the exchange agent of certificates for the Endocare Shares (or a confirmation of a book-entry transfer of the Endocare Shares as described in the section of this prospectus/offer to exchange entitled “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal and any other required documents for the Endocare Shares.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the third quarter of calendar year 2009, subject to the conditions described in “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions to the Merger.”

x

Why does the cover page to this prospectus/offer to exchange state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?

No. As permitted under SEC rules, we may commence the Offer without the registration statement, of which this prospectus/offer to exchange is a part, having been declared effective by the SEC. We cannot, however, complete the Offer and accept for exchange any Endocare Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or, where permissible, waived. The Offer commenced when we first mailed this prospectus/offer to exchange and the related letter of election and transmittal to Endocare stockholders.

Where can I find more information about HealthTronics and Endocare?

You can find more information about HealthTronics and Endocare from various sources described in the section of this prospectus/offer to exchange entitled “Where To Obtain More Information.”

Who can help answer my questions?

If you have more questions about the Offer or the Merger, or wish to request additional copies of the prospectus/offer to exchange or other documents, contact D.F. King & Co., Inc., our information agent, at the following address and phone number:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (800) 769-4414

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary does not contain all of the information that may be important to Endocare stockholders. Important information is contained elsewhere in this prospectus/offer to exchange and the other documents to which this prospectus/offer to exchange refers, all of which should be carefully reviewed by Endocare stockholders. See “Where To Obtain More Information.”

The Offer (Page 73)

Under the terms of the Offer, each Endocare stockholder may elect to receive, for each Endocare Share validly tendered and not properly withdrawn, either:

•	$1.35 in cash, without interest (the “Cash Consideration”); or

•	0.7764 of a share of newly-issued HealthTronics Common Stock (the “Stock Consideration”),

in each case, subject to adjustment and proration as described in this prospectus/offer to exchange and the related letter of election and transmittal. In certain limited circumstances, the Cash Consideration may increase by up to approximately $0.15 per Endocare Share and the Stock Consideration may increase by up to 0.0911 shares of HealthTronics Common Stock per Endocare Share. For a discussion of these circumstances, see “The Offer-Consideration.”

The aggregate amounts of cash and HealthTronics Common Stock payable in the Offer are subject to the following limitation:

•

The maximum amount of cash payable in the Offer is $1.35 (subject to increase in certain limited circumstances) multiplied by 50% of the aggregate Endocare Shares tendered in the Offer. Thus, up to 50% of Endocare Shares tendered in the Offer will be exchanged for cash; and

•

The maximum number of shares of HealthTronics Common Stock payable in the Offer is 0.7764 (subject to increase in certain limited circumstances) multiplied by 75% of the total Endocare Shares tendered in the Offer. Thus, up to 75% of Endocare Shares tendered in the Offer will be exchanged for HealthTronics Common Stock. In no event will the number of shares of HealthTronics Common Stock to be paid in the Offer and the Merger exceed 19.9% of HealthTronics Common Stock outstanding at the time of closing the Offer.

Therefore, elections will be subject to proration if tendering holders of Endocare Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in cash or HealthTronics Common Stock pursuant to the Offer.

Potential Value of Offer Consideration

Based on the closing price of HealthTronics Common Stock as reported on the NASDAQ Global Select Market on June 15, 2009, the most recent practicable date prior to the date of this prospectus/offer to exchange, 0.7764 of a HealthTronics share had a value of $1.45 per share. The value of 0.7764 of a HealthTronics share will fluctuate prior to the expiration date of the Offer as the market price of HealthTronics Common Stock changes. At HealthTronics share prices of $1.75 per share and above, the value of 0.7764 of a HealthTronics share will exceed the cash offer of $1.35 per Endocare Share, and at HealthTronics share prices of $1.73 per share or below, the cash offer will exceed the value of 0.7764 of a HealthTronics share. At a HealthTronics share price of $1.74, the value of 0.7764 of a HealthTronics share will equal the cash offer of $1.35 per Endocare Share.

Solely for purposes of illustration, the following table reflects the per share amount of cash and the market value of the HealthTronics Common Stock that an Endocare stockholder would receive for each Endocare Share tendered pursuant to the Offer if 50% of the Endocare Shares tendered by the stockholder were exchanged for HealthTronics Common Stock and 50% of such shares were exchanged for cash. This would be the case, for example, if all tendering Endocare stockholders made the same 50%/50% election for cash and HealthTronics shares or Endocare stockholders elect to exchange in the aggregate more than 50% of their Endocare Shares for cash. In those circumstances, each Endocare Share would be exchanged, on average, for $.67 in cash (i.e., 50% of $1.35) and 0.3882 shares (i.e., 50% of 0.7764) of HealthTronics Common Stock. The table indicates the relative values, in those circumstances, of the two forms of consideration at different market values for the HealthTronics shares.

Assumed Market Price (per HealthTronics Share)	Value of 0.3882 of a HealthTronics Share	Cash Amount Paid (per Endocare Share)	Implied Value (per Endocare Share exchanged)
$1.30	$.50	$.67	$1.17
$1.40	$.54	$.67	$1.21
$1.50	$.58	$.67	$1.25
$1.60	$.62	$.67	$1.29
$1.70	$.66	$.67	$1.33
$1.80	$.70	$.67	$1.37
$1.90	$.74	$.67	$1.41
$2.00	$.78	$.67	$1.45
$2.10	$.82	$.67	$1.49

For a second illustration, the following table reflects the per share amount of cash and the market value of the HealthTronics Common Stock that an Endocare stockholder would receive for each Endocare Share tendered pursuant to the Offer if 75% of the Endocare Shares tendered by the stockholder were exchanged for HealthTronics Common Stock and 25% of such shares were exchanged for cash. This would be the case, for example, if all tendering Endocare stockholders made the same 75%/25% election for HealthTronics shares and cash or all Endocare stockholders elect to exchange in the aggregate more than 75% of their Endocare Shares for HealthTronics shares. In those circumstances, each Endocare Share would be exchanged, on average, for $.33 in cash (i.e., 25% of $1.35) and 0.5823 shares (i.e., 75% of 0.7764) of HealthTronics Common Stock. The table indicates the relative values, in those circumstances, of the two forms of consideration at different market values for the HealthTronics shares.

Assumed Market Price (per HealthTronics Share)	Value of 0.5823 of a HealthTronics Share	Cash Amount Paid (per Endocare Share)	Implied Value (per Endocare Share exchanged)
$1.30	$.76	$.33	$1.09
$1.40	$.82	$.33	$1.15
$1.50	$.87	$.33	$1.20
$1.60	$.93	$.33	$1.26
$1.70	$.99	$.33	$1.32
$1.80	$1.05	$.33	$1.38
$1.90	$1.11	$.33	$1.44
$2.00	$1.16	$.33	$1.49
$2.10	$1.22	$.33	$1.55

The market prices of HealthTronics Common Stock used in the above tables, and the assumptions regarding the mix of cash and/or stock a hypothetical Endocare stockholder would receive are for purposes of illustration only. The price of HealthTronics Common Stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed. In addition, the percentage of cash and HealthTronics shares paid in the Offer will depend on the aggregate elections made by Endocare stockholders. In addition, due to the proration mechanisms in the Offer, the elections of other Endocare stockholders will impact whether a tendering Endocare stockholder receives the type of consideration elected, or is prorated so that a portion of such stockholder’s tendered shares are exchanged for another form of consideration.

Endocare stockholders should consider the potential effects of proration and should obtain current market quotations for shares of HealthTronics Common Stock and Endocare Shares before deciding whether to tender pursuant to the Offer and before electing the form of Offer consideration they wish to receive. The market price of shares of HealthTronics Common Stock will fluctuate prior to the expiration date of the Offer and thereafter, and may be different at the expiration date and at the time tendering Endocare stockholders receive cash or shares of HealthTronics Common Stock.

Proration Procedures

If Endocare stockholders elect to receive more than the aggregate amount of cash or shares of HealthTronics Common Stock offered, HealthTronics will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that form of consideration. Endocare stockholders who do not make an election will be allocated Stock Consideration if the Cash Consideration election is oversubscribed and will be allocated Cash Consideration if the Stock Consideration election is oversubscribed, after taking into account the preferences of the tendering stockholders who make elections. If neither form of consideration is oversubscribed, Endocare stockholders who do not make an election will be deemed to have made an election for Stock Consideration. If these deemed elections would cause the total elections to exceed the maximum Stock Consideration to be paid, then (1) the excess deemed elections will become deemed elections for Cash Consideration and (2) the aggregate cash and stock consideration to be paid based on all of the deemed elections will be prorated proportionally among those Endocare stockholders who did not make a valid election. The procedures for prorating cash and common stock are described in “The Offer—Elections and Proration.”

Treatment of Fractional Shares

Endocare stockholders will not receive any fractional shares of HealthTronics Common Stock in the Offer. Instead of receiving any fractional shares of HealthTronics Common Stock to which Endocare stockholders otherwise would be entitled, tendering Endocare stockholders will receive an amount in cash (without interest) equal to (1) the fractional share interest to which the stockholder would otherwise be entitled, multiplied by (2) the closing price per share of HealthTronics Common Stock on the date the Offer closes, as reported on the NASDAQ Global Select Market.

The Merger (Page 57)

HealthTronics is required, promptly after the completion of the Offer, to have Endocare merge into the Offeror, with Offeror surviving the merger, or the reverse in certain circumstances. After the Merger, Offeror will be a wholly-owned subsidiary of HealthTronics and the former Endocare stockholders will not have any equity ownership interest in Offeror as the surviving corporation. In the Merger, each Endocare Share (except for Endocare Shares held in Endocare’s treasury or by Endocare’s wholly-owned subsidiary and Endocare Shares owned directly or indirectly by HealthTronics, Offeror or any other wholly-owned subsidiary of HealthTronics, including Endocare Shares acquired in the Offer) will be converted into the right to receive cash or shares of HealthTronics Common Stock, subject to appraisal rights under Delaware law, as more fully described under “Merger Agreement—Merger Consideration.”

In the Merger, each Endocare Share outstanding immediately before the effective time of the Merger will be cancelled and extinguished and converted into the right to receive, at the election of the Endocare stockholder,

$1.35 in cash, without interest, or 0.7764 of a share of HealthTronics Common Stock, in each case subject to proration. In certain limited circumstances, the cash consideration may increase by up to approximately $0.15 per Endocare Share and the Stock Consideration may increase by up to 0.0911 shares of HealthTronics Common Stock per Endocare Share. For a discussion of these circumstances, see “Merger Agreement—Merger Consideration.” The maximum aggregate amounts of cash and HealthTronics Common Stock payable pursuant to the Merger are:

•

for cash, $1.35 (subject to increase in certain limited circumstances) multiplied by 50% of the total number of Endocare Shares canceled pursuant to the Merger, minus the cash value of any shares held by Endocare stockholders who validly exercise appraisal rights,

•

for HealthTronics Common Stock, 0.7764 (subject to increase in certain limited circumstances) of a share of HealthTronics Common Stock multiplied by 75% of the total number of Endocare Shares canceled pursuant to the Merger. In no event will the number of shares of HealthTronics Common Stock to be paid exceed 19.9% of HealthTronics Common Stock outstanding at the time of closing the Offer.

Similar to the Offer, merger elections will be subject to proration if holders of Endocare Shares cancelled in the Merger, in the aggregate, elect to receive more than the maximum amount of merger consideration to be paid in cash or HealthTronics Common Stock pursuant to the Merger.

Information About the Companies (Page 106)

HealthTronics

HealthTronics, Inc.

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

HealthTronics, a Georgia corporation, is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance service offerings, and anatomical pathology services. HealthTronics is headquartered in Austin, Texas with an anatomical pathology laboratory in Georgia.

Offeror

HT Acquisition, Inc.

c/o HealthTronics, Inc.

9825 Spectrum Drive

Building 3

Austin, Texas 78717

(512) 328-2892

Offeror, a Delaware corporation, is a wholly-owned subsidiary of HealthTronics. Offeror is newly formed and was organized for the purpose of making the Offer and consummating the Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

Endocare

Endocare, Inc.

201 Technology Drive

Irvine, California 92618

(949) 450-5400

Endocare is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing cryoablation (freezing) technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver and palliative intervention (treatment of pain associated with metastases).

Reasons for the Offer (Page 40)

Offeror is making the Offer and HealthTronics plans to complete the Merger because it believes that the acquisition of Endocare by HealthTronics will provide significant beneficial long-term growth prospects for the combined company and will increase stockholder value, including for those Endocare stockholders who receive shares of HealthTronics Common Stock in the Offer or the Merger. HealthTronics believes that the acquisition of Endocare will increase its presence and opportunities in the healthcare industry.

Background of the Offer (Page 45)

On November 10, 2008, Endocare, Galil Medical Ltd. (“Galil”) and Orange Acquisition Ltd., a wholly-owned subsidiary of Endocare, entered into an Agreement and Plan of Merger, pursuant to which Galil would merge into Orange Acquisition Ltd. (the “Galil Merger”).

HealthTronics Proposal

On April 9, 2009 HealthTronics submitted an unsolicited proposal to Endocare to acquire Endocare, for a per Endocare Share consideration of $1.25, payable in cash or shares of HealthTronics Common Stock, at the election of the holder, subject to the negotiation of a definitive agreement and due diligence.

On May 8, 2009, HealthTronics submitted an offer letter to Endocare that confirmed the $1.25 price per share and that proposed an exchange offer structure whereby Endocare stockholders could elect to receive either $1.25 in cash or 0.7267 shares of HealthTronics Common Stock for each Endocare Share, subject to a maximum Cash Consideration of 50% and a maximum Stock Consideration of 65% of total deal consideration.

In accordance with the terms of the Galil merger agreement, Endocare’s board of directors determined that HealthTronics’ proposal could reasonably be expected to lead to a superior proposal as defined in the Galil merger agreement. Therefore, HealthTronics and Endocare entered into a confidentiality agreement, as permitted by the terms of the Galil merger agreement, and began discussions and negotiations regarding the terms of a HealthTronics proposal.

On May 21, 2009, HealthTronics proposed to increase the cash consideration from $1.25 to $1.35 per Endocare Share and to increase the exchange ratio from 0.7267 to 0.7764 HealthTronics shares per Endocare Share.

On June 5, 2009, Endocare sent notice to Galil terminating the Galil merger agreement.

On June 5, 2009, HealthTronics executed and delivered to Endocare an irrevocable offer letter accompanied by an executed copy of the Merger Agreement.

See “Background of the Offer.”

Termination of the Galil Merger Agreement

On June 5, 2009, Endocare sent notice to Galil terminating the Galil merger agreement (thereby terminating the purchase agreement for the related private placement of Endocare common stock pursuant to its terms) on the basis that not all of the closing conditions to the Galil merger were capable of being fulfilled. Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and it intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contractual rights under the Galil merger agreement.

On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger.

Merger Agreement with HealthTronics

Following termination of the Galil merger agreement, Endocare, Offeror, and HealthTronics executed the Merger Agreement on June 7, 2007.

Recommendation of the Endocare Board

On June 17, 2009, Endocare filed a Solicitation/ Recommendation Statement on Schedule 14D-9 stating that Endocare’s board of directors determined that the terms of the exchange offer set forth in the Merger Agreement and the Merger Agreement are advisable and in the best interests of the Endocare stockholders, and recommended that the Endocare stockholders tender their Endocare Shares pursuant to the Offer and vote their Endocare Shares in favor of the Merger if an Endocare stockholder vote is required under Delaware law.

At a meeting held on June 7, 2009, Endocare’s board of directors:

•	unanimously approved and adopted the terms of the Merger Agreement;

•	approved the exchange offer and the merger contemplated by the Merger Agreement such that Section 203 of the Delaware General Corporation Law would not apply to such transactions;

•

approved an amendment to Endocare’s stockholder rights agreement to provide that the execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement would not trigger the rights plan; and

•

resolved to recommend that Endocare stockholders tender their shares pursuant to the offer contemplated by the Merger Agreement and vote their Endocare Shares in favor of the Merger if an Endocare stockholder vote is required under Delaware law.

Listing Application

HealthTronics intends to submit an application to list the shares of HealthTronics Common Stock to be issued pursuant to the Offer and the Merger on the NASDAQ. The authorization of the listing of such additional shares of HealthTronics Common Stock on the NASDAQ, subject to official notice of issuance, is a condition to the closing of the Offer and the Merger, as described in “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions to the Merger.”

Plans for Endocare (Page 91)

HealthTronics has caused Offeror to make the Offer in order to acquire control of, and ultimately the entire equity interest in, Endocare. The Offer is the first step in HealthTronics’ acquisition of Endocare and is intended to facilitate HealthTronics’ acquisition of all of the outstanding equity ownership of Endocare. HealthTronics will consummate the Merger as soon as possible after completing the Offer, in order to acquire all Endocare Shares not exchanged pursuant to the Offer. After the Merger, HealthTronics expects to continue Endocare’s current operations.

Expiration of the Offer (Page 77)

The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 21, 2009.

Extension, Termination and Amendment of the Offer (Page 77)

Offeror is not required to accept for exchange or exchange any Endocare Shares if the conditions of the Offer are not met. Under the Merger Agreement, Offeror must extend the period of time during which the Offer remains open:

•

in increments of no more than 10 business days each, if at the scheduled expiration date any of the conditions of the Offer have not been satisfied or waived (provided, that Offeror is not required to extend the Offer if at the then scheduled expiration HealthTronics or Offeror is permitted to terminate the Merger Agreement and does so terminate the Merger Agreement), and

•	for any period required by the SEC applicable to the Offer.

The Merger Agreement provides that the agreement may be terminated if the Offer has not been consummated on or before September 30, 2009. See “The Merger Agreement—Termination of the Merger Agreement.” Offeror may extend the Offer by giving oral or written notice of the extension to the exchange agent. During any such extension, all Endocare Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering Endocare stockholder’s right to withdraw its Endocare Shares. Endocare stockholders should read the discussion under “—Withdrawal Rights” for more details.

To the extent legally permissible, Offeror also reserves the right:

•

to extend the Offer on one occasion only for no more than 10 business days if all of the conditions to the Offer have been satisfied but less than 90% of the total Endocare Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled expiration date; and

•	to waive any condition, other than those not subject to waiver as set forth in “—Conditions of the Offer.”

Offeror will make a public announcement promptly after any extension, delay, termination, waiver or amendment. In the case of an extension, any related announcement will be issued no later than 9:00 a.m., New York City time, on the first business day following the scheduled expiration date that is being extended. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to Endocare stockholders in connection with the Offer be promptly sent in a manner reasonably designed to inform them of that change), and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by issuing a press release.

No subsequent offering period will be available following the expiration of the Offer.

Conditions of the Offer (Page 78)

Offeror’s obligation to exchange Endocare Shares for cash or shares of HealthTronics’ Common Stock pursuant to the Offer is subject to a number of conditions, including the following:

•

The representations and warranties of Endocare contained in the Merger Agreement (without giving effect to any materiality or material adverse effect qualifiers) shall be true and correct, except where the failure to be true and correct has not had and would not be reasonably expected to have a material adverse effect on Endocare;

•

Endocare shall have performed in all material respects all of its obligations required to be performed by it under the Merger Agreement or any ancillary agreement at or prior to the closing of the Merger;

•	There shall have been validly tendered and not properly withdrawn prior to the Expiration Date at least a majority of the outstanding Endocare Shares (on a fully diluted basis);

•

No governmental authority is in the process of (i) investigating or (ii) conducting proceedings regarding the Merger Agreement, any ancillary agreements or the transactions contemplated by the Merger Agreement which make it reasonably possible, in HealthTronics’ reasonable determination, that as a result of such investigation or proceedings, an order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a governmental authority that would enjoin, materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Offer or the Merger.

•

No governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Offer or the Merger.

•	The shares of HealthTronics Common Stock to be issued in the Offer and the Merger must have been approved for listing on the Nasdaq, subject to official notice of issuance.

•

The Form S-4 has become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 has been issued and no proceedings for that purpose have been initiated or threatened by the SEC, and HealthTronics shall have received all material state securities law or blue sky authorizations.

•	No event has occurred that has had or is reasonably likely to have a material adverse change on Endocare.

No tender of Endocare Shares shall be effective, and Offeror shall not acquire tendered Endocare Shares, until all conditions have been satisfied or, to the extent permissible, waived. These conditions and the other conditions to the Offer are discussed under “The Offer—Conditions of the Offer.”

Withdrawal Rights (Page 82)

Tendered Endocare Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted pursuant to the Offer, may be withdrawn at any time after August 16, 2009. Once Offeror accepts Endocare Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 83)

To validly tender Endocare Shares pursuant to the Offer, Endocare stockholders must:

•

deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Endocare Shares to the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, all of which must be received by the exchange agent at one of those addresses prior to the Expiration Date;

•

deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, and Endocare Shares must be tendered pursuant to the procedures for book-entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures set forth in “The Offer—Guaranteed Delivery.”

Endocare stockholders who hold Endocare Shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Endocare Shares pursuant to the Offer, should instruct the nominee holder to do so prior to the Expiration Date.

Exchange of Endocare Shares; Delivery of Cash and Shares of HealthTronics Common Stock (Page 81)

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date, Offeror will accept for exchange, and will exchange, all Endocare Shares validly tendered and not properly withdrawn prior to the Expiration Date.

Elections and Proration Procedures (Page 75)

Endocare stockholders may elect to receive cash or shares of HealthTronics Common Stock, subject to the elections and proration procedure described in this prospectus/offer to exchange, by indicating their tender offer elections in the applicable section of the letter of election and transmittal. Endocare stockholders are not required to exchange all of their Endocare Shares for one form of consideration or the other. Instead, if they own more than one Endocare Share, they may elect to receive cash in exchange for some of their Endocare Shares and shares of HealthTronics Common Stock in exchange for the remainder of their Endocare Shares. If an Endocare stockholder decides to change its election after tendering its Endocare Shares, it must first withdraw the tendered shares and then re-tender the Endocare Shares prior to the Expiration Date, with a new letter of election and transmittal that indicates the revised election.

Source and Amount of Funds (Page 94)

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming (1) 50% of the consideration is paid in cash and 50% of the consideration is paid in HealthTronics Common Stock, (2) all Endocare Shares underlying restricted stock units and deferred stock units are paid out and tendered, (3) all stock options and warrants to acquire Endocare Shares are not exercised and are terminated because they are out-of-the-money, and (4) neither the price per Endocare Share nor the exchange ratio is increased under the terms of the Merger Agreement, Offeror estimates that the amounts required to purchase Endocare Shares will be approximately 4,899,008 shares of HealthTronics Common Stock and $8,518,369 of cash.

Assuming (1) 75% of the consideration is paid in HealthTronics Common Stock and 25% of the consideration is paid in cash, (2) all Endocare Shares underlying restricted stock units and deferred stock units are paid out and tendered, (3) all stock options and warrants to acquire Endocare Shares are not exercised and are terminated because they are out-of-the-money, and (4) neither the price per Endocare Share nor the exchange ratio is increased under the terms of the Merger Agreement, Offeror estimates that the amounts required to purchase Endocare Shares will be approximately 7,348,512 shares of HealthTronics Common Stock and $4,259,184 of cash.

HealthTronics expects to have sufficient cash on hand and available under its existing senior credit facility to complete the transactions contemplated by the Offer and the Merger and to pay fees, expenses and other related amounts.

Interests of Certain Persons (Page 79)

Certain of Endocare’s directors and officers have interests in the Offer and the Merger that are different from, or are in addition to, those of other stockholders. These interests include:

•	the accelerated vesting of stock options;

•	the payout of Endocare Shares underlying restricted stock units and vested deferred stock units;

•	current and future employment arrangements;

•	severance benefits; and

•	the indemnification of directors and officers of Endocare against certain liabilities.

The boards of directors of Endocare and HealthTronics were aware of these interests and considered them, among other matters, when they approved the Offer, the Merger and the Merger Agreement. For more information regarding these interests, see “The Offer—Interests of Certain Persons.”

Appraisal Rights (Page 91)

No appraisal rights are available in connection with the Offer. However, Endocare stockholders would have appraisal rights under Delaware law in connection with the Merger.

Comparative Market Price Data and Dividend Matters (Page 96)

Shares of HealthTronics Common Stock are listed on the NASDAQ Global Select Market under the symbol “HTRN.” Endocare Shares trade on the NASDAQ Capital Market under the symbol “ENDO.” On June 15, 2009, the most recent practicable date prior to the date of this prospectus/offer to exchange, the closing sales price of HealthTronics Common Stock was $1.87 and the closing sales price of an Endocare Share was $1.18. Endocare stockholders should obtain current market quotations for HealthTronics Common Stock and Endocare Shares before deciding whether to tender Endocare Shares in the Offer and before electing the form of Offer consideration they wish to receive.

The holders of shares of HealthTronics Common Stock receive dividends if and when declared by HealthTronics’ board of directors out of legally available funds. HealthTronics’ declaration and payment of cash dividends in the future will depend upon its results of operations, financial condition, cash requirements, prospects, limitations imposed by credit agreements or debt securities and other factors deemed relevant by its board of directors. Certain financial covenants set forth in HealthTronics’ current credit facility restrict its ability to declare and pay dividends. In addition, HealthTronics intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Therefore, HealthTronics does not anticipate paying cash dividends on its common stock in the foreseeable future. See “Comparative Market Price Data and Dividend Matters.”

Ownership of HealthTronics After the Offer and Merger (Page 86)

HealthTronics estimates that when all Endocare Shares are exchanged pursuant to the Offer and the Merger, former Endocare stockholders would own, in the aggregate approximately 16% of the outstanding shares of HealthTronics Common Stock after the Merger if 75% of the consideration is paid in HealthTronics Common

Stock and approximately 11% of the outstanding shares of HealthTronics Common Stock after the Merger if 50% of the consideration is paid in HealthTronics Common Stock. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of HealthTronics After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 190)

The rights of HealthTronics stockholders are different in some respects from the rights of Endocare stockholders. Therefore, Endocare stockholders will have different rights as stockholders once they become HealthTronics stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 86)

The tax consequences to Endocare stockholders who receive shares of HealthTronics Common Stock and/or cash in exchange for Endocare Shares pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will generally be as follows:

•

an Endocare stockholder who exchanges all of its Endocare Shares for shares of HealthTronics Common Stock in the Offer or the Merger will not recognize any gain or loss from the exchange, except with respect to cash received in lieu of fractional shares of HealthTronics Common Stock;

•

an Endocare stockholder who exchanges all of its Endocare Shares for cash in the Offer or Merger generally will recognize gain or loss in the exchange equal to the difference between the aggregate amount of cash received for the Endocare Shares and the stockholder’s tax basis in those Endocare Shares; and

•

an Endocare stockholder who exchanges its Endocare Shares for both shares of HealthTronics Common Stock and cash in the Offer or the Merger will recognize gain, but not loss in the exchange, equal to the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the HealthTronics Common Stock received in the exchange over (ii) the tax basis of the Endocare Shares surrendered in the transaction.

In certain circumstances where the HealthTronics stock price drops significantly prior to the close of the Merger, the Offer and Merger will not qualify as a tax-free reorganization within the meaning of Section 368(a). In such circumstances, based on the proration provisions in the Merger Agreement, more Endocare Shares will be converted into a right to receive HealthTronics Common Stock so that the aggregate Stock Consideration constitutes at least 40% of the total consideration in the Offer and Merger. If it is not possible to increase the aggregate Stock Consideration to this level, the transaction will be restructured into a merger that will be treated as a taxable transaction for U.S. federal income tax purposes, the direction of the Merger will be reversed such that the Offeror will merge with and into Endocare with Endocare surviving, and no proration will be made to bring the aggregate Stock Consideration to 40%.

Endocare stockholders should carefully read the discussion under “The Offer—Material U.S. Federal Income Tax Consequences,” and consult their tax advisors on the consequences of participation in the Offer or the Merger.

Accounting Treatment (Page 95)

The transaction will be accounted for under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141R, Business Combinations (SFAS No. 141R).

Risk Factors (page 13)

The Offer and the Merger pose a number of risks to Endocare and its stockholders. In addition, both HealthTronics and Endocare are subject to various risks associated with their businesses and their industries. The combined business will also be subject to these and other risks. We encourage you to read carefully the section of this prospectus/offer to exchange entitled “Risk Factors.”

Questions about the Offer and the Merger

Endocare stockholders should contact D.F. King & Co., Inc., our information agent, at the following address and telephone number with any questions about the Offer or the Merger, or to request additional copies of this prospectus/offer to exchange or other documents:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (800) 769-4414

RISK FACTORS

Endocare stockholders should carefully read this prospectus/offer to exchange, including in particular the following risk factors, in deciding whether to tender Endocare Shares pursuant to the Offer.

Risks Relating to the Offer

The completion of the Offer may adversely affect the liquidity and value of the Endocare Shares not tendered.

If the Offer is completed but all Endocare Shares are not tendered in the Offer, the number of stockholders and the number of Endocare Shares publicly held will be greatly reduced. As a result, the closing of the Offer could adversely affect the liquidity and market value of the remaining Endocare Shares held by the public. In addition, following completion of the Offer, subject to the rules of the NASDAQ Capital Market, Endocare may be delisted from or may seek to delist the Endocare Shares from the NASDAQ Capital Market. As a result of any such delisting, Endocare Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value. See “The Offer—Plans for Endocare.”

The market price of HealthTronics Common Stock may decline as a result of our acquisition of Endocare.

The market price of HealthTronics Common Stock may decline after the Offer and Merger are completed if:

•	the integration of Endocare’s business is unsuccessful or takes longer or is more disruptive than anticipated;

•	we do not achieve the expected synergies or other benefits of the Endocare acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of our acquisition of Endocare on our financial results does not meet our expectations or those of our financial analysts or investors;

•	after we acquire Endocare, Endocare’s business does not perform as anticipated; or

•	our credit rating is downgraded as a result of our increased indebtedness incurred to finance the Offer and the Merger.

As of June 7, 2009 there were 38,045,146 shares of HealthTronics Common Stock outstanding, options outstanding to purchase an additional 2,226,615 shares, and 2,587,866 additional shares available for issuance pursuant to awards granted in the future under HealthTronics’ 2004 equity incentive plan. In connection with the Offer and Merger, we estimate that we could issue up to 7,570,984 additional shares of HealthTronics Common Stock. The increase in the number of outstanding shares of HealthTronics Common Stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of HealthTronics Common Stock.

Even if the Offer is completed, full integration of Endocare’s operations with us may be delayed if Offeror does not acquire at least 90% of the issued and outstanding Endocare Shares pursuant to the Offer.

The Offer is subject to a condition that, before the expiration date, there shall have been validly tendered and not properly withdrawn at least a majority of the Endocare Shares on a fully diluted basis. If Offeror acquires at least 90% of the issued and outstanding Endocare Shares, the Merger will be able to be effected as a “short-form” merger under Delaware law. A short-form merger would enable us to complete the acquisition of Endocare without any action on the part of the other holders of Endocare Shares. If we do not acquire 90% of the issued and outstanding Endocare Shares in the Offer, we will be required to obtain the approval of Endocare stockholders to consummate the Merger. Although this will not prevent the Merger from occurring, as Offeror will hold sufficient Endocare Shares to approve the Merger, it would delay us from completing the Merger and could delay the realization of some or all of the anticipated benefits from integrating Endocare’s operations with our operations.

Our acquisition of Endocare could trigger certain provisions contained in Endocare’s agreements with third parties that could permit such parties to terminate that agreement.

Endocare may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the Offer or the Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, we may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, we may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Endocare’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to us of operating Endocare’s business or prevent us from operating a portion or all of Endocare’s business.

Endocare stockholders who receive HealthTronics Common Stock in the Offer will become our stockholders. HealthTronics’ common stock may be affected by different factors and holders will have different rights than those as Endocare stockholders.

Upon completion of the Offer, Endocare stockholders receiving shares of HealthTronics Common Stock will become stockholders of ours. Our business differs from that of Endocare, and our results of operations and the trading price of HealthTronics Common Stock may be adversely affected by factors different from those that would affect Endocare’s results of operations and stock price. In addition, holders of shares of HealthTronics Common Stock will have different rights as stockholders than those rights they had as Endocare stockholders before the Offer or the Merger. For a detailed comparison of the rights of our stockholders compared to the rights of Endocare stockholders, see “Comparison of Stockholders’ Rights.”

Endocare stockholders may not receive all consideration in the form elected.

At the time Endocare stockholders tender their Endocare Shares and make an election, they will not know exactly what combination of cash and shares of HealthTronics Common Stock they will receive because it will also depend upon the elections made by other tendering Endocare stockholders. Each tendering Endocare stockholder will receive either cash, shares of HealthTronics Common Stock, or a combination of cash and shares of HealthTronics Common Stock, based upon their election and the elections of other tendering stockholders. To the extent that the demand for either cash or stock consideration exceeds the aggregate amount of cash or HealthTronics Common Stock available in the Offer, Offeror will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect the form of consideration for which elections exceed availability. Endocare stockholders who do not make a valid election will be allocated (1) HealthTronics Common Stock if the cash election option is oversubscribed, (2) cash if the stock election option is oversubscribed, and (3) HealthTronics Common Stock if neither election option is oversubscribed until the Stock Consideration maximum is reached, in which case the remaining Endocare Shares will be deemed tendered for cash.

Endocare officers and directors may have conflicts of interest that may influence them to support or approve the Offer and the Merger.

The directors and officers of Endocare have interests in the Offer and Merger that are different from, or in addition to, those of Endocare stockholders. The directors and officers of Endocare could be more likely to recommend and approve the Offer and the Merger than if they did not hold these interests. Endocare stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the Offer and the Merger. These interests are described in “The Offer—Interests of Certain Persons” below.

We and Endocare expect to incur significant costs associated with the Offer and the Merger.

We estimate that we will incur direct transaction costs of approximately $1.2 million associated with the Offer and the Merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition (excluding any related severance costs). All such direct acquisition costs will be expensed as incurred by us. In addition, Endocare estimates that it will incur direct transaction costs of approximately $1.0 million which will be expensed as incurred. We and Endocare believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the Merger is completed or the following quarters, to reflect costs associated with integrating the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger. We and Endocare anticipate that the combination will require significant cash outflows for acquisition and integration related costs. If the benefits of the Merger do not exceed the costs of integrating the businesses of us and Endocare, the combined company’s financial results may be adversely affected.

The receipt of shares of HealthTronics Common Stock in the Offer and/or the Merger may be taxable to Endocare stockholders.

If the Offer and the Merger are not treated as an integrated transaction for United States federal income tax purposes, if the Merger is not completed, or if the transaction otherwise fails to qualify as a tax-free reorganization, the exchange of Endocare Shares for shares of HealthTronics Common Stock in the Offer and/or the Merger will be taxable to such stockholders for U.S. federal income tax purposes. Akin Gump Strauss Hauer & Feld LLP will render an opinion at the closing of the Merger that, the Offer and the Merger will be treated as an integrated transaction that qualifies as a tax-free reorganization under Section 368(a) of the Code provided other conditions are satisfied. Whether Akin Gump Strauss Hauer & Feld LLP will render the opinion depends on a number of factors that will not be definitively known prior to completion of the Offer and the Merger. In addition, the opinion of Akin Gump Strauss Hauer & Feld LLP will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not challenge the conclusion set forth therein. Further, if the closing price of HealthTronics Common Stock falls precipitously prior to the closing of the Merger, there are circumstances where the Merger may not qualify as a tax-free reorganization under section 368(a) of the Code. The parties have the ability to increase the Stock Consideration pursuant to the Merger Agreement in order to mitigate against such risk. However, in the circumstances where there is a very significant drop in the price of HealthTronics Common Stock, the aggregate value of the Stock Consideration may not be sufficient for the Offer and Merger to qualify as a tax-free reorganization. In such circumstances, the Offer and Merger will not qualify as a tax free reorganization and the Merger will be reversed such that the Offeror will merge with and into Endocare, with Endocare as the surviving corporation in the Merger. This reversed transaction will be treated as a taxable sale of Endocare stock in exchange for cash and HealthTronics stock. See “Material Federal Income Tax Consequences.”

Endocare stockholders should consult their tax advisors to determine the specific tax consequences to them of the Offer and the Merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

If the Offer and the Merger are not completed, HealthTronics’ and Endocare’s stock prices and future businesses and operations could be harmed.

HealthTronics’ obligations to complete the Offer and the Merger are subject to conditions, many of which are beyond the control of HealthTronics. If the Offer and the Merger are not completed for any reason, each company may be subject to a number of material risks, including the following:

•	Endocare or HealthTronics may be required to pay a termination fee or expense reimbursement upon termination of the Merger Agreement under certain circumstances;

•	the price of HealthTronics Common Stock and Endocare common stock may decline;

•	costs related to the Offer and the Merger must be paid even if the Offer and the Merger are not completed; and

•	if the Offer and the Merger are not completed, HealthTronics and Endocare would fail to derive the benefits expected to result from the Offer and the Merger.

Litigation related to the Offer and the Merger may prevent or delay the completion of the Offer and the closing of the Merger, may result in significant monetary damages or may otherwise negatively impact the business and operations of HealthTronics and Endocare.

On June 5, 2009, Endocare sent notice to Galil terminating the Galil merger agreement (and the related private placement of Endocare common stock) on the basis that not all of the closing conditions to the Galil merger were capable of being fulfilled. Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and it intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contractual rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger. Endocare believes Galil’s claims are without merit and intends to vigorously defend against the lawsuit. This action could prevent or delay the closing of the Offer and the closing of the Merger. In addition, any settlement or other conclusion of such an action in a manner adverse to Endocare or HealthTronics could result in a payment to Galil, which could have a material adverse effect on Endocare and/or HealthTronics. In addition, the cost of defending such an action, even if resolved favorably, could be substantial. If this matter is not settled prior to the consummation of the Offer, or if this matter is settled prior to consummation of the Offer and the full $1.75 million break-up fee is paid to Galil, the cash and stock consideration to be paid in the Offer and the Merger will not increase. For further discussion, see “Merger Agreement—Merger Consideration” and “The Offer—Consideration.”

Fluctuation in the price of HealthTronics or Endocare common stock may expose each company to the risk of securities class-action lawsuits. Even if such litigation is ultimately proven to lack merit, these actions could prevent or delay the acceptance of Endocare Shares pursuant to the Offer and the closing of the Merger. Any conclusion of such litigation in a manner adverse to HealthTronics or Endocare could have a material adverse effect on each company’s business, financial condition and results of operations. In addition, the cost of defending this litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of management and resources in general. Furthermore, uncertainties resulting from the initiation and continuation of any litigation could harm the ability of HealthTronics or Endocare to compete in the marketplace.

Risks Associated with HealthTronics’ Business

If we are not able to establish or maintain relationships with physicians and hospitals, our ability to successfully commercialize our current or future service offerings will be materially harmed.

We are dependent on health care providers in two respects. First, if physicians and hospitals and other health care facilities, which we will refer to as “Customers,” determine that our services are not of sufficiently high quality or reliability, or if our Customers determine that our services are not cost effective, they will not utilize our services. In addition, any change in the rates of or conditions for reimbursement could substantially reduce (1) the number of procedures for which we or our Customers can obtain reimbursement or (2) the amounts reimbursed to us or our Customers for services provided by us. If third-party payors reduce the amount of their payments to Customers, our Customers may seek to reduce their payments to us or seek an alternate supplier of services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and other healthcare facilities we bill directly, we may need to lower our fees to retain existing customers and attract new ones. These reductions could have a significant adverse effect on our revenues and financial results by decreasing demand for services or creating downward pricing pressure. Second, physicians generally own equity interests in our partnerships. We provide a variety of services to the partnerships and in general manage their day-to-day affairs. Our operations could become disrupted, and financial results adversely affected, if these physician partners became dissatisfied with our services, if these physician partners believe that our competitors or other persons provide higher quality services or a more cost-beneficial model or service, or if we became involved in disputes with our partners.

We are subject to extensive federal and state health care regulation.

We are subject to extensive regulation by both the federal government and the governments in states in which it conducts business. See “Information about the Companies—HealthTronics, Inc.—Government Regulation and Supervision” for further discussion on these regulations.

Third party payors could refuse to reimburse health care providers for use of our current or future service offerings and products, which could make our revenues decline.

Third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of medical procedures and treatments. In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. Lithotripsy treatments are reimbursed under various federal and state programs, including Medicare and Medicaid, as well as under private health care programs, primarily at fixed rates. Governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, and private programs are subject to policy changes and commercial considerations, all of which may have the effect of decreasing program payments, increasing costs or requiring us to modify the way in which we operate our business. These changes could have a material adverse effect on us.

New and proposed federal and state laws and regulatory initiatives relating to various initiatives in health care reform (such as improving privacy and the security of patient information and combating health care fraud) could require us to expend substantial sums to appropriately respond to and comply with this broad variety of legislation (such as acquiring and implementing new information systems for privacy and security protection), which could negatively impact our financial results.

Recent legislation and several regulatory initiatives at the state and federal levels address patient privacy concerns. New federal legislation extensively regulates the use and disclosure of individually identifiable health-related information and the security and standardization of electronically maintained or transmitted health-related information. We do not yet know the total financial or other impact of these regulations on our business. Continuing compliance with these regulations will likely require us to spend substantial sums, including, but not limited to, purchasing new computer systems, which could negatively impact our financial results. Additionally, if we fail to comply with the privacy regulations, we could suffer civil penalties of up to $25,000 per calendar year per standard (with well over fifty standards with which to comply) and criminal penalties with fines of up to $250,000 for willful and knowing violations. In addition, health care providers will continue to remain subject to any state laws that are more restrictive than the federal privacy regulations. These privacy laws vary by state and could impose additional penalties.

The provisions of HIPAA criminalize situations that previously were handled exclusively civilly through repayments of overpayments, offsets and fines by creating new federal health care fraud crimes. Further, as with the federal laws, general state criminal laws may be used to prosecute health care fraud and abuse. We believe that our business arrangements and practices comply with existing health care fraud law. However, a violation could subject us to penalties, fines and/or possible exclusion from Medicare or Medicaid. Such sanctions could significantly reduce our revenue or profits.

A number of proposals for health care reform have been made in recent years, some of which have included radical changes in the health care system. We anticipate that federal legislation will be enacted in 2009 that will significantly reform health care. Health care reform could result in material changes in the financing and regulation of the health care business, and we are unable to predict the effect of such change on our future operations. It is uncertain what legislation on health care reform, if any, will ultimately be implemented or whether other changes in the administration of or interpretation of existing laws involving governmental health care programs will occur. Future health care legislation or other changes in the administration of or interpretation of existing legislation regarding governmental health care programs could have an adverse effect on our business and the results of our operations.

We face intense competition and rapid technological change that could result in products that are superior to the products we manufacture or superior to the products on which our current or proposed services are based.

Competition in our business segments is intense. We compete with national, regional and local providers of urology services. This competition could lead to a decrease in our profitability. Moreover, if our customers determine that our competitors offer better quality products or services or are more cost effective, we could lose business to these competitors. The medical device industry is subject to rapid and significant technological change. Others may develop technologies or products that are more effective or less costly than our products or the products on which our services are based, which could render our products or services obsolete or noncompetitive. Our business is also impacted by competition between lithotripsy and prostate treatment services, on the one hand, and surgical and other established methods for treating urological conditions, on the other hand.

Competition in our lab business is also intense. We compete with national, regional and local anatomical pathology labs. Certain of our lab competitors have significantly greater resources than us and some have nationally-recognized reputations. In addition, regional and local labs may have regionally-recognized reputations. In addition, these regional and local labs may have pre-established long-term relationships with physicians and practice groups whereby the physicians and practice groups are comfortable with the level of expertise of the labs and therefore place a high value on the relationships.

We may be subject to costly and time-consuming product liability actions that would materially harm our business.

Our urology services and manufacturing business exposes us to potential product liability risks that are inherent in these industries. All medical procedures performed in connection with our business activities are performed by or under the supervision of physicians who are not our employees. We do not perform medical procedures. However, we may be held liable if patients undergoing urology treatments using our devices are injured. We may also face product liability claims as a result of our medical device manufacturing. We cannot ensure that we will be able to avoid product liability exposure. Product liability insurance is generally expensive, if available at all. We cannot ensure that our present insurance coverage is adequate or that we can obtain adequate insurance coverage at a reasonable cost in the future.

Our success will depend partly on our ability to operate without infringing on or utilizing the proprietary rights of others.

The medical device industry is characterized by a substantial amount of litigation over patent and other intellectual property rights. No one claims that any of our medical devices infringe on their intellectual property rights; however, it is possible that we may have unintentionally infringed on others’ patents or other intellectual property rights. Intellectual property litigation is costly. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which would reduce our revenues and net income.

If we fail to attract and retain key personnel and principal members of our management staff, our business, financial condition and operating results could be materially harmed.

Our success depends greatly on our ability to attract and retain qualified management and technical personnel, as well as to retain the principal members of our existing management staff. The loss of services of any key personnel could adversely affect our current operations and our ability to implement our growth strategy. There is intense competition within our industry for qualified staff, and we cannot assure you that we will be able to attract and retain the necessary qualified staff to develop our business. If we fail to attract and retain key management staff, or if we lose any of our current management team, our business, financial condition and operating results could be materially harmed.

The market price of our common stock may experience substantial fluctuation for reasons over which we have little control.

Our stock price has a history of volatility. Fluctuations have occurred even in the absence of significant developments pertaining to our business. Stock prices and trading volume of companies in the health care and health services industry have fallen and risen dramatically in recent years. Both company-specific and industry-wide developments may cause this volatility. Factors that could impact the market price of our common stock include the following:

•	future announcements concerning us, our competition or the health care services market generally;

•	developments relating to our relationships with hospitals, other health care facilities, or physicians;

•	developments relating to our sources of supply;

•	claims made or litigation filed against us;

•	changes in, or new interpretations of, government regulations;

•	changes in operating results from quarter to quarter;

•	sales of stock by insiders;

•	news reports relating to trends in our markets;

•	acquisitions and financings in our industry; and

•	overall volatility of the stock market.

Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in our results of operations and general economic, political and market conditions, may adversely affect the market price of our common stock.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits from those acquisitions.

We have followed an acquisition strategy that has resulted in rapid growth in our business. This acquisition strategy includes acquiring healthcare services businesses and is dependent on the continued availability of suitable acquisition candidates and our ability to finance and complete any particular acquisition successfully. Moreover, the U.S. Federal Trade Commission, or FTC, initiated an investigation in 1991 to determine whether the limited partnerships in which Lithotripters, Inc., now one of our wholly-owned subsidiaries, was the general partner posed an unreasonable threat to competition in the healthcare field. While the FTC closed its investigation and took no action, the FTC or another governmental authority charged with the enforcement of federal or state antitrust laws or a private litigant might, due to our size and market share, seek to (1) restrict our future growth by prohibiting or restricting the acquisition of additional lithotripsy operations or (2) require that we divest certain of our lithotripsy operations. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to successfully integrate acquired operations;

•	potential loss of key employees of the acquired companies; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or realize other anticipated benefits from those acquisitions.

Our results of operations could be adversely affected as a result of goodwill impairments.

Goodwill represents the excess of the purchase price paid for a company over the fair value of that company’s tangible and intangible net assets acquired. As of December 31, 2008, we had goodwill of $93.6 million. If we determine in the future that the fair value of any of our reporting segments does not exceed the carrying value of the related reporting segment, goodwill in that reporting segment will be deemed impaired. If impaired, the amount of goodwill will be reduced to the value determined by us to be the fair value of the reporting segment. The amount of the reduction will be deducted from earnings during the period in which the impairment occurs. An impairment will also reduce stockholders’ equity in the period incurred by the amount of the impairment. In the fourth quarter of 2008, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $144 million. Although our core operations remain stable and reflect growth over the prior year, we adjusted certain assumptions in our discounted cash flow model to address the recent declines in our market capitalization, which had fallen significantly below our consolidated net assets. In addition, the market comparables component of our impairment test was negatively impacted by the current global economic crisis and global decline in the stock markets. In the fourth quarter of 2007, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $20.8 million. This impairment was due to a decrease in our estimated future discounted cash flows from this segment. This decrease was primarily caused by lower projected growth rates for our laser operations as well as the timing of certain future growth for our IGRT operations. For further discussion of our 2008 and 2007 goodwill impairments, see footnote C to our consolidated financial statements included elsewhere in this prospectus/offer to exchange.

Our operations are partially dependent upon third-party suppliers, making it vulnerable to a supply shortage.

We obtain materials and manufactured components from third-party suppliers. In addition, we obtain consumables for use in performing lithotripsy and prostate treatment services with our partnerships’ equipment. Some of our suppliers are the sole source for a particular supply item. Any delay in our suppliers’ abilities to provide us with necessary material and components or consumables may affect our manufacturing capabilities and urology services or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers, such as capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by special risks and requirements related to our medical products manufacturing business.

HealthTronics is subject to various special risks and requirements associated with being a medical equipment manufacturer, which could have adverse effects. These include the following:

•

the need to comply with applicable federal Food and Drug Administration and foreign regulations relating to good manufacturing practices and medical device approval requirements, and with state licensing requirements;

•	the need for special non-governmental certifications and registrations regarding product safety, product quality and manufacturing procedures in order to market products in the European Union;

•	potential product liability claims for any defective goods that are distributed; and

•	the need for research and development expenditures to develop or enhance products and compete in the equipment markets.

The current turmoil in the equity and credit markets could limit demand for our services and products and affect the overall availability and cost of capital.

The current turmoil in the equity and credit markets could limit demand for our services and products, and affect the overall availability and cost of capital. At this time, it is unclear whether and to what extent the actions taken by the U.S. government, including, without limitation, the passage of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and other measures currently being implemented or contemplated, will mitigate the effects of the crisis. While we have no immediate need to access the equity or credit markets at this time, the impact of the current crisis on our ability to obtain financing in the future, and the cost and terms of the financing, is unclear. No assurances can be given that the effects of the current crisis will not have a material adverse effect on our business, financial condition and results of operations.

We have in the past identified material weaknesses in our internal control over financial reporting, and the identification of any significant deficiencies or material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

Although our management will continue to periodically review and evaluate the effectiveness of our internal controls, we can give you no assurance that there will be no material weaknesses in our internal control over financial reporting. We may in the future have material weaknesses in our internal control over financial reporting as a result of our controls becoming inadequate due to changes in conditions, the degree of compliance with our internal control policies and procedures deteriorating, or for other reasons. If we have significant deficiencies or material weaknesses in our internal control over financial reporting, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

Risks Associated with Endocare’s Business

Endocare has a limited operating history with significant losses and can give no assurances when or whether it will ever be profitable or have capital sufficient to sustain its operations.

Endocare has yet to establish any history of profitable operations. Endocare has incurred losses from operations of $1.9 million during the quarter ended March 31, 2009, and $8.6 million and $9.3 million for the fiscal years ended December 31, 2008 and 2007, respectively. As a result, at March 31, 2009 and December 31, 2008, Endocare had an accumulated deficit of $200.1 million and $198.2 million, respectively. Endocare has incurred net losses from continuing operations of $2.0 million in the quarter ended March 31, 2009, and $8.4 million and $8.9 million, during the fiscal years ended December 31, 2008 and 2007, respectively. Endocare had an operating cash flow deficit of $1.0 million for the quarter ended March 31, 2009, and $8.1 million and $4.6 million, for the years ended December 31, 2008 and 2007, respectively. As of March 31, 2009, Endocare had cash and cash equivalents of $2.6 million.

To date, Endocare’s revenues have not been sufficient to sustain its operations. Endocare expects that its revenues as a standalone company will not be sufficient to sustain Endocare’s operations for the foreseeable future. Endocare can give no assurances when or whether it will ever be profitable.

As a result of Endocare’s recurring losses from operations and limited capital resources, its independent registered public accounting firm’s report on Endocare’s financial statements as of and for the fiscal year ended December 31, 2008 includes an explanatory paragraph expressing substantial doubt about Endocare’s ability to continue as a going concern.

Endocare has historically financed its operations and growth through borrowings and equity financings. In the short term, Endocare expects to use existing cash reserves and working capital through the sale of its products. However, Endocare’s cash needs are not entirely predictable, and additional cash may be required, including from Endocare’s bank credit facility. Furthermore, inclusion of a “going concern qualification” in the report of Endocare’s independent registered public accountants may have a negative impact on Endocare’s ability to raise additional capital and may adversely impact Endocare’s stock price. The credit facility is currently scheduled to expire on August 27, 2009. Upon termination of the credit facility, Endocare may not be able to renew its credit facility or replace the funds that are available under the credit facility.

Endocare’s credit facility contained a minimum tangible net worth covenant measured on a monthly basis. Endocare was not in compliance with this covenant as of December 31, 2008 and January 31, 2009. In connection with the extension Endocare executed on February 26, 2009, the bank granted it a waiver of the noncompliance, redefined the tangible net worth requirement and established a new lower tangible net worth covenant for the months from February through April 2009. In May 2009, the minimum tangible net worth covenant was replaced by a maximum net loss covenant.

Endocare may not have sufficient capital to fund Endocare’s ongoing operations.

If Endocare fails to meet all applicable continued listing requirements of the NASDAQ Capital Market and NASDAQ determines to delist Endocare’s common stock, the market liquidity and market price of Endocare’s common stock could decline.

Endocare’s common stock is currently listed on the NASDAQ Capital Market. In order to maintain that listing, Endocare must satisfy minimum financial and other listing requirements.

NASDAQ Marketplace Rule 5550(b)(1) requires minimum stockholders’ equity of $2.5 million for continued listing on the NASDAQ Capital Market. On May 20, 2009, Endocare received a deficiency letter from the staff of The Nasdaq Stock Market notifying Endocare that, as reported in Endocare’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Endocare no longer satisfies the $2.5 million minimum stockholders’ equity requirement for continued listing of the Endocare’s common stock on the NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 5550(b)(1). Under NASDAQ Marketplace Rules, Endocare was provided 15 days to submit a plan to regain compliance. Endocare currently intends to timely file a plan with NASDAQ. The NASDAQ granted an extension such that Endocare must submit its plan by June 18, 2009, and, if the plan is accepted, Endocare will then be given up to 105 calendar days from the date of the May 20 letter to regain compliance.

There can be no assurance that Endocare will be able to retain its listing on the NASDAQ Capital Market if NASDAQ determines to delist Endocare for failure to meet the $2.5 million minimum stockholders’ equity or the $1.00 minimum bid price for continued listing. If Endocare fails to meet all applicable listing requirements of the NASDAQ Capital Market at any time and NASDAQ determines to delist its common stock, an active trading market for Endocare’s common stock may not be sustained and the market price of Endocare’s common stock could decline. If an active trading market for Endocare’s common stock is not sustained, it will be difficult for Endocare’s stockholders to sell shares of Endocare’s common stock without further depressing the market price of such common stock, if at all. A delisting of Endocare’s common stock also could make it more difficult for Endocare to obtain financing for the continuation of operations and could result in the loss of confidence by investors, suppliers and employees.

Endocare may be required to make tax payments that exceed Endocare’s settlement estimates, which may result in a material adverse effect on Endocare’s financial condition, results of operations and cash flows.

As of December 31, 2006, 2007, and 2008 Endocare estimated that it owed $2.8 million, $2.2 million, and $2.2 million, respectively, as of each balance sheet date in state and local taxes, primarily sales and use taxes, in various jurisdictions in the United States. Endocare is in the process of negotiating resolutions of the past due tax obligations with the applicable tax authorities. While Endocare hopes that these obligations can be settled for less than the amounts accrued, Endocare cannot predict whether it will obtain favorable settlement terms from the various tax authorities, or that after settling, Endocare will satisfy the conditions necessary to avoid violating the settlements. Endocare’s failure to obtain favorable settlement terms or to satisfy the settlement conditions may result in a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Endocare’s facilities and systems are vulnerable to natural disasters or other catastrophic events, which could interrupt Endocare’s operations for an extended period of time, and could have a material adverse effect on Endocare’s business.

Endocare’s headquarters, cryoablation products manufacturing facilities, research facilities and much of Endocare’s infrastructure, including computer servers, are located in California, an area that is susceptible to earthquakes, fires and other natural disasters. A natural disaster or other catastrophic event, such as an earthquake, fire, flood, severe storm, break-in, terrorist attack or other comparable problems could cause interruptions or delays in Endocare’s business and loss of data or render Endocare unable to accept and fulfill customer orders in a timely manner, or at all. Endocare has no formal disaster recovery plan and Endocare’s business interruption insurance may not adequately compensate Endocare for losses that may occur. In the event that an earthquake, or other natural disaster or other catastrophic event were to destroy any part of Endocare’s facilities or interrupt Endocare’s operations for any extended period of time, or if harsh weather conditions prevent Endocare from delivering products in a timely manner, it could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Endocare’s operations are dependent on the acceptance by doctors and patients of Endocare’s cryoablation systems as a preferred treatment for tumor ablation.

Cryoablation has existed for many years, but has not been widely accepted primarily due to concerns regarding safety and efficacy and widespread use of alternative therapies. Because the technology previously lacked precise monitoring capabilities, prostate cryoablation procedures performed in the 1970’s resulted in high cancer recurrence and negative side effects, such as rectal fistulae and incontinence, and gave cryoablation treatment negative publicity. To overcome these negative side effects, Endocare has developed ultrasound guidance and temperature sensing to enable more precise monitoring in Endocare’s cryoablation systems. Nevertheless, Endocare needs to overcome the earlier negative publicity associated with cryoablation in order to obtain market acceptance for Endocare’s products. In addition, use of Endocare’s cryoablation systems requires significant physician education and training. As a result, Endocare may have difficulty obtaining adoption of the technology and recommendations and endorsements of physicians and patients for Endocare’s cryoablation systems. Endocare may also have difficulty raising the brand awareness necessary to generate interest in Endocare’s cryoablation systems. Any adverse side effects, including impotence or incontinence, recurrence of cancer or future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryoablation, whether from Endocare’s products or the products of Endocare’s competitors, could adversely affect acceptance of cryoablation. In addition, emerging new technologies and procedures to treat prostate cancer may negatively affect the market acceptance of cryoablation. If Endocare’s cryoablation systems do not achieve broad market acceptance, Endocare will likely remain unprofitable.

If Endocare is unable to continue to enhance Endocare’s cryoablation systems, Endocare’s business will suffer.

Endocare’s growth depends in part on continued ability to successfully develop, manufacture and commercialize enhancements to Endocare’s cryoablation systems. Endocare may experience difficulties that could delay or prevent the successful development, manufacturing and commercialization of these products. As a result of Endocare’s financial condition, Endocare has had to forgo making investments in research and development expenditures, and in some cases has had to eliminate projects and reduce spending. Endocare’s products in development may not prove safe and effective in clinical trials. Clinical trials may identify significant technical or other obstacles that must be overcome before obtaining necessary regulatory or reimbursement approvals. In addition, Endocare’s competitors may succeed in developing commercially viable products or alternative technologies that render Endocare’s products obsolete or less attractive. Failure to successfully develop, manufacture and commercialize new products and enhancements could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Endocare’s intangible assets could become impaired.

Intangible assets acquired in a purchase, such as intellectual property or developed technology, are generally amortized over various periods depending on their anticipated economic benefits or useful lives. Long-lived assets, including amortizable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. Following a review, if such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Any impairment could have a material adverse effect on Endocare’s financial conditions and results of operations.

Significant estimates, including assumptions regarding future events and circumstances that cannot be easily predicted, are required to perform an analysis of the value of intangible assets. These estimates and assumptions may differ materially from actual outcomes and occurrences.

Endocare is faced with intense competition and rapid technological and industry change, which may make it more difficult for Endocare to achieve significant market penetration.

The medical device industry generally, and the cancer treatment market in particular, are characterized by rapid technological change, changing customer needs and frequent new product introductions. If Endocare’s competitors’ existing products or new products are more effective than or considered superior to Endocare’s products, the commercial opportunity for Endocare’s products will be reduced or eliminated. Endocare faces intense competition from companies offering other treatment options, including radical prostatectomy, radiation therapy and hormone therapy. If Endocare is successful in penetrating the market for treatment of prostate cancer with Endocare’s cryoablation treatment, other medical device companies may be attracted to the marketplace. Many of Endocare’s competitors and potential competitors are significantly larger than Endocare’s and has greater financial, technical, research, marketing, sales, distribution and other resources than Endocare does. Endocare believes there will be intense price competition for products developed to treat cancer. Endocare’s competitors may develop or market technologies and products that are more effective or commercially attractive than any that Endocare is developing or marketing. Endocare’s competitors may obtain regulatory approval and introduce and commercialize products before Endocare does. These developments could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows. Even if Endocare is able to compete successfully, Endocare may not be able to do so in a profitable manner.

There is uncertainty relating to third-party reimbursement, which is critical to market acceptance of Endocare’s products.

Hospitals and other health care providers in the United States generally rely on third-party payers, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving Endocare’s products. While private health insurers in some areas of the United States provide reimbursement for procedures in which Endocare’s products are used, Endocare can provide no assurance that private insurance reimbursement will be adopted nationally or by additional insurers. Furthermore, those private insurance companies currently paying for procedures in which Endocare’s products are used may terminate such coverage. If reimbursement levels from Medicare, Medicaid, other governmental health care programs or private insurers are not sufficient, physicians may choose not to recommend, and patients may not choose, procedures using Endocare’s products.

International market acceptance of Endocare’s products may depend, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. Endocare may not obtain international reimbursement approvals in a timely manner, if at all, and international reimbursement approvals, once obtained, may be subsequently withdrawn or reduced. Endocare’s failure to receive and maintain international reimbursement approvals may negatively impact market acceptance of Endocare’s products in the international markets in which those approvals are sought.

From time to time significant attention has been focused on reforming the health care system in the United States and other countries. Any changes in Medicare, Medicaid or third-party medical expense reimbursement, which may arise from health care reform, may have a material adverse effect on reimbursement for Endocare’s products or procedures in which Endocare’s products are used and may reduce the price Endocare is able to charge for Endocare’s products. In addition, changes to the health care system may also affect the commercial acceptance of products Endocare is currently developing and products Endocare may develop in the future. Potential changes that have been considered include controls on health care spending and price controls. Several proposals have been made in the United States Congress and various state legislatures recently that, if adopted, would potentially reduce health care spending, which may result in a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

If Endocare fails to protect its intellectual property rights, Endocare’s competitors may take advantage of Endocare’s ideas and compete directly against Endocare.

Endocare’s success will depend to a significant degree on Endocare’s ability to secure and protect intellectual property rights and to enforce patent and trademark protections relating to Endocare’s technology. From time to time, litigation may be advisable to protect Endocare’s intellectual property position. However, these legal means afford only limited protection and may not adequately protect Endocare’s rights or permit Endocare to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that Endocare will not have sufficient resources to fully pursue litigation or to protect Endocare’s other intellectual property rights. Litigation could result in the rejection or invalidation of Endocare’s existing and future patents. Any adverse outcome in litigation relating to the validity of Endocare’s patents, or any failure to pursue litigation or otherwise to protect Endocare’s patent position, could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows. Also, even if Endocare prevails in litigation, the litigation would be costly in terms of management distraction as well as in terms of cash resources. In addition, confidentiality agreements with Endocare’s employees, consultants, customers, and key vendors may not prevent the unauthorized disclosure or use of Endocare’s technology. It is possible that these agreements could be breached or that they might not be enforceable in every instance, and that Endocare might not have adequate remedies for any such breach. Enforcement of these agreements may be costly and time consuming. Furthermore, the laws of foreign countries may not protect Endocare’s intellectual property rights to the same extent as the laws of the United States.

Because the medical device industry is litigious, Endocare may be sued for allegedly violating the intellectual property rights of others.

The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining or preserving a competitive advantage.

Should third parties file patent applications or be issued patents claiming technology also claimed by Endocare in pending applications, Endocare may be required to participate in interference proceedings in the

United States Patent and Trademark Office to determine the relative priorities of Endocare’s inventions and the third parties’ inventions. Endocare could also be required to participate in interference proceedings involving Endocare’s issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require Endocare to cease using the technology or to license rights from prevailing third parties. If Endocare is required to license rights from a third party, such license may be expensive and on terms that are unacceptable to Endocare.

Third parties may claim Endocare is using their patented inventions and may go to court to stop Endocare from engaging in its normal operations and activities. These lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of Endocare’s management. A court may decide that Endocare is infringing a third party’s patents and may order Endocare to cease the infringing activity. A court could also order Endocare to pay damages for the infringement. These damages could be substantial and could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

If Endocare is unable to obtain any necessary license following an adverse determination in litigation or in interference or other administrative proceedings, Endocare would have to redesign Endocare’s products to avoid infringing a third party’s patent and could temporarily or permanently have to discontinue manufacturing and selling some or all of Endocare’s products. If this were to occur, it would negatively impact future sales and, in turn, Endocare’s business, financial condition, results of operations and cash flows.

Endocare’s ability to conduct medical research and receive medical information may be hampered by the privacy regulations developed under the Health Insurance Portability and Accountability Act of 1996, referred to as “HIPAA.”

The privacy regulations of HIPAA place limitations on a “covered entity’s” use and disclosure of identifiable patient information, including research data. While Endocare is not a “covered entity” under HIPAA, Endocare’s relationships with covered entities, such as hospitals and physicians, sometimes implicate HIPAA. Endocare believes that it has implemented appropriate measures to ensure that Endocare’s relationships with covered entities are appropriate and consistent with HIPAA. However, there are many uncertainties remaining about how HIPAA applies to medical device companies, and no assurance can be given that HIPAA will not be interpreted in a manner that will hamper Endocare’s ability to conduct medical research and receive medical information for other purposes as well.

If Endocare fails to obtain or maintain necessary regulatory clearances or approvals for products, or if approvals are delayed or withdrawn, Endocare will be unable to commercially distribute and market Endocare’s products or any product modifications.

Government regulation has a significant impact on Endocare’s business. Government regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of Endocare’s products. In the United States, the Food and Drug Administration (the “FDA”) has broad authority under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) to regulate the development, distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions, which vary from country to country. The process of obtaining FDA and other required regulatory clearances and approvals (collectively, “regulatory approvals”) is lengthy and expensive. Endocare may not be able to obtain or maintain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of Endocare’s products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, new or additional governmental regulations may be established which could prevent, delay, modify or rescind regulatory approval of Endocare’s products. Any of these actions by the FDA or foreign regulatory authority, or change in FDA regulations or those of a foreign regulatory authority, could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Regulatory approvals, if granted, may include significant limitations on the indicated uses for which Endocare’s products may be marketed. In addition, to obtain such regulatory approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on us. FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. In addition, regulatory approvals can be withdrawn for failure to comply with regulatory standards or as a result of unforeseen problems following initial marketing. Endocare may not be able to obtain or maintain regulatory approvals for Endocare’s products on a timely basis, or at all, and delays in receipt of or failure to receive such regulatory approvals, the loss of previously obtained regulatory approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Endocare may be required to modify Endocare’s agreements, operations, marketing and expansion strategies in response to changes in the statutory and regulatory environment.

Endocare will regularly monitor developments in statutes and regulations relating to Endocare’s business. However, Endocare may be required to modify Endocare’s agreements, operations, marketing and expansion strategies from time to time in response to changes in the statutory and regulatory environment. Endocare plans to structure all of Endocare’s agreements, operations, marketing and strategies in accordance with applicable law, although Endocare can provide no assurance that Endocare’s arrangements will not be challenged successfully or that required changes may not have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Endocare’s products may be subject to product recalls even after receiving FDA clearance or approval, which would harm Endocare’s reputation and business.

The FDA and similar governmental authorities in other countries have the authority to request and, in some cases, require the recall or similar actions for Endocare’s products in the event of material deficiencies or defects in design, manufacture or labeling or in the event of patient injury. A governmental mandated or voluntary recall by Endocare could occur as a result of component failures, manufacturing errors or design defects. Any recall of product would divert managerial and financial resources and harm Endocare’s reputation with customers and Endocare’s business, impact Endocare’s ability to distribute the recalled product in the future, require costly redesign or manufacturing changes and leave Endocare vulnerable to additional regulatory sanctions and product liability litigation.

Endocare is subject to risks associated with doing business internationally.

The conduct of Endocare’s business internationally is subject to certain risks inherent in international business, many of which are beyond Endocare’s control. These risks include, among other things:

•	adverse changes in tariff and trade protection measures;

•	changes in foreign regulatory requirements;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	differing labor regulations;

•	differing product liability regimes;

•	changing economic conditions in countries where Endocare’s products are sold or manufactured or in other countries;

•	differing local product preferences and product requirements, including regulatory requirements;

•	exchange rate risks;

•	restrictions on the repatriation of funds;

•	political unrest and hostilities;

•	differing degrees of protection for intellectual property; and

•	difficulties in coordinating and managing foreign operations.

In addition, foreign sales subject Endocare to numerous stringent United States and foreign laws, including the Foreign Corrupt Practices Act (“FCPA”), and comparable foreign laws and regulations which prohibit improper payments or offers of payments to foreign governments and their officials and political parties by United States and other business entities for the purpose of obtaining or retaining business. As Endocare expands its international operations, there is some risk of unauthorized payments or offers of payments by one of Endocare’s employees, consultants, sales agents or distributors, which could constitute a violation by Endocare of various laws including the FCPA, even though such parties are not always subject to Endocare’s control. Safeguards that Endocare implements to discourage these practices may prove to be less than effective and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against Endocare, including class action lawsuits and enforcement actions from the SEC, Department of Justice and overseas regulators, which could adversely affect Endocare’s reputation, business, financial condition and results of operations.

Any of these factors, or any other international factors, could have a material adverse effect on Endocare’s business, financial condition and results of operations. There can be no assurance that Endocare can successfully manage these risks or avoid their effects.

Endocare could be negatively impacted by future interpretation or implementation of the federal anti-kickback and Stark Laws and other federal and state anti-self-referral and anti-kickback laws.

The Centers for Medicare & Medicaid Services (“CMS”) recently issued a final rule which includes amendments to the regulations that implement the physician self-referral law (Section 1877 of the Social Security Act), popularly known as the “Stark Law.” Certain elements of the final rule that will be effective October 1, 2009 likely will require restructuring of Endocare’s contracts with physician-owned entities that provide equipment and services in connection with Endocare’s arrangements to furnish equipment, products and services to hospitals. CMS is prohibiting “per-click” lease arrangements in which a physician-owned entity is the lessor and receives a “per-click” payment, either directly or indirectly, from a provider of “designated health services” (“DHS”) such as a hospital for space or equipment used by the hospital in the provision of services to patients who were referred by the lessor to the lessee. These arrangements where Endocare holds the hospital contract and subcontract with a physician-owned entity constitute less than 20% of Endocare’s urology business, and Endocare is actively pursuing various restructuring options. At this time, Endocare is unable to predict whether, and to what the extent, such restructuring will affect Endocare’s business or future business arrangements, but there is no guarantee that it will not have an adverse effect on Endocare’s business.

In addition, for the same reasons as noted above, by October 1, 2009, physician-owned entities that purchase Endocare’s equipment and disposables and then furnish the equipment, disposables, and technical support services to hospitals on a “per click” basis will be required to restructure their “per click” contracts with the hospital or potentially divest the physician-owners. Although there is a reasonable position at this time that these entities can avoid divesture of their physician-owners, these entities will likely have to be restructured to address the Stark Law rule change effective October 1, 2009. A significant percentage of the urology cases using Endocare’s equipment in hospitals involves the aforementioned “per-click” arrangement. Endocare understands that these entities are also actively pursuing potential restructuring options. Endocare expects that its arrangements and those of its customers involved in furnishing Endocare’s products will be fully compliant with the new regulatory requirements before the October 1, 2009 deadline. Although too early to assess, it is possible that such restructuring will have an adverse effect on Endocare’s business. Interventional radiology services outside of the urology business that involve use of Endocare’s products generally do not involve physician-owned businesses, and therefore will not be affected by the new rule.

The new rules also may make physician investment in mobile service providers and other ventures that purchase Endocare’s equipment and products and furnish them to hospitals potentially less attractive. At this time, Endocare is unable to predict whether, and to what extent, implementation of the changes made necessary by the new rules will affect Endocare’s business or future business arrangements.

If Endocare becomes subject to product liability claims, Endocare may be required to pay damages that exceed Endocare’s insurance coverage.

Endocare’s business exposes it to potential product liability claims that are inherent in the testing, production, marketing and sale of medical devices. While Endocare believes that it is reasonably insured against these risks, Endocare may not maintain insurance in amounts or scope sufficient to provide it with adequate coverage. A claim in excess of Endocare’s insurance coverage or not covered by Endocare’s insurance carriers would have to be paid out of Endocare’s cash reserves, which could have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows. In addition, any product liability claim could harm Endocare’s reputation in the industry and Endocare’s business.

If Endocare’s products are not accepted by the medical community, or if Endocare’s products are replaced by new technologies, Endocare’s business may suffer.

The success of Endocare’s existing products depends on acceptance of these products by the medical community, which acceptance levels Endocare cannot predict. The success of any products Endocare develops in the future will depend on their adoption by Endocare’s targeted markets. Endocare cannot predict how quickly, if at all, the medical community will accept Endocare’s future products, or the extent to which those products will be used. If Endocare encounters difficulties introducing future products into Endocare’s targeted markets, Endocare’s operating results and business may be substantially impaired. In addition, new technologies and techniques or improvements on such technologies or techniques may be developed which may render obsolete Endocare’s current products, along with those under development.

Endocare’s future growth is dependent upon the development of new products, which requires significant investment in research and development and clinical trials, and may not result in commercially viable products.

Endocare’s future growth is dependent upon the development of new products, which requires that significant resources be devoted to research and development activities and clinical trials. In order to develop new products and improve current product offerings, Endocare focuses its research and development programs largely on the development of next-generation and new technology offerings. If Endocare is unable to develop and launch new products as anticipated or if Endocare’s R&D efforts do not achieve products with technical feasibility, or take longer than anticipated, Endocare’s ability to maintain or expand its market position may be adversely impacted. As a result of Endocare’s financial condition, Endocare has had to forgo making investments in research and development expenditures, and in some cases, have had to eliminate projects and reduce spending.

The success of Endocare will depend on Endocare’s ability to attract and retain key skilled personnel and if Endocare is not successful, Endocare’s business will be adversely affected.

In order to execute Endocare’s business plan, Endocare needs to attract, retain and motivate a significant number of highly qualified managerial, technical, financial and sales personnel. If Endocare fails to attract and retain skilled scientific and sales personnel, Endocare’s research and development and sales and marketing efforts will be hindered. Endocare’s future success depends to a significant degree upon the continued services of key management personnel. None of Endocare’s key management personnel is covered by an insurance policy of which Endocare is the beneficiary.

Risks Related to us and the Combined Company and the Industry in Which They Will Operate

Uncertainties exist in integrating the business and operations of Endocare.

Although we believe our integration of Endocare’s business and operations will be successfully completed, there can be no assurance that we will be able to successfully integrate Endocare’s operations with those of ours. There will be inherent challenges in integrating the companies’ operations that could result in a delay or the failure to achieve the anticipated synergies and, therefore, any potential increases in earnings and cost savings. Issues that must be addressed in integrating the operations of the companies include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between Endocare and us;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	identifying and eliminating redundant and underperforming operations and assets;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically dispersed organizations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	possibly modifying operating control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

If we are not able to successfully address these challenges, we may be unable to successfully integrate the companies’ operations, or to realize the anticipated benefits of the integration of the two companies. Actual synergies, if achieved at all, may be lower than we currently expect and may take a longer time to achieve than we currently anticipate.

Our indebtedness following the Offer and the Merger will be greater than our existing indebtedness, which may increase our vulnerability to adverse financial conditions.

As of December 31, 2008, we had indebtedness of approximately $5.4 million related to equipment purchased by our limited partnerships, which indebtedness we believe will be repaid from the cash flows of the partnerships. We also have a revolving line of credit with a borrowing limit of $60.0 million pursuant to a senior credit facility we entered into in March 2005. As of December 31, 2008, we have drawn $41 million on the revolver. Assuming (1) 50% of the consideration is paid in cash and 50% of the consideration is paid in HealthTronics Common Stock, (2) all Endocare Shares underlying restricted stock units and deferred stock units are paid out and tendered, (3) all stock options and warrants to acquire Endocare Shares are not exercised and are terminated because they are out-of-the-money, and (4) neither the price per Endocare Share nor the exchange ratio is increased under the terms of the Merger Agreement, we estimate that the amounts required to purchase Endocare Shares will be approximately 4,899,008 shares of HealthTronics Common Stock and $8,518,369 of cash. In addition, we have agreed to repay the outstanding amount due under Endocare’s loan and security agreement with Silicon Valley Bank at the closing of the Offer. According to a Current Report on Form 8-K filed with the SEC by Endocare on May 6, 2009, as of April 30, 2009, the total amount then outstanding under the loan and security agreement was $3.45 million. We intend to draw on our revolver to pay these cash amounts. Our debt service obligations with respect to this indebtedness could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

We have been assigned a B-2 senior implied rating by Moody’s Investor Service Inc. We have also been assigned a BB- corporate credit rating by Standard and Poor’s Ratings Group. All of these ratings are below investment grade. As a result, at times we may have difficulty accessing capital markets or raising capital on favorable terms as we will incur higher borrowing costs than our competitors that have higher ratings. Therefore, our financial results may be negatively affected by our inability to raise capital or the cost of such capital as a result of our credit ratings.

We must comply with various covenants contained in our revolving credit facility and any other future debt arrangements that, among other things, limit our ability to:

•	incur additional debt or liens;

•	make payments in respect of or redeem or acquire any debt or equity issued by us;

•	sell assets;

•	make loans or investments;

•	acquire or be acquired by other companies; and

•	amend some of our contracts.

Our senior credit facility matures in March 2010. We intend to either extend the maturity date of our senior credit facility or enter into a new credit facility prior to the maturity date.

Our increased indebtedness following the Offer and the Merger could have important consequences to holders of HealthTronics Common Stock, including former Endocare stockholders who receive our shares in the Offer.

For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a portion of our cash flow from operations to payments on our debt or to comply with any restrictive terms of our debt;

•

make it more difficult for us to pay our debts as they become due upon the occurrence of any adverse economic conditions, either generally or in our industry or geographic areas in which we operate, because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make its scheduled debt payments;

•

limit our flexibility in planning for, or reacting to, changes in its business and the industry in which we operate and, consequently, place us at a competitive disadvantage as compared to our competitors;

•

require a substantial portion of our cash flows from operations be used to service debt, thereby reducing our ability to fund working capital, capital expenditures, acquisitions, research and development and other corporate purposes;

•

result in acceleration of the payment on our existing debt or a downgrade in our credit rating, which could limit our ability to borrow additional funds or increase the interest rates and restrictions applicable to our indebtedness; and

•	result in higher interest expense in the event of increases in interest rates, as some of our borrowings are, and will continue to be, at variable rates of interest.

There can be no assurance that we will be able to pay all principal and interest payments when due under our existing and proposed credit facilities. See “The Offer—Source and Amount of Funds.”

The combined company will be subject to each of the risks described in the sections above entitled “Risks Associated with Endocare’s Business” and “Risks Associated with HealthTronics’ Business.” If any of those risks occur, it may have a negative effect on Endocare’s results of operations and Endocare’s stock price could decline.

Following the effective time of the Merger, the combined company will be subject to each of the risks described in the sections above entitled “Risks Associated with Endocare’s Business” and “Risks Associated with HealthTronics’ Business.” If any of those risks occur, it may have a negative effect on Endocare’s results of operations and Endocare’s stock price could decline.

Our lenders may be unable or unwilling to fund their commitments under our senior credit facility.

Our senior credit facility includes a revolving line of credit under which we may regularly draw funds. Many U.S. financial institutions are having difficulty maintaining regulatory capital at levels required for additional lending, and some institutions are experiencing liquidity shortfalls. If some of the lenders participating in our senior credit facility fail to meet their funding commitments, we could be required to borrow from other sources at a higher cost or we may be required to monetize some of our assets to meet our liquidity requirements, which could have an adverse effect on our financial position and results of operations.

The Offer and the Merger will trigger an ownership change that will negatively impact the combined company’s ability to utilize Endocare’s net operating loss and capital loss deferred tax assets in the future.

As of December 31, 2008, Endocare had a domestic federal net operating loss carryforward of approximately $131.1 million. Companies are subject to a change of ownership test under Section 382 of the Code that, if met, can limit the annual utilization of the carryforward. We believe such test will be met as a result of the Offer and the Merger. Generally, under that section, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long term tax exempt rate (presently 4.61 percent) and the value of Endocare’s common stock immediately before the ownership change. Our ability to utilize depreciation deductions during the five-year period following the ownership change would also be limited under Section 382, together with NOLs, to the extent that such deductions reflect a net loss that was “built-in” to Endocare’s assets immediately prior to the ownership change. Similar rules under Section 383 of the Code will also limit our ability to utilize capital loss carryforwards. As of December 31, 2008, Endocare had domestic federal capital loss carryforwards of approximately $39.6 million.

Because an ownership change will be triggered as a result of the Offer and the Merger, our ability to use Endocare’s net operating loss carryforward and capital loss carryforwards to offset future income will be substantially limited. Therefore, we may suffer higher-than-anticipated tax expense, and consequently lower net income, in those future years.

Endocare’s revenues and accounts receivable from sales to HealthTronics will be consolidated in the combined company’s consolidated financial statements.

In 2008, we accounted for 37% of Endocare’s revenues, and as of December 31, 2008 we accounted for 40% of Endocare’s accounts receivables. After closing of the Offer and the Merger, Endocare would be consolidated into our financial statements. To see the financial impact of this consolidation, see “Selected Unaudited Pro Forma Condensed Combined Financial Data of HealthTronics and Endocare” and “Unaudited Pro Forma Combined Condensed Financial Statements”.

The completion of the Offer and the Merger may cause customers or suppliers to terminate their relationships with the combined company.

Certain customers and/or suppliers of Endocare may be uncertain about the combined company or may have prior experience with HealthTronics that causes such customer or supplier to be dissatisfied with HealthTronics.

Likewise, certain customers and/or suppliers of HealthTronics may be uncertain about the combined company or may have prior experience with Endocare that causes such customer or supplier to be dissatisfied with Endocare. This uncertainty or dissatisfaction may cause such customers or suppliers to terminate their existing relationships with or seek to change their existing agreements with HealthTronics or Endocare. These decisions could have an adverse affect on the business of the combined company.

SELECTED FINANCIAL DATA OF HEALTHTRONICS

The following table sets forth HealthTronics’ summary consolidated historical financial information that has been derived from (a) the audited consolidated statements of income and cash flows of HealthTronics for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004, and (b) the audited consolidated balance sheets of HealthTronics as of December 31, 2008, 2007, 2006, 2005, and 2004. You should read this financial information in conjunction with “HealthTronics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes thereto included elsewhere in this prospectus/offer to exchange. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,
(In thousands, except per share data)	2008		2007		2006	2005	2004(1)
Revenues:
Urology Services	$145,265		$122,736		$123,265	$133,360	$75,361
Medical Products	20,389		17,101		19,080	18,202	10,846
Other	288		581		546	705	936

Revenues from continuing operations	$165,942		$140,418		$142,891	$152,267	$87,143

Income (loss) from continuing operations before provision for income taxes	$(85,950)		$28,229		$22,268	$65,251	$35,538

Income (loss) attributable to HealthTronics, Inc.:
Continuing Operations attributable to HealthTronics, Inc.	$(128,693)		$(14,485)		$(16,446)	$10,933	$5,261
Discontinued Operations attributable to HealthTronics, Inc.	—		(147)		25,129	(1,745)	(3,908)

Net income (loss) attributable to HealthTronics, Inc.	$(128,693	)(2)	$(14,632	)(3)	$8,683(4)	$9,188	$1,353 (5)

Diluted earnings (loss) per share attributable to HealthTronics, Inc.:
Continuing Operations attributable to HealthTronics, Inc.	$(3.53)		$(0.41)		$(0.47)	$0.31	$0.24
Discontinued Operations attributable to HealthTronics, Inc.	—		—		0.72	(0.05)	(0.18)

Net income (loss) attributable to HealthTronics, Inc.	$(3.53)		$(0.41)		$0.25	$0.26	$0.06

Dividends per share	None		None		None	None	None
Total assets	$234,386		$336,056		$346,733	$483,037	$474,158

Long-term obligations(a)	$45,662		$4,269		$6,063	$129,980	$114,442

(a)	Includes long term debt, other long term obligations and deferred compensation liability.
(1)	On November 10, 2004, Prime Medical Services, Inc. (“Prime”) and HealthTronics Surgical Services, Inc. (“HSS”) merged, with HSS as the surviving corporation in the merger. The surviving corporation was named “HealthTronics, Inc.” The merger of Prime and HSS was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with U.S. generally accepted accounting principles. As a result, the 2004 financial information presented above reflects the results of operations of Prime and HSS on a consolidated basis after November 10, 2004 and the results of operations of Prime for the periods prior to November 10, 2004.

(2)	In the fourth quarter of 2008, in connection with HealthTronics’ annual goodwill impairment test, HealthTronics recorded an impairment to its urology services segment goodwill totaling $144 million. Although HealthTronics’ core operations remain stable and reflect growth over the prior year, HealthTronics adjusted certain assumptions in its discounted cash flow model to address the recent declines in its market capitalization, which had fallen significantly below its consolidated net assets. In addition, the market comparables component of HealthTronics’ impairment test was negatively impacted by the current global economic crisis and global decline in the stock markets.
(3)	In the fourth quarter of 2007, in connection with HealthTronics’ annual goodwill impairment test, HealthTronics recorded an impairment to its urology services segment goodwill totaling $20.8 million. This impairment was due to a decrease in its estimated future discounted cash flows for this segment. This decrease was primarily caused by lower projected growth rates for its laser operations as well as the timing of certain future growth for its IGRT operations.
(4)	In the fourth quarter of 2006, HealthTronics recorded an impairment to its goodwill totaling $12.2 million related to its urology services segment and $8.4 million related to its medical products segment. The impairment to the urology services segment was due primarily to a decrease in the number of overall procedures during 2006, primarily across HealthTronics’ western region partnerships, combined with the loss of certain partnerships and contracts late in 2006 to competitors. The impairment in the medical products segment relates primarily to HealthTronics’ decision to reduce or exit certain product lines, specifically patient management tables and orthopedic consumables during the fourth quarter of 2006 along with the closing of HealthTronics’ European operations. In the third quarter of 2006, HealthTronics completed the sale of its Specialty Vehicle Manufacturing segment and recognized a gain of $53.6 million. This gain utilized approximately $20.4 million of HealthTronics’ deferred tax asset.
(5)	In the fourth quarter of 2004, HealthTronics incurred $1 million of costs related to the Prime and HSS merger. These costs primarily included certain severance costs of Prime employees, costs related to the new HealthTronics branding and certain costs for exiting board members primarily for the cashless exercise of stock options. HealthTronics also accrued $1.9 million of costs related to its discretionary bonus plan. HealthTronics also incurred costs totaling $6 million related to the closing of its manufacturing plants in Carlisle, Pennsylvania and Sanford, Florida. In connection with completing this closing process, HealthTronics also reorganized its division management and culled backlog of commitments based on revised cost structure and resources, which resulted in a write-down of work in process for projects that would be unprofitable and raw materials for product lines which HealthTronics was discontinuing.

The following table sets forth our the unaudited consolidated statements of income and cash flows of HealthTronics for each of the three months ended March 31, 2009 and 2008, and the unaudited balance sheets of HealthTronics as of March 31, 2009 and 2008. As of the first quarter of 2009, we do not have any operating segments, except our Urology Services operations, that meet the quantitative requirements of SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

	Three Months Ended March 31,
(In thousands, except per share data)	2009	2008
Revenues:	$43,612	$33,954

Income from continuing operations before provision for income taxes	$14,031	$11,869

Income attributable to HealthTronics, Inc.:
Continuing Operations attributable to HealthTronics, Inc.	$390	$452

Net income attributable to HealthTronics, Inc.	$390	$452

Diluted earnings per share attributable to HealthTronics, Inc.:
Continuing Operations attributable to HealthTronics, Inc.	$0.01	$0.01

Net income attributable to HealthTronics, Inc.	$0.01	$0.01

Dividends per share	None	None
Total assets	$226,760	$332,828

Long-term obligations(a)	$4,378	$3,830

(a)	Includes long term debt, other long term obligations and deferred compensation liability.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF HEALTHTRONICS AND ENDOCARE

The following table sets forth selected pro forma combined financial data derived from:

•

the interim unaudited condensed consolidated financial statements of HealthTronics for the three months ended March 31, 2009 and the audited consolidated financial statements of HealthTronics for the year ended December 31, 2008; and

•

the interim unaudited consolidated financial statements of Endocare for the three months ended March 31, 2009 and the audited consolidated financial statements of Endocare for the year ended December 31, 2008, all of which are included in this prospectus/offer to exchange. The following pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of results of operations and financial position that would have been achieved had the consummation of the Offer and the Merger taken place on the dates indicated or the future operations of the combined company.

The following table was prepared only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of HealthTronics and Endocare might have looked like had the Offer and the Merger taken place at an earlier date. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus/offer to exchange, see “Unaudited Pro Forma Combined Condensed Financial Statements.” You can find more information about the Offer in “The Offer.”

The following unaudited pro forma financial information should be read in conjunction with:

•	the Unaudited Pro Forma Combined Condensed Financial Statements and the accompanying notes in the section captioned “Unaudited Pro Forma Combined Condensed Financial Statements;”

•

the financial statements of HealthTronics for the year ended December 31, 2008 and for the three months ended March 31, 2009 and the notes relating thereto, which are included elsewhere in this prospectus/offer to exchange; and

•

the financial statements of Endocare for the year ended December 31, 2008 and for the three months ended March 31, 2009 and the notes relating thereto, which are included elsewhere in this prospectus/offer to exchange.

	Year Ended December 31, 2008	Three Months Ended March 31, 2009
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Total revenue	$190,423	$49,340
Operating income (loss) from continuing operations before provision for income taxes	(94,936)	11,891
Net income (loss) attributable to common shares	(137,679)	(1,750)
Basic net income (loss) per share attributable to common shares	(3.33)	(0.04)
Diluted net income (loss) per share attributable to common shares	(3.33)	(0.04)

		As of March 31, 2009
Unaudited Pro Forma Condensed Balance Sheet Data:
Cash and cash equivalents		$16,414
Total assets		254,611
Long-term debt (net of current portions) and other long-term obligations		4,522
Total stockholders’ equity attributable to common shares		126,508

COMPARATIVE MARKET PRICE DATA

Shares of HealthTronics Common Stock are listed on the NASDAQ Global Select Market under the symbol “HTRN” and Endocare Shares are traded on the NASDAQ Capital Market under the symbol “ENDO.”

The following table sets forth historical closing prices per share for HealthTronics Common Stock and Endocare Shares on April 9, 2009, the last full trading day before Endocare publicly announced our proposal to acquire Endocare, June 5, 2009, the last full trading day before Endocare and HealthTronics publicly announced their entering into the Merger Agreement, and June 15, 2009, the most recent practicable date before the date of this prospectus/offer to exchange. The implied value per Endocare Share of the Stock Consideration in the Offer on each of the specified dates represents the closing sales price of a share of HealthTronics Common Stock on that date multiplied by the exchange ratio of 0.7764 per share.

	HealthTronics Common Stock (NASDAQ)	Endocare Common Stock (NASDAQ)	Implied Value of HealthTronics Offer
			Cash	Stock	75%/25% Proration	50%/50% Proration
April 9, 2009	$1.29	$0.69	$1.35	$1.00	$1.09	$1.18
June 5, 2009	$1.56	$0.90	$1.35	$1.21	$1.25	$1.28
June 15, 2009	$1.87	$1.18	$1.35	$1.45	$1.43	$1.40

The market prices of shares of HealthTronics Common Stock and Endocare Shares will fluctuate prior to the Expiration Date of the Offer and thereafter, and may be different at the Expiration Date from the prices set forth above, and for Endocare stockholders tendering Endocare Shares in the Offer, at the time they receive cash or shares of HealthTronics Common Stock. Endocare stockholders are encouraged to obtain current market quotations prior to making any decision with respect to the Offer.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the three month period ended March 31, 2009 and the year ended December 31, 2008, on a historical basis, and for HealthTronics and Endocare on an unaudited pro forma combined basis after giving effect to the Offer and the Merger. The pro forma data of the combined company assumes the acquisition of 100% of the Endocare Shares by us and was derived by combining the historical consolidated financial information of us and Endocare as described elsewhere in this prospectus/offer to exchange. The equivalent pro forma combined per share data for us assumes that 50% of the Endocare Shares will be exchanged for cash and 50% of the Endocare Shares will be exchanged for shares of HealthTronics Common Stock. The actual percentage of cash and HealthTronics Common Stock an Endocare stockholder will receive depends upon such stockholder’s election and the elections made by other Endocare stockholders and any resulting proration. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this prospectus/offer to exchange, see “Unaudited Pro Forma Combined Condensed Financial Statements.”

Endocare stockholders should read the information presented in the following table together with our historical financial statements and the related notes and Endocare’s historical financial statements and the related notes, and the “Unaudited Pro Forma Combined Condensed Financial Statements,” appearing elsewhere in this prospectus/offer to exchange. The pro forma data is unaudited and for illustrative purposes only. Endocare stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the Offer and the Merger. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors” above.

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
HealthTronics
Historical data per share of HealthTronics Common Stock
Net income (loss):
Basic	$0.01	$(3.53)
Diluted	$0.01	$(3.53)
Book value	$3.18	$3.17

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
Endocare
Historical data per share of Endocare Common Stock
Net loss:
Basic	$(0.16)	$(0.71)
Diluted	$(0.16)	$(0.71)
Book value	$0.16	$0.29

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
HealthTronics and Endocare
Pro forma per share of HealthTronics Common Stock
Pro forma net income (loss):
Basic	$(0.04)	$(3.33)
Diluted	$(0.04)	$(3.33)
Pro forma book value	$2.95	N/A

REASONS FOR THE OFFER

HealthTronics’ Reasons for the Offer and Merger

In reaching its decision to approve the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, HealthTronics’ board of directors consulted with HealthTronics’ senior management team, as well as HealthTronics’ outside advisors, and considered a number of factors, including the following material factors which it viewed as supporting its decision to approve the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement:

•

Broaden the Urology Platform and Increase Prominence in the Urology Market. The combination will increase the combined company’s customer and physician base and its services to the urology market. The combination will also strengthen the combined company’s vertical participation in the urology market. HealthTronics believes that this, along with the combined company’s extensive relationships in the healthcare community, will enable it to improve its service offerings associated with treatment of prostate cancer, enhance partner relationships, and increase its prominence in the urology market.

•

Increase its Position as a Leading Provider of Urology Services. The combination should increase HealthTronics’ service and product offerings to the urology community and HealthTronics’ customer and physician base in the urology market and therefore its position as a leader in the urology marketplace.

•	Provide Accretion to Earnings. The combination should be accretive to HealthTronics and increase HealthTronics earnings per share.

•

Operating Efficiencies. The combination should enable the combined company to operate on a more cost efficient and effective basis with anticipated cost reductions in administration, facilities and services.

•

Geographic and Customer Expansion. The combination will enable HealthTronics to operate with a broader, more diverse set of markets and customers within the United States, providing additional revenue and geographic diversity, and can help open up opportunities for further cryoablation innovations beyond the urology marketplace.

The HealthTronics board also considered a number of additional factors, including:

•	its discussions with HealthTronics’ management concerning the results of HealthTronics’ investigation of Endocare; and

•	the strategic, operational and financial opportunities available to HealthTronics in the normal course of its business compared to those that might be available following the combination.

The HealthTronics board also considered certain risks and potential disadvantages associated with the combination, including:

•

Merger-Related Expenses. HealthTronics and Endocare expect to incur approximately $2.2 million in expenses as a result of the combination, which will reduce the amount of capital available to fund its operations.

•	Integration. The operations of the two companies may not be successfully integrated.

•	Lack of Expected Cost Savings. Expected cost savings may not be realized to the degree anticipated.

•

Satisfaction of Conditions to the Offer and the Merger. The time and resources required to complete the Offer and the risk that the Offer might not be completed as a result of a failure to satisfy the conditions to the Merger Agreement.

•	other matters described under “Risk Factors” beginning on page 13.

In the judgment of the HealthTronics board, the potential benefits of the combination outweigh these considerations. The foregoing discussion of the information and factors that were given weight by the HealthTronics board is not intended to be exhaustive, but it is believed to include all material factors considered by the HealthTronics board. Projections for Endocare that Endocare provided to HealthTronics were not material to the HealthTronics board’s decision.

In view of the variety of factors considered in connection with its evaluation of the proposed combination, the HealthTronics board did not deem it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual HealthTronics directors may have given different weights to different factors.

Endocare’s Reasons for the Offer and Merger

In evaluating the Offer, the Merger, and the Merger Agreement, the Endocare board consulted with Endocare’s management and legal and financial advisors. In reaching its decision that the Offer and the Merger are advisable, and in reaching its recommendation that stockholders tender their Endocare Shares in the Offer, and, if applicable, vote in favor of the Merger, the Endocare board considered a number of factors, including the following material factors, which the Endocare board viewed as supporting its recommendation:

•

Strategic Alternatives to a Sale Transaction. Throughout the process that the Endocare board conducted to evaluate strategic alternatives available to Endocare, the Endocare board considered a range of strategic alternatives potentially available to Endocare, including continuing to execute on its strategic plan as an independent company, selling assets of Endocare, a sale transaction, and improving Endocare’s cash position through a financing transaction. The Endocare board considered that the Galil merger, which the Endocare board had previously determined to be the alternative that appeared most likely to maximize stockholder value, was incapable of being consummated as a result of the failure by the FTC to close its investigation into whether the Galil merger violated certain U.S. antitrust laws. The Endocare board considered that since entering into the Galil merger agreement, Endocare’s liquidity position had continued to deteriorate and that, as a result, Endocare’s ability to continue operating as a stand alone company was highly uncertain. The Endocare board further considered that, as a result of Endocare’s recurring losses from operations and limited capital resources, Endocare’s independent registered public accounting firm’s report on Endocare’s financial statements as of and for the fiscal year ended December 31, 2008 includes an explanatory paragraph expressing substantial doubt about Endocare’s ability to continue as a going concern. The Endocare board believed that the inclusion of a “going concern” explanatory paragraph in the report of Endocare’s independent registered public accountants would have a negative impact on its ability to raise additional capital or enter into an alternative transaction and that if Endocare was unable to successfully consummate one or more alternative financings or strategic transactions, it may not have sufficient capital to execute on its business plan and could be required to significantly curtail or cease its operations through the possible liquidation of Endocare and distribution of its assets. The Board considered that, even if available, an equity financing would likely be extremely dilutive to Endocare’s existing stockholders. The Endocare board considered the strategic fit and the revenue base and financial resources of HealthTronics, which it believed to be a significant benefit that could not be obtained by remaining an independent company. The Endocare board concluded (after taking into account the current and historical financial condition, results of operations, competitive position, business prospects, opportunities, and strategic objectives of each of Endocare and HealthTronics, including the potential risks involved in achieving those prospects and objectives) that (1) the financial prospects of Endocare and HealthTronics on a combined basis were far more favorable than the financial prospects of Endocare on a stand-alone basis, (2) there were no other viable strategic alternatives reasonably available to Endocare and, particularly any such strategic alternative that could be consummated on a timely basis, (3) a combined company should be able to compete successfully, leading to higher equity value, and (4) on a risk-adjusted basis, the Cash Consideration and Stock Consideration are each greater than the long-term value inherent in Endocare as a stand-alone entity.

•

Prospects of the Combined Entity. The Endocare board considered that the combined company would be a stronger, better diversified and more financially flexible company than Endocare as a stand-alone entity. The combined company would be well positioned to continue to develop and expand on Endocare’s existing technologies in the cryoablation market. The Endocare board also considered that the Offer presents an opportunity for Endocare’s stockholders to receive common stock in a healthier, more competitive, and more financially stable company, to have greater liquidity for their shares, to benefit from any synergies experienced by HealthTronics in the acquisition and integration of Endocare, and to participate in any future growth of HealthTronics and Endocare on a combined basis. The Endocare board found this particularly true in light of Endocare’s receipt of a deficiency notice from the Nasdaq Stock Market indicating that it failed to meet certain requirements for continued listing on the Nasdaq Capital Market, and the potential negative effects on the liquidity of the Endocare Shares that would result from being delisted.

•

Premium to Market Price. The Endocare board considered the current and recent market prices of the Endocare Shares and the premium implied by the Cash Consideration and the Stock Consideration based on market prices of the Endocare Shares and HealthTronics common stock as of recent dates. The Cash Consideration represented an approximately 96% premium and the Stock Consideration represented an approximately 45% premium over the closing price of Endocare Shares on April 9, 2009, the last full trading day prior to the public announcement by Endocare of the HealthTronics proposal to acquire Endocare. The Cash Consideration represented an approximately 50% premium and the Stock Consideration represented an approximately 34% premium over the closing price of Endocare Shares on June 5, 2009, the last trading day prior to the public announcement of the Offer and the Merger.

•

Stockholders’ Ability to Elect Stock or Cash. The Endocare board considered the ability of Endocare’s stockholders to elect stock or cash, which provides stockholders electing cash to obtain liquidity for their Endocare Shares at a premium to the recent trading price, and, as referenced above, allows stockholders electing to receive HealthTronics Common Stock to benefit from the synergies produced by the Merger and to participate in any future growth of the combined company.

•

Advantages of Potential Increase in Consideration. The Endocare board considered that the Merger Agreement allows for a potential upward adjustment of the Cash Consideration and the Stock Consideration based on the Adjustment Amount (which is defined under “The Offer—Consideration”), and that there is no downward adjustment for decreased working capital or other capital shortfalls.

•

Opinion of Oppenheimer. The Endocare board considered Oppenheimer’s opinion, dated June 7, 2009, to the Endocare board as to the fairness, from a financial point of view and as of the date of such opinion, of the per share consideration to be received in the Offer and the Merger, taken together, by the holders of Endocare Shares (other than HealthTronics, Offeror and their respective affiliates), as more fully described below under the caption “Background of the Offer—Opinion of Endocare’s Financial Advisor.”

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Timing and Certainty of Completion. The Endocare board considered the anticipated timing and certainty of consummation of the Offer, including the low risk of regulatory review of the transaction by relevant governmental authorities, including U.S. antitrust authorities, and the structure of the transaction as an exchange offer for all Endocare Shares, which may enable Endocare’s stockholders to receive the per share consideration and obtain the benefits of the transaction more quickly than might be the case in other transaction structures.

•

Ability to Respond to Certain Unsolicited Takeover Proposals. The Board considered Endocare’s rights under the Merger Agreement to pursue alternative acquisition proposals received independently under specified circumstances.

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Ability to Terminate the Merger Agreement to Accept a Superior Proposal. The Endocare board considered Endocare’s ability, following receipt of certain competing acquisition proposals after the date of the Merger Agreement that are more favorable from a financial point of view to Endocare’s stockholders, to change its recommendation with respect to the Offer and the Merger and terminate the

Merger Agreement if certain conditions are satisfied, including that the Endocare board determine in good faith (after consulting with Endocare’s outside legal counsel) that the failure to do so would be inconsistent with the Endocare board’s exercise of its fiduciary duties and that Endocare pays HealthTronics a termination fee of $450,000, plus up to $150,000 in expenses plus any amounts necessary to reimburse HealthTronics for the amount, if any, paid by HealthTronics in connection with the Galil merger agreement (collectively, the “Termination Fee”). In addition, the Endocare board considered that the Termination Fee was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior acquisition proposal.

In addition to those set forth above, the Endocare board considered a number of additional factors, including the following potentially negative factors.

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No Stockholder Participation in Future Earnings or Growth of Endocare as an independent company. The Endocare board considered that tendering Endocare Shares in the Offer and consummating the Merger would preclude Endocare’s stockholders from having an opportunity to participate in Endocare’s future earnings growth and future profits as an independent company, but that Endocare’s stockholders that elect to receive the Stock Consideration will nevertheless have the right to continue to share indirectly in the future growth and performance of Endocare’s business after the consummation of the Offer and the Merger as a part of HealthTronics.

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Risks Associated with Being a HealthTronics Shareholder. The Endocare board considered that because a significant portion of the consideration to be paid by HealthTronics in the Offer and the Merger is HealthTronics Common Stock, Endocare’s stockholders will be subject to the risks associated with being a HealthTronics shareholder, as detailed in this prospectus/offer to exchange under the caption “Risk Factors.”

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Discouraging Other Prospective Buyers. The Endocare board considered that entering into a definitive agreement with HealthTronics, and that certain provisions of the Merger Agreement, such as the non-solicitation and termination fee provisions, may have the effect of discouraging other prospective buyers from pursuing a more advantageous business combination with Endocare.

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Transaction Costs. The Endocare board considered the significant costs involved in connection with entering into the Merger Agreement and completing the Offer and the Merger and the related disruptions to the operation of Endocare’s business, including the risk that the operations of Endocare would be disrupted by employee concerns or departures, or by the loss of customers following announcement of the Offer and the Merger.

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Interim Restrictions on Business. The Endocare board considered that pursuant to the Merger Agreement, Endocare is required to obtain HealthTronics’ consent before it can take a variety of actions during the period of time between the signing of the Merger Agreement and the closing of the Merger.

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Effect of Failure to Complete Transactions. The Endocare board considered that the conditions to the closing of the Offer may not be met and that the Offer and the Merger otherwise may not be consummated. The Endocare board considered the adverse effect on Endocare’s business and ability to attract and retain key management personnel if the Offer and the Merger were, in fact, not consummated.

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Interests of Management. The Endocare board considered the fact that Endocare’s executive officers may have an interest in the Offer and the Merger that may be different from, or in addition to, those of Endocare’s other stockholders, as a result of arrangements discussed under “The Offer—Interests of Certain Persons” beginning on page 79.

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HealthTronics’ Termination Right if the Conditions are not Met. The Endocare board considered HealthTronics’ right to terminate the Offer and the Merger Agreement in the event that the conditions of the Offer are not met and the Offer is not consummated by September 30, 2009.

•

Price Based on Historically Low Share Price. The Endocare board considered that the current macroeconomic climate has depressed stock prices across a range of industries and that the recent trading range of the Endocare Shares has been at historically low levels.

•	Continued Distraction of Management and Employees. The Endocare board considered that the Offer and the Merger would be a continued distraction to Endocare’s management and employees.

The Endocare board concluded, however, that many of these risks could be managed or mitigated by Endocare or were unlikely to have a material effect on the Offer, the Merger, or the combined company, and that, overall, the risks, uncertainties, restrictions, and potentially negative factors associated with the Offer and the Merger were outweighed by the potential benefits of the Offer and the Merger.

The Endocare board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the members of the Endocare board viewed their position and recommendation as being based on the totality of the information presented to and considered by them. Individual members of the Endocare board may have given different weight to different factors.

The foregoing discussion of factors considered by the Endocare board is not meant to be exhaustive but includes the material factors considered by the Endocare board in approving the Merger Agreement and the transactions contemplated by the Merger Agreement and in recommending that stockholders accept the Offer, tender their Endocare Shares, and approve the Merger Agreement and the Merger.

BACKGROUND OF THE OFFER

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The chronology below covers only the key events leading up to entry into the Merger Agreement and does not purport to catalogue every conversation between representatives of HealthTronics and other parties.

HealthTronics, through its affiliated partnerships and Advanced Medical Partners, Inc. (“AMPI”), which HealthTronics acquired in April 2008, has been a customer of Endocare since 2004. As a result of its acquisition of AMPI, HealthTronics became Endocare’s largest customer and has gained a great degree of familiarity with and interest in Endocare and its technology.

Following HealthTronics acquisition of AMPI in April 2008, Craig Davenport, Endocare’s then Chief Executive Officer, called James Whittenburg, the Chief Executive Officer of HealthTronics, to discuss the AMPI acquisition and the importance of HealthTronics as a customer. Mr. Whittenburg informed Mr. Davenport that HealthTronics was highly supportive of Endocare’s technology and would be interested in providing capital to Endocare in the form of a loan if the need were ever to arise.

In July 2008, Mr. Davenport called Mr. Whittenburg and asked Mr. Whittenburg whether HealthTronics would be interested in providing capital to Endocare in the form of either debt or equity. Mr. Whittenburg reaffirmed HealthTronics potential interest in such a transaction.

On August 6, 2008, Mr. Whittenburg discussed with the HealthTronics board of directors (the “HealthTronics Board”) an unsolicited proposal to acquire all outstanding Endocare Shares for $2.28 per share in cash (the “2008 HealthTronics Proposal”). Later that evening, HealthTronics issued a press release and sent a letter to Endocare setting forth the 2008 HealthTronics Proposal.

On August 7, 2008, the HealthTronics Board held a regularly scheduled board meeting during which Mr. Whittenburg and Scott Herz, Vice President—Corporate Development of HealthTronics, discussed the strategic rationale and merits of the potential acquisition of Endocare by HealthTronics.

On August 13, 2008, Endocare issued a press release to announce that the Endocare board of directors (the “Endocare Board”) had unanimously rejected the HealthTronics proposal and had determined that the proposal was inadequate and not in the best interests of Endocare’s stockholders. HealthTronics thereafter attempted unsuccessfully to engage Endocare in a dialogue regarding HealthTronics’ proposal.

On September 3, 2008, HealthTronics sent a letter notifying Endocare that HealthTronics reaffirmed its proposal to acquire all of the outstanding Endocare Shares for $2.28 per share. HealthTronics also stated in the letter that it was willing to revise its proposal to provide Endocare stockholders a right to elect to receive either cash or HealthTronics Common Stock in the business combination, with the aggregate stock portion of the consideration not to exceed a negotiated percentage of the total purchase price. HealthTronics thereafter continued unsuccessfully to attempt to engage Endocare in discussions regarding a potential combination.

On September 11, 2008, Mr. Whittenburg updated the HealthTronics Board on the status of the 2008 HealthTronics Proposal and the fact that HealthTronics had had no dialogue with Endocare regarding the proposal. Mr. Whittenburg also noted that a significant amount of time had passed since the original proposal was made, and in light of the possibility of a deteriorating financial performance by Endocare, the proposal amount may no longer be appropriate. As a result, Mr. Whittenburg notified the board of HealthTronics’ intention to withdraw the 2008 HealthTronics Proposal.

On September 11, 2008, HealthTronics sent a letter to Endocare notifying Endocare that HealthTronics was withdrawing the 2008 HealthTronics Proposal to acquire Endocare because there had been no dialogue with Endocare and because HealthTronics had no insight into Endocare’s financial performance since the end of the second quarter 2008.

On September 19, 2008, Mr. Davenport and Mr. Whittenburg engaged in a discussion regarding HealthTronics’ desire to discuss the possibility of a business combination. The parties negotiated and executed a confidentiality agreement on September 22, 2008. The parties agreed to set up a meeting in which members of senior management of each company could meet to discuss the possibility of a strategic combination.

On September 30, 2008, Mr. Davenport resigned from Endocare. On October 2, 2008, Mr. Terrence Noonan, a member of the Endocare Board, was appointed Interim Chief Executive Officer and President.

On October 9 and 10, 2008, representatives of HealthTronics met with representatives of Endocare in Irvine, California to discuss the possibility of a business combination. At this meeting, the representatives discussed matters related to the potential strategic fit and impact of a combination of HealthTronics and Endocare and possible synergies associated with a combination. Following the meeting, HealthTronics continued to attempt to engage Endocare in discussions regarding a potential combination, but no meaningful discussion ensued.

On November 6, 2008, the HealthTronics Board held its regularly-scheduled quarterly board meeting. Mr. Whittenburg updated the board on the status of the potential acquisition of Endocare. Mr. Whittenburg reviewed the strategic reasons for such an acquisition.

On November 10, 2008, Endocare publicly announced that Endocare and its wholly-owned subsidiary, Orange Acquisitions Ltd., had entered into an agreement and plan of merger with Galil Medical Ltd. (the “Galil Merger Agreement”) and related ancillary agreements. The Galil Merger Agreement provided for the merger of Orange Acquisitions with and into Galil (the “Galil Merger”), with Galil surviving as the surviving company and becoming a wholly-owned subsidiary of Endocare. Consummation of the Galil Merger was subject to numerous customary closing conditions, including the absence of governmental investigations. On the same date, Endocare and certain existing shareholders of Endocare and Galil entered into that certain Stock Purchase Agreement, dated as of November 10, 2008 (the “Stock Purchase Agreement”), relating to the proposed sale by Endocare of up to 16.25 million Endocare Shares at a purchase price of $1.00 per Share (the “Galil Financing”).

In January 2009, Mr. Whittenburg, in an unsolicited approach, informed Mr. Noonan that HealthTronics was still interested in pursuing a transaction with Endocare. On February 2, 2009, HealthTronics sent a letter to Endocare terminating the confidentiality agreement entered into on September 22, 2008. On February 3, 2009, Mr. Whittenburg, in a further unsolicited approach, reiterated HealthTronics’ interest in pursuing a transaction with Endocare.

On March 6, 2009, the HealthTronics Board met at a regularly-scheduled quarterly board meeting. Mr. Whittenburg updated the HealthTronics Board regarding the status of the Galil Merger, the possibility of HealthTronics acquiring Endocare, and the processes to achieve such a result. The HealthTronics Board approved management proceeding with an acquisition transaction with Endocare.

On March 19, 2009, Mr. Noonan resigned as Interim Chief Executive Officer and President for health reasons and took a leave of absence from the Endocare Board. Also on such date, Michael Rodriguez and Clint Davis were appointed as co-principal executive officers on an interim basis.

On April 9, 2009, HealthTronics sent an unsolicited written proposal to Endocare which was subject to negotiation of a definitive written agreement and due diligence, offering to purchase all outstanding Endocare Shares for $1.25 per share, with Endocare stockholders having the ability to elect to receive either cash or HealthTronics’ common stock as consideration (the “April 2009 HealthTronics Proposal”). Representatives of Endocare communicated to HealthTronics that they received the April 2009 HealthTronics Proposal and would communicate it to the Endocare Board.

On April 15, 2009, Mr. Rodriguez and Mr. Davis had a discussion with Mr. Whittenburg and Mr. Herz to clarify the terms of the April 2009 HealthTronics Proposal.

On April 18, 2009, HealthTronics sent Endocare a draft merger agreement in furtherance of the April 2009 HealthTronics Proposal. The draft merger agreement was consistent with the terms of the April 2009 HealthTronics Proposal and contemplated a single-step merger transaction to be voted on by both Endocare and HealthTronics stockholders. In addition, the draft merger agreement contemplated there would be caps on the amount of cash and HealthTronics Common Stock to be paid in the merger, but no specific maximum caps were proposed. The draft merger agreement did not specify an exchange ratio.

On April 21, 2009, Endocare publicly announced that the Endocare Board had determined on April 16, 2009 that the April 2009 HealthTronics proposal could reasonably be expected to lead to a “Superior Proposal” under the Galil Merger Agreement.

From April 21, 2009 through May 28, 2009, Endocare’s stockholders and other interested parties were updated and informed, through the filing of supplements to its proxy statement/prospectus filed in connection with the Galil Merger, that the Endocare Board was still assessing whether the April 2009 HealthTronics Proposal was a “Superior Proposal” as defined in the Galil Merger Agreement, but that it had not determined that the April 2009 HealthTronics Proposal was a Superior Proposal and that at all such times the Endocare Board continued to believe that the Galil Merger was in the best interests of Endocare and its stockholders.

On April 21-22, 2009, Endocare and HealthTronics negotiated and executed a confidentiality agreement. On April 22, 2009, representatives of HealthTronics and Endocare had a conference call to discuss HealthTronics’ proposal, the negotiation of a merger agreement, and proceeding with due diligence on both companies.

On April 23, 2009, HealthTronics’ representatives, its outside counsel, and its financial advisors began conducting due diligence on Endocare.

On April 30, 2009, Mr. Goldsmith, Mr. Rodriguez, Mr. Davis and Mr. Kevin M. Quilty, Endocare’s Senior Vice President, Sales & Marketing, met with Mr. Whittenburg and Mr. Herz in Irvine, California in connection with Endocare’s continued assessment of the April 2009 HealthTronics Proposal and related due diligence. Also present were representatives of Endocare’s financial advisor, Oppenheimer & Co. Inc. (“Oppenheimer”), and HealthTronics’ financial advisor, Aspen Advisors LP.

On May 6, 2009, Mr. Herz informed Endocare’s financial advisor that, based on HealthTronics’ due diligence, HealthTronics was not prepared to increase its offer above $1.25 per Endocare Share. HealthTronics provided an exchange ratio proposal of 0.7267 of a share of HealthTronics Common Stock for each Endocare Share outstanding, which exchange ratio was based on dividing $1.25 by the average closing price of HealthTronics Common Stock over the 90-trading day period ended on April 9, 2009.

On May 7, 2009, the HealthTronics Board held a regular meeting. At the meeting, the HealthTronics Board considered the proposed acquisition of Endocare. Mr. Whittenburg and Mr. Herz reviewed again with the board the strategic reasons for the acquisition. They also provided the board with an update on the status of negotiations with Endocare and its advisors. Mr. Herz reviewed with the board the proposed financial terms of the acquisition, the expected costs for HealthTronics to complete the deal, and HealthTronics’ expected synergies from the acquisition. Mr. Whittenburg reviewed the process of negotiating and submitting a final proposal to Endocare pursuant to an irrevocable offer. In addition, Mr. Whittenburg reviewed the exchange offer and second-step merger process with the HealthTronics Board. The HealthTronics Board unanimously approved the acquisition of Endocare. In addition, the HealthTronics Board gave management the authority to (1) increase the price per Endocare Share to up to $1.35 per share and (2) negotiate that HealthTronics would pay any break-up fee that Endocare would be required to pay to Galil under the Galil Merger Agreement and, to the extent such fee is not paid to Galil, pay such remaining amount as additional consideration to Endocare’s stockholders in the proposed acquisition.

On May 8, 2009, HealthTronics delivered Endocare a revised proposal letter to acquire Endocare for $1.25 per share in cash or 0.7267 of a share of HealthTronics common stock, at the election of Endocare stockholders, with the aggregate amount of cash paid to be capped at 50% of total transaction consideration paid and the aggregate amount of stock paid to be capped at 65% of total transaction consideration. HealthTronics also proposed in the letter that the acquisition be structured as an exchange offer followed by a second-step merger. HealthTronics also delivered a draft merger agreement to Endocare that reflected these terms.

During the week of May 11, 2009, Mr. Whittenburg and Mr. Herz and representatives of Endocare’s financial advisor participated in a series of informal calls. Mr. Whittenburg and Mr. Herz reiterated HealthTronics’ proposed price of $1.25 per share and noted that, since the date on which HealthTronics originally proposed a $2.28 price per outstanding Endocare Share, both companies stock prices had fallen to a degree and in a relative manner such that HealthTronics’ current offer at $1.25 per share represented a better offer to Endocare’s stockholders. In accordance with Endocare’s directives, Endocare’s financial advisor continued to negotiate for a higher price per share.

On May 21 and May 26, 2009, Mr. Whittenburg and Mr. Herz and representatives of Endocare’s financial advisor further discussed the financial terms of the April 2009 HealthTronics Proposal. In accordance with Endocare’s directives, Endocare’s financial advisor reiterated that the exchange ratio should be increased and relayed Endocare’s position that any difference between a Galil break-up fee amount of $1.75 million and any amount actually paid to Galil should be paid to Endocare stockholders. Mr. Whittenburg stated that HealthTronics would be willing to shorten the period over which the HealthTronics’ average stock price would be calculated and proposed an average closing price per share over the previous 10 trading days, resulting in a $1.61 price, which resulted in an increase in the exchange ratio to 0.7764 of a share of HealthTronics Common Stock for each outstanding Endocare Share. HealthTronics also proposed to increase the cap on the stock consideration to 19.9% of HealthTronics Common Stock outstanding and to increase the cash portion of its offer to $1.35 per share. In addition, HealthTronics proposed to pay any difference between the Galil break-up fee amount of $1.75 million less any amount actually paid to Galil to Endocare stockholders as additional consideration for the Endocare Shares, resulting in an increase of up to approximately $0.15 per Endocare Share in cash or in a corresponding increase in the amount of the exchange ratio.

On May 27, 2009, representatives of HealthTronics and HealthTronics’ legal and financial advisors had a conference call with representatives of Endocare and Endocare’s legal and financial advisors during which they discussed the restrictions on Endocare under the Galil Merger Agreement, and timing and process for negotiating the terms of HealthTronics’ proposed acquisition between Endocare and HealthTronics.

On May 28, 2009, HealthTronics and its representatives continued their due diligence review of Endocare.

Beginning the week of June 1, 2009, the companies and their representatives commenced negotiating the terms and conditions to the Offer and Merger pursuant to which HealthTronics proposed to acquire Endocare and the other terms of a merger agreement and related agreements.

On June 5, 2009, HealthTronics executed and delivered to Endocare an irrevocable offer letter accompanied by an executed copy of a definitive merger agreement. Under the terms of the Galil Merger Agreement, prior to the termination of the Galil Merger Agreement, Endocare could not enter into the Merger Agreement. However, HealthTronics’ irrevocable offer letter provided that Endocare could accept the offer set forth in the offer letter at any time in the event that the Galil Merger Agreement was terminated. Unless previously accepted by Endocare in a manner that did not constitute a breach of the Galil Merger Agreement, the irrevocable offer by its terms would automatically expire and be of no further force and effect upon the occurrence of any of the events specified in the irrevocable offer letter. The letter had a final termination date of July 2, 2009.

Later on June 5, 2009, representatives of Endocare communicated to representatives of HealthTronics that Endocare had terminated the Galil Merger Agreement based on certain closing conditions therein being incapable of being fulfilled and that the Endocare board had scheduled a meeting for the morning of June 7, 2009 to consider HealthTronics’ irrevocable offer.

On June 7, 2009, representatives of Endocare communicated to representatives of HealthTronics that Galil had rejected Endocare’s basis for the termination, that Galil believes Endocare breached the Galil merger agreement, and that Galil intends to aggressively pursue all of its remedies against Endocare and any third party who may have wrongfully interfered with Galil’s contractual rights.

On June 7, 2009, following the Endocare board meeting, representatives of Endocare communicated to representatives of HealthTronics that the Endocare board had approved the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement.

Later on June 7, 2009, Endocare, HealthTronics and Offeror executed the Merger Agreement.

On the morning of June 8, 2009, prior to the opening of trading on the Nasdaq Stock Market, Endocare and HealthTronics issued a joint press release announcing the execution of the Merger Agreement.

On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil Merger Agreement and an injunction to stop the Offer and the Merger.

Opinion of Endocare’s Financial Advisor

Endocare has engaged Oppenheimer as its financial advisor in connection with the Offer and the Merger. In connection with this engagement, Endocare’s board of directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the per share consideration to be received in the Offer and the Merger, taken together, by the holders of Endocare Shares, other than HealthTronics, Merger Sub and their respective affiliates. On June 7, 2009, Oppenheimer delivered a written opinion, dated June 7, 2009, to Endocare’s board of directors to the effect that, as of that date and based on and subject to the matters described in its opinion, the per share consideration to be received in the Offer and the Merger, taken together, by the holders of Endocare Shares, other than HealthTronics, Merger Sub and their respective affiliates was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written opinion, dated June 7, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Annex C. Oppenheimer’s opinion was provided to Endocare’s board of directors in connection with its evaluation of the per share consideration from a financial point of view and does not address any other aspect of the Offer or the Merger. Oppenheimer’s opinion does not address the underlying business decision of Endocare to effect the Offer and the Merger, the relative merits of the Offer or the Merger as compared to any alternative business strategies or transactions that might exist for Endocare or the effect of any other transaction in which Endocare might engage and does not constitute a recommendation to any stockholder as to any election to be made by such stockholder with respect to the per share consideration or as to how such stockholder should vote or act with respect to any matters relating to the Offer or the Merger. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed an execution form of the merger agreement;

•

reviewed publicly available audited financial statements of Endocare and HealthTronics for fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, internal unaudited financial statements of Endocare for the four months ended April 30, 2009 prepared by Endocare’s management and publicly available unaudited financial statements of HealthTronics for the three months ended March 31, 2009;

•

reviewed financial forecasts and estimates relating to Endocare and HealthTronics for fiscal years ending 2009 through 2013 prepared by the managements of Endocare and HealthTronics, which financial forecasts and estimates reflect, in the case of Endocare, certain assumptions of Endocare’s management with respect to a potential equity financing that such management believed would need to be undertaken by Endocare, referred to as the assumed equity financing, in the absence of the Offer and the Merger;

•

held discussions with the senior managements of Endocare and HealthTronics with respect to the businesses and prospects of Endocare and HealthTronics, including the liquidity needs of, and capital resources expected to be available to, Endocare;

•	reviewed historical market prices and trading volumes of Endocare common stock and HealthTronics common stock;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating Endocare and HealthTronics;

•	reviewed and analyzed certain publicly available information for transactions that Oppenheimer deemed relevant in evaluating the Offer and the Merger;

•	reviewed and analyzed the premiums paid, based on publicly available information, in public transactions that Oppenheimer deemed relevant in evaluating the Offer and the Merger;

•	analyzed the estimated present value of the future cash flows of Endocare and HealthTronics based on financial forecasts and estimates prepared by the managements of Endocare and HealthTronics;

•	reviewed other public information concerning Endocare and HealthTronics; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Endocare, HealthTronics and their respective employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to Endocare and HealthTronics utilized in its analyses, Oppenheimer was advised and, at the direction of the managements of Endocare and HealthTronics and with Endocare’s consent, assumed, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Endocare and HealthTronics, as the case may be, as to the future financial condition and operating results of Endocare and HealthTronics. Oppenheimer relied, at Endocare’s direction, without independent verification or investigation, on the assessments of Endocare’s management as to the liquidity needs of, and capital resources expected to be available to, Endocare and Endocare’s ability to fund its operations internally and through the assumed equity financing in the absence of the Offer and the Merger. Oppenheimer also relied, at Endocare’s direction, without independent verification or investigation, on the assessments of the managements of Endocare and HealthTronics as to (i) the existing and future products, technology and intellectual property of Endocare and HealthTronics and the risks associated with such products, technology and intellectual property and (ii) HealthTronics’ ability to integrate the businesses of Endocare and HealthTronics and to retain key suppliers of Endocare and HealthTronics. Oppenheimer assumed, with Endocare’s consent, that the Offer and the Merger would be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Offer or the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Endocare, HealthTronics or the Offer or the Merger. In addition, Endocare’s representatives advised Oppenheimer, and Oppenheimer therefore assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution form reviewed by Oppenheimer.

Oppenheimer further assumed, with Endocare’s consent, that the Galil merger had been terminated in accordance with its terms. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Endocare or HealthTronics.

Oppenheimer’s opinion relates to the relative values of Endocare and HealthTronics. Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of Endocare or HealthTronics, the actual value of HealthTronics common stock when issued or the prices at which HealthTronics common stock or Endocare common stock would trade at any time. Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the Offer and the Merger (other than the per share consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Offer and the Merger or otherwise, including, without limitation, the form or structure of the per share consideration or the Offer and the Merger (including, without limitation, the tax treatment thereof) or any terms or other aspects or implications of the termination of the Galil merger. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Offer and the Merger, or any class of such persons, relative to the per share consideration. Oppenheimer also expressed no view as to, and its opinion did not address, the underlying business decision of Endocare to effect the Offer and the Merger, the relative merits of the Offer and the Merger as compared to any alternative business strategies or transactions that might exist for Endocare or the effect of any other transaction in which Endocare might engage. In connection with its engagement, Oppenheimer was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Endocare. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Oppenheimer expressed no opinion or view as to the potential effects, if any, of such volatility on Endocare, HealthTronics or the Offer and the Merger. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion. Except as described above, Endocare imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Endocare and HealthTronics. No company or transaction used in the analyses is identical to Endocare, HealthTronics or the Offer and the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed.

The forecasts and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the forecasts and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the Offer and the Merger were determined through negotiation between Endocare and HealthTronics, and the decision to enter into the transaction was solely that of Endocare’s board of directors. Oppenheimer’s opinion and financial analyses were only one of many factors considered by Endocare’s board of directors in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of Endocare’s board of directors or management with respect to the Offer and the Merger or the consideration payable in the Offer and the Merger.

The following is a summary of the material financial analyses performed in connection with Oppenheimer’s opinion, dated June 7, 2009, to Endocare’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Endocare Financial Analyses

Selected Companies Analysis. Oppenheimer reviewed financial and stock market information of Endocare and the following 11 selected publicly held companies in the medical devices industry, which is the industry in which Endocare operates:

•	AtriCure, Inc.

•	BIOLASE Technology, Inc.

•	BioSphere Medical, Inc.

•	Cardiogenesis Corporation

•	Endologix, Inc.

•	Escalon Medical Corp.

•	Misonix, Inc.

•	NMT Medical, Inc.

•	STAAR Surgical Company

•	Urologix, Inc.

•	Uroplasty, Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as market value based on closing stock prices on June 5, 2009, plus straight debt and preferred stock, out-of-the-money convertible securities and minority interests, less cash, cash equivalents and investments in unconsolidated affiliates, as a multiple of latest 12 months revenue and, to the extent publicly available, calendar years 2009 and 2010 estimated revenue. Oppenheimer then applied a range of selected multiples of latest 12 months revenue and calendar years 2009 and 2010 estimated revenue derived from the selected companies to corresponding financial data of Endocare. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available data. Financial data of Endocare were based on internal estimates of Endocare’s management, Endocare’s public filings and internal unaudited financial statements prepared by Endocare’s management. This analysis indicated the following implied per share reference ranges for Endocare, as compared to the per share cash election consideration of $1.35 and the implied value of the per share stock election consideration based on the 0.7764 exchange ratio and the closing price of HealthTronics common stock on June 5, 2009, both before and after giving effect to the estimated maximum potential increase in the per share consideration to be paid in the Offer and Merger (as described under “Merger Agreement—Merger Consideration” and “The Offer—Consideration”), referred to as the “Per Share Adjustment Amount”:

Financial Metric	Implied Per Share Reference Ranges for Endocare	Per Share Consideration in the Offer and the Merger
		Without Per Share Adjustment		With Estimated Maximum Per Share Adjustment
		Stock Election	Cash Election	Stock Election	Cash Election
LTM Revenue	$1.11 - $1.52
2009E Revenue	$1.03 - $1.41	$1.21	$1.35	$1.35	$1.49
2010E Revenue	$0.94 - $1.29

Selected Precedent Transactions Analysis. Oppenheimer reviewed transaction values in the following 12 selected transactions involving companies in the medical devices industry announced from January 19, 2006 through December 22, 2008:

Announcement Date	Acquiror	Target
• 12/22/2008	• Piramal Healthcare Limited	• Minrad International, Inc.
• 11/13/2007	• Regeneration Technologies, Inc.	• Tutogen Medical, Inc.
• 10/30/2007	• Bracco Diagnostics, Inc.	• E-Z-EM, Inc.
• 10/09/2007	• Natus Medical Incorporated	• Excel Tech Ltd.
• 8/6/2007	• Inverness Medical Innovations, Inc.	• HemoSense, Inc.
• 7/22/2007	• ev3 Inc.	• FoxHollow Technologies, Inc.
• 6/4/2007	• Inverness Medical Innovations, Inc.	• Cholestech Corporation
• 2/12/2007	• Cytyc Corporation	• Adeza Biomedical Corporation
• 1/8/2007	• Advanced Medical Optics, Inc.	• IntraLase Corp.
• 6/20/2006	• GE Healthcare Ltd.	• Biacore International AB
• 6/5/2006	• American Medical Systems Holdings, Inc.	• Laserscope
• 1/19/2006	• Royal Philips Electronics	• Lifeline Systems, Inc.

Oppenheimer reviewed, among other things, transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus straight debt and preferred stock, out-of-the-money convertible securities and minority interests, less cash, cash equivalents and investments in unconsolidated affiliates, as a multiple of latest 12 months revenue. Oppenheimer then applied a range of selected multiples of latest 12 months revenue derived from the selected transactions to Endocare’s latest 12 months revenue. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Endocare were based on Endocare’s public filings and internal unaudited financial statements prepared by Endocare’s management. This analysis indicated the following implied per share reference range for Endocare, as compared to the per share cash election consideration of $1.35 and the implied value of the per share stock election consideration based on the 0.7764 exchange ratio and the closing price of HealthTronics common stock on June 5, 2009, both before and after giving effect to the estimated maximum Per Share Adjustment Amount:

Implied Per Share Reference Range for Endocare	Per Share Consideration in the Offer and the Merger
	Without Per Share Adjustment		With Estimated Maximum Per Share Adjustment
	Stock Election	Cash Election	Stock Election	Cash Election
$9.93 - $13.45	$1.21	$1.35	$1.35	$1.49

Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis of Endocare to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Endocare could generate for the second half of calendar year 2009 through the full calendar year 2013 based on internal estimates of Endocare’s management, which took into account the assumed equity offering in the fourth quarter of calendar year 2009 and the utilization of Endocare’s net operating losses until calendar year 2013 and excluded the impact of stock-based compensation. Oppenheimer calculated a range of estimated terminal values by applying revenue terminal value multiples of 0.50x to 1.00x to Endocare’s calendar year 2013 estimated revenue. Cash flows and terminal values were discounted to present value using discount rates ranging from 20.0% to 30.0%. This analysis indicated the following implied per share reference range for Endocare based on the fully diluted number of shares of Endocare common stock after giving effect to assumed equity offering, as compared to the per share cash election consideration of $1.35 and the implied value of the per share stock election consideration based on the 0.7764 exchange ratio and the closing price of HealthTronics common stock on June 5, 2009, both before and after giving effect to the estimated maximum Per Share Adjustment Amount:

Implied Per Share Reference Range for Endocare	Per Share Consideration in the Offer and the Merger
	Without Per Share Adjustment		With Estimated Maximum Per Share Adjustment
	Stock Election	Cash Election	Stock Election	Cash Election
$0.53 - $1.07	$1.21	$1.35	$1.35	$1.49

Premiums Paid Analysis. Oppenheimer reviewed the premiums paid in 89 U.S. transactions with transaction values of between $5.0 million and $50.0 million announced between May 30, 2004 and May 30, 2009 relative to the closing stock prices for the target companies in such transactions one trading day, one week and one month prior to public announcement of the relevant transaction. Oppenheimer then applied a range of selected premiums derived from the selected transactions to the closing prices of Endocare common stock one trading day, one week and one month prior to April 21, 2009, the date on which Endocare filed a Form 8-K disclosing receipt of a written proposal from HealthTronics offering to purchase all of Endocare’s outstanding common stock for $1.25 per share. This analysis indicated the following implied per share reference range for Endocare, as compared to the per share cash election consideration of $1.35 and the implied value of the per share stock election consideration based on the 0.7764 exchange ratio and the closing price of HealthTronics common stock on June 5, 2009, both before and after giving effect to the estimated maximum Per Share Adjustment Amount:

Implied Per Share Reference Range for Endocare	Per Share Consideration in the Offer and the Merger
	Without Per Share Adjustment		With Estimated Maximum Per Share Adjustment
	Stock Election	Cash Election	Stock Election	Cash Election
$0.75 - $1.07	$1.21	$1.35	$1.35	$1.49

HealthTronics Financial Analyses

Selected Companies Analysis. Oppenheimer reviewed financial and stock market information of HealthTronics and the following five selected publicly held specialty service providers in the health care industry, which is the industry in which HealthTronics operates:

•	Alliance Healthcare Services, Inc.

•	American Dental Partners, Inc.

•	AmSurg Corp.

•	Integramed America, Inc.

•	RadNet, Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as market value based on closing stock prices on June 5, 2009, plus straight debt and preferred stock, out-of-the-money convertible securities and minority interests, less cash, cash equivalents and investments in unconsolidated affiliates, as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and, to the extent publicly available, calendar years 2009 and 2010 estimated EBITDA. Oppenheimer then applied a range of selected multiples of latest 12 months EBITDA and calendar years 2009 and 2010 estimated EBITDA derived from the selected companies to corresponding EBITDA data of HealthTronics, adjusted to exclude minority interest expense and stock-based compensation, referred to as adjusted EBITDA. HealthTronics’ latest 12 months adjusted EBITDA also reflected the full year pro forma financial impact of HealthTronics’ acquisition of Ocean Radiation Therapy, Inc. in October 2008. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available data. Financial data of HealthTronics were based on internal estimates of HealthTronics’ management and HealthTronics’ public filings. In calculating implied equity values of HealthTronics, net debt was adjusted to exclude minority interests. This analysis indicated the following implied per share reference ranges for HealthTronics, as compared to the closing price of HealthTronics common stock on June 5, 2009:

Financial Metric	Implied Per Share Reference Ranges for HealthTronics	Closing Price of HealthTronics Common Stock on June 5, 2009
LTM EBITDA	$1.53 - $2.35
2009E EBITDA	$2.15 - $3.18	$1.56
2010E EBITDA	$3.14 - $4.52

Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis of HealthTronics to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that HealthTronics could generate for the second half of calendar year 2009 through the full calendar year 2013 based on internal estimates of HealthTronics’ management, which took into account the utilization of HealthTronics’ net operating losses until calendar year 2012 and excluded the impact of stock-based compensation. Oppenheimer calculated a range of estimated terminal values by applying adjusted EBITDA terminal value multiples of 3.0x to 5.0x to HealthTronics’ calendar year 2013 estimated adjusted EBITDA. Cash flows and terminal values were discounted to present value using discount rates ranging from 15.0% to 20.0%. In calculating implied equity values of HealthTronics, net debt was adjusted to exclude minority interests. This analysis indicated the following implied per share reference range for HealthTronics, as compared to the closing price of HealthTronics common stock on June 5, 2009:

Implied Per Share Reference Range for HealthTronics	Closing Price of HealthTronics Common Stock on June 5, 2009
$3.51 - $5.55	$1.56

Miscellaneous

Endocare has agreed to pay Oppenheimer a customary fee for its financial advisory services, a portion of which was payable upon delivery of Oppenheimer’s opinion and a significant portion of which is contingent upon consummation of the Offer. Oppenheimer also acted as financial advisor to Endocare in connection with the Galil merger, for which services Oppenheimer received compensation. In addition, Endocare has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of Endocare and HealthTronics for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer. Endocare selected Oppenheimer as its financial advisor based on Oppenheimer’s reputation, experience and familiarity with Endocare and its business. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

MERGER AGREEMENT

The following summary describes certain material provisions of the definitive merger agreement entered into by HealthTronics, Offeror and Endocare, a copy of which is attached as Annex A hereto and incorporated herein by reference. This summary may not contain all of the information about the Merger Agreement that is important to Endocare stockholders, and Endocare stockholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement, and not this summary.

The Offer

The Merger Agreement provides for the making of the Offer. Under the Merger Agreement, the obligation of Offeror to accept for exchange and to exchange Endocare Shares for cash and shares of HealthTronics Common Stock tendered pursuant to the Offer is subject to the satisfaction of certain conditions. These conditions are described under “The Offer—Conditions of the Offer” below.

Under the Merger Agreement, Offeror:

•

shall extend the Offer from time to time in increments of no more than 10 business days each, if at the initial or any subsequent scheduled expiration date any of the conditions of the Offer have not been satisfied or waived (provided, that Offeror is not required to extend the Offer if at the then scheduled expiration date HealthTronics or Offeror is permitted to terminate the Merger Agreement and does so terminate the Merger Agreement);

•	shall extend the Offer for any period required by any rule, regulation or interpretation of the SEC applicable to the Offer; and

•

may extend the Offer on one occasion only for no more than 10 business days if all of the conditions to the Offer have been satisfied but less than 90% of the Endocare Shares on a fully diluted basis have been validly tendered at the scheduled expiration date.

The Offer is more fully described in “The Offer” below.

The Merger

The Merger Agreement provides for the merger of Endocare with and into Offeror, or the reverse in certain circumstances. As a result of the Merger, Endocare will cease to exist and Offeror will continue as the corporation surviving the Merger (the “Surviving Corporation”). After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of HealthTronics and the former Endocare stockholders will not have any equity ownership interest in the Surviving Corporation.

Completion and Effectiveness of the Merger

The closing of the Merger will occur on the third business day after all of the conditions to completion of the Merger contained in the Merger Agreement, including the condition that the Offer shall have been completed, are satisfied or waived, unless the parties agree otherwise in writing (see “—Conditions to the Merger” below). The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Merger Consideration

General

Upon completion of the Merger, each Endocare Share outstanding immediately prior to the effective time of the Merger will be cancelled and extinguished and converted into the right to receive, at the election of the holder (a) $1.35 in cash, without interest, or (b) 0.7764 of a share of HealthTronics Common Stock, in each case subject to adjustment and proration as described below. This consideration will be paid upon surrender of the stock certificate or uncertificated shares represented by book-entry (“Book-Entry Shares”), in either case, formerly representing the cancelled Endocare Shares in the manner provided in the Merger Agreement. Any holder of Endocare Shares who has not submitted a letter of election and transmittal within 30 days after the letters of election and transmittal are sent to former Endocare stockholders will be deemed to have made no election. Endocare Shares held by stockholders who validly exercise and perfect appraisal rights will be subject to appraisal in accordance with Delaware law as described further below under “—Appraisal Rights.”

The aggregate amounts of cash and HealthTronics Common Stock payable in the Merger are subject to the following limitations:

•

The maximum amount of cash payable will be $1.35 (subject to increase in the circumstances described below) multiplied by 50% of the total number of Endocare Shares canceled pursuant to the Merger, minus the cash value of any shares held by Endocare stockholders who validly exercise appraisal rights (this amount is sometimes referred to as the “maximum cash merger consideration”).

•

The maximum number of shares of HealthTronics Common Stock payable will be 0.7764 (subject to increase in the circumstances described below) of a share of HealthTronics Common Stock multiplied by 75% of the total number of Endocare Shares canceled pursuant to the Merger (this amount is sometimes referred to as the “maximum stock merger consideration”). In no event will the number of shares of HealthTronics Common Stock to be paid in the Offer and the Merger exceed 19.9% of HealthTronics Common Stock outstanding at the time the Offer closes.

The stock merger consideration, together with the cash merger consideration, is sometimes referred to in this prospectus as the “merger consideration.”

The amount of cash and HealthTronics common stock payable in the Merger will be increased if, on or before the date that the Offer is consummated and subject to receipt of certain deliverables agreed upon among the parties, the amount of the maximum termination fee and maximum expense reimbursement under the Galil merger agreement ($1.75 million) exceeds the amount HealthTronics pays to Galil, if any, related to the termination of the Galil merger agreement (the amount of such excess, the “Adjustment Amount”).

If these conditions are met, the consideration payable in the Merger will increase as follows:

•

The cash merger consideration will increase by an amount equal to the Adjustment Amount divided by 11,926,178, the number of Endocare Shares outstanding on June 7, 2009. Thus, if the deliverables agreed upon among the parties are delivered and no amounts are paid to Galil related to the termination of the Galil merger agreement, then the cash merger consideration would increase by $.1467.

•

The stock merger consideration will increase by an amount equal to the cash merger consideration as increased pursuant to the calculation above, divided by $1.61. Thus, if the deliverables agreed upon among the parties are delivered and no amounts are paid to Galil related to the termination of the Galil merger agreement, then the stock merger consideration would increase by 0.0911 shares of HealthTronics Common Stock.

Similar to the Offer, the elections made by Endocare stockholders in connection with the Merger are subject to adjustment and proration as described in this prospectus/offer to exchange and in the letter of election and transmittal to be sent following the Merger. If Endocare stockholders elect to receive more than the aggregate amount of cash or shares of HealthTronics Common Stock to be paid in connection with the Merger, the total cash or stock, as the case may be, will be prorated proportionally among the stockholders who elect that form of consideration. Endocare stockholders who do not make an election or who attempt to exercise appraisal rights but fail to properly do so or to properly perfect the rights will be allocated Stock Consideration if the Cash Consideration election is oversubscribed and will be allocated Cash Consideration if the Stock Consideration is oversubscribed. If neither form of consideration is oversubscribed, Endocare stockholders who do not make an election in connection with the Merger or who attempt to exercise appraisal rights but fail to properly do so or to properly perfect the rights will be deemed to have made an election for Stock Consideration. If these deemed merger elections would cause the total merger elections to exceed the maximum stock merger consideration to be paid, then (1) the excess deemed elections will become deemed elections for cash consideration and (2) the aggregate cash and stock merger consideration to be paid based on all of the deemed merger elections will be prorated proportionally among these Endocare stockholders who did not make a valid merger election or who did not properly exercise or perfect their appraisal rights.

Upon completion of the Merger, each Endocare Share held by HealthTronics or any direct or indirect wholly-owned subsidiaries of HealthTronics, including Offeror, immediately prior to the Merger will be automatically cancelled and extinguished, without consideration.

Appraisal Rights

The Offer does not entitle Endocare stockholders to appraisal rights with respect to the Endocare Shares.

The Merger does entitle Endocare stockholders to appraisal rights with respect to their Endocare Shares. If the Merger is consummated, holders of Endocare Shares at the effective time of the Merger, who have not voted in favor of the Merger, will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Endocare Shares. Under Section 262, Endocare stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Endocare Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of Endocare Shares could be based upon factors other than, or in addition to, the price per Endocare Share to be paid in the Merger or the market value of the Endocare Shares. The value so determined could be more or less than the price per share of Endocare Shares to be paid in the Merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex D to this prospectus/offer to exchange. Endocare stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of HealthTronics Common Stock are not entitled to appraisal rights in connection with the Offer or the Merger.

Exchange of Endocare Stock Certificates for the Merger Consideration

HealthTronics has retained American Stock Transfer & Trust Company (“AST”) as the depositary and exchange agent for the Merger to handle the exchange of Endocare Shares for the merger consideration. AST also will also pay cash in lieu of fractional shares to the Endocare stockholders entitled to such fractional shares, as provided in the Merger Agreement.

After the effective time of the Merger, each stock certificate and Book-Entry Share formerly representing Endocare Shares that has not been surrendered will represent only the right to receive upon such surrender the merger consideration to which such holder is entitled by virtue of the Merger and any dividends or other distributions payable to such holder upon such surrender. From and after the effective time of the Merger, Endocare will not register any transfers of Endocare Shares that were outstanding on its stock transfer books prior to the Merger.

To effect the exchange of Endocare Shares, as soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail to each record holder of Endocare Shares a letter of election and transmittal and instructions for surrendering the stock certificates and Book-Entry Shares that formerly represented Endocare Shares for the merger consideration. After surrender to the exchange agent of certificates that formerly represented Endocare Shares for cancellation, together with an executed letter of election and transmittal, the record holder of the surrendered certificates or Book-Entry Shares will be entitled to receive the merger consideration.

Fractional Shares

HealthTronics will not issue fractional shares of HealthTronics Common Stock in the Merger. Instead, each holder of Endocare Shares who otherwise would be entitled to receive fractional shares of HealthTronics Common Stock in the Merger will be entitled to an amount of cash (without interest) equal to (1) the fractional share interest (expressed as a percentage) to which the holder would otherwise be entitled, multiplied by (2) the closing price per share of HealthTronics Common Stock on the date the Merger occurs, as reported on the NASDAQ Global Select Market.

Endocare Board of Directors

Upon completion of the Offer, HealthTronics will be entitled to designate a number of directors of Endocare, rounded down to the next whole number but constituting at least a majority, that equals the product of:

•	the total number of directors on Endocare’s board of directors (determined after giving effect to the election of additional directors pursuant to this provision), and

•	the percentage that the aggregate number of shares of Endocare Shares beneficially owned by HealthTronics and Offeror at such time bears to the total number of Endocare Shares then outstanding.

Endocare will use commercially reasonable efforts to cause the individuals designated by HealthTronics to be elected to Endocare’s board of directors and to constitute the same percentage as is on the Endocare board of directors of each committee of the Endocare board of directors, other than a committee of the Endocare board, if any, established with respect to the Merger Agreement or the transactions contemplated thereunder.

Until the Merger has become effective, Endocare will use commercially reasonable efforts to cause the board of directors to include at least three members who were independent directors of Endocare as of June 7, 2009. The Merger Agreement provides that, prior to the effective time of the Merger, the affirmative vote of a majority of the continuing Endocare directors will be required (or their designees replaced in accordance with the Merger Agreement) for Endocare to:

•	amend or terminate the Merger Agreement;

•	extend the time for performance of HealthTronics’ or Offeror’s obligations under the Merger Agreement; or

•	waive any of Endocare’s rights under the Merger Agreement or take any other action adversely affecting the rights of Endocare stockholders.

Conditions to Completion of the Offer

Pursuant to the terms of the Merger Agreement, Offeror is not required to accept for exchange or exchange any Endocare Shares and may postpone the acceptance for exchange of or the exchange of, tendered Endocare Shares, if at the time of the scheduled expiration date of the Offer certain conditions are not met, and Offeror may, in its reasonable discretion (but subject to the requirements of applicable laws) terminate or amend the Offer in accordance with the Merger Agreement if certain conditions are not met. These conditions to the Offer are set forth in “The Offer—Conditions of the Offer” below.

Conditions to the Merger

In addition to the completion of the Offer, the respective obligations of Endocare, HealthTronics and Offeror to complete the Merger under the Merger Agreement are subject to the satisfaction of the following conditions:

•

No governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is then in effect and that enjoins, makes illegal or otherwise prohibits the consummation of the Merger.

•	If required by the DGCL, the Merger Agreement will have been adopted by the stockholders of Endocare in accordance with the DGCL and the certificate of incorporation and bylaws of Endocare.

•

The Form S-4 has become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

•

Offeror will have purchased or exchanged Endocare Shares pursuant to the Offer (provided that this will not be a condition to HealthTronics’ and Offeror’s obligations if Offeror has failed to exchange the Endocare Shares in violation of the Merger Agreement).

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of HealthTronics and Offeror with respect to, among other things: organization and qualification; authority; no conflicts and required filings and consents; capitalization; SEC reports; financial statements; absence of undisclosed liabilities; absence of certain changes or events; litigation; compliance with applicable law; information provided by HealthTronics for inclusion into Endocare securities filings; general tax matters; material contracts; no prior activities of Offeror; brokers fees; sufficiency of funds; and HealthTronics disclosure. The Merger Agreement also contains customary representations and warranties of Endocare, including among other things: organization and qualification; authority; application of anti-takeover protections; termination of license agreement with Sanarus; no conflict; required filings and consents; capitalization; SEC reports; financial statements; absence of undisclosed liabilities; absence of certain changes or events; compliance with applicable law; permits; litigation; employee benefit plans; employment matters; title, sufficiency and condition of assets; real property; intellectual property; general tax matters; environmental matters; material contracts; customers and suppliers; warranties; affiliate interests and transactions; health care regulatory compliance; insurance; brokers, information provided by Endocare for inclusion into HealthTronics securities filings; and the Galil merger agreement.

The representations, warranties and covenants made by Endocare in the Merger Agreement are qualified by information contained in a disclosure schedule delivered to HealthTronics in connection with the execution of the Merger Agreement, and by Endocare’s SEC reports filed prior to the date of the Merger Agreement. The representations, warranties and covenants made by HealthTronics and Offeror in the Merger Agreement are qualified by information contained in a disclosure schedule delivered to Endocare in connection with the execution of the Merger Agreement, and by HealthTronics’ SEC reports filed prior to the date of the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Endocare or any of its affiliates or of HealthTronics or any of its affiliates, including Offeror.

Covenants Relating to the Conduct of Business of Endocare and HealthTronics

Covenants Relating to the Conduct of Endocare’s Business

Between June 7, 2009, the date of execution of the Merger Agreement (the “Execution Date”), and the date of closing of the Merger (the “Closing Date”), unless HealthTronics otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Endocare has agreed that its business and the business of its subsidiaries will be conducted materially in the ordinary course of business consistent with past practice; and Endocare will, and will cause each of its subsidiaries to, preserve substantially intact the business organization, use commercially reasonable efforts to preserve substantially intact its assets and the assets of its subsidiaries, and to keep available the services of its current officers and key employees and consultants and to preserve its current relationships with customers, suppliers and other persons with which Endocare or any of its subsidiaries has significant business relations. Endocare has also agreed not to undertake certain other actions during the period between the Execution Date and the Closing Date, without the prior written consent of HealthTronics (which consent may not be unreasonably withheld, conditioned or delayed), including the following:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of or otherwise subject to any encumbrance (i) any shares of capital stock of Endocare or any of its subsidiaries, or any options, warrants, convertible securities or other rights to acquire any such shares, or any other ownership interest in Endocare or any of its subsidiaries, other than the issuance of Endocare shares upon exercise of Endocare’s options, deferred stock units and restricted stock units outstanding on the Execution Date, pursuant to the terms thereof, or (ii) any properties or assets of Endocare or any of its subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of Endocare’s capital stock, except for dividends by any direct or indirect wholly-owned subsidiary of Endocare to Endocare;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share of Endocare’s capital stock or make any other change with respect to its capital structure;

•

acquire any entity or division thereof or any material assets not in the ordinary course of business consistent with past practice, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract;

•

adopt or recommend a plan of complete or partial liquidation, dissolution, merger (except for the Merger), consolidation, restructuring, recapitalization or other reorganization of Endocare or any of its subsidiaries, or otherwise alter Endocare’s or a subsidiary’s corporate structure;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any entity, or make any loans or advances, except borrowings, guarantees, endorsements or advances in the ordinary course of business consistent with past practice, provided that any increase in an existing credit line or other existing indebtedness greater than $2,500,000 will be deemed not in the ordinary course of business;

•

amend, waive, modify or consent to the termination of any material contract, or any of its rights thereunder, or enter into any contract that would be a material contract, except in the ordinary course of business consistent with past practice;

•

authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for Endocare and its subsidiaries taken as a whole;

•

enter into (i) any lease of real property or any renewals thereof, or (ii) any lease of personal property involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case or in excess of $250,000 in the aggregate;

•

increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of Endocare or any of its subsidiaries who are not directors or officers of Endocare or any of its subsidiaries, or grant any severance or termination payment (except for payments in accordance with agreements existing on the Execution Date and listed on a schedule to the Merger Agreement) to, or pay, loan or advance any amount to, any director, officer, employee or consultant of Endocare or any of its subsidiaries (except for compensation in the ordinary course or pursuant to agreements and benefit plans existing on the Execution Date and disclosed to HealthTronics), or establish, adopt, enter into or amend any existing benefit plan or enter into any other plan for the benefit of the employees, directors or service providers of Endocare or its subsidiaries;

•	make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

•	make, revoke or modify any tax election, settle or compromise any tax liability or file any tax return other than on a basis consistent with past practice;

•

pay, discharge or satisfy any claim or other liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on Endocare’s balance sheet or subsequently incurred in the ordinary course of business consistent with past practice;

•	commence or settle any legal action, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

•	permit the lapse of any existing policy of insurance relating to the business, assets or directors and officers of Endocare or any of its subsidiaries;

•	permit the lapse of any material right relating to intellectual property used in the business of Endocare or any of its subsidiaries;

•

knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

take any action, or intentionally fail to take any commercially reasonable action, that is reasonably likely to result in any representation or warranty made by Endocare in the Merger Agreement or any ancillary agreement to be untrue or result in a breach of any covenant made by Endocare in the Merger Agreement or any ancillary agreement, or that has or would reasonably be expected to have a material adverse effect on Endocare, except, in every case, as may be required by applicable law;

•	take any action requiring the approval of Endocare stockholders holding at least a majority of the Endocare Shares; or

•	announce an intention, enter into any formal or informal agreement, or otherwise make a contract to do any of the foregoing.

Covenants Relating to the Conduct of HealthTronics’ and Offeror’s Business

Between the Execution Date and the Closing Date, unless Endocare otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), HealthTronics has agreed that the business of it and its subsidiaries will be conducted materially in the ordinary course of business consistent with past practice; and HealthTronics will (and will cause its subsidiaries to) preserve substantially intact its business organization, use commercially reasonable efforts to preserve substantially intact its assets, and to keep available the services of its current officers and key employees and consultants and to preserve its current relationships with customers, suppliers and other persons with which HealthTronics and its subsidiaries has significant business relations. HealthTronics has also agreed not to (and to cause its subsidiaries not to) undertake certain other actions during the period between the Execution Date and the Closing Date, without the prior written consent of Endocare (which consent may not be unreasonably withheld, conditioned or delayed), including the following:

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (except for purchases pursuant to HealthTronics’ publicly-announced stock repurchase program and purchases of shares of HealthTronics Common Stock from directors, officers, or employees of Parent), directly or indirectly, any of HealthTronics’ capital stock or make any other change with respect to HealthTronics’ capital structure;

•	amend HealthTronics’ articles of incorporation or bylaws;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of HealthTronics’ capital stock (except for any dividends by any subsidiary to HealthTronics or distributions paid by any non-wholly-owned subsidiary of HealthTronics in the ordinary course of business);

•

knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that would result in a failure to maintain the trading of HealthTronics Common Stock on the NASDAQ Global Select Market;

•

adopt or recommend a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HealthTronics or Offeror, or otherwise alter HealthTronics’ or Offeror’s corporate structure;

•

take any action, or intentionally fail to take any commercially reasonable action, that is reasonably likely to result in any representation or warranty made by HealthTronics or Offeror in this Agreement or any ancillary agreement to be untrue or result in a breach of any covenant made by HealthTronics or Offeror in this Agreement or any ancillary agreement, or that has or would reasonably be expected to have a material adverse effect on HealthTronics, except, in every case, as may be required by applicable law;

•	take any action requiring the approval of HealthTronics stockholders in connection with the Merger Agreement or the transactions contemplated thereby; or

•	announce an intention, enter into any formal or informal agreement, or otherwise make a contract to do any of the foregoing.

Stockholder Approval

Endocare has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer, if required by the DGCL, in order to effect the Merger.

Exclusivity; Change of Recommendation

Except as described below, until the earlier of (i) the termination of the Merger Agreement, and (ii) the time the Merger occurs, Endocare has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective affiliates or representatives to, directly or indirectly:

•

solicit, initiate, encourage or take any other action designed to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below and in the Merger Agreement), including without limitation (1) approving any transaction under Section 203 of the Delaware General Corporation Law, (2) approving any person or entity becoming an “interested stockholder” under Section 203 of the Delaware General Corporation Law, and (3) amending or granting any waiver or release under any standstill or similar agreement with respect to any of Endocare’s capital stock; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person or entity any information with respect to, assist or participate in any effort or attempt by any person or entity with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, if at any time prior to consummation of the Offer, Endocare receives a written Acquisition Proposal from any person or “group” (as defined in Section 13(d) of the Exchange Act) that did not result from the breach by Endocare of this provision, (i) Endocare may contact such person or group to clarify the terms and conditions thereof and (ii) if the board of directors of Endocare, or any committee thereof, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as such term is defined below and in the Merger Agreement), then Endocare and its representatives may, subject to compliance with this provision, (A) furnish information with respect to Endocare to the person or group making such Acquisition Proposal and its representatives pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and its representatives regarding any Superior Proposal.

Neither the board of directors of Endocare nor any committee thereof is permitted to:

•

withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to HealthTronics, its approval or recommendation that the Endocare stockholders tender their Endocare Shares pursuant to the Offer and/or that the Endocare stockholders approve the Merger;

•

cause or permit Endocare to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than, with respect to a confidentiality agreement under the circumstances described above); or

•	adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, pursuant to the Merger Agreement, the board of directors of Endocare may withdraw or modify its recommendation with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement if the board of directors of Endocare determines in good faith after consultation with outside counsel that its fiduciary obligations require it to do so, but only at a time that is prior to consummation of the Offer and after two business days following receipt by HealthTronics of written notice advising it that the board of directors of Endocare desires to withdraw or modify the recommendation and, if such withdrawal is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of the Acquisition Proposal and identifying the person or entity making the Acquisition Proposal. However, Endocare will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement under the circumstances described above), or adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal unless the Merger Agreement is terminated pursuant to its terms. Endocare and its board of directors are, however, permitted to take and disclose to Endocare’s stockholders a position contemplated by Rule 14d-9 and 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) and are further permitted to make any other disclosure to stockholders required by law with regard to an Acquisition Proposal, including by virtue of the board of directors’ fiduciary duties.

Endocare has agreed to immediately advise HealthTronics orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person or entity making the Acquisition Proposal or inquiry. Endocare has agreed not to provide any information to or participate in discussions or negotiations with a person or entity making a Superior Proposal until after it has first notified HealthTronics of the Acquisition Proposal as required by the preceding sentence.

Contemporaneously with providing any information to a third party in connection with any Superior Proposal or inquiry, Endocare is required under the Merger Agreement to furnish a copy of such information to HealthTronics.

Endocare has agreed to immediately cease all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

For purposes of this summary and pursuant to the terms of the Merger Agreement, “Acquisition Proposal” means any offer or proposal or related offers or proposals for, or any indication of interest in, any of the following (other than the Offer and the Merger) by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act): (i) any direct or indirect acquisition or purchase of 15% or more of Endocare’s capital stock or the capital stock of any subsidiary of Endocare, (ii) any acquisition, license or purchase of assets (other than inventory to be sold in the ordinary course of business consistent with past practice) of Endocare or any of its subsidiaries, (iii) any merger, consolidation or other business combination relating to Endocare or any of its subsidiaries or (iv) any other transaction that would inhibit, or materially interfere with or delay the consummation of the transactions contemplated by the Merger Agreement and the ancillary agreements.

For purposes of this summary and pursuant to the terms of the Merger Agreement, “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal on terms that the board of directors of Endocare determines in its good faith judgment to be (A) materially more favorable to Endocare’s stockholders than the Offer and the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal (including any written counterproposal by HealthTronics to amend the terms of the Merger Agreement in response to such Acquisition Proposal or otherwise) and after consultation with outside legal counsel and a nationally recognized financial advisor, and (B) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal will be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not fully and irrevocably committed.

Endocare Warrants

At the time the Merger occurs, each outstanding Endocare Series A and Series B warrant, whether or not then exercisable, will be converted into a warrant entitling the warrantholder to purchase a number of shares of HealthTronics Common Stock equal to the number of Endocare shares underlying such warrant multiplied by 0.7764 (subject to increase in the circumstance described under “Merger Agreement—Consideration”), with an exercise price per share equal to the aggregate exercise price of such warrant for all underlying Endocare shares divided by the number of HealthTronics shares for which the converted warrant becomes exercisable. The other terms of the warrants, including the exercise terms, will continue unchanged.

Endocare is obligated to use its commercially reasonable efforts to secure an agreement to terminate all outstanding Series A and Series B warrants before the closing of the Merger; provided, that Endocare may not pay cash in excess of $28,000 in the aggregate to terminate the warrants without the prior written consent of HealthTronics.

Endocare Benefit Plans

Stock Options

Immediately prior to, and conditioned on, the closing of the Offer, each outstanding option under the Endocare equity incentive plans will become fully vested and exercisable. To the extent any outstanding options are not exercised, (i.e., remain outstanding) by the time the Offer closes, those options will automatically terminate at the time the Offer closes. Not less than 15 days before the Offer closes, Endocare will deliver written notice to all option holders informing them of this treatment of their options.

Restricted Stock Units

Immediately prior to, and conditioned on, the closing of the Offer, all remaining forfeiture restrictions and repurchase rights on outstanding restricted stock units issued under Endocare equity incentive plans will automatically lapse, and the Endocare Shares underlying the restricted stock units will be issued at that time. Accordingly, the holders of restricted stock units will be entitled to participate in the Offer with respect to the underlying Endocare Shares. Endocare will deliver this prospectus/offer to exchange, a related letter of election and transmittal, and a written notice to all holders of restricted stock units informing them of this treatment of their restricted stock units.

Deferred Stock Units

At the closing of the Offer, all Endocare Shares underlying vested deferred stock units issued under the Endocare deferred stock unit programs will be issued. Accordingly, the holders of vested deferred stock units will be entitled to participate in the Offer with respect to the underlying Endocare Shares. Endocare will deliver this prospectus/offer to exchange, related letter of election and transmittal, and a written notice to all holders of vested deferred stock units informing them of this treatment of their vested deferred stock units. All unvested deferred stock units will automatically terminate at the time the Offer closes.

Director and Officer Indemnification

Pursuant to the Merger Agreement, before the Effective Time, Endocare may purchase a “tail” policy under Endocare’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those individuals who were covered by Endocare’s directors’ and officers’ insurance policy in effect as of the June 7, 2009 for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of Endocare’s directors’ and officers’ insurance policy in effect as of the Execution Date; provided, that the cost of such “tail” policy shall not exceed $650,000. For a period of six years from the Closing Date, HealthTronics has agreed to use its commercially reasonable efforts to cause the Surviving Corporation to maintain such tail policy, provided that no additional amounts will be payable by HealthTronics or the Surviving Corporation thereunder.

During the period commencing as of the Effective Time and ending on the seventh anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation will and will cause its subsidiaries to, and HealthTronics will cause the Surviving Corporation and its subsidiaries to, fulfill and honor in all respects the obligations of Endocare and its subsidiaries to the current officers and directors of Endocare or any of its subsidiaries and each other person who is or was a director or officer of Endocare or any of its subsidiaries at or at any time before the Effective Time, pursuant to all rights to any indemnification and exculpation from liabilities for acts or omissions contained in Endocare’s charter documents (as in effect on the Execution Date) or available under applicable law; provided, that to the extent any such person waived such rights or agreed to release Endocare and/or its subsidiaries from their respective obligations to honor such rights, such person shall not be entitled to such rights. If any legal action is instituted against any such indemnified person on or prior to the seventh anniversary of the Effective Time, then this indemnification requirement will continue until the final disposition of the action.

Repayment of Endocare’s Loan and Security Agreement

At the closing of the Offer, HealthTronics must make available to Endocare an amount sufficient to enable Endocare to repay amounts due, plus any prepayment penalties, under Endocare’s loan and security agreement with Silicon Valley Bank. Subject to HealthTronics’ compliance with the above provision, Endocare will repay such amounts and terminate such agreement concurrent with the closing of the Offer.

Payment of Any Galil Break-Up Fee

If Endocare becomes obligated to pay to Galil the termination fee payable under the Galil merger agreement or any portion thereof to Galil, and subject to certain deliverables agreed to among the parties, HealthTronics will pay that amount to Galil.

If litigation or other dispute arises between Endocare and Galil related to the Galil merger agreement, then Endocare will control the litigation or dispute. Endocare is entitled to settle any such litigation or dispute without the consent of HealthTronics if such settlement provides for a payment not in excess of $1.75 million and does not provide for equitable relief.

Termination of Warrants and Registration Rights Agreements

Endocare must use its commercially reasonable efforts to terminate all outstanding Endocare warrants and registration rights agreements prior to the closing of the Merger.

Survival of Representations and Warranties and Covenants

Pursuant to the Merger Agreement, the representations and warranties of Endocare, HealthTronics, and Offeror contained in the Merger Agreement expire and are terminated upon the closing of the Merger. The covenants of the parties shall survive the closing of the Merger indefinitely.

Termination of the Merger Agreement

Termination by Endocare or HealthTronics

The Merger Agreement may be terminated at any time before the Closing Date:

•	by mutual written consent of HealthTronics and Endocare; or

•

by either HealthTronics or Endocare, subject to certain conditions, if an order permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement has been entered and becomes nonappealable.

Termination by Endocare

Under the Merger Agreement, Endocare may terminate the Merger Agreement if:

•	the Offer is not completed by September 30, 2009 (the “Termination Date”); or

•

any of the conditions to obligations of both parties to consummate the Merger or any of the conditions to the Offer related to minimum tender, no law or order prohibiting the consummation of the Offer or Merger, listing of HealthTronics shares to be issued in the Offer and the Merger have been approved for listing on the NASDAQ Global Select Market, and the effectiveness of Form S-4 (including that no suspension of effectiveness shall have been issued and no proceedings for that purpose have been initiated by the SEC), have become incapable of fulfillment;

provided, however, that this right to terminate the Merger Agreement under either of the above two bullet points is not available to Endocare if Endocare has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributed to the failure referenced above;

•

there has been (i) a breach by HealthTronics or Offeror of any representation or warranty of HealthTronics or Offeror contained in the Merger Agreement except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a material adverse effect on HealthTronics, or (ii) a material breach by HealthTronics or Offeror of any covenant or agreement of HealthTronics or Offeror contained in the Merger Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Endocare to HealthTronics and (ii) the Termination Date; and

•

before the Offer closes, the board of directors of Endocare has determined to enter into a definitive agreement with respect to or otherwise to accept a Superior Proposal as permitted under (and Endocare has not materially breached) the provisions described under “—Exclusivity; Change of Recommendation” above.

Termination by HealthTronics

Under the Merger Agreement, HealthTronics may terminate the Merger Agreement if:

•	the Offer is not completed by the Termination Date; or

•	any of the conditions to obligations of both parties to consummate the Merger or any of the conditions to the Offer have become incapable of fulfillment;

provided, however, that this right to terminate the Merger Agreement under either of the above two bullet points is not available to HealthTronics if HealthTronics or Offeror has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributed to the failure referenced above;

•

there has been a breach by Endocare of any representation, warranty, covenant or agreement of Endocare contained in the Merger Agreement such that the Offer conditions would not be satisfied that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by HealthTronics to Endocare and (ii) the Termination Date;

•

the board of directors of Endocare, or a committee thereof, has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to HealthTronics, its approval or recommendation that Endocare stockholders tender their Endocare Shares in the Offer and approve the Merger (if a stockholder vote is necessary);

•

the board of directors of Endocare, or any committee thereof, has caused or permitted Endocare to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a permitted confidentiality agreement);

•	the board of directors of Endocare, or any committee thereof, has adopted, approved or recommended, or proposed to adopt, approve or recommend, any Acquisition Proposal;

•

after the receipt by Endocare of an Acquisition Proposal, HealthTronics requests in writing that the board of directors of Endocare reconfirm its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the board of directors of Endocare fails to do so within five business days after its receipt of HealthTronics’ request;

•

a tender offer or exchange offer for outstanding Endocare Shares is commenced (other than by HealthTronics or an affiliate of HealthTronics), and the board of directors of Endocare (or any committee thereof) recommends that the Endocare stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender offer or exchange offer, the board of directors of Endocare fails to recommend against acceptance of such offer; provided, however, that any disclosure by the board of directors of Endocare to “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act will not result in a right of HealthTronics to terminate under this provision;

•

Endocare has breached its obligations with respect to exclusivity or its obligation to prepare, file and disseminate to stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 or to take certain other related actions; or

•

Endocare has breached its obligation to hold a stockholders meeting in accordance with the provisions of the Merger Agreement in order to consider and vote for the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (if required under Delaware law) in any material respect.

Termination Fees and Expenses

Except as set forth below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the same.

The Merger Agreement provides for the payment of a termination fee of $450,000 plus any amounts paid by HealthTronics in respect of any break-up fee associated with the Galil merger agreement by Endocare to HealthTronics in the event the Merger Agreement is terminated:

•	by HealthTronics due to a willful and deliberate breach by Endocare of any of its representations, warranties or covenants in the Merger Agreement;

•	by HealthTronics due to any of the events described in the fourth through ninth bullet points under “—Termination of the Merger Agreement—Termination by HealthTronics” above; or

•	by Endocare due to any of the events described in the fourth bullet point under “—Termination of the Merger Agreement—Termination by Endocare” above.

The Merger Agreement provides for the payment of a termination fee of $450,000 by HealthTronics to Endocare in the event the Merger Agreement is terminated by Endocare due to a willful and deliberate breach by HealthTronics of any of its representations, warranties or covenants in the Merger Agreement or in the event Offeror fails to consummate the Offer in breach of the Merger Agreement.

In each case where a defaulting party is obligated to pay a termination fee, such party is also obligated to reimburse the other party for the other party’s expenses related to the transactions in an amount not to exceed $150,000. In addition, in the event of a material breach not covered by the foregoing, in connection with termination of the Merger Agreement, the breaching party is required to reimburse the other party for its expenses related to the transaction in an amount not to exceed $150,000.

Effect of Termination

If the Merger Agreement is terminated, all obligations of the parties under the Merger Agreement will terminate without any liability on the part of any party to the Merger Agreement to any person or entity in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement other than the fees and expenses described above, if any. Furthermore, no party will have any claim against another (and no person or entity will have any rights against such party), whether under contract, tort or otherwise, except that certain sections of the Merger Agreement related to confidentiality and termination with respect to any breaches occurring prior to any termination of the Merger Agreement, will survive. None of the parties may seek specific performance or monetary damages in connection with termination except as set forth above.

Specific Performance

Each party to the Merger Agreement is entitled to specific performance of the terms of the Merger Agreement or other equitable relief, in addition to any other remedy to which such party is entitled at law or in equity. After termination of the Merger Agreement the parties are only entitled to specific performance and injunctive relief with respect to those provisions that expressly survive termination, as described above.

Pursuant to the terms of the Merger Agreement, the covenants regarding confidentiality and agreements of the parties regarding termination and general provisions and agreements of the parties contained in the Merger Agreement will survive the closing of the Merger indefinitely.

Stock Exchange Listing

The Merger Agreement provides that HealthTronics will use all reasonable efforts to cause the shares of HealthTronics Common Stock to be issued pursuant to the Offer and in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Tax Treatment

HealthTronics and Endocare intend the Merger, taken together with the Offer, to qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each of HealthTronics, Offeror and Endocare will take all reasonable actions to cause the Merger, taken together with the Offer, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In certain circumstances where the HealthTronics stock price drops significantly, the transaction will be treated as a taxable transaction for U.S. federal income tax purposes, in which case the direction of the Merger will be reversed such that the Offeror will merger with and into Endocare with Endocare surviving. For further discussion, see “The Offer – Material U.S. Federal Income Tax Consquences.”

Amendments, Extensions and Waivers

Amendments

The Merger Agreement may be amended by the parties at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after Endocare stockholder approval has been obtained (if required under Delaware law), no amendment will be made which pursuant to applicable law requires further approval by the Endocare stockholders without such further approval.

Extensions and Waivers

Under the Merger Agreement, at any time prior to the effective time of the Merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•

waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement or any ancillary agreement; provided that after the Endocare stockholders adopt the Merger Agreement and approve the Merger, no waiver can be given if by law further approval by the Endocare stockholders is required, without such approval.

The foregoing description of the Merger Agreement and any other descriptions of the Merger Agreement contained in this prospectus/offer to exchange are qualified in their entirety by reference to the full text of the Merger Agreement, which is included on Annex A hereto. The Merger Agreement is included with this prospectus/offer to exchange to provide you with information regarding the terms of the transactions described therein and is not intended to provide any other factual information or disclosure about Endocare, HealthTronics or Offeror. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Endocare’s or HealthTronics’ public disclosures. Investors are not third-party beneficiaries under the Merger Agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Endocare, HealthTronics or Offeror or any of their respective subsidiaries or affiliates.

Tender and Voting Agreement

The following is a summary description of the material provisions of the Tender and Voting Agreement. This summary is qualified in its entirety by reference to the complete text of the Tender and Voting Agreement, which is attached as Annex B to this prospectus/offer to exchange and incorporated by reference into this prospectus/offer to exchange. All Endocare stockholders are urged to read the Tender and Voting Agreement in its entirety.

Concurrently with the execution of the Merger Agreement, in order to induce HealthTronics to enter into the Merger Agreement, executive officers and directors of Endocare entered into a Tender and Voting Agreement with HealthTronics.

Representations and Warranties

The Tender and Voting Agreement contains a number of customary representations of the stockholders relating to each stockholder’s ability to enter into the Tender and Voting Agreement and the ownership of each stockholder’s Endocare Shares, including: authority, execution and delivery and enforceability; no conflict and required filings and consents; ownership of and title to Endocare Shares; and no brokers.

Covenants

The Tender and Voting Agreement provides, among other things, that all of the persons that are subject to the terms of the Tender and Voting Agreement will:

•	tender all of their Endocare Shares into the Offer promptly after commencement of the Offer and will not withdraw such Endocare Shares from the Offer;

•

to the extent not purchased in the Offer, vote all of their outstanding Endocare Shares at any meeting of Endocare stockholders in favor of the Merger Agreement and any other matter that could reasonably be expected to facilitate the consummation of the Merger and any other transactions contemplated by the Merger Agreement;

•

to the extent not purchased in the Offer, vote all of their outstanding Endocare Shares at any meeting of Endocare stockholders against (i) any company takeover proposal, (ii) any merger, consolidation, sale of assets, recapitalization or other business combination or (iii) any amendment to Endocare’s organizational documents or other transaction that would impede or prevent the Merger or any transaction contemplated by the Merger Agreement or would change the voting rights of Endocare capital stock;

•

grant an irrevocable proxy to HealthTronics to vote all of their Endocare Shares at any meeting of Endocare stockholders, allowing HealthTronics to vote to approve the Merger Agreement and any other matter that could reasonably be expected to facilitate the consummation of the Merger and any other transactions contemplated by the Merger Agreement and against any company takeover proposal;

•

agree to not, directly or indirectly, sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any Endocare Shares, grant a proxy or enter into a voting agreement inconsistent with the Tender and Voting Agreement with respect to Endocare Shares, enter into any contract with respect to the disposition of any Endocare Shares or take any action that would make any representation or warranty of such stockholder materially untrue or incorrect or that would prevent the stockholder from performing his obligations under the Tender and Voting Agreement; and

•	waive, and agree not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

Termination

The obligations of the stockholders under the Tender and Voting Agreement terminate upon the earlier of the effective time of the Merger or the termination of the Merger Agreement.

On June 7, 2009, the stockholders subject to the Tender and Voting Agreement held an aggregate of 29,744 Endocare Shares, 126,812 restricted stock units and 246,830 deferred stock units, which represents approximately 3.4% of the outstanding Endocare Shares as of June 7, 2009.

THE OFFER

Offeror is offering to exchange each outstanding Endocare Share for cash or HealthTronics Common Stock, at the election of the tendering Endocare stockholder, subject to the conditions described in this prospectus/offer to exchange and the accompanying letter of election and transmittal.

Offeror is making the Offer in order for HealthTronics to acquire control of, and ultimately the entire equity interest in, Endocare. The Offer is the first step in HealthTronics’ acquisition of Endocare and is intended to facilitate the acquisition of all Endocare Shares. HealthTronics intends to complete the Merger as soon as possible after completion of the Offer.

Consideration

Under the terms of the Offer, each Endocare stockholder will have the opportunity to elect to receive, for each Endocare Share validly tendered and not properly withdrawn, either:

•	$1.35 in cash, without interest (“Cash Consideration”); or

•	0.7764 of a share of newly-issued HealthTronics Common Stock (“Stock Consideration”),

subject to adjustment and proration as described in this prospectus/offer to exchange and the related letter of election and transmittal.

The amount of cash and HealthTronics Common Stock payable in the Offer will be increased if, on or before the date that the Offer is consummated and subject to receipt of certain deliverables agreed upon among the parties, the amount of the termination fee and maximum expense reimbursement under the Galil merger agreement ($1.75 million) exceeds the amount HealthTronics pays to Galil, if any, related to the termination of the Galil merger agreement (the amount of such excess, the “Adjustment Amount”).

If these conditions are met, the consideration payable in the Offer will increase as follows:

•

The Cash Consideration will increase by an amount equal to the Adjustment Amount divided by 11,926,178, the number of Endocare Shares outstanding on June 7, 2009. Thus, if the deliverables agreed upon among the parties are delivered and no amounts are paid to Galil related to the termination of the Galil merger agreement, then the Cash Consideration would increase by $.1467.

•

The Stock Consideration will increase by an amount equal to the Cash Consideration as increased pursuant to the calculation above, divided by $1.61. Thus, if the deliverables agreed upon among the parties are delivered and no amounts are paid to Galil related to termination by Endocare of the Galil merger agreement, then the Stock Consideration would increase by 0.0911 shares of HealthTronics Common Stock.

The aggregate amounts of cash and HealthTronics shares payable in the Offer are subject to the following limits:

•

The maximum amount of cash payable in the Offer is $1.35 (subject to increase in the circumstances described above) multiplied by 50% of the aggregate Endocare Shares tendered in the Offer. Thus, up to 50% of Endocare Shares tendered in the Offer will be exchanged for cash.

•

The maximum number of HealthTronics shares payable in the Offer is 0.7764 (subject to increase in the circumstances described above) multiplied by 75% of the total Endocare Shares tendered in the Offer. Thus, up to 75% of Endocare Shares tendered in the Offer will be exchanged for shares of HealthTronics Common Stock. In no event will the number of shares of HealthTronics Common Stock to be paid in the Offer and the Merger exceed 19.9% of HealthTronics Common Stock outstanding at the time of closing the Offer.

Thus, elections will be subject to proration if tendering holders of Endocare Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of HealthTronics Common Stock.

Based on the closing price of HealthTronics Common Stock as reported on the NASDAQ Global Select Market on June 15, 2009, the most recent practicable date prior to the date of this prospectus/offer to exchange, 0.7764 of a HealthTronics share had a value of $1.45 per share. The value of 0.7764 of a HealthTronics share will fluctuate prior to the Expiration Date as the market price of HealthTronics Common Stock changes. At HealthTronics share prices of $1.75 per share and above, the value of 0.7764 of a HealthTronics share will exceed the cash offer of $1.35 per Endocare Share, and at HealthTronics share prices of $1.73 per share and below, the cash offer will exceed the value of 0.7764 of a HealthTronics share. At a HealthTronics share price of $1.74, the value of 0.7764 of a HealthTronics share will equal the cash offer of $1.35 per Endocare Share.

Solely for purposes of illustration, the following table reflects the per share amount of cash and the market value of the HealthTronics Common Stock that an Endocare stockholder would receive for each Endocare Share tendered pursuant to the Offer if 50% of the Endocare Shares tendered by the stockholder were exchanged for HealthTronics Common Stock and 50% of such shares were exchanged for cash. This would be the case, for example, if all tendering Endocare stockholders made the same 50%/50% election for cash and HealthTronics shares or Endocare stockholders elect to exchange in the aggregate more than 50% of their Endocare Shares for cash. In those circumstances, each Endocare Share would be exchanged, on average, for $.67 in cash (i.e., 50% of $1.35) and 0.3882 shares (i.e., 50% of 0.7764) of HealthTronics Common Stock. The table indicates the relative value, in that circumstance, of the two forms of consideration at different market values for the HealthTronics shares.

Assumed Market Price (per HealthTronics Share)	Value of 0.3882 of a HealthTronics Share	Cash Amount Paid (per Endocare Share)	Implied Value (per Endocare Share exchanged)
$1.30	$.50	$.67	$1.17
$1.40	$.54	$.67	$1.21
$1.50	$.58	$.67	$1.25
$1.60	$.62	$.67	$1.29
$1.70	$.66	$.67	$1.33
$1.80	$.70	$.67	$1.37
$1.90	$.74	$.67	$1.41
$2.00	$.78	$.67	$1.45
$2.10	$.82	$.67	$1.49

For a second illustration, the following table reflects the per share amount of cash and the market value of the HealthTronics Common Stock that an Endocare stockholder would receive for each Endocare Share tendered pursuant to the Offer if 75% of the Endocare Shares tendered by the stockholder were exchanged for HealthTronics Common Stock and 25% of such shares were exchanged for cash. This would be the case, for example, if all tendering Endocare stockholders made the same 75%/25% election for HealthTronics shares and cash or Endocare stockholders elect to exchange in the aggregate more than 75% of their Endocare Shares for HealthTronics shares. In those circumstances, each Endocare Share would be exchanged, on average, for $.33 in cash (i.e., 25% of $1.35) and 0.5823 shares (i.e., 75% of 0.7764) of HealthTronics Common Stock. The table indicates the relative value, in those circumstances, of the two forms of consideration at different market values for the HealthTronics shares.

Assumed Market Price (per HealthTronics Share)	Value of 0.5823 of a HealthTronics Share	Cash Amount Paid (per Endocare Share)	Implied Value (per Endocare Share exchanged)
$1.30	$.76	$.33	$1.09
$1.40	$.82	$.33	$1.15
$1.50	$.87	$.33	$1.20
$1.60	$.93	$.33	$1.26
$1.70	$.99	$.33	$1.32
$1.80	$1.05	$.33	$1.38
$1.90	$1.11	$.33	$1.44
$2.00	$1.16	$.33	$1.49
$2.10	$1.22	$.33	$1.55

The market prices of HealthTronics Common Stock used in the above tables, and the assumptions regarding the mix of cash and/or stock a hypothetical Endocare stockholder would receive are for purposes of illustration only. The price of HealthTronics Common Stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed. In addition, the percentage of cash and HealthTronics shares paid on the Offer will depend on the aggregate elections made by Endocare stockholders. In addition, due to the proration mechanisms in the Offer, the elections of other Endocare stockholders will impact whether a tendering Endocare stockholder receives the type of consideration elected, or is prorated so that a portion of such stockholder’s tendered shares are exchanged for another form of consideration.

Endocare stockholders should consider the potential effects of proration and should obtain current market quotations for shares of HealthTronics Common Stock and Endocare Shares before deciding whether to tender pursuant to the Offer and before electing the form of Offer consideration they wish to receive. The market price of shares of HealthTronics Common Stock will fluctuate prior to the Expiration Date and thereafter, and may be different at the Expiration Date and at the time tendering Endocare stockholders receive cash or shares of HealthTronics Common Stock.

Elections and Proration

If Endocare stockholders elect to receive more than the aggregate amount of cash or shares of HealthTronics Common Stock available in the Offer, the total cash or stock, as the case may be, will be proportioned among the stockholders who elect each form of consideration as follows:

Over-Election of HealthTronics Common Stock

The maximum aggregate number of shares of HealthTronics Common Stock issuable pursuant to the Offer will be:

•	0.7764 (subject to increase in certain limited circumstances) of a share of HealthTronics Common Stock multiplied by

•	75% of the total number of Endocare Shares that are tendered and accepted for exchange pursuant to the Offer.

If holders of Endocare Shares elect to receive shares of HealthTronics Common Stock in excess of the maximum aggregate number of shares of HealthTronics Common Stock issuable pursuant to the Offer, then:

•	all Endocare Shares covered by elections to receive cash and all Endocare Shares for which no election was made will be exchanged for $1.35 per share in cash; and

•	for each election to receive shares of HealthTronics Common Stock:

•

the number of Endocare Shares subject to such election that will be converted into the right to receive shares of HealthTronics Common Stock will equal the total number of Endocare Shares subject to such election, multiplied by a fraction (rounded down to the nearest Endocare Share):

•	the numerator of which will be the maximum number of shares of HealthTronics Common Stock issuable in the Offer, and

•	the denominator of which will be the product of the aggregate number of Endocare Shares subject to all elections to receive HealthTronics Common Stock, multiplied by 0.7764.

•

all other Endocare Shares subject to such election, other than that number converted into the right to receive shares of HealthTronics Common Stock as set forth above, will be converted into the right to receive $1.35 in cash.

All such prorations shall be applied on a pro rata basis, such that each Endocare stockholder who tenders Endocare Shares subject to an election to receive HealthTronics Common Stock bears its proportionate share of the proration. In no event will the number of shares of HealthTronics Common Stock to be paid in the Offer and the Merger exceed 19.9% of the shares of HealthTronics Common Stock outstanding at the time of closing the Offer.

Over-Election of Cash

The maximum aggregate amount of cash payable pursuant to the Offer will be:

•	$1.35 (subject to increase in certain limited circumstances) multiplied by

•	50% of the total number of Endocare Shares that are tendered and accepted for exchange pursuant to the Offer.

If holders of Endocare Shares elect to receive cash in excess of the maximum aggregate amount of cash payable in the Offer, then:

•

all Endocare Shares covered by elections to receive HealthTronics Common Stock and all Endocare Shares for which no election was made will be exchanged for 0.7764 of a share of HealthTronics Common Stock; and

•	for each election to receive cash:

•

the number of Endocare Shares that will be converted into the right to receive cash will be the total number of Endocare Shares subject to such election to receive cash multiplied by a fraction (rounded down to the nearest Endocare share):

•	the numerator of which will be the maximum aggregate cash payable in the Offer, and

•	the denominator of which will be the product of the aggregate number of Endocare Shares subject to all elections to receive cash, multiplied by $1.35.

•

all other Endocare Shares subject to such cash election, other than the number converted into the right to receive cash consideration as set forth above, shall be converted into the right to receive 0.7764 of a share of HealthTronics Common Stock.

All prorations shall be applied on a pro rata basis, such that each Endocare stockholder who tenders Endocare Shares subject to an election to receive cash bears its proportionate share of the proration.

Consequences of Tendering with No Election

Endocare stockholders who tender but do not make a valid election will be allocated Offer consideration as follows:

•	if there is an oversubscription of cash elections, the stockholders will receive HealthTronics Common Stock;

•	if there is an oversubscription of stock elections, the stockholders will receive cash; and

•

if there are no oversubscriptions, then the stockholders will receive HealthTronics Common Stock. If a stock election oversubscription would result from this allocation, then (1) to the extent of the oversubscription, the Endocare stockholders will receive cash and (2) all of the Endocare stockholders who tendered Endocare Shares but did not make a valid election will receive a pro rata portion of the aggregate stock and cash consideration to be paid with respect to the Endocare Shares tendered but for which no valid election was made.

Fractional Shares

Endocare stockholders will not receive any fractional shares of HealthTronics Common Stock in the Offer. Instead of receiving any fractional shares of HealthTronics Common Stock to which Endocare stockholders otherwise would be entitled, they will receive an amount in cash (without interest) equal to (1) the fractional share interest (expressed as a percentage) to which the stockholder would otherwise be entitled, multiplied by (2) the closing price per share of HealthTronics Common Stock on the date the Offer closes, as reported on the NASDAQ Global Select Market.

Distribution of Offering Materials

Offeror requested Endocare provide access to an Endocare stockholder list and security position listings to communicate with Endocare stockholders and to distribute the Offer materials to Endocare stockholders. Upon compliance by Endocare with this request, the prospectus/offer to exchange, the related letter of election and transmittal and other relevant materials were sent to record holders of Endocare Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Endocare’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Endocare Shares.

Expiration of the Offer

The Offer is currently scheduled to expire at 5:00 p.m., New York City time on Tuesday, July 21, 2009. The term “expiration date” means 5:00 p.m., New York City time, on Tuesday, July 21, 2009, unless Offeror extends the period of time for which the Offer is open, in which case the term “expiration date” means the latest time and date on which the Offer, as so extended, expires. For more information, Endocare stockholders should read the discussion immediately below under “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Offeror is not required to accept for exchange or exchange any Endocare Shares if the conditions of the Offer are not met. Under the Merger Agreement, Offeror must extend the period of time during which the Offer remains open:

•

in increments of no more than 10 business days each, if at the scheduled expiration date any of the conditions of the Offer have not been satisfied or waived (provided, that Offeror is not required to extend the Offer if at the then scheduled expiration date HealthTronics or Offeror is permitted to terminate the Merger Agreement and does so terminate the Merger Agreement), and

•	for any period required by the SEC applicable to the Offer.

The Merger Agreement provides that the agreement may be terminated if the Offer has not been consummated on or before September 30, 2009. See “The Merger Agreement—Termination of the Merger Agreement.” Offeror may extend the Offer by giving oral or written notice of the extension to the exchange agent. During any such extension, all Endocare Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering Endocare stockholder’s right to withdraw its Endocare Shares. Endocare stockholders should read the discussion under “—Withdrawal Rights” for more details.

To the extent legally permissible, Offeror also reserves the right at any time or from time to time:

•

to extend the Offer on one occasion only for no more than 10 business days if all of the conditions to the Offer have been satisfied but less than 90% of the total Endocare Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled expiration date; and

•	to waive any condition, other than those not subject to waiver as set forth in “—Conditions of the Offer.”

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement promptly thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date that is being extended. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act. If, prior to the expiration date, Offeror changes the percentage of Endocare Shares being sought or the consideration offered, that change will apply to all holders whose Endocare Shares are accepted for exchange pursuant to the Offer. If at the time notice of that change is first published, sent or given to Endocare stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 5:00, New York City time.

No subsequent offering period will be available after the Offer.

Conditions of the Offer

Pursuant to the terms of the Merger Agreement, Offeror is not required to accept for exchange or exchange any Endocare Shares, may postpone the acceptance for exchange, or exchange, of tendered Endocare Shares if at the scheduled expiration date of the Offer any of the conditions to the Offer are not met, and Offeror may, in its reasonable discretion (but subject to the requirements of applicable laws) terminate or amend the Offer in accordance with the Merger Agreement if the following conditions are not met. The conditions to the Offer are as follows:

Accuracy of Representations and Warranties and Covenant Compliance

In accordance with the Merger Agreement:

•

the representations and warranties of Endocare contained in the Merger Agreement (without giving affect to any materiality or material adverse effect qualifiers) shall be true and correct, except where the failure to be true and correct has not had and would not be reasonably expected to have a material adverse effect on Endocare;

•	Endocare shall have performed in all material respects all of its obligations required to be performed by it under the Merger Agreement or any ancillary agreement; and

•	HealthTronics shall have received a certificate from an officer of Endocare certifying as to the above.

Minimum Tender

There shall have been validly tendered and not properly withdrawn prior to the Expiration Date, a number of Endocare Shares which, together with any Endocare Shares that HealthTronics Offeror or any other wholly-owned subsidiary of HealthTronics beneficially owns, will constitute at least a majority of the total number of outstanding Endocare Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Endocare Shares had been so converted, exercised or exchanged) as of the date that Offeror accepts the Endocare Shares for exchange.

Certain Other Conditions

The other conditions to the Offer are as follows:

•

No governmental authority is in the process of (i) investigating or (ii) conducting proceedings regarding the Merger Agreement, any ancillary agreements or the transactions contemplated by the Merger Agreement which make it reasonably possible, in HealthTronics’ reasonable determination, that as a result of such investigation or proceedings, an order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a governmental authority that would enjoin, materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Offer or the Merger.

•

No governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Offer or the Merger.

•	The shares of HealthTronics Common Stock to be issued in the Offer and the Merger must have been approved for listing on the Nasdaq, subject to official notice of issuance.

•

The Form S-4 has become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 has been issued and no proceedings for that purpose have been initiated or threatened by the SEC, and HealthTronics shall have received all material state securities law or blue sky authorizations.

•	No event has occurred that has had or is reasonably likely to have a material adverse change on Endocare.

The conditions to the Offer set forth in the Merger Agreement (i) are for the sole benefit of HealthTronics and Offeror, (ii) may be asserted by HealthTronics or Offeror regardless of the circumstances giving rise to any of these conditions (other than a breach by HealthTronics or Offeror of the Merger Agreement) and (iii) may be waived by HealthTronics or Offeror, provided that the conditions described under “Minimum Tender” and the second through fourth bullets under “—Certain Other Conditions” are not waivable. Under the Merger Agreement, Endocare must consent before (A) Offeror reduces the number of Endocare Shares subject to the Offer, (B) Offeror reduces the amount of Cash Consideration or Stock Consideration payable in the Offer, (C) Offeror waives or changes the minimum tender condition described above under “—Minimum Tender”, (D) Offeror adds any additional conditions to the Offer, (E) Offeror modifies any condition to the Offer or amends any term of the Offer in any manner materially adverse to the holders of Endocare Shares or (F) Offeror changes the form of consideration.

Interests of Certain Persons

Interests of Management and the Endocare Board

In considering the recommendations of the Endocare board of directors with respect to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the fairness of the consideration to be received in the Offer and the Merger, Endocare stockholders should be aware that certain officers and directors of Endocare have interests in the Offer and the Merger which may constitute conflicts of interest, as described below and in more detail in Endocare’s Solicitation/Recommendation Statement on Schedule 14D-9, including the Information Statement attached as Annex A to the Schedule 14D-9. The Endocare board of directors was aware of these interests and considered them, among other matters, in recommending the tender of Endocare Shares in the Offer and approval of the Merger.

Potential Acceleration of Vesting of Equity Awards of Endocare Upon a Change of Control

Directors of Endocare. Pursuant to various equity incentive plans of Endocare, all options to purchase Endocare Shares held by directors will accelerate in full immediately prior to the closing of the Offer and all forfeiture restrictions and repurchase rights applicable to outstanding restricted stock units held by directors terminate and such restricted stock units vest immediately prior to the closing of the Offer.

Executive Officers of Endocare. Pursuant to various equity incentive plans of Endocare, all options to purchase Endocare Shares held by officers will accelerate and vest in full immediately prior to the closing of the Offer and all forfeiture restrictions and repurchase rights applicable to outstanding restricted stock units held by officers terminate and such restricted stock units vest immediately prior to the closing of the Offer.

The following table lists the directors and executive officers of Endocare that are entitled to be issued Endocare Shares pursuant to their outstanding restricted stock units and Endocare’s Employee Deferred Stock Unit Program and Endocare’s Non-Employee Director Deferred Stock Unit Program. Although vesting of stock options to acquire Endocare common stock will be accelerated as well, because the exercise prices of all such stock options held by Endocare’s executive officers and directors exceed the $1.35 cash price in the Offer, such stock options are not included in the table below.

Name	Position with Endocare	Number of Shares underlying Restricted Stock Units	Number of Shares underlying Deferred Stock Units
John R. Daniels, M.D.	Director	9,204	44,226
David L. Goldsmith	Director and Interim Chairman of the Board	9,204	85,260
Eric S. Kentor	Director	9,204	58,854
Thomas R. Testman	Director	9,204	53,161
Michael R. Rodriguez	Senior Vice President, Finance and Chief Financial Officer	50,000	—
Clint B. Davis	Senior Vice President, Legal Affairs, General Counsel and Secretary	40,000	5,329(1)

(1)	All 5,329 shares underlying Mr. Davis’ Deferred Stock Units are scheduled to be issued pursuant to their terms on March 31, 2010.

Other Potential Payments to Officers of Endocare

Pursuant to the employment agreement between Endocare and Clint B. Davis, dated as of January 17, 2006 (as amended, the “Davis Employment Agreement”), if Mr. Davis’ employment is terminated by Endocare without cause (as defined in the Davis Employment Agreement) or if Mr. Davis resigns for good reason (as defined in the Davis Employment Agreement), then Mr. Davis will receive his base salary for 12 months in accordance with Endocare’s normal payroll policies. Mr. Davis will also be entitled to the benefits made generally available by Endocare to its employees for the twelve-month period following his termination.

Pursuant to the employment agreement between Endocare and Michael R. Rodriguez, dated as of August 11, 2004, (as amended, the “Rodriguez Employment Agreement”), if Mr. Rodriguez’s employment is terminated by Endocare without cause (as defined in the Rodriguez Employment Agreement) or if Mr. Rodriguez

resigns for good reason (as defined in the Rodriguez Employment Agreement), then Mr. Rodriguez will receive his base salary for twelve months in accordance with Endocare’s normal payroll policies. Mr. Rodriguez will also be entitled to the benefits made generally available by Endocare to its employees for the twelve-month period following his termination.

The following table sets forth the value of severance benefits for each executive officer if such officers terminate their employment for good reason or are terminated without cause in connection with or following the Offer and the Merger.

Name	Economic Value of Continuous Salary Payments	Economic Value of Continuous Health Benefits
Clint B. Davis	$245,140	$11,000
Michael R. Rodriguez	$230,476	$13,000

Employment Agreements with HealthTronics

HealthTronics does not anticipate entering into any new employment agreements with any executive officer of Endocare in connection with the Offer or the Merger.

Indemnification

The Merger Agreement provides that HealthTronics will cause the Surviving Corporation to indemnify and hold harmless, to the extent set forth in the charter documents of Endocare and as permitted by applicable law, each current and former director and officer of Endocare and its subsidiaries for a period of seven years following the Merger, provided that to the extent any such Person waived such rights or agreed to release Endocare and/or its subsidiaries from their respective obligations to honor such rights, such Person shall not be entitled to such rights. If any legal action is brought against any such indemnified person on or before the seventh anniversary, the indemnification rights will continue until the resolution of the legal action. In addition, Endocare is permitted to purchase a “tail” policy under Endocare’s existing directors’ and officers’ insurance policy which has an effective term of six years from the effective time of the Merger; provided, that the cost of the “tail” policy will not exceed $650,000. HealthTronics shall use commercially reasonably efforts to cause the Surviving Corporation to maintain such tail policy, provided that no additional amounts shall be payable by HealthTronics or the Surviving Corporation thereunder. For a more complete description of the indemnification of the officers and directors of Endocare and its subsidiaries, please see “Merger Agreement—Directors’ and Officers’ Indemnification.”

Exchange of Endocare Shares; Delivery of Cash and Shares of HealthTronics Common Stock

HealthTronics has retained American Stock Transfer & Trust Company as the depositary and exchange agent for the Offer to handle the exchange of Endocare Shares for the offer consideration, including payment of cash in lieu of any fractional shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, Endocare Shares validly tendered and not properly withdrawn promptly after the Expiration Date. In all cases, exchanges of Endocare Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those Shares, or a confirmation of a book-entry transfer of those Shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, Offeror will be deemed to have accepted for exchange Endocare Shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those Shares pursuant to the Offer. The exchange agent will deliver any cash and shares of HealthTronics Common Stock issuable in exchange for Endocare Shares validly tendered and accepted pursuant to the Offer as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering Endocare stockholders for the purpose of receiving cash and shares of HealthTronics Common Stock from Offeror and transmitting such cash and stock to the tendering Endocare stockholders. Endocare stockholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

If Offeror does not accept any tendered Endocare Shares for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Endocare Shares than are tendered for, Offeror will return certificates for such unexchanged Endocare Shares without expense to the tendering stockholder or, in the case of Endocare Shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the Endocare Shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the Offer.

Cash Instead of Fractional Shares of HealthTronics Common Stock

Instead of any fractional shares of HealthTronics Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Endocare Shares who otherwise would be entitled to receive a fraction of a share of HealthTronics Common Stock pursuant to the Offer will be paid an amount in cash (without interest) equal to (1) the fractional share interest (expressed as a percentage) to which the stockholder would otherwise be entitled, multiplied by (2) the closing price per share of HealthTronics Common Stock on the date the Offer closes, as reported on the NASDAQ Global Select Market. As soon as practicable after the determination of the amount of cash to be paid to former holders of Endocare Shares in respect of any fractional shares of HealthTronics Common Stock, Offeror will deposit such amount with the exchange agent.

Withdrawal Rights

Endocare stockholders can withdraw tendered Endocare Shares at any time until the Offer expires and, if Offeror has not agreed to accept the shares for exchange in the Offer by August 16, 2009, Endocare stockholders can withdraw their Endocare Shares from tender at any time after such date until Offeror accepts the shares for exchange.

For the withdrawal of Endocare Shares to be effective, the exchange agent must receive a written notice of withdrawal from the Endocare stockholder at one of its addresses set forth on the back cover of this prospectus/offer to exchange, prior to the Expiration Date. The notice must include the stockholder’s name, address, social security number, the certificate number(s), the number of Endocare Shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the Endocare Shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If Endocare Shares have been tendered pursuant to the procedures for book-entry tender discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Endocare Shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Offeror, HealthTronics, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any Endocare Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, an Endocare stockholder may retender withdrawn Endocare Shares by following the applicable procedures discussed under the sections “—Procedure for Tendering” or “—Guaranteed Delivery” at any time prior to the expiration date.

Procedure for Tendering

For an Endocare stockholder to validly tender Endocare Shares pursuant to the Offer:

•

a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees, any other required documents, and certificates for tendered Endocare Shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange before the expiration date;

•

an agent’s message (which is described below) in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, and the Endocare Shares must be tendered into the exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the expiration date; or

•	the terms and conditions of the guaranteed delivery procedure set forth below under “—Guaranteed Delivery” must be met.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Endocare Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the Endocare Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of Endocare Shares by causing DTC to transfer such shares prior to the Expiration Date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Endocare Shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the Expiration Date, or the guaranteed delivery procedures described below must be followed. Offeror cannot assure Endocare stockholders that book-entry delivery of Endocare Shares will be available. If book-entry delivery is not available, Endocare stockholders must tender Endocare Shares by means of delivery of Endocare Share certificates or pursuant to the guaranteed delivery procedure set forth below under “—Guaranteed Delivery.”

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which Endocare Shares are tendered either by a registered holder of Endocare Shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for Endocare Shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged Endocare Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of Endocare Share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Endocare stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured. In all cases, Endocare stockholders should allow sufficient time to ensure timely delivery.

To prevent backup United States federal income tax withholding, each Endocare stockholder must provide the exchange agent with its correct Taxpayer Identification Number and certify whether it is subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the letter of election and transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit an Internal Revenue Service Form W-8BEN, or other applicable Form W-8, signed under penalties of perjury, attesting to that individual’s exempt status.

The tender of Endocare Shares pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering Endocare stockholder upon the terms and subject to the conditions of the Offer.

Guaranteed Delivery

Endocare stockholders desiring to tender Endocare Shares pursuant to the Offer but whose certificates are not immediately available or cannot otherwise be delivered with all other required documents to the exchange agent prior to the Expiration Date or who cannot complete the procedure for book-entry transfer on a timely basis, may nevertheless tender Endocare Shares, as long as all of the following conditions are satisfied:

•	the tender is by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Offeror, is received by the exchange agent as provided below on or prior to the Expiration Date; and

•

the certificates for all tendered Endocare Shares (or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of election and transmittal are received by the exchange agent at one of its addresses on the back cover of this prospectus within three trading days after the date of execution of such notice of guaranteed delivery.

An Endocare stockholder may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at one of its addresses on the back cover of this prospectus/offer to exchange. The notice must include a guarantee by an eligible institution in the form set forth in the notice.

In all cases, Offeror will exchange Endocare Shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for Endocare Shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of election and transmittal as set forth above, an Endocare stockholder irrevocably appoints Offeror’s designees as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its Endocare Shares tendered and accepted for exchange by Offeror and with respect to any and all other Endocare Shares and other securities issued or issuable in respect of those Endocare Shares on or after the Expiration Date. That appointment is effective, and voting rights will be affected, when and only to the extent that Offeror accepts tendered Endocare Shares for exchange pursuant to the Offer and deposits with the exchange agent the Cash Consideration or the Stock Consideration for such Endocare Shares. All such proxies shall be considered coupled with an interest in the tendered Endocare Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Endocare stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Offeror’s designees will, with respect to the Endocare Shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Endocare’s stockholders or otherwise, including a meeting of the Endocare stockholders to vote on the Merger if required under Delaware law. Offeror reserves the right to require that, in order for Endocare Shares to be deemed validly tendered, immediately upon the exchange of such shares, Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by Offeror in accordance with terms of the Offer, the appointment will not be effective and Offeror shall have no voting rights as a result of the tender of Endocare Shares.

Fees and Commissions

Tendering registered Endocare stockholders who tender Endocare Shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Endocare stockholders who hold shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering Endocare Shares pursuant to the Offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of Endocare Shares pursuant to the Offer will be paid by Offeror.

Matters Concerning Validity and Eligibility

Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Endocare Shares, in its sole discretion, and its determination shall be final and binding. Offeror reserves the absolute right to reject any and all tenders of Endocare Shares that it determines are not in the proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Endocare Shares. No tender of Endocare Shares will be deemed to have been validly made until all defects and irregularities in tenders of Endocare Shares have been cured or waived. None of Offeror, HealthTronics, Endocare, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Endocare Shares or will incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

Endocare stockholders who have any questions about the procedure for tendering Endocare Shares in the Offer should contact the information agent at its addresses and telephone numbers set forth on the back cover of this prospectus/offer to exchange.

Announcement of Results of the Offer

HealthTronics will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered Endocare Shares for exchange, as promptly as practicable following the expiration of the Offer. The announcement will be made by a press release in accordance with applicable NASDAQ requirements.

Ownership of HealthTronics After the Offer and the Merger

Assuming that:

•	all outstanding options to purchase Endocare Shares are terminated at the closing of the Offer;

•	all outstanding Series A and Series B warrants to purchase Endocare Shares are terminated at the closing of the Offer;

•	all unvested deferred stock units are terminated at the closing of the Offer;

•

Offeror exchanges, pursuant to the Offer and the Merger, 12,619,806 Endocare Shares, which number is the sum of (i) 11,926,178, the total number of Endocare Shares Endocare represented there were outstanding on June 7, 2009 (ii) 422,657 shares assumed to have been issued upon payout of restricted stock units at the time the Offer closes, which number of shares Endocare represented was underlying all restricted stock units as of June 7, 2009, and (iii) 270,971 shares assumed to have been issued upon payout of vested deferred stock units at the time the Offer closes, which number of shares Endocare represented was underlying all vested deferred stock units as of June 7, 2009;

•	there is no increase in the cash and stock consideration in the Offer and Merger; and

•	38,045,146 shares of HealthTronics Common Stock are outstanding immediately prior to the consummation of the Merger;

former Endocare stockholders would own in the aggregate approximately 16% of the outstanding shares of HealthTronics Common Stock if 75% of the consideration is paid in HealthTronics Common Stock and approximately 11% of the outstanding HealthTronics Common Stock after the Merger if 50% of the consideration is paid in HealthTronics Common Stock.

Material U.S. Federal Income Tax Consequences

The following discussion is the opinion of Akin Gump Strauss Hauer & Feld LLP, tax counsel to HealthTronics, as to the material U.S. federal income tax consequences of the Offer and Merger to Endocare stockholders. This discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the Offer and Merger. This discussion applies only to Endocare stockholders that hold their shares of Endocare common stock, and will hold any shares of HealthTronics Common Stock received in exchange for their shares of Endocare common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the Offer and Merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of Endocare stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and holders who acquired their shares of Endocare common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. ENDOCARE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Treatment of the Offer and the Merger as a Reorganization

Akin Gump Strauss Hauer & Feld LLP intends to render an opinion at the closing of the Merger that the Offer and the Merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. This opinion of counsel will be given in reliance on customary representations and assumptions as to certain factual matters, including the following: (i) the Offer and the Merger will take place in accordance with all of the terms and conditions of the Offer and the Merger as described in this prospectus/offer to exchange without the waiver or modification of any of those terms or conditions, (ii) none of HealthTronics, Endocare, or any related party acquires or redeems, in connection with the Offer or the Merger, shares of HealthTronics Common Stock issued to Endocare stockholders pursuant to the Offer or the Merger (other than pursuant to an open market stock repurchase program), (iii) after the Offer and the Merger, the surviving corporation in the Merger will continue Endocare’s historic business or will use a significant portion of Endocare’s historic business assets in a business, (iv) the description of Endocare’s business operations set forth in its SEC filings is accurate in all material respects and there will be no material changes in such operations prior to the closing of the Merger and (v) the price of HealthTronics Common Stock is sufficiently high on the applicable valuation date, as specially determined for federal income tax purposes, that the value of the Stock Consideration is at least 40% of the aggregate value of the Stock Consideration and non-Stock Consideration. (Non-Stock Consideration consists almost entirely of the Cash Consideration but may also include the value of certain additional rights that are deemed to be transferred for federal income tax purposes).

HealthTronics does not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Offer and the Merger. The opinion of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinion. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. In addition, the opinion of counsel is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. The following are the material federal income tax consequences to Endocare stockholders who, consistent with the opinion of counsel referred to above, receive their shares of HealthTronics Common Stock and/or cash pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The U.S. federal income tax consequences of the Offer and the Merger to each Endocare stockholder will vary depending on whether the Endocare stockholder receives cash, HealthTronics Common Stock, or a combination of cash and HealthTronics Common Stock in exchange for the stockholder’s shares of Endocare common stock. At the time that an Endocare stockholder makes an election to receive cash or stock, the stockholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each stockholder will not be ascertainable with certainty until the stockholder knows the amount of cash and/or stock that will be received as a result of the Offer and/or the Merger.

Consequences to Endocare Stockholders

Holders who Exchange Endocare Shares Solely for Cash

Holders of Endocare Shares who exchange all of their Endocare Shares solely for cash in the Offer or the Merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Endocare Shares exchanged. The amount and character of gain or loss will be computed separately for each block of Endocare Shares that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the date of sale or exchange, such stockholder has held the Endocare Shares for more than one year or will be short term if, as of such date, such stockholder has held the Endocare Shares for one year or less.

Holders who Exchange Endocare Shares Solely for HealthTronics Common Stock

Holders of Endocare Shares who exchange all of their Endocare Shares solely for shares of HealthTronics Common Stock in the Offer or the Merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of HealthTronics Common Stock. Each holder’s aggregate tax basis in the HealthTronics Common Stock received in the Offer or the Merger will be the same as his or her aggregate tax basis in the Endocare Shares surrendered in the transaction, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the HealthTronics Common Stock received in the Offer or the Merger by a holder of Endocare Shares will include the holding period of the Endocare Shares that he or she surrendered. If an Endocare stockholder has differing tax bases and/or holding periods in respect of the stockholder’s Endocare Shares, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of HealthTronics Common Stock that the stockholder receives.

Holders who Exchange Endocare Shares for HealthTronics Common Stock and Cash

Endocare stockholders who exchange Endocare Shares for a combination of HealthTronics Common Stock and cash pursuant to the Offer or the Merger will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the HealthTronics Common Stock received in the exchange over (ii) the tax basis of the Endocare Shares surrendered in the transaction. For this purpose, an Endocare stockholder must calculate gain or loss separately for each identifiable block of Endocare Shares that such stockholder surrenders pursuant to the transaction, and an Endocare stockholder cannot offset a loss realized on one block of such shares against a gain recognized on another block of such shares. Any gain recognized generally will be treated as capital gain, except that the stockholder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Code). The aggregate tax basis in the HealthTronics Common Stock received pursuant to the Offer or the Merger (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the Endocare Shares surrendered in the transactions, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as dividend income. The holding period of the HealthTronics Common Stock received in the Offer or the Merger by a holder of Endocare Shares will include the holding period of the Endocare Shares that he or she surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of HealthTronics Common Stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below. If an Endocare stockholder has differing tax bases and/or holding periods in respect of the stockholder’s Endocare Shares, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of HealthTronics Common Stock that the stockholder receives.

The Receipt of Cash in Lieu of a Fractional Share

A holder of Endocare Shares who receives cash in lieu of a fractional share of HealthTronics Common Stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the HealthTronics Common Stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

Consequences to Endocare Stockholders if the Price of HealthTronics Common Stock Drops Significantly Prior to the Closing of the Offer and Merger

One of the requirements for a tax-free reorganization for federal income tax purposes is that a certain percentage, measured by value, of the total consideration in the reorganization must be paid in stock of the acquiring company. There is no controlling authority on what this minimum percentage is, although applicable treasury regulations seem to set forth a 40% safe harbor. In order for this minimum threshold to be met, it is necessary for the value of the HealthTronics Common Stock to constitute at least 40% of the aggregate consideration paid in the Offer and the Merger on the applicable valuation date. Aggregate consideration for these purposes generally equals the sum of the Cash Consideration and the Stock Consideration and includes the value of certain contingent rights received in the Offer and the Merger. It is clear that this requirement is satisfied if the HealthTronics Common Stock constitutes at least 40% of the aggregate consideration upon the closing of the Merger. It is less certain whether an earlier valuation date can be applied in respect of all or a portion of the stock. The proration mechanisms in the Merger Agreement would increase the percentage of Stock Consideration in order to meet this requirement. Despite these mechanisms, however, there are circumstances where the HealthTronics Common Stock may not constitute at least 40% of the aggregate consideration. If the value of the Stock Consideration on the applicable valuation date is not at least 40% of the aggregate consideration, Akin Gump Strauss Hauer & Feld LLP will not render an opinion on the reorganization and the direction of the Merger would reverse, such that the Offeror would merge with and into Endocare with Endocare as the surviving corporation, and the transaction would be treated as a taxable sale of stock for U.S. federal income tax purposes. If that occurs, you will be required to recognize gain or loss on the value of both Cash and Stock Consideration received in the Offer and Merger.

Consequences to HealthTronics and Endocare

Neither HealthTronics nor Endocare will recognize gain or loss as a result of the Offer and Merger, except for any gain that might arise if HealthTronics pays cash or property to Endocare in connection with these transactions and such cash or property is not distributed to Endocare shareholders. HealthTronics does not expect any such gain to be material.

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for Endocare Shares, including cash received instead of a fractional share interest in shares of HealthTronics Common Stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Legal Proceedings

On June 5, 2009, Endocare sent notice to Galil terminating the Galil merger agreement (and the related private placement of Endocare common stock) on the basis that not all of the closing conditions to the Galil merger were capable of being fulfilled. Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and it intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contractual rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger. Endocare believes Galil’s claims are without merit and intends to vigorously defend against the lawsuit. This action could prevent or delay the closing of the Offer and the closing of the Merger. In addition, any settlement or other conclusion of such an action in a manner adverse to Endocare or HealthTronics could result in a payment to Galil, which could have a material adverse effect on Endocare and/or HealthTronics. In addition, the cost of defending such an action, even if resolved favorably, could be substantial. If this matter is not settled prior to the consummation of the Offer, or if this matter is settled prior to consummation of the Offer and the full $1.75 million break-up fee is paid to Galil, the cash and stock consideration to be paid in the Offer and the Merger will not increase.

Purpose of the Offer; the Merger; Appraisal Rights

Purpose of the Offer; the Merger

The purpose of the Offer is for HealthTronics to acquire control of, and ultimately the entire equity interest in, Endocare. The Offer, as the first step in the acquisition of Endocare, is intended to facilitate the acquisition of Endocare. The purpose of the Merger is for HealthTronics to acquire all outstanding Endocare Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, HealthTronics intends to seek to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Surviving Corporation would become a wholly-owned subsidiary of HealthTronics.

If Offeror owns 90% or more of the outstanding Endocare Shares following consummation of the Offer, HealthTronics is required to consummate the Merger as a “short-form” merger pursuant to Section 253 of the DGCL. In this case, neither the approval of any holder of Endocare Shares (other than Offeror) nor the approval of Endocare’s board of directors would be required. After the Offer is consummated, but prior to the completion of the Merger, Offeror may acquire additional Endocare Shares on the open market or in privately negotiated transactions to the extent required to reach the threshold of 90% ownership by Offeror of Endocare Shares, provided that any such purchases will not cause the Offer and the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the consideration paid per Endocare Share in the Offer.

If Offeror owns less than 90% of the outstanding Endocare Shares following the consummation of the Offer, HealthTronics is required to seek to have Endocare’s board of directors submit the Merger to Endocare’s stockholders for approval in accordance with the DGCL. If the minimum tender condition described in “The Offer—Conditions of the Offer” is satisfied, HealthTronics will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Merger without the affirmative vote of any other Endocare stockholder.

In the Merger, each Endocare Share (except for treasury shares of Endocare, Endocare Shares held by Endocare and its wholly-owned subsidiary and Endocare Shares owned by HealthTronics, Offeror, or any other wholly-owned subsidiary of HealthTronics, including Endocare Shares acquired by Offeror in the Offer) would be converted into the right to receive, at the election of the holder thereof, cash or shares of HealthTronics Common Stock, subject to proration and appraisal rights under Delaware law, as more fully described below.

In the Merger, Endocare stockholders will have the opportunity to elect to receive the same consideration available as in the Offer, subject to the same proration mechanisms as those in the Offer and subject to adjustments necessary to preserve the status of the Offer and the Merger as a reorganization under Section 368(a) of the Code. If a holder of Endocare Shares has effectively demanded an appraisal of such stockholder’s Endocare Shares prior to the Merger and not withdrawn such demand or lost such rights within 30 days after the form of election and transmittal is mailed to former Endocare stockholders, such stockholder’s shares will be treated as Endocare Shares electing to receive stock in the Merger, even if the holder thereof does not subsequently perfect its rights of appraisal.

Rule 13e-3 promulgated under the Exchange Act, which HealthTronics does not believe would apply to the Merger if the Merger occurs within one year of the completion of the Offer, would require, among other things, that some financial information concerning Endocare, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Endocare, be filed with the SEC and disclosed to stockholders prior to the completion of the Merger.

Appraisal Rights

The Offer does not entitle Endocare stockholders to appraisal rights with respect to the Endocare Shares.

The Merger does entitle Endocare stockholders to appraisal rights with respect to their Endocare Shares. If the Merger is consummated, holders of Endocare Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Endocare Shares. Under Section 262, Endocare stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Endocare Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of Endocare Shares could be based upon factors other than, or in addition to, the price per Endocare Share to be paid in the Merger or the market value of the Endocare Shares. The value so determined could be more or less than the price per share of Endocare Shares to be paid in the Merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex D to this prospectus/offer to exchange. Endocare stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of HealthTronics Common Stock are not entitled to appraisal rights in connection with the Offer or the Merger.

Plans for Endocare

In connection with the Offer, HealthTronics has reviewed and will continue to review various possible business strategies that it might consider in the event that Offeror acquires control of Endocare, whether pursuant to the Offer, the Merger or otherwise. Following a review of additional information regarding Endocare, these changes could include, among other things, changes in Endocare’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

Delisting and Termination of Registration

If Endocare qualifies for termination of registration under the Exchange Act after the Merger is consummated, HealthTronics intends to delist the Endocare Shares from listing on the NASDAQ Capital Market and to terminate the registration of Endocare Shares under the Exchange Act promptly following consummation of the Merger. See “—Effect of the Offer on the Market for Endocare Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management

Upon consummation of the Merger, the directors of Offeror as the Surviving Corporation will be the directors of Offeror immediately prior to the effective time of the Merger, and the officers of Offeror as the Surviving Corporation will be the officers of Offeror immediately prior to the effective time of the Merger.

Effect of the Offer on the Market for Endocare Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Endocare Shares

According to Endocare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, there were 213 holders of record of Endocare Shares as of February 28, 2009. The purchase of Endocare Shares by Offeror pursuant to the Offer will reduce the number of holders of Endocare Shares and the number of Endocare Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Endocare Shares held by the public. The extent of the public market for Endocare Shares after consummation of the Offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding Endocare Shares, the aggregate market value of the Endocare Shares held by the public at such time, the interest of maintaining a market in the Endocare Shares and analyst coverage of Endocare on the part of any securities firms and other factors.

NASDAQ Quotation

The Endocare Shares are quoted on the NASDAQ Capital Market. Depending upon the number of Endocare Shares acquired pursuant to the Offer and the aggregate market value of any Endocare Shares not purchased pursuant to the Offer, Endocare Shares may no longer meet the standards for continued listing on the NASDAQ Capital Market and may be delisted from the NASDAQ. The published guidelines of the NASDAQ Capital Market state that it would consider delisting shares of a company listed on the NASDAQ Capital Market if, among other things, the number of public holders of such shares falls below 300, the number of publicly held shares falls below 500,000 or the market value of publicly held shares falls below $1,000,000. If Endocare Shares are delisted from the NASDAQ Capital Market, the market for Endocare Shares would be adversely affected as described above. If Endocare Shares are not delisted prior to the Merger, then HealthTronics intends to delist the Endocare Shares from the NASDAQ Capital Market promptly following consummation of the Merger.

Registration Under the Exchange Act

Endocare Shares currently are registered under the Exchange Act. This registration may be terminated upon application by Endocare to the SEC if Endocare Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Endocare to holders of Endocare Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Endocare Shares. In addition, “affiliates” of Endocare and persons holding “restricted securities” of Endocare may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Endocare Shares under the Exchange Act is not terminated prior to the Merger, then HealthTronics intends to terminate the registration of Endocare Shares following consummation of the Merger.

Margin Regulations

Endocare Shares currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Endocare Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Endocare Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Endocare Shares could no longer be used as collateral for loans made by brokers.

Dividends and Distributions by Endocare

If between June 7, 2009 and the effective time of the Merger the outstanding shares of HealthTronics Common Stock or Endocare Shares have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, the Cash Consideration, Stock Consideration, and prorations and adjustments will be adjusted if and as appropriate to provide holders of Endocare Shares the same economic effect as contemplated by the Merger Agreement as if such event had not occurred.

Certain Legal Matters; Regulatory Approvals

HealthTronics is not aware of any governmental license or regulatory permit that appears to be material to Endocare’s business that might be adversely affected by Offeror’s acquisition of Endocare Shares pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Offeror’s acquisition or ownership of Endocare Shares pursuant to the Offer. Should any of these approvals or other actions be required, HealthTronics and Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), or (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to Endocare’s business, or (c) certain parts of Endocare’s or HealthTronics’, or any of their respective subsidiaries’, businesses would not have to be disposed of or held separate.

Certain Relationships With Endocare

Advanced Medical Partners, Inc., a wholly-owned subsidiary of HealthTronics (“AMPI”), is a customer of and acquires cryoablation products from Endocare. HealthTronics acquired AMPI in April 2008. According to Endocare’s Form 10-K for the year ended December 31, 2008, AMPI accounted for 37.0% and 42.1% of Endocare’s revenues for 2008 and 2007, respectively. Pursuant to the Amended and Restated Endocare Service Agreement between Endocare and AMPI, dated January 9, 2006, the parties set forth the terms under which Endocare has agreed to provide AMPI the opportunity to provide cryosurgical support services to at least fifty percent of all urology cyrosurgical cases using Endocare’s products and AMPI agrees to provide or arrange for certain services in connection with cryotherapy to hospitals. This agreement automatically renews for successive one year terms on January 31 of each year. Either party may terminate the agreement upon giving the other party ninety days’ prior written notice. In addition, from time to time, in the ordinary course of business, Endocare and AMPI enter into agreements related to the purchase and sale of Endocare’s products and services.

As of the date of the Offer, HealthTronics does not own any Endocare Shares. Neither HealthTronics nor Offeror have effected any transaction in securities of Endocare in the past 60 days. To the best of HealthTronics and Offeror’s knowledge, after reasonable inquiry, none of the persons listed on the table set forth in “HealthTronics Management” of this prospectus/offer to exchange, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Endocare or has effected any transaction in securities of Endocare during the past 60 days.

Except as described in this prospectus/offer to exchange, (i) there have been no contracts, negotiations or transactions since January 1, 2007, between HealthTronics, or to the best of HealthTronics and Offeror’s knowledge, any of their directors, executive officers or other affiliates on the one hand, and Endocare or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of Endocare’s directors, or the sale of a material amount of Endocare’s assets, and (ii) neither HealthTronics nor Offeror, nor to the best knowledge of HealthTronics or Offeror, after reasonable inquiry, none of the persons listed on the table set forth in “HealthTronics Management” of this prospectus/offer to exchange, nor any of their respective affiliates, have any other present or proposed material agreement, arrangement or understanding or relationship with Endocare or any of its executive officers, directors, controlling persons or subsidiaries.

Source and Amount of Funds

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming (1) 50% of the consideration is paid in cash and 50% of the consideration is paid in HealthTronics Common Stock, (2) all Endocare Shares underlying restricted stock units and deferred stock units are paid out and tendered, (3) all stock options and warrants to acquire Endocare Shares are not exercised and are terminated because they are out-of-the-money, and (4) neither the price per Endocare Share nor the exchange ratio is increased under the terms of the Merger Agreement, Offeror estimates that the amounts required to purchase Endocare Shares will be approximately 4,899,008 shares of HealthTronics Common Stock and $8,518,369 of cash.

Assuming (1) 75% of the consideration is paid in HealthTronics Common Stock and 25% of the consideration is paid in cash, (2) all Endocare Shares underlying restricted stock units and deferred stock units are paid out and tendered, (3) all stock options and warrants to acquire Endocare Shares are not exercised and are terminated because they are out-of-the-money, and (4) neither the price per Endocare Share nor the exchange ratio is increased under the terms of the Merger Agreement, Offeror estimates that the amounts required to purchase Endocare Shares will be approximately 7,348,512 shares of HealthTronics Common Stock and $4,259,184 of cash.

HealthTronics expects to have sufficient cash on hand and available under its existing senior credit facility to complete the transactions contemplated by the Offer and the Merger and to pay fees, expenses and other related amounts.

HealthTronics intends to draw upon the revolver under its senior credit facility in order to fund the cash consideration to be paid in the Offer and the Merger, along with the funding of the prepayment of Endocare’s loan and security agreement with Silicon Valley Bank and any payment in respect of the Galil break-up fee according to the terms of the Merger Agreement. The lenders under HealthTronics’ senior credit facility are JPMorgan Chase Bank, National Association, Bank of America, N.A., and Wachovia Bank, NA. Our senior credit facility is comprised of a five-year $60 million revolving line of credit due March 2010 and a $125 million senior secured term loan B due 2011. We entered into this senior credit facility in March 2005 and amended it in April and October 2008. The loan bears interest at a variable rate equal to LIBOR + 1.25 to 2.25% or prime + .25 to 1.25%. On July 31, 2006, we used a portion of the proceeds from the sale of our specialty vehicle manufacturing segment to repay the term loan B in full. As of March 31, 2009, we have drawn $37 million on the revolver. Although we plan to either extend the maturity date of our senior credit facility or enter into a new credit facility prior to its maturity in March 2010, we have reflected all amounts outstanding as current in the accompanying condensed consolidated balance sheet as of March 31, 2009. Our senior credit facility contains covenants that, among other things, limit our ability to incur debt, create liens, make investments, sell assets, pay dividends, make capital expenditures, make restricted payments, enter into transactions with affiliates, and make acquisitions. In addition, our facility requires us to maintain certain financial ratios. Our facility is secured by substantially all of our assets except our interests in non-wholly-owned subsidiaries and certain other excluded assets. We were in compliance with the covenants under our senior credit facility as of March 31, 2009.

HealthTronics expects to have sufficient cash on hand and availability under its senior credit facility to complete the transactions contemplated by the Offer and the Merger and to pay fees, expenses and other related amounts.

Fees and Expenses

HealthTronics has retained D.F. King & Co., Inc. as information agent in connection with the Offer. The information agent may contact holders of Endocare Shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Endocare Shares. HealthTronics will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. HealthTronics agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, HealthTronics has retained American Stock Transfer and Trust Company as exchange agent in connection with the Offer. HealthTronics will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

HealthTronics will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither HealthTronics nor Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

Accounting Treatment

The transaction will be accounted for under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141R, Business Combinations (SFAS No. 141R).

Stock Exchange Listing

Shares of HealthTronics Common Stock are listed on the NASDAQ Global Select Market. HealthTronics intends to submit an application to list on the NASDAQ Global Select Market the shares of HealthTronics Common Stock that HealthTronics will issue in the Offer and Merger.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND MATTERS

Market Price History

HealthTronics Common Stock is listed and traded on the NASDAQ Global Select Market and is quoted under the symbol “HTRN.” The Endocare Shares are listed and traded on the NASDAQ Capital Market and are quoted under the symbol “ENDO.” The following table sets forth, for the periods indicated, as reported by the NASDAQ, the per share high and low sales prices of each company’s common stock.

	HealthTronics Common Stock		Endocare Common Stock
	High	Low	High	Low
Year Ended December 31, 2007
First Quarter	$6.74	$5.05	$7.02	$4.86
Second Quarter	5.60	4.33	8.85	5.25
Third Quarter	5.31	3.55	8.79	5.91
Fourth Quarter	5.33	4.01	10.00	6.65
Year Ended December 31, 2008
First Quarter	4.69	3.10	7.70	5.03
Second Quarter	4.48	2.65	7.00	3.79
Third Quarter	4.75	2.57	4.98	1.16
Fourth Quarter	3.09	1.01	1.76	0.38
Year Ended December 31, 2009
First Quarter	2.80	1.22	0.99	0.41
Second Quarter (through June 15)	1.93	1.24	1.30	0.56

On April 9, 2009, the last full trading day prior to Endocare’s public announcement of its proposal to acquire Endocare, and June 15, 2009, the most recent practicable date prior to the date of this prospectus/offer to exchange, the closing price of a share of HealthTronics Common Stock was $1.29 and $1.87, respectively, and the closing price of an Endocare Share was $0.69 and $1.18, respectively. HealthTronics encourages Endocare stockholders to obtain current market quotations for shares of HealthTronics Common Stock and Endocare Shares.

Holders

As of June 8, 2009, there were approximately 331 registered holders of HealthTronics Common Stock. As of June 10, 2009 there were approximately 221 registered holders of Endocare Common Stock.

Dividends

Endocare has never declared or paid cash dividends on its capital stock. Endocare currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Endocare’s board of directors.

HealthTronics is not currently paying dividends on its common stock and did not pay any dividends in 2008 or 2007. HealthTronics does have the authority to declare and pay dividends on its common stock at its discretion, as long as it has funds legally available to do so and its senior credit facility permits the declaration and payment. The senior credit facility restricts the ability to pay cash dividends. In addition, HealthTronics intends to retain earnings to finance the expansion of the business and for general corporate purposes. Therefore, HealthTronics does not anticipate paying cash dividends on common stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the proposed merger of HealthTronics and Endocare as if this transaction occurred as of March 31, 2009 for purposes of the pro forma condensed consolidated balance sheet, and as of January 1, 2008 for the pro forma condensed consolidated statements of income.

The transaction will be accounted for under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141R, Business Combinations (SFAS No. 141R). In merger transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the purchase consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under SFAS No. 141R, all the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Where the fair value of the consideration transferred for an acquirer’s interest is less than its fair value (a bargain purchase), the accounting acquiror will record a gain at the transaction date. In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development (generally when regulatory approval to market is obtained), acquired in-process research and development assets are generally considered amortizable finite-lived assets. Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. Subsequent to the Merger, HealthTronics and Endocare will finalize an integration plan, which may affect how the assets acquired, including intangibles, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

For purposes of these unaudited pro forma condensed consolidated financial statements, HealthTronics and Endocare have made preliminary allocations of the estimated purchase price to the tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value as of March 31, 2009, as described in the accompanying notes. This preliminary allocation of purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial statements.

A final determination of the fair values of Endocare’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Endocare that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the pro forma combined condensed financial statements presented below and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma condensed consolidated balance sheet does not include liabilities resulting from integration planning and adjustments to the fair value of Endocare’s reported liabilities, as these are not presently estimable. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Endocare’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed consolidated financial statements as a result of:

•	changes in HealthTronics’ share price for its common stock;

•	net cash used in the Endocare operations between the signing of the Merger Agreement and the closing of the Merger;

•	the timing of completion of the Merger;

•	other changes in the Endocare net assets that occur prior to completion of the Merger, which could cause material differences in the information presented below;

•	the financial results of the combined company could change the future discounted cashflow projections; and

•	the ultimate determination by individual Endocare shareholders to exchange its shares of Endocare common stock for cash or shares of HealthTronics common stock.

The unaudited pro forma condensed consolidated financial statements presented below are based on the historical financial statements of HealthTronics and Endocare, adjusted to give effect to the acquisition of Endocare by HealthTronics. The unaudited pro forma adjustments are described in the accompanying notes presented on the following pages. These adjustments do not give effect to any synergies that may be realized as a result of the Merger, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of the two companies.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given in the unaudited pro form condensed consolidated statements of income for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of both HealthTronics and Endocare, which are incorporated by reference in this document. See the section entitled “Where To Obtain More Information” for more information on where you can obtain copies of these documents.

Certain reclassifications have been made to conform Endocare’s historical financial statements to HealthTronics’ historical financial statement presentation.

Following is a preliminary allocation of the total estimated purchase price, to the acquired assets and assumed liabilities of Endocare based on the estimated fair values as of March 31, 2009 (in thousands).

HEALTHTRONICS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2009

	HealthTronics	Endocare	Pro Forma Adjustments			Pro Forma Combined
	($ in thousands)
ASSETS

Current assets:
Cash and cash equivalents	$13,771	$2,643	$—			$16,414
Accounts receivable, net	28,690	5,839	(2,117)	(E	)	32,412
Inventory	8,627	2,343	2,400	(A	)	13,370
Other current assets	5,679	457	—			6,136

Total current assets	56,767	11,282	283			68,332
Property and equipment, net	32,036	796	1,300	(A	)	34,132
Goodwill	93,703	—	(5,849)	(A	)	102,818
			8,518	(D	)
			(1,891)	(B	)
			7,337	(C	)
			1,000	(F	)
Intangible assets	39,659	2,451	2,549	(A	)	44,659
Other noncurrent assets	4,595	75	—			4,670

	$226,760	$14,604	$13,247			$254,611

LIABILITIES

Current liabilities:
Current portion of long-term debt	$39,444	$2,844	$8,518	(D	)	$50,861
			55	(D	)
Accounts payable	8,161	3,771	(2,117)	(E	)	9,815
Accrued expenses	7,258	5,887	2,200	(F	)	15,745
			400	(A	)

Total current liabilities	54,863	12,502	9,056			76,421
Long-term debt, net of current portion	2,479	55	(55)	(D	)	2,479
Other long term obligations	1,899	144	—			2,043
Deferred income taxes	4,076	—	—			4,076

Total liabilities	63,317	12,701	9,001			85,019

STOCKHOLDER’S EQUITY

Common stock	212,282	12	(12)	(C	)	219,631
			7,349	(C	)
Additional paid-in capital	—	202,030	(202,030)	(B	)	—
Accumulated deficit	(87,462)	(200,139)	200,139	(B	)	(88,662)
			(1,200)	(F	)
Treasury stock, at cost	(4,461)	—	—			(4,461)

Total stockholders’ equity attributable to common shares	120,359	1,903	4,246			126,508
Noncontrolling interest	43,084	—	—			43,084

Total Equity	163,443	1,903	4,246			169,592

	$226,760	$14,604	$13,247			$254,611

See notes to pro forma condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AS OF MARCH 31, 2009

	HealthTronics	Endocare	Pro Forma Adjustments		Pro Forma Combined
	($ in thousands, except per share data)
Revenues	$43,612	$8,176	$(2,448)	(H)	$49,340
Cost of revenues	21,307	2,335	(2,475)	(H)	21,267
			100	(G)

Gross profit	22,305	5,841	(73)		28,073

Operating expenses
Selling, general and administrative	4,556	7,112	—		11,668
Research and development	—	560	—		560
Depreciation and amortization	3,478	45	25	(G)	3,548

	8,034	7,717	25		15,776

Operating income	14,271	(1,876)	(98)		12,297

Other income (expenses):
Interest and dividends	50	—	—		50
Interest expense	(290)	(91)	(75)	(D)	(456)

	(240)	(91)	(75)		(406)

Income (loss) from continuing operations before provision for income taxes	14,031	(1,967)	(173)		11,891
Provision for income taxes	313	—	—		313

Consolidated net income (loss)	13,718	(1,967)	(173)		11,578
Less: Net income attributable to noncontrolling interest	(13,328)	—	—		(13,328)

Net income (loss) attributable to common shares	$390	$(1,967)	$(173)		$(1,750)

Basic earnings per share attributable to common shares:
Net income (loss) attributable to common shares	$0.01	$(0.16)			$(0.04)

Weighted average shares outstanding	35,892	12,174	(12,174)	(C)	40,791

			4,899	(C)
Diluted earnings per share attributable to common shares:
Net income (loss) attributable to common shares	$0.01	$(0.16)			$(0.04)

Weighted average shares outstanding	35,966	12,174	(12,174)	(C)	40,865

			4,899	(C)
See notes to pro forma condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AS OF DECEMBER 31, 2008

	HealthTronics	Endocare	Pro Forma Adjustments		Pro Forma Combined
	($ in thousands, except per share data)
Revenues	$165,942	$31,562	$(7,081)	(H)	$190,423
Cost of revenues	75,679	9,935	(7,262)	(H)	78,752
			400	(G)

Gross profit	90,263	21,627	(219)		111,671

Operating expenses
Selling, general and administrative	20,006	27,556	—		47,562
Research and development	—	2,275	—		2,275
Gain on recovery of note receivable	—	(750)	—		(750)
Impairment charges	144,000	918	—		144,918
Depreciation and amortization	12,363	213	100	(G)	12,676

	176,369	30,212	100		206,681

Operating income	(86,106)	(8,585)	(319)		(95,010)
Other income (expenses):
Interest and dividends	1,233	168	—		1,401
Interest expense	(1,077)	—	(250)	(D)	(1,327)

	156	168	(250)		74

Loss from continuing operations before benefit for income taxes	(85,950)	(8,417)	(569)		(94,936)
Benefit for income taxes	(11,516)	—	—		(11,516)

Consolidated net loss	(74,434)	(8,417)	(569)		(83,420)
Less: Net loss attributable to noncontrolling interest	(54,259)	—	—		(54,259)

Net loss attributable to common shares	$(128,693)	$(8,417)	$(569)		$(137,679)

Basic earnings per share attributable to common shares:
Net loss attributable to common shares	$(3.53)	$(0.71)			$(3.33)

Weighted average shares outstanding	36,499	11,902	(11,902)	(C)	41,398

			4,899	(C)
Diluted earnings per share attributable to common shares:
Net loss attributable to common shares	$(3.53)	$(0.71)			$(3.33)

Weighted average shares outstanding	36,499	11,902	(11,902)	(C)	41,398

			4,899	(C)

See notes to pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2009 and the year ended December 31, 2008 are based on the historical financial statements of HealthTronics and Endocare after giving effect to the Merger and the assumptions and adjustments described in the accompanying notes to unaudited pro forma condensed consolidated financial statements.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on estimates and assumptions set forth in the notes to such information. It does not reflect cost savings, operation synergies or revenue enhancements expected to result from the Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

2.	Preliminary Purchase Price

On June 7, 2009, HealthTronics and Endocare entered into the Merger Agreement and Plan of Merger pursuant to which HealthTronics has agreed to acquire all of the outstanding shares of Endocare common stock pursuant to an exchange offer in which Endocare stockholders can elect to receive for each Endocare share $1.35 per share in cash, provided that the Cash Consideration does not exceed 50% of the total consideration, or 0.7764 shares of HeathTronics’ stock, provided that the Stock Consideration does not exceed 75% of the total consideration. As of June 8, 2009, Endocare had 11,926,178 outstanding shares of common stock. Based on the closing price of HealthTronics common stock of $1.50, and assuming 50% of the consideration is paid in HealthTronics common stock and 50% is paid in cash the purchase price is calculated as approximately $14,995,000, before consideration for shares issued related to Endocare equity incentive plans.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Endocare based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated purchase price is preliminary because the proposed Merger has not yet been completed. The purchase price allocation will remain preliminary until HealthTronics management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the value of the HealthTronics share price at the close of the Merger and the actual ratio of actual cash consideration to HealthTronics’ stock issued as elected by the Endocare shareholders. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following table summarizes the preliminary estimated fair values of net assets acquired and the pro forma purchase price allocation (in thousands):

	(in thousands)

Endocare outstanding shares
5,963,089 shares of Endocare common stock exchanged for 4,629,742 shares of HealthTronics’ common stock		$6,945
5,963,089 shares of Endocare common stock exchanged for cash		8,050

		14,995
Shares related to Endocare Benefit Plans
346,814 shares of Endocare common stock exchanged for 269,266 shares of HealthTronics’ common stock		$404
346,814 shares of Endocare common stock exchanged for cash		468

		872
Total current assets	$(13,682)
Property and equipment	(2,096)
Intangibles, net	(5,000)
Investments and other assets	(75)
Liabilities assumed	14,101

Net tangible and intangible assets acquired:		(6,752)

Excess purchase price over the fair value of Endocare net assets acquired (goodwill) based upon preliminary purchase price allocations		$9,115

Endocare shares issued at closing related to Benefit Plans
Restricted stock units	422,657
Deferred stock units—employee	5,329
Deferred stock units—director	265,642

Total	693,628

No adjustments were made for either stock options or stock warrants due to their exercise prices exceeding the Merger consideration.

The exact ratio of common stock and cash to be paid in the Merger between HealthTronics and Endocare cannot be calculated until immediately prior to the effective time of the Merger, but it is expected that HealthTronics will issue approximately 4.9 million shares of HealthTronics common stock and pay approximately $8.5 million in cash to Endocare shareholders.

3.    Pro Forma and Purchase Accounting Adjustments

The pro forma adjustments are as follows:

(A)

To reflect the estimated fair value of Endocare’s tangible and intangible assets and the resulting goodwill assuming that the Merger is consummated as of March 31, 2009 at a stock price of $1.50 and 50/50 split of cash and stock consideration. Fair values of assets and liabilities were determined based on the provisions of SFAS No. 141R which defines fair value in accordance with FASB Statement No. 157, Fair Value Measurements (SFAS No. 157) as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The carrying values for current assets and current liabilities other than inventory approximate fair value. The fair value of inventory, property and equipment and intangible assets are based on the following methodology which is consistent with the provisions of SFAS No. 141R:

•

Inventory: The fair value of raw materials inventory is based on replacement cost which approximates historical cost net of excess and obsolete inventory. The fair value of finished goods inventory is based on the estimated selling price adjusted for (1) costs of the selling effort and (2) a reasonable profit allowance for the selling effort by the acquiring entity, both estimated from the viewpoint of a market participant. The fair value of work-in-process inventory is determined based on the estimated selling price of the eventual finished inventories adjusted for a market participant’s expected (1) costs to complete the manufacturing process, (2) costs of the selling effort and (3) a reasonable profit allowance for the remaining manufacturing and selling effort.

•

Property and equipment: The determination of fair value of property and equipment to be held and used is based on the value that a market participant would ascribe for items in comparable physical condition. An analysis is performed to value the property and equipment on hand based on the approximate fair value of a new unit adjusted for estimated depreciation and obsolescence based on age of the unit and economic life. The fair value adjustment primarily relates to cryocare systems in the placement (i.e., rental) program.

•

Intangible assets: Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in paragraph A19 of SFAS No. 141R. Intangible assets include patents, developed technology, tradenames, trademarks, and distribution network. In process research and development is deemed to have nominal value. The fair value for tradenames, trademarks and patents are calculated using the relief from royalty method. The cost approach is used to value the international distributor network and valuation of developed technology is determined based on the income approach and multi-period excess earnings method.

The total fair value adjustment to increase inventory, fixed assets and intangible assets as of March 31, 2009, is approximately $6.2 million.

(B)	To reflect the elimination of the historical additional paid-in capital and accumulated deficit of Endocare.

(C)	To reflect the expected exchange of Endocare common stock into HealthTronics common stock.

(D)	To reflect additional debt and interest expense due to cash consideration paid by HealthTronics related to the Merger, which includes amounts paid to Endocare stockholders ($8,518) and pay off existing Endocare debt ($55).

(E)	To eliminate accounts payable to Endocare as of March 31, 2009.

(F)	To reflect estimated direct incremental costs of $2.2 million to consummate the Merger and to register the shares issued in the Merger that are not yet reflected in the historical results of HealthTronics or Endocare at March 31, 2009. Merger costs include fees payable for investment banking services, legal, accounting, printing and other consulting services. Of the $2.2 million, $1.2 million relates to HealthTronics and $1 million relates to Endocare. These costs are expensed as incurred and the additional costs are reflected as an increase in other accrued liabilities and accumulated deficit.

(G)	To reflect additional depreciation and amortization for the write-up of assets to fair value. Intangibles (i.e. trademarks, patents, international distributor network, and developed technology) are amortized over useful lives ranging from five to eleven years.

(H)	To eliminate Endocare revenues for sales to HealthTronics and to eliminate HealthTronics, Inc. cost of revenues for sales of Endocare’s products.

Pro forma adjustments do not include effects of expected synergies due to the acquisition. Such synergies consist primarily of approximately $4.2 million of non-recurring legal and advisory costs incurred by Endocare in 2008 and $2.8 million of annual savings from the elimination of duplicate public company costs and substantial additional synergies are expected.

Based upon a closing price of $1.50 for HealthTronics common stock, and assuming 75% of the consideration is paid in HealthTronics common stock and 25% of the consideration is paid in cash, the following balances would have resulted; a) the total purchase price including shares issued related to Endocare’s equity incentive plans would be $14.4 million, b) pro forma combined net loss attributable to common shares for the year ended December 31, 2008 and the three months ended March 31, 2009 would be $137.6 million and $1.7 million, respectively and c) pro forma combined basic and diluted loss per share attributable to common shares for the year ended December 31, 2008 and the three months ended March 31, 2009 would be $(3.14) and $(0.04), respectively.

INFORMATION ABOUT THE COMPANIES

HealthTronics, Inc.

General

We provide healthcare services and medical devices, primarily for the urology community.

Lithotripsy Services. Our lithotripsy services are provided principally through limited partnerships and other entities that we manage, which use lithotripsy devices. In 2008, physicians who are affiliated with us used our lithotripters to perform approximately 50,000 procedures in the U.S. We do not render any medical services. Rather, the physicians do.

We have two types of contracts, retail and wholesale, that we enter into in providing our lithotripsy services. Retail contracts are contracts where we contract with the hospital and private insurance payors. Wholesale contracts are contracts where we contract only with the hospital. The two approaches functionally differ in that, under a retail contract, we generally bill for the entire non-physician fee for all patients other than governmental pay patients, for which the hospital bills the non-physician fee. Under a wholesale contract, the hospital generally bills for the entire non-physician fee for all patients. In both cases, the billing party contractually bears the costs associated with the billing service, including pre-certification, as well as non-collection. The non-billing party is generally entitled to its fees regardless of whether the billing party actually collects the non-physician fee. Accordingly, under the wholesale contracts where we are the non-billing party, the hospital generally receives a greater proportion of the total non-physician fee to compensate for its billing costs and collection risk. Conversely, under the retail contracts where we generally provide the billing services and bear the collection risk, we receive a greater portion of the total non-physician fee.

Although the non-physician fee under both retail and wholesale contracts varies widely based on geographical markets and the identity of the third party payor, we estimate that nationally, on average, our share of the non-physician fee was roughly $2,100, respectively, for both 2008 and 2007 and for each of the first three months of 2009 and 2008. At this time, we do not anticipate a material shift between our retail and wholesale arrangements, or a material change in our share of the non-physician fee.

As the general partner of limited partnerships or the manager of other types of entities, we also provide services relating to operating our lithotripters, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting with payors, hospitals, and surgery centers.

Prostate treatment services. We provide treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, we deploy three technologies: (1) photo-selective vaporization of the prostate (PVP), (2) trans-urethral needle ablation (TUNA), and (3) trans-urethral microwave therapy (TUMT) in certain partnerships. All three technologies apply an energy source which reduces the size of the prostate gland. For treating prostate and other cancers, we use a procedure called cryosurgery, a process which uses a double freeze thaw cycle to destroy cancers cells. In April 2008, we acquired Advanced Medical Partners, Inc. (“AMPI”), which significantly expanded our cryosurgery partnership base. Our prostate treatment services are also provided principally through limited partnerships and other entities that we manage, which use equipment to perform the treatments. Benign prostate disease and cryosurgery cancer treatment services are billed in the same manner as our lithotripsy services under either retail or wholesale contracts. We also provide services relating to operating the equipment, including scheduling, training, quality assurance, regulatory compliance and contracting.

Radiation therapy services. We also provide image guided radiation therapy (IGRT) technical services for cancer treatment centers. Our IGRT technical services may relate to providing the technical (non-physician) personnel to operate a physician practice group’s IGRT equipment, leasing IGRT equipment to a physician practice group, providing services related to helping a physician practice group establish an IGRT treatment center, or managing an IGRT treatment center.

Anatomical pathology services. We also provide anatomical pathology services primarily to the urology community. We have one pathology lab located in Georgia, Claripath Laboratories, that provides laboratory detection and diagnosis services to urologists throughout the United States. In addition, in July 2008, we acquired Uropath LLC, which managed pathology laboratories located at Uropath sites for physician practice groups located in Texas, Florida and Pennsylvania. Through Uropath, we continue to manage in-office pathology labs for practice groups and provide pathology services to physicians and practice groups with our lab equipment and personnel at our Uropath laboratory sites.

Sales and maintenance. We also sell and maintain lithotripters and related spare parts and consumables. We are the exclusive U.S. distributor of the Revolix branded laser.

Revenue Recognition

We recognize revenue primarily from the following sources:

•

Fees for urology treatments. A substantial majority of our urology revenue is derived from fees related to lithotripsy treatments performed using our lithotripters. For lithotripsy and prostate treatment services, we, through our partnerships and other entities, facilitate the use of our equipment and provide other support services in connection with these treatments at hospitals and other health care facilities. The professional fee payable to the physician performing the procedure is generally billed and collected by the physician. We recognize revenue for these services when the services are provided. IGRT technical services are billed monthly and the related revenues are recognized as the related services are provided.

•

Fees for managing the operation of our lithotripters and prostate treatment devices. Through our partnerships and otherwise directly by us, we provide services related to operating our lithotripters and prostate treatment equipment and receive a management fee for performing these services.

•

Fees for maintenance services. We provide equipment maintenance services to our partnerships as well as outside parties. These services are billed either on a time and material basis or at a fixed contractual rate, payable monthly, quarterly, or annually. Revenues from these services are recorded when the related maintenance services are performed.

•

Fees for equipment sales, consumable sales and licensing applications. We sell and maintain lithotripters and manufacture and sell consumables related to the lithotripters. We distribute the Revolix laser and consumables related to the laser. With respect to some lithotripter sales, in addition to the original sales price, we receive a licensing fee from the buyer of the lithotripter for each patient treated with such lithotripter. In exchange for this licensing fee, we provide the buyer of the lithotripter with certain consumables. All the sales for equipment and consumables are recognized when the related items are delivered. Revenues from licensing fees are recorded when the patient is treated. In some cases, we lease certain equipment to our partnerships, as well as third parties. Revenues from these leases are recognized on a monthly basis or as procedures are performed.

•

Fees for anatomical pathology services. We provide anatomical pathology services primarily to the urology community. Revenues from these services are recorded when the related laboratory procedures are performed.

Competition

The lithotripsy services market is highly fragmented and competitive. We compete with other companies, private facilities and medical centers that offer lithotripsy machines and services, including smaller regional and local lithotripsy service providers. Certain of our current and potential competitors have substantial financial resources and may compete with us on services for acquisitions and development of operations in markets targeted by us. Additionally, while we believe that lithotripsy has emerged as the superior treatment for kidney stone disease, we also compete with hospitals, clinics and individual medical practitioners that offer alternative treatments for kidney stones.

The prostate treatment services market is also highly fragmented and competitive. We compete with other companies, private facilities and medical centers that offer prostate treatment equipment and services, including smaller regional and local service providers. Certain of our current and potential competitors have substantial financial resources and may compete with us on services, for acquisitions and development of operations in markets targeted by us.

In medical products, we also compete with other manufacturers of minimally invasive medical devices in our markets. The primary competitors include Dornier MedTech GmbH, Siemens AG, Storz Medical, Richard Wolf GmbH and Direx.

Competition in our lab business is also intense. We compete with national, regional and local anatomical pathology labs. Certain of our lab competitors have significantly greater resources than us and some have nationally-recognized reputations. In addition, regional and local labs may have regionally-recognized reputations. In addition, these regional and local labs may have pre-established long-term relationships with physicians and practice groups whereby the physicians and practice groups are comfortable with the level of expertise of the labs and therefore place a high value on the relationships.

Potential Liabilities-Insurance

All medical procedures performed in connection with our business activities are conducted directly by, or under the supervision of, physicians who are not our employees. We do not provide medical services to any patients. However, patients being treated at health care facilities at which we provide our non-medical services could suffer a medical emergency resulting in serious injury or death, which subjects us to the risk of lawsuits seeking substantial damages.

We may also face product liability claims as a result of our medical device manufacturing.

We currently maintain general and professional liability insurance with a total limit of $1,000,000 per loss event and $3,000,000 policy aggregate and an umbrella excess limit of $10,000,000, with a deductible of $50,000 per occurrence. In addition, we require medical professionals who utilize our services to maintain professional liability insurance. All of these insurance policies are subject to annual renewal by the insurer. If these policies were to be canceled or not renewed, or failed to provide sufficient coverage for our liabilities, we might be forced to self-insure against the potential liabilities referred to above. In that event, a single incident might result in an award of damages that might have a material adverse effect on our results of operations or financial condition. We sponsor a partially self-insured group medical insurance plan. The plan is designed to provide a specified level of coverage, with stop-loss coverage provided by a commercial insurer. Our maximum claim exposure is limited to $110,000 per person per policy year.

Government Regulation and Supervision

We are directly, or indirectly through physicians and hospitals and other health care facilities, which we will refer to as Customers, subject to extensive regulation by both the federal government and the governments in states in which we conduct business, including:

•	the federal False Claims Act;

•	the federal Medicare and Medicaid Anti-Kickback Law, and state anti-kickback prohibitions;

•	federal and state billing and claims submission laws and regulations;

•	the federal Health Insurance Portability and Accountability Act of 1996 and state laws relating to patient privacy;

•	the federal physician self-referral prohibition commonly known as the Stark Law and the state law equivalents of the Stark Law;

•	state laws that prohibit the practice of medicine by non-physicians, and prohibit fee-splitting arrangements involving physicians;

•	state and federal laws affecting the ownership and operation of the equipment we use and the manner in which we provide services; and

•	federal and state laws governing the equipment we use in our business concerning patient safety and equipment operating specifications.

Practices prohibited by these statutes include, but are not limited to, the payment, receipt, offer, or solicitation of money or other consideration in connection with the referral of patients for services covered by a federal or state health care program and, in certain other cases, other payors. We contract with physicians under a variety of financial arrangements, and physicians have ownership interests in some entities in which we also have an interest. If our operations are found to be in violation of any of the laws and regulations to which we or our Customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from the Medicare, Medicaid, and other governmental healthcare programs, loss of licenses, and the curtailment of our operations. While we believe that we are in compliance with all applicable laws, we cannot assure that our activities will be found to be in compliance with these laws if scrutinized by regulatory authorities. Any penalties, damages, fines or curtailment of our operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. The risks of us being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or in the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these laws or regulations, even if we were to successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The Centers for Medicare & Medicaid Services (“CMS”) recently issued a rule that amended regulations that implement the Stark Law. Under the rule, effective October 1, 2009, certain physician-owned ventures (e.g., laser, cryotherapy, and TUMT partnerships) will not be able to contract with hospitals for the lease of space or equipment under a per-procedure or per-click payment arrangement. Also under the rule, CMS acknowledged that lithotripsy services performed under arrangements at hospitals is not a “designated health service” (“DHS”) under the Stark Law. However, to the extent a physician with an ownership or compensation interest in one of our lithotripsy partnerships refers patients to the hospital for other DHS services, the Stark Law still applies and an exception must be met. CMS has also issued an answer in the form of a “Frequently Asked Question” on its website, where it indicates that the provision of lithotripsy services may be considered a service contract and not a lease of space or equipment. Thus, according to the FAQ advice from CMS, our lithotripsy partnerships may continue to contract with hospitals on a per-procedure payment basis so long as the contract is a service arrangement rather than a leasing arrangement and the physician partners in the partnership do not refer “designated health services” to the contracting hospitals. If the partnership provides a technician and related support when providing lithotripsy services, we believe such arrangement is a service arrangement. If an arrangement is considered a leasing arrangement or if such any of the physician partners refer “designated health services” to a contracting hospital, then the fee arrangements between partnership and the hospitals must comply with the new rule by October 1, 2009. In addition, our prostate treatment partnerships must comply with the new rule by October 1, 2009. We are still considering options to restructure our partnerships and/or hospital contracts that must comply with the new rule by October 1, 2009. Our options include restructuring ownership of the partnerships, repurchasing or buying out the physician partners’ interests in the partnerships, and amending hospital contracts to provide for a payment arrangement that is not on a per-procedure basis and otherwise complies with the new rule. Although we believe these restructurings will not have a material adverse effect on us, we cannot give you any assurance that these restructurings would not have a material adverse effect on our operations, relationships with urologists, financial condition or results of operations.

In addition, this new rule may make physician investment in our partnerships less attractive. As a result, it may be more difficult to retain physician partners in our partnerships and attract new physician partners to our partnerships. At this time we are unable to assess the extent to which the new rule will affect relationships with our existing physician partners and our ability to attract new physician partners. However, if the new rule has a negative effect on our physician partner relationships, then our operations and results of operations could be materially adversely affected.

Furthermore, physician ownership and contracts with entities that provide ancillary medical services are a subject of intensive legislative and regulatory attention. It is likely that additional legislation may be passed and additional regulations will be promulgated that will further affect our business and our relationships with physicians. The recently-passed American Recovery and Reinvestment Act of 2009 (commonly known as the Stimulus Bill) contains a number of provisions affecting healthcare entities like us, including new requirements relating to information technology, privacy, and data security. The President has stated that his administration will make health care reform a major initiative, which may impact our provision of services and our reimbursement. We are unable to state with certainty the effect of any such legislation or regulation on our business.

As previously reported on a Form 8-K filed by Prime Medical Services Inc. (to which we are a successor by virtue of our merger with Prime in November 2004) on September 28, 2004, we concluded an internal investigation of a business transaction involving our manufacturing division, which transaction may have violated the federal anti-kickback laws. We voluntarily reported the transaction to the U.S. General Services Administration, or GSA. The GSA has assigned a government investigator in response to our voluntary disclosure and we intend to fully cooperate with any GSA investigation. Based on the findings of our outside legal counsel, we (1) believe this was an isolated incident, and (2) do not believe the pending resolution of this matter will materially and adversely affect our financial condition, results of operation, or business.

Equipment

We either manufacture or purchase our urology equipment and maintain that equipment with either internal personnel or pursuant to service contracts with the manufacturers or other service companies. For mobile lithotripsy, we either purchase or lease the tractor, usually for a term up to five years, and purchase the trailer or a self contained coach. We are not dependent on one manufacturer of medical equipment.

Employees

As of February 28, 2009, we employed approximately 550 full-time employees and approximately 30 part-time employees.

Properties

Our principal executive office is located in Austin, Texas. On June 16, 2008, we sold the office building in which our principal executive offices were located for approximately $6,750,000. We subsequently relocated our principal executive offices in late September 2008. In December 2008, we also relocated our medical products operations from leased facilities in Kennesaw, Georgia to warehouse space that occupies the same leased building as our principal executive offices in Austin, Texas.

Legal Proceedings

We are involved in various claims and legal actions that have arisen in the ordinary course of business. We believe that any liabilities arising from these actions will not have a material adverse effect on our financial condition, results of operations or cash flows.

HT Acquisition, Inc.

Offeror, a Delaware corporation, is a wholly owned subsidiary of HealthTronics. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

Endocare, Inc.

Overview

Endocare is a specialty medical device company focused on improving patients’ lives through the development, manufacturing and distribution of health care products for cryoablation. Endocare’s strategy is to strengthen cryoablation’s position in the prostate and renal cancer markets and to further develop and increase the acceptance of its technology in the interventional radiology and oncology markets for treatment of liver and lung tumors as well as palliative intervention (treatment of pain associated with metastases). At the same time, Endocare seeks to achieve penetration across additional markets with Endocare’s proprietary cryoablation technology. The term “cryoablation” refers to the creation inside the body of extremely low freezing temperatures which causes the destruction of cells within tissue and tumors, for therapeutic purposes. The term “cryoablation technology” refers to technology relating to the use of ice in surgical procedures, including cryoablation procedures.

Today, Endocare’s FDA-cleared Cryocare Surgical System is used in the urological market for treatment of prostate and renal cancer. Because of Endocare’s initial concentration on prostate and renal cancer, the majority of Endocare’s sales and marketing resources are directed toward the promotion of Endocare’s technology to urologists. Endocare also employs a dedicated sales team focused on the interventional radiology market in which its products are used to treat renal, liver and lung cancer and for palliative intervention. In addition to selling Endocare’s cryoablation systems and disposable products to hospitals and mobile service companies, Endocare also contracts directly with hospitals for the use of Endocare’s Cryocare Surgical System and disposable products on a fee-for-service basis for a small portion of Endocare’s business.

Endocare was incorporated under the laws of the State of Delaware in May 1994. Endocare maintains its principal executive offices at 201 Technology Drive, Irvine, California 92618, and Endocare’s telephone number at that address is (949) 450-5400. Endocare previously owned Timm Medical Technologies, Inc., a company focused on erectile dysfunction products. Endocare sold Timm Medical to UK-based Plethora Solutions Holdings plc on February 10, 2006.

Advent of Cryoablation

Throughout the past two decades, the medical community has moved increasingly toward minimally invasive treatments for destroying cancerous tumors. This shift has been prompted by a variety of medical innovations including (1) major advancements in Endocare’s ability to image or “see inside” the body using visualization technologies; (2) ablative technologies such as cryoablation, which can be performed from outside the body percutaneously, and (3) more precise methods for diagnosing, characterizing and targeting tumors inside the body.

Endocare is a pioneer of modern cryoablation, a minimally invasive procedure that freezes tissue to destroy tumor cells. Cryoablation was first developed in the 1960s and focused on the prostate cancer market. The early cryoablation technology, which used “cold probes,” or cryoprobes, was explored as a method to kill prostate tissue but was limited by imprecise targeting techniques and the inability to control the amount of tissue frozen during the procedure.

In more recent years, progress in ultrasound imaging and the advent of the Endocare Cryocare Surgical System and later Cryocare CS TM Surgical System prompted the further evolution of cryoablation. Ultrasound allows a physician to guide the cryoprobes to the targeted tissue where the freezing system can be activated and the growth of ice around the diseased tissue can be more precisely controlled and monitored.

Existing Markets for Cryoablation

Endocare initially focused on developing treatments for prostate cancer. Incidence of prostate cancer has grown since 1980 and that disease is now the second most common cause of cancer-related deaths among men in the United States. The American Cancer Society in 2008 estimated there would be approximately 192,000 new cases of prostate cancer diagnosed and approximately 27,000 deaths associated with the disease in the United States during 2008. Prostate cancer incidence and mortality increase with age. Prostate cancer is found most often in men who are over the age of 50. According to the American Cancer Society, about 64 percent of men diagnosed with prostate cancer are age 65 or older. Incidence rates are higher in African American men. In addition to age and race, other risk factors are linked to prostate cancer, such as genetics, diet and exposure to environmental toxins.

Recently, Endocare has added a new focus: the growing renal, or kidney, cancer market. The American Cancer Society estimates that approximately 58,000 people are diagnosed with renal cancer each year. Recent data, including five-year outcomes presented by The Cleveland Clinic for laparoscopic renal cryoablation and a Mayo Clinic study presented at the Radiological Society of North America conference in November 2007, have demonstrated the effectiveness of cryoablation in the destruction of renal tumors leading to increased cancer-free rates for patients when performed as a percutaneous procedure (without making an incision). Based on a recommendation from the American Medical Association, Medicare in 2007 created a clinical reimbursement code for percutaneous renal cryoablation.

Other treatments that make up Endocare’s competition in the prostate and renal cancer markets generally include surgery, radiation (both external beam and seed, or brachytherapy) and other ablative treatments. Cryoablation is a minimally invasive procedure the urologists can perform independently. For radiation therapies, urologists must refer a patient for treatment to a radiation oncologist. Cryoablation offers the urologist both the opportunity to maintain continuity of patient care and to generate additional revenue, while providing clinical results on par with or superior to other treatment modalities.

Potential Future Markets

Endocare hopes to place a renewed emphasis on four other cancer markets within Endocare’s currently FDA-cleared indications for use: liver metastases, lung, a broad market called palliative intervention, which includes tumors that have metastasized to such areas of the body as the bones, and an expansion of the prostate cancer market called focal or partial gland treatment.

According to American Cancer Society estimates, in the United States approximately 219,000 people a year will be diagnosed with lung cancer and approximately 23,000 will be diagnosed with liver cancer.

The bone cancer market, which is estimated to be 100,000 patients annually, is considered an important opportunity because of recent studies led by physicians at The Mayo Clinic. Initial results indicate that cryoablation could play a significant role in the treatment of these patients because it first destroys these metastasized tumors, but in so doing it also relieves the often debilitating and excruciating pain caused by the cancer.

Endocare is working with some of the nation’s leading urologists and interventional radiologists in advancing a technique called focal or partial prostate gland treatment. Focal cryoablation is a prostate cancer treatment in which the ablation is confined to the known tumor location, thereby sparing surrounding tissue and avoiding side effects such as impotence or incontinence in the majority of patients. Much like the evolution that took place 30 years ago in the treatment of breast cancer in women, men’s health professionals are asking themselves if it is necessary to remove or destroy the entire prostate when the disease may be confined to only a portion of that gland. New diagnostic methods and the precision of ablative technologies such as Endocare’s Cryocare CS TM Surgical System have convinced leading physicians that focal cryoablation should become an important option for many men facing prostate cancer.

Endocare Cryoablation Technology Development

Endocare has sought to develop its technology over time to increase the safety and efficacy of Endocare’s products. In 1996, Endocare developed its first generation eight-probe argon-based cryoablation system. Argon allows for room temperature gas to safely pass through the cryoprobe to create a consistent highly sculpted ablation zone. In 1997, Endocare incorporated temperature-monitoring software to allow for continual feedback from the thermocouple tips. In 1998, Endocare launched its CryoGuide intraoperative planning software, which allowed physicians better planning and targeting technology for use during a procedure. In 2000, Endocare launched its 2.4 mm DirectAccess CryoProbe and CryoGrid which Endocare believes shortened the time necessary to perform a procedure and added to the safety and ease of the procedure. In 2002, Endocare developed and launched AutoFreeze, Endocare’s innovative software technology that provides computer-controlled automated freeze/thaw cycles. In 2003, Endocare launched its second generation Cryocare Surgical System, which Endocare refers to as “Cryocare CS,” which integrated all the past and latest technology, including an on-board, integrated ultrasound device, into one complete system.

At the Annual Meeting of the American Urological Association in May 2006, Endocare introduced the first variable cryoablation probe, referred to as the V-Probe. The V-Probe provides physicians the ability to “sculpt” different sized ablation zones to encompass tumors and tissue based on individual patient anatomy and needs. As previously announced, Endocare currently is in the planning and design stage for the development of a nitrogen-based cryoablation system, which Endocare refers to as the “Cryocare CN2 System.” Once development is complete, Endocare expects to market the Cryocare CN2 System primarily to its interventional radiology and oncology customers and to customers in international markets where argon gas is not widely available.

Endocare’s System Solution: Cryocare CS

Endocare believes Cryocare CS is the most sophisticated prostate cryoablation system currently available and combines the latest technology to enhance the speed and effectiveness of the procedure. Exclusive features of the Cryocare CS include an on-board training module, integrated color Doppler ultrasound designed specifically for the needs of prostate cryoablation, CryoGuide, Endocare’s patented intraoperative planning module, and AutoFreeze, Endocare’s patented treatment software that provides computer-controlled automated freeze/thaw cycles based upon target endpoint temperatures and continual feedback from the thermocouple tips.

The argon gas-based Cryocare CS accommodates up to eight independently operated cryoprobes and six thermocouples to allow physicians to monitor temperatures of tissue adjacent to the prostate in real-time. Endocare’s proprietary suite of cryoprobes is engineered to consistently produce sculpted ice conforming to the unique anatomy of the prostate. Endocare’s vacuum-insulated DirectAccess CryoProbes help deliver lethal ice in a controllable and repeatable fashion. Endocare’s CryoGrid, which is similar to a brachytherapy grid, is affixed to the ultrasound stepper and aids the physician with placement of the cryoprobes so that ice formation and lethal temperatures occur where necessary to destroy cancerous tissue but do not affect areas where tissue damage could cause harm.

Key Clinical Advantages of Endocare’s Cryocare CS System

Cryocare CS provides the following potential clinical advantages relative to other principal treatment options for prostate cancer.

•

High quality of life following treatment. Endocare’s minimally invasive procedure typically offers patients a short recovery period for prostate cancer therapy and may result in a lower incidence of certain side effects, including incontinence.

•

Treatment of patients who have failed radiation therapy. Cryoablation is an effective option that can be used to treat patients who have a recurrence following radiation therapy with potentially fewer side effects than radical surgery.

•

Treatment can be performed more than once. Regardless of what therapy is chosen, there is always a chance that the cancer will recur. Unlike radiation therapy or surgery, cryoablation can be repeated without increased morbidity.

•	Focal or partial gland treatment. Focal cryoablation is a prostate cancer treatment in which the ablation is confined to the known tumor location, thereby sparing surrounding tissue.

Marketing and Strategy

Cryoablation Products

Endocare’s objective in urology is to establish cryoablation as a primary treatment option for prostate and renal cancers. Endocare’s earlier commercial efforts were focused on direct-sales to hospitals and distributor sales of systems to third party service providers who would provide systems and technicians to hospitals where cryoablation procedures were performed.

In 2003, Endocare redirected its urology strategy away from attempting to drive acceptance of cryoablation through sales of capital equipment into the urology market. Endocare’s primary objective for the urology portion of Endocare’s business is now to grow market share, measured in terms of procedures and revenues, by establishing cryoablation as a primary treatment option for prostate and renal cancers. In 2004, 2005 and 2006, Endocare derived a significant percentage of its revenues from recurring sales of disposable products used with the Cryocare Surgical System.

A cryoablation procedure requires the necessary sterile disposable products that are usually provided in the form of a kit. In addition to the cryoablation disposable products component, there is a service component. This service component consists of transportation and provision of equipment used in the procedure, plus the services of a technician to assist the urologist with use and monitoring of this equipment. In addition to the use of a Cryocare Surgical System, an ultrasound device is needed for visual monitoring of the prostate and ice formation, unless Endocare’s Cryocare CS is used, since the Cryocare CS includes an on-board, integrated ultrasound unit. Tanks of argon and helium gas are needed for freezing and warming during the procedure. Frequently, this equipment is not stored on site but is mobilized and brought into the hospital for procedures by an independent third party who performs the service component of the procedure.

For urology procedures Endocare typically sells the cryoablation disposable products to hospitals either as part of a procedure fee or separately, that is, without the service component. Endocare also continues to sell Endocare’s Cryocare Surgical Systems both to hospitals and service providers. For interventional radiology Endocare will often place a system with a new customer under Endocare’s placement program and sell cryoprobes directly to the hospitals or enter into an agreement to provide cryoablation services to the hospital, which includes providing the equipment, technicians and cryoablation disposable products necessary to perform the procedures. These agreements generally include the services of a third party provider contracted by Endocare or the hospital to provide these services.

An important challenge Endocare faces in the prostate cancer market is to educate physicians and then to overcome any initial reluctance on the part of urologists so that they are able to incorporate cryoablation as a primary treatment option. Many times a physician’s initial reluctance may be based on her or his experiences or perception of the clinical failures experienced during earlier efforts to introduce the technology by other companies. See above under “Advent of Cryoablation.” In addition, Endocare competes with other therapies that have proven effective in treating prostate cancer. Over 30 years of clinical data exist documenting the safety and efficacy of radical prostatectomy for prostate cancer. There are 20 years of clinical data supporting use of various forms of radiation treatment options such as brachytherapy and beam radiation treatments, which Endocare estimates are used to treat over one third of all prostate cancer cases each year in the United States.

Endocare believes cryoablation has clinical advantages for many patients over both of the current most popular forms of treatment. While there are long-term clinical data available on radical prostatectomy, this treatment approach, typical of surgery in general, is characterized by a long recovery period combined with a relatively high incidence of side effects, including impotence and urinary incontinence. The appeal of radiation as a treatment alternative, particularly to patients, is that it is less invasive than surgery. Like radiation, cryoablation is less invasive and therefore has potentially fewer side effects than radical prostatectomy. Unlike radiation treatments, however, cryoablation treatments can be repeated on the same patient. In fact, Endocare’s initial clinical successes in prostate cancer treatment were in treating patients who had failed radiation therapy. Endocare also believes that cryoablation has significant economic benefits for payers. These benefits include shorter hospital stays for recovery and shorter procedure time as compared to radical prostatectomy, long term hormone treatment or radiation therapies, resulting in reduced expense to the payer.

Key elements in Endocare’s strategy for overcoming the challenges Endocare faces in establishing cryoablation as a primary treatment option for prostate cancer are:

•

Increasing awareness in the urological community regarding the clinical benefits of cryoablation through Endocare’s presence at major technical meetings and trade shows, publication of numerous scientific papers and articles on cryoablation and formation of a scientific advisory board to provide guidance and counsel to us regarding clinical matters and physician education;

•	Conducting post-market clinical studies to further demonstrate the safety and efficacy of cryoablation as a primary treatment of prostate cancer;

•	Conducting post-market clinical studies to further demonstrate the safety and efficacy of cryoablation as a salvage treatment for prostate cancer patients who have failed radiation treatments;

•

Conducting post-market clinical studies to further demonstrate the safety and efficacy of cryoablation as a treatment for renal tumors, which is another important component of the urology market for cryoablation;

•	Creating a significant number of new practicing cryosurgeons each year through Endocare’s physician education program;

•	Endeavoring to ensure that reimbursement for cryoablation by Medicare and other payers is appropriate given the costs and benefits of the treatment;

•	Driving patient awareness through Endocare’s direct-to-consumer marketing programs; and

•	Marketing Endocare’s products to physicians and hospitals through Endocare’s direct sales force.

Because of Endocare’s initial concentration on prostate cancer, the majority of Endocare’s sales and marketing resources are directed towards the promotion of cryoablation technology to urologists for the treatment of prostate and renal cancers. However, Endocare is also expanding the reach of Endocare’s technology across a number of other markets, including ablation of tumors in the lung and liver, as well as for palliative intervention (treatment of pain associated with metastases). Procedures for treatment of these cancers are typically performed percutaneously, using CT scanning technology, and are provided by interventional radiologists. In order to better understand and address the distinct needs of this new market, Endocare has formed a dedicated sales team to work in developing these opportunities for application of Endocare’s cryoablation technology.

Key elements in Endocare’s strategy to establish new markets for cryoablation treatment of tumors, specifically in the interventional radiology and radiation oncology markets, are:

•

Conducting key clinical studies to demonstrate the safety and efficacy of cryoablation as a primary treatment for lung and liver tumors as well as for palliative intervention (treatment of pain associated with metastases), and

•	Formation of a dedicated sales group focused on the opportunities for cryoablation treatment approaches in these new markets.

Products

Endocare currently markets the following products:

Prostate and Renal Cancer:

•	Cryocare Surgical System—A cryoablation system with eight cryoprobe capability.

•	Cryocare CS System—A Cryocare Surgical System with onboard ultrasound.

•	CryoGuide—A computerized cryoprobe placement, simulation and guidance system for cryoablation.

•	Cryoprobes—Disposable probes used with the Cryocare Surgical System.

•	FasTrac—Percutaneous access device that allows one-step insertion of cryoprobes.

•	Urethral Warming Catheter—Disposable catheter used in prostate cryoablation procedures.

Additional Cryoablation Markets:

•	Cryocare Surgical System—A cryoablation system with eight cryoprobe capability specially configured for interventional radiology and oncology.

Raw Materials

Endocare relies on third party suppliers to provide certain critical components for all of Endocare’s product lines. In certain cases, the suppliers are Endocare’s sole source of supply for these components. Endocare’s policy is to enter into long-term supply agreements that require suppliers to maintain adequate inventory levels and which contain other terms and conditions designed to protect us against unforeseen interruptions in their production. Endocare endeavors to maintain adequate stock levels at Endocare’s own locations to ensure an uninterrupted source of supply. Endocare typically seeks to establish secondary sources of supply or other manufacturing alternatives. Nevertheless, despite these efforts, it is possible that Endocare may experience an interruption in supply of one or more of Endocare’s critical components resulting in backorders to Endocare’s customers. However, Endocare believes that it could locate alternative sources of supply upon such terms and within such a timeframe as would not result in a material adverse effect on Endocare’s business.

Patents and Intellectual Property

As of December 31, 2008, Endocare has rights to 51 issued United States patents relating to cryoablation technology. Included within these 51 issued United States patents are 7 patents in which Endocare has licensed-in rights. The remainder of the patents are assigned to Endocare. Most of these patents relate to Endocare’s cryoprobe technology for creating the freeze zone and precisely controlling the shape of the freeze zone produced by the cryoprobes. Additionally, certain patents relate to Endocare’s computer guided system for assisting surgeons in properly placing cryoprobes in a patient, a computer-controlled cryoablation apparatus and method, a cryoablation integrated control and monitoring system and urethral warming technology. Endocare also has rights to 14 pending United States patent applications relative to cryoablation technology. Additionally, Endocare has rights to 57 foreign patents and pending foreign patent applications in this technology area. The earliest of Endocare’s patents do not expire until 2011. Most of the earliest patents in Endocare’s core technology area do not expire until about 2016.

Endocare’s policy is to secure and protect intellectual property rights relating to Endocare’s technology through patenting inventions and licensing others when necessary. While Endocare believes that the protection of patents and licenses is important to Endocare’s business, Endocare also relies on trade secrets, know-how and continuing technological innovation to maintain Endocare’s competitive position. Given Endocare’s technology and patent portfolio, Endocare does not consider the operation of Endocare’s business to be materially dependent upon any one patent, group of patents or single technological innovation.

Endocare’s policy is to sell Endocare’s products under trademarks and to secure trademark protection in the United States and elsewhere where Endocare deems such protection important.

No assurance can be given that Endocare’s processes or products will not infringe patents or other intellectual property rights of others or, if they are held to infringe, that any license required would be made available under any such patents or intellectual property rights, on terms acceptable to Endocare or at all. In the past, Endocare has received correspondence alleging infringement of intellectual property rights of third parties. No assurance can be given that any relevant claims of third parties would not be upheld as valid and enforceable, and therefore Endocare could be prevented from practicing the subject matter claimed or could be required to obtain licenses from the owners of any such intellectual property rights to avoid infringement.

Endocare seeks to preserve the confidentiality of Endocare’s technology by entering into confidentiality agreements with Endocare’s employees, consultants, customers and key vendors and by other means. No assurance can be given, however, that these measures will prevent the unauthorized disclosure or use of such technology.

Research Strategy

Endocare’s research goal is to develop innovative cryoablation technology that dramatically improves patient outcomes. Endocare’s primary focus is on developing devices for the treatment of prostate, kidney, lung and liver tumors and for palliative intervention. To that end, Endocare endeavors to develop innovations that improve the safety and efficacy of Endocare’s Cryocare Surgical System, as well as to explore new applications for use of Endocare’s technology platform in the body.

Endocare spent approximately $2.8 million, $2.6 million and $2.3 million for the years ended 2006, 2007 and 2008, respectively, on research and development activities from continuing operations.

Sales

Endocare sells its products primarily to hospitals and third party service providers and has both domestic and international customers. One of Endocare’s customers, Advanced Medical Partners, Inc., a subsidiary of HealthTronics, Inc., accounted for 28.8 percent, 42.1 percent and 37.0 percent of Endocare’s total revenues for each of the years ended 2006, 2007 and 2008, respectively. The following products and services account for 15 percent or more of total revenues from continuing operations for each of the years ended December 31, 2006, 2007 and 2008.

	Year Ended December 31,
	2006	2007	2008
Cryoablation and urological products:
Cryocare Surgical Systems	*	*	*
Cryoprobes, disposables and procedures	94%	93%	94%
Cardiac products (CryoCath)	*	*	*

*	These products account for less than 15 percent of total revenues.

Endocare currently sells its cryoablation products domestically through Endocare’s direct sales force, which as of December 31, 2008 consisted of 40 people, consisting of 34 sales representatives and sales managers and 6 cryoablation field technicians. Endocare’s strategy is to continue to introduce the clinical benefits of cryoablation to new physicians as well as educating physicians already performing cryoablation so that they are able to increasingly incorporate cryoablation into their practice. Endocare also intends to create patient demand by providing education regarding the benefits of cryoablation therapy versus alternative treatment options and by using national advertising and other programs targeted directly at prostate cancer patients.

Internationally, Endocare’s cryoablation products are sold primarily through independent distributors. Endocare’s international sales from continuing operations represented approximately 5.8 percent, 7.2 percent and 8.1 percent of Endocare’s total revenue for each of the years ended 2006, 2007 and 2008, respectively.

Endocare derived its revenues from continuing operations from the following geographic regions for each of the years ended December 31, 2006, 2007 and 2008, based on shipping destination:

	Year Ended December 31,
	2006	2007	2008
	(In thousands)
United States	$26,379	$27,548	$29,018
International:
Canada	796	892	903
China	451	690	792
Other	364	557	849

Total international	1,611	2,139	2,544
Total revenues	$27,990	$29,687	$31,562

Reimbursement

Endocare sells its Cryocare Surgical System and related disposable products to hospitals and third party service companies that provide services to hospitals. While patients occasionally pay for cryoablation procedures directly, most patients depend upon third-party payers to pay for their procedures, including Medicare, Medicaid, Tricare and other federal health care programs, as well as private insurers.

Accordingly, Endocare’s revenue is dependent upon third-party reimbursement, particularly Medicare, since the majority of patients receiving prostate cryoablation treatments using Endocare’s products are Medicare beneficiaries. The mix of public/private payers for other cryoablation procedures varies by type of procedure.

Medicare reimbursement for cryoablation procedures using Endocare’s products as a primary treatment alternative for localized prostate cancer began in July 1999. Effective July 2001, Medicare coverage was approved for secondary cryoablation treatment of prostate cancer patients who have failed radiation therapy.

When Medicare-reimbursed services are provided on an inpatient basis, the hospital is reimbursed under the Medicare prospective payment system, based on the applicable diagnosis related group. A single payment covers all facility services.

Outpatient reimbursement for cryoablation procedures for Medicare beneficiaries is in accordance with the Hospital Outpatient Prospective Payment System, or HOPPS. Under HOPPS, the hospital is paid on a per procedure basis, based on the ambulatory payment classification for the procedure. The payment to the hospital includes the per procedure share of the cost for any depreciable equipment, such as Endocare’s Cryocare Surgical System, and the provision of disposable devices, such as Endocare’s temperature probes and cryoprobes.

Clinical studies are in process and planned for percutaneous cryoablation of cancerous tissue in the kidney, lung and liver and palliative intervention for pain associated with metastases. After studies are complete, coverage decisions and unique reimbursement codes will be sought from Medicare and private payers. As of January 1, 2008, a clinical CPT Category I code has been established for percutaneous renal cryoablation.

Clearance to market a new device or technology by the FDA does not guarantee payment by Medicare or other payers. Future devices and technology that Endocare develops would have to be approved for coverage by Medicare after Endocare obtains FDA approval or clearance. The Medicare approval process is lengthy and there is no assurance that Medicare approval would be granted. Each private insurer makes its own determination whether to cover a device or procedure and sets its own reimbursement rate.

Backlog

As of December 31, 2008, Endocare had no backlog for Endocare’s products. Endocare’s policy is to carry enough inventory to be able to ship most orders within a few days of receipt of order. Historically, most of Endocare’s orders have been for shipment within 30 days of the placement of the order. Therefore, Endocare relies on orders placed during a given period for sales during that period.

Manufacturing

Endocare manufactures its Cryocare Surgical System and related disposables at Endocare’s facilities in Irvine, California. Endocare has been issued a Device Manufacturing License by the California Department of Health Services. Endocare’s license is renewable in April 2009. Manufacturers of medical devices are required to manufacture devices in compliance with various federal, state and foreign requirements including compliance with FDA’s Quality System Regulation. Endocare’s manufacturing facility is subject to periodic inspections and/or audits by the State of California, FDA and other parties. Endocare’s facility has been inspected, most recently in 2008 by the California Department of Health Services. There are no outstanding non-conformities from the state’s inspection.

Endocare’s manufacturing facility has been subjected to Quality System Regulation compliance inspections by the FDA most recently in late January 2009. The inspection has been closed with the FDA. Endocare is certified to ISO 13485:2003, CE Marking and Canadian CMDCAS certifications, indicating substantial compliance with European standards for a robust Quality Management System, quality assurance and manufacturing process control.

Government Regulation

Governmental regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of medical devices, including Endocare’s products. In the United States, the FDA has broad authority under the FD&C Act to regulate the development, distribution, manufacture, marketing and sale of medical devices. Foreign sales of medical devices are subject to foreign governmental regulation and restrictions that vary from country to country.

Medical devices intended for human use in the United States are classified into one of three categories, depending upon the degree of regulatory control to which they will be subject. Such devices are classified by regulation into either Class I (general controls), Class II (special controls) or Class III pre-market approval (PMA), depending upon the level of regulatory control required to provide reasonable assurance of the safety and effectiveness of the device.

Most Class I devices are exempt from pre-market notification (510(k)) or PMA. However Class I devices are subject to “general controls,” including compliance with FDA manufacturing requirements (Quality System Regulation (QSR), sometimes referred to as current good manufacturing practices or cGMPs), adverse event reporting, labeling and other requirements. Class II devices are subject to general controls, special standards and ordinarily to the pre-market notification requirements under Section 510(k) of the FD&C Act. For a 510(k) to be cleared by the FDA, the manufacturer must demonstrate to the FDA that a device is substantially equivalent to another legally marketed device that was either cleared through the 510(k) process or on the market prior to 1976. It generally takes four to twelve months from the date of submission to obtain 510(k) clearance although it may take longer. Class III is the most stringent regulatory category for devices. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls. Class III devices are usually those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Class III devices also include devices that are not substantially equivalent to other legally marketed devices. To obtain approval to market a Class III device, a manufacturer must obtain FDA approval of a PMA application. The PMA process requires more data, specifically data from clinical studies testing the device in humans, takes longer and is typically a significantly more complex and expensive process than the 510(k) procedure. Clinical studies of devices in humans are also subject to regulation by the FDA. Testing must be conducted in compliance with the investigational device exemption (IDE) regulations.

Endocare’s Cryocare Surgical Systems have been cleared for marketing through the 510(k) process.

Endocare can provide no assurance that its will be able to obtain or maintain clearances or approvals for clinical testing or for manufacturing and sales of Endocare’s existing products for all applications in all targeted markets, or that Endocare will be able to obtain or maintain clearances or approvals needed to introduce new products and technologies. After a device is placed on the market, numerous regulatory requirements apply. These include, but are not limited to:

•	quality system regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•

labeling regulations, which require specific information on product labels and in labeling, prohibit certain information, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and

•

medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include, but is not limited to, any of the following sanctions:

•	fines, injunctions, and civil penalties;

•	recall or seizure of Endocare’s products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing Endocare’s request for 510(k) clearance or premarket approval of new products;

•	withdrawing 510(k) clearance or premarket approvals that are already granted; and

•	criminal prosecution.

Medical device laws are also in effect in many of the countries outside of the United States in which Endocare does business. These laws range from comprehensive device approval and quality system requirements for some or all of Endocare’s medical device products to simple requests for product data or certifications. The number and scope of these requirements are increasing. In June 1998, the European Union Medical Device Directive became effective, and all medical devices must meet the Medical Device Directive standards and receive CE mark certification. CE mark certification involves a comprehensive Quality System program, and submission of data on a product to the Notified Body in Europe.

Endocare has obtained the CE mark certification for distribution of Endocare’s Cryocare Surgical System in Europe and approval for distribution in Australia, Canada, New Zealand, China, Taiwan, Korea and Mexico.

Health Care Regulatory Issues

The health care industry is highly regulated and the regulatory environment in which Endocare operates may change significantly in the future. In general, regulation of health care-related companies is increasing. Endocare anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems. Endocare cannot predict what impact the adoption of any federal or state health care reform measures may have on Endocare’s business.

Endocare regularly monitors developments in statutes and regulations relating to Endocare’s business. Endocare may be required to modify its agreements, operations, marketing and expansion strategies from time to time in response to changes in the statutory and regulatory environment. Endocare plans to structure all of Endocare’s agreements, operations, marketing and strategies in accordance with applicable law, although Endocare can provide no assurance that Endocare’s arrangements will not be challenged successfully or that required changes may not have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows.

Endocare believes that the following discussion summarizes all of the material health care regulatory requirements to which Endocare currently is subject. Complying with these regulatory requirements may involve expense to Endocare, delay in Endocare’s operations and/or restructuring of Endocare’s business relationships. Violations could potentially result in the imposition of civil and/or criminal penalties.

Anti-Kickback Laws

The federal health care program “anti-kickback” law prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person for services, (ii) the furnishing or arranging for the furnishing of items or services, or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering any item or service, in each case, reimbursable under any federal health care program. Because Endocare’s products are reimbursable under Medicare, Medicaid and other federal health care programs, the anti-kickback law applies. Many states have similar anti-kickback or anti-referral laws, and in many cases these laws apply to all patients, not just federal health care program beneficiaries. Noncompliance with, or violation of, the federal anti-kickback law can result in exclusion from federal health care programs and civil and criminal penalties. Similar penalties are provided for violation of state anti-kickback laws. Several federal courts have held that the anti-kickback law is violated if just one purpose of payment is to induce the referral of patients. To the extent that Endocare is deemed to be subject to these federal or similar state laws, Endocare believes that its activities and contemplated activities comply in all material respects with such statutes and regulations.

Regulations to the federal anti-kickback law specify payment practices that will not be subject to prosecution under the anti-kickback law. These are known as the “safe-harbors.” Failure to comply fully within a safe-harbor does not mean the practice is per se illegal, and many common arrangements in the health care industry do not fit within a safe harbor, yet are not violations of the anti-kickback law. Rather, if a practice does not fit within a “safe harbor,” no guarantee can be given that the practice will be exempt from prosecution; it will be viewed under the totality of the facts and circumstances.

Many of Endocare’s relationships with customers, such as volume and other discounts, fit within a safe harbor. However, Endocare’s service agreements with physician-owned entities (which constitute less than twenty percent (20%) of Endocare’s urology business) do not fit completely within a safe harbor. For example, the safe harbor for equipment leases and the safe harbor for personal services both require that the aggregate amount of the rental or service payment be fixed in advance for the term of the arrangement, which must be at least one year. However, where the need for medical procedures is not known in advance, it is sometimes more appropriate to arrange for payment on a per procedure (also known as “per-click”) basis, rather than determining a year’s total compensation in advance. For the reasons described below, certain of Endocare’s arrangements with physician-owned entities currently provide for payment on a per procedure basis.

In the case of cryoablation, hospitals often do not want to invest in the required capital equipment. Rather, hospitals enter into arrangements with specialty mobile service providers or equipment manufacturers to obtain the use of the necessary equipment and disposable products (such as cryoprobes), as well as technical support services, where applicable, on a per procedure basis. In the case of cryoablation equipment and disposables, some physicians have formed or invested in mobile service providers that provide cryoablation equipment, disposables and services directly to hospitals. In such cases, Endocare’s relationship to the physician-owned entities is only as a seller of Endocare’s products, where discounts are provided in accordance with the discount safe harbor. However, in some cases, Endocare contracts directly with hospitals to provide the necessary equipment/disposables and technical support. These contracts generally provide for the hospital to pay for the equipment/disposables and support package on a per procedure basis. Since Endocare is primarily in the business of selling Endocare’s equipment and disposable products, not providing services, when Endocare contracts to provide equipment to hospitals Endocare typically subcontracts with a mobile service provider or other equipment owner to furnish the equipment as Endocare’s subcontractor. A significant number of these businesses are owned entirely or in part by urologists who purchase the equipment in order to make cryoablation available in their communities. Since the hospitals pay Endocare on a per procedure basis, Endocare in turn pays its subcontractors on a per procedure basis pursuant to service agreements. These service agreements do not meet a safe harbor since, as noted above, the safe harbors for equipment leases and service arrangements require that the aggregate payment for the term of the arrangement must be set in advance. Although the service agreements do not meet a safe harbor, Endocare’s service agreements with physician-owned entities include a number of safeguards intended to address anti-kickback law concerns.

As noted in the section entitled “Risks Related to Endocare and the Combined Company and the Industry in Which They Will Operate” as well as in the following section, arrangements with physician-owned entities that involve “per-click” leases will have to be restructured by October 1, 2009. Endocare is pursuing restructuring options and expects that the restructured arrangements will continue to comply in all material respects with the federal anti-kickback law and similar state laws.

Patient Referral Laws

The Stark Law prohibits a physician from referring a Medicare patient for “designated health services,” or DHS, to an entity with which the physician has a direct or indirect financial relationship, whether in the nature of an ownership interest or a compensation arrangement, subject only to limited exceptions. The Stark Law also prohibits the recipient of a prohibited referral from billing for the DHS provided pursuant thereto. DHS include inpatient and outpatient hospital services.

Physicians who have an ownership or compensation relationship with the entities (such as mobile vendors) that furnish Endocare’s equipment to hospitals, and the hospitals that obtain equipment and services directly or indirectly from such entities, are considered to have an “indirect compensation arrangement,” and therefore that relationship must meet a Stark Law exception in order for the physicians to make DHS referrals to the hospital.

As noted in the section entitled “Risks Related to Endocare and the Combined Company and the Industry in Which They Will Operate,” CMS recently issued a final rule that includes amendments to the regulations that implement the Stark Law. Certain elements of the final rule that will be effective October 1, 2009 likely will require restructuring of Endocare’s contracts with physician-owned entities that provide equipment and services in connection with Endocare’s arrangements to furnish equipment, products and services to hospitals. The rule narrows the exception that, before October 1, 2009, was available for “per-click” lease arrangements in which a physician-owned entity is the lessor and receives a per-click payment, either directly or indirectly, from a DHS provider such as a hospital for space or equipment used by the hospital in the provision of services to patients, including patients who were referred by the lessor to the lessee. Such “per click” leases will no longer be eligible for a Stark Law exception. The arrangements where Endocare holds the hospital contract and subcontracts with a physician-owned entity constitute less than 20% of Endocare’s urology business, and Endocare is actively pursuing various restructuring options. At this time, Endocare is unable to predict whether, and to what the extent, such restructuring will affect Endocare’s business or future business arrangements, but there is no guarantee that it will not have an adverse effect on Endocare’s business.

In addition, for the same reasons as noted above, by October 1, 2009, physician-owned entities that purchase Endocare’s equipment and disposables and then furnish the equipment, disposables, and technical support services to hospitals on a “per click” basis will be required to restructure their “per click” contracts with the hospital or potentially divest the physician-owners. Although there is a reasonable position at this time that these entities can avoid divesture of their physician-owners, these entities will likely have to be restructured to address the Stark Law rule change effective October 1, 2009. A significant percentage of the urology cases using Endocare’s equipment in hospitals involves the aforementioned “per-click” arrangement. Endocare understands that these entities are also actively pursuing potential restructuring options. Endocare expects that its arrangements and those of Endocare’s customers involved in furnishing Endocare’s products will be fully compliant with the new regulatory requirements before the October 1, 2009 deadline. Although too early to assess, it is possible that such restructuring will have an adverse effect on Endocare’s business. Interventional radiology services outside of the urology business that involve use of Endocare’s products generally do not involve physician-owned businesses, and therefore will not be affected by the new rule.

Many states also have patient referrals laws, some of which are more restrictive than the Stark Law and regulate referrals by all licensed healthcare practitioners for any health care services to an entity with which the licensee has a financial relationship unless an exception applies. Such laws in particular states may prohibit us from entering into relationships with physicians and physician-owned entities, which may limit business development.

HIPAA and Other Privacy Laws

As of April 14, 2003, the privacy regulations developed under the Health Insurance Portability and Accountability Act of 1996, referred to as “HIPAA,” took effect. The privacy regulations place limitations on a “covered entity’s” use and disclosure of identifiable patient information, including research data. While Endocare is not a “covered entity” under HIPAA, Endocare’s relationships with covered entities, such as hospitals and physicians, sometimes implicate HIPAA. Accordingly, Endocare has adopted policies and procedures regarding confidentiality and each employee who comes into contact with Protected Health Information (PHI or patient data) is trained in the proper handling of such information. Endocare has also established procedures to determine when Endocare is required to sign a “business associate agreement” with a covered entity in connection with receipt of PHI and when such measures are not required.

Endocare believes that it has implemented appropriate measures to ensure that Endocare’s relationships with covered entities are appropriate and consistent with HIPAA. However, there are many uncertainties remaining about how HIPAA applies to medical device companies, and no assurance can be given that HIPAA will not be interpreted in a manner that will hamper Endocare’s ability to conduct medical research and receive medical information for other purposes as well.

Other United States Regulatory Requirements

In addition to the regulatory framework for product approvals, Endocare is and may be subject to regulation under federal and state laws, including requirements regarding advertising and promotion, occupational health and safety, laboratory practices and the use, handling and disposing of toxic or hazardous substances. Endocare may also be subject to other present and future local, state, federal and foreign regulations.

Seasonality

Endocare believes that holidays, major medical conventions and vacations taken by physicians, patients and patient families may have a seasonal impact on Endocare’s sales of cryoablation products because cryoablation procedures can be scheduled in advance. For example, for the past several years, Endocare has noted that the three months ended September 30 each year result in revenues that are lower than during the three months ended June 30 each year.

Competition

The cryotherapy products manufactured and distributed by Endocare compete vigorously with other treatment modalities. Endocare believes that its primary competition consists of other, better-established modalities of treatment for prostate cancer, including surgery, which is considered the “gold standard,” and radiation therapies that presently dominate the market. Significant competitors in the area of prostate cancer and other tumor ablation (renal, liver, lung and palliative intervention) include companies that offer one or more of the following products: surgical devices (such as robotic surgery equipment); intensity-modulated radiation therapy (IMRT), image-guided radiation therapy (IGRT), brachytherapy seeds and other forms of radiation therapy; and other ablation products such as microwave and radiofrequency ablation (RFA) products. Additional devices in development, such as high intensity focused ultrasound (HIFU), may be competitive devices in the future. Many of the existing and potential competitors of Endocare have significantly greater financial and human resources than Endocare does.

Employees

As of December 31, 2008, Endocare had a total of 120 employees. Of these employees, 8 are engaged directly in research and development activities, 7 in regulatory affairs/quality assurance, 28 in manufacturing, 52 in sales, marketing, clinical support and customer service and 25 in general and administrative positions. Endocare has never experienced a work stoppage, none of Endocare’s employees are represented by a labor organization, and Endocare considers its employee relations to be good.

Properties

Endocare’s executive offices, as well as Endocare’s principal manufacturing and research facilities, are located in a 28,000 square foot facility in Irvine, California. The lease for this facility expires in 2010, with an option to extend the lease for an additional five years. Endocare believes that Endocare’s property and equipment are generally well maintained, in good operating condition and are sufficient to meet Endocare’s current needs.

Legal Proceedings

Endocare is a party to lawsuits in the normal course of its business. Litigation and governmental investigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Significant judgments or settlements in connection with legal proceedings may have a material adverse effect on Endocare’s business, financial condition, results of operations and cash flows. Other than as described below, Endocare is not a party to any legal proceedings that Endocare believes to be material.

Galil Lawsuit

On June 5, 2009, Endocare sent notice to Galil terminating the Endocare-Galil merger agreement (thereby terminating the purchase agreement for the related private placement of Endocare common stock pursuant to its terms) on the basis that not all of the closing conditions to the Endocare-Galil merger were capable of being fulfilled. Subsequently, on June 7, 2009, Endocare, Offeror, and HealthTronics executed the Merger Agreement.

Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and that Galil intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger.

HEALTHTRONICS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This prospectus/offer to exchange includes “forward-looking statements” about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will”, “would”, “should”, “plans”, “likely”, “expects”, “anticipates”, “intends”, “believes”, “estimates”, “thinks”, “may”, and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors”, could affect the future results of the health care industry in general, and us in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

•	uncertainties in our establishing or maintaining relationships with physicians and hospitals;

•	the impact of current and future laws and governmental regulations;

•	uncertainties inherent in third party payors’ attempts to limit health care coverages and levels of reimbursement;

•	the effects of competition and technological changes;

•	the availability (or lack thereof) of acquisition or combination opportunities; and

•	general economic, market or business conditions.

Segment Reporting

In the fourth quarter of 2008, our medical products division relocated from Kennesaw, Georgia to our corporate headquarters in Austin, Texas. Concurrent with this relocation, we made certain changes within our medical products management team so that these operations now report to the President of our Urology Services operations. In the first quarter of 2009, we redesigned our internal financial reporting materials provided to our chief operating decision maker, as well as our executive management team. As of the first quarter of 2009, we do not have any operating segments, except our Urology Services operations, that meet the quantitative requirements of SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

General

We provide healthcare services and medical devices, primarily to the urology community.

Lithotripsy Services. Our lithotripsy services are provided principally through limited partnerships and other entities that we manage, which use lithotripsy devices. In 2008, physicians who are affiliated with us used our lithotripters to perform approximately 50,000 procedures in the U.S. We do not render any medical services. Rather, the physicians do.

We have two types of contracts, retail and wholesale, that we enter into in providing our lithotripsy services. Retail contracts are contracts where we contract with the hospital and private insurance payors. Wholesale contracts are contracts where we contract only with the hospital. The two approaches functionally differ in that, under a retail contract, we generally bill for the entire non-physician fee for all patients other than governmental pay patients, for which the hospital bills the non-physician fee. Under a wholesale contract, the hospital generally bills for the entire non-physician fee for all patients. In both cases, the billing party contractually bears the costs associated with the billing service, including pre-certification, as well as non-collection. The non-billing party is generally entitled to its fees regardless of whether the billing party actually collects the non-physician fee. Accordingly, under the wholesale contracts where we are the non-billing party, the hospital generally receives a greater proportion of the total non-physician fee to compensate for its billing costs and collection risk. Conversely, under the retail contracts where we generally provide the billing services and bear the collection risk, we receive a greater portion of the total non-physician fee.

Although the non-physician fee under both retail and wholesale contracts varies widely based on geographical markets and the identity of the third party payor, we estimate that nationally, on average, our share of the non-physician fee was roughly $2,100, respectively, for both 2008 and 2007 and for each of the first three months of 2009 and 2008. At this time, we do not anticipate a material shift between our retail and wholesale arrangements, or a material change in our share of the non-physician fee.

As the general partner of limited partnerships or the manager of other types of entities, we also provide services relating to operating our lithotripters, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting with payors, hospitals, and surgery centers.

Prostate treatment services. We provide treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, we deploy three technologies: (1) photo-selective vaporization of the prostate (PVP), (2) trans-urethral needle ablation (TUNA), and (3) trans-urethral microwave therapy (TUMT) in certain partnerships. All three technologies apply an energy source which reduces the size of the prostate gland. For treating prostate and other cancers, we use a procedure called cryosurgery, a process which uses a double freeze thaw cycle to destroy cancers cells. In April 2008, we acquired Advanced Medical Partners, Inc. (“AMPI”), which significantly expanded our cryosurgery partnership base. Our prostate treatment services are also provided principally through limited partnerships and other entities that we manage, which use equipment to perform the treatments. Benign prostate disease and cryosurgery cancer treatment services are billed in the same manner as our lithotripsy services under either retail or wholesale contracts. We also provide services relating to operating the equipment, including scheduling, training, quality assurance, regulatory compliance and contracting.

Radiation therapy services. We also provide image guided radiation therapy (IGRT) technical services for cancer treatment centers. Our IGRT technical services may relate to providing the technical (non-physician) personnel to operate a physician practice group’s IGRT equipment, leasing IGRT equipment to a physician practice group, providing services related to helping a physician practice group establish an IGRT treatment center, or managing an IGRT treatment center.

Anatomical pathology services. We also provide anatomical pathology services primarily to the urology community. We have one pathology lab located in Georgia, Claripath Laboratories, that provides laboratory detection and diagnosis services to urologists throughout the United States. In addition, in July 2008, we acquired Uropath LLC, which managed pathology laboratories located at Uropath sites for physician practice groups located in Texas, Florida and Pennsylvania. Through Uropath, we continue to manage in-office pathology labs for practice groups and provide pathology services to physicians and practice groups with our lab equipment and personnel at our Uropath laboratory sites.

Sales and maintenance. We also sell and maintain lithotripters and related spare parts and consumables. We are the exclusive U.S. distributor of the Revolix branded laser.

Revenue Recognition

We recognize revenue primarily from the following sources:

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Fees for urology treatments. A substantial majority of our urology revenue is derived from fees related to lithotripsy treatments performed using our lithotripters. For lithotripsy and prostate treatment services, we, through our partnerships and other entities, facilitate the use of our equipment and provide other support services in connection with these treatments at hospitals and other health care facilities. The professional fee payable to the physician performing the procedure is generally billed and collected by the physician. We recognize revenue for these services when the services are provided. IGRT technical services are billed monthly and the related revenues are recognized as the related services are provided.

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Fees for managing the operation of our lithotripters and prostate treatment devices. Through our partnerships and otherwise directly by us, we provide services related to operating our lithotripters and prostate treatment equipment and receive a management fee for performing these services.

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Fees for maintenance services. We provide equipment maintenance services to our partnerships as well as outside parties. These services are billed either on a time and material basis or at a fixed contractual rate, payable monthly, quarterly, or annually. Revenues from these services are recorded when the related maintenance services are performed.

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Fees for equipment sales, consumable sales and licensing applications. We sell and maintain lithotripters and manufacture and sell consumables related to the lithotripters. We distribute the Revolix laser and consumables related to the laser. With respect to some lithotripter sales, in addition to the original sales price, we receive a licensing fee from the buyer of the lithotripter for each patient treated with such lithotripter. In exchange for this licensing fee, we provide the buyer of the lithotripter with certain consumables. All the sales for equipment and consumables are recognized when the related items are delivered. Revenues from licensing fees are recorded when the patient is treated. In some cases, we lease certain equipment to our partnerships, as well as third parties. Revenues from these leases are recognized on a monthly basis or as procedures are performed.

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Fees for anatomical pathology services. We provide anatomical pathology services primarily to the urology community. Revenues from these services are recorded when the related laboratory procedures are performed.

Recent Developments

We continue to look at strategic acquisition opportunities and believe conditions in the market favor our strong financial position, national platform of urologist relationships, and diversification within the urologist services space.

On June 5, 2009, we executed and delivered to Endocare an irrevocable offer letter accompanied by an executed copy of a definitive merger agreement. On June 5, 2009, Endocare sent notice to Galil terminating the Endocare-Galil merger agreement (and the related private placement of Endocare common stock) on the basis that not all of the closing conditions to the Endocare-Galil merger were capable of being fulfilled. Subsequently, on June 7, 2009, Endocare, Offeror, and HealthTronics executed the definitive Merger Agreement, the terms of which are described in this prospectus/offer to exchange.

Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and that Galil intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger.

Critical Accounting Policies and Estimates

Management has identified the following critical accounting policies and estimates:

Impairments of goodwill and other intangible assets are both a critical accounting policy and estimates that require judgment and are based on assumptions of future operations. We are required to test for impairments at least annually or if circumstances change that would reduce the fair value of a reporting unit below its carrying value. We test for impairment of goodwill during the fourth quarter. Prior to 2009 we had two reporting units, urology services and medical products. The fair value of each reporting unit was estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. Because we have recognized goodwill based solely on our controlling interest, the fair value of each reporting unit also relates only to our controlling interest. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Both the income approach and the market approach require significant assumptions to determine the fair value of each reporting unit. The significant assumptions used in the income approach include estimates of our future revenues, profits, capital expenditures, working capital requirements, operating plans, industry data and other relevant factors. The significant assumptions utilized in the market approach include the determination of appropriate market comparables, the estimated multiples of revenue, EBIT and EBITDA a willing buyer is likely to pay, and the estimated control premium a willing buyer is likely to pay. For a discussion of our 2008 and 2007 goodwill impairments and the specific assumptions used in the income and market approaches in the 2008 and 2007 analyses, see footnote C to our consolidated financial statements included elsewhere in this prospectus/offer to exchange.

A second critical accounting policy and estimate which requires judgment of management is the estimated allowance for doubtful accounts and contractual adjustments. We have based our estimates on historical collection amounts, current contracts with payors, current changes of the facts and circumstances relating to these matters and certain negotiations with related payors.

A third critical accounting policy is consolidation of our investments in partnerships or limited liability companies (LLCs) where we, as the general partner or managing member, exercise effective control, even though our ownership is less than 50%. The consolidated financial statements include our accounts, our wholly-owned subsidiaries, and entities more than 50% owned and limited partnerships or LLCs where we, as the general partner or managing member, exercise effective control, even though our ownership is less than 50%. The related agreements provide us with broad powers. The other parties do not participate in the management of the entity and do not have the substantial ability to remove us. Investment in entities in which our investment is less than 50% ownership and we do not have significant control are accounted for by the equity method if ownership is between 20%–50%, or by the cost method if ownership is less than 20%. We have reviewed each of the underlying agreements and determined we have effective control; however, if it was determined this control did not exist, these investments would be reflected on the equity method of accounting. Although this would change individual line items within our consolidated financial statements, it would have no effect on our net income and/or total stockholders’ equity.

Three months ended March 31, 2009 compared to the three months ended March 31, 2008

Our total revenues for the three months ended March 31, 2009 increased $9,658,000 as compared to the same period in 2008. Revenues from our lithotripsy business increased $1,400,000 for the first quarter of 2009 as compared to the same period in 2008, and revenues from our prostate business increased $6,296,000 in the first quarter of 2009 as compared to the same period in 2008. Prostate revenues from our AMPI operations totaled $5,746,000 for the quarter ended March 31, 2009 and were the primary driver of the total increased prostate revenues in the quarter, as we acquired AMPI in April 2008. Revenues on a same store basis were up 1.1% in 2009 as compared to the same period in 2008. Manufacturing and consumable revenues for the period ending

March 31, 2009 increased $99,000 from the same period in 2008, primarily driven by increases in our consumable sales. Contract service revenues increased $397,000 in the first three months of 2009 over the same period in 2008. Revenues from our laboratory operations increased $1,389,000 in the period ended March 31, 2009 over same period in 2008. This increase resulted primarily from our Uropath operations which had revenues of $1,476,000 in the first three months of 2009, as we acquired Uropath in July 2008.

Our costs of revenues and general and administrative expenses for the three months ended March 31, 2009 increased $7,228,000 (33%) compared to the same period in 2008. Our operating cost increased $6,139,000 (40%) in the first quarter of 2009 as compared to the same period in 2008. The primary causes of this increase relate to the cost of revenues attributable to our AMPI and IGRT operations, whose costs totaled $4,378,000, and our Uropath operations, whose costs were $1,326,000 in the first quarter of 2009. Our selling, general and administrative costs for the quarter ended March 31, 2009 increased $239,000 over the same period in 2008, primarily related to increased office rent expense of $175,000 for our new building which we moved into in the fall of 2008.

Net income attributable to noncontrolling interest for the three month period ended March 31, 2009 increased $2,281,000 compared to the same period in 2008, as a result of increases in income at our existing urology and prostate partnerships. Noncontrolling interest in our AMPI partnerships was $1,391,000 in the first quarter of 2009.

Provision for income taxes in the first quarter of 2009 decreased $57,000 compared to the same period in 2008 due to the decrease in our taxable net income during the same periods, offset by an increase in the effective tax rate. For the next several years, we will only be an alternative minimum tax payer as we will utilize our existing net operating loss carryforwards to offset any current taxes payable.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Our total revenues increased $25,524,000 as compared to 2007. Revenues from our urology services segment increased $22,529,000 (18%) in 2008 as compared to 2007. Revenues from our lithotripsy business increased $5,193,000 (4.8%) as compared to 2007, while revenues from our prostate business increased $17,336,000 in 2008 as compared to 2007. Revenues from our AMPI acquisition, which was effective April 1, 2008, were the primary driver in the increased prostate revenues. Prostate revenues from AMPI entities totaled $18.4 million in 2008. The actual number of lithotripsy procedures performed in 2008 increased by 3% compared to 2007. The average rate per procedure increased by 1% in 2008 as compared to 2007. Revenues for our medical products segment for 2008 increased $3,288,000 as compared to 2007. Medical products revenues before intersegment eliminations totaled $30.6 million for 2008 and $26.1 million for 2007. We sold five lithotripters and one table in 2008. We sold eight lithotripters and 28 tables during the same period in 2007. We discontinued the sale of tables in 2007. Revenues from our Claripath laboratory, which commenced operations in January 2006, totaled $5,113,000 and $3,418,000 for the years ended December 31, 2008 and 2007, respectively. Revenues from our Uropath acquisition, which was effective July 10, 2008, totaled $1,993,000 in 2008.

Our costs of services and general and administrative expenses for 2008 increased $139,542,000 (124%) compared to 2007. Our cost of services associated with our urology services operations increased $11,695,000 (22%) in 2008 as compared to 2007. The primary cause of this increase relates to cost of services at our new AMPI entities, whose costs totaled $12,964,000 in 2008, partially offset by an overall decrease in cost of services of $1,269,000 attributed to our organic urology business. This decrease in our organic business costs is primarily related to the write off of a certain payable at one of our partnerships in the first quarter of 2008 of approximately $700,000 which was recorded against operating expenses and $250,000 of insurance reimbursements received at one of our partnerships related to damages suffered during hurricane Katrina. Our cost of services associated with our medical products operations for 2008 decreased $731,000 (7%) compared to 2007. This decrease is due to lower cost of sales on fewer device sales in the period, partially offset by approximately $740,000 in increased expenses at our Claripath lab which has experienced significant growth year over year, $1,888,000 in expenses at our new Uropath labs, and approximately $1 million in restructuring and moving costs related to moving our medical products operations from Kennesaw, Georgia to Austin, Texas. A significant portion of medical products costs relate to providing maintenance services to our urology services segment and are allocated to the urology services segment. In the future, we expect margins in medical products to continue to vary significantly from period to period based on the mix of intercompany and third-party sales. Our selling, general and administrative costs for the year ended December 31, 2008 increased $4,122,000 compared to the same period in 2007. This increase primarily relates to increased compensation expenses of $1.8 million related to restricted stock grants to employees which vested as performance goals were reached in the second and third quarters of 2008 and approximately $1 million in increases in sales and marketing expenses associated with our Claripath lab in 2008. In addition, we received approximately $900,000 as a result of our former Swiss manufacturing subsidiary’s insolvency proceedings in 2007, which was recorded against selling, general and administrative expenses.

In the fourth quarter of 2008, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $144 million. Although our core operations remain stable and reflect growth over the prior year, we adjusted certain assumptions in our discounted cash flow model to address the recent declines in our market capitalization, which had fallen significantly below our consolidated net assets. In addition, the market comparables component of our impairment test was negatively impacted by the current global economic crisis and global decline in the stock markets. In the fourth quarter of 2007, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $20.8 million. This impairment was due to a decrease in our estimated future discounted cash flows for this segment. This decrease was primarily caused by lower projected growth rates for our laser operations as well as the timing of certain future growth for our IGRT operations.

In 2007, we had a loss from discontinued operations of $147,000 attributable to our RMPT and HIFU operations. This loss included a gain of $450,000 from the sale of our RMPT business, which closed September 28, 2007.

Depreciation and amortization expense increased $1,256,000 in 2008 compared to 2007, primarily due to the addition of our new AMPI entities and the amortization on our Ocean services agreement.

Net income attributable to noncontrolling interest in consolidated income for 2008 increased $8,691,000 (19%) compared to 2007, as a result of increases in noncontrolling interest percentages at certain partnerships, combined with an increase in income at our existing urology partnerships and noncontrolling interest attributable to our new AMPI entities.

Provision for income taxes in 2008 decreased $8,662,000 compared to 2007 due to the decrease in our taxable net income and the addition of a full valuation allowance on our deferred tax assets primarily as a result of the goodwill impairment recorded in the fourth quarter. For the next several years, we will only be an alternative minimum tax payer as we will utilize our existing net operating loss carry forwards to offset any current taxes payable.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Our total revenues decreased $2,473,000 (2%) as compared to 2006. Revenues from our urology services decreased $529,000 (0.4%) as compared to 2006. Revenues from our lithotripsy business decreased $1,694,000 in 2007 as compared to 2006, while revenues from our prostate business increased $1,165,000 in 2007 as compared to 2006. The actual number of lithotripsy procedures performed in 2007 decreased by 5% compared to 2006, primarily due to partnership and mobile route closures in late 2006 and continued weak performance across our western region partnerships in early 2007. The average rate per procedure increased by 3% in 2007 as compared to 2006. Revenues for our medical products segment decreased by $1,979,000 (10%) compared to 2006 primarily due to less sales of our lithotripters and the discontinuation of sales of certain tables in early 2007. Medical products revenues before intersegment eliminations totaled $26.1 million for 2007 and $28.4 million for

2006. We sold 8 lithotripters and 28 tables in 2007 compared to 17 lithotripters and 100 tables in 2006. Revenues from our service operations and consumable sales decreased $2,173,000 in 2007 as compared to 2006. This decrease relates primarily to lower electrode sales especially as related to our foreign operations which we closed in 2006. Revenues from our new laboratory which commenced operations in January 2006, totaled $3,418,000 and $1,138,000 for the years ended December 31, 2007 and 2006, respectively.

Our costs of services and general and administrative expenses for 2007 decreased $7,726,000 (6%) compared to 2006. Our cost of services associated with our urology services operations increased $2,228,000 (4%) in 2007 as compared with 2006. The cause of this increase relates primarily to increased rental expenses paid on Revolix units leased from our medical products division of $1,500,000 and a decrease in gains resulting from sales of various partnership interests in 2007 as compared to 2006 of $969,000 which are recorded against operating expenses. This was partially offset by lower laser supply costs of $1,087,000, which corresponds to more partnerships utilizing the Revolix laser as compared to the greenlight laser. Our cost of services associated with our medical products operations for 2007 decreased $5,572,000 (33%) compared to 2006. The primary cause of this decrease relates to significant decreases in external sales of lithotripters and tables in 2007, a cost reduction recorded as a result of the receipt of lease payments from our urology services division on Revolix units noted above, partially offset by approximately $900,000 in increased expenses at our new lab. A significant portion of medical products costs relate to providing maintenance services to our urology services segment and are allocated to the urology services segment. In the future we expect margins in medical products to continue to vary significantly from period to period based on the mix of intercompany and third-party sales. Our selling, general and administrative costs decreased $4,414,000 (22%) in 2007 as compared to 2006. This is primarily attributable to approximately $1,850,000 in costs paid to strategic consultants, $1 million in severance payments, $500,000 in higher share based compensation costs which were incurred in 2006 compared to 2007, as well as approximately $516,000 in decreased personnel, insurance, marketing, recruiting and other costs. In addition we received approximately $900,000 as a result of our former Swiss manufacturing subsidiary’s insolvency proceedings in 2007, which was recorded against selling, general and administrative expenses.

In the fourth quarter of 2007, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $20.8 million. This impairment was due to a decrease in our estimated future discounted cash flows for this segment. This decrease was primarily caused by lower projected growth rates for our laser operations as well as the timing of certain future growth for our IGRT operations. In the fourth quarter of 2006, we recorded an impairment to our goodwill totaling $12.2 million related to our urology services segment and $8.4 million related to our medical products segment. The impairment to our urology services segment was due primarily to a decrease in the number of overall procedures during 2006, primarily across our western region partnerships, combined with the loss of certain partnerships and contracts late in 2006 to competitors. The impairment in our medical products segment relates primarily to our decision to reduce or exit certain product lines, specifically patient management tables and orthopedic consumables during the fourth quarter of 2006 along with the closing of our European operations.

Income from discontinued operations in 2007 decreased $25,276,000 compared to 2006. Income from discontinued operations in 2006 included $33,542,000 attributable to our specialty vehicle manufacturing segment and $8,413,000 in losses attributable to our HIFU, cryosurgery, and Rocky Mountain Thermotherapy (“RMPT”) operations. We recognized a gain, net of tax, totaling $33.2 million in 2006 from the sale of our specialty vehicle manufacturing segment. In 2007, we had a loss from discontinued operations of $147,000 attributable to our RMPT and HIFU operations. This loss included a gain of $450,000 from the sale of our RMPT business, which closed September 28, 2007.

Depreciation and amortization expense decreased $168,000 in 2007 compared to 2006.

Net income attributable to noncontrolling interest in consolidated income for 2007 increased $2,291,000 (5%) compared to 2006, as a result of increases in noncontrolling interest percentages at certain partnerships.

Provision for income taxes in 2007 increased $1,709,000 compared to 2006 due to lower taxable loss in 2007 than 2006.

Liquidity and Capital Resources

Cash Flows

Our cash and cash equivalents were $13,771,000 and $21,707,000 at March 31, 2009 and 2008, respectively. Beginning in 2009, our subsidiaries began distributing available cash on a monthly basis, after establishing reserves for estimated capital expenditures and working capital. Prior to 2009, they generally distributed all of their available cash quarterly, which lead to an accumulated cash balance at the end of each quarter. For the period ended March 31, 2009 and 2008, our subsidiaries distributed cash of approximately $18,183,000 and $13,924,000, respectively, to noncontrolling interest holders.

Our cash and cash equivalents were $22,854,000 and $25,198,000 at December 31, 2008 and 2007, respectively. While our subsidiaries generally distribute all of their available cash quarterly, after establishing reserves for estimated capital expenditures and working capital, these distributions are made just after quarter end which leads to an accumulated cash balance at the end of each quarter. For the years ended December 31, 2008 and 2007, our subsidiaries distributed cash of approximately $53,757,000 and $42,736,000, respectively, to noncontrolling interest holders. In 2009, we anticipate that our subsidiaries will begin making distributions on a monthly basis rather than a quarterly basis.

Cash provided by our operations was $15,775,000 for the period ended March 31, 2009 and $16,074,000 for the period ended March 31, 2008. From 2008 to 2009, fee and other revenue collected increased by $5,361,000 due primarily to increased revenues from our acquisitions. Cash paid to employees, suppliers of goods and others increased by $5,388,000 in 2009. This fluctuation is primarily attributable to increased operating expenses from our acquisitions.

Cash provided by our operations was $70,845,000 for the year ended December 31, 2008 and $61,877,000 for the year ended December 31, 2007. From 2007 to 2008, fee and other revenue collected increased by $23,044,000 due primarily to increased revenues from our acquisitions. Cash paid to employees, suppliers of goods and others increased by $13,578,000 in 2008. This fluctuation is primarily attributable to increased operating expenses from our acquisitions and significant pay down of certain accrued expenses related to our AMPI acquisition.

Cash used by our investing activities for the three months ended March 31, 2009, was $2,181,000. We purchased equipment and leasehold improvements totaling $2,214,000 in the first three months of 2009. Cash used by our investing activities for the period ended March 31, 2008, was $4,696,000. We used approximately $1.2 million to acquire increased ownership in two partnerships. We purchased equipment and leasehold improvements totaling $4,671,000 in 2008.

Cash used by our investing activities for the year ended December 31, 2008, was $52,311,000. We utilized $49,487,000 in 2008 to acquire assets or interests in certain entities. Approximately $35 million of that cash was used to acquire the Ocean services contract, $10 million was used to acquire AMPI, and $6.3 million was used to acquire Uropath. In addition we increased our interest in certain existing litho partnerships. We purchased equipment and leasehold improvements totaling $11,779,000 in 2008. Cash used by our investing activities for the year ended December 31, 2007, was $18,757,000. We used approximately $8 million in cash to acquire our interests in the new Keystone partnership and we used $4 million to acquire increased ownership in two other partnerships. We purchased equipment and leasehold improvements totaling $9,469,000 in 2007.

Cash used in our financing activities for the three months ended March 31, 2009, was $22,677,000, primarily due to distributions to noncontrolling interests of $18,183,000 and payments on notes payable of $4,686,000 partially offset by borrowings on notes payable of $203,000. Cash used in our financing activities for the three months ended March 31, 2008, was $14,869,000, primarily due to distributions to noncontrolling interest of $13,924,000 and payments on notes payable of $1,002,000 partially offset by borrowings on notes payable of $213,000.

Cash used in our financing activities for the year ended December 31, 2008, was $20,878,000, primarily due to distributions to noncontrolling interests of $53,757,000 and payments on notes payable of $14,508,000 partially offset by borrowings on our revolving line of credit of $50 million and on notes payable of $1,747,000. Cash used in our financing activities for the year ended December 31, 2007, was $45,581,000, primarily due to distributions to noncontrolling interests of $42,736,000 and payments on notes payable of $5,760,000 partially offset by borrowings on notes payable of $2,546,000.

Accounts receivable as of March 31, 2009 has increased $1,003,000 from December 31, 2008. This increase relates primarily to a $777,000 increase at our Uropath lab related to significant growth across our lab operations.

Accounts receivable as of December 31, 2008 has increased $5,798,000 from December 31, 2007. This increase relates primarily to our purchases of AMPI and Uropath, whose accounts receivable at acquisition totaled $3,072,000 and $1,040,000, respectively, as well as increases related primarily to higher revenues and to the timing of collections.

Inventory as of March 31, 2009 totaled $8,627,000 and decreased $216,000 from December 31, 2008.

Inventory as of December 31, 2008 totaled $8,843,000 and decreased $1,378,000 from December 31, 2007.

Senior Credit Facility

Our senior credit facility is comprised of a five-year $60 million revolving line of credit due March 2010 and a $125 million senior secured term loan B due 2011. We entered into this senior credit facility in March 2005 and amended it in April and October 2008. The loan bears interest at a variable rate equal to LIBOR + 1.25 to 2.25% or prime + .25 to 1.25%. On July 31, 2006, we used a portion of the proceeds from the sale of our specialty vehicle manufacturing segment to repay the term loan B in full. As of March 31, 2009, we have drawn $37 million on the revolver. Although we plan to either extend the maturity date of our senior credit facility or enter into a new credit facility prior to its maturity in March 2010, we have reflected all amounts outstanding as current in the accompanying condensed consolidated balance sheet as of March 31, 2009. Our senior credit facility contains covenants that, among other things, limit our ability to incur debt, create liens, make investments, sell assets, pay dividends, make capital expenditures, make restricted payments, enter into transactions with affiliates, and make acquisitions. In addition, our facility requires us to maintain certain financial ratios. We were in compliance with the covenants under our senior credit facility as of March 31, 2009.

Other

Other long term debt. As of March 31, 2009, we had notes totaling $4.9 million related to equipment purchased by our limited partnerships. These notes are paid from the cash flows of the related partnerships. They bear interest at either a fixed rate ranging from four to nine percent or LIBOR or prime plus a certain premium and are due over the next four years.

Other long term obligations. At March 31, 2009, we had an obligation totaling $50,000 related to payments of $3,333 a month until June 15, 2010 as consideration for a noncompetition agreement with a previous employee.

General

The following table presents our contractual obligations as of March 31, 2009 (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long Term Debt(1)	$41,923	$39,444	$1,997	$98	$384
Operating Leases(2)	14,314	2,756	7,989	2,825	744
Non-compete contracts(3)	50	50	—	—	—

Total	$56,287	$42,250	$9,986	$2,923	$1,128

(1)	Represents long term debt as discussed above.
(2)	Represents operating leases in the ordinary course of our business.
(3)	Represents an obligation of $50 due to a previous employee of ours, at a rate of $3 per month until June 15, 2010.

In addition, the scheduled principal repayments for all long term debt as of March 31, 2009 are payable as follows:

($ in thousands)
2010	$39,444
2011	1,462
2012	535
2013	93
2014	5
Thereafter	384

Total	$41,923

Our primary sources of cash are cash flows from operations and borrowings under our senior credit facility which is due in March 2010. Our cash flows from operations and therefore our ability to make scheduled payments of principal, or to pay the interest on, or to refinance, our indebtedness, or to fund planned capital expenditures, will depend on our future performance, which is subject to general economic, financial competitive, legislative, regulatory, and other factors discussed under “Risk Factors”. Likewise, our ability to borrow under our senior credit facility will depend on these factors, which will affect our ability to comply with the covenants in our facility and our ability to obtain waivers for, or otherwise address, any noncompliance with the terms of our facility with our lenders.

We intend to increase our urology services operations primarily through forming new operating partnerships in new markets, expanding our IGRT customer base, and by acquisitions. We seek opportunities to grow our medical products operations by expanding our anatomical pathology lab operations and acquisitions. We intend to fund the purchase price for future acquisitions and developments using borrowings under our senior credit facility and cash flows from our operations. In addition, we may use shares of our common stock in such acquisitions where we deem appropriate.

Based upon the current level of our operations and anticipated cost savings and revenue growth, we believe that cash flows from our operations and available cash, together with available borrowings under our senior credit facility, will be adequate to meet our future liquidity needs both for the short term and for at least the next several years. However, there can be no assurance that our business will generate sufficient cash flows from operations, that we will realize our anticipated revenue growth and operating improvements or that future borrowings will be available under our senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

Inflation

Our operations are not significantly affected by inflation because we are not required to make large investments in fixed assets. However, the rate of inflation will affect certain of our expenses, such as employee compensation and benefits.

Recently Issued Accounting Pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. 142-3 (Determination of the Useful Life of Intangible Assets) (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142 (Goodwill and Other Intangible Assets). FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of FSP 142-3 did not have a material impact on our financial position or results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162 (The Hierarchy of Generally Accepted Accounting Principles) (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411 (The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles). Based on our current operations, we do not expect that the adoption of SFAS 162 will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, including goodwill, the liabilities assumed and any non-controlling interest in the acquiree. The Statement also establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of adopting SFAS 141(R) will continue to be dependent on the future business combinations that we may pursue after its effective date. In the first quarter of 2009, we expensed approximately $200,000 of costs related to acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income. This Statement clarifies that after control is obtained, transactions which change ownership but do not result in a loss of control are accounted for as equity transactions. Prior to this Statement being issued, decreases in a parent’s ownership interest in a subsidiary could be accounted for as equity transactions or as transactions with gain or loss recognition in the income statement. A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation would result in a gain or loss in net income. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. The adoption of SFAS 160 revised our presentation of consolidated financial statements and further impact will continue to be dependent on our future changes in ownership in subsidiaries after the effective date.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of March 31, 2009, we had long-term debt (including current portion) totaling $41,923,000, of which $4,536,000 had fixed rates of 4% to 9%, and $37,387,000 incurred interest at a variable rate equal to a specified prime rate. We are exposed to some market risk due to the remaining floating interest rate debt totaling $37,387,000. We make monthly or quarterly payments of principal and interest on $387,000 of the floating rate debt. An increase in interest rates of 1% would result in a $374,000 annual increase in interest expense on this existing principal balance.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

ENDOCARE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the sections of the prospectus/offer to exchange entitled “Information about the Companies—Endocare Inc.” and “Risk Factors”, as well as Endocare’s consolidated financial statements and related notes contained elsewhere in this prospectus/offer to exchange. This discussion contains forward-looking statements based on Endocare’s current expectations. There are various factors—many beyond Endocare’s control—that could cause Endocare’s actual results or the occurrence or timing of expected events to differ materially from those anticipated in these forward-looking statements. Some of these factors are described below and other factors are described elsewhere in this prospectus/offer to exchange, including above under “Risks Factors”. In addition, there are factors not described in this prospectus/offer to exchange that could cause Endocare’s actual results or the occurrence or timing of expected events to differ materially from those anticipated in these forward-looking statements. All forward-looking statements included in this prospectus/offer to exchange are based on information available to Endocare as of the date hereof, and, except as required by law, Endocare assumes no obligation to update any such forward-looking statements.

Overview

Endocare is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation through cryoablation, which is the use of lethal ice to destroy tissue, such as tumors, for therapeutic purposes. Endocare develops and manufactures devices for the treatment of prostate and renal cancers and Endocare believes that Endocare’s proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the lung and liver and palliative intervention (treatment of pain associated with metastases).

Today, Endocare’s FDA-cleared Cryocare Surgical System occupies a growing position in the urological market for the treatment of prostate and renal cancers. Because of Endocare’s initial concentration on prostate and renal cancers, the majority of Endocare’s sales and marketing resources are directed toward the promotion of Endocare’s technology to urologists. Endocare also employs a dedicated sales team focused on the interventional radiology market in which Endocare’s products are used to treat renal, liver and lung cancer and for palliative intervention. In addition to selling Endocare’s cryoablation disposable products to hospitals and mobile service companies, Endocare contracts directly with hospitals for the use of Endocare’s Cryocare Surgical System and disposable products on a fee-for-service basis. Endocare intends to continue to identify and develop new markets for Endocare’s cryoablation products and technologies, particularly in the area of tumor ablation.

Recent Events

Agreement and Plan of Merger with Galil Medical Ltd.

On June 5, 2009, Endocare sent notice to Galil terminating the Galil merger agreement. Endocare terminated the Galil merger agreement as a result of the failure by the Federal Trade Commission to close its investigation into whether the Galil Merger violated certain U.S. antitrust laws, which caused certain conditions to closing of the Galil Merger to become incapable of fulfillment. Pursuant to the Galil merger agreement, each party had the unilateral right to terminate the Galil merger agreement under such circumstances.

As a result of the termination of the Galil merger agreement, the stock purchase agreement, dated as of November 10, 2008, by and among Endocare and certain existing shareholders of Endocare and Galil, relating to the proposed sale by Endocare of up to 16.25 million shares of its common stock at a purchase price of $1.00 per share, automatically terminated pursuant to its terms.

The Merger

On June 7, 2009, Endocare entered into the Merger Agreement with HealthTronics and Offeror. On the terms and subject to the conditions of the Merger Agreement, Offeror will commence the Offer to acquire all

Endocare Shares in exchange for: (i) $1.35 in cash, without interest, or (ii) 0.7764 shares of HealthTronics Common Stock, in each case, at the election of the holder and subject to adjustment and proration as set forth in the Merger Agreement. In addition to caps on the aggregate Stock Consideration, elections of Endocare stockholders will also be subject to proration such that (1) the maximum amount of cash payable in the Offer is $1.35 multiplied by 50% of the aggregate Endocare Shares tendered in the Offer and (2) the maximum number of shares of HealthTronics Common Stock payable in the Offer is 0.7764 multiplied by 75% of the total Endocare Shares tendered in the Offer. In certain circumstances, the Cash Consideration may increase by up to approximately $0.15 per share and the exchange ratio may increase by an amount that corresponds with such Cash Consideration increase, along with corresponding increases to the maximum aggregate amounts of cash and HealthTronics Common Stock payable in the Offer. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn shares constituting at least a majority of the fully diluted Endocare Shares, and certain other offer conditions set forth in Annex A to the Merger Agreement.

Following the consummation of the Offer, the Merger Agreement provides that Endocare will merge with and into Offeror, and Endocare Shares not acquired in the Offer will be converted into the right to receive, at the option of the Endocare stockholders, either the Cash Consideration or the Stock Consideration, subject to the same adjustments and prorations as in the Offer (other than (i) Endocare Shares held by holders who comply with the relevant provisions of Section 262 of the DGCL regarding the rights of stockholders to demand appraisal of such shares in connection with the Merger and (ii) Endocare Shares held in the treasury of Endocare or owned by Endocare, any wholly-owned subsidiary of Endocare, HealthTronics, Offeror or any other wholly-owned subsidiary of HealthTronics).

The Merger Agreement includes customary representations, warranties and covenants of the parties, including covenants that Endocare will run its business in the ordinary course of business consistent with past practice and will refrain from taking certain actions between the date of the Merger Agreement and the date of closing of the Merger. The Merger is subject to the successful completion of the Offer, approval of Endocare’s stockholders (if required by law), as well as other customary closing conditions. If, following the consummation of the Offer, HealthTronics or any wholly-owned subsidiary of HealthTronics owns at least 90% of the outstanding Endocare Shares, the Merger Agreement provides that the Merger will be completed without a meeting of Endocare’s stockholders, in accordance with Section 253 of the DGCL.

The Merger Agreement contains certain customary termination rights for both Endocare and HealthTronics, including by mutual written consent. Pursuant to the Merger Agreement, upon termination under specified circumstances, Endocare or HealthTronics, as the case may be, is required to pay to the other party a termination fee of $450,000 plus transaction expenses up to an additional $150,000. The Merger Agreement may be terminated by HealthTronics or Endocare if the Offer has not been consummated on or prior to September 30, 2009.

Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil Merger Agreement and the Galil intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger.

NASDAQ

On May 20, 2009, Endocare received a deficiency letter from the staff of The Nasdaq Stock Market notifying Endocare that, as reported in Endocare’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Endocare no longer satisfies the $2.5 million minimum stockholders’ equity requirement for continued listing of the Endocare’s common stock on the NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 5550(b)(1).

Under NASDAQ Marketplace Rules, Endocare has 15 days to submit a plan to regain compliance. Endocare currently intends to timely file a plan with NASDAQ. The NASDAQ granted an extension such that Endocare must submit its plan by June 18, 2009, and, if the plan is accepted, Endocare will then be given up to 105 calendar days from the date of the May 20 letter to regain compliance.

Loan and Security Agreement

On May 27, 2009, Endocare entered into a seventh amendment (the “Seventh Amendment”) to the Loan and Security Agreement that governs Endocare’s credit facility with Silicon Valley Bank (“SVB”). Under the terms of the Seventh Amendment:

•	the term of the credit facility was extended for 90 days so that the new maturity date is August 27, 2009;

•	the maximum borrowing capacity under the credit facility was increased from $4.0 million to $5.0 million;

•	the tangible net worth covenant was replaced with a maximum net loss covenant; and

•	the fee in the case of an early termination was increased from one percent to two percent of the maximum borrowing capacity under the credit facility.

Strategy and Key Metrics

Endocare’s strategy is to strengthen cryoablation’s position in the prostate and renal cancer markets, and further develop and increase the acceptance of Endocare’s technology in the interventional radiology and oncology markets for treatment of liver and lung cancers and palliative intervention (treatment of pain associated with metastases). At the same time, Endocare seeks to achieve penetration across additional markets with Endocare’s proprietary cryoablation technology.

The factors driving interest in and utilization of cryoablation include increased awareness and acceptance of cryoablation by industry thought leaders, continued publication of clinical data on the effectiveness of cryoablation, increased awareness among patients of cryoablation and its preferred outcomes as compared to other modalities, the efforts of Endocare’s sales force and Endocare’s continued expenditure of funds on patient education and advocacy.

Endocare’s primary objective is to grow market share. We have historically measured market shares in terms of the estimated number of domestic cryoablation procedures performed with Endocare’s Cryocare Surgical System and Endocare calculates them using two primary components. The first component is the actual number of cryoablation cases for which Endocare performs the service element on behalf of the healthcare facility and provide the required disposable products. In the second, Endocare computes a procedure case equivalent based on direct sales of Endocare’s cryoablation disposable products (without the service element) by using the expected disposable product usage for each procedure for those sales. In 2005, Endocare began gradually shifting Endocare’s revenue model from providing the service component of Endocare’s cryoablation procedure (revenues from cryoablation procedure fees) to focusing on selling Endocare’s cryoablation disposable products without responsibility for the service element of the procedure (revenues from sales of cryoablation disposable products), thereby reducing the incremental revenues associated with Endocare’s business in favor of a more straightforward disposable sales model.

Today, the transition is largely complete. Therefore, Endocare believes that revenue growth is one of Endocare’s most important business metrics. Because Endocare’s customers are now directly purchasing and carrying inventories of Endocare’s disposables and because of the resulting variability of probe use across patients and applications, making precise determinations about how many procedures are performed is increasingly difficult. As a consequence, Endocare decided that, beginning with its operating results for the three months ended December 31, 2007, Endocare would report the number of cryoprobes sold during the period.

The following tables summarize for the periods presented the total estimated domestic cryoablation procedures Endocare’s customers performed or which are represented by the procedure case equivalent Endocare computed from sales of Endocare’s cryoablation disposable products. Endocare also summarizes the number of probes sold for each period. Endocare is providing this summary to allow users of the financial information greater clarity regarding the transition from the former metric (procedure growth) Endocare reported to the new metric (revenue growth measured by the number of probes sold) Endocare is now reporting.

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
Estimated domestic cryoablation procedures	7,802	9,373	9,358	2,568	2,352
Domestic cryoprobes sold
Straight probes	33,598	38,909	37,029	10,283	8,841
Right-angle probes	4,590	6,308	8,113	1,920	2,181

Total	38,188	45,217	45,142	12,203	11,022

The number of cryoprobes sold represents the domestic sales of cryoprobes during the periods presented. Straight probes are typically, although not always, used in prostate procedures and right-angle probes are typically used in procedures other than prostate procedures.

Results of Operations

Revenues and cost of revenues related to the following products and services for the three-year period ended December 31, 2008 and for the three months ended March 31, 2008 and 2009 are as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
Revenues:
Cryoablation disposable products	$13,948	$21,157	$22,864	$5,916	$5,914
Cryocare Surgical Systems	1,096	1,573	1,511	433	393

	15,044	22,730	24,375	6,349	6,307
Cryoablation procedure fees	12,298	6,418	6,693	1,690	1,745
Cardiac royalties	604	386	511	113	130
Other	44	153	(17)	(9)	(6)

	$27,990	$29,687	$31,562	$8,143	$8,176

Costs of Revenues:
Cryoablation disposable products and procedure fees	$11,541	$9,006	$9,408	$2,359	$2,294
Cryocare Surgical Systems	802	774	527	146	41

	$12,343	$9,780	$9,935	$2,505	$2,335

Costs of revenues for cryoablation disposable products and procedure fees are combined for reporting purposes. Sales of cryoablation disposable products and procedure fees incorporate similar inventory when sold and Endocare does not separately track the cost of disposable products sold directly to customers and those consumed in cryoablation procedures.

Endocare recognizes revenues from sales of Cryocare Surgical Systems and disposable cryoprobes when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collectability is reasonably assured. Per-procedure fees are recorded when the service has been rendered. Costs of revenues consist of fixed and variable costs incurred in the manufacture of Endocare’s products in addition to depreciation of Cryocare Surgical Systems placed in the field with customers under Endocare’s placement program or with Endocare’s sales and service personnel. Endocare incur an additional cost of revenues in the form of a fee for equipment usage and other services when a procedure is performed on a system owned by an unrelated third-party service provider. The fee paid to the third-party service provider is charged to costs of revenues when the procedure is performed and billed.

Research and development expenses include expenses associated with the design and development of new products as well as enhancements to existing products. Endocare expenses research and development costs when incurred. Endocare’s research and development efforts are occasionally subject to significant non-recurring expenses and fees that can cause some variability in Endocare’s quarterly research and development expenses.

Selling and marketing expenses primarily consist of salaries, commissions and related benefits and overhead costs for employees and activities in the areas of selling, marketing and customer service. Expenses associated with advertising, trade shows, promotional and physician training costs related to marketing Endocare’s products are also classified as selling and marketing expenses.

General and administrative expenses primarily consist of salaries and related benefits and overhead costs for employees and activities in the areas of legal affairs, finance, information technology, human resources and administration. Fees for attorneys, independent auditors and certain other outside consultants are also included where their services are related to general and administrative activities. This category also includes reserves for bad debt, and litigation losses less amounts recoverable under Endocare’s insurance policies. Litigation reserves and insurance recoveries are recorded when such amounts are probable and can be reasonably estimated. During the 2008 period and the period ended March 31, 2009, general and administrative expenses also included certain costs related to Endocare’s proposed Merger.

Endocare accounts for equity awards to employees and non-employee directors under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (SFAS No. 123R). As of March 31, 2009, there was $0.6 million of total unrecognized compensation costs related to unvested stock options. As of December 31, 2008, there was $0.9 million of total unrecognized compensation costs related to unvested stock options. That cost is expected to be amortized on a straight-line basis over a weighted average service period of 0.7 years less any stock options forfeited prior to vesting. Unrecognized compensation for restricted stock units was $1.7 million as of March 31, 2009 (assuming that all service and performance conditions will be met) and will be recognized over a weighted average period of 0.8 years. Compensation costs related to restricted stock units is recorded over the service period (2007 through 2009) if it is probable the performance conditions (profitability and sales goals) will be satisfied. Stock-based compensation expense recorded in the three months ended March 31, 2009 and 2008 was $0.4 million and $0.7 million, respectively. Stock-based compensation expense recorded in the years ended December 31, 2008, 2007 and 2006 was $1.2 million, $3.9 million, and $2.8 million respectively. The expense for 2008 is net of a cumulative adjustment to reverse $1.3 million in previously recorded expense due to a change in vesting probability and forfeitures from terminations.

Costs, expenses, gains and losses from continuing operations for the three-year period ended December 31, 2008 and the three months ended March 31, 2008 and 2009 are as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
	(In thousands)
Cost of revenues	$12,343	$9,780	$9,935	$2,505	$2,335
Research and development	2,781	2,555	2,346	569	578
Selling and marketing	15,195	14,855	14,619	3,828	3,678
General and administrative	13,107	12,506	13,078	3,040	3,461
Gain on recovery of note receivable	—	—	(750)	—	—
Investment impairment	—	—	918	—	—
Gain on legal settlement	—	(677)	—	—	—

Total costs and expenses	$43,426	$39,019	$40,146	$9,942	$10,052

Interest income, net	$452	$391	$168	$109	$(91)
Interest expense related to common stock warrants	$3,716	$—	$—	$—	$—

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Revenues

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(Dollars in thousands)
Cryoablation disposable products	$5,914	$5,916	$(2)	0.0%
Cryocare Surgical Systems	393	433	(40)	(9.2)%

	6,307	6,349	(42)	(0.7)%
Cryoablation procedure fees	1,745	1,690	55	3.3%
Cardiac royalties	130	113	17	15.0%
Other	(6)	(9)	3	33.3%

	$8,176	$8,143	$33	0.4%

The number of cryoprobes sold during the three months ended March 31, 2009 decreased by approximately 9.7 percent to 11,022 compared to 12,203 probes sold during this same period in 2008. The reduction in the number of cryoprobes sold was offset by higher average sales prices. Sales prices of both probes sold and used in procedures increased 8.5 percent during the three months ended March 31, 2009 compared to this same period in 2008. This is largely caused by migration to higher priced probes, as well as annual price increases implemented in the second quarter of 2008. Sales of straight probes, which are typically, although not always, used in prostate cancer procedures decreased 14.0 percent and right-angle probes, which are typically used in procedures other than prostate cancer procedures, increased 13.6 percent.

Revenues from sales of Cryocare Surgical Systems decreased primarily due to the sales mix of new versus fully refurbished systems. Sales prices and the number of Cryocare Surgical Systems sold both domestically and internationally remained consistent year over year.

Cardiac royalty revenues increased due to increased sales by the licensee.

Cost of Revenues

	Three Months Ended March 31,
	2009	2008	$ Change
	(Dollars in thousands)
Cost of revenues	$2,335	$2,505	$(170)
Percent of revenues	28.6%	30.8%

The decrease in cost of revenues is primarily due to a decrease in the volume of probes sold during the three months ended March 31, 2009 when compared to the same time period in 2008. The number of probes sold decreased 9.7 percent or 1,181 probes year over year. Additionally, due to sales mix of new versus fully refurbished Cryocare Surgical Systems, Endocare’s cost of revenues decreased by $105,000 offset by an increase in procedures performed of $83,000.

Gross Profit and Gross Margin

	Three Months Ended March 31,
	2009	2008	$ Change
	(Dollars in thousands)
Cryoablation disposable products and procedure fees	$5,365	$5,247	$118
Cryocare surgical systems	352	287	65
Cardiac royalties and other	124	104	20

	$5,841	$5,638	$203

	Three Months Ended March 31,		Percentage
	2009	2008	Point Change
	(Percent in revenues)
Cryoablation disposable products and procedure fees	65.6%	64.4%	1.2%
Cryocare Surgical Systems	4.3%	3.5%	0.8%
Cardiac royalties	1.5%	1.3%	0.2%

	71.4%	69.2%	2.2%

The increase in gross margin (gross profit as a percentage of revenues) of disposable products and procedure fees was primarily related to price increases offset by a decrease in the number probes sold year over year. Endocare’s manufacturing costs remained consistent year over year. Additionally, there was no significant adjustment to inventory reserves for slow moving and obsolete inventory for the three months ended March 31, 2009 when compared to the $0.1 million adjustment that was recorded over the same time period in 2008. The increase in gross margin of Cryocare Surgical Systems was primarily related to product mix, as well as the mix of new versus fully refurbished systems sold. The increase in cardiac royalties was related to increased sales by the licensee.

Research and Development Expenses

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(Dollars in thousands)
Research and development expenses	$578	$569	$9	1.6%
Percent of total revenues	7.1%	7.0%

Expenses related to clinical studies for the three months ended March 31, 2009 have remained consistent with the same period last year. In both 2008 and 2009, Endocare has focused a significant portion of Endocare’s research dollars on those areas in which cryoablation research is required to substantiate reimbursement codes and coverage.

Selling and Marketing Expenses

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(Dollars in thousands)
Selling and marketing expenses	$3,678	$3,828	$(150)	(3.9)%
Percent of total revenues	45.0%	47.0%

The decrease is primarily due to cost reduction initiatives implemented in the first quarter of 2009 that resulted in a net savings of $0.3 million. Additionally, reductions in incentive and stock-based compensation expenses of $0.1 million further contributed to the overall decrease. Cost savings were offset by increases in sales commissions of $0.1 million and promotional expenses of $0.1 million.

General and Administrative Expenses

	Three Months Ended March 31,
	2009	2008	$ Change	% Change
	(Dollars in thousands)
General and administrative expenses	$3,461	$3,040	$421	13.8%
Percent of total revenues	42.3%	37.3%

The increase was primarily due to higher legal and accounting fees of $0.9 million related to expenses incurred in relation to Endocare’s potential merger with Galil Medical. The expenditures were recorded as general and administrative expenses in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 (R), Business Combinations. The increase was offset by a reduction in stock-based compensation expense of $0.2 million related to the departure of Endocare’s former interim CEO as well as a reduction in accrued performance-based restricted stock units expense when compared to a year ago. Additionally, the increase was offset by a reduction of $0.2 million due to timing of progress on the resolution of past due state and local tax obligations, which are primarily sales and use tax obligations. The reduction includes an amnesty of $87,000 granted to Endocare by a state and local tax authority in March 2009. The remaining variance is the net savings achieved due to cost reduction initiatives implemented during the first quarter of 2009.

Interest Income (expense), Net

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(Dollars in thousands)
Interest income (expense), net	$(91)	$109	$(200)	(183.5)%
Percent of total revenues	(1.1)%	1.3%

Interest income, net in the 2009 and 2008 periods includes interest income earned from the investment of Endocare’s cash balances, as well as interest expense related to Endocare’s line of credit. Interest income decreased in the first quarter of 2009 due to lower cash balances and lower average yield rates from Endocare’s investments. Additionally, the collection in full of Endocare’s note receivable from SRS Medical resulted in no interest income recorded on the note during the three months ended March 31, 2009. The note was fully satisfied in August 2008 and no future interest payments will be received. Endocare continues to accrue interest expense on past due state and local tax obligations until resolutions are reached with the applicable tax authorities.

Net Loss

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(Dollars in thousands)
Net loss	$(1,967)	$(1,690)	$277	16.4%
Percent of total revenues	(24.1)%	(20.8)%

Net loss for the three months ended March 31, 2009 was $0.16 per basic and diluted share on 12.2 million weighted average shares outstanding, compared to a net loss of $0.14 per basic and diluted share on 11.8 million weighted average shares outstanding during the same period in 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Cryoablation disposable products	$22,864	$21,157	$1,707	8.1%
Cryocare Surgical Systems	1,511	1,573	(62)	(3.9)%

	24,375	22,730	1,645	7.2%
Cryoablation procedure fees	6,693	6,418	275	4.3%
Cardiac royalties	511	386	125	32.4%
Other	(17)	153	(170)	(111.1)%

	$31,562	$29,687	$1,875	6.3%

The number of cryoprobes sold during the year ended December 31, 2008 decreased by approximately 0.2 percent to 45,142 compared to 45,217 probes sold during this same period in 2007. The reduction in revenue was offset by higher average sales prices of probes sold and used in procedures, which increased 7.2 percent during the year ended December 31, 2008 compared to this same period in 2007. This is primarily the result of migration of sales to higher priced probes and secondarily to certain increases implemented in the second quarter. Sales of straight probes, which are typically, although not always, used in prostate cancer procedures, decreased 4.8 percent and right-angle probes, which are typically used in procedures other than prostate cancer procedures, increased 28.6 percent.

Revenues from sales of Cryocare Surgical Systems decreased as a result of fewer sales of such systems primarily in domestic markets. Cardiac royalty revenues increased for the year ended December 31, 2008 over the same period in 2007 due to increased sales by the licensee. Other revenues decreased due to a one-time non-refundable payment received under a term sheet with a potential collaboration partner in 2007. The term sheet was subsequently terminated without the parties reaching a definitive agreement.

Cost of Revenues

	Year Ended December 31,
	2008	2007	$ Change
	(Dollars in thousands)
Cost of revenues	$9,935	$9,780	$155
Percent of revenues	31.5%	32.9%

Costs of revenues increased as a result of an increase in the provision for excess and obsolete inventory of $0.3 million offset by a decrease in salary and stock compensation expense of $0.1 million.

Gross Profit and Gross Margin

	Year Ended December 31,
	2008	2007	$ Change
	(Dollars in thousands)
Cryoablation disposable products and procedure fees	$20,149	$18,569	$1,580
Cryocare surgical systems	984	799	185
Cardiac royalties and other	494	539	(45)

	$21,627	$19,907	$1,720

	Year Ended December 31,		Percentage Point Change
	2008	2007
	(Percent of revenues)
Cryoablation disposable products and procedure fees	63.8%	62.6%	1.2%
Cryocare surgical systems	3.1%	2.7%	0.4%
Cardiac royalties and other	1.6%	1.8%	(0.2)%

	68.5%	67.1%	1.4%

Endocare has continued to reduce manufacturing costs for Endocare’s cryoablation disposable products and surgical systems, while increasing efficiencies in production. In addition, gross margins were negatively affected during the year ended December 31, 2007 by transactions where Endocare allowed certain customers to upgrade to Endocare’s Cryocare CS System from a previous generation of Endocare’s Cryocare Surgical System with nominal additional payment.

Research and Development Expenses

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Research and development expenses	$2,346	$2,555	$(209)	(8.2)%
Percent of total revenues	7.4%	8.6%

The decrease was primarily attributable to a reduction in the bonus expense of $0.1 million and stock-based compensation expense of $0.1 million. Expenses related to clinical studies for the year ended December 31, 2008 have remained consistent with the same period of last year. In both 2008 and 2007, Endocare has focused a significant portion of Endocare’s research dollars on those areas in which cryoablation research is required to substantiate reimbursement codes and coverage.

Selling and Marketing Expenses

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Selling and marketing expenses	$14,619	$14,855	$(236)	(1.6)%
Percent of total revenues	46.3%	50.0%

The decrease in selling and marketing expenses primarily related to reductions in incentive compensation of $0.4 million, reductions in the training expenses for new physicians of $0.2 million and a reduction in stock-based compensation expense of $0.1 million. The total decrease of $0.7 million was offset by a $0.4 million increase in consulting expenses related to further development and enhancement of a database of cryoablation patients and treatment outcomes which Endocare supports and maintains as well as a $0.1 million increase in fees for trade shows. Included in selling and marketing expenses for the years ended December 31, 2008 and 2007 were $0.5 million and $0.7 million, respectively, in non-cash stock-based compensation expenses related to stock options, deferred stock units and restricted stock units.

General and Administrative Expenses

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
General and administrative expenses	$13,078	$12,506	$572	4.6%
Percent of total revenues	41.4%	42.1%

The change in 2008 is primarily due to reductions in stock-based compensation of $2.1 million, incentive compensation of $1.0 million and board of directors fees of $0.3 million. Offsetting the total decrease of $3.4 million was an increase in legal expenses of $0.8 million as a result of Endocare having exhausted all remaining insurance coverage for indemnification matters relating to Endocare’s former executives, legal and financial advisory expense related to the pending merger with Galil of $2.4 million and an increase in sales and use tax expenses of $0.3 million as a result of the settlement of liabilities related to previous years that did not recur in the 2008 period. The provision for bad debts in 2008 was also higher by $0.4 million due to a favorable change in estimates during 2007 regarding the expected collections of a note receivable Endocare received in connection with Endocare’s 2006 sale of Timm Medical.

Of the $4.0 million in legal expenses in 2008 (net of insurance recoveries), $1.8 million related to the legal proceedings of Endocare’s former CEO and former CFO and $1.7 million related to legal expenses incurred from evaluating potential strategic opportunities, including the merger with Galil. These expenditures were recorded as general and administrative expenses as incurred since the transaction was not expected to occur until the second quarter of 2009, and these costs will be required to be expensed under Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations. As of March 31, 2008, Endocare exhausted all remaining insurance coverage for indemnification matters relating to Endocare’s former executives. In August and October 2008, Endocare’s indemnification agreements with Endocare’s former CFO and former CEO respectively, were terminated. As a result of the termination agreements, Endocare is no longer obligated to pay any future legal expenses.

Total stock-based compensation expense included in general and administrative expenses related to stock options, deferred stock units and restricted stock units for the years ended December 31, 2008 and 2007 was $0.6 million and $3.0 million, respectively. The reduction in stock-based compensation was due to a cumulative adjustment to reverse $1.3 million in expenses related to equity awards that are no longer expected to vest, $0.8 million of stock based compensation that became fully vested during 2007 and therefore did not recur in 2008 and $0.3 million reduction in employee deferred stock units issued for compensation.

Gain on Recovery of Note Receivable

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Gain on recovery of note receivable	$(750)	$—	$(750)	(100)%
Percent of total revenues	(2.4)%	—

In the third quarter of 2008 Endocare received $0.8 million for the receipt of a payment in full satisfaction of a note receivable from SRS Medical related to the sale of a product line in October 2003. Due to uncertainty of collection, the note was fully reserved at the time of sale in 2003 and the payment was recorded as a gain on recovery when received.

Investment impairment

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Investment impairment	$918	$—	$918	100%
Percent of total revenues	2.9%	—

In the fourth quarter of 2008 Endocare recorded an impairment charge of $0.9 million, which was equivalent to the carrying value of Endocare’s investment in a privately held medical device company. The impairment charge was recorded upon Endocare determining that the fair value of Endocare’s investment had declined below Endocare’s carrying value and Endocare’s belief that the impairment was other-than-temporary. See Note 11—“Collaborative and Other Agreements” in the notes to Endocare’s consolidated financial statements for further discussion.

Litigation Settlement, Net of Related Legal Expenses

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Litigation settlement, net of related legal expenses	$—	$(677)	$677	100%
Percent of total revenues	—%	(2.2)%

In the third quarter of 2007, Endocare recorded a gain of $0.7 million for litigation settlement, net of related legal expenses. This amount relates to the settlement with KPMG LLP, Endocare’s former independent auditor, for claims of professional negligence and breach of contract in the amount of $1.0 million for damages and $0.2 million for recovery of audit fees paid. Endocare was required to pay one-third of the settlement amount and one-third of the returned fees to Endocare’s outside litigation counsel.

Interest Income (Expense), Net

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Interest income, net	$168	$391	$(223)	(57.0)%
Percent of total revenues	0.5%	1.3%

Interest income, net in the 2008 and 2007 periods included interest income earned from the investment of Endocare’s cash balances, as well as interest expense related to Endocare’s line of credit. Interest expense paid on Endocare’s line of credit decreased due to a lower average balance on the line of credit and lower interest rate for the year ended December 31, 2008 compared to the same period in 2007. Interest income also decreased due to lower cash balances in 2008 resulting from cash used to fund operations.

Net Loss

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Net loss	$(8,416)	$(8,941)	$525	5.9%
Percent of total revenues	(26.7)%	(30.1)%

Net loss for the year ended December 31, 2008 was $0.71 per basic and diluted share on 11.9 million weighted average shares outstanding, compared to a net loss of $0.80 per basic and diluted share on 11.1 million weighted average shares outstanding during the same period in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Cryoablation disposable products	$21,157	$13,948	$7,209	51.7%
Cryocare surgical systems	1,573	1,096	477	43.5%

	22,730	15,044	7,686	51.1%
Cryoablation procedure fees	6,418	12,298	(5,880)	(47.8)%
Cardiac royalties	386	604	(218)	(36.1)%
Other	153	44	109	247.7%

	$29,687	$27,990	$1,697	6.1%

Although Endocare’s total number of estimated domestic procedures increased approximately 20 percent to 9,373 for the year ended December 31, 2007 from 7,802 for the year ended December 31, 2006, the growth in revenues is not reflective of this increase because of the change in revenue mix from procedure fees to direct sale of disposable products without the service component. Generally, Endocare earns less revenue per case for sales of cryoablation disposable products than for procedure fees; however the related gross margin as a percent of revenues for sales of cryoablation disposable products is greater. Of the total estimated procedures performed during the year ended December 31, 2007, 14 percent were those for which Endocare provided cryoablation services and 86 percent were from the sale of cryoablation disposable products. This compares to 32 percent for cryoablation services and 68 percent for sales of cryoablation disposable products during the year ended December 31, 2006.

Also contributing to growth in sales of cryoablation products was an increase in sales to a market served by interventional radiologists, who are physicians who treat tumors in the kidney, lung and liver and perform palliative intervention. Direct sales of disposable products and interventional radiology procedures generally have a lower average selling price than procedures performed by urologists on prostate and renal treatments although costs of revenues are also lower.

The decrease in royalty revenues for the year ended December 31, 2007 is related to a decrease in the contractual rate of royalties that Endocare is paid from 5.0 percent in 2006 to 3.0 percent in 2007.

Revenues from sales of Cryocare Surgical Systems increased as a result of a greater number of systems sold.

Cost of Revenues

	Year Ended December 31,
	2007	2006	$ Change
	(Dollars in thousands)
Cost of revenues	$9,780	$12,343	$(2,563)
Percent of revenues	32.9%	44.1%

The decrease in cost of revenues resulted primarily from the change in the mix of Endocare’s revenues from those where Endocare is responsible for providing cryoablation procedure services to solely selling cryoablation disposable products. This mix shift led to a decrease in the number of cases for which Endocare paid fees to third party service providers. Fees to service providers were $2.5 million in 2007 and $4.7 million in 2006. In addition, costs of revenues declined due to decreases in materials, labor and overhead costs. During the years ended December 31, 2007 and 2006, substantially all of Endocare’s cryoablation procedures for which Endocare was responsible for the service element were performed by third party service providers at an additional cost to Endocare.

Gross Profit and Gross Margin

	Year Ended December 31,
	2007	2006	$ Change
	(Dollars in thousands)
Cryoablation disposable products and procedure fees	$18,569	$14,705	$3,864
Cryocare surgical systems	799	294	505
Cardiac royalties and other	539	648	(109)

	$19,907	$15,647	$4,260

	Year Ended December 31,		Percentage Point Change
	2007	2006
	(Percent of revenues)
Cryoablation disposable products and procedure fees	62.6%	52.5%	10.1%
Cryocare surgical systems	2.7%	1.1%	1.6%
Cardiac royalties and other	1.8%	2.3%	(0.5)%

	67.1%	55.9%	11.2%

The positive trend in gross margins (gross profit as a percentage of revenues) was primarily related to Endocare’s shift from procedures where Endocare bears responsibility for the service element of the procedure to those where Endocare solely sells Endocare’s cryoablation disposable products. Sales of cryoablation disposable products yield a higher gross margin than procedures performed by third party subcontractors. Endocare also has continued to reduce manufacturing costs for Endocare’s cryoablation disposable products, while increasing efficiencies in production.

Research and Development Expenses

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Research and development expenses	$2,555	$2,781	$(226)	(8.1)%
Percent of total revenues	8.6%	9.9%

This decrease in research and development expenses is primarily attributable to a $0.2 million reduction in educational grants and clinical studies expenses. In 2007, Endocare focused Endocare’s research dollars on those areas in which cryoablation research is required to substantiate reimbursement codes and coverage. In addition, these expenses are generally recognized in conjunction with milestones inherent in the studies and are not always predictable in amount and timing.

Selling and Marketing Expenses

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Selling and marketing expenses	$14,855	$15,195	$(340)	(2.2)%
Percent of total revenues	50.0%	54.3%

The decrease in selling and marketing expenses is due mainly to reductions in travel and entertainment costs, consulting costs, depreciation and amortization, and advertising, trade shows and related expenses totaling $1.4 million for the year ended December 31, 2007. These reductions were offset by increases in compensation and related costs in the amount of $1.1 million. Included in selling and marketing expenses for the years ended December 31, 2007 and 2006 were $0.7 million and $0.6 million, respectively, in non-cash stock-based compensation expense related to stock options, deferred stock units and restricted stock units.

General and Administrative Expenses

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
General and administrative expenses	$12,506	$13,107	$(601)	(4.6)%
Percent of total revenues	42.1%	46.8%

As a result of Endocare’s concerted effort to reduce costs, Endocare’s audit, accounting, insurance, professional and consulting fees decreased by over $1.3 million for the year ended December 31, 2007 as compared to the same period in 2006. In 2006, Endocare wrote off a $0.3 million note receivable from a related party that was deemed uncollectible, which was a one time event. In addition, Endocare reduced the carrying value of the $1.4 million note receivable from Plethora relating to the sale of Timm Medical to $1.1 million in the fourth quarter of 2006 in anticipation of the acceptance of a discount in exchange for early repayment. No agreement was ultimately reached and Endocare reinstated the note receivable to its face value in the third quarter of 2007. The note was collected in February 2008 upon scheduled maturity.

These decreases were partially offset by increased legal fees of $0.2 million generated by law firms representing the former officers and former directors in connection with ongoing SEC and DOJ investigations and legal proceedings. Also, in 2007, Endocare recorded a $0.1 million benefit for payroll tax liabilities that were no longer statutorily due, compared to a similar benefit in the amount of $0.9 million in 2006. Included in general and administrative expenses for the year ended December 31, 2007 and December 31, 2006 were $3.0 million and $2.0 million, respectively, of non-cash stock-based compensation expense related to stock options, deferred stock units and restricted stock units.

Litigation Settlement, Net of Related Legal Expenses

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Litigation settlement, net of related legal expenses	$(677)	$—	$(677)	100.0%
Percent of total revenues	(2.2)%	0.0%

In the third quarter of 2007, Endocare recorded a gain of $0.7 million for litigation settlement, net of related legal expenses. This amount relates to the settlement with KPMG LLP, Endocare’s former independent auditor, for claims of professional negligence and breach of contract in the amount of $1.0 million for damages and $0.2 million for recovery of audit fees paid. Endocare was required to pay one-third of the settlement amount and one-third of the returned fees to Endocare’s outside litigation counsel.

Interest Income, Net

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Interest income, net	$391	$452	$(61)	(13.5)%
Percent of total revenues	1.3%	1.6%

Interest income (expense), net in the 2007 and 2006 periods includes interest income on a note receivable from the 2003 sale of Endocare’s urinary incontinence product line and income earned on the investment of Endocare’s cash balances. The 2007 amount also includes $0.1 million in interest income on the note receivable from Plethora related to the 2006 sale of Timm Medical. Endocare suspended interest accrual on the note in 2006 and resumed accrual in 2007. The note and related interest receivable was collected in February 2008. The increase in interest income in 2007 was offset by $0.1 million of interest expense on the credit line.

Interest Expense Related to Common Stock Warrants

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Interest expense related to common stock warrants	$—	$(3,716)	$3,716	(100)%
Percent of total revenues	—	(13.3)%

For the year ended December 31, 2006, the negative interest expense on common stock warrants resulted from a decrease in the fair value of common stock warrants related to Endocare’s March 2005 private placement. As a result of a provision for liquidated damages under a related registration rights agreement, these warrants were accounted for as derivatives through December 31, 2006 and were carried at fair value with changes in fair value recorded through interest expense. Effective January 1, 2007, Endocare adopted FASB Staff Position (FSP) EITF No. 00-19-02, Accounting for Registration Payment Arrangements, which no longer requires the warrants to be recorded as a liability and no interest expense was recorded for these warrants during the year ended December 31, 2007. See Note 6—“Private Placement of Common Stock and Warrants” in the notes to Endocare’s consolidated financial statements for further discussion.

Loss from Continuing Operations

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Loss from continuing operations	$(8,941)	$(11,076)	$(2,135)	(19.3)%
Percent of total revenues	(30.1)%	(39.6)%

Loss from continuing operations for the year ended December 31, 2007 was $0.80 per basic and diluted share on 11.1 million weighted average shares outstanding compared to a loss from continuing operations of $1.10 per basic and diluted share on 10.1 million weighted average shares outstanding for 2006. Losses decreased in 2007 due to a $4.3 million increase in gross profit over 2006, lower spending across all major expense categories and a $0.7 million gain on a litigation settlement. This was partially offset by non-cash expenses including $3.9 million of stock-based compensation expense in 2007, compared to $2.8 million in 2006, and a negative interest expense of $3.7 million in 2006 from the change in the fair value of common stock warrants which did not occur in 2007.

Income from Discontinued Operations

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Income from discontinued operations	$—	$311	$(311)	(100.0)%
Percent of total revenues	—	1.1%

Income from discontinued operations for the year ended December 31, 2006 represents the operating results of Timm Medical through the date of sale on February 10, 2006. Income for the 2006 period was $0.03 per basic and diluted share on 10.1 million weighted average shares outstanding. The 2006 income included a $0.5 million gain on the sale of Timm Medical and a tax provision of $0.2 million.

Net Loss

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(Dollars in thousands)
Net loss	$(8,941)	$(10,765)	$(1,824)	(16.9)%
Percent of total revenues	(30.1)%	(38.5)%

Net loss for the year ended December 31, 2007 was $0.80 per basic and diluted share on 11.1 million weighted average shares outstanding, compared to a net loss of $1.07 per basic and diluted share on 10.1 million weighted average shares outstanding during the same period in 2006.

Off Balance Sheet Financing

Other than lease commitments, legal contingencies incurred in the normal course of business, obligations under royalty and joint technology development arrangements and employment contracts, Endocare does not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K. In addition, Endocare’s policy is not to enter into derivative instruments, futures or forward contracts. Endocare’s business is transacted solely in U.S. dollars and, while future fluctuations of the U.S. dollar may affect the price competitiveness of Endocare’s products, there is no known significant direct foreign currency exchange rate risk. Finally, Endocare does not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

Since inception, Endocare has incurred losses from operations and have reported negative cash flows. As of March 31, 2009 we had $2.6 million in cash and cash equivalents and $2.8 million of the cash balance is borrowed under our line of credit and is payable May 27, 2009. On May 27, 2009, Endocare entered into a seventh amendment to the Loan and Security Agreement that governs its credit facility with Silicon Valley Bank (SVB). Under the terms of the seventh amendment:

•	the term of the credit facility was extended for 90 days so that the new maturity date is August 27, 2009;

•	the maximum borrowing capacity under the credit facility was increased from $4.0 million to $5.0 million;

•	the tangible net worth covenant was replaced with a maximum net loss covenant; and

•	the fee in the case of an early termination was increased from one percent to two percent of the maximum borrowing capacity under the credit facility.

Net cash used in operations was $1.0 million during the three months ended March 31, 2009 and $2.6 million during the three months ended March 31, 2008. Endocare does not expect to reach positive adjusted Earnings Before Income Tax, Depreciation and Amortization (“EBITDA”) on an annual basis in 2009, both as a stand-alone company and as a combined company after the proposed Merger discussed in Note 14—“Subsequent Events” to the March 31, 2009, financial statements. Endocare expects to continue to generate losses from operations for the foreseeable future. These losses have resulted in part from Endocare’s continued investment to gain acceptance of Endocare’s technology and investment in initiatives that Endocare believes should ultimately result in cost reductions. In addition to working capital needs for Endocare’s operations and growth initiatives, Endocare has also incurred significant expenditures under indemnification obligations for our former officers and directors through the third quarter of 2008 and have large outstanding state and local tax liabilities as described below. In addition, Endocare incurred legal, accounting and other fees related to the proposed Merger and the terminated Endocare-Galil Merger and Financing.

Endocare expects to use existing cash reserves, working capital through the sale of our products and the proceeds from borrowings on our line of credit to fund our operations until we complete the Merger.

Through December 31, 2008 Endocare incurred significant payments under its indemnification agreements with certain former officers and directors. These costs, net of insurance recoveries totaled $1.8 million for the year ended December 31, 2008. Endocare’s obligations to indemnify its former CFO and former CEO were terminated in August and October 2008, respectively.

Endocare continues to face large cash expenditures in the future related to past due state and local taxes, primarily sales and use tax obligations, which we estimate to be approximately $2.1 million and was fully accrued as of March 31, 2009. Endocare is in the process of negotiating resolutions of the past due state and local tax obligations with the applicable tax authorities. However, there is no assurance that these obligations will be reduced as a result of the negotiations or that we will be allowed to pay the amounts due over an extended period of time.

During the quarter ended March 31, 2009 and the year ended December 31, 2008, Endocare incurred $1.3 million and $2.4 million respectively, in relation to potential strategic transactions including the proposed Merger and terminated Endocare-Galil Merger and Financing. Endocare estimates that approximately $1,000,000 in transaction expenses will be incurred in 2009 to complete the Merger. Expenditures related to the Merger are recorded as general and administrative expenses as incurred in accordance with Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations.

Endocare’s cash needs are not entirely predictable. Endocare has historically financed its operations and growth through borrowings and equity financings. If the Merger is not consummated, Endocare expects to require a significant amount of cash to continue the exploration of other strategic alternatives or additional financing, although there can be no assurance that any such strategic alternatives will be identified. Any additional financing may not be available or available on terms acceptable to Endocare.

If additional cash is required before Endocare completes the Merger, it may access the remaining funds available under the $5.0 million bank credit facility. The funds we can borrow are based on eligible receivables and inventory as defined. The credit facility includes a subjective acceleration clause and a requirement to maintain a lock box with the lender, the proceeds from which will be applied to reduce the outstanding borrowings upon Endocare’s default or if other conditions are met. During the first quarter of 2009, Endocare borrowed an additional $1.0 million under the credit facility, bringing the total amount currently outstanding under the credit facility to $2.8 million. As of March 31, 2009, there was $1.2 million available for additional borrowing under the credit facility. Endocare’s credit facility contains a minimum tangible net worth covenant measured on a monthly basis. The future availability of funds from Endocare’s bank credit facility is subject to many conditions, including the subjective acceleration clause and other provisions that are predicated on events not within Endocare’s control. Endocare cannot access the bank credit facility if Endocare fails to comply with all covenants and borrowing conditions. If a waiver is not granted, the bank can accelerate the outstanding indebtedness under the credit facility and terminate the credit facility. Under the subjective acceleration clause, the bank can accelerate payment on all outstanding borrowings and cease to make further advances to Endocare in the event of default or if the bank determines in its judgment that a material adverse change has occurred or will occur.

Endocare was not in compliance with the minimum tangible net worth covenant as of December 31, 2008 and January 31, 2009, and received a waiver from the bank with respect to this noncompliance on February 26, 2009. The waiver also redefines the minimum tangible net worth requirement and provides new lower net worth requirements for February through July 2009.

There is no assurance that the Merger will occur and Endocare cannot guarantee the availability of its existing capital resources or that they will be sufficient to fund its ongoing operations to the point where operations will generate positive cash flows on a consistent basis. Endocare will continue to assess the adequacy of its capital resources and may need to use existing and new sources of capital to finance operations and the growth of the business. If the Merger is not consummated, Endocare, as a stand-alone company, expects that it will need to raise additional capital during 2009 to fund its ongoing operations. Should such financing be unavailable or prohibitively expensive when required, the consequences would have a material adverse effect on its business, financial condition, results of operations and cash flows.

Endocare’s continuing losses, cashflow deficits and obligations, the scheduled expiration of Endocare’s credit facility in August 2009, along with the contingencies in its funding sources, together raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared assuming that Endocare will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Critical Accounting Policies

The foregoing discussion and analysis of Endocare’s financial condition and results of operations are based on Endocare’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of the financial statements requires management to make estimates and assumptions in applying certain critical accounting policies. Certain accounting estimates are particularly sensitive because of their significance to Endocare’s consolidated financial statements and because of the possibility that future events affecting the estimates could differ significantly from current expectations. Factors that could possibly cause actual amounts to differ from current estimates relate to various risks and uncertainties inherent in Endocare’s business, including those set forth under “Risk Factors” in this Form S-4. Management believes that the following are some of the more critical judgment areas in the application of accounting policies that affect Endocare’s financial statements.

Revenue Recognition. Endocare follows the provisions of Staff Accounting Bulletin 104, Revenue Recognition in Financial Statements (SAB 104) and Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables for revenue recognition. Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable and (iv) collection is reasonably assured.

Endocare reduces Endocare’s revenues for customer concessions, and defers revenue recognition for minimum procedure guarantees, contingent payment arrangements and when Endocare has continuing performance obligations until a future date when the contingencies are resolved and obligations met.

Where Endocare owns the equipment used in the procedure, Endocare bills the medical facility and retains the entire procedure fee. In many instances, however, the equipment is owned by a third-party who contracts with Endocare to perform the service component of the procedure. Third-party service providers are at times entities owned or controlled by urologists who perform cryoablation procedures. In the latter case, Endocare still invoices the medical facility but Endocare pays a fee to the third-party service provider. The procedure fee is recorded as revenue in the period when the procedure is performed and, where applicable, the fee paid to a third-party service provider is included in cost of revenues for the same period.

From time to time Endocare provides loaner equipment to customers as part of a strategy aimed at promoting broader acceptance of Endocare’s technology and driving sales of disposable products faster than would be possible if Endocare restricted use of the device only to customers willing to make a significant capital investment to purchase a Cryocare Surgical System. In these situations, Endocare either loans a mobile Cryocare Surgical System to a hospital or consigns a stationary Cryocare Surgical System with the hospital under Endocare’s placement program and charges a fee for each procedure in which the equipment is used. Cost of revenues includes depreciation on the Cryocare Surgical Systems Endocare owns over an estimated useful life of three years. Endocare has also reduced the selling price of Endocare’s Cryocare Surgical System to at or near cost to promote sales of Endocare’s cryoablation disposable products.

Under certain circumstances, Endocare will upgrade Endocare’s older model Cryocare Surgical Systems for Endocare’s new model with select customers. The terms of the upgrade can include the trade-in of an older system for a refurbished system at no additional cost to the customer, or a trade-in of an older system plus cash for a refurbished or new Cryocare Surgical System. These upgrades are not part of a bundled arrangement conditioned upon past or future purchases of Endocare’s products. They are offered at Endocare’s election as a means to introduce Endocare’s latest technology to the market place. The older systems received in the trade are then redeployed for interventional radiology procedures or sold in secondary markets. When these upgrades take place, Endocare invoices the customer for the upgraded Cryocare Surgical System and expenses the cost of the system upon shipment. If Endocare determines that there will be a loss on the trade, Endocare may record the loss at the time the commitment is made. Endocare recognize revenue to the extent of the cash consideration upon shipment. Endocare does not assign a value to the older trade-in system since they generally have exceeded Endocare’s estimated useful life of three years.

Endocare routinely assesses the financial strength of Endocare’s customers and, as a consequence, believes that Endocare’s accounts receivable credit risk exposure is limited. Accounts receivable are carried at original invoice amount less all discounts and allowances, and less an estimate for doubtful accounts and sales returns based on a periodic review of outstanding receivables. Allowances are provided for known and anticipated credit losses as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Impairment of Long-Lived Assets. Endocare has a significant amount of property, equipment and amortizable intangible assets primarily consisting of purchased patents and acquired technology. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, Endocare reviews Endocare’s long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived and amortizable intangible assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value.

Legal and Other Loss Contingencies. In the normal course of business, Endocare is subject to contingencies, such as legal proceedings and claims arising out of Endocare’s business that cover a wide range of matters, including tax matters, product liability and workers’ compensation. In accordance with SFAS No. 5, Accounting for Contingencies, Endocare records accruals for such contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. A significant amount of management estimation is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to Endocare’s consolidated results of operations, financial position or cash flows.

Other Investments. Endocare reviews its equity investments for impairment based on Endocare’s determination of whether a decline in the market value of the investment below Endocare’s carrying value is other than temporary. In making this determination, Endocare considers SFAS No. 157, Fair Value Measurements, and FASB Staff Accounting Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which set forth factors to be evaluated in determining whether a loss in value should be recognized. Factors include the investee’s operational performance, indicators of continued viability, financing status, liquidity prospects and cash flow forecasts. Endocare also considers its ability to hold the investment until Endocare recovers its cost, the market price and market price fluctuations of the investee’s shares if they are publicly traded and the ability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. In addition, Endocare assesses if these equity investees constitute variable interest entities and are required to be consolidated under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.

Income Taxes. In the preparation of Endocare’s consolidated financial statements, Endocare is required to estimate income taxes in each of the jurisdictions in which Endocare operates, including estimating both actual current tax exposure and assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. Assessment of actual current tax exposure includes assessing tax strategies, the status of tax audits and open audit periods with the taxing authorities. To the extent that Endocare has deferred tax assets, Endocare must assess the likelihood that Endocare’s deferred tax assets will be recovered from taxable temporary differences, tax strategies or future taxable income and to the extent that Endocare believes that recovery is not likely, Endocare must establish a valuation allowance. As of December 31, 2008 Endocare has established a full valuation allowance of $4.7 million against Endocare’s deferred tax assets due to Endocare’s history of operating losses. In the future, Endocare may adjust Endocare’s estimates of the amount of valuation allowance needed and such adjustment would impact Endocare’s provision for income taxes in the period of such change. Effective January 1, 2007, Endocare adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109 (FIN 48). FIN 48 prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Stock based Compensation. As a normal practice, Endocare compensates employees and non-employee directors through stock-based compensation. Endocare accounts for Endocare’s stock-based compensation under the provisions of SFAS No. 123R, Share-Based Payments. SFAS No. 123R requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards that are expected to vest. The estimation of stock-based compensation requires the use of complex option pricing models and application of judgment in selecting the appropriate valuation assumptions, such as volatility, forfeiture rates and expected term. Endocare values its stock-based compensation using the Black-Scholes option pricing model and the single option award approach, in accordance with the requirements of SFAS No. 123R and Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment. Endocare reduces its compensation expense for estimated forfeitures based on historical forfeiture behavior, excluding unusual events or behavior that is not indicative of future expectations. In addition, certain equity awards vest based on performance conditions, such as sales and profitability goals. Compensation expense is recorded only if it is probable that the award will vest. Assessing whether the milestones will be met and the implicit service period requires significant judgment. Endocare re-assesses the appropriateness of the milestone and valuation assumptions, including Endocare’s calculated forfeiture rate, on a quarterly basis or when events or changes in circumstances warrant a re-evaluation. In addition, Endocare monitors equity instruments with non-standard provisions, such as performance-based vesting conditions, accelerated vesting based on achievement of performance milestones and features that require the instruments to be accounted for as liabilities.

Inflation

The impact of inflation on Endocare’s business has not been significant to date.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of Endocare’s investment activities is to preserve principal while at the same time maximizing the income we receive from its invested cash without significantly increasing the risk of loss. Endocare’s financial instruments include cash, cash equivalents, accounts and notes receivable, minority investments, accounts payable, accrued liabilities and a line of credit. Endocare’s policy is not to enter into derivative financial instruments. In addition, Endocare does not enter into any futures or forward contracts and therefore, it does not have significant market risk exposure with respect to commodity prices.

As of March 31, 2009, $1.1 million of Endocare’s cash is invested in a money market mutual fund (the Citi Institutional Liquid Reserves) that includes in its investment portfolio commercial paper, time deposits, certificates of deposits, bank notes, corporate bonds and notes and U.S. government agency securities. Although the fund seeks to preserve the value of the investment at $1.00 per share, it is possible to lose Endocare’s principal if the underlying securities suffer losses. As of January 31, 2009, the fund reported that certain securities within the portfolio are illiquid, in default, under restructuring or have been subject to a ratings downgrade. However, the fund continues to report a per share net asset value (NAV) of $1.00, representing the price at which investors buy (“bid price”) and sell (“redemption price”) fund shares from and to the fund company. The NAV is computed once at the end of each trading day based on the closing market prices of the portfolio’s securities. Endocare believes that its investment has not been impaired and that it can withdraw its funds at any time without restriction. Effective September 2008, the federal government provided a temporary guarantee through April 30, 2009 on publicly traded or regulated money market mutual funds that elect to participate in the program. The guarantee may be extended through September 18, 2009 at the discretion of the U.S. Treasury Department. Endocare will continue to monitor the value of the fund periodically for potential indicators of impairment.

Although Endocare transacts its business in U.S. dollars, future fluctuations in the value of the U.S. dollar may affect the price competitiveness of our products. However, Endocare does not believe that it currently have any significant direct foreign currency exchange rate risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

Not applicable.

HEALTHTRONICS’ MANAGEMENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of HealthTronics and Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o HealthTronics, 9825 Spectrum Drive, Building 3, Austin, Texas 78717. Unless otherwise indicated below, the current business telephone number of each director and officer is (512) 328-2892. Unless otherwise indicated below, we anticipate that the directors and executive officers of HealthTronics and Offeror will remain the same after the Offer and the Merger.

During the last five years, neither HealthTronics nor Offeror, nor to the knowledge of HealthTronics and Offeror, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each such person listed below is a citizen of the United States of America. To our knowledge, none of the directors or executive officers of HealthTronics or Offeror has any family relationship with any director, executive officer or key employee of HealthTronics or Offeror. None of the directors or executive officers of HealthTronics or Offeror is involved in a material legal proceeding where any such director or executive officer is a party adverse to HealthTronics, Offeror, or any of subsidiary of HealthTronics or Offeror.

Directors and Executive Officers of HealthTronics

Name	Age	Position with HealthTronics
James S. B. Whittenburg	37	Chief Executive Officer, President and Director
R. Steven Hicks	59	Director
Donny R. Jackson	60	Director
Timothy J. Lindgren	62	Director
Kenneth S. Shifrin	60	Director
Argil J. Wheelock, M.D.	61	Director
Richard A. Rusk	48	Vice President, Corporate Controller, Treasurer, Secretary and Interim Chief Financial Officer
Clayton H. Duncan	36	Vice President-Radiation Therapy
Scott Herz	33	Vice President-Corporate Development

James S. B. Whittenburg was appointed as our President and Chief Executive Officer and became a director of HealthTronics on August 13, 2007. From June 2006 until August 13, 2007, Mr. Whittenburg served as President of our Urology Division, and he was our acting President and Chief Executive Officer from May 2007 until August 2007. He served as President of our Specialty Vehicle Manufacturing Division from December 2005 until its sale in July 2006 and was our General Counsel and Senior Vice President—Development from March 2004 until June 2006. Previously Mr. Whittenburg practiced law at Akin Gump Strauss Hauer & Feld LLP, where he specialized in corporate and securities law. Mr. Whittenburg, a CPA, is licensed to practice law in Texas.

R. Steven Hicks became Nonexecutive Chairman of HealthTronics, Inc., in March 2006. Mr. Hicks became a director of Prime in December 2002 and a director of ours in November 2004 upon the closing of the merger between Prime and HealthTronics. In June 2000, Mr. Hicks became Chairman of Capstar Partners, LLC, an Austin based private investment company. Previously he founded Capstar Broadcasting and served as Vice Chairman of AMFM, Inc.

Donny R. Jackson has served as a director of HealthTronics, Inc. since January 2003. Mr. Jackson is currently retired. From 2002 to November 2004, Mr. Jackson served as the Director of the Technical Services Group of InterCept, Inc., a publicly traded company that provides technology, products and services to financial institutions. Prior to this he served as: President and Chief Executive Officer of Netzee, Inc., a publicly traded company providing integrated Internet banking and e-commerce products and services to financial institutions, from 2000 to 2002; President and Chief Operating Officer of The Intercept Group, Inc., from 1996 to 2000; Chief Executive Officer of Provesa, Inc., a data processing and check imaging services company, from 1993 to 1996; Chief Executive Officer of Bank Atlanta, from 1990 to 1992 and Chief Financial Officer, from 1988 to 1990; and Audit Manager at Evans, Porter, Bryan, from 1986 to 1987; and Audit Partner at Womble, Jackson, Gunn, from 1978 to 1986.

Timothy J. Lindgren has served as a director of HealthTronics, Inc. since January 2003. Since April 2008, Mr. Lindgren has been engaged in providing consulting services to the hospitality industry. Previously, Mr. Lindgren was a senior vice president for Hyatt Hotels & Resorts, overseeing the management and operations of 24 Hyatt hotels in 10 states, until his retirement in April 2008. Throughout his 37-year career with Hyatt, Mr. Lindgren held a variety of management positions including general manager of several Hyatt Regency hotels.

Kenneth S. Shifrin became Prime’s Chairman of the Board in 1989 and served as Executive Chairman until December 30, 2001. Mr. Shifrin served as Nonexecutive Chairman of Prime from December 31, 2001 until the closing of the merger between Prime and HealthTronics in November 2004. Mr. Shifrin became Nonexecutive Vice Chairman in November 2004 upon the closing of the merger. He resigned his position as Nonexecutive Vice Chairman in March 2006 and continues to serve as a member of Board of Directors. Mr. Shifrin has served in various capacities with American Physicians Service Group Inc., a publicly traded financial services and insurance management company (“AMPH”), since 1985, and is currently the chairman of the board and chief executive officer of AMPH.

Argil J. Wheelock, M.D. served as Chairman and Chief Executive Officer from July 1996 until November 2004 when he became Nonexecutive Chairman. In October 2005, Dr. Wheelock was appointed as Executive Chairman. He resigned this position as Executive Chairman in March 2006 and continues to serve as a member of Board of Directors. Dr. Wheelock also serves as Chief Medical Advisor. Dr. Wheelock is a practicing, board-certified urologist in Chattanooga, Tennessee. While Dr. Wheelock was in practice between 1979 and 1996, he was also engaged as a consultant by various public companies.

Richard A. Rusk joined us in August 2000 as our Corporate Controller and was named Vice President in June 2002. In June 2006, Mr. Rusk was named our Treasurer and in September 2006, Mr. Rusk was named our Secretary. In September of 2008, Mr. Rusk was named Interim Chief Financial Officer. Before joining us, Mr. Rusk, a CPA, was with KPMG LLP for approximately seventeen years, the last ten years as a senior audit manager.

Clayton H. Duncan joined us in August 2007 as Vice President—Radiation Therapy. From August 2002 to August 2007, Mr. Duncan was employed by McKesson Provider Technologies, where he most recently held the position of Vice President of Corporate Accounts for the Automation Solutions division. Prior to that time, Mr. Duncan served in numerous development and sales leadership positions in the healthcare and technology industries. Mr. Duncan began his professional career by practicing law at Strasburger & Price LLP in the International Franchise and Distribution section. Mr. Duncan obtained his J.D. from Southern Methodist University, holds a Master of International Management from Thunderbird, The American Graduate School of International Management, and also holds a B.B.A. in Finance from Texas Tech University. Mr. Duncan is licensed to practice law in Texas.

Scott Herz joined us in February 2005 as Associate Vice President-Finance. Mr. Herz was appointed Associate Vice President—Corporate Development and in December 2007 he was appointed Vice President—Corporate Development. Prior to joining the Company, Mr. Herz served as an associate investment banker at RSM Equico from 2004 to 2005. Prior to that time, Mr. Herz worked as a mechanical engineer at Colorado MEDtech, Inc. from 1999 to 2002. From 2002 to 2004, Mr. Herz obtained his MBA from Pepperdine University and also holds a BS in Mechanical Engineering from Michigan State University.

Robert A. Yonke, who served as our President of Urology Services, was an executive officer of ours on December 31, 2008. Mr. Yonke’s employment relationship with us was terminated on June 16, 2009. In connection with such termination, we engaged Mr. Yonke to provide consulting services to us until July 16, 2010. For further discussion of the termination and consulting arrangement, see “HealthTronics Director and Executive Officer Compensation—Other Compensation Arrangements—Termination and Consulting Agreement—Yonke.”

Directors and Executive Officers of Offeror

Name	Age	Position with Offeror
James S. B. Whittenburg	37	President and Director
Richard A. Rusk	48	Vice President, Secretary and Director
Scott Herz	33	Vice President

James S. B. Whittenburg was appointed as our President and Chief Executive Officer and became a director of HealthTronics on August 13, 2007. From June 2006 until August 13, 2007, Mr. Whittenburg served as President of our Urology Division, and he was our acting President and Chief Executive Officer from May 2007 until August 2007. He served as President of our Specialty Vehicle Manufacturing Division from December 2005 until its sale in July 2006 and was our General Counsel and Senior Vice President—Development from March 2004 until June 2006. Previously Mr. Whittenburg practiced law at Akin Gump Strauss Hauer & Feld LLP, where he specialized in corporate and securities law. Mr. Whittenburg, a CPA, is licensed to practice law in Texas.

Richard A. Rusk joined us in August 2000 as our Corporate Controller and was named Vice President in June 2002. In June 2006, Mr. Rusk was named our Treasurer and in September 2006, Mr. Rusk was named our Secretary. In September of 2008, Mr. Rusk was named Interim Chief Financial Officer. Before joining us, Mr. Rusk, a CPA, was with KPMG LLP for approximately seventeen years, the last ten years as a senior audit manager.

Scott Herz joined us in February 2005 as Associate Vice President-Finance. Mr. Herz was appointed Associate Vice President—Corporate Development and in December 2007 he was appointed Vice President—Corporate Development. Prior to joining the Company, Mr. Herz served as an associate investment banker at RSM Equico from 2004 to 2005. Prior to that time, Mr. Herz worked as a mechanical engineer at Colorado MEDtech, Inc. from 1999 to 2002. From 2002 to 2004, Mr. Herz obtained his MBA from Pepperdine University and also holds a BS in Mechanical Engineering from Michigan State University.

Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons

Under the charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions as defined under the Nasdaq Marketplace rules (which define related party transactions by reference to Item 404 of Regulation S-K). Our management is responsible for identifying any related party transactions and submitting them to the Audit Committee for review. The Audit Committee will review any related party transactions on a case-by-case basis and determine whether or not to approve such transactions. Other than as set forth in the Audit Committee charter, we have not adopted a written policy for the review of related party transactions.

Transactions

In August 2005, SanuWave, Inc., a company controlled by Prides Capital Partners, L.L.C., which beneficially owned approximately 9.5% of our outstanding common stock as of March 20, 2009 and which Kevin A. Richardson, II, who resigned as a member of our Board of Directors in November 2008, co-founded and is a partner with, acquired our orthopaedics business unit. Under the terms of the transaction, we received $6.4 million in cash, two $2 million unsecured promissory notes, and a small passive ownership interest in SanuWave. The notes bear interest at 6% per annum with no payments for the first five years, then interest-only payments for the next five years with a balloon payment after ten years. As part of the transaction, we agreed to provide SanuWave with certain transition services that include certain manufacturing services, sales support, and office support. We were paid $100,000 per month for the first six months following the closing of the transaction in return for such services, in addition to receiving reimbursement of certain direct costs to provide the services. The term for the transition services varies according to the specific service involved, but will not in any event extend beyond two years from the closing date. Mr. Richardson also serves as chairman of the board of directors of SanuWave.

At January 2008 and 2007, we indirectly owned a 30% and 47%, respectively, interest in Tenn-Ga Stone Group Two, a Tennessee general partnership that provides lithotripsy services in Tennessee and North Georgia, and Dr. Wheelock directly owned a 20.787% and 21%, respectively, interest in Tenn-GA Stone Group Two. In January 2008, we sold a portion of our interest to Tenn-GA Stone Group Two, which resulted in us holding a 15.169% interest. In addition, Dr. Wheelock’s interest increased to 20.843% by December 31, 2008. We manage Tenn-Ga Stone Group Two. Tenn-Ga Stone Group Two pays us a management fee of $40,000 per year. In addition, we supply services, parts and consumables to Tenn-Ga Stone Group Two at standard rates. During 2008, 2007, and 2006, Tenn-Ga Stone Group Two paid us $39,432, $46,350, and $50, 825, respectively, for such services, parts and consumables. In 2008, 2007, and 2006, Tenn-Ga Stone Group Two paid approximately $68,755, $34,091, and $25,000, respectively, in distributions to Dr. Wheelock and $55,366, $17,898, and $98,280, respectively, in distributions to us.

During 2001 and early 2002, Prime Medical Services, Inc., which merged into us in November 2004, made full recourse loans totaling approximately $975,000 to 12 members of its management. The loans bear interest at 6.5% and require annual payments of principal and interest due April 1 of each year. We assumed these loans after the November 2004 merger. Only one employee loan was outstanding during 2008, which was repaid in April 2008. As of December 31, 2008, all of these employee loans had been fully repaid.

During 2008 we leased office space in an office building owned by us and in which our principal executive offices were located to American Physician Services Group Inc., or APS. Kenneth S. Shifrin, one of our directors, serves as chairman of the board and chief executive officer of APS. We sold the office building in June 2008 and the landlord-tenant relationship between us and APS terminated at that time. During 2008 (until June 2008) APS made aggregate rental payments to us under the lease of $287,756. In 2007 and 2006, APS made aggregate rental payments of $577,950 and $536,212, respectively.

In April 2008, we acquired all of the capital stock of AMPI pursuant to a Stock Purchase Agreement dated March 18, 2008 from the stockholders of AMPI for a purchase price of approximately $6.9 million in cash and approximately 1.8 million shares of our common stock, plus a two-year earn-out based on the future achievement of EBITDA (payable 50% in stock and 50% in cash). Robert A. Yonke was a stockholder of AMPI and received 772,245 shares of our common stock and $2,883,441 in cash in exchange for his AMPI stock. In addition, Mr. Yonke is entitled to 42.691% of future earn-out payments under the Stock Purchase Agreement. In addition, in connection with the AMPI acquisition, we granted Mr. Yonke piggyback registration rights with respect to any registration statement filed by us (other than an S-4 or S-8) within 180 days after the closing of the AMPI acquisition. We also agreed that if we issue shares of our common stock in the future pursuant to the earn-out provision, we will enter into a piggyback registration rights agreement with respect to those shares and with respect to any registration statement filed by us (other than an S-4 or S-8) within 180 days after the issuance of such shares.

In October 2008, we acquired all of the outstanding membership interests of Advanced Medical Partners in Radiation, LLC (“AMPR”) pursuant to an Interest Purchase Agreement from the members of AMPR for a purchase price of approximately $1.35 million in cash, plus a two-year earn-out based on the future achievement of EBITDA (payable in cash). Mr. Yonke indirectly owned a 13% membership interest in AMPR and received $100,000 in cash in connection with this acquisition. In addition, Mr. Yonke is entitled to receive 13% of future earn-out payments under the Interest Purchase Agreement.

Mr. Yonke’s stepbrother-in-law, Kevin Bentley, was a stockholder of AMPI, indirectly held a membership interest in AMPR, and in connection with the AMPI acquisition became one of our employees. Mr. Bentley currently serves as our Vice President—Business Development. In the AMPI acquisition, Mr. Bentley received 220,652 shares of our common stock and $840,685 in cash in exchange for his AMPI stock. In addition, Mr. Bentley is entitled to 12.198% of future earn-out payments under the AMPI Stock Purchase Agreement. Mr. Bentley also received piggyback registration rights substantially similar to Mr. Yonke’s rights (as described above). In the AMPR acquisition, Mr. Bentley indirectly owned a 13% membership interest in AMPR and received $100,000 in cash in connection with the acquisition. In addition, Mr. Bentley is entitled to receive 13% of future earn-out payments under the AMPR Interest Purchase Agreement.

Also, in connection with the AMPI acquisition, we entered into an employment agreement with Mr. Bentley. This agreement has a three-year term and is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement provides for the payment of a base salary of $170,000 and other customary benefits. The agreement entities Mr. Bentley to receive severance payments, generally equal to (1) payment of base salary until the second anniversary of the effective date of termination if such termination occurs on or before April 17, 2009 and (2) payment of base salary until the first anniversary of the effective date of termination if such termination occurs after April 17, 2009, if we terminate his employment agreement without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). Mr. Bentley’s employment agreement provides that he is subject to noncompetition and nonsolicitation obligations, which would not expire until the later of April 17, 2013 and the second anniversary of the termination of his employment agreement.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of independent directors. There are no compensation committee interlocks among the members of our Board of Directors and no member of the Compensation Committee has a transaction reported under “Certain Relationships and Related Transactions.”

HEALTHTRONICS DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

We compensate our executive officers primarily through a combination of base salary, annual cash incentive compensation and long-term equity based awards. The executive compensation is designed to align executive performance with the long-term interests of our shareholders and to be competitive with that of comparable companies.

Our compensation philosophy is that a significant part of our executives’ compensation should relate to our performance and the creation of shareholder value. Our compensation philosophy is designed to provide the appropriate mix of cash and equity awards, fixed versus incentive compensation, and employee benefits to:

•	Enable us to attract highly talented and dedicated executives with the skills necessary for us to achieve our business plan;

•	Retain those executives who continue to perform at or above the levels that we expect;

•	Motivate high-quality performance;

•	Compensate competitively and equitably; and

•	Align incentives with shareholder value creation.

Endocare is guided by the following principles in determining the form and amount of executive compensation:

•

Compensation should relate to our performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Annual cash incentive compensation is determined based on our adjusted EBITDA and consolidated revenues along with a subjective element that enables our Compensation Committee to take into account individual performance.

•

Compensation should align executives’ and shareholders’ interests. Our annual cash incentive compensation is in part tied to and varies with our adjusted EBITDA and revenues because we believe there is a strong correlation between adjusted EBITDA and revenues, on the one hand, and shareholder value creation, on the other hand. In addition, our equity-based compensation aligns our executives’ interests with our shareholders’ interests by vesting equity awards based on increasing share value.

•

Compensation should attract and retain executives. Cash base salaries, 401(k) plan match, and health and welfare benefits help retain executives. In addition, our performance-based restricted stock awards have been structured to encourage retention by adding a two-year cliff vesting requirement in addition to the performance-vesting requirement.

Compensation Methodology

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with executives in other companies of similar size operating in the healthcare industry while taking into account our performance, our own strategic goals, and the individuals’ performance. We also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the executive compensation program to vary based on whether the executive is in a position of value creation or value preservation. For executives in a position of value creation, their annual cash incentive compensation and long-term incentive compensation are tied more closely to our performance and therefore shareholder value creation. For executives in a position of value preservation, their annual cash incentive compensation and long-term incentive compensation are more balanced between retention, value-preservation goals, and value creation.

Peer Group. In 2007, with the assistance of Longnecker & Associates, a compensation consultant engaged by our Compensation Committee in 2007, we established a peer group including healthcare services and manufacturing companies. In determining our peer group, we considered various metrics including revenues, total assets, net income and market capitalization. This peer group was not modified in 2008. The following companies comprise our peer group for purposes of evaluating executive compensation:

Amsurg Corporation	Candela Corporation

Alliance Imaging, Inc.	IntegraMed America, Inc.

Radiation Therapy Services Inc.	Volcano Corporation

ZOLL Medical Corporation	Cutera, Inc.

American Dental Partners, Inc.	Aspect Medical Systems, Inc.

Vital Signs, Inc.	Natus Medical, Inc.

Bio-Reference Laboratories, Inc.	Cynosure, Inc.

Cantel Medical Corp.

Our management team and Compensation Committee may continue to refine this peer group.

Compensation Consultant. In August 2007, our Compensation Committee engaged Longnecker to provide advice regarding executive compensation programs and amounts. As part of this engagement, Longnecker provided market and other specific information on executive pay and also attended three Compensation Committee meetings and one Board meeting during 2007. In 2008, Longnecker performed a limited review of the proposed annual salary adjustments, annual cash incentive amounts and long-term incentive awards and advised our Compensation Committee that the compensation is market competitive. Longnecker has also been engaged to review the Compensation Discussion and Analysis disclosure in this proxy statement. Longnecker was also engaged in 2008 to provide a market analysis of compensation for mid-level executives to help ensure compensation was market competitive and was reasonably consistent with the compensation methodology for senior executives. We did not engage Longnecker to provide any other services in 2008.

Benchmarking. With Longnecker’s assistance, our Compensation Committee benchmarked the various elements of our executive compensation program in order to compare our compensation levels relative to the 50 th percentile of the market and our competitors. In benchmarking compensation, with Longnecker’s assistance, our Compensation Committee used publicly available market surveys to match the roles of our executives with roles in the surveys and conducted an analysis of the compensation of our executives in comparison to the compensation of comparable executives in our peer group. The comparative compensation information and related benchmarking is an analytic tool used by the Compensation Committee as a point of market reference for measuring executive compensation. However, it is not the determinative factor for our executive compensation. The Compensation Committee has discretion in determining the nature and extent of using the comparative compensation information.

Compensation Oversight

Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether the compensation is adequately tied to performance, whether the compensation provides adequate incentives and motivation to our executive officers and whether the compensation adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. In addition, on an annual basis, our Compensation Committee reviews and considers the individual performance of executives, the financial and operating performance of the divisions or departments managed by the executives, and our overall performance. Historically, our Compensation Committee has performed this annual review in February of the year following the year reviewed. Beginning in 2006, our

Compensation Committee decided to perform this review in late fourth quarter of the year reviewed. The Compensation Committee set the timing of this review in late fourth quarter in order to establish an annual pay cycle based on a calendar year. During the year, our Compensation Committee may consider compensation awards to executives for extraordinary performance or changes in responsibilities. For further discussion regarding the responsibilities and oversight of our Compensation Committee, see “Corporate Governance – Compensation Committee” below.

Our chief executive officer, other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the agenda items. Neither our chief executive officer nor any other member of management votes on items before the Compensation Committee; however, the chief executive officer makes recommendations to the Compensation Committee regarding executive compensation programs and amounts. In addition, our chief executive officer establishes annual cash incentive compensation for executives in a position of value preservation. Our Compensation Committee reviews this compensation program and the amounts paid thereunder. The Compensation Committee also works with our senior management to determine the agenda for each meeting.

Elements of Executive Compensation

Overview. We provide our named executive officers with a competitive compensation package that includes the following elements:

•	Annual base salaries;

•	Annual cash incentive compensation based on achievement of performance thresholds and discretionary cash bonuses;

•	Stock awards including stock options, time-vesting restricted stock awards, and performance-vesting restricted stock awards; and

•	Health and welfare benefits and a 401(k) plan.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on closely relating compensation to our performance, the Compensation Committee’s judgment on maintaining compensation that is competitive in our industry, our view of internal equity and consistency, and other considerations we deem relevant, such as the achievement of individual and company performance objectives and rewarding extraordinary performance. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee maintains a balance among elements of compensation that ties a significant portion of compensation to our performance and that also attracts and retains executives and remains competitive within the market.

The below table shows the mix of compensation elements to the total compensation for the named executive officers (excluding Mr. Goolsby, who resigned effective September 30, 2008):

Element	2007	2008
Base salary	41%	32%
Annual cash incentive	46%	15%
Long-term incentive	12%	52%
Other	1%	1%

Base Salaries. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. For each individual executive, our Compensation Committee also considers our needs for that executive’s skill set, the contribution that the executive has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers, the number of years of experience of the executive in serving in his or her office (whether with our company or another comparable-size company), internal pay equity and other factors. No specific formula is applied to determine the weight of each factor. Our Compensation Committee fixes executive base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. Our Compensation Committee also takes into account the base compensation that is payable by companies that we believe to be our competitors and by other private and public companies with which we believe we generally compete for executives. To this end, we access a number of executive compensation surveys and other databases and review them when making crucial executive officer hiring decisions and annually when we review executive compensation. And, as discussed above, in 2007 our Compensation Committee engaged Longnecker to assist in benchmarking the various elements of our executive compensation program.

Robert A. Yonke joined us in April 2008 in connection with our acquisition of AMPI. His base salary of $242,000 was negotiated as part of our acquisition of AMPI. Our Board of Directors, including the members of our Compensation Committee, approved the acquisition and Mr. Yonke’s employment agreement. The factors described above were considered in connection with the approval of Mr. Yonke’s employment agreement.

Base salaries are reviewed annually, and adjusted from time to time based on increased responsibilities, realignment with market levels, cost-of-living adjustments, and other factors in addition to the factors described above. The base salaries of the named executive officers were not increased as part of this annual review because our Compensation Committee believes the base salaries are competitive with market levels.

The base salaries earned by our named executive officers in 2008 are set forth below in the Summary Compensation Table.

Annual Cash Incentive Compensation and Discretionary Cash Bonuses. We established an annual cash incentive compensation program in order to emphasize pay for performance. We believe this program helps focus our executive officers’ efforts in driving operating results that create shareholder value. Annual cash incentive compensation awards are based on the actual achievement of certain company and business division performance goals, including the achievement of certain thresholds of financial performance and certain business initiatives aimed at improving future earnings, which are determined prior to or shortly after the beginning of each year. The goals are communicated to our executive officers and are set so that the attainment of the targets is not assured and requires significant effort by our executives.

Our Compensation Committee selects specific performance measures such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth, adjusted EBITDA (adjusted for minority interest) growth, earnings per share growth, stock price growth, revenue growth, pre-tax income, return on capital, and division performance to establish targeted levels of performance for purposes of assessing the amount of annual cash incentive compensation to be paid. When establishing our threshold performance incentive targets, the Compensation Committee reviews and discusses with both senior management and the full Board of Directors our business plan and its key underlying assumptions, expectations under then-existing and anticipated market conditions and the opportunity to generate shareholder value and then establishes the performance thresholds and targets for the year.

For 2008, our Compensation Committee decided that annual cash incentive compensation for executives in a position of value creation would be determined based on the following three factors—adjusted EBITDA (weighted 40%), consolidated revenues (excluding revenues from companies acquired during 2008) (weighted

30%), and a discretionary component (weighted 30%). Our Compensation Committee selected adjusted EBITDA and consolidated revenues as the sole performance measures and established a specific series of targets for purposes of determining the amount of annual cash incentive compensation attributable to such measures, thereby aligning the annual cash incentive compensation of executives to the creation of shareholder value. For 2008, our executives were entitled to receive annual cash incentive compensation equal to anywhere from zero to 120% of annual base salary in the case of the chief executive officer and 60% or 80% in the case of other executives, depending on the executive, based on the achievement of certain performance levels (representing 70% of the potential bonus) and our Compensation Committee’s discretionary assessment of performance (representing 30% of the potential bonus). The 2008 annual cash incentive compensation attributable to adjusted EBITDA would be equal to an executive’s current annual salary multiplied by a percentage determined based on our achievement of certain levels of adjusted EBITDA (as compared to an internal adjusted EBITDA baseline performance level), multiplied by 40%. If a minimum threshold level of adjusted EBITDA is not achieved (which such minimum is 90% of the adjusted EBITDA baseline performance level), no annual cash incentive compensation attributable to the 40% adjusted EBITDA component would be paid to the executive. The 2008 annual cash incentive compensation attributable to consolidated revenues would be equal to an executive’s current annual salary multiplied by a percentage determined based on our achievement of certain levels of consolidated revenues (as compared to an internal consolidated revenues baseline performance level), multiplied by 30%. If a minimum threshold level of consolidated revenues is not achieved (which such minimum is 90% of the consolidated revenues baseline performance level), no annual cash incentive compensation attributable to the 30% consolidated revenues component would be paid to the executive. If the target performance levels are achieved for the adjusted EBITDA and consolidated revenues performance measures (which such targets are 115% of the baseline performance levels for adjusted EBITDA and consolidated revenues), the executive would be entitled to receive 60% of his current base salary in the case of the chief executive officer and 40% in the case of other executives, multiplied by the respective component percentages. If the maximum performance levels are achieved for the adjusted EBITDA and consolidated revenues performance measures (which such maximums are 140% of the baseline performance levels for adjusted EBITDA and consolidated revenues), the executive would be entitled to receive 120% of his current base salary in the case of the chief executive officer and 80% in the case of other executives, multiplied by the respective component percentages. Our Compensation Committee decided to add a discretionary component to the annual cash incentive compensation, weighted 30% of the total annual cash incentive compensation, to provide some added flexibility for our Compensation Committee to address performance circumstances not otherwise contemplated by the 2008 annual cash incentive program. Any executive may earn 2008 incentive compensation under one, two or all of the components, or may not earn any 2008 incentive compensation under the three components. In no event will (1) an executive’s total 2008 annual cash incentive compensation exceed 120% of the executive’s current base salary in the case of the CEO and 80% in the case of other executives and (2) the 2008 annual cash incentive compensation attributable to a particular component exceed 120% of the executive’s base salary multiplied by the percentage attributable to such component in the case of the CEO and 80% in the case of other executives. The following chart summarizes the 2008 annual incentive compensation program:

	Performance Metric	Minimum Threshold Achievement	% of Base Salary to be paid		Target Threshold Achievement	% of Base Salary to be paid(1)	Maximum Threshold Achievement	% of Base Salary to be paid(2)
CEO:	Adjusted EBITDA (40%)	90%	—	(3)	115%	24%	140%	48%
	Revenues (30%)	90%	—	(3)	115%	18%	140%	36%
	Discretionary (30%)	—	—	(4)	—	— (4)	—	— (4)

Other executives:	Adjusted EBITDA (40%)	90%	—	(3)	115%	16%	140%	32%
	Revenues (30%)	90%	—	(3)	115%	12%	140%	24%
	Discretionary (30%)	—	—	(4)	—	— (4)	—	— (4)

(1)	Percentage equals the percentage of current base salary for achieving the target performance level (60% for the CEO and 40% for other executives) multiplied by the performance metric percentage.

(2)	Percentage equals the percentage of current base salary for achieving the maximum performance level (120% for the CEO and 80% for other executives) multiplied by the performance metric percentage.
(3)	The percentage of base salary to be paid will be pro rated based on an executive’s achievement of a performance measure that falls somewhere between the minimum and maximum thresholds.
(4)	The 30% discretionary component percentage applies to the full bonus range. Thus, the discretionary award can range from zero to 36% of base salary for the CEO (30% multiplied by 120% of base salary) and zero to 24% of base salary for the other executives (30% multiplied by 80% of base salary).

Our Compensation Committee may exercise its discretion in revising the target levels of the performance measures during the year. In 2008, the target levels were not changed.

Mr. Rusk did not participate in the above-described annual cash incentive program in 2008 because his responsibilities relate more to value preservation rather than value creation. If our Board of Directors decides to appoint Mr. Rusk as permanent CFO in the future, then our Compensation Committee would be more likely to determine that Mr. Rusk has a position of value creation. For 2008, Mr. Rusk’s annual incentive compensation was determined by our chief executive officer and reviewed by our Compensation Committee. Mr. Rusk is entitled to receive annual cash incentive compensation equal to anywhere from zero to 45% of his annual base salary, based on the achievement of certain performance levels (representing 67% of the bonus potential), achievement of certain operational goals (representing 20% of the bonus potential), and our chief executive officer’s discretionary assessment of his performance (representing 13% of the bonus potential). The performance measures selected were adjusted EBITDA and consolidated revenues and the method of calculating the annual incentive compensation is similar to the above-described compensation program. The operational component was established to compensate Mr. Rusk for the achievement of specific pre-set goals designed to increase financial operating efficiencies. The achievement of some of these goals must be assessed based on the discretion of our chief executive officer, while the achievement of other goals may be objectively assessed. The discretionary component provides flexibility in assessing Mr. Rusk’s performance not otherwise addressed by his 2008 annual incentive program. In no event will Mr. Rusk’s total 2008 annual cash incentive compensation exceed 45% of his current base salary. The following chart summarizes Mr. Rusk’s 2008 annual incentive compensation program:

Performance Metric	Minimum Threshold Achievement	% of Base Salary to be paid		Target Threshold Achievement	% of Base Salary to be paid		Maximum Threshold Achievement	% of Base Salary to be paid
Adjusted EBITDA	90%	—	(1)	105%	9%		120%	18%
Revenues	90%	—	(1)	105%	6%		120%	12%
Operational	—	—	(2)	—	—	(2)	—	—	(2)
Discretionary	—	—	(3)	—	—	(3)	—	—	(3)

(1)	The percentage of base salary to be paid will be pro rated based on Mr. Rusk’s achievement of a performance measure that falls somewhere between the minimum and maximum thresholds.
(2)	The operational incentive compensation can range from zero to 9% of base salary.
(3)	The discretionary incentive compensation can range from zero to 6% of base salary.

Mr. Yonke was appointed as President of Urology Services in July 2008. As a result, Mr. Yonke did not participate in the 2008 cash incentive program. Instead, our Compensation Committee determined Mr. Yonke’s 2008 bonus in its discretion based on Mr. Yonke’s individual performance and the performance of the Urology Services division.

The 2008 annual cash incentive compensation earned by our named executive officers in 2008 is set forth below in our Summary Compensation Table.

For 2009, our Compensation Committee decided that annual cash incentive compensation for executives in a position of value creation would be determined based on the following three factors—adjusted EBITDA (weighted 55%), consolidated revenues (excluding revenues from companies acquired during 2009) (weighted

15%), and a discretionary component (weighted 30%). As compared to 2008, our Compensation Committee increased the Adjusted EBITDA component percentage from 40% to 55% and decreased the consolidated revenues component percentage from 30% to 15%. Generally accepted accounting principles (“GAAP”) generally require that we consolidate all revenues of partnerships that we control even if we don’t own all of the interests in the partnerships. Because of recently-promulgated federal healthcare regulations and market conditions, we believe that our future development efforts would focus on and commonly result in opportunities that may increase adjusted EBITDA but where the minority partner share of revenues would not be consolidated.

As a result, our Compensation Committee believes that adjusted EBITDA will become an increasingly stronger creator of shareholder value. Otherwise, the 2009 program is consistent with the 2008 program. The following chart summarizes the 2009 annual incentive compensation program:

	Performance Metric	Minimum Threshold Achievement	% of Base Salary to be paid		Target Threshold Achievement	% of Base Salary to be paid(1)	Maximum Threshold Achievement	% of Base Salary to be paid(2)
CEO:	Adjusted EBITDA (55%)	90%	—	(3)	115%	33%	140%	66%
	Revenues (15%)	90%	—	(3)	115%	9%	140%	18%
	Discretionary (30%)	—	—	(4)	—	— (4)	—	— (4)

Other executives:	Adjusted EBITDA (55%)	90%	—	(3)	115%	22%	140%	44%
	Revenues (15%)	90%	—	(3)	115%	6%	140%	12%
	Discretionary (30%)	—	—	(4)	—	— (4)	—	— (4)

(1)	Percentage equals the percentage of current base salary for achieving the target performance level (60% for the CEO and 40% for other executives) multiplied by the performance metric percentage.
(2)	Percentage equals the percentage of current base salary for achieving the maximum performance level (120% for the CEO and 80% for other executives) multiplied by the performance metric percentage.
(3)	The percentage of base salary to be paid will be pro rated based on an executive’s achievement of a performance measure that falls somewhere between the minimum and maximum thresholds.
(4)	The 30% discretionary component percentage applies to the full bonus range. Thus, the discretionary award can range from zero to 36% of base salary for the CEO (30% multiplied by 120% of base salary) and zero to 24% of base salary for the other executives (30% multiplied by 80% of base salary).

Our Compensation Committee may exercise its discretion in revising the target levels of the performance measures during the year.

Mr. Rusk will not participate in the annual cash incentive program in 2009 because his responsibilities relate more to value preservation rather than value creation. If our Board of Directors decides to appoint Mr. Rusk as permanent CFO in the future, then our Compensation Committee would be more likely to determine that Mr. Rusk has a position of value creation. We believe that Mr. Rusk’s 2009 annual cash incentive program will be consistent with the general principles described in this Compensation Discussion and Analysis related to annual cash incentive compensation.

Our Compensation Committee may also exercise discretion to pay cash bonuses as a result of extraordinary performance. In 2008, we did not pay any discretionary extraordinary performance bonuses.

Long-Term Incentives. We believe our executives should have an ongoing stake in our success. We also believe that our executives should have a portion of their total compensation tied to stock price performance because stock-related compensation is directly tied to shareholder value. Historically, our long-term incentives were in the form of stock options. However, our Compensation Committee has determined to grant restricted stock awards as well, based on input from Longnecker in 2007 regarding market practices.

Our Board of Directors reviews and approves equity awards to executive officers based upon our Compensation Committee’s assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Our Board of Directors has historically granted equity awards to executives in the first quarter of each year in connection with our Compensation Committee’s annual performance reviews of the executives and setting compensation for the following year. Although our Compensation Committee determined in 2006 that it did not anticipate future equity grants to executives unless we hired a new executive or superior individual performance merited such, in 2007 our Compensation Committee determined to continue the practice of making annual equity award grants either at the time of the Board’s annual review or at the first quarter Board meeting, based on input from Longnecker in 2007 regarding market practices. From time to time, we may grant equity awards to our executive officers outside the annual award process, such as in connection with an increase in responsibilities, the hiring of a new executive, for retention purposes, or to reward exemplary performance. In connection with Longnecker’s review of our executive compensation program in late 2007, in January 2008, our Compensation Committee determined and recommended to our Board a restricted stock award of 223,714 shares to Mr. Whittenburg. Our Compensation Committee determined that, in light of its decision to provide Mr. Whittenburg less fixed cash compensation as compared to that of comparable chief executive officers of members of our peer group and to make more of his total package dependent on performance, this restricted stock award would vest, or have vesting accelerated, based on the achievement of certain performance thresholds. Thus, this restricted stock award vests as follows: (1) 78,300 shares vest one-fourth (19,575 shares) on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the performance targets described below within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 145,414 shares vest based on the achievement of the following performance targets:

Closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

In March 2008, Mr. Goolsby was granted a restricted stock award of 124,775 shares. This award would vest, or have vesting accelerated, based on the achievement of certain performance thresholds. Thus, this restricted stock award vests as follows: (1) 43,672 shares vest one-fourth (10,918 shares) on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the same performance targets described above for Mr. Whittenburg within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 81,103 shares vest based on the achievement of the above-described performance targets. Mr. Rusk was granted a restricted stock award of 15,000 shares, which shares vest one-fourth on each of the first four anniversaries of the date of grant. Mr. Rusk’s restricted stock award is not performance-based because his responsibilities do not directly relate to value creation.

In November 2008, our Compensation Committee and our Board of Directors approved grants of restricted stock awards to Mr. Whittenburg and Mr. Yonke. Mr. Whittenburg received $1,000,000 of restricted stock (representing 2.56x his annual base salary) and Mr. Yonke received $504,000 of restricted stock (representing 2.10x his annual base salary). These multiples are consistent with the multiples associated with restricted stock grants made in early 2008. The number of shares of restricted stock granted equaled the dollar amount divided by the closing price per share of our common stock on the date of grant. Thus, Mr. Whittenburg received a grant of 502,512 restricted shares and Mr. Yonke received a grant of 235,631 restricted shares. In order to tie these awards more closely with shareholder value creation, these awards would vest, or have vesting accelerated, based on the achievement of certain performance thresholds. Thus, Mr. Whittenburg’s restricted stock award vests as follows: (1) 175,879 shares (or 35% of the award) vest one-fourth on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the performance targets described below within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 326,633 shares (or 65% of the award) vest based on (a) the achievement of the following performance targets and (b) Mr. Whittenburg not having voluntarily terminated his employment with us prior to the second anniversary of the date of grant:

20-day average closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

Mr. Yonke’s restricted stock award vests similarly: (1) 82,470 shares (or 35% of the award) vest one-fourth on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the performance targets described above within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 153,161 shares (or 65% of the award) vest based on (a) the achievement of the performance targets described above and (b) Mr. Yonke not having voluntarily terminated his employment with us prior to the second anniversary of the date of grant.

Our Compensation Committee determined that 35% of the awards should be time-vesting with a performance-acceleration component in order to encourage both executive retention and shareholder value creation. With respect to the remaining 65% of the awards, our Compensation Committee decided to add an additional vesting requirement that the executive not have voluntarily terminated his employment with us for two years after the grant date in order to help ensure that the executive focuses on long-term shareholder value creation and not take unnecessary and excessive risks. The 65/35 split was determined in the discretion of our Compensation Committee in balancing considerations of executive retention and shareholder value creation. In addition, our Compensation Committee decided that a 20-day average closing price rather than a single-day closing price should be used to ensure one-day spikes in prices that do not reflect longer-term value creation would not vest or accelerate the awards.

In February 2009, Mr. Rusk was granted a restricted stock award of 80,000 shares, which shares vest one-fourth on each of the first four anniversaries of the date of grant. Mr. Rusk’s restricted stock award is not performance-based because his responsibilities relate more to value preservation rather than value creation. If our Board of Directors decides to appoint Mr. Rusk as permanent CFO in the future, then our Compensation Committee would be more likely to determine that Mr. Rusk has a position of value creation.

All of the above-described grants were made as part of our annual equity award grants and were made to better align the interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and maintain internal pay equity among executives. The amounts of shares of restricted stock were determined based on our Compensation Committee’s view of market practices, our Compensation Committee’s view of internal pay equity and consistency, the relative importance of the contributions executives are expected to make in achieving growth objectives, and the judgment of our Compensation Committee.

To the extent granted, stock options are generally granted at a price equal to the closing price per share of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. Options grants generally have a term of 10 years and vest 25% on each of the first four anniversaries of the grant date. Our Board of Directors has not established stock ownership guidelines.

We do not time equity grants in coordination with the release of material non-public information.

Other Executive Benefits and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. There are no retirement benefits other than as provided with our 401(k) plan. Under our 401(k) plan, there is a company match in cash equal to 50% of an employee’s contributions up to 6% of the employee’s total compensation. Thus, the maximum company match would equal 3% of an employee’s compensation, subject to IRS limits on company matches for employees who are considered highly compensated. This company match is made on the same basis for all full-time employees.

No perquisites are currently being paid to our executive officers. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Stock Ownership Guidelines

We have no minimum stock ownership guidelines that apply to our executives. However, we do encourage stock ownership through our equity awards.

Employment Agreements

We have entered into employment agreements with certain of our senior executives, and the employment agreements contain severance and change of control provisions. We believe these agreements help us to attract and retain qualified executives. The employment agreements and the severance and change in control provisions for the executive officers are summarized under “Employment Agreements” and “Severance and Change of Control Benefits” below, along with a quantification of the severance and change of control benefits.

Impact of Accounting and Regulatory Requirements on Compensation

We account for equity compensation paid to our employees under Statement of Financial Accounting Standards No. 123R (“FAS 123(R)”), which requires us to estimate and record an expense over the service period of the award. Any gain recognized by optionees from nonqualified stock options should be deductible by us, while any gain recognized by optionees from incentive stock options will not be deductible by us if there is no disqualifying disposition by the optionee. Unless the executive makes an 83(b) election (in which case the value of the entire restricted stock award would be tax deductible by us at such time), the restricted stock award will become tax deductible as and to the extent the restricted stock award vests. We account for cash compensation as an expense at the time the obligation is accrued. This expense will also be tax deductible by us.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers. However, our Compensation Committee and Board of Directors believe that it is in our best interest that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, creating Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements. The Compensation Committee considers the application of Section 409A with respect to compensation arrangements with executive officers.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our 2008 Proxy Statement.

Compensation Committee:	Timothy J. Lindgren, Chairman

R. Steven Hicks

Donny R. Jackson

Executive Compensation Tables

Summary Compensation Table

The following table provides information concerning aggregate compensation for our Chief Executive Officer and Chief Financial Officers serving in 2008 and each of our other most highly compensated executive officers who earned in excess of $100,000 in aggregate compensation (excluding changes in pension values and non-qualified deferred compensation earnings) during 2008, who we will refer to as our named executive officers.

Excluding Mr. Goolsby, who resigned in September 2008, in 2008 “salary” accounted for approximately 32% of the total compensation of the named executive officers, annual cash incentive compensation accounted for 15% of the total compensation of the named executive officers, long-term equity incentive compensation accounted for approximately 52% of the total compensation of the named executive officers, and other compensation accounted for approximately 1% of the total compensation of the named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
James S.B. Whittenburg,	2008	$390,000	$127,048	$1,045,105	$118,124	$122,952	—	$6,900	(3)	$1,810,129
President and Chief Executive Officer	2007	$337,198	—	$29,068	$100,497	$405,000	—	$6,750	(3)	$878,513
	2006	$279,996	$100,000	—	$82,624	$46,403	—	$6,600	(3)	$515,623

Robert A. Yonke,	2008	$141,167	$36,000	$36,933	—	—	—	$4,235	(3)	$218,335
President of Urology Services(4)

Richard A. Rusk,	2008	$218,400	$32,760	$10,116	$32,400	$38,552	—	$7,585	(6)	$339,813
Interim Chief Financial	2007	$218,400	—	—	$32,400	$199,000	—	$6,750	(3)	$456,550
Officer, Vice President, Controller, Treasurer and Secretary(5)	2006	$195,000	—	—	$9,270	$50,000	—	$6,825	(3)	$261,095

Ross A. Goolsby,	2008	$206,250	—	$205,333	$(40,238)	—	—	$176,456	(8)	$547,801
Senior Vice President and Chief Financial Officer(7)	2007	$269,791	—	—	$81,287	$330,000	—	$6,188	(3)	$687,266

(1)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the years indicated in accordance with FAS 123(R) of restricted stock awards granted pursuant to our 2004 equity incentive plan and thus include amounts from restricted stock awards granted in and prior to 2008 for the 2008 amounts and in and prior to 2007 for the 2007 amounts, except that any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of the amounts are included in footnote I to our audited financial statements included in our this Registration Statement. The 2008 amount for Mr. Goolsby includes a negative expense of $(100,767) related to restricted stock awards forfeited as a result of Mr. Goolsby’s departure. For further detail regarding restricted stock awards granted in 2008, see the “Grants of Plan-Based Awards” table below. The value of restricted stock awards granted in 2008, based on our closing price per share of $2.25, as reported on the Nasdaq Global Select Market on December 31, 2008, and disregarding whether or not any of such awards vested in 2008, is as follows:

Name	No. of Restricted Stock Award Shares	$ Value
James S.B. Whittenburg	726,226	$1,634,009
Robert A. Yonke	235,631	$530,170
Richard A. Rusk	15,000	$33,750
Ross A. Goolsby	124,775	$280,744

For the value of restricted stock awards vested during 2008, see the “2008 Option Exercises and Stock Vested” table below.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the years indicated in accordance with FAS 123(R) of stock options granted pursuant to our equity incentive plans and thus include amounts from options granted in and prior to 2008 for the 2008 amounts, in and prior to 2007 for the 2007 amounts, and in and prior to 2006 for the 2006 amounts. Assumptions used in the calculation of the amounts are included in footnote I to our audited financial statements included in this Registration Statement. The 2008 amount for Mr. Goolsby includes a negative expense of $(107,607) related to stock options forfeited as a result of Mr. Goolsby’s departure. No stock options were granted to the named executive officers during 2008.
(3)	Represents our company matching contribution under our 401(k) plan.
(4)	Mr. Yonke joined us on April 17, 2008 in connection with our acquisition of AMPI. On July 3, 2008, Mr. Yonke was appointed President of our Urology Services division. On June 16, 2009, Mr. Yonke’s employment relationship with us was terminated.
(5)	Effective on September 30, 2008, Mr. Rusk assumed the duties of interim Chief Financial Officer.
(6)	This amount represents our company matching contribution under our 401(k) plan of $6,900 and the pay-out of $685 from our deferred compensation plan that was terminated in February 2007.
(7)	Mr. Goolsby resigned as Senior Vice President and Chief Financial Officer effective on September 30, 2008.
(8)	This amount represents a severance payment of $95,000 made to Mr. Goolsby on September 30, 2008, aggregate consulting fees of $74,556 paid to Mr. Goolsby for consulting services provided by him during 2008 after termination of his employment, and our company matching contribution under our 401(k) plan of $6,900. For further discussion regarding this consulting arrangement, see “—Other Compensation Agreements—Termination and Consulting Agreement.”

Employment Agreements

Mr. Whittenburg

We have entered into an employment agreement with Mr. Whittenburg. This agreement provides for the payment of a base salary and other customary benefits. Mr. Whittenburg’s agreement terminates August 10, 2010, and is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement entitles Mr. Whittenburg to receive severance payments, generally equal to two times his annual cash compensation, and provides that all of Mr. Whittenburg’s stock options and restricted stock awards will automatically fully vest, if we terminate his employment without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). The agreement also gives Mr. Whittenburg the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our Board of Directors. For more information regarding these severance and change of control benefits, see discussion under “—Severance and Change of Control Benefits” below. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Whittenburg’s employment agreement provides that he is subject to a nonsolicitation obligation, which would not expire until the second anniversary of the termination of his employment (unless he is terminated without cause or terminates for good reason). This nonsolicitation obligation is designed to help preserve our customer and employee relationships after the departure of the executive.

Robert A. Yonke

Mr. Yonke’s employment agreement had an initial term expiring on April 16, 2011. The agreement provided for the payment of a base salary and other customary benefits. The agreement entitled Mr. Yonke to receive a severance of (1) payment of his base salary until the second anniversary of the effective date of termination if such termination occurred on or before April 17, 2009 and (2) payment of his base salary until the first anniversary of the effective date of termination if such termination occurred after April 17, 2009, if we terminated his employment agreement without cause (as defined in the agreement) or he terminated for good reason (as defined in the agreement). The agreement also gave Mr. Yonke the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our Board of Directors. For more information regarding these severance and change of control benefits, see discussion under “—Severance and Change of Control Benefits” below.

Mr. Yonke’s employment agreement provides that he is subject to noncompetition and nonsolicitation obligations, which would not expire until the later of April 17, 2013 and the second anniversary of the termination of his employment. These noncompetition and nonsolicitation obligations are designed to help preserve our business and customer and employee relationships after the departure of the executive.

On June 16, 2009, Mr. Yonke’s employment relationship with us was terminated. In connection with this termination, we and Mr. Yonke entered into a termination and consulting agreement. For more information regarding this agreement, see “—Other Compensation Arrangements—Termination and Consulting Agreement – Yonke.”

Mr. Goolsby

Mr. Goolsby’s employment agreement had an initial term expiring on January 8, 2009. The agreement provided for the payment of a base salary and other customary benefits. The agreement entitled Mr. Goolsby to receive severance payments, generally equal to one times his annual cash compensation, if we terminated his employment without cause (as defined in the agreement) or he terminated for good reason (as defined in the agreement). The agreement also gave Mr. Goolsby the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our Board of Directors. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Goolsby’s employment agreement provides that he is subject to a nonsolicitation obligation, which would not expire until the second anniversary of the termination of his employment (unless he is terminated without cause or terminates for good reason). This nonsolicitation obligation is designed to help preserve our customer and employee relationships after the departure of the executive.

Effective on September 30, 2008, Mr. Goolsby resigned. In connection with his resignation, we and Mr. Goolsby terminated his employment agreement and entered into a termination and consulting agreement. For more information regarding this agreement, see “—Other Compensation Arrangements—Termination and Consulting Agreement – Goolsby.”

Grants of Plan-Based Awards

The following table provides information related to equity awards and non-equity incentive plan awards granted to or earned by our named executive officers during 2008.

Name (a)	Grant Date (b)	Approval Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#) (j)		All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Options Award (m)
			Threshold ($) (d)		Target ($) (e)		Maximum ($) (f)		Threshold (#) (g)		Target (#) (h)	Maximum (#) (i)
James S.B. Whittenburg	1/4/08	—	—		—		—		55,928	(1)	—	223,714	(1)	—		—	—	$963,285
	11/6/08	—	—		—		—		125,627	(1)	—	502,512	(1)	—		—	—	$966,579
	N/A	—	—	(2)	$163,800	(2)	$327,600	(2)	—		—	—		—		—	—	—
	N/A	—	—	(3)	$163,800	(3)	$327,600	(3)	—		—	—		—		—	—	—

Robert A. Yonke	11/6/08	—	—		—		—		58,907	(1)	—	235,631	(1)	—		—	—	$453,207

Richard A. Rusk	3/10/08	—	—		—		—		—		—	—		15,000	(4)	—	—	$50,100
	N/A	—	—	(5)	$32,760	(5)	$65,520	(5)	—		—	—		—		—	—	—

Ross A. Goolsby	3/10/08	—	—		—		—		31,193	(1)	—	124,775	(1)	—		—	—	$406,408
	N/A	—	—	(2)	$77,000	(2)	$154,000	(2)	—		—	—		—		—	—	—

(1)	For a description of the vesting terms of this award, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentives”.
(2)	The amounts shown in column (d) reflect the minimum estimated future payout level for 2008, which is zero if the minimum performance threshold levels are achieved. If the minimum performance threshold levels are exceeded, then the executives’ payout increases on a pro rata basis as the minimum levels are exceeded. The amount shown in column (e) reflects the target estimated future payout level for 2008, which is 60% of Mr. Whittenburg’s base salary and 40% of Mr. Goolsby’s base salary multiplied by 70% if the performance target levels are achieved. The amount shown in column (f) reflects the maximum estimated future payout level, which is 120% of Mr. Whittenburg’s base salary and 80% of Mr. Goolsby’s base salary multiplied by 70% if the maximum performance threshold levels are achieved. Only 70% of the estimated 2008 annual cash incentive compensation has been set forth in the table because the remaining 30% of 2008 annual cash incentive compensation is based on a discretionary assessment by our Compensation Committee. For further discussion, see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation and Discretionary Cash Bonuses.”
(3)	Our Compensation Committee determined the performance criteria for Mr. Whittenburg’s 2009 annual cash incentive compensation in November 2008. Therefore, this table discloses Mr. Whittenburg’s estimated future payouts for 2009 annual cash incentive compensation. The amount shown in column (d) reflects the minimum estimated future payout level for 2009, which is zero if the minimum performance threshold levels are achieved. If the minimum performance threshold levels are exceeded, then Mr. Whittenburg’s payout increases on a pro rata basis as the minimum levels are exceeded. The amount shown in column (e) reflects the target estimated future payout level for 2009, which is 60% of Mr. Whittenburg’s base salary multiplied by 70% if the performance target levels are achieved. The amount shown in column (f) reflects the maximum estimated future payout level for 2009, which is 120% of Mr. Whittenburg’s base salary multiplied by 70% if the maximum performance threshold levels are achieved. Only 70% of the estimated 2009 annual cash incentive compensation has been set forth in the table because the remaining 30% of 2009 annual cash incentive compensation is based on a discretionary assessment by our Compensation Committee. For further discussion, see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation and Discretionary Cash Bonuses.”
(4)	This restricted stock award vests one-fourth on each of the first four anniversaries of the date of grant.
(5)	The amount shown in column (d) reflects the minimum estimated future payout level for 2008, which is zero if the minimum performance level is achieved. If the minimum performance threshold level is exceeded, then Mr. Rusk’s payout increases on a pro rata basis as the minimum levels are exceeded. The amount shown in column (e) reflects the target estimated future payout level for 2008, which is 15% of Mr. Rusk’s base salary if the performance target level is achieved. The amount shown in column (f) reflects the maximum estimated future payout level, which is 30% of Mr. Rusk’s base salary if the maximum performance threshold level is achieved. For further discussion, see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation and Discretionary Cash Bonuses.”

Outstanding Equity Awards at December 31, 2008

The following table provides information regarding each unexercised stock option and unvested restricted stock award held by each of our named executive officers as of December 31, 2008.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James S.B. Whittenburg	19,000	—		—	$5.39	2/19/14		—		—		—		—
	20,000	—		—	$9.55	2/23/15		—		—		—		—
	50,000	—		—	$7.65	12/30/15		—		—		—		—
	50,000	50,000	(1)	—	$7.21	6/8/16		—		—		—		—
	—	—		—	—	—		101,250	(2)	$227,813	(3)	—		—
	—	—		—	—	—		78,300	(4)	$176,175	(3)	36,353	(5)	$81,794	(3)
	—	—		—	—	—		175,879	(4)	$395,728	(3)	81,658	(5)	$183,731	(3)

Robert A. Yonke	—	—		—	—	—		82,470	(4)	$185,558	(3)	38,290	(5)	$86,153	(3)

Richard A. Rusk	6,000	—		—	$7.79	2/26/13		—		—		—		—
	15,000	—		—	$9.55	2/23/15		—		—		—		—
	20,000	20,000	(6)	—	$6.52	9/18/16		15,000	(7)	$33,750	(3)	—		—
	—	—		—	—	—

Ross A. Goolsby	25,000	—		—	$6.41	1/8/17	(8)	—		—		—		—

(1)	The remaining 50,000 shares vest 25,000 shares on each of June 8, 2009 and 2010.
(2)	The remaining 101,250 shares of this restricted stock award vest 33,750 shares on each of October 26, 2009, 2010 and 2011.
(3)	Market value based on number of shares multiplied by $2.25, which was the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2008.
(4)	This restricted stock award vests one-fourth on each of the first four anniversaries of the date of grant, and vesting may be accelerated based on achieving performance goals. For further description of this restricted stock award, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentives” and the Grants of Plan-Based Awards table above.
(5)	The number of shares is based on achieving the first threshold performance goal (25% vesting). For further description of this restricted stock award including the vesting terms, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentives” and the Grants of Plan-Based Awards table above.
(6)	The remaining 20,000 shares vest 10,000 shares on each of September 18, 2009 and 2010.
(7)	This restricted stock award vests one-fourth (3,750 shares) on each of March 10, 2009, 2010, 2011 and 2012.
(8)	This date represents the original expiration date of these options. As a result of the termination of Mr. Goolsby’s employment and his service as a consultant, these options expired on February 15, 2009.

2008 Option Exercises and Stock Vested

The following table provides information regarding exercises of stock options and vesting of restricted stock awards held by our named executive officers during 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
James S.B. Whittenburg	—	—	33,750	$75,938
Robert A. Yonke	—	—	—	—
Richard A. Rusk	—	—	—	—
Ross A. Goolsby	—	—	62,386	$267,636

(1)	Amount represents the aggregate values of restricted stock vested in 2008, which values are determined by multiplying the number of shares vested by the closing price per share of our common stock on the vesting date.

Severance and Change of Control Benefits

The following sets forth potential payments payable to our named executive officers upon termination of employment under their current employment agreements. Our Compensation Committee periodically reviews the need for these benefits, especially when considering the employment agreement of a new executive or the amendment of the employment agreement of an existing executive. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable (subject to the agreement of the applicable named executive officer).

Mr. Whittenburg

We may terminate Mr. Whittenburg’s employment agreement if (“Cause”):

•	in connection with our business, Mr. Whittenburg is convicted of an offense constituting a felony or involving moral turpitude; or

•

in a material and substantial way, (a) Mr. Whittenburg (1) violates a written policy of ours, (2) violates any provision of his employment agreement, (3) fails to follow reasonable written instructions or directions from our Board of Directors or any person authorized by our Board of Directors to instruct or supervise the executive officer, or (4) fails to use good-faith efforts to perform the services required under his employment agreement and (b) Mr. Whittenburg fails to materially cure the violation or failure within 15 days after receiving written notice thereof from our Board of Directors.

In addition, we may terminate Mr. Whittenburg’s employment agreement without Cause. Mr. Whittenburg’s employment agreements will automatically terminate on his death or permanent disability.

Mr. Whittenburg may terminate his employment agreement (“Good Reason”):

•	for any reason within two months following any “change of control” in us (provided that notice of termination cannot be given before consummation of the change of control);

•	if his base salary is diminished;

•	if we require him to move to a city other than Austin, Texas;

•	if our Board of Directors or any person authorized by our Board of Directors to instruct or supervise him materially and unreasonably interferes with his ability to fulfill his job duties; or

•	if he is reassigned to a position with diminished responsibilities or his job responsibilities are materially narrowed or diminished.

The employment agreement defines a “change of control” as the occurrence of one of the following: (i) any person, entity or “group” (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (ii) a merger, reorganization or consolidation where our shareholders immediately before the event do not, immediately after the event, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (iii) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (iv) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

Mr. Whittenburg may also terminate his employment without Good Reason.

If Mr. Whittenburg’s employment agreement is terminated by us without Cause or by Mr. Whittenburg for Good Reason, Mr. Whittenburg is entitled to receive (less applicable withholding taxes):

•	his then current base salary through the effective date of termination;

•	a payment equal to (a) 200% of his then current annualized base salary plus (b) the sum of the cash bonuses paid during the preceding two years; and

•

all outstanding unvested stock options and restricted stock awards then held by Mr. Whittenburg would fully vest, and all stock options would remain exercisable until the earlier of the end of the option term or the first anniversary of the date of termination.

In addition, Mr. Whittenburg would be released from his nonsolicitation obligations under his employment agreement. As a condition to receiving any of those payments, Mr. Whittenburg must execute a full release and waiver of all claims against us (excluding claims for amounts due under his employment agreement and existing indemnification obligations).

If Mr. Whittenburg’s employment agreement is terminated by him without Good Reason, by us for Cause, or by his death or permanent disability, then he (or his representative) would be entitled to receive (less applicable withholdings) his then current base salary through the effective date of termination.

Assuming Mr. Whittenburg’s employment was terminated under the above circumstances on December 31, 2008, the estimated value of such payments and benefits would be as follows:

	Cash Severance	Value of Accelerated Equity Awards		Total
Without Cause or for Good Reason	$1,331,403	$1,861,821	(1)	$3,193,224
Without Good Reason, death or permanent disability	—	—		—
For Cause	—	—		—

(1)	Represents the closing price per share of our common stock on December 31, 2008 as reported on the Nasdaq Global Select Market, which was $2.25, multiplied by the number of shares of unvested restricted stock held by Mr. Whittenburg as of December 31, 2008, which was 827,476 shares. Because the exercise price of Mr. Whittenburg’s stock options exceeded the closing price per share of our common stock on December 31, 2008, there is no value attributed to the accelerated vesting of stock options.

Mr. Yonke

We may terminate Mr. Yonke’s employment agreement if (“Cause”):

•	in connection with our business, Mr. Yonke is convicted of an offense constituting a felony or involving moral turpitude; or

•

Mr. Yonke (a) (1) violates a written policy of ours, (2) violates any provision of his employment agreement, (3) fails to follow reasonable written instructions or directions from our chief executive officer or any person authorized by our chief executive officer to instruct or supervise the executive officer, or (4) fails to use good-faith efforts to perform the services required under his employment agreement and (b) fails to materially cure the violation or failure within 15 days after receiving written notice thereof.

In addition, we may terminate Mr. Yonke’s employment agreement without Cause. Mr. Yonke’s employment agreement will automatically terminate on his death or permanent disability.

Mr. Yonke may terminate his employment agreement (“Good Reason”):

•	for any reason within two months following any “change of control” in us (provided that notice of termination cannot be given before consummation of the change of control);

•	if we require him to move to a city other than Austin, Texas or Arlington, Texas;

•	if our chief executive officer or any person authorized by our chief executive officer to instruct or supervise him materially and unreasonably interferes with his ability to fulfill his job duties;

•	if he is reassigned to a position with diminished responsibilities or his job responsibilities are materially narrowed or diminished; or

•	if we materially violate the employment agreement and fail to cure such violation within 15 days after receiving written notice thereof.

The employment agreement defines a “change of control” as the occurrence of one of the following: (i) any person, entity or “group” (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (ii) a merger, reorganization or consolidation where our shareholders immediately before the event do not, immediately after the event, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (iii) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (iv) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

Mr. Yonke may also terminate his employment without Good Reason.

If Mr. Yonke’s employment agreement is terminated by us without Cause or by Mr. Yonke for Good Reason, Mr. Yonke is entitled to receive (less applicable withholding taxes):

•	his then current base salary through the effective date of termination; and

•

continued payment of his then current base salary until (a) the second anniversary of the effective date of the termination if the termination occurs on or before April 17, 2009 and (b) the first anniversary of the effective date of the termination if the termination occurs after April 17, 2009.

As a condition to receiving any of those payments, Mr. Yonke must execute a full release and waiver of all claims against us (excluding claims for amounts due under his employment agreement and existing indemnification obligations).

If Mr. Yonke’s employment agreement is terminated by him without Good Reason, by us for Cause, or by his death or permanent disability, then he (or his representative) would be entitled to receive (less applicable withholdings) his then current base salary through the effective date of termination.

Assuming Mr. Yonke’s employment was terminated under the above circumstances on December 31, 2008, the estimated value of such payments and benefits would be as follows:

Cash Severance
Without Cause or for Good Reason	$480,000
Without Good Reason, death or permanent disability	—
For Cause	—

In connection with the termination of Mr. Yonke’s employment, we and Mr. Yonke terminated his employment agreement and entered into a termination and consulting agreement. For a description of such agreement, see “—Other Compensation Arrangements—Termination and Consulting Agreement – Yonke.”

Mr. Goolsby

In connection with the termination of his employment, we and Mr. Goolsby terminated his employment agreement and entered into a termination and consulting agreement. For a description of such agreement, see “—Other Compensation Arrangements—Termination and Consulting Agreement – Goolsby.”

Indemnity Agreements

We have entered into indemnity agreements with certain of our current and former officers and directors and certain of Prime’s former directors. These agreements generally provide that, to the extent permitted by law, we must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee of ours (or Prime’s, as applicable). In addition, our and certain of our subsidiaries’ organizational documents provide for certain indemnifications and limitations on liability for directors, managers and officers.

2004 Equity Incentive Plan

The following is a summary of the material terms of the Plan.

Purpose

To attract and retain individuals eligible to participate in the 2004 equity incentive plan, which we will refer to as the Plan, and to further our growth, development and financial success by aligning the personal interests of participants in the Plan, through the ownership of shares of our common stock and other incentives, with those of us and our shareholders.

Administration

Our board of directors or a committee designated by the board of directors, such as the compensation committee (in either case, we refer to such body as the Administrator).

Eligibility

Officers, employees, directors, consultants and other persons selected by the Administrator.

Stock Subject to the Plan

5,800,000 shares of our common stock may be issued under the Plan. There are no pre-established limits on what number of the shares of our common stock reserved for the Plan will be allocated as stock options, stock appreciation rights (or SARs), restricted stock grants, stock purchase rights, and other stock based awards.

Awards under the Plan

•	Options. We will have the ability to award “incentive stock options” and “non-statutory stock options” under the Plan (in either case we refer to such awards as the option(s)).

•

Incentive Stock Options. Only our employees (or certain of our affiliates) may be eligible to receive an award of incentive stock options. Incentive stock options awarded under the Plan must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. In the case of an employee who owns stock representing more than 10% of our voting power, the exercise price will be at least 110% of the fair market value of our common stock on the date of grant.

•

Non-Statutory Stock Options. We can award non-statutory stock options to any person eligible under the Plan. The Plan does not establish a minimum exercise price for non-statutory stock options granted under the Plan.

•

Other Terms Applicable to Options. Options may contain other provisions the Administrator decides are appropriate relating to when the options will become exercisable, the times and circumstances the options may be exercised, and the methods the exercise price may be paid. Options that become exercisable will expire no later than 10 years from the date the options were granted; however, in certain cases the options will expire 5 years from the date they were granted (i.e., in the case of options granted to an employee who owns stock representing more than 10% of our voting power).

•

Stock Appreciation Rights. SARs granted under the Plan will entitle the participant to receive, in either cash or stock, the excess of the fair market value of one share of our common stock over the exercise price of the SAR. The Administrator will determine the terms under which SARs are awarded, including the times and circumstances under which a SAR may be exercised. SARs may be granted at a price determined by the Administrator, and may be granted in tandem with an option, such that the exercise of the SAR or related option will result in a forfeiture of the right to exercise the related option for an equivalent number of shares, or independently of any option. Any SAR may be exercised at the times specified in the document awarding the SAR, and the SAR will expire at the time designated at the time the SAR is awarded.

•

Restricted Stock. Restricted stock may be granted alone or in conjunction with other awards under the Plan and may be conditioned upon continued employment for a specified period, the attainment of specific performance goals or such factors as the Administrator may determine. In making an award of restricted stock, the Administrator will determine the restrictions that will apply, the period during which the award will be subject to such restrictions, and the price, if any, payable by a recipient. The Administrator may amend any award of restricted stock to accelerate the dates after which such award may be executed in whole or in part. Shares of restricted stock shall not be transferable until after removal of the legend with respect to such shares.

•

Stock Purchase Rights. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator will determine the terms, conditions and restrictions related to the stock purchase rights, including the number of shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer (all in accordance with a restricted stock purchase agreement). Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability).

•

Other Stock-Based Awards. The Administrator shall have complete discretion in determining the number of shares subject to “Other Stock Based Awards”, the consideration for such awards and the terms, conditions and limitations pertaining to same including, without limitation, restrictions based upon the achievement of specific business objectives, tenure, and other measurements of individual or business performance, and/or restrictions under applicable federal or state securities laws, and conditions under which such awards will lapse. Payment of other stock based awards may be in the form of cash, shares, other awards, or in such combinations thereof as the Administrator shall determine at the time of grant, and with such restrictions as it may impose.

Performance Awards

The Administrator may condition the receipt of an award or the vesting of an award on certain business criteria. If the Administrator determines that such performance conditions should be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals must relate to one of the following business criteria: (1) fair market value or trading price of shares of our common stock; (2) operating profit; (3) sales volume of our products; (4) earnings per share; (5) revenues; (6) cash flow; (7) cash flow return on investment; (8) return on assets, return on investment, return on capital, return on equity; (9) economic value added; (10) operating margin; (11) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or (12) any of the above goals as compared to the performance of a published index, such as the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Adjustments Upon Changes in Capitalization, Merger or Asset Sale

•

Changes in Capitalization. Subject to any required action by our shareholders, the number of shares of common stock subject to the Plan (whether awarded or reserved but not awarded) as well as the price per share of common stock subject to the Plan (whether awarded or reserved but not awarded) shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.

•

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the Administrator in its discretion may provide for a participant to have the right to exercise his or her award until 15 days prior to such transaction as to all of the shares covered thereby. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

•

Merger or Asset Sale. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, each outstanding award shall be assumed or an equivalent option or right substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the Plan participants shall fully vest in and have the right to exercise the award as to all of the shares, including shares as to which it would not otherwise be vested or exercisable.

Transferability of Awards

Awards may not be pledged, assigned or transferred while the Plan participant is still living, except that options may be transferred to a Plan participant’s spouse as directed by a court, provided such transfer is “incident to divorce” within the meaning of Section 1041 of the Internal Revenue Code of 1986, as amended.

Termination, Amendment or Suspension

The Administrator can terminate, suspend or amend the Plan at any time, subject to shareholder approval required under federal or state law or by the stock exchange on which our common stock is listed.

Federal Income Tax Consequences

•

Incentive Stock Options. In general, no taxable income for Federal income tax purposes will be recognized by an option holder upon receipt or exercise of an incentive stock option and we will not then be entitled to any tax deduction. Assuming that the option holder does not dispose of the option shares before the later of (i) two years after the date of grant or (ii) one year after the exercise of the option, upon any such disposition, the option holder will recognize capital gain equal to the difference between the sale price on disposition and the exercise price.

If, however, the option holder disposes of his option shares prior to the expiration of the required holding period, he will recognize ordinary income for Federal income tax purposes in the year of disposition equal to the lesser of (i) the difference between the fair market value of the shares at date of exercise and the exercise price, or (ii) the difference between the sale price upon disposition and the exercise price. Any additional gain on such disqualifying disposition will be treated as capital gain. In addition, if such a disqualifying disposition is made by the option holder, we will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder provided such amount constitutes an ordinary and reasonable expense of ours.

•	Nonqualified Stock Options. No taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and we will not be entitled to a tax deduction for such grant.

Upon the exercise of a nonqualified stock option, the option holder will include in taxable income for Federal income tax purposes the excess in value on the date of exercise of the shares acquired upon exercise of the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and depending upon the subsequent appreciation or depreciation in the value of the shares.

We generally will be entitled to a corresponding deduction at the time that the participant is required to include the value of the shares in his income.

•

Restricted Stock. Under current federal income tax regulations, there will be no income tax consequences upon the award of restricted stock to either the grantee or us. A grantee will recognize ordinary income when the restrictions on the transferability of the shares expire, which is referred to as the vesting of the shares. The amount of income recognized will be equal to the fair market value of such shares on the date of vesting over the amount paid, if any, at the time of the grant. Dividends on shares of restricted stock that are paid (or are payable) to grantees prior to the time the shares are vested will be treated as additional compensation, and not dividend income, for federal income tax purposes.

In addition to the general rules described above, the deductibility of the income realized by certain executive officers is conditioned on the satisfaction of the requirements of Section 162(m) of the Internal Revenue Code. It is our intention that the Plan is administered in a manner that maximizes the deductibility of the payments under Section 162(m). The federal income tax consequences described in this section are based on U.S. laws in effect on the date of this document, and there is no assurance that they will not change in the future and affect the tax consequences of awards made under this Plan. Tax consequences may be different in other countries.

Other Compensation Agreements

Board Service and Release Agreement

This agreement entitles Dr. Wheelock to receive $16,666 per month for his Board service, unless our Board of Directors decides to establish a different amount of compensation for him. Dr. Wheelock’s Board service and release agreement also provides that Dr. Wheelock will for a period of five years following the date his service on our Board of Directors is terminated refrain from directly or indirectly (i) soliciting our and our affiliates’

employees and other similar persons; (ii) soliciting vendors, customers, and other similar persons and entities to adversely alter their relationship with us or our affiliates; (iii) advising physicians, hospitals, surgery centers and similar persons to negatively alter their business relationship with us or our affiliates; and (iv) engaging in certain business activities conducted by us. In addition, Mr. Wheelock is eligible to receive annual bonuses and stock options at the discretion of our Compensation Committee.

Termination and Consulting Agreement – Goolsby

Effective on September 30, 2008, Mr. Goolsby resigned as our Chief Financial Officer and Senior Vice President. In connection with his departure, we entered into a termination and consulting agreement with Mr. Goolsby pursuant to which Mr. Goolsby’s employment agreement with us was terminated and Mr. Goolsby provided consulting services to us until November 17, 2008. We paid Mr. Goolsby $74,556 for these consulting services. Also, under the terms of the agreement, (1) we made a payment of $95,000 to Mr. Goolsby on September 30, 2008 in lieu of his participation in our 2008 annual cash incentive program, (2) Mr. Goolsby remained eligible to continue to participate in our employee benefit plans made generally available to our employees (to the extent permitted by law and the terms of the plans) until November 17, 2008, and (3) we agreed to reimburse COBRA expenses of Mr. Goolsby for his continued coverage under our medical plan until the earlier of (a) the expiration of the period of coverage under COBRA and (b) the date Mr. Goolsby becomes eligible for participation in a new employer’s group plans. The nonsolicitation provision set forth in Mr. Goolsby’s employment agreement continues in full force and effect.

Termination and Consulting Agreement – Yonke

On June 16, 2009, Mr. Yonke’s employment with us was terminated. In connection with Mr. Yonke’s departure, we entered into a termination and consulting agreement with Mr. Yonke whereby (1) Mr. Yonke agreed to provide consulting services to us until July 16, 2010 and we will make semi-monthly payments of $10,688 (starting on July 1, 2009) to Mr. Yonke until July 16, 2010 (regardless of whether the consultancy terminates before such date) for these consulting services and (2) we will reimburse COBRA expenses of Mr. Yonke for his continued coverage under our medical plan until the earlier of (i) the expiration of the period of coverage under COBRA and (ii) July 16, 2010. The agreement also provides that Mr. Yonke will continue to vest in his current restricted stock award until July 16, 2010 and the noncompetition and nonsolicitation provisions in his employment agreement will continue in full force and effect.

DESCRIPTION OF HEALTHTRONICS CAPITAL STOCK

HealthTronics’ authorized capital stock consists of 70,000,000 shares of common stock, no par value, and 30,000,000 shares of preferred stock, par value $0.01 per share. As of June 8, 2009, there were 38,045,146 shares of HealthTronics Common Stock outstanding (not including 1,884,949 shares held in treasury) and held of record by approximately 331 stockholders, and no shares of preferred stock were outstanding. On such date, 2,226,615 shares of common stock were subject to outstanding options.

The following description of the terms of the common stock and preferred stock of HealthTronics is not complete and is qualified in its entirety by reference to HealthTronics’ Amended Restated Articles of Incorporation, and its Amended and Restated Bylaws, as amended, each of which are filed as an exhibit to the registration statement of which this prospectus/offer to exchange is a part. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Common Stock

Holders of HealthTronics’ common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock and restrictions in the senior credit facility. HealthTronics is currently not paying dividends on its common stock. Each holder of HealthTronics Common Stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of its business, the holders of HealthTronics Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of HealthTronics Common Stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the HealthTronics Common Stock.

HealthTronics’ common stock is listed on the Nasdaq Global Select Market under the symbol “HTRN.” The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Preferred Stock

HealthTronics’ board of directors has the authority, without further action by the stockholders, to issue up to 30,000,000 shares of HealthTronics preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the HealthTronics Common Stock.

HealthTronics’ board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of HealthTronics or make it more difficult to remove HealthTronics’ management. Additionally, the issuance of HealthTronics preferred stock may have the effect of decreasing the market price of HealthTronics’ common stock.

Georgia Law Anti-takeover Provisions

As a Georgia, corporation, HealthTronics is subject to the provisions of Section 14-2-1132 of the Georgia Business Corporations Code (the “GBCC”). Under Section 14-2-1132, HealthTronics would be prohibited from engaging in any business combination with any interested shareholder for a period of five years following the time that the shareholder became an interested shareholder unless:

•	prior to this time, HealthTronics’ board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of HealthTronics voting shares outstanding at the time the transaction commenced, excluding shares owned by directors, officers, their affiliates or associates, by subsidiaries of HealthTronics, and by an employee stock plan in which the employees have the right to determine confidentially whether shares held under the plan will tendered in a tender exchange offer; or

•

at or subsequent to such time, the business combination is approved at an annual or special meeting of HealthTronics’ voting shareholders, by a majority of the voting stock, excluding from the vote shares owned by directors, officers, their affiliates or associates, by subsidiaries of HealthTronics, and by an employee stock plan in which the employees have the right to determine confidentially whether shares held under the plan will tendered in a tender exchange offer.

Under GBCC Section 14-2-1131, a “business combination” includes:

•

any merger or consolidation involving the corporation or any of its subsidiaries with an interested shareholder or with a corporation that is or would be considered an affiliate of an interested shareholder;

•	any sale, lease, transfer or other disposition to an interested shareholder, involving 10% or more of the corporation’s net assets;

•

any transactions that result in the issuance by the corporation of equity securities with an aggregate value of 5% of more of the corporation’s total market value of outstanding shares; the exercise of stock purchase rights that have been offered on a pro rata basis to all members of a class of voting shares is exempt, subject to limitations;

•	the adoption of a plan or proposal to liquidate or dissolve the corporation;

•	a reclassification of securities which has the effect of increasing by 5% or more the proportionate amount of outstanding shares of any class of equity owned by an interested shareholder;

•	the receipt by an interested shareholder of the benefit derived from loans, advances, guarantees, pledges, tax credits or tax advantages of the corporation; or

•	any share exchange with an interested shareholder.

In general, the GBCC defines an “interested shareholder” as any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the corporation; or any person that is an affiliate of the corporation and has at any time during the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares.

The description of Sections 14-2-1131 and 14-2-1132 of the GBCC above is qualified in its entirety by reference to such section.

Amended and Restated Articles of Incorporation and Bylaw Provisions

Various provisions contained in HealthTronics’ Amended and Restated Articles of Incorporation and amended and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of HealthTronics or its management and may limit the ability of HealthTronics stockholders to remove current management or approve transactions that HealthTronics stockholders may deem to be in their best interests. These provisions:

•	authorize HealthTronics’ board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•

require that any action required or permitted to be taken by HealthTronics’ stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, unless such written consent is signed by all shareholders entitled to vote thereon;

•

provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of HealthTronics’ board of directors or a committee of its board of directors;

•

state that special meetings of HealthTronics’ stockholders may be called only by the Chairman of its board of directors, its board of directors itself, or its Chief Executive Officer, or upon written demand of the holder(s) of more than thirty percent (30%) of its outstanding common stock;

•	provide that certain provisions of HealthTronics’ restated certificate of incorporation can be amended only by supermajority vote of the outstanding shares; and

•	allow HealthTronics’ directors, and not its stockholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of Endocare Shares may elect to receive shares of HealthTronics Common Stock as part of the consideration in the Offer. Endocare is organized under the laws of the State of Delaware and HealthTronics is organized under the laws of the State of Georgia. The following is a summary of the material differences between (a) the current rights of Endocare stockholders under Delaware law and Endocare’s Restated Certificate of Incorporation and amended and restated bylaws, each as amended to date and (b) the current rights of HealthTronics stockholders under Georgia law and HealthTronics’ Amended and Restated Articles of Incorporation and amended and restated bylaws, each as amended to date.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Delaware law, Georgia law and Endocare and HealthTronics’ constituent documents, which Endocare stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where To Obtain More Information.”

	HealthTronics	Endocare
Capital Stock:	HealthTronics’ Amended and Restated Articles of Incorporation authorizes the issuance of up to 70,000,000 shares of common stock, no par value, and 30,000,000 shares of preferred stock, no par value. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval.	Endocare’s Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Dividends:	HealthTronics has no legal or contractual obligation to pay dividends. HealthTronics’ board of directors is free to declare and pay dividends on its common stock, so long as it has funds legally available to do so and its senior credit facility debt (discussed above) permits the declaration and payment.	Endocare has no legal or contractual obligation to pay dividends. Endocare has never paid dividends on its common or preferred stock. Endocare’s board of directors has the authority to provide that any class or series of preferred stock may be entitled to receive dividends (which may be cumulative or non- cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series.

Voting Rights:	HealthTronics’ amended and restated bylaws provide that each holder of common stock shall be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder, but no proxy shall be	Endocare’s amended and restated bylaws provide that at every meeting of the stockholders each stockholder shall be entitled to one (1) vote in person or by proxy for each share of capital stock having voting power held

	HealthTronics	Endocare
	voted on after eleven (11) months from its date unless the proxy expressly provides for a longer period.	by such stockholder, but no proxy shall be voted on after three (3) years from its date unless the proxy provides for a longer period.

Number of Directors and Size of Board:	HealthTronics’ amended and restated bylaws provide for between one (1) and fifteen (15) directors to serve on its board of directors and authorize the board of directors to set the number of directors within these parameters. HealthTronics’ board of directors currently consists of six (6) directors.	Endocare’s amended and restated bylaws provide for between three (3) and seven (7) directors to serve on its board of directors and authorize the board of directors to set the exact number of directors. Endocare’s board of directors currently consists of four (4) directors.

Removal of Directors:	HealthTronics’ amended and restated bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or all directors, may be removed from office at any time with or without cause, but only by the same affirmative vote of the shareholders required to elect such director or directors.	Under the Delaware General Corporation Law, a director may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

Vacancies on the Board:	HealthTronics’ amended and restated bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding to fill director vacancies, vacancies on HealthTronics’ board of directors are filled by the board of directors.	Endocare’s amended and restated bylaws provide that any vacancies on the board of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Under the Delaware General Corporation Law, a corporation’s stockholders may also vote to fill a vacancy.

Board Quorum and Vote Requirement:	At all HealthTronics board meetings, the presence of a majority of the directors constitutes a quorum. Except as otherwise required by law or by HealthTronics’ Amended and Restated Articles of Incorporation, or its amended and restate bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.	At all Endocare board meetings, the presence of a majority of the directors constitutes a quorum. Except as otherwise required by law or by Endocare’s Restated Certificate of Incorporation, as amended, or its amended and restated bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.

Annual Stockholders Meeting:	The annual meeting of the stockholders of HealthTronics shall be held on such date and at such time as may be designated from time to time by the board of directors.	The annual meeting of the stockholders of Endocare shall be held on such date and at such time as may be designated from time to time by the board of directors.

	HealthTronics	Endocare
	The Georgia Business Corporation Code provides that a corporation shall hold a meeting of shareholders annually at a time stated in or fixed in accordance with the bylaws.	The Delaware General Corporation Law provides that, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held for the election of directors on a date and a time designated by or in the manner provided in the bylaws. Any other proper business may be transacted at the annual meeting.

Special Stockholders Meetings:

Special meetings of HealthTronics stockholders may be called at any time by:

•     the board of directors;

•     the Chairman of the board of directors; or

•     the Chief Executive Officer.

In addition, subject to the provisions of the bylaws, special meetings of the shareholders shall be called by the board of directors if the holders of more than thirty percent (30%) of the outstanding common stock of the corporation sign, date and deliver to the corporation one (1) or more written demands for the meeting describing the purpose or purposes for which it is to be held.

Special meetings of Endocare stockholders may not be called by Endocare stockholders unless prescribed by statute. Special meetings may be called only by the President, Chief Executive Officer or the Chairman of the board of directors.

Quorum for Stockholders Meetings:	The presence in person or by proxy of holders of a majority of HealthTronics stock issued and outstanding and entitled to vote constitutes a quorum for the transaction of business at that meeting.	Except as otherwise provided by law or by Endocare’s Restated Certificate of Incorporation, as amended, the presence in person or by proxy of holders of a majority of Endocare stock issued and outstanding and entitled to vote constitutes a quorum for the transaction of business at that meeting.

Advance Notice Provisions:	HealthTronics’ amended and restated bylaws provide that in order for a stockholder to properly bring business before any annual or special meeting of the shareholders, the stockholder must give notice to HealthTronics’ Corporate Secretary not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of the shareholders; provided, however, that	Endocare’s amended and restated bylaws provide that in order for a stockholder to properly bring business before an annual meeting, the stockholder must give notice to Endocare’s Secretary by no later than the due date for stockholder proposals that is specified in Endocare’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, which date shall be not less than one

	HealthTronics	Endocare
	in the event that the annual meeting is called for a date that is not within forty-five (45) days before or after such anniversary date, notice must be received by the Corporate Secretary not earlier than the one hundred twentieth (120th) day before the meeting and not later than the later of (i) the ninetieth (90th) day before the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by HealthTronics.	hundred twenty (120) calendar days in advance of the date of such proxy statement. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s annual meeting, notice by the stockholder to be timely must be received a reasonable time before Endocare begins to print and mail its proxy materials.

Shareholder Action by Written Consent:	HealthTronics shareholders may act by written consent signed by all shareholders.	Endocare’s Restated Certificate of Incorporation, as amended, and its amended and restated bylaws specify that no action may be taken by the written consent of Endocare’s stockholders in lieu of a meeting.

Amendment of Governing Documents:

HealthTronics’ Amended and Restated Articles of Incorporation provides that HealthTronics reserves the right to amend, alter, change, or repeal any provision contained in the articles of incorporation, as provided in the Georgia Business Corporation Code. Notwithstanding the foregoing, provisions in the Amended and Restated Articles of Incorporation related to limitation of directors’ liability, indemnification, outside interests and amendment to the articles of incorporation may not be altered, amended or repealed except by the affirmative vote of at least two-thirds of the shares entitled to vote thereon and the affirmative vote of a majority of the members of the entire board of directors.

HealthTronics’ bylaws may be amended by a stockholder vote or by the board of directors.

Endocare’s Restated Certificate of Incorporation, as amended, provides that Endocare reserves the right to amend, alter, change or repeal any provision of the certificate of incorporation. Under the Delaware General Corporation Law, Endocare’s Restated Certificate of Incorporation, as amended, may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding shares of Endocare common stock.

Endocare’s amended and restated bylaws provide that the affirmative vote of a majority of the voting power of all of the then- outstanding shares of capital stock of Endocare entitled to vote generally in the election of directors may alter or amend the bylaws or adopt new bylaws, and that the board of directors also has the power to alter or amend the bylaws or adopt new bylaws by a vote of the majority of the board of directors.

	HealthTronics	Endocare
Exculpation of Directors:	HealthTronics’ Amended and Restated Articles of Incorporation provide that directors are not personally liable to HealthTronics or its shareholders for monetary damages for any action taken or any failure to take action, except (i) for any appropriation in violation of the director’s duties of any business opportunity of HealthTronics, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of the law, (iii) under Section 14-2-832 of the Georgia Business Corporation Code (which addresses unlawful distributions) or (iv) for any transaction from which the director derived an improper personal benefit.	Endocare’s Restated Certificate of Incorporation, as amended, provides that directors are not personally liable to Endocare or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Endocare or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which addresses the unlawful payment of dividends, stock purchases and redemption) or (iv) for any transaction from which the director derived an improper benefit.

Liability and Indemnification of Directors and Officers:

HealthTronics’ Amended and Restated Articles of Incorporation provide that HealthTronics shall indemnify to the fullest extent permitted by the Georgia Business Corporation Code any person who as been made or is threatened to be made, a party to an action, suit or proceeding, by reason of the fact that the person is or was a director or officer of HealthTronics or serves or served at the request of HealthTronics as a director or officer of another enterprise.

HealthTronics’ amended and restated bylaws require that the company indemnify an individual who is made a party to a proceeding because he is or was a director or officer of HealthTronics if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the company, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. HealthTronics’ amended and restated bylaws further provide that if at any time the Georgia

Endocare’s amended and restated bylaws provide that Endocare shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that Endocare may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that Endocare is not required to indemnify any director or executive officer in connection with a proceeding initiated by such person against Endocare or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of Endocare or (iii) such indemnification is provided by Endocare pursuant to the powers vested in Endocare under the Delaware General Corporation Law.

Delaware General Corporation Law allows the above indemnification if the director or executive officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Endocare, and, in the case of a criminal action or proceeding, had

	HealthTronics	Endocare

Business Corporation Code is amended to expand the indemnification protections that a Georgia corporation is permitted to provide to its officers and directors, the HealthTronics amended and restated bylaws will be automatically amended, without any action on the part of HealthTronics or the HealthTronics board of directors or shareholders, to provide the same indemnifications protections to the fullest extent provided by such amendments.

HealthTronics will pay for or reimburse any expenses incurred by the officer or director in advance of the final disposition of any proceedings, to the fullest extent permitted by the Georgia Business Corporation Code.

no reasonable cause to believe the person’s conduct was unlawful. In addition, in suits by or in the right of Endocare, against directors or executive officers of Endocare, Delaware law does not allow indemnification without judicial approval if the officer or director is adjudged to be liable to Endocare.

Endocare will advance expenses before the final disposition of any proceeding upon receipt of an undertaking by the director or executive officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Endocare.

Anti-Takeover Provisions:	HealthTronics is not subject to Section 14-2-1132 of the Georgia Business Corporation Code, which prohibits specified business combinations by an interested stockholder.

Endocare is subject to Section 203 of the Delaware General Corporation Law, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation or an affiliate or associate of the corporation, that was the owner of 15% or more of the outstanding voting stock within the prior three year period) for a period of three (3) years after the stockholder becomes an interested stockholder unless:

•     prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder;

•     upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans); or

	HealthTronics	Endocare

•     on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until twelve (12) months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.

Conversion Rights and Protective Rights:	HealthTronics Amended and Restated Articles of Incorporation and amended and restated bylaws are silent on the issue of preemptive rights. Under Georgia law, preemptive rights are denied unless explicitly granted in the articles of incorporation.	Under Endocare’s Restated Certificate of Incorporation, as amended, holders of Endocare stock have no preemptive rights.

BENEFICIAL OWNERSHIP OF HEALTHTRONICS COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 8, 2009 or such other date indicated in the footnotes below by (a) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors, (c) each of our executive officers, including our current executive officers and the executive officers named in the Summary Compensation Table under “HealthTronics Director and Executive Compensation—Executive Compensation Table;” and (d) all of our executive officers and directors as a group.

Unless otherwise indicated, we believe that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	4,355,432	(3)	11.5%

Prides Capital Partners, L.L.C. et al 200 High Street, Suite 700 Boston, MA 02110	3,608,997	(4)	9.5%

Blue TSV I, LTD. and related entities c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman, Cayman Islands KY1-1104	2,990,691	(5)	7.9%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,829,104	(6)	7.4%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	2,605,402	(7)	6.9%

Argil J. Wheelock, M.D.	1,126,796		2.9%

Robert A. Yonke	1,085,234		2.9%

James S.B. Whittenburg	1,037,438		2.7%

R. Steven Hicks	620,312		1.6%

Kenneth S. Shifrin	417,287		1.1%

Timothy J. Lindgren	237,469		*

Donny R. Jackson	237,100		*

Richard A. Rusk	152,554		*

Ross A. Goolsby	118,929	(8)	*

Directors and executive officers as a group (10 persons total)	5,525,138		14.0%

*	Less than 1%
(1)

Includes (a) the following number of shares subject to options that are presently exercisable or exercisable within 60 days after June 8, 2009: Dr. Wheelock – 515,000; Mr. Whittenburg – 164,000; Mr. Hicks – 160,000; Mr. Shifrin – 190,000; Mr. Jackson – 193,000; Mr. Lindgren – 190,000; Mr. Rusk – 41,000; and directors and executive officers as a group (10 persons total) – 1,460,500 and (b) the following number of shares representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are held in escrow by us pending vesting of such awards: Dr. Wheelock – 15,075; Mr. Yonke – 235,631; Mr. Whittenburg – 807,901; Mr. Hicks – 20,100; Mr. Shifrin – 17,587; Mr. Jackson – 20,100; Mr. Lindgren – 17,587; Mr. Rusk – 91,250; and directors and executive officers as a group (10 persons total) – 1,741,404. Such persons do not have a right to sell or dispose of such restricted stock award shares until they vest.

(2)	Based on an aggregate of 38,045,146 shares of HealthTronics common stock issued and outstanding as of June 8, 2009.
(3)	Based on the Schedule 13G/A filed with respect to HealthTronics on January 26, 2009. According to the Schedule 13G/A, various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of, HealthTronics. Also according to the Schedule 13G/A, the interest of one account, Royce Value Plus Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 3,358,000 shares of our common stock.
(4)	Based on the Schedule 13D/A filed with respect to HealthTronics on October 10, 2008, voting and investment power with respect to these shares are held solely by Prides Capital Partners, L.L.C. The managers and directors of Prides Capital Partners, L.L.C. are Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick and Charles E. McCarthy.
(5)	Based on the Schedule 13D filed with respect to HealthTronics on May 27, 2009. According to the Schedule 13D, the following are reporting persons: Blue TSV I, LTD. (sole voting and dispositive power with respect to 2,853,509 shares), BlueLine Capital Partners II, L.P. and BlueLine Partners, L.L.C. (address of 402 Railroad Avenue, Suite 201, Danville, California 94526) (shared voting and dispositive power with respect to 58,946 shares), and BlueLine Capital Partners III, L.P. and BlueLine Partners II, L.L.C. (address of 402 Railroad Avenue, Suite 201, Danville, California 94526) (shared voting and dispositive power with respect to 78,236 shares). According to the Schedule 13D, Blue TSV I, LTD. is an investment corporation, each of BlueLine Capital Partners II, L.P. and BlueLine Capital Partners III, L.P. is an investment partnership, and each of BlueLine Partners, L.L.C. (which is the sole general partner of BlueLine Capital Partners II, L.P.) and BlueLine Partners II, L.L.C. (which is the sole general partner of BlueLine Capital Partners III, L.P.) is an investment management firm that provides investment management services to private investment funds. Also according to the Schedule 13D, each reporting entity expressly disclaims beneficial ownership of any shares other than those reported as owned by it.
(6)	Based on the Schedule 13G/A filed with respect to HealthTronics on February 9, 2009, Dimensional Fund Advisors, LP (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serving as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over these shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. In such Schedule 13G, Dimensional disclaims beneficial ownership of such shares.
(7)	Based on the Schedule 13G/A filed with respect to HealthTronics on January 27, 2009. According to the Schedule 13G/A, the Schedule 13G/A was filed by Wells Fargo & Company on its own behalf and on behalf of the following subsidiaries: Wells Capital Management Incorporated (classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)), Wells Fargo Funds Management, LLC (classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)); Wells Fargo Bank, National Association (classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B)); and Wachovia Securities, LLC (classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)). Also according to the Schedule 13G/A, the aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership of such subsidiaries, and Wells Capital Management Incorporated (address: 525 Market Street, San Francisco, California 94105) beneficially owns 2,523,302 shares.
(8)	Based on a Form 4 filed by Mr. Goolsby with respect to HealthTronics on November 17, 2008. Mr. Goolsby resigned as our Executive Vice President and Chief Financial Officer effective on September 30, 2008.

BENEFICIAL OWNERSHIP OF ENDOCARE COMMON STOCK

The following table sets forth information known to Endocare with respect to the beneficial ownership of Endocare’s common stock as of June 8, 2009, unless otherwise noted, by:

•	each stockholder known to Endocare to own beneficially more than 5% of Endocare’s common stock;

•	each of Endocare’s directors;

•	each of Endocare’s current executive officers and its named executive officers for the year ended 2008; and

•	all of Endocare’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power relating to securities. Shares of common stock subject to options, warrants or convertible securities currently exercisable or exercisable within 60 days of June 8, 2009, are deemed to be outstanding for computing the percentage of the person holding such securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them. The information below is based on information supplied to Endocare by the executive officers, directors, certain stockholders and on Schedule 13Gs or 13Ds filed with the SEC. None of the directors, nominees or executive officers listed below owns any shares of Endocare common stock of record but not beneficially. Except as otherwise noted below, the address of each person or entity listed in the table is c/o Endocare, Inc., 201 Technology Drive, Irvine, California 92618.

Name And Address	Amount and Nature of Beneficial Ownership	Percentage of Total(1)
DIRECTORS AND EXECUTIVE OFFICERS
John R. Daniels, M.D.(2)	94,361	*
David L. Goldsmith(3)	24,334	*
Eric S. Kentor(4)	28,000	*
Thomas R. Testman(5)	33,335	*
Michael R. Rodriguez(6)	119,536	*
Clint B. Davis(7)	98,660	*
All current directors and executive officers as a group (6 persons)(8)	398,226	3.2%
FORMER EXECUTIVE OFFICERS
Craig T. Davenport(9)	87,648	*
Terrence A. Noonan(10)	102,540	*
STOCKHOLDERS OWNING MORE THAN 5% OF ENDOCARE’S STOCK
Frazier Healthcare V, L.P.(11)	1,721,915	14.4%
Two Union Square, 601 Union Street, Suite 3200 Seattle, Washington 98101
State of Wisconsin Investment Board(12)	1,101,832	9.2%
P.O. Box 7842 Madison, Wisconsin 53707
Black River Asset Management LLC and affiliates(13)	983,937	8.3%
12700 Whitewater Drive Minnetonka, Minnesota 55343
Goldman Capital Management Inc.(14)	773,920	6.5%
320 Park Avenue New York, New York 10022

*	Represents beneficial ownership of less than 1% of the class of securities.
(1)	As of June 8, 2009, there were 11,926,178 shares of Endocare’s common stock outstanding.
(2)	Consists of 41,101 outstanding shares, 26,668 shares subject to options that are exercisable within 60 days after June 8, 2009 and 26,592 shares underlying currently exercisable warrants. 36,101 of the outstanding shares and all of the warrants are held by Dr. Daniels and his wife AnnaMarie Daniels, as trustees of the Daniels Family Trust UTA 1993. 5,000 of the outstanding shares are held by Dr. Daniels and Dorothy A. Trulsen, as trustees of the Dorothy A. Trulsen Trust U/A 9/4/94.
(3)	Includes 500 shares held by Mr. Goldsmith, as trustee of the Leah Goldsmith Trust dated January 24, 1998, 250 shares held by Mr. Goldsmith, as trustee of the Aaron Goldsmith Trust, dated January 24, 1998, and 250 shares held by Aaron Goldsmith, Mr. Goldsmith’s son. Also includes 23,334 shares subject to options that are exercisable within 60 days after June 8, 2009.
(4)	Consists of 4,666 outstanding shares and 23,334 shares subject to options that are exercisable within 60 days after June 8, 2009. 666 of the outstanding shares are held by Mr. Kentor and his wife Adrienne T. Kentor, as trustees of the Kentor Trust, dated September 18, 2002.
(5)	Consists of (i) 5,000 outstanding shares held by Mr. Testman and his wife Jacqueline F. Testman, as trustees of the Testman Trust and (ii) 28,335 shares subject to options that are exercisable within 60 days after June 8, 2009.
(6)	Consists of (i) 13,633 outstanding shares held by The Michael R. and Helen L. Rodriguez Family Trust dated November 10, 1999 and (ii) 105,903 shares subject to options that are exercisable within 60 days after June 8, 2009.
(7)	Consists of (i) 25,744 outstanding shares and (ii) 72,916 shares subject to options that are exercisable within 60 days after June 8, 2009.
(8)	Consists of (i) 91,144 outstanding shares, (ii) 280,490 shares subject to options exercisable within 60 days after June 8 and (iii) 26,592 shares underlying currently exercisable warrants.
(9)	Includes 71,253 outstanding shares and 16,395 shares underlying currently exercisable warrants, which is based on Mr. Davenport’s beneficial ownership of Endocare common stock as of December 31, 2008.
(10)	Includes 25,872 outstanding shares and 76,668 shares subject to options that are exercisable within 60 days after June 8, 2009. On March 19, 2009, Mr. Noonan resigned from the positions of Interim Chief Executive Officer and Interim President for health reasons. On April 6, 2009, Mr. Noonan resigned from his position as a non-executive director.
(11)	The information is based on a Schedule 13D amendment filed with the SEC on November 14, 2008. The voting and disposition of the shares held by Frazier Healthcare V, L.P. is determined by FHM V, LLC, which is the general partner of FHM V, L.P., which is the general partner of Frazier Healthcare V, L.P. Alan Frazier, Nader Naini, Trevor Moody, Nathan Every, Patrick Heron, James Topper and Thomas Hodge are the members of FHM V, LLC and, therefore, share dispositive and voting power over the shares held by Frazier Healthcare V, L.P.
(12)	The information is as of January 30, 2009 and is based on a Schedule 13G/A filed with the SEC on January 30, 2009. The Schedule 13G/A indicates that the State of Wisconsin Investment Board has sole dispositive and voting power over all 1,101,832 shares.
(13)	The information is based on a Schedule 13G/A filed with the SEC on February 17, 2009. The Schedule 13G/A indicates that (i) Black River Asset Management LLC has dispositive and voting power over all 983,937 shares, and (ii) all of these shares are owned by Black River Long/Short Fund Ltd.
(14)	The information is as of January 6, 2009 and is based on a Schedule 13G filed with the SEC on January 7, 2009. The Schedule 13G indicates that Goldman Capital Management Inc. has sole voting power over all 773,920 shares.

BENEFICIAL OWNERSHIP OF THE COMBINED COMPANY

The following table sets forth certain information regarding beneficial ownership of HealthTronics Common Stock on a pro forma basis giving effect to the Offer and the Merger (based on the beneficial ownership of HealthTronics Common Stock and the Endocare Shares) as of June 8, 2009, unless otherwise noted, by:

(a) each person who is known by us that will own beneficially more than 5% of the outstanding shares of our common stock upon consummation of the Offer and the Merger,

(b) the directors currently serving and each individual who will serve on our board of directors upon consummation of the Offer and the Merger,

(c) each of our current executive officers and each individual who will serve as an executive officer of HealthTronics upon consummation of the Offer and the Merger, and

(d) all individuals who will serve as directors and executive officers of HealthTronics upon consummation of the Offer and the Merger, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Shares of common stock relating to options, warrants or convertible securities currently exercisable, or exercisable within 60 days of June 8, 2009, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. As of June 8, 2009, there were 38,045,146 shares of our common stock outstanding. The percentages in the table are based on 42,944,154 and 45,393,658 outstanding shares, which are the pro forma estimated number of outstanding shares immediately following closing of the Offer and the Merger assuming a 50%/50% stock and cash election and proration and a 75%/25% stock and cash election proration, respectively.

Unless otherwise indicated, we believe that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class 50/50(2)	Percent of Class 75/25(2)
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	4,355,432	(3)	10.1%	9.6%

Prides Capital Partners, L.L.C. et al 200 High Street, Suite 700 Boston, MA 02110	3,608,997	(4)	8.4%	7.9%

Blue TSV I, LTD. and related entities c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman, Cayman Islands KY1-1104	2,990,691	(5)	7.0%	6.6%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,829,104	(6)	6.6%	6.2%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	2,605,402	(7)	6.1%	5.7%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class 50/50(2)	Percent of Class 75/25(2)
Argil J. Wheelock, M.D.	1,126,796	2.6%	2.5%

James S.B. Whittenburg	1,037,438	2.4%	2.3%

R. Steven Hicks	620,312	1.4%	1.4%

Kenneth S. Shifrin	417,287	1.0%	1.0%

Scott Herz	308,768	*	*

Clayton H. Duncan	302,181	*	*

Donny R. Jackson	237,100	*	*

Timothy J. Lindgren	237,469	*	*

Richard A. Rusk	152,554	*	*

Directors and executive officers as a group (9 persons total)	4,439,904	10.3%	9.8%

*	Less than 1%
(1)	Includes (a) the following number of shares subject to options that are presently exercisable or exercisable within 60 days after March 20, 2009: Dr. Wheelock – 515,000; Mr. Whittenburg – 164,000; Mr. Hicks – 160,000; Mr. Shifrin – 190,000; Mr. Herz – 7,500; Mr. Jackson – 193,000; Mr. Lindgren – 190,000; Mr. Rusk – 41,000; and directors and executive officers as a group (9 persons total) – 1,460,500 and (b) the following number of shares representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are held in escrow by us pending vesting of such awards: Dr. Wheelock – 15,075; Mr. Whittenburg – 807,901; Mr. Hicks – 20,100; Mr. Shifrin – 17,587; Mr. Duncan – 258,474; Mr. Herz – 257,699; Mr. Jackson – 20,100; Mr. Lindgren – 17,587; Mr. Rusk – 91,250; and directors and executive officers as a group (9 persons total) – 1,505,773. Such persons do not have a right to sell or dispose of such restricted stock award shares until they vest.
(2)	Based on an aggregate of 42,944,154 and 45,393,658 outstanding shares of HealthTronics common stock, which are the pro forma estimated number of outstanding shares immediately following closing of the Offer and the Merger assuming a 50%/50% stock and cash election proration and a 75%/25% stock and cash election and proration, respectively.
(3)	Based on the Schedule 13G/A filed with respect to HealthTronics on January 26, 2009. According to the Schedule 13G/A, various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of, HealthTronics. Also according to the Schedule 13G/A, the interest of one account, Royce Value Plus Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 3,358,000 shares of our common stock.
(4)	Based on the Schedule 13D/A filed with respect to HealthTronics on October 10, 2008, voting and investment power with respect to these shares are held solely by Prides Capital Partners, L.L.C. The managers and directors of Prides Capital Partners, L.L.C. are Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick and Charles E. McCarthy.
(5)

Based on the Schedule 13D filed with respect to HealthTronics on May 27, 2009. According to the Schedule 13D, the following are reporting persons: Blue TSV I, LTD. (sole voting and dispositive power with respect to 2,853,509 shares), BlueLine Capital Partners II, L.P. and BlueLine Partners, L.L.C. (address of 402 Railroad Avenue, Suite 201, Danville, California 94526) (shared voting and dispositive power with respect to 58,946 shares), and BlueLine Capital Partners III, L.P. and BlueLine Partners II, L.L.C. (address of 402 Railroad Avenue, Suite 201, Danville, California 94526) (shared voting and dispositive power with respect to 78,236 shares). According to the Schedule 13D, Blue TSV I, LTD. is an investment corporation, each of BlueLine Capital Partners II, L.P. and BlueLine Capital Partners III, L.P. is an investment partnership, and each of BlueLine Partners, L.L.C. (which is the sole general partner of BlueLine Capital Partners II, L.P.) and BlueLine Partners II, L.L.C. (which is the sole general partner of BlueLine Capital Partners III, L.P.) is an investment management firm that provides investment management services to private investment funds. Also according to the Schedule 13D, each reporting entity expressly disclaims beneficial ownership of any shares other than those reported as owned by it.

(6)	Based on the Schedule 13G/A filed with respect to HealthTronics on February 9, 2009, Dimensional Fund Advisors, LP (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serving as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over these shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. In such Schedule 13G, Dimensional disclaims beneficial ownership of such shares.
(7)	Based on the Schedule 13G/A filed with respect to HealthTronics on January 27, 2009. According to the Schedule 13G/A, the Schedule 13G/A was filed by Wells Fargo & Company on its own behalf and on behalf of the following subsidiaries: Wells Capital Management Incorporated (classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)), Wells Fargo Funds Management, LLC (classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)); Wells Fargo Bank, National Association (classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B)); and Wachovia Securities, LLC (classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)). Also according to the Schedule 13G/A, the aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership of such subsidiaries, and Wells Capital Management Incorporated (address: 525 Market Street, San Francisco, California 94105) beneficially owns 2,523,302 shares.

LEGAL MATTERS

The validity of the HealthTronics Common Stock offered by this prospectus will be passed upon for HealthTronics by Miller & Martin PLLC, Atlanta, Georgia. Additionally, Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California, has rendered an opinion concerning the federal income tax consequences of the Offer and the Merger.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited HealthTronics, Inc.’s consolidated financial statements, at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, as set forth in their report. HealthTronics has included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts of accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Endocare, Inc.’s consolidated financial statements and schedule, at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements). Endocare has included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts of accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of HealthTronics, Inc.:

We have audited the accompanying consolidated balance sheets of HealthTronics, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthTronics, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for income taxes to conform to Financial Accounting Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in Note O to the consolidated financial statements, the Company retrospectively adopted the presentation and disclosure requirements of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HealthTronics, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Austin, Texas

March 4, 2009, except for

Note O as to which the date is

June 12, 2009

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
($ in thousands, except per share data)	2008	2007	2006
Revenue:
Urology Services	$145,265	$122,736	$123,265
Medical Products	20,389	17,101	19,080
Other	288	581	546

Total revenue	165,942	140,418	142,891

Cost of services and general and administrative expenses:
Urology Services	65,185	53,490	51,262
Medical Products	10,494	11,225	16,797
Selling, general and administrative	20,006	15,884	20,298
Impairment charges	144,000	20,800	20,600
Depreciation and amortization	12,363	11,107	11,275

	252,048	112,506	120,232

Operating income	(86,106)	27,912	22,659

Other income (expenses):
Interest and dividends	1,233	1,146	755
Interest expense	(1,077)	(829)	(1,146)

	156	317	(391)

Income (loss) from continuing operations before provision for income taxes	(85,950)	28,229	22,268

Benefit for income taxes	(11,516)	(2,854)	(4,563)

Income (loss) from continuing operations	(74,434)	31,083	26,831

Income (loss) from discontinued operations, net of tax	—	(147)	25,129

Consolidated net income (loss)	(74,434)	30,936	51,960

Less: Net income attributable to noncontrolling interest	(54,259)	(45,568)	(43,277)

Net income (loss) attributable to HealthTronics, Inc.	$(128,693)	$(14,632)	$8,683

Basic earnings per share attributable to HealthTronics, Inc.:
Loss from continuing operations attributable to HealthTronics, Inc.	$(3.53)	$(0.41)	$(0.47)
Income from discontinued operations attributable to HealthTronics, Inc.	$—	$—	$0.72

Net income (loss) attributable to HealthTronics, Inc.	$(3.53)	$(0.41)	$0.25

Weighted average shares outstanding	36,499	35,421	35,157

Diluted earnings per share attributable to HealthTronics, Inc.:
Loss from continuing operations attributable to HealthTronics, Inc.	$(3.53)	$(0.41)	$(0.47)
Income from discontinued operations attributable to HealthTronics, Inc.	$—	$—	$0.72

Net income (loss) attributable to HealthTronics, Inc.	$(3.53)	$(0.41)	$0.25

Weighted average shares outstanding	36,499	35,421	35,347

Amounts attributable to HealthTronics, Inc.:
Loss from continuing operations, net of tax	$(128,693)	$(14,485)	$(16,446)
Income (loss) from discontinued operations, net of tax	—	(147)	25,129

Net income (loss) attributable to HealthTronics, Inc.	$(128,693)	$(14,632)	$8,683

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
($ in thousands)	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$22,854	$25,198
Accounts receivable, less allowance for doubtful accounts of $2,485 in 2008 and $2,368 in 2007	27,687	21,889
Other receivables	1,410	2,703
Deferred income taxes	—	12,547
Prepaid expenses and other current assets	2,895	1,656
Inventory	8,843	10,221

Total current assets	63,689	74,214

Property and equipment:
Equipment, furniture and fixtures	55,050	47,751
Building and leasehold improvements	8,254	12,437

	63,304	60,188

Less accumulated depreciation and amortization	(30,535)	(27,169)

Property and equipment, net	32,769	33,019

Other investments	1,819	1,353
Goodwill, at cost	93,620	217,505
Intangible assets	40,278	5,220
Other noncurrent assets	2,211	4,745

	$234,386	$336,056

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

	December 31,
($ in thousands, except share data)	2008	2007
LIABILITIES

Current liabilities:
Current portion of long-term debt	$2,490	$4,332
Accounts payable	6,468	5,859
Accrued distributions to noncontrolling interests	95	226
Accrued expenses	9,221	7,275

Total current liabilities	18,274	17,692

Long-term debt, net of current portion	43,897	4,194
Other long term obligations	1,765	75
Deferred income taxes	3,355	30,024

Total liabilities	67,291	51,985

STOCKHOLDERS’ EQUITY

Preferred stock, $.01 par value, 30,000,000 shares authorized: none outstanding	—	—
Common stock, no par value, 70,000,000 authorized: 39,494,314 issued and 37,618,206 outstanding in 2008; 35,610,236 issued and 35,560,097 outstanding in 2007	211,667	202,049
Accumulated earnings (deficit)	(87,852)	40,841
Treasury stock, at cost, 1,876,108 shares in 2008 and 50,139 shares in 2007	(4,443)	(472)

Total HealthTronics, Inc. stockholders’ equity	119,372	242,418

Noncontrolling interest	47,723	41,653

Total Equity	167,095	284,071

	$234,386	$336,056

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2008, 2007 and 2006

	Issued Common Stock		Accumulated Earnings (Deficit)	Treasury Stock		Non- Controlling Interest	Total
($ in thousands, except share data)	Shares	Amount		Shares	Amount
Balance, December 31, 2005	35,010,656	$196,080	$46,790	(143,921)	$(1,388)	$33,549	$275,031
Net income	—	—	8,683	—	—	43,277	51,960
Distributions paid to noncontrolling interest	—	—	—	—	—	(46,407)	(46,407)
Sale of subsidiary interest to noncontrolling interest	—	—	—	—	—	2,867	2,867
Purchase of subsidiary interest from noncontrolling interest	—	—	—	—	—	(3,182)	(3,182)
Purchase of treasury stock	—	—	—	(10,000)	(73)	—	(73)
Contribution of treasury stock	—	—	—	58,516	564	—	564
Issuance of stock for acquisitions	166,666	1,095	—	—	—	—	1,095
Exercise of stock options, including tax benefit totaling $69	297,914	1,978	—	—	—	—	1,978
Share-based compensation	—	1,788	—	—	—	—	1,788

Balance, December 31, 2006	35,475,236	200,941	55,473	(95,405)	(897)	30,104	285,621
Net income (loss)	—	—	(14,632)	—	—	45,568	30,936
Distributions paid to noncontrolling interest	—	—	—	—	—	(35,211)	(35,211)
Sale of subsidiary interest to noncontrolling interest	—	—	—	—	—	3,248	3,248
Purchase of subsidiary interest from noncontrolling interest	—	—	—	—	—	(2,056)	(2,056)
Contribution of treasury stock	—	—	—	45,266	425	—	425
Share-based compensation	135,000	1,108	—	—	—	—	1,108

Balance, December 31, 2007	35,610,236	202,049	40,841	(50,139)	(472)	41,653	284,071
Net income (loss)	—	—	(128,693)	—	—	54,259	(74,434)
Distributions paid to noncontrolling interest	—	—	—	—	—	(53,626)	(53,626)
Sale of subsidiary interest to noncontrolling interest	—	—	—	—	—	6,724	6,724
Purchase of subsidiary interest from noncontrolling interest	—	—	—	—	—	(1,287)	(1,287)
Purchase of treasury stock	—	—	—	(1,763,580)	(3,971)	—	(3,971)
Issuance of stock for acquisitions	1,987,486	6,737	—	—	—	—	6,737
Share-based compensation	1,896,592	2,881	—	(62,389)	—	—	2,881

Balance, December 31, 2008	39,494,314	$211,667	$(87,852)	(1,876,108)	$(4,443)	$47,723	$167,095

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
($ in thousands)	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Fee and other revenue collected	$167,865	$144,821	$146,658
Cash paid to employees, suppliers of goods and others	(95,939)	(82,361)	(83,235)
Interest received	1,233	1,146	755
Interest paid	(990)	(835)	(1,296)
Taxes paid	(1,324)	(538)	(475)
Discontinued operations	—	(356)	(13,515)

Net cash provided by operating activities	70,845	61,877	48,892

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of entities, net of cash acquired	(49,487)	(11,829)	—
Purchases of equipment and leasehold improvements	(11,779)	(9,469)	(11,902)
Proceeds from sales of assets	9,165	1,224	1,365
Other	(210)	(18)	(25)
Discontinued operations	—	1,335	138,971

Net cash (used in) provided by investing activities	(52,311)	(18,757)	128,409

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	51,747	2,546	4,657
Payments on notes payable, exclusive of interest	(14,508)	(5,760)	(134,257)
Distributions to noncontrolling interest	(53,757)	(42,736)	(46,969)
Contributions by noncontrolling interest, net of buyouts	(389)	389	(314)
Exercise of stock options	—	—	1,907
Purchase of treasury stock	(3,971)	—	(73)
Discontinued operations	—	(20)	(320)

Net cash used in financing activities	(20,878)	(45,581)	(175,369)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,344)	(2,461)	1,932

Cash and cash equivalents, beginning of period, includes cash from discontinued operations of $(198) and $4,650 for 2007 and 2006, respectively	25,198	27,659	25,727

Cash and cash equivalents, end of period, includes cash from discontinued operations of $(198) for 2006	$22,854	$25,198	$27,659

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Years Ended December 31,
($ in thousands)	2008	2007	2006
Reconciliation of consolidated net income to net cash provided by operating activities:
Consolidated net income (loss)	$(74,434)	$30,936	$51,960
Adjustments to reconcile consolidated net income (loss) to cash provided by operating activities:
Depreciation and amortization	12,363	11,107	11,275
Provision for uncollectible accounts	145	(108)	581
Provision for deferred income taxes	(12,180)	(624)	(4,997)
Non-cash share-based compensation	2,881	1,534	2,352
Impairment charges	144,000	20,800	20,600
Other	(1,112)	70	(636)
Discontinued Operations	—	(117)	(38,643)
Changes in operating assets and liabilities, net of effect of purchase transactions:
Accounts receivable	(1,360)	1,008	1,821
Other receivables	1,399	(1,124)	2,094
Other assets	1,142	2,026	1,036
Accounts payable	(1,314)	(579)	482
Accrued expenses	(685)	(3,052)	967

Total adjustments	145,279	30,941	(3,068)

Net cash provided by operating activities	$70,845	$61,877	$48,892

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Years Ended December 31,
($ in thousands)	2008	2007	2006
SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

At December 31, the Company had accrued distributions payable to noncontrolling interest. The effect of this transaction was as follows:
Current liabilities increased by	$95	$226	$7,687
Noncontrolling interest decreased by	95	226	7,687

In 2008, the Company acquired three lithotripsy partnerships, a cryosurgical company, a pathology lab and an IGRT services operation. The net assets and liabilities acquired/sold were as follows:
Current assets increased by	6,456	—	—
Noncurrent assets increased by	3,812	—	—
Goodwill increased by	26,995	—	—
Current liabilities increased by	4,941	—	—
Other long-term obligations decreased by	906	—	—
Noncontrolling interest increased by	5,825	—	—

In 2007, the Company acquired two lithotripsy partnerships and sold three lithotripsy partnerships. The net assets and liabilities acquired/sold were as follows:
Current assets increased by	—	580	—
Noncurrent assets increased by	—	1,816	—
Goodwill increased by	—	9,044	—
Current liabilities increased by	—	380	—
Other long-term obligations decreased by	—	354	—
Noncontrolling interest increased by	—	802	—

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	ORGANIZATION AND OPERATION OF THE COMPANY

We provide healthcare services and manufacture medical devices, primarily for the urology community. Prior to July 31, 2006, we also designed and manufactured trailers and coaches that transport high technology medical devices and equipment for mobile command and control centers and the media and broadcast industry.

We are headquartered in Austin, Texas and provide urology services in approximately 46 states.

On June 22, 2006, we and AK Acquisition Corp., a wholly-owned subsidiary of Oshkosh Truck Corporation (“Oshkosh”), entered into an Interest and Stock Purchase Agreement pursuant to which Oshkosh agreed to acquire our specialty vehicle manufacturing segment for $140 million in cash. We completed this sale on July 31, 2006. Accordingly, we have included our specialty vehicle manufacturing segment in discontinued operations in the accompanying consolidated financial statements.

During the fourth quarter of 2006, we also sold our cryosurgery operations, committed to a plan to sell our Rocky Mountain Prostate business and announced our decision to discontinue our involvement in the clinical trials of the Ablatherm device. Accordingly, all of these activities have been reflected as discontinued operations in the accompanying consolidated financial statements. In September 2007, we completed the sale of our Rocky Mountain Prostate business.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of the Company, our wholly-owned subsidiaries, and entities more than 50% owned and limited partnerships or limited liability corporations (LLCs) where we, as the general partner or managing member, exercise effective control, even though our ownership is less than 50%. The related agreements provide for broad powers by us. The other parties do not participate in the management of the entity and do not have the substantial ability to remove us. In accordance with Financial Accounting Standards Board (FASB) Interpretation 46R, Consolidation of Variable Interest Entities (VIE), an Interpretation of ARB No. 51 (FIN 46), we have determined that one of our consolidated partnerships, and in which we have a 20% interest, has related party relationships with two VIEs and has consolidated those entities. Investments in entities in which our investment is less than 50% ownership and we do not have significant control are accounted for by the equity method if ownership is between 20%–50%, or by the cost method if ownership is less than 20%. All significant intercompany accounts and transactions have been eliminated.

Cash Equivalents

We consider as cash equivalents demand deposits and all short-term investments with a maturity at date of purchase of three months or less.

Property and Equipment

Property and equipment are stated at cost. Major betterments are capitalized while normal maintenance and repairs are charged to operations. Depreciation is computed by the straight-line method using estimated useful lives of three to twenty years. Leasehold improvements are generally amortized over ten years or the term of the lease, whichever is shorter. When assets are sold or retired, the corresponding cost and accumulated depreciation or amortization are removed from the related accounts and any gain or loss is credited or charged to operations. Depreciation expense for property and equipment was $11,076,000, $10,079,000 and $9,844,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of long-lived assets

We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill and Other Intangible Assets

We record as goodwill the excess of the purchase price over the fair value of the net assets associated with acquired businesses. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. We have two reporting units, urology services and medical products. We test for impairment of goodwill at least annually, during the fourth quarter, at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of the reporting units are estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. Because we have recognized goodwill based only on our controlling interest, the fair value of each reporting unit also relates only to our controlling interest. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Revenue Recognition

Our revenue recognition policies are in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, SAB No. 104, Revenue Recognition, and other authoritative accounting literature. In the case of arrangements which require significant production, modification or customization of products, we follow the guidance in the AICPA Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production Type Contracts, whereby we apply the completed contract method, since all our contracts are of a short-term nature. After the sale of our specialty vehicles manufacturing segment in July 2006, we no longer have any sale arrangements which follow SOP 81-1.

Our fees for urology services are recorded when the procedure is performed and are based on a contracted rate with a hospital (wholesale contract) or based on a contractual rate with commercial insurance carriers (retail contract), individual or state and federal health care agencies, net of contractual fee reduction. Management fees from limited partnerships are recorded monthly when earned. Distributions from cost basis investments are recorded when received and totaled $1,508,000, $1,321,000 and $1,005,000 in 2008, 2007 and 2006, respectively.

Sales of medical devices including related accessories (which started in February 2004 with the acquisition of Medstone International, Inc. (“Medstone”) are recorded when delivered to the customer and any trial period

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ends. There are no post-shipment obligations after revenue is recognized except a possible maintenance equipment contract. If the sale includes maintenance services over a period of time, we defer the fair value of the maintenance services and recognize it ratably over the contract period. Fair value of undelivered elements is determined based on prices when the items are sold separately. Licensing fees (which started with the acquisition of Medstone in February 2004) are recorded when the related lithotripsy procedure is performed on the equipment we sold to third parties; leasing fees and revenues from maintenance contracts are recorded monthly as the related services are provided; sales of consumable products are recorded when delivered to the customer. We provide anatomical pathology services primarily to the urology market place. Revenues from these services are recorded when the related laboratory procedures are performed. IGRT technical services are billed monthly and the related revenues are recognized as the related services are provided.

Prior to the sale of our specialty vehicle manufacturing segment on July 31, 2006, revenue from the manufacture of trailers where we had a customer contract prior to beginning production was recognized when the project was substantially complete. Substantially complete was when the following had occurred (1) all significant work on the project was done; (2) the specifications under the contract had been met; and (3) no significant risks remained. Revenue from the manufacture of trailers built to an OEM’s forecast was recognized upon delivery. Costs incurred, which primarily consist of labor and materials, on uncompleted projects were capitalized as work in process. Provisions for estimated losses on uncompleted projects were made in the period in which the losses were determined.

Major Customers and Credit Concentrations

For the years ending December 31, 2008, 2007 and 2006, we had no customers who exceeded 10% of consolidated revenues. Concentrations of credit risk with respect to cash relate to deposits held with banks in excess of insurance provided. Generally, these deposits may be redeemed upon demand and, therefore, in the opinion of management, bear minimal risk. Concentrations of credit risk with respect to receivables are limited due to the wide variety of customers, as well as their dispersion across many geographic areas. Other than as disclosed below, we do not consider ourselves to have any significant concentrations of credit risk. At December 31, 2008, approximately 16% of accounts receivable relate to units operating in New York, 6% relate to units in Florida, 5% relate to units operating in Virginia, 5% relate to units operating in Minnesota, 5% related to units in Louisiana, and 5% relate to units in Indiana. At December 31, 2007, approximately 28% of accounts receivable relate to units operating in New York, 7% relate to units in Louisiana, 6% relate to units operating in Florida, 6% related to units in Indiana, and 5% each relate to units in Texas and Minnesota.

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accounts Receivable

Accounts receivable are recorded based on revenues, net of contractual fee reductions and less an estimated allowance for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts. We regularly review the allowance by considering factors such as historical

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The following is a summary of accounts receivable allowances:

($ in thousands)	Balance at Beginning of Year	Costs and Expenses	Deductions	Other	Balance at End of Year
Allowance for Doubtful Accounts:

2008	$2,368	$285	$(140)	$(28)	$2,485
2007	$2,166	$329	$(437)	$310	$2,368
2006	$1,491	$776	$(195)	$94	$2,166

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the average cost method. Certain components that meet our manufacturing requirements are only available from a limited number of suppliers. The inability to obtain components as required or to develop alternative sources, if and as required in the future, could result in delays or reduction in product shipments, which in turn could have a material adverse effect on our manufacturing business, financial condition and results of operations.

As of December 31, 2008 and 2007, inventory consists of the following (in thousands):

	2008	2007
Raw Materials	$5,993	$6,144
Finished Goods	2,850	4,077

	$8,843	$10,221

Stock-Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock option grants based on estimated fair values. SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the award’s portion that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of SFAS No. 123(R), we accounted for share- based awards to employees and directors using the intrinsic valued method in accordance with Accounting Principles Board Opinion (“APB”) No. 25 as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, share-based compensation expense was only recognized by us if the exercise price of the stock option was less than the fair market value of the underlying stock at the date of grant.

We have elected to use the modified prospective application method whereby SFAS No. 123(R) applies to new awards, the unvested portion of existing awards and to awards modified, repurchased or canceled after the effective date.

Debt Issuance Costs

We expense debt issuance costs as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising costs

Costs related to advertising are expensed as incurred.

Research and Development

Research and development costs are expensed as incurred and are not material in any of the periods presented.

Estimates Used to Prepare Consolidated Financial Statements

Management uses estimates and assumptions in preparing financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the consolidated financial statements.

Earnings Per Share

Basic earnings per share is based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options and warrants. A reconciliation of such earnings per share data is as follows:

(In thousands, except per share data)	Net Income (loss) attributable to HealthTronics, Inc.	Wtd. Avg. No. of Shares	Per Share Amounts
For the year ended December 31, 2008

Basic	$(128,693)	36,499	$(3.53)
Effect of dilutive securities:
Options and non-vested shares

Diluted	$(128,693)	36,499	$(3.53)

For the year ended December 31, 2007

Basic	$(14,632)	35,421	$(0.41)
Effect of dilutive securities:
Options and non-vested shares		—

Diluted	$(14,632)	35,421	$(0.41)

For the year ended December 31, 2006

Basic	$8,683	35,157	$0.25
Effect of dilutive securities:
Options		190

Diluted	$8,683	35,347	$0.25

Unexercised employee stock options and non-vested shares to purchase 2,783,000, 3,329,000 and 3,223,000 shares of our common stock as of December 31, 2008, 2007 and 2006, respectively, were not included in the computations of diluted EPS because the exercise prices were greater than the average market price of our common stock during the respective periods or we had a net loss in the respective period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recently Issued Pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Based on our current operations, we do not expect that the adoption of FSP 142-3 will have a material impact on our financial position or results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162 (“SFAS 162”), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Based on our current operations, we do not expect that the adoption of SFAS 162 will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations”, (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, including goodwill, the liabilities assumed and any non-controlling interest in the acquiree. The Statement also establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of adopting SFAS 141R will be dependent on the future business combinations that we may pursue after its effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income. This Statement clarifies that after control is obtained, transactions which change ownership but do not result in a loss of control are accounted for as equity transactions. Prior to this Statement being issued, decreases in a parent’s ownership interest in a subsidiary could be accounted for as equity transactions or as transactions with gain or loss recognition in the income statement. A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation would result in a gain or loss in net income. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. The adoption of SFAS 160 will revise our presentation of consolidated financial statements and further impact will be dependent on our future changes in ownership in subsidiaries after the effective date.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting to many financial instruments and certain other items. The fair value option is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments

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that it elects not to measure based on fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In December 2007, the FASB released a proposed FASB Staff Position (FSP FAS 157-b—Effective Date of FASB Statement No. 157) which, if adopted as proposed, would delay the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In February 2008, the FASB issued FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157” (the “FSP”). The FSP delayed, for one year, the effective date of FAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements on at least an annual basis. The implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material impact on our consolidated financial position and results of operations.

C.	GOODWILL AND OTHER INTANGIBLE ASSETS

We adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. Under this standard, we no longer amortize goodwill and indefinite life intangible assets, but those assets are subject to annual impairment tests. As of December 31, 2008, we had $4 million in indefinite life intangible assets related to the HealthTronics brand name. Intangible assets with finite lives consisted primarily of $34.6 million related to our IGRT services contract, and $1.7 million related to two non-compete agreements, hospital contracts and patents at December 31, 2008. The agreements will continue to be amortized over their useful lives.

The net carrying value of goodwill as of December 31, 2008 and 2007 is comprised of the following:

(in thousands)	Total	Urology Services	Medical Products
Balance, December 31, 2006	$229,261	$220,142	$9,119
Additions	11,735	11,735	—
Deletions	(2,691)	(2,691)	—
Impairments	(20,800)	(20,800)	—

Balance, December 31, 2007	$217,505	$208,386	$9,119
Additions	26,995	19,164	7,831
Deletions	(6,880)	(6,880)	—
Impairments	(144,000)	(144,000)	—

Balance, December 31, 2008	$93,620	$76,670	$16,950

In the fourth quarter of 2008, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $144 million. Although our core operations remain stable and reflect growth over the prior year, we adjusted certain assumptions in our discounted cash flow model to address the recent declines in our market capitalization, which had fallen significantly below our consolidated net assets. In addition, the market comparables component of our impairment test was negatively impacted by the current global economic crisis and global decline in the stock markets. In the fourth quarter of 2007, in connection with our annual goodwill impairment test, we recorded an impairment to our urology services segment goodwill totaling $20.8 million. This impairment was due to a decrease in our estimated future

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

discounted cash flows for this segment. This decrease was primarily caused by lower projected growth rates for our laser operations as well as the timing of certain future growth for our IGRT operations.

We record as goodwill the excess of the purchase price over the fair value of the net assets associated with acquired businesses. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. We have two reporting units, urology services and medical products. We test for impairment of goodwill at least annually, during the fourth quarter, at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. Because we have recognized goodwill based only on our controlling interest, the fair value of each reporting unit also relates only to our controlling interest.

If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Our discounted cash flow projections for each reporting unit were based on five-year financial forecasts. The five-year forecasts were based on annual financial forecasts developed internally by management for use in managing our business and through discussions with an independent valuation firm engaged by us. For our December 31, 2008 forecast, the significant assumptions of these five-year forecasts included annual revenue growth rates ranging from 2.9% to 4.5% and from 10.4% to 20% for the urology services and medical products reporting units, respectively. The future cash flows were discounted to present value using a mid-year convention and a discount rate of 13% for the urology services and the medical products reporting units. Terminal values for both reporting units were calculated using a Gordon growth methodology with a long-term growth rate of 3.0%. The future terminal values of the urology services and medical products reporting units were $153 million and $61 million respectively at December 31, 2008.

For our December 31, 2007 forecast, the significant assumptions of the five-year forecasts included annual revenue growth rates ranging from 5.6% to 11% and from 9.8% to 18.3% for the urology services and medical products reporting units, respectively. The future cash flows for 2007 were discounted to present value using a mid-year convention and a discount rate of 11% for the urology services reporting unit and 12.0% for the medical products reporting unit. Terminal values for both reporting units were calculated using a Gordon growth methodology with a long-term growth rate of 5.0%. The future terminal values of the urology services and medical products reporting units were $284 million and $45 million respectively at December 31, 2007.

The significant assumptions used in determining fair values of reporting units using comparable company market values include the determination of appropriate market comparables, the estimated multiples of revenue, EBIT, and EBITDA a willing buyer is likely to pay, and the estimated control premium a willing buyer is likely to pay.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets as of December 31, 2008 and 2007, subject to amortization expense, are comprised of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net
December 31, 2008
Urology Services	$36,655	$1,493	$35,162
Medical Products	2,341	1,225	1,116

Total	$38,996	$2,718	$36,278

December 31, 2007
Urology Services	$2,590	$1,759	$831
Medical Products	2,776	2,387	389

Total	$5,366	$4,146	$1,220

Amortization expense for other intangible assets with finite lives was $1,286,000, $1,028,000 and $1,431,000 for the years ended December 31, 2008, 2007 and 2006, respectively. We estimate annual amortization expense for each of the five succeeding fiscal years as follows (in thousands):

Year	Amount
2009	$2,392
2010	2,241
2011	1,971
2012	1,905
2013	1,753
Thereafter	26,016

D.	ACQUISITIONS

On October 10, 2008, we entered into a Stock Purchase Agreement with Atlantic Urological Associates (“AUA”), pursuant to which we purchased the outstanding shares of capital stock of Ocean Radiation Therapy, Inc., a wholly-owned subsidiary of AUA (“Ocean”), for a purchase price of approximately $35 million in cash. Ocean provides image guided radiation therapy (“IGRT”) technical services to AUA’s IGRT cancer treatment center. The Ocean entity was formed concurrent with and as a result of the purchase. Ocean’s only asset was the IGRT services agreement valued at approximately $35 million which is recorded in intangible assets. We have estimated that this service agreement has a 20 year useful life and we are amortizing that asset over that life.

On July 15, 2008, we acquired UroPath, LLC (“UroPath”) for $7.5 million in cash. Founded in 2003, UroPath is a leading provider of anatomical pathology laboratory services in the U.S. with locations in Florida, Texas, and Pennsylvania. Based on our preliminary allocation of the purchase price, we recorded approximately $7.4 million of goodwill related to this transaction, all of which is tax deductible.

On April 17, 2008, we completed the acquisition of Advance Medical Partners, Inc. (“AMPI”) pursuant to the Stock Purchase Agreement dated March 18, 2008 between us, Litho Management, Inc., AMPI and the stockholders of AMPI. Founded in 2003, AMPI is a leading provider of urological cryosurgery services in the U.S. with operations in 46 states. We acquired the outstanding shares of capital stock of AMPI (other than shares already held by us) for an aggregate purchase price of approximately $13 million, consisting of $6.9 million in cash and approximately 1.8 million shares of our common stock, plus a two-year earn-out based on the future

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achievement of EBITDA. We determined the value of our common stock by using an average closing price for the two trading days prior to and after the public announcement of the merger. Based upon our preliminary allocation of the purchase price, we recognized $12.3 million of goodwill related to this transaction, all of which is not tax deductible.

In 2008, we purchased three partnerships, increased our ownership in three existing partnerships and purchased a small service company for an aggregate purchase price of approximately $6.4 million. We recorded approximately $7.2 million of goodwill related to these transactions, all of which is tax deductible.

Effective April 28, 2007, we acquired a 21% general partner interest in Keystone Mobile Partners, L.P. (“Keystone”) and an additional 14% limited partner interest in Keystone for an aggregate purchase price of approximately $6.8 million plus certain additional cash consideration to be paid depending on the number of limited partner units sold by us in a post-closing offering of such units, plus certain earnouts. In August 2007, we completed our post-closing offering of the limited partner units and paid an additional $934,000. Keystone provides lithotripsy services to the Greater Philadelphia and eastern Pennsylvania area. We recorded approximately $8 million of goodwill related to this transaction, all of which is tax deductible.

In 2007, we increased our ownership in two partnerships for an aggregate purchase price of approximately $4 million. We recorded approximately $3.6 million of goodwill related to these transactions, all of which is tax deductible.

Our unaudited proforma combined income data for the periods ended December 31, 2008 and 2007, assuming the acquisitions were effective January 1, of each year, is as follows:

($ in thousands, except per share data)	2008	2007
Total revenues	$182,750	$185,904
Total expenses	309,942	196,977
Discontinued Operations	—	(147)

Net income (loss) attributable to HealthTronics, Inc.	$(127,192)	$(11,220)

Diluted earnings per share	$(3.42)	$(0.30)

E.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of our significant financial instruments as of December 31, 2008 and 2007 are as follows:

	2008		2007
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$22,854	$22,854	$25,198	$25,198
Warrants/Common Stock	290	290	450	360

Financial liabilities:
Debt	$46,387	$46,387	$8,526	$8,526
Other long-term obligations	1,765	1,727	75	67

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following methods and assumptions were used by us in estimating our fair value disclosures for financial instruments.

Cash and Cash Equivalents

The carrying amounts for cash and cash equivalents approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

Debt

The debt has a floating rate, therefore, the carrying value of the debt at December 31, 2008 and 2007 approximates fair value.

Other Long-Term Obligations

At December 31, 2008, as part of our acquisition of Medstone International Inc. in February 2004, we had an obligation totaling $8,334 related to payments to an employee for $4,167 per month continuing until February 28, 2009 as consideration for a noncompetition agreement. We have an obligation totaling $60,000 related to payments of $3,333 a month until June 15, 2010 as consideration for a noncompetition agreement with a previous employee of our Medical Products division. At December 31, 2008 we had $1,242,000 in long term deferred rent related to leaseholds at our new corporate office space in Austin, Texas. We are amortizing this deferred rent at a rate of $18,136 per month. At December 31, 2008, we had an obligation totaling $500,000 for restructuring costs related to the vacating of two leased properties. Lease payments, net of the projected sublease income, totaling $100,000 will continue until September 30, 2010. Lease payments, net of projected sublease income, totaling $400,000 will continue until October 3, 2010. Leases have been recorded at fair value. We estimated the fair value of the noncompete payments based on discounted cash flows, which is a level three analysis.

Warrants

In November, 2006, we announced our decision to discontinue our involvement in the clinical trials of the Ablatherm device manufactured by EDAP TMS S.A. (EDAP). This decision results in our forfeiting the exclusive rights to distribute such device in the United States, when and if a Pre-Market Approval of such device is granted by the FDA and forfeits our rights to vest in additional warrants to EDAP common stock. We have accordingly included our costs related to the clinical trials of High Intensity Focused Ultrasound (“HIFU”) in discontinued operations in the accompanying condensed consolidated statements of income. During 2007, we exercised these warrants and now own 200,000 shares of EDAP common stock. The warrants have been valued based on a quoted market price, which is a level one analysis.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

F.	ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
($ in thousands)	2008	2007
Accrued group insurance costs	$304	$393
Compensation and payroll related expense	3,339	3,840
Accrued interest	94	7
Accrued taxes	613	871
Accrued professional fees	317	170
Unearned revenues	1,181	913
Deferred Rent	396	—
Other	2,977	1,081

	$9,221	$7,275

G.	INDEBTEDNESS

Long-term debt is as follows:

($ in thousands)		December 31,
Interest Rates	Maturities	2008	2007
Floating	2007-2012	$41,528	$2,394
4% – 9%	2007-2012	4,859	6,132

		$46,387	$8,526
Less current portion of long-term debt		2,490	4,332

		$43,897	$4,194

Senior Credit Facility

In March 2005, we refinanced our then existing revolving credit facility with a $175 million senior credit facility comprised of a five year $50 million revolver due in March 2010 and a $125 million senior secured term loan B (“term loan B”), due 2011. In April 2005, we used the proceeds from the new term loan B to redeem our $100 million of 8.75% unsecured senior subordinated notes and reduce the amounts outstanding under our new revolving credit facility. On April 14, 2008, we amended our senior credit facility to increase the revolving line of credit from $50 million to $60 million. On October 10, 2008, we amended our senior credit facility, to increase the dollar amount of permitted acquisitions under the acquisitions negative covenant from $30 million to $48 million during any twelve month period commencing on or after April 18, 2008 and prior to March 31, 2009.

This loan bore interest at a variable rate equal to LIBOR + 1.25 to 2.25% or prime + .25 to 1.25%. We were required to make quarterly principal payments in connection with the term loan B of $312,500 until February 2010, when quarterly payments would have increased to $29.7 million. On July 31, 2006, we used a portion of the proceeds from the sale of our specialty vehicle manufacturing segment to repay the term loan B in full. As of December 31, 2008, we have drawn $41 million on the revolver. Our senior credit facility contains covenants that, among other things, limit our ability to incur debt, create liens, make investments, sell assets, pay dividends, make capital expenditures, make restricted payments, enter into transactions with affiliates, and make acquisitions. In addition, our facility requires us to maintain certain financial ratios. Our assets and the stock of

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our subsidiaries collateralize the revolving credit facility. We were in compliance with the covenants under our senior credit facility as of December 31, 2008.

Other long term debt

As of December 31, 2008, we had notes totaling $5.4 million related to equipment purchased by our limited partnerships, which indebtedness we believe will be repaid from the cash flows of the partnerships. They bear interest at either a fixed rate of four to nine percent or LIBOR or prime plus a certain premium and are due over the next four years.

The stated principal repayments for all indebtedness as of December 31, 2008 are payable as follows (in thousands):

Year	Amount
2009	$2,490
2010	42,680
2011	679
2012	145
2013	9
Thereafter	384

H.	COMMITMENTS AND CONTINGENCIES

We are involved in various claims and legal actions that have arisen in the ordinary course of business. Management believes that any liabilities arising from these actions will not have a material adverse effect on our financial condition, results of operations or cash flows.

We sponsor a partially self-insured group medical insurance plan. The plan is designed to provide a specified level of coverage, with stop-loss coverage provided by a commercial insurer. Our maximum claim exposure is limited to $110,000 per person per policy year. At December 31, 2008, we had 323 employees enrolled in the plan. The plan provides non-contributory coverage for employees and contributory coverage for dependents. Our contributions totaled $2,781,000, $2,852,000 and $2,351,000, in 2008, 2007 and 2006 respectively.

We lease office space in several locations. Rent expense totaled $2,445,000, $1,757,000 and $1,491,000 for the years ended December 31, 2008, 2007 and 2006. Future annual minimum lease payments under all noncancelable operating leases are as follows:

($ in thousands)

Year	Amount
2009	$2,629
2010	2,483
2011	2,124
2012	1,511
2013	1,460
Thereafter	1,203

I.	STOCK BASED COMPENSATION

On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

including stock option grants based on estimated fair values. SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the award’s portion that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of SFAS No. 123(R), we accounted for share-based awards to employees and directors using the intrinsic valued method in accordance with Accounting Principles Board Opinion (“APB”) No. 25 as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, share-based compensation expense was only recognized by us if the exercise price of the stock option was less than the fair market value of the underlying stock at the date of grant. We have elected to use the modified prospective application method such that SFAS No. 123(R) applies to new awards, the unvested portion of existing awards and to awards modified, repurchased or canceled after the effective date.

Under SFAS No. 123R, nonvested stock awards are awards that the employee has not yet earned the right to sell, and are subject to forfeiture if the terms of service are not satisfied. These awards should be measured based on the market prices of otherwise identical (i.e., identical except for the vesting condition) common stock at the grant date. A nonvested equity share awarded to an employee shall be measured at its fair value as if it were vested and issued on the grant date. The vesting restrictions are taken into account by recognizing compensation cost only for awards for which the employee has rendered the requisite service (i.e., vested).

In 2008, we granted a total of 1,896,592 of non-vested shares under our 2004 Equity Incentive Plan. 170,449 shares vest 25% on each of the first four anniversaries of the grant date. 1,121,993 shares vest based on the achievement of the performance targets outlined below. 604,150 shares vest 25% on each of the first four anniversaries of the grant date; however, their vesting can be accelerated if the following performance targets are reached. 735,136 of the shares that vest per the performance targets below have a two year service requirement regardless of the performance targets being met.

Percent of Grant Vesting	Performance Target (% increase over grant price)
25%	15%
25%	30%
25%	45%
25%	60%

On May 5, 2008, the first performance target related to one of the grants was met and as a result 92,862 of the non-vested stock awards vested, which resulted in the recognition of approximately $307,000 in share based compensation cost. On August 25, 2008, the second performance target was met resulting in the vesting of an additional 92,862 shares and the recognition of approximately $118,000 in share based compensation cost.

As of December 31, 2008, total unrecognized share-based compensation cost related to unvested stock options was approximately $1.3 million, which is expected to be recognized over a weighted average period of approximately 1.3 years. We also had $3.1 million of unrecognized compensation costs related to non-vested stock awards as of December 31, 2008, which is expected to be recognized over a weighted average period of approximately 1.6 years. For the years ended December 31, 2008 and 2007, we have included approximately $2,881,000 and $1,108,000, respectively, for share-based compensation cost in the accompanying consolidated statement of income.

Share-based compensation expense recognized during the years ended December 31, 2008 and December 31, 2007 is related to awards granted prior to, but not yet fully vested as of, January 1, 2006 and awards granted subsequent to December 31, 2005. We have historically and continue to estimate the fair value of stock options using the Black-Scholes-Merton (“Black Scholes”) option-pricing model. For our performance-

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

based non-vested stock awards, we relied upon a closed-form barrier option valuation model, which is a derivation of the Black Scholes model to determine the fair value of the awards and utilized a lattice model to analyze the appropriate service period. For our service-based non-vested stock awards, fair value is based on the fair value at the grant date.

Stock Option Plans

At December 31, 2008, we had seven separate equity compensation plans: the Prime Medical Services, Inc. (“Prime”) 1993 and 2003 stock option plans, the HealthTronics Surgical Services, Inc. (“HSS”) general, 2000, 2001 and 2002 stock option plans, and the HSS 2004 equity incentive plan. The plans, and all amendments thereto, had been approved by Prime’s and HSS’ shareholders, as the case may be. On November 10, 2004, Prime completed a merger with HSS pursuant to which Prime merged with and into HSS with HealthTronics, Inc. as the surviving corporation.

Options granted under the plans shall terminate no later than ten years from the date the option is granted, unless the option terminates sooner by reason of termination of employment, disability or death. Options may vest immediately or over one to five years. In the third quarter of 2006, we modified the vesting terms of approximately 87,000 options related to employees of our specialty vehicle segment which was sold July 31, 2006, and recognized $167,000 in discontinued operations in 2006.

The following table sets forth certain information as of December 31, 2008 about our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of shares of our common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of our common stock remaining available for future issuance under equity compensation plans (exceeding securities reflected in column(a))
Prime 1993 stock option plan	65,666	$7.79	—
Prime 2003 stock option plan	94,000	$5.63	—
HSS equity incentive plan and stock option plans	2,399,099	$7.06	2,582,141
Other equity compensation plans approved by our security holders	N/A	N/A	N/A

To calculate the compensation cost that was recognized under SFAS No. 123(R) for the three years ended December 31, 2008, 2007, and 2006, we used the Black-Scholes option-pricing model with the following weighted-average assumptions for equity awards granted. For December 31, 2007 and 2006, respectively: risk-free interest rates were 4.6% and 4.9%; dividend yields were 0%; volatility factors of the expected market price of our common stock were 47%; and a weighted-average expected life of the option of 6 years. There were no options granted in the year ended December 31, 2008.

The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent expected term. We have not paid dividends in the past and do not plan to pay any dividends in the future. We utilized the guidelines of Staff Accounting Bulletin No. 107 (SAB 107) of the Securities and Exchange Commission relative to “plain vanilla” options in determining the expected term of option grants. SAB 107 permits the expected term of “plain vanilla” options to be calculated as the average of the option’s vesting term and contractual period. This simplified method is based on the vesting period and the contractual term for each

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

grant or for each vesting tranche for awards with graded vesting. The mid-point between the vesting date and the expiration date is used as the expected term under this method. We have used this method in determining the expected term of all options granted after December 31, 2005. We have determined volatility using historical stock prices over a period consistent with the expected term of the option. We recognize compensation cost for awards with graded vesting on a straight-line basis over the requisite service period for the entire award. The amount of compensation expense recognized at any date is at least equal to the portion of the grant date value of the award that is vested at that date.

Activity and pricing information regarding all stock options to purchase shares of our common stock are summarized as follows:

	2008		2007		2006
	Options (000)	Weighted Average Exercise Price	Options (000)	Weighted Average Exercise Price	Options (000)	Weighted Average Exercise Price
Outstanding at beginning of year	3,194	$7.07	3,908	$7.32	3,048	$7.65
Granted	—	—	245	5.82	1,992	7.05
Exercised	—	—	—	—	(298)	6.40
Cancelled	(399)	7.60	(552)	8.07	(588)	8.78
Forfeited	(236)	6.61	(407)	7.38	(246)	6.94

Outstanding at end of year	2,559	$7.03	3,194	$7.07	3,908	$7.32

Exercisable at end of year	2,182	$7.13	2,049	$7.35	2,450	$7.51
Weighted-average fair value of options granted during the period	N/A		$2.99		$3.38

During the year ended December 31, 2008, there were no exercises of options to purchase common stock and the total fair value of shares vested during 2008 was $1,153,000. During the year ended December 31, 2007, there were no exercises of options to purchase common stock and the total fair value of shares vested during 2007 was $966,000.

During the year ended December 31, 2008 and 2007, there was no financing cash generated from share-based compensation arrangements for the purchase of shares upon exercise of options. We issue new shares upon exercise of options to purchase our common stock.

Additional information regarding options outstanding for all plans as of December 31, 2008, is as follows:

	Outstanding Options			Exercisable Options
Range of Exercise Prices	Options (000)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options (000)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$4.49 - $6.49	326	5.4 years	$5.83	243	4.4 years	$5.98
$6.50 - $6.99	1,412	5.7 years	6.65	1,167	5.2 years	6.64
$7.00 - $7.50	455	6.7 years	7.37	406	6.7 years	7.39
$7.51 - $9.50	180	4.3 years	7.98	180	4.3 years	7.98
$9.51 - $13.69	186	4.5 years	10.26	186	4.5 years	10.26

	2,559		$7.03	2,182		$7.13

Aggregate intrinsic value (in thousands)	$—			$—

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic value in the table above is based on our closing stock price of $2.25 per share as of December 31, 2008.

A summary of the status of the our nonvested shares as of December 31, 2008 and changes during the years ended December 31, 2008 and 2007 is as follows:

Nonvested Shares	Shares (000)	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2007	—	$—
Granted	135	4.75
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2007	135	$4.75
Granted	1,897	2.52
Vested	(220)	3.52
Forfeited	(62)	3.22

Nonvested at December 31, 2008	1,750	$2.55

J.	INCOME TAXES

We file a consolidated tax return with our wholly-owned subsidiaries and also own varying interests in numerous partnerships. A substantial portion of consolidated book income from continuing operations before provision for income taxes and noncontrolling interest is not taxed at the corporate level as it represents income attributable to other partners who are responsible for the tax on that income. Accordingly, only the portion of income from these partnerships attributable to our ownership interests is included in taxable income in the consolidated tax return and financial statements.

Components of income from continuing operations before income taxes attributable to HealthTronics, Inc. are as follows:

	Years Ended December 31,
($ in thousands)	2008	2007	2006
United States	$(139,959)	$(17,881)	$(19,947)
Foreign	(250)	542	(1,062)

	$(140,209)	$(17,339)	$(21,009)

Income tax expense (benefit) consists of the following:

	Years Ended December 31,
($ in thousands)	2008	2007	2006
Federal:
Current	$—	$—	$681
Deferred	(8,147)	(2,878)	(4,877)

State:
Current	202	212	456
Deferred	(3,643)	(401)	(582)

Foreign:
Current	—	—	—
Deferred	72	213	(241)

	$(11,516)	$(2,854)	$(4,563)

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of expected income tax expense (benefit) attributable to HealthTronics, Inc., computed by applying the United States statutory income tax rate of 35% to earnings before income taxes, to total income tax expense in the accompanying consolidated statements of income follows:

	Years Ended December 31,
($ in thousands)	2008	2007	2006
Expected federal income tax	$(30,082)	$9,880	$7,794
Noncontrolling interest	(18,991)	(15,949)	(15,147)
State taxes	(2,238)	(123)	(82)
Foreign rate differential	73	17	130
Goodwill impairment	24,672	3,589	3,090
Affect of valuation allowance	14,776	—	—
Other	274	(268)	(348)

	$(11,516)	$(2,854)	$(4,563)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

($ in thousands)	2008	2007
Deferred tax assets:
Net operating loss carryforward	$34,395	$9,193
Allowance for bad debts	32	123
State deferred tax	3,792	—
FAS 123(R) expense	1,129	552
AMT Credit	789	578
HTRN acquired built-in losses	4,331	—
Capitalized costs	1,384	1,105
Accrued expenses deductible for tax purposes when paid	733	996

Total gross deferred tax assets	46,585	12,547
Less valuation allowance	(46,585)	—

Net deferred tax assets	—	12,547

Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	(1,212)	(894)
Intangible assets, principally due to differences in amortization periods for tax purposes	(2,143)	(26,683)

Total gross deferred tax liability	(3,355)	(27,577)

Net deferred tax liability	$(3,355)	$(15,030)

In assessing the realizablity of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and tax planning strategies in making this assessment. Based on these criteria, management believes it will not realize the benefits of these deductible differences; accordingly, we have recorded a full valuation allowance at December 31, 2008. The valuation allowance was zero at December 31, 2007.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2008 and 2007, we have federal net operating loss carry forwards, for federal income tax purposes, of $97,988,000 and $84,344,000, respectively, which are available to offset federal taxable income, if any, through 2028. In addition, we have alternative minimum tax credit carry forwards at December 31, 2008 of $511,000, which is available to reduce future federal regular income taxes, if any, over an indefinite period.

As a result of the merger in 2004 in which Prime Medical Services, Inc. (“Prime”) completed a merger with HealthTronics Surgical Services, Inc. (“HSS”) pursuant to which Prime merged with and into HSS, with HeathTronics, Inc. as the surviving corporation, we acquired certain tax benefits, a portion of which were subject to limitations imposed by Section 382 of the Internal Revenue Code. Due to the uncertainty of our ability to realize these tax benefits, there was no recognition of them in our purchase accounting at that time.

In October, 2005, we filed tax refund claims related to HSS’s previously filed 2000 – 2003 federal income tax returns. In late September, 2008, the Internal Revenue Service (“IRS”) completed examinations of our 2000 – 2006 federal income tax returns. As a result of the examinations, $2.3 million of previously unrecognized tax benefits were recognized and recorded as a reduction of goodwill in the third quarter of 2008. In October, 2008, we received $5.2 million from the IRS, a portion representing tax refunds of $4.3 million and a portion representing interest income of $856,000. The tax refund of $4.3 million and interest income of $165,000 was recorded as a reduction of goodwill while the interest income earned subsequent to the merger, totaling, $691,000, has been recorded as interest income in our income statement.

The tax benefits acquired in the merger included built-in losses that are available to offset future taxable income of approximately $12.4 million and net operating loss carry forwards that are available to offset future taxable income through 2027 of approximately $67.9 million. As a result of the completion of the IRS examination during the third quarter of 2008, the tax affected amount of these tax benefits, which total $31.7 million, has been recorded as deferred tax asset on our balance sheet. A valuation allowance of $30.6 million was established in the third quarter of 2008 and an additional $1.1 million was established in the fourth quarter of 2008 due to the uncertainty in our ability to realize these tax benefits.

Effective January 1, 2007, we adopted Financial Accounting Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 specifies the way public companies are to account for uncertainties in income tax reporting, and prescribes a methodology for recognizing, reversing, and measuring the tax benefits of a tax position taken, or expected to be taken, in a tax return. Adoption of FIN 48 on January 1, 2007 did not result in a cumulative effect adjustment to our retained earnings. At January 1, 2007, our unrecognized tax benefits totaled $2.3 million and are included in deferred and other tax liabilities, none of which, if recognized in total, would impact the effective income tax rate.

A reconciliation of the beginning and ending amount of our unrecognized tax benefit is as follows:

($ in thousands)
Balance at beginning of year	$2,294
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax provisions for prior years	—
Settlements	(2,294)
Reductions for lapse of statute of limitations	—

Balance at end of year	$—

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our continuing practice is to recognize interest and penalty expense in operating expenses. For the years ended December 31, 2008 and 2007, we expensed no penalties and interest and $153,000 of penalties and interest, respectively. The $153,000 of interest expensed in 2007 was reversed in 2008 due to the completion of the IRS examination.

Deferred taxes are not provided on undistributed earnings of foreign subsidiaries because such earnings are expected to be indefinitely reinvested outside the United States. If these amounts were not considered permanently reinvested, a cumulative deferred tax liability approximating $87,000 and $118,000 would be provided for in 2008 and 2007, respectively.

K.	SEGMENT REPORTING

We have two reportable segments: urology services and medical products. Our specialty vehicle manufacturing division, which was sold on July 31, 2006 was also considered a reportable segment prior to its sale. The urology services segment provides services related to the operation of the lithotripters, including scheduling, staffing, training, quality assurance, maintenance, regulatory compliance and contracting with payors, hospitals and surgery centers. Also in the urology segment, we provide treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, we deploy three technologies: (1) trans-urethral microwave therapy (TUMT), (2) photo-selective vaporization of the prostate (PVP), and (3) trans-urethral needle ablation (TUNA). All three technologies apply an energy source which reduces the size of the prostate gland. We also provide image guided radiation therapy (“IGRT”) technical services for cancer treatment centers. Our medical products segment manufactures, sells and maintains lithotripters and their related consumables. They also manufacture, sell and maintain intra-operative X-ray imaging systems and other mobile patient management tables, and are the exclusive U.S. distributor of the Revolix branded laser. The operations of our Claripath and Uropath pathology laboratories are also included in our medical products segment.

The accounting policies of the segments are the same as those described in Note B, Summary of Significant Accounting Policies. We measure performance based on the pretax income or loss after consideration of noncontrolling interest from our operating segments, which do not include unallocated corporate general and administrative expenses and corporate interest income and expense.

Our segments are divisions that offer different services, and require different technology and marketing approaches. The majority of the urology services segment is comprised of acquired entities.

Substantially all of our revenues are earned in the United States and long-lived assets are located in the United States. We do not have any major customers who account for more than 10% of our revenues.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

($ in thousands)	Urology Services	Medical Products
2008
Revenue from external customers	$145,265	$20,389
Intersegment revenues	—	10,175
Interest income	297	49
Interest expense	529	1
Depreciation and amortization	8,261	3,678
Impairment of Goodwill	144,000	—
Segment profit (loss) attributable to HealthTronics, Inc.	(132,002)	1,384
Segment assets	181,847	47,938
Capital expenditures	2,485	7,573

2007
Revenue from external customers	$122,736	$17,101
Intersegment revenues	—	9,039
Interest income	523	38
Interest expense	767	—
Depreciation and amortization	8,116	2,322
Impairment of Goodwill	20,800	—
Segment profit (loss) attributable to HealthTronics, Inc.	(10,991)	738
Segment assets	285,239	37,732
Capital expenditures	3,321	5,775

2006
Revenue from external customers	$123,265	$19,080
Intersegment revenues	—	9,296
Interest income	294	55
Interest expense	872	1
Depreciation and amortization	8,535	1,972
Impairment of Goodwill	12,200	8,400
Segment profit (loss) attributable to HealthTronics, Inc.	1,346	(11,586)
Segment assets	293,119	37,065
Capital expenditures	8,743	4,315

The following is a reconciliation of revenues per above to the consolidated revenues per the consolidated statements of income:

($ in thousands)	2008	2007	2006
Total revenues for reportable segments	$175,829	$148,876	$151,641
Corporate revenue	288	581	546
Elimination of intersegment revenues	(10,175)	(9,039)	(9,296)

Total consolidated revenues	$165,942	$140,418	$142,891

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of profit per above to income before taxes per the consolidated statements of income:

($ in thousands)	2008	2007	2006
Total profit (loss) for reportable segments	$(130,618)	$(10,253)	$(10,240)
Net income attributable to noncontrolling interest	54,259	45,568	43,277
Corporate revenue	288	581	546
Unallocated corporate expenses:
General and administrative	(9,794)	(7,519)	(10,680)
Net interest expense	339	522	133
Other, net	(424)	(670)	(768)

Unallocated corporate expenses total	(9,879)	(7,667)	(11,315)

Income (loss) before income taxes	$(85,950)	$28,229	$22,268

The following is a reconciliation of segment assets per above to the consolidated assets per the consolidated balance sheets:

($ in thousands)	2008	2007	2006
Total assets for reportable segments	$229,785	$322,971	$330,184
Unallocated corporate assets	4,601	13,085	16,549

Consolidated total	$234,386	$336,056	$346,733

The reconciliation of the other significant items to the amounts reported in the consolidated financial statements is as follows:

($ in thousands)	Segments	Corporate	Eliminating Entries	Consolidated
2008
Interest and dividends	$346	$887	$—	$1,233
Interest expense	530	547	—	1,077
Depreciation and amortization	11,939	424	—	12,363
Capital expenditures	10,058	1,721	—	11,779

2007
Interest and dividends	$561	$585	$—	$1,146
Interest expense	767	62	—	829
Depreciation and amortization	10,438	669	—	11,107
Capital expenditures	9,096	373	—	9,469

2006
Interest and dividends	$349	$406	$—	$755
Interest expense	873	273	—	1,146
Depreciation and amortization	10,507	768	—	11,275
Capital expenditures	13,058	202	(1,358)	11,902

The amounts in 2008, 2007 and 2006 for interest income and expense, depreciation and amortization and capital expenditures represent amounts recorded by the operations of our corporate functions, which have not been allocated to the segments.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

L.	DISCONTINUED OPERATIONS

In November, 2006 we announced our decision to discontinue our involvement in the clinical trials of the Ablatherm device manufactured by EDAP TMS S.A. (EDAP). This decision results in our forfeiting the exclusive rights in the United States, when and if a Pre-Market Approval is granted by the FDA and forfeits our rights to earn additional warrants to EDAP common stock. We have accordingly included our costs related to the clinical trials in discontinued operations in the accompanying consolidated statements of income.

In the fourth quarter of 2006, we committed to a plan to sell our Rocky Mountain Prostate Thermotherapies (“RMPT”) business. In July 2007, we entered into a purchase agreement to sell the RMPT business for $1.35 million. This sale closed on September 28, 2007. We classified this business as held for sale in the accompanying 2006 consolidated balance sheet and included its results from operations in discontinued operations.

On November 30, 2006, we sold our cryosurgery operations to AMPI. Under the terms of the sale, we received approximately 10% of the outstanding shares of AMPI as consideration. Due to the uncertainty of any future distributions, we have assigned no value to this investment in a closely held private company at that time. We have included the operations of this business in discontinued operations in the accompanying consolidated statements of income for 2006.

During the second quarter 2006, we committed to a plan to sell our specialty vehicle manufacturing segment. On June 22, 2006, we entered into an Interest and Stock Purchase Agreement pursuant to which Oshkosh agreed to acquire our specialty vehicle manufacturing segment for $140 million in cash. We completed this sale on July 31, 2006, and recognized a gain on the sale totaling $53.6 million. This gain utilized approximately $20.4 million of our deferred tax assets. Our specialty vehicle manufacturing segment has been reported in discontinued operations for all periods presented.

The following table details selected financial information included in income (loss) from discontinued operations in the consolidated statements of income for December 31, 2007 and 2006.

Consolidated Statements of Income

($ in thousands)	2007	2006
For the Year Ended December 31

Revenue
Specialty Vehicles Manufacturing	$—	$57,526
CryoSurgery	—	1,490
Rocky Mountain Prostate Thermotherapies	3,268	4,289
HIFU	—	—
Cost of services
Specialty Vehicles Manufacturing	—	(51,616)
CryoSurgery	—	(1,235)
Rocky Mountain Prostate Thermotherapies	(3,739)	(4,587)
HIFU	(216)	(1,233)
Depreciation and amortization
Specialty Vehicles Manufacturing	—	(542)
CryoSurgery	—	(512)
Rocky Mountain Prostate Thermotherapies	—	(224)
HIFU	(3)	(17)
Other
Specialty Vehicles Manufacturing	—	(72)
CryoSurgery	—	(118)
Rocky Mountain Prostate Thermotherapies	—	(4)
HIFU	—	—

Income (loss) from discontinued operations	$(690)	$3,145

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31,
($ in thousands)	2007	2006
Gain on sale of specialty vehicle manufacturing	$—	$53,551
Gain on Sale of Rocky Mountain Prostate Thermotherapy	451	—
Loss from disposal of cryosurgery operations	—	(3,729)
Impairment of Rocky Mountain Prostate Thermotherapy	—	(4,263)
Income from discontinued operations	(690)	3,145
Interest allocated to discontinued operations	—	(4,830)
Income tax (expense) benefit on discontinued operations	92	(18,745)

Income (loss) from discontinued operations, net of tax	$(147)	$25,129

Pursuant to EITF 87-24 “Allocation of Interest to Discontinued Operations,” we have allocated certain interest and the related fees incurred to refinance our senior credit facility that was required to be repaid as a result of the disposal of our specialty vehicle manufacturing segment. Accordingly, we have included in discontinued operations interest expense totaling $4,830,000 for the year ended December 31, 2006.

The gain on sale of our specialty vehicle manufacturing operations, the loss from disposal of our cryosurgery operations, and the impairment of Rocky Mountain Prostate Thermotherapy, noted above, include charges to goodwill of $50.4 million, $2.7 million and $3.25 million, respectively.

As part of the merger between Prime and HSS in November 2004, HSS had a minority owned Swiss subsidiary, HMT Holding AG (“HMT”), which was in a net liability position at the date of acquisition. In December 2004, we decided to no longer fund the operations of HMT as part of our plan to rationalize its acquired manufacturing activities. Also in December 2004, the directors of HMT received a letter from their external auditors informing them HMT was over-indebted. Based on this action, the directors had a statutory obligation to initiate insolvency proceedings and in January 2005 filed for relief under Swiss insolvency laws. We deconsolidated the operations of HMT in December 2004.

We purchased debt of HMT AG in the first quarter of 2005. We paid $1.3 million and incurred certain contingent obligations in the amount of $350,000 in return for assignment of a $5.1 million claim against HMT AG held by a foreign bank. In addition to the claim, we also received an assignment from the bank of a pledge of HMT AG’s accounts receivable that secured the $5.1 million claim. Through December 31, 2008, we had recovered approximately $2.8 million. Any additional recoveries in the future will be recorded as income when received.

M.	VARIABLE INTEREST ENTITIES

We have determined that one of our consolidated partnerships, acquired in the HSS merger and in which we have a 20% interest, has certain related party relationships with two Variable Interest Entities (VIE), and in accordance with FIN 46(R), has consolidated those entities. As a result of consolidating the VIEs, of which the partnership is the primary beneficiary, we have recognized noncontrolling interest of approximately $800,000 on our consolidated balance sheets at December 31, 2008 and 2007, which represents the difference between the assets and the liabilities recorded upon the consolidation of the VIEs. The liabilities recognized as a result of consolidating the VIEs do not represent additional claims on our general assets. Rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets. Reflected on our consolidated balance sheet are $4 million for both 2008 and 2007, respectively, of VIE assets,

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

representing all of the assets of the VIEs. The VIEs assist the partnership in providing urological services, minimally invasive prostate treatments, and other services in the Greater New York metropolitan area.

N.	RELATED PARTY TRANSACTIONS

On September 17, 2008, Ross A. Goolsby resigned, effective on September 30, 2008, from his position as Senior Vice President and Chief Financial Officer. In connection with Mr. Goolsby’s departure, the Company entered into a Termination and Consulting Agreement with Mr. Goolsby whereby (1) we will pay Mr. Goolsby $95,000 on September 30, 2008 in lieu of participation in our annual incentive compensation program for 2008, (2) Mr. Goolsby agreed to provide consulting services until January 7, 2009 and we will make semi-monthly payments of $11,458 to Mr. Goolsby during this period for these consulting services, (3) Mr. Goolsby will be eligible to continue to participate in our employee benefit plans made generally available to our employees (to the extent permitted by law and the terms of the plans) until the earlier of January 7, 2009 or the termination of Mr. Goolsby’s consultancy, and (4) we will reimburse COBRA expenses of Mr. Goolsby for his continued coverage under the our medical plan until the earlier of (i) the expiration of the period of coverage under COBRA, and (ii) the date Mr. Goolsby is eligible for participation in a new employer’s group plans. The Termination and Consulting Agreement also provides that the nonsolicitation provision set forth in Mr. Goolsby’s Executive Employment Agreement will continue in full force and effect and that such Executive Employment Agreement is otherwise terminated.

On July 27, 2006, John Q. Barnidge resigned, effective August 10, 2006, from his positions as our Senior Vice President and Chief Financial Officer. In connection with his departure, we entered into a severance and non-competition agreement with Mr. Barnidge whereby (1) we agreed to make a severance payment of $310,000 to Mr. Barnidge and (2) Mr. Barnidge agreed to a four-year non-competition provision in exchange for a payment from us equal to $150,000 for each year under the non-competition provision. Such Payment totaled $910,000 was expensed when paid on August 10, 2006.

In March 2006, we and Argil J. Wheelock, M.D., our then chairman of the board, amended Dr. Wheelock’s board service and release agreement to provide that he would receive the $1,410,000 severance payment referred to in that agreement upon his no longer serving as our chairman of the board. After the amendment, Dr. Wheelock resigned from his position as chairman of the board, and we paid him the severance amount. Dr. Wheelock continues to serve as a member of our board of directors and will continue to be paid his monthly board service compensation set forth in his board service agreement.

O.	SUBSEQUENT EVENTS

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income. As a result of the retroactive adoption of the presentation and disclosure requirements of SFAS 160, we have made certain reclassifications to 2008, 2007 and 2006 information. Minority interest is now referred to as noncontrolling interest, amounts previously described as shareholders’ equity are now referred to as total HealthTronics, Inc. shareholders’ equity, noncontrolling interest is now included in total equity in the consolidated balance sheets, and amounts previously described as net income are now described as net income attributable to HealthTronics, Inc.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 9, 2009 we submitted a proposal to Endocare to acquire Endocare, for a per Endocare Share consideration of $1.25, payable in cash or shares of HealthTronics Common Stock, at the election of the holder, subject to the negotiation of a definitive agreement and due diligence.

On May 8, 2009, we submitted a letter to Endocare that confirmed the $1.25 price per share and that proposed an exchange offer structure whereby Endocare stockholders could elect to receive either $1.25 in cash or 0.7267 shares of HealthTronics Common Stock for each Endocare Share, subject to a maximum cash consideration of 50% and a maximum stock consideration of 65% of total deal consideration.

At the time of our proposal to acquire Endocare, Endocare had already entered into an agreement to be acquired by Galil subject to the approval of Endocare shareholders (“Galil Merger Agreement”).

In accordance with the terms of the Galil merger agreement, Endocare’s board of directors determined in good faith after consultation with its legal and financial advisors that HealthTronics’ proposal was reasonably likely to result in a transaction with terms more favorable to Endocare’s stockholders than the transaction contemplated by the Galil merger agreement. Therefore, HealthTronics and Endocare entered into a confidentiality agreement, as required by the terms of the Galil merger agreement, and began discussions and negotiations regarding the terms of a definitive merger agreement.

We increased the proposed cash consideration from $1.25 to $1.35 per Endocare Share and increased the proposed exchange ratio from 0.7267 to 0.7764 HealthTronics shares per Endocare Share and on June 5, 2009, we executed and delivered to Endocare an irrevocable offer letter accompanied by an executed copy of a definitive merger agreement. On June 5, 2009, Endocare sent notice to Galil terminating the Endocare-Galil merger agreement (thereby terminating the purchase agreement for the related private placement of Endocare common stock pursuant to its terms) on the basis that not all of the closing conditions to the Endocare-Galil merger were capable of being fulfilled. Subsequently, on June 7, 2009, Endocare and HealthTronics executed the definitive Merger Agreement, the terms of which are described in this prospectus/offer to exchange.

Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and that Galil intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
($ in thousands, except per share data)	2009	2008
Revenues	$43,612	$33,954
Cost of revenues	21,307	15,168

Gross profit	22,305	18,786

Operating expenses
Selling, general and administrative	4,556	4,317
Depreciation and amortization	3,478	2,628

Total operating expenses	8,034	6,945

Operating income	14,271	11,841
Other income (expenses):
Interest and dividends	50	191
Interest expense	(290)	(163)

	(240)	28

Income from continuing operations before provision for income taxes	14,031	11,869

Provision for income taxes	313	370

Consolidated net income	13,718	11,499

Less: Net income attributable to noncontrolling interest	(13,328)	(11,047)

Net income attributable to HealthTronics, Inc.	$390	$452

Basic earnings per share attributable to HealthTronics, Inc.:
Net income attributable to HealthTronics, Inc.	$0.01	$0.01

Weighted average shares outstanding	35,892	35,425

Diluted earnings per share attributable to HealthTronics, Inc.:
Net income attributable to HealthTronics, Inc.	$0.01	$0.01

Weighted average shares outstanding	35,966	35,425

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands)	March 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$13,771	$22,854
Accounts receivable, less allowance for doubtful accounts of $2,819 in 2009 and $2,485 in 2008	28,690	27,687
Other receivables	1,572	1,410
Prepaid expenses and other current assets	4,107	2,895
Inventory	8,627	8,843

Total current assets	56,767	63,689

Property and equipment:
Equipment, furniture and fixtures	56,615	55,050
Building and leasehold improvements	8,263	8,254

	64,878	63,304

Less accumulated depreciation and amortization	(32,842)	(30,535)

Property and equipment, net	32,036	32,769

Other investments	1,796	1,819
Goodwill	93,703	93,620
Intangible assets	39,659	40,278
Other noncurrent assets	2,799	2,211

	$226,760	$234,386

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS—(Continued)

(Unaudited)

($ in thousands, except share data)	March 31, 2009	December 31, 2008
LIABILITIES

Current liabilities:
Current portion of long-term debt	$39,444	$2,490
Accounts payable	8,161	6,468
Accrued expenses	7,258	9,316

Total current liabilities	54,863	18,274

Long-term debt, net of current portion	2,479	43,897
Other long term obligations	1,899	1,765
Deferred income taxes	4,076	3,355

Total liabilities	63,317	67,291

STOCKHOLDERS’ EQUITY

Preferred stock, $.01 par value, 30,000,000 shares authorized: none outstanding
Common stock, no par value, 70,000,000 authorized: 39,789,220 issued and 37,904,271 outstanding in 2009 and 39,494,314 issued and 37,618,206 outstanding in 2008	212,282	211,667
Accumulated deficit	(87,462)	(87,852)
Treasury stock, at cost, 1,884,949 shares in 2009 and 1,876,108 shares in 2008	(4,461)	(4,443)

Total HealthTronics, Inc. shareholders’ equity	120,359	119,372

Noncontrolling interest	43,084	47,723

Total Equity	163,443	167,095

	$226,760	$234,386

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period ended March 31, 2009

(Unaudited)

	Issued Common Stock		Accumulated Deficit	Treasury Stock		Non- Controlling Interest	Total
($ in thousands, except share data)	Shares	Amount		Shares	Amount
Balance, December 31, 2008	39,494,314	$211,667	$(87,852)	(1,876,108)	$(4,443)	$47,723	$167,095

Net income	—	—	390	—	—	13,328	$13,718

Distributions paid to noncontrolling interest	—	—	—	—	—	(18,157)	$(18,157)

Sale of subsidiary interest to noncontolling interest	—	—	—	—	—	1,268	$1,268

Purchase of subsidiary interest from noncontrolling interest	—	—	—	—	—	(1,078)	$(1,078)

(Gain) loss on net sales of subsidiary interest to noncontrolling interest	—	(184)	—	—	—	—	$(184)

Purchase of Treasury Stock	—	—	—	(8,841)	(18)	—	$(18)

Stock option expense 123R	294,906	799	—	—	—	—	$799

Balance, March 31, 2009	39,789,220	$212,282	$(87,462)	(1,884,949)	$(4,461)	$43,084	$163,443

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Fee and other revenue collected	$42,207	$36,846
Cash paid to employees, suppliers of goods and others	(25,885)	(20,497)
Interest received	50	191
Interest paid	(338)	(149)
Taxes paid	(259)	(317)

Net cash provided by operating activities	15,775	16,074

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of entities, net of cash acquired	(29)	(1,220)
Purchases of equipment and leasehold improvements	(2,214)	(4,671)
Proceeds from sales of assets	39	1,195
Other	23	—

Net cash used in investing activities	(2,181)	(4,696)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	203	213
Payments on notes payable, exclusive of interest	(4,686)	(1,002)
Distributions to noncontrolling interest	(18,183)	(13,924)
Contributions by noncontrolling interest, net of buyouts	7	(156)
Purchase of treasury stock	(18)	—

Net cash used in financing activities	(22,677)	(14,869)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,083)	(3,491)

Cash and cash equivalents, beginning of period	22,854	25,198

Cash and cash equivalents, end of period	$13,771	$21,707

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2009	2008
Reconciliation of net income to net cash provided by operating activities:
Net income	$13,718	$11,499
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,478	2,628
Provision for uncollectible accounts	120	(13)
Provision for deferred income taxes	721	373
Non-cash share based compensation	776	423
Other	73	(79)
Changes in operating assets and liabilities, net of effect of purchase transactions
Accounts receivable	(1,124)	1,906
Other receivables	(162)	620
Inventory	216	1,063
Other assets	(1,801)	(1,043)
Accounts payable	1,692	1,018
Accrued expenses	(1,932)	(2,321)

Total adjustments	2,057	4,575

Net cash provided by operating activities	$15,775	$16,074

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2009

(Unaudited)

1.	General

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with the accounting principles for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. These condensed consolidated financial statements reflect all adjustments which are, in our opinion, necessary for a fair presentation of the statement of financial position as of March 31, 2009 and the results of operations and cash flows for the periods presented. Such adjustments are of a normal recurring nature unless otherwise noted herein. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

The notes to consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission should be read in conjunction with this Quarterly Report on Form 10-Q. There have been no significant changes in the information reported in those notes, other than from normal business activities and as discussed herein.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). As a result of the adoption of SFAS 160, certain reclassifications have been made to 2008 information to be consistent with the 2009 presentation. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income.

2.	Debt

Senior Credit Facility

Our senior credit facility is comprised of a five-year $60 million revolving line of credit due March 2010 and a $125 million senior secured term loan B due 2011. We entered into this senior credit facility in March 2005 and amended it in April and October 2008. The loan bears interest at a variable rate equal to LIBOR + 1.25 to 2.25% or prime + .25 to 1.25%. On July 31, 2006, we used a portion of the proceeds from the sale of our specialty vehicle manufacturing segment to repay the term loan B in full. As of March 31, 2009, we have drawn $37 million on the revolver. Although we plan to either extend the maturity date of our senior credit facility or enter into a new credit facility prior to its maturity in March, 2010, we have reflected all amounts outstanding as current in the accompanying condensed consolidated balance sheet. Our senior credit facility contains covenants that, among other things, limit our ability to incur debt, create liens, make investments, sell assets, pay dividends, make capital expenditures, make restricted payments, enter into transactions with affiliates, and make acquisitions. In addition, our facility requires us to maintain certain financial ratios. We were in compliance with the covenants under our senior credit facility as of March 31, 2009.

Other

As of March 31, 2009, we had notes totaling $4.9 million related to equipment purchased by our limited partnerships, which indebtedness we believe will be repaid from the cash flows of the partnerships. They bear interest at either a fixed rate of four to nine percent or LIBOR or prime plus a certain premium and are due over the next four years.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2009

(Unaudited)

3.	Earnings Per Share

Basic earnings per share (“EPS”) is based on weighted average shares outstanding without any dilutive effects considered. Diluted EPS reflects dilution from all contingently issuable shares, including options, non-vested stock awards, and warrants. A reconciliation of such EPS data is as follows:

($ in thousands, except per share data)	Basic earnings per share	Diluted earnings per share
Three Months Ended March 31, 2009
Net income attributable to HealthTronics, Inc.	$390	$390

Weighted average shares outstanding	35,892	35,892
Effect of dilutive securities	—	74

Shares for EPS calculation	35,892	35,966

Net income per share	$0.01	$0.01

Three Months Ended March 31, 2008
Net income attributable to HealthTronics, Inc.	$452	$452

Weighted average shares outstanding	35,425	35,425
Effect of dilutive securities	—	—

Shares for EPS calculation	35,425	35,425

Net income per share	$0.01	$0.01

We did not include in our computation of diluted EPS unexercised stock options and non-vested stock awards to purchase 2,712,000 and 3,558,000 shares of our common stock as of March 31, 2009 and 2008, respectively, because the effect would be antidilutive.

4.	Segment Reporting

In the fourth quarter of 2008, our Medical Products division relocated from Kennesaw, Georgia to our corporate headquarters in Austin, Texas. Concurrent with this relocation, we made certain changes within our Medical Products management team so that these operations now report to the President of our Urology Services operations. After making these changes, we redesigned our internal financial reporting materials provided to our chief operating decision maker, as well as our executive management team. As of the first quarter of 2009, we do not have any operating segments, except our Urology Services operations, that meet the quantitative requirements of SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

5.	Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock option grants based on estimated fair values. SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the award’s portion that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of SFAS 123(R), we accounted for share-based awards to

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2009

(Unaudited)

employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, share-based compensation expense was only recognized by us if the exercise price of the stock option was less than the fair market value of the underlying stock at the date of grant.

Under SFAS 123(R), nonvested stock awards are awards that the employee has not yet earned the right to sell and are subject to forfeiture if the terms of service are not satisfied. These awards should be measured based on the market prices of otherwise identical (i.e., identical except for the vesting condition) common stock at the grant date. A nonvested equity share awarded to an employee shall be measured at its fair value as if it were vested and issued on the grant date. The vesting restrictions are taken into account by recognizing compensation cost only for awards for which the employee has rendered the requisite service (i.e., vested).

As of March 31, 2009, total unrecognized share-based compensation cost related to unvested stock options was approximately $1.1 million, which is expected to be recognized over a weighted average period of approximately 1.3 years. We also had $3.0 million of unrecognized compensation costs related to nonvested stock awards as of March 31, 2009, which is expected to be recognized over a weighted average period of approximately 1.6 years. For the quarterly periods ended March 31, 2009 and 2008, we have included approximately $776,000 and $423,000, respectively, for share-based compensation cost in the accompanying consolidated statement of income.

Share-based compensation expense recognized during the quarterly periods ended March 31, 2009 and 2008 is related to awards granted prior to, but not yet fully vested as of January 1, 2006 and awards granted subsequent to December 31, 2005. We have historically and continue to estimate the fair value of stock options using the Black-Scholes-Merton (“Black Scholes”) option-pricing model. For our performance-based nonvested stock awards, we relied upon a closed-form barrier option valuation model, which is a derivation of the Black Scholes model to determine the fair value of the awards and utilized a lattice model to analyze the appropriate service period. For our service-based nonvested stock awards, fair value is based on the fair value at the grant date.

6.	Inventory

As of March 31, 2009 and December 31, 2008, inventory consisted of the following:

($ in thousands)	March 31, 2009	December 31, 2008
Raw Materials	$6,046	$5,993
Finished Goods	2,581	2,850

	$8,627	$8,843

7.	New Pronouncements

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of FSP 142-3 did not have a material impact on our financial position or results of operations.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2009

(Unaudited)

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Based on our current operations, we do not expect that the adoption of SFAS 162 will have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, including goodwill, the liabilities assumed and any non-controlling interest in the acquiree. The Statement also establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of adopting SFAS 141(R) will continue to be dependent on the future business combinations that we may pursue after its effective date. In the first quarter of 2009, we expensed approximately $200,000 of costs related to acquisitions.

In December 2007, the FASB issued SFAS 160. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income. This Statement clarifies that after control is obtained, transactions which change ownership but do not result in a loss of control are accounted for as equity transactions. Prior to this Statement being issued, decreases in a parent’s ownership interest in a subsidiary could be accounted for as equity transactions or as transactions with gain or loss recognition in the income statement. A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation would result in a gain or loss in net income. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. The adoption of SFAS 160 revised our presentation of consolidated financial statements and further impact will continue to be dependent on our future changes in ownership in subsidiaries after the effective date.

8.	Acquisitions

On October 10, 2008, we entered into a Stock Purchase Agreement with Atlantic Urological Associates (“AUA”), pursuant to which we purchased the outstanding shares of capital stock of Ocean Radiation Therapy, Inc., a wholly-owned subsidiary of AUA (“Ocean”), for a purchase price of approximately $35 million in cash. Ocean provides image guided radiation therapy (“IGRT”) technical services to AUA’s IGRT cancer treatment center. The Ocean entity was formed concurrent with and as a result of the purchase. Ocean’s only asset was the IGRT services agreement valued at approximately $35 million which is recorded in intangible assets. We have estimated that this service agreement has a 20 year useful life and we are amortizing that asset over that life.

On July 15, 2008, we acquired UroPath, LLC (“UroPath”) for $7.5 million in cash. Founded in 2003, UroPath is a leading provider of anatomical pathology laboratory services in the U.S. with locations in Florida, Texas, and Pennsylvania. Based on our preliminary allocation of the purchase price, we recorded approximately $7.4 million of goodwill related to this transaction, all of which is tax deductible.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2009

(Unaudited)

On April 17, 2008, we completed the acquisition of Advance Medical Partners, Inc. (“AMPI”) pursuant to the Stock Purchase Agreement dated March 18, 2008 between us, Litho Management, Inc., AMPI and the stockholders of AMPI. Founded in 2003, AMPI is a leading provider of urological cryosurgery services in the U.S. with operations in 46 states. We acquired the outstanding shares of capital stock of AMPI (other than shares already held by us) for an aggregate purchase price of approximately $13 million, consisting of $6.9 million in cash and approximately 1.8 million shares of our common stock, plus a two-year earn-out based on the future achievement of EBITDA. We determined the value of our common stock by using an average closing price for the two trading days prior to and after the public announcement of the merger. Based upon our preliminary allocation of the purchase price, we recognized $12.3 million of goodwill related to this transaction, none of which is tax deductible.

In 2008, we purchased three partnerships, increased our ownership in three existing partnerships and purchased a small service company for an aggregate purchase price of approximately $6.4 million. We recorded approximately $7.2 million of goodwill related to these transactions, all of which is tax deductible.

Our unaudited proforma combined income data for the period ended March 31, 2008, assuming the acquisitions were effective January 1, is as follows:

($ in thousands, except per share data)	Three Months Ended March 31, 2008
Total revenues	$44,126
Total expenses	(43,013)

Net income attributable to HealthTronics, Inc.	$1,113

Diluted earnings per share	$0.03

9.	Subsequent Events

On April 9, 2009 we submitted a proposal to Endocare to acquire Endocare, for a per Endocare Share consideration of $1.25, payable in cash or shares of HealthTronics Common Stock, at the election of the holder, subject to the negotiation of a definitive agreement and due diligence.

On May 8, 2009, we submitted a letter to Endocare that confirmed the $1.25 price per share and that proposed an exchange offer structure whereby Endocare stockholders could elect to receive either $1.25 in cash or 0.7267 shares of HealthTronics Common Stock for each Endocare Share, subject to a maximum cash consideration of 50% and a maximum stock consideration of 65% of total deal consideration.

At the time of our proposal to acquire Endocare, Endocare had already entered into an agreement to be acquired by Galil subject to the approval of Endocare shareholders (“Galil Merger Agreement”).

In accordance with the terms of the Galil merger agreement, Endocare’s board of directors determined in good faith after consultation with its legal and financial advisors that HealthTronics’ proposal was reasonably likely to result in a transaction with terms more favorable to Endocare’s stockholders than the transaction contemplated by the Galil merger agreement. Therefore, HealthTronics and Endocare entered into a confidentiality agreement, as required by the terms of the Galil merger agreement, and began discussions and negotiations regarding the terms of a definitive merger agreement.

We increased the proposed cash consideration from $1.25 to $1.35 per Endocare Share and increased the proposed exchange ratio from 0.7267 to 0.7764 HealthTronics shares per Endocare Share and on June 5, 2009, we executed and delivered to Endocare an irrevocable offer letter accompanied by an executed copy of a

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2009

(Unaudited)

definitive merger agreement. On June 5, 2009, Endocare terminated the Endocare-Galil merger agreement (thereby terminating the purchase agreement for the related private placement of Endocare common stock pursuant to its terms) on the basis that not all of the closing conditions to the Endocare-Galil merger were capable of being fulfilled. Subsequently, on June 7, 2009, Endocare, Offeror, and HealthTronics executed the definitive Merger Agreement, the terms of which are described in this prospectus/offer to exchange.

Galil has rejected Endocare’s basis for the termination and has stated it believes Endocare has breached the Galil merger agreement and the Galil intends to pursue aggressively all of its remedies against Endocare, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil merger agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil merger agreement. On June 9, 2009, Galil initiated litigation against Endocare in the Delaware Chancery Court seeking specific performance by Endocare of the Galil merger agreement and an injunction to stop the Offer and the Merger.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Endocare, Inc.

We have audited the accompanying consolidated balance sheets of Endocare, Inc. (the Company) and subsidiary as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endocare, Inc. and subsidiary at December 31, 2007 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying financial statements have been prepared assuming that Endocare, Inc. will continue as a going concern. As more fully described in Note 2, Endocare, Inc. has incurred recurring operating losses and cash flow deficits. In addition, Endocare, Inc. did not comply with a loan covenant at December 31, 2008 and January 31, 2009. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 6 to the consolidated financial statements, Endocare, Inc. changed its method of accounting for common stock warrants in accordance with FASB Staff Position (FSP) No. 00-19-02, Accounting for Registration Payment Arrangements, on January 1, 2007.

/s/ Ernst & Young LLP

Los Angeles, California

March 6, 2009

except for Note 9, as to which the date is

March 30, 2009

ENDOCARE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2006	2007	2008
	(In thousands, except per share data)
Product sales	$15,044	$22,730	$24,375
Service revenues	12,298	6,418	6,693
Other	648	539	494

	27,990	29,687	31,562

Costs and expenses:
Cost of revenues	12,343	9,780	9,935
Research and development	2,781	2,555	2,346
Selling and marketing	15,195	14,855	14,619
General and administrative	13,107	12,506	13,078
Gain on recovery of note receivable	—	—	(750)
Investment impairment	—	—	918
Litigation settlement, net of related legal expenses	—	(677)	—

Total costs and expenses	43,426	39,019	40,146

Loss from operations	(15,436)	(9,332)	(8,584)
Interest income, net	452	391	168
Interest expense related to common stock warrants	3,716	—	—

Loss from continuing operations before taxes	(11,268)	(8,941)	(8,416)
Tax benefit on continuing operations	192	—	—

Loss from continuing operations	(11,076)	(8,941)	(8,416)
Income from discontinued operations, net of taxes	311	—	—

Net loss	$(10,765)	$(8,941)	$(8,416)

Net (loss) income per share of common stock—basic and diluted
Continuing operations	$(1.10)	$(0.80)	$(0.71)
Discontinued operations	$0.03	$—	$—
Weighted-average shares of common stock outstanding	10,084	11,122	11,902

The accompanying notes are an integral part of these Consolidated Financial Statements

ENDOCARE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2008
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,712	$2,685
Accounts receivable less allowances for doubtful accounts and sales returns of $90 and $146 at December 31, 2007 and 2008, respectively	3,530	5,076
Inventories, net	3,022	2,559
Prepaid expenses and other current assets	2,081	518

Total current assets	16,345	10,838
Property and equipment, net	850	628
Intangibles, net	3,077	2,576
Investments and other assets	989	75

Total assets	$21,261	$14,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,194	$3,638
Accrued compensation	3,895	1,955
Other accrued liabilities	3,034	3,007
Loan payable	880	1,880
Obligations under capital lease, current portion	28	26

Total current liabilities	10,031	10,506
Deferred compensation	227	77
Obligations under capital lease—less current portion	84	62
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 11,761,562 and 11,811,451 issued and outstanding at December 31, 2007 and 2008, respectively	12	12
Additional paid-in capital	200,663	201,632
Accumulated deficit	(189,756)	(198,172)

Total stockholders’ equity	10,919	3,472

Total liabilities and stockholders’ equity	$21,261	$14,117

The accompanying notes are an integral part of these Consolidated Financial Statements

ENDOCARE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
	(In thousands)
Balance as of December 31, 2005	10,029	$10	$178,497	$(165,677)	$12,830

Net loss and comprehensive loss	—	—	—	(10,765)	(10,765)
Stock options exercised	29	—	108	—	108
Stock-based compensation expense	—	—	2,797	—	2,797
Sale of common stock	168	—	(92)	—	(92)

Balance as of December 31, 2006	10,226	$10	$181,310	$(176,442)	$4,878

Net loss and comprehensive loss	—	—	—	(8,941)	(8,941)
Stock options exercised	167	—	1,125	—	1,125
Stock-based compensation expense	—	—	3,950	—	3,950
Sale of common stock	1,369	2	8,598	—	8,600
Reclassification of common stock warrants to equity	—	—	5,680	(4,373)	1,307

Balance as of December 31, 2007	11,762	$12	$200,663	$(189,756)	$10,919

Net loss and comprehensive loss	—	—	—	(8,416)	(8,416)
Stock-based compensation expense	—	—	1,185	—	1,185
Issuance of shares, net of shares withheld for payroll tax on stock issuance	51	—	(202)	—	(202)
Shares cancelled	(2)	—	(14)	—	(14)

Balance as of December 31, 2008	11,811	$12	$201,632	$(198,172)	$3,472

The accompanying notes are an integral part of these Consolidated Financial Statements

ENDOCARE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2007	2008
	(In thousands)
Cash flows from operating activities:
Net loss	$(10,765)	$(8,941)	$(8,416)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on recovery of note receivable	—	—	(750)
Inventory reserve	197	(8)	330
Investment impairment	—	—	918
Depreciation and amortization	1,576	1,126	995
Reserve for uncollectible notes	695	—	—
Gain on divestitures, net	(524)	—	—
Stock-based compensation	2,845	3,901	1,185
Loss on sale of placement units and other fixed assets	47	52	54
Extinguishment of payroll tax liabilities	(891)	(121)	—
Interest expense on common stock warrants	(3,716)	—	—
Changes in operating assets and liabilities, net of effects from divestitures:
Accounts receivable	(407)	632	(1,546)
Inventories	(85)	(985)	(100)
Prepaid expenses and other current assets	(83)	291	(42)
Accounts payable	(1,409)	(1,199)	1,444
Accrued compensation	281	1,217	(2,090)
Other accrued liabilities	(1,364)	(560)	(41)

Net cash used in operating activities	(13,603)	(4,595)	(8,059)

Cash flows from investing activities:
Collection of notes receivable	—	—	2,351
Purchases of property and equipment	(158)	(109)	(93)
Proceeds from divestitures	7,480	—	—

Net cash provided by (used in) investing activities	7,322	(109)	2,258

Cash flows from financing activities:
Payments under capital lease obligation	—	—	(24)
Stock options and warrants exercised	108	1,125	—
Borrowings on line of credit	250	13,450	1,000
Payments on line of credit	(250)	(12,570)	—
Payroll tax on issuance of restricted stock	—	—	(202)
Proceeds from sale of stock and warrants, net	(92)	8,600	—

Net cash provided by financing activities	16	10,605	774

Net increase (decrease) in cash and cash equivalents	(6,265)	5,901	(5,027)
Cash and cash equivalents, beginning of year	8,108	1,811	7,712
Less: Cash of discontinued operations	(32)	—	—

Cash and cash equivalents, end of year	$1,811	$7,712	$2,685

Non cash activities:
Transfer of inventory to property and equipment for placement at customer sites	$587	$334	$350
Transfer of Cryocare Surgical Systems from property and equipment to inventory for sale	470	103	117
Capital lease obligation	—	112	—
Adoption of FSP EITF No 00-19-2
Increase in additional paid-in capital	—	5,680	—
Reduction of retained earnings	—	(4,373)	—
Reduction of common stock warrant liability	—	(1,307)	—
Other supplemental information:
Interest paid	$19	$151	$79
Income taxes paid	$55	$69	$—

The accompanying notes are an integral part of these Consolidated Financial Statements

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Operations of the Company

Endocare is a medical device company focused on developing, manufacturing and selling cryoablation products with the potential to improve the treatment of cancer and other tumors. As used in these Notes to Consolidated Financial Statements, unless otherwise indicated or the context requires, “Endocare,” “we,” “our,” or “us” refers to Endocare, Inc. and its consolidated subsidiary. We were formed in 1990 as a research and development division of Medstone International, Inc. (Medstone), a manufacturer of shockwave lithotripsy equipment for the treatment of kidney stones. Following our incorporation under the laws of the state of Delaware in 1994, we became an independent, publicly-owned corporation upon Medstone’s distribution of our stock to the existing stockholders on January 1, 1996.

Through February 10, 2006 we also offered vacuum therapy systems for non-pharmaceutical treatment of erectile dysfunction through our wholly-owned subsidiary Timm Medical Technologies, Inc. (Timm Medical), which was sold to a third party effective February 2006 (see Note 7—“Dispositions and Discontinued Operations”). The operating results of Timm Medical are included in discontinued operations.

Effective on August 20, 2007, we effected a one-for-three reverse split of our common stock. All share amounts and per share amounts have been adjusted throughout the accompanying consolidated financial statements and the related notes to reflect this reverse stock split for all periods presented. The reverse split did not affect the authorized shares and par value per share. On October 10, 2007, our common stock commenced trading on The NASDAQ Capital Market under the symbol ENDO.

Proposed Merger and Financing

Due to recent developments regarding the Galil merger and related financing, and the HealthTronics offer, notes 1, 2, 12 and 14 should be read in conjunction with Note 17—“Subsequent Events (Unaudited).” Note 17 contains important new information related to such matters.

On November 10, 2008, Endocare and Galil Medical, Ltd. (Galil), a privately held Israeli cryoablation company, entered into an Agreement and Plan of Merger (the Merger Agreement). Under the Merger Agreement, Orange Acquisitions Ltd., a newly formed wholly owned subsidiary of Endocare in Israel, will merge with and into Galil (the Merger), with Galil continuing after the Merger as the surviving company and a wholly owned subsidiary of Endocare. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Galil will be converted into the right to receive shares of our common stock.

At the effective time of the Merger, it is expected that 11,092,330 shares of Endocare common stock will be issued in the Merger and Endocare will assume the outstanding stock options of Galil. The exact conversion ratio cannot be calculated until immediately prior to the effective time of the Merger, but it is expected that approximately 33.0 ordinary shares of Galil will be converted into one share of Endocare common stock. Immediately following the effective time of the Merger and attributing ownership to Galil’s shareholders of shares to be deposited into the escrow account (Escrow Shares), Galil’s shareholders will own approximately 48.0%, and Endocare’s stockholders will own approximately 52.0%, of Endocare’s common stock, without giving effect to the shares issuable pursuant to the concurrent Financing described below. The Merger will have no effect on the number of shares of common stock of Endocare owned by existing Endocare stockholders. The Merger is subject to customary closing conditions, and subject to receipt of regulatory approvals, including the closing of the pending investigation by the FTC, and approvals by Endocare stockholders and Galil shareholders, we are seeking to close the Merger in the second quarter of 2009.

The Merger Agreement terminates pursuant to its terms if the Merger has not occurred on or prior to June 30, 2009, unless the parties agree otherwise. The Merger Agreement contains certain other termination

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

rights for both Endocare and Galil, including each party’s right to terminate the Merger Agreement in the event the other party’s available cash drops below $1.0 million for more than ten business days. Upon termination of the Merger Agreement for specified breaches and certain similar circumstances, either party may be required to pay the other party a termination fee of $900,000 and to reimburse such party for expenses incurred in connection with the Merger, up to a maximum of $850,000. In addition, upon a termination of the Merger Agreement that does not trigger an obligation of a party to pay a termination fee in some circumstances, a party may nonetheless be required to reimburse the other party for expenses incurred in connection with the Merger, up to a maximum of $850,000.

Concurrent with the execution of the Merger Agreement, Endocare and certain existing institutional accredited stockholders of Endocare and Galil entered into a Stock Purchase Agreement, relating to the private placement by Endocare of 16,250,000 shares of Endocare common stock at a purchase price of $1.00 per share (the Financing). The offering gross proceeds to Endocare from the Financing are expected to be $16.3 million. The closing of the Financing is subject to the concurrent closing of the Merger and certain other conditions, including the sale of shares in the Financing with a minimum aggregate purchase price of $12 million and that Endocare’s common stock remains listed on the NASDAQ Capital Market or the Over-The-Counter Bulletin Board. The issuance of common shares pursuant to the Merger Agreement and the Purchase Agreement is also subject to approval by our stockholders.

Upon consummation of the Merger and the Financing, and attributing ownership to Galil’s shareholders of the Escrow Shares, existing Endocare stockholders will own approximately 38.5% of our outstanding common stock and the shareholders of Galil will own approximately 61.5% of our outstanding common stock. As a result, the Merger will be accounted for as a reverse acquisition and equity recapitalization in accordance with U.S. generally accepted accounting principles. Under this method of accounting, after completion of the Merger and the Financing, Endocare will be treated as the “acquired” company for financial accounting and reporting purposes, and the combined entity’s results of operations prior to completion of the Merger will be those of Galil. We are obligated to pay a transaction fee of $800,000 and a percentage of the Financing proceeds (estimated to be approximately $265,000) to our investment banker upon the closing of the Merger and Financing. The Merger will be accounted for under the Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combination. Purchase consideration will be measured based on the fair value of equity instruments exchanged on the closing date. Consideration paid in excess of net tangible and intangible assets acquired will be recorded as goodwill. If the purchase consideration is less than the fair value of the net assets acquired, the difference will be recorded as a gain on the acquisition date.

We anticipate that the Merger will enhance shareholder value and solidify the long-term prospects of our cryoablation technology in the market place. Combining the two companies enhances our competitive position by providing complementary geographic markets resulting in larger global reach, a greater customer base, a complementary technology and patent portfolio as well as greater financial resources for promoting cryoablation demand and awareness against more established treatment options and for developing new applications for our proprietary technologies. Through consolidation of duplicate facilities, functions and overhead, Endocare and Galil also expect to achieve greater economies of scale and near-term and long-term savings by eliminating duplicative manufacturing, selling, marketing and administrative costs, redundant regulatory programs and the costs for separate clinical trials and studies. However, there is no assurance that the operations of the two companies will be successfully integrated or that the anticipated growth and savings will be realized.

2.	Recent Operating Results and Liquidity

Due to recent developments regarding the Galil Merger and related Financing and the HealthTronics Offer, Notes 1, 2, 12, and 14 should be read in conjunction with Note 17—“Subsequent Events (Unaudited).” Note 17 contains important new information relating to such matters.

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Since inception, we have incurred losses from operations and have reported negative cash flows. As of December 31, 2008, we had cash and cash equivalents of $2.7 million, $1.9 million of the cash balance is borrowed under our line of credit and is payable on a current basis. Net cash used in operations were $13.6 million, $4.6 million and $8.1 million in 2006, 2007 and 2008, respectively. We do not expect to reach positive adjusted Earnings Before Income Tax, Depreciation and Amortization (“EBITDA”) on an annual basis in 2009, both as a stand-alone company and as a combined company after the proposed Merger discussed in Note 1, and we expect to continue to generate losses from operations for the foreseeable future. These losses have resulted in part from our continued investment to gain acceptance of our technology and investment in initiatives that we believe should ultimately result in cost reductions. In addition to working capital needs for our operations and growth initiatives, we have also incurred significant expenditures under indemnification obligations for our former officers and directors through the third quarter of 2008 and have large outstanding state and local tax liabilities as described below. In addition, we have incurred legal, accounting and other fees related to the proposed Merger and Financing.

We expect to use existing cash reserves, working capital through the sale of our products and the proceeds from borrowings on our line of credit to fund our operations until we complete the Merger and Financing. We believe the net proceeds from the Financing combined with expected expense reductions from eliminating duplicate or redundant facilities, infrastructure and functions will be adequate to enable the post-merger combined company to reach positive adjusted EBITDA.

Through December 31, 2008 we have incurred significant payments under our indemnification agreements with certain former officers and directors. These costs, net of insurance recoveries, totaled $0.5 million, $0.8 million and $1.8 million, in 2006, 2007 and 2008, respectively. As discussed under Note 12—“Commitments and Contingencies,” our obligations to indemnify our former CFO and former CEO were terminated in August and October 2008, respectively.

We continue to face large cash expenditures in the future related to past due state and local taxes, primarily sales and use tax obligations, which we estimate to be approximately $2.2 million. The amount was fully accrued as of December 31, 2008. We are in the process of negotiating resolutions of the past due state and local tax obligations with the applicable tax authorities. However, there is no assurance that these obligations will be reduced as a result of the negotiations or that we will be allowed to pay the amounts due over an extended period of time.

During the year ended December 31, 2008, we incurred $2.4 million in relation to potential strategic transactions including the proposed Merger. We estimate that $1.1 million in additional legal and accounting expenses will be incurred in 2009 to complete the Merger and Financing and we will pay total transaction fees currently estimated at approximately $1 million from the Financing proceeds to our investment banker at closing. Expenditures related to the Merger are recorded as general and administrative expenses as incurred since the Merger is not expected to occur until 2009, and these costs are required to be expensed under Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations. Fees related to the Financing and share issuance will be recorded as a reduction of paid in capital. Consummation of the Merger is expected to continue to require a significant use of cash including post-closing integration costs, or, if the Merger is not consummated, any continued exploration of other strategic alternatives.

We have historically financed our operations and growth through borrowings and equity financings. Our cash needs are not entirely predictable. If the Merger and Financing are consummated, the net proceeds of the Financing will be used to finance the operations, costs of integration and cash flow needs of the combined company. The expected gross proceeds to Endocare of the proposed Financing are expected to be approximately $16.3 million. The closing of the Financing is subject to the concurrent closing of the proposed Merger and certain other conditions including the sale of shares with a minimum aggregate purchase price of $12.0 million.

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the event that our available cash drops below $1.0 million for more than ten business days, Galil has the right to terminate the Merger Agreement.

If additional cash is required before we complete the Merger and Financing, we may access the remaining funds available under our $4 million bank credit facility. The funds we can borrow are based on eligible trade receivables and inventory as defined. The credit facility includes a subjective acceleration clause and a requirement to maintain a lock box with the lender, the proceeds from which will be applied to reduce the outstanding borrowings upon our default or if other conditions are met. In 2008, we borrowed an additional $1.0 million under our credit facility, bringing the total amount currently outstanding under the credit facility to $1.9 million. As of December 31, 2008, there was $2.1 million available for additional borrowing under the credit facility. Our credit facility contains a minimum tangible net worth covenant measured on a monthly basis. The future availability of funds from our bank credit facility is subject to many conditions, including the subjective acceleration clause and other provisions that are predicated on events not within our control. We cannot access the bank credit facility if we fail to comply with all covenants and borrowing conditions. If a waiver is not granted, the bank can accelerate the outstanding indebtedness under the credit facility and terminate the credit facility. Under the subjective acceleration clause, the bank can accelerate payment on all outstanding borrowings and cease to make further advances to us in the event of default or if the bank determines in its judgment that a material adverse change has occurred or will occur.

We were not in compliance with the minimum tangible net worth covenant as of December 31, 2008 and January 31, 2009, and received a waiver from the bank with respect to this noncompliance on February 26, 2009. The waiver also redefines the minimum tangible net worth requirement and provides new lower net worth requirements for February through April 2009. In addition, on February 26, 2009, the credit facility, which was due to expire on that date, was extended to May 27, 2009. We are in discussions with the lender to obtain more permanent long-term financing, although such financing may not be available or available on terms acceptable to us. Also, there is no assurance that we will be able to comply with all borrowing requirements and covenants in future periods, that we can obtain a waiver if additional events of default occur or that the lender will not exercise the subjective acceleration clause.

There is no assurance that the Merger and Financing will occur and we cannot guarantee the availability of our existing capital resources or that they will be sufficient to fund our ongoing operations to the point where our operations will generate positive cash flows on a consistent basis. We will continue to assess the adequacy of our capital resources and may need to use existing and new sources of capital to finance operations and the growth of the business. If the Merger and Financing are not consummated, Endocare, as a stand-alone company, expects that it will need to raise additional capital during 2009 to fund its ongoing operations. Should such financing be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our continuing losses, cashflow deficits and obligations, along with the contingencies in our funding sources, together raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the parent and all majority owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

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Comprehensive Income

Statement of Financial Accounting Standard, or SFAS, No. 130, Reporting Comprehensive Income, requires reporting and displaying comprehensive income (loss) and its components, which, for Endocare, is the same as the net loss reflected in the consolidated statements of stockholders’ equity.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Principal areas requiring the use of estimates include: determination of allowances for uncollectible accounts, notes receivable and sales returns, warranty obligations, reserves for excess and obsolete inventory, valuation allowances for investments and deferred tax assets, impairment of long-lived and intangible assets, determination of stock-based compensation to employees and consultants, valuation of the warrants and reserves for litigation and other legal and regulatory matters, among others.

Revenue Recognition

Revenues from sales of Cryocare Surgical Systems and cryoablation disposable products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is reasonably assured. For certain cryoablation treatments, we also contract with medical facilities to provide cryoablation disposable products and services for which we charge a per-procedure fee. The cryoablation services provided generally consist of rental and transport of a Cryocare Surgical System, as well as the services of a technician to assist the physician with the set-up, use and monitoring of the equipment and include the necessary disposable products and supplies. The medical facilities are billed for procedures performed using Cryocare Surgical Systems owned either by us or by third parties who perform the service component of the procedure. We receive procedure fee revenue from the medical facility and, where a third-party service provider is involved, pay a fee to the service provider. The fee billed to the medical facility is recorded as revenue in the period when the procedure is performed. Cost of revenues includes the cost of the necessary disposable products and supplies and, if applicable, third party service provider fees which are recorded at the time of the procedure. Cost of revenues also includes depreciation related to Endocare-owned Cryocare Surgical Systems over an estimated useful life of three years.

As a result of the shift in revenue mix from cryoablation procedure fees (where we also provide the service component) to direct sales of cryoablation disposable products (where we do not perform the service component and have a lower average selling price as well as cost of sales per procedure), we have experienced an increase in gross margins as a percentage of revenues although the gross profit dollars per case generally are the same. Our gross margin has also increased due to reconfiguration of our products to reduce manufacturing costs and sourcing products and components to lower cost suppliers. We have also reduced operating expenses through streamlining our corporate organization, elimination or deferral of some longer-term research, development, clinical and marketing activities, instituting additional equity incentive programs to reduce cash compensation outlays, and in general better control of our operating expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues and the related cost of revenues from continuing operations consist of the following for the three years ended December 31, 2008:

	Year Ended December 31,
	2006	2007	2008
	(In thousands)
Revenues:
Product sales:
Cryoablation disposable products	$13,948	$21,157	$22,864
Cryocare Surgical Systems	1,096	1,573	1,511

	$15,044	$22,730	$24,375
Cryoablation procedure fees	$12,298	$6,418	$6,693
Cardiac royalties	604	386	511
Other	44	153	(17)

	$27,990	$29,687	$31,562

Cost of revenues:
Cryoablation disposable products and procedure fees	$11,541	$9,006	$9,408
Cryocare Surgical Systems	802	774	527

	$12,343	$9,780	$9,935

Cost of revenues for cryoablation disposable products and procedure fees are combined for reporting purposes. Sales of cryoablation disposable products and procedure fees incorporate similar inventory when sold and we do not separately track the cost of disposable products sold directly to customers and those consumed in cryoablation procedures. Procedure fees relate to services which are provided to medical facilities upon request to facilitate the overall delivery of our technology into the marketplace.

We provide customary sales incentives to customers and distributors in the ordinary course of business. These arrangements include volume discounts, equipment upgrades and rent-to-own programs. These transactions are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, when applicable. We defer the recognition of certain Cryocare Surgical System revenues where we have continuing performance obligations. Deferred revenues are adjusted in future periods when remaining obligations have been met. Deferred revenue as of December 31, 2007, and 2008 is not significant and was included in other accrued liabilities. From time to time, we may agree to provide equipment upgrades for free or at significant discounts to select customers who purchased Cryocare Surgical Systems in the prior years. These offers to upgrade are at our discretion and intended to facilitate the delivery of our latest cryoablation technology into the market place. The loss on equipment provided for upgrades is expensed at the earlier of the commitment or shipment date. We have reduced the selling price of Cryocare Surgical Systems in select instances to at or near cost to promote the use of cryoablation as a preferred treatment option. These initiatives have decreased the gross margin on sale of Cryocare Surgical Systems.

In 2006, 2007 and 2008, one customer accounted for 28.8 percent, 42.1 percent and 37.0 percent of total revenues, respectively. This customer accounted for 38.9 percent and 40.4 percent of our accounts receivable balance as of December 31, 2007 and 2008, respectively. We derived 94.2 percent, 92.8 percent and 91.9 percent of revenues from sales in the United States during this three-year period.

We routinely assess the financial strength of our customers and believe that our accounts receivable credit risk exposure is limited. Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts and sales returns based on a periodic review of outstanding receivables. International shipments are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

billed and collected by Endocare in U.S. dollars. Allowances are provided for known and anticipated credit losses as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories

Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Reserves for slow-moving and obsolete inventories are provided based on historical experience and product demand. We evaluate the adequacy of these reserves periodically.

The following is a summary of inventory

	December 31,
	2007	2008
	(In thousands)
Raw materials	$2,331	$1,831
Work in process	227	119
Finished goods	958	1,096

Total inventories	3,516	3,046
Less inventory reserve	(494)	(487)

Inventories, net	$3,022	$2,559

Property and Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the respective assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the related lease term. Cryoablation equipment placed at customer sites for use with our disposable cryoprobes is depreciated into cost of revenues over estimated useful lives of three years. Repair and maintenance costs are expensed as incurred. Depreciation expense from continuing operations was $1.0 million, $0.6 million and $0.5 million in 2006, 2007 and 2008 respectively.

The following is a summary of property and equipment:

	December 31,
	2007	2008
	(In thousands)
Equipment and computers	$1,899	$1,818
Cryoablation systems placed at customer sites	5,169	5,203
Furniture and fixtures	1,040	1,059
Leasehold improvements	321	321

Total property and equipment, at cost	8,429	8,401
Accumulated depreciation and amortization	(7,579)	(7,773)

Property and equipment, net	$850	$628

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We lease certain office equipment under a capital lease agreement. Capital lease obligations are amortized over the life of the lease and amortization for capitalized assets under lease agreements are included in depreciation expense. Office equipment included in property and equipment above was $0.1 million at December 31, 2007 and 2008 and related depreciation expense was approximately $4,000 and $20,000 for the years ended December 31, 2007 and 2008, respectively.

Long-Lived Assets, Goodwill and Intangible Assets Subject to Amortization

We acquire goodwill and amortizable intangible assets in business combinations and asset purchases. The excess of the purchase price over the fair value of net assets acquired are allocated to goodwill and identifiable intangibles. We do not amortize goodwill which is consistent with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and other Intangible Assets as more fully described in Note 5 “Impairment of Goodwill and Other Intangible Assets.” Goodwill and indefinite lived assets are reviewed annually for impairment and on an interim basis if events or changes in circumstances indicate that the asset might be impaired.

Intangible assets that are deemed to have finite useful lives are recorded at cost and amortized using the straight-line method over their estimated useful lives, as follows:

Trade names (discontinued operations)	15 years
Domain names	5 years
Covenants not to compete	3 to 5 years
Developed technology (discontinued operations)	15 years
Patents	3 to 15 years

Patents comprise our largest intangible asset. We capitalize the costs incurred to file patent applications when we believe there is a high likelihood that the patent will be issued, the patented technology has other specifically identified research and development uses and there will be future economic benefit associated with the patent. We expense all costs related to abandoned patent applications. If we elect to abandon any of our currently issued or unissued patents or determine that their carrying value is impaired, we reduce the patent to fair value. Costs associated with patents and licenses purchased from third parties for products or technology prior to receipt of regulatory approval to market are capitalized if the licenses can be used in multiple research and development programs. Our capitalized patent costs pertain to technology currently used in our commercialized products and for which we expect to recover their cost through product sales. Patent costs are amortized on a straight-line basis over the useful life of the license, which begin on the date of acquisition and continues through the end of the estimated term during which the technology is expected to generate substantial revenues. Patent maintenance costs are expensed as incurred.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. We consider assets to be impaired and write them down to fair value if estimated undiscounted cash flows associated with those assets are less than their carrying amounts. Fair value is based upon the present value of the associated cash flows. Changes in circumstances (for example, changes in laws or regulations, technological advances or changes in our strategies) may also reduce the useful lives from initial estimates. Changes in the planned use of intangibles may result from changes in customer base, contractual agreements, or regulatory requirements. In such circumstances, we will revise the useful life of the long-lived asset and amortize the remaining net book value over the adjusted remaining useful life. There were no changes in estimated useful lives and no impairment charge during 2006, 2007 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense for each of the years ending December 31 will consist of the following amounts:

2009	501
2010	501
2011	501
2012	501
2013	302
Thereafter	270

$2,576

Amortization expense from continuing operations totaled $0.6 million, $0.5 million and $0.5 million in 2006, 2007 and 2008, respectively.

The following is a summary of intangible assets:

	December 31,
	2007	2008
	(In thousands)
Domain name	$435	$435
Covenant not to compete	352	352
Patents	6,205	6,205

Total intangibles	6,992	6,992
Accumulated amortization	(3,915)	(4,416)

Intangibles, net	$3,077	$2,576

Investments

We hold minority investments of less than 20 percent in certain private early stage technology companies acquired in conjunction with various strategic alliances. We do not have the ability to exercise significant influence over the financial or operational policies or administration of these companies; therefore, they are accounted for under the cost method. Realized gains and losses are recorded when related investments are sold. These investments are regularly assessed for impairment through review of operations and indicators of continued viability, including operating performance, financing status, liquidity prospects and cash flow forecasts. Impairment losses are recorded when events and circumstances indicate that such assets might be impaired and the decline in value is other-than-temporary. These investments are included in investments and other assets. As further discussed under Note 11—“Collaborative and Other Agreements,” we recorded an impairment charge of $0.9 million related to our minority investment in a privately held medical device company in the fourth quarter of 2008.

Product Warranties

Certain of our products are covered by warranties against defects in material and workmanship for periods up to two years after the sale date. The estimated warranty cost is recorded at the time of sale and is adjusted periodically to reflect actual experience. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. Our warranty costs and liability (included in other accrued liabilities) were not significant for 2006, 2007 or 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and Development

Research and development activities are performed primarily in-house. Expenditures primarily include personnel, clinical studies, and material expenses incurred to design, create, and test prototypes. These expenditures are charged to operations as incurred until technological feasibility has been established. Costs to maintain patents are included in general and administrative expenses.

Advertising

Advertising costs are included in selling and marketing expenses as incurred and totaled $0.3 million, $0.2 million and $0.1 million for 2006, 2007 and 2008, respectively.

Shipping and Handling Costs

We incurred shipping and handling costs in the normal course of business. All shipping and handling costs related to our products are charged to cost of sales as incurred.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, primarily consist of cash and cash equivalents, accounts receivable and notes receivable. We may be exposed from time to time to credit risk with our bank deposits in excess of the FDIC insurance limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash and cash equivalents, except as described below. Our receivables are derived primarily from sales of Cryocare Surgical Systems and cryoablation disposable products to medical facilities, medical groups and urologists. Cryoablation procedure fees are generated from medical facilities. One customer accounted for 28.8 percent, 42.1 percent and 37.0 percent of our revenues for the years ended December 31, 2006, 2007 and 2008, respectively. This same customer accounted for 37.2 percent of our fourth quarter 2008 revenues. 38.9 percent and 40.4 percent of our accounts receivable as of December 31, 2007 and 2008 were due from this customer. We have no history of past due receivables from this customer. We perform ongoing credit evaluations of our customers and generally do not require collateral. Reserves are maintained for potential credit losses. There are no significant concentrations of credit risk with respect to trade receivables except for the customer referenced above.

Approximately $2.0 million of our cash is invested in a money market mutual fund (the Citi Institutional Liquid Reserves) which includes in its investment portfolio commercial paper, time deposits, certificates of deposits, bank notes, corporate bonds and notes and U.S. government agency securities. Although the fund seeks to preserve the value of the investment at $1.00 per share, it is possible to lose our principal if the underlying securities suffer losses as a result of current credit market conditions. At January 31, 2009, the fund reported that certain securities within the portfolio are illiquid, in default, under restructuring or have been subject to a ratings downgrade. However, the fund continues to report a per share net asset value (NAV) of $1, which represents the price at which investors buy (“bid price”) and sell (“redemption price”) fund shares from and to the fund company. The NAV is computed once at the end of each trading day based on the closing market prices of the portfolio’s securities. Effective September 2008, the federal government provided a temporary guarantee through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 30, 2009 on publicly traded or regulated money market mutual funds that elect to participate in the program. The program protects the shares of money market fund investors as of September 19, 2008. The guarantee may be extended through September 18, 2009 at the discretion of the U.S. Treasury Department. We believe that our investment has not been impaired and that we can withdraw our finds at any time without restriction. We will monitor the value of the fund periodically for impairment.

In 2003, we acquired a $2.7 million note receivable from the sale of a Timm Medical product line and in 2006, we received a $1.4 million note receivable from the divestiture of Timm Medical. In addition, in 2002, we received a $0.3 million secured note receivable for certain advances we made to a shareholder consultant of Endocare. These are included in investments and other assets. We evaluate the creditworthiness of the debtors periodically and provide allowances for uncollectible amounts. We collected the $1.4 million note receivable from the sale of Timm Medical in February 2008 along with related interest. Also, in August 2008 we negotiated and collected $750,000 in full satisfaction of the fully-reserved $2.7 million note receivable. The note from the consultant shareholder remains outstanding and has been fully reserved. See Note 7—“Dispositions and Discontinued Operations,” and Note 15—“Related Party Transactions” for further discussion.

Fair Value of Financial Instruments

The primary objective of our investment activities is to preserve principal while at the same time maximize the income we receive from our invested cash without significantly increasing the risk of loss. Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, accounts and notes receivable, minority investments, accounts payable, accrued liabilities and a line of credit. The carrying amounts of current assets and liabilities approximate their fair values because of the relatively short period of time between the origination of these instruments and their expected realization. The interest rates on the note receivable related to the sale of Timm Medical generally approximate market rates for secured obligations of similar terms and maturity. The fair value of minority investments is based on the value of comparable publicly traded early stage companies as further discussed in Note 11—“Collaborative and Other Agreements.” The line of credit bears interest at variable rates and its carrying value approximates fair value. See Note 13—“Fair Value Measurements” for further discussion.

Risks and Uncertainties

Our profitability depends in large part on increasing our revenue base and effectively managing costs of sales, customer acquisition costs and administrative overhead. We continually review our pricing and cost structure in an effort to select the optimal revenue and distribution models. Several factors could adversely affect revenues and costs, such as changes in health care practices, payer reimbursement, inflation, new technologies, competition and product liability litigation, which are beyond our control and could adversely affect our ability to accurately predict revenues and effectively control costs. Many purchasers of our products and services rely upon reimbursement from third-party payers, including Medicare, Medicaid and other government or private organizations. These factors could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Off-Balance Sheet Financings and Liabilities

Other than lease commitments, obligations under royalty and joint technology development arrangements, legal contingencies incurred in the normal course of business and employment contracts, we do not have any off-balance sheet financing arrangements or liabilities. In addition, our policy is not to enter into derivative instruments, futures or forward contracts. Our business is transacted solely in U.S. dollars and, while future fluctuations of the U.S. dollar may affect the price competitiveness of our products, there is no known significant

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

direct foreign currency exchange rate risk. Finally, we do not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

Other Accrued Liabilities

Other accrued liabilities as of December 31, 2007 and 2008 include $2.2 million in state and local taxes, primarily sales and use taxes in various jurisdictions in the United States.

Capital Stock and Earnings Per Share

Basic net income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding for the respective periods. Basic earnings per share also include contingently issuable shares (such as fully vested deferred and restricted stock units) as of the date all necessary conditions for issuance have been met. Diluted loss per share, calculated using the treasury stock method, gives effect to the potential dilution that could occur upon the exercise of certain stock options, warrants, and restricted and deferred stock units that were outstanding during the respective periods presented. For periods when we reported a net loss from continuing operations, these potentially dilutive common shares were excluded from the diluted income or loss per share calculation because they were anti-dilutive. As of December 31, 2008, 2007, and 2006, we had 3.4 million, 3.8 million, and 3.3 million, respectively, in potentially dilutive common shares outstanding (prior to the application of the treasury stock method) in the form of stock options, restricted stock units, deferred stock units, and warrants.

Taxes

We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities along with net operating loss and credit carry forwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment.

On January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes (see Note 10—“Income Taxes”). Taxes that are not based on income (including sales and use, payroll, capital and property taxes) continue to be accounted for under SFAS No. 5, Accounting for Contingencies.

We collect and remit sales tax on a gross basis. Our sales tax liability is classified as a current obligation.

Stock-Based Compensation

Our equity awards include stock options, deferred stock units and restricted stock units. Some awards vest based on continuous service while others vest based on performance conditions, such as profitability and sales goals. Stock options generally have a maximum contractual term of 10 years and vest pro-rata over four years, which is the requisite service period.

Stock-based compensation expense is accounted for under SFAS No.123R (revised), Share-Based Payment (SFAS No. 123R), which requires companies to measure and recognize in the financial statements the cost of services received in exchange for awards of equity instruments to employee, directors and consultants. The fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of share-based awards is estimated at the grant date using the Black Scholes option pricing model, and the portion that is ultimately expected to vest is recognized as compensation expense over the explicit or implicit service period. Deferred stock units and restricted stock units are accounted for similar to restricted stock grants and are measured based on the trading price of the underlying common shares at the date of grant. As more fully described in Note 9—“Equity Incentive Plans,” beginning in 2006, deferred stock units are issued in lieu of cash bonuses to employees and board fees to members of the board of directors at the election of the eligible participants. These units vest when services are rendered each year in the case of employee bonuses and each quarter in the case of board fees. Beginning in 2007, restricted stock units are also granted to employees with a contractual life of 10 years. Certain restricted stock units vest based on service over a specified period (3 years) while others vest contingently based on performance conditions such as sales and profitability goals over 2 to 3 years. For awards that vest based on continuous service, we record compensation expense ratably over the service period from the date of grant. For grants that vest based on performance conditions, we begin recording compensation expense over the service period when we determine that achievement is probable. Change in estimates as to probability of vesting is recorded through a cumulative catch-up adjustment when the assessment is made. Change in the estimated implicit service period is recorded prospectively over the remaining vesting period.

We use the Black-Scholes standard option pricing model and the single option award approach for awards with graded vesting to measure the fair value of the stock options granted to employees. The determination of fair value is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and the projected exercise and post-vesting employment termination behavior of employees. The following are the significant assumptions and estimation methodologies in the Black-Scholes valuation calculations in accordance with the requirements of SFAS No. 123R and Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment.

a. Expected term—Through December 31, 2007, we utilized the “shortcut method” to estimate the expected term for “plain vanilla” options as permitted under SAB 107 (an expected term based on the mid point between the vesting date and the end of the contractual term). We converted to company-specific experience on January 1, 2008. The expected term for grants during 2006 to 2008 averaged 6.25 years. The change in methodology did not have a significant effect on the recorded expense.

b. Expected volatility—We use historical volatility (based on daily trading prices) to estimate the fair value of options granted. Volatility is measured over a sequential period that approximates the expected term of the equity awards. We have excluded the period from October 24, 2002 to January 16, 2003 (inclusive) during which our common stock experienced unusually high volatility as a result of announcement of our failure to file the September 30, 2002 Form 10-Q, temporary suspension of trading, delisting of our shares from NASDAQ, and an investigation commenced by the SEC. Average volatility for options granted in 2006, 2007 and 2008 was approximately 69.5 percent, 66.6 percent and 70.1 percent, respectively. We did not incorporate implied volatility since there are no actively traded option contracts on our common stock and sufficient data for an accurate measure of implied volatility was not available.

c. Expected Forfeitures—Stock-based compensation expense is recorded net of expected forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We estimate an average forfeiture rate of approximately 25.0 percent based on historical experience from 2001 through December 31, 2008. We periodically assess the forfeiture rate. Changes in estimates is recorded in the period of adjustment.

d. Risk-Free Interest Rate—The risk-free rate is based on implied yields in effect at the time of the option grant on U.S. Treasury zero-coupon bonds with remaining terms equal to the expected term of the employee stock awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

e. Dividends—We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. As such, our expected dividend yield is zero.

Due to our continuing losses, we do not recognize deferred tax assets related to our stock-based compensation and we have not recorded benefits for tax deductions in excess of recognized compensation costs (required to be recorded as financing cash flows) due to the uncertainty of when we will generate taxable income to realize such benefits.

Total stock-based compensation expense for options, deferred stock units and restricted stock units was $2.8 million, $3.9 million and $1.2 million in 2006, 2007 and 2008, respectively. Stock-based compensation expense is included in the following line items in the consolidated statements of operations:

	Year Ended December 31,
	2006	2007	2008
	(In thousands)
Cost of revenues	$56	$86	$48
Research and development	107	94	25
Selling and marketing	630	702	506
General and administrative	2,052	3,019	606

Total	$2,845	$3,901	$1,185

During the third quarter of 2007, we determined that it was probable the profitability goals would be met during 2009, and that the related performance-based awards would vest. In conjunction with this assessment, we recorded $0.6 million of compensation expense in the third quarter of 2007, including a cumulative adjustment for expenses relating to the second quarter of 2007 as if the probable assessment had been determined at the original grant date. During the third quarter of 2008, we reassessed and determined that it was no longer probable the profitability goals would be met during the performance measurement period and as such, the related performance based awards would not vest. In conjunction with this change in assessment, we recorded a $1.2 million reduction in stock-based compensation expense in the third quarter of 2008 to reverse the expense previously recorded. $0.6 million of this amount relates to expenses recorded in 2007.

In addition, we recorded a $0.1 million reduction in expenses for equity awards forfeited by our former CEO who resigned in September 2008.

As of December 31, 2008, there was $0.9 million (net of estimated forfeitures) of total unrecognized compensation costs related to unvested stock options. That cost is expected to be amortized on a straight-line basis over a weighted average period of 0.7 years. Unrecognized compensation for restricted stock units was $1.7 million at December 31, 2008 (assuming that all service and performance milestones will be met) and will be recognized over a weighted average period of 0.9 years. As of December 31, 2006, 2007 and 2008 stock compensation cost capitalized as inventory was insignificant.

4.	Recent Accounting Pronouncements

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Arrangements. EITF No. 07-1 provides guidance regarding financial statement presentation and disclosure of collaborative arrangements to jointly develop, manufacture, distribute and market a product whereby the collaborators will share, based on contractually defined calculations, the profits or losses from the associated activities. The consensus requires collaborators in such an arrangement to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other

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applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational and consistently applied accounting policy election. EITF Issue No. 07-1 is effective for fiscal years beginning after December 31, 2008, which will be our fiscal year 2009, and will be applied as a change in accounting principle retrospectively for all collaborative agreements existing as of the effective date. We are in the process of evaluating the potential impact of adopting EITF No. 07-1 on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. These standards will significantly change the accounting and reporting for business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS No. 141(R) requires companies to recognize all the assets acquired and liabilities assumed in a business combination and establishes the acquisition-date fair value as the measurement objective, including capitalizing at the acquisition date the fair value of acquired in-process research and development, and re-measuring and writing down these assets, if necessary, in subsequent periods during their development. SFAS No. 141(R) will also impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration), exclude transaction costs from acquisition accounting, and change accounting practices for acquired contingencies, acquisition-related restructuring costs, indemnification assets, and tax benefits. SFAS No. 141(R) and SFAS No. 160 will be applied prospectively for business combinations that occur on or after January 1, 2009, except that presentation and disclosure requirements of SFAS No. 160 regarding noncontrolling interests shall be applied retrospectively. We will adopt SFAS No. 141(R) and SFAS No. 160 as of January 1, 2009, as required. At the effective time of the Merger, the accounting and business combination transaction will be recorded in accordance with both pronouncements. As of December 31, 2008 we have incurred $2.4 million related to legal and financial advisory expenses to evaluate potential strategic opportunities including the Merger. These expenditures were recorded as general and administrative expenses as incurred since any potential transaction is not expected to occur until 2009, and these costs will be required to be expensed under SFAS No. 141(R). Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by Endocare stockholders and those of Galil and continued listing of Endocare common stock on the NASDAQ Capital Market.

In April 2008, the FASB issued FSP FAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which the cost of a recognized intangible asset is amortized under SFAS No. 142, Goodwill and Other Intangible Assets. The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, Business Combinations. The FSP is effective for fiscal years beginning after December 15, 2008, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. We will be applying FSP FAS No. 142-3 on an ongoing basis to intangible assets acquired in our merger with Galil that we are seeking to close in the second quarter of 2009.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the SEC did not, or are not believed by management to, have a material impact on our present or future consolidated financial statements.

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5.	Impairment of Goodwill and Other Intangible Assets

Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangible assets are not amortized but instead are reviewed annually for impairment and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Goodwill is tested for impairment by comparing its fair value to its carrying value under a two-step process. The first step requires us to compare the fair value of the reporting units to the carrying value of the net assets of the respective reporting units, including goodwill. Our management is primarily responsible for estimating fair value for impairment purposes. Management may consider a number of factors, including valuations or appraisals, when estimating fair value. If the fair value of the reporting unit is less than the carrying value, goodwill of the reporting unit is potentially impaired and we then complete step two to measure the impairment loss, if any. The second step requires the calculation of the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less then the carrying amount of goodwill, an impairment loss is recognized equal to the difference.

After Timm Medical was sold in February 2006, there was no remaining goodwill or indefinite life intangibles.

6.	Private Placement of Common Stock and Warrants

May 2007 Private Placement

On May 24, 2007, we entered into a common stock subscription agreement with Frazier Healthcare V, L.P. (Frazier) and on May 25, 2007 we entered into a registration rights agreement with Frazier. Under the subscription agreement, Frazier agreed to purchase 1,085,271 shares of our common stock at a price per share of $6.45, for aggregate proceeds to us of $7.0 million.

In the subscription agreement, Frazier agreed to lock-up provisions restricting the transferability of the shares, for a period of one year for 75 percent of the shares and a period of 18 months for 25 percent of the shares. The lock-up provisions expire early if we undergo a change in control or if we issue significant additional amounts of securities in certain circumstances after May 25, 2007, as described in the subscription agreement.

In the registration rights agreement, we agreed to file a registration statement with the SEC to register the shares for resale. We also agreed to use commercially reasonable efforts to cause the registration statement to become effective as promptly as possible thereafter, with the intention that the registration statement will be available for resale by Frazier once the lock-up restrictions expire. In addition, we agreed to use commercially reasonable efforts to keep the registration statement effective until May 25, 2010. We filed this registration statement on March 20, 2008 and the SEC declared the registration statement effective on April 18, 2008.

Fusion Capital Equity Purchase Agreement

On October 25, 2006, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (Fusion Capital). Under this agreement we had the right to sell to Fusion Capital up to $16.0 million worth of common stock, at our election, over a two year period at prices determined based upon the market price of our common stock at the time of each sale, without any fixed discount. We could sell common stock in $100,000 increments every fourth business day, with additional increments available every third business day if the market price per share of our common stock was $4.50 or higher. Our agreement with Fusion Capital did not allow us to sell shares to Fusion Capital on any date on which the purchase price was less than $3.00. Under the terms of the agreement, we issued 157,985 shares of common stock to Fusion Capital in 2006 for no consideration as a commitment fee. Our agreement with Fusion Capital expired on November 6, 2008.

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Through November 6, 2008, we had sold 293,397 shares issued to Fusion Capital for gross proceeds of $1.6 million. The most recent sale occurred in May 2007 and no additional shares were issued through the expiration date. We paid a transaction fee equal to 6.0 percent of the stock proceeds to an investment advisory firm under a pre-existing capital advisory agreement.

March 2005 Private Placement

On March 11, 2005, we completed a private placement of 1,878,448 shares of our common stock and detachable warrants to purchase 1,314,892 common shares at an offering price of $8.31 per share, for aggregate gross proceeds of $15.6 million. Transaction costs were $1.0 million, resulting in net proceeds of $14.6 million. Of the total warrants, 657,446 had an initial exercise price of $10.50 (Series A warrants) per share and 657,446 had an initial exercise price of $12.00 (Series B warrants) per share. The expiration date of the warrants is May 1, 2010. Two former members of our management team made personal investments totaling $0.7 million in the aggregate, and a member of our Board of Directors invested $0.3 million.

The warrants have an anti-dilution clause that is triggered upon issuance of a certain number of shares of our common stock that reduces the effective exercise price of the warrants to preserve the ownership of the warrant holders. As a result of our May 2007 private placement and the issuance of shares to Fusion Capital through November 6, 2008, the exercise price of the Series A Warrants decreased to $10.02 to effectively provide holders the right to purchase an additional 31,667 shares and the exercise price of the Series B Warrants decreased to $11.37 to effectively provide holders the right to purchase an additional 37,191 shares.

The warrants initially are exercisable at any time during their term for cash only. The warrants may be exercised on a cashless exercise basis in limited circumstances after the first anniversary of the closing date if there is not an effective registration statement covering the resale of the shares underlying the warrants. Each warrant is callable by us at a price of $0.01 per share underlying such warrant if our stock trades above certain dollar per share thresholds ($19.50 for the Series A warrants and $22.50 for Series B warrants) for 20 consecutive days commencing on any date after the effectiveness of the registration statement, provided that (a) we provide 30-day advanced written notice (Notice Period), (b) we simultaneously call all warrants on the same terms and (c) all common shares issuable are registered. Holders may exercise their warrants during the Notice Period and warrants which remain unexercised will be redeemed at $0.01 per share.

Pursuant to the terms of the registration rights agreement relating to the March 2005 financing, we filed with the SEC a registration statement on Form S-2 under the Securities Act of 1933, as amended, covering the resale of all of the common stock purchased and the common stock originally underlying the issued warrants. The Form S-2 registration statement was declared effective September 28, 2005. We subsequently filed a post-effective amendment on Form S-3, which was declared effective March 28, 2006, a post-effective amendment on Form S-1, which was declared effective March 30, 2007 and a post-effective amendment on Form S-3, which was declared effective April 18, 2008.

The registration rights agreement provides that if a registration statement is not filed within 30 days of closing or does not become effective within 90 days thereafter, then in addition to any other rights the holders may have, we will be required to pay each holder an amount in cash, as liquidated damages, equal to one percent of the aggregate purchase price paid by such holder per month. We incurred and recorded as general and administrative expense, $0.6 million of liquidated damages through September 28, 2005, when the S-2 registration statement was declared effective.

Under the registration rights agreement, we could incur similar liquidated damages in the future (equal to one percent of the aggregate purchase price paid by each affected holder per month) if holders are unable to make sales under the registration statement (for example, if we fail to keep the registration statement current as

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required by SEC rules or if future amendments to the registration statement are not declared effective in a timely manner). The registration obligation remains outstanding until the earlier of the date on which all shares issuable upon exercise of the warrants have been issued and resold by the holders of the warrants or the date on which all such shares can be resold by the holders without registration.

Since the liquidated damages under the registration rights agreement could in some cases exceed a reasonable discount for delivering unregistered shares, we accounted for the registration payment arrangement and warrants as one instrument classified as a derivative (a non-current liability) under EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. We allocated a portion of the March 2005 offering proceeds to the warrants based on their fair value at issuance. Through December 31, 2006, we revalued the warrants as a derivative instrument quarterly in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as interest expense. During 2006, we recorded a non-cash reduction to interest expense of $3.7 million, which represents a decrease in the fair value of the warrants, primarily due to a decrease in our share price, lower overall stock price volatility and the continual lapse of the warrants’ remaining contractual term.

In December 2006, the Financial Accounting Standards Board issued FASB Staff Position (FSP) EITF No. 00-19-2, Accounting for Registration Payment Arrangements, which changed the way we account for the outstanding warrants. FSP EITF No. 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP and that continue to be outstanding at the adoption date, this guidance is effective for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. Upon adoption of FSP EITF No. 00-19-2 on January 1, 2007, the value of the warrants as of the original issue date ($5.7 million) was reclassified to equity without regard to the contingent obligation to transfer consideration under the registration payment arrangement. The difference between the $5.7 million and the carrying value of the warrant liability as of December 31, 2006 ($1.3 million) was recorded as a cumulative-effect adjustment to reduce opening retained earnings on January 1, 2007. Hereafter, accruals for liquidated damages, if any, will be recorded when they are probable and reasonably estimable.

7.	Dispositions and Discontinued Operations

Sale of Timm Medical—2006

On January 13, 2006, we entered into a stock purchase agreement to sell Timm Medical, our wholly-owned subsidiary, to Plethora Solutions Holdings plc (Plethora), a British company listed on the London Stock Exchange for $9.5 million. The transaction closed on February 10, 2006 and resulted in a gain on sale of $0.5 million in the first quarter of 2006. After the sale, we did not receive significant direct cash flows from Timm Medical and had no significant continuing involvement in its operations. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the assets, liabilities, revenues and expenses of Timm Medical were classified as discontinued operations in the consolidated financial statements for each year presented.

The $9.5 million consideration included cash of $8.1 million and a two-year, five percent promissory note secured by the assets of Timm Medical for $1.4 million. The note was convertible into Plethora’s ordinary shares at any time at our option. Net cash proceeds on the date of the divestiture were $7.5 million (after $0.6 million in transaction costs and $40,000 in cash of Timm Medical as of the disposition date). In anticipation of a potential accelerated settlement of the note in exchange for a discount, we had recorded a $0.3 million reserve on the note

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balance in the fourth quarter of 2006 and ceased accruing interest income. During the three months ended September 30, 2007, we reversed the $0.3 million allowance and reinstated the note to its face value and recorded $0.1 million in interest income previously suspended. The note and unpaid accrued interest totaling $1.6 million was paid in full on February 11, 2008. The note receivable was included in prepaid expenses and other current assets at December 31, 2007.

We retained certain assets and liabilities of Timm Medical in the sale, including all tax liabilities totaling $1.1 million, obligations and rights to a $2.7 million note receivable from SRS Medical Corporation relating to the sale of Timm Medical’s urinary incontinence product line in 2003, certain litigation to which Timm Medical was a party and ownership of Urohealth BV (Timm Medical’s wholly-owned subsidiary with insignificant operations). Assets and liabilities we retained and their related revenues and expenses were excluded from discontinued operations.

Assets and liabilities of discontinued operations as of February 10, 2006 included the following:

Assets:
Cash, inventories and other current assets	$1,041
Property and equipment, net	71
Goodwill, net	4,552
Intangibles, net	3,680
Other assets	65

Total assets	$9,409

Liabilities:
Accounts payable and other current liabilities	$502
Other accrued liabilities	486

Total liabilities	988

Net assets	$8,421

Revenues for Timm Medical were $1.0 million for the period from January 1 to February 10, 2006. The operations of Timm Medical are classified as discontinued operations in 2006. Income from discontinued operations for the year ended December 31, 2006 includes a $0.5 million gain on disposal and is net of $0.2 million in taxes.

Cryoablation Products for Cardiac Applications—2003

On April 14, 2003, we sold our cardiac-related product manufacturing operations and licensed the related intellectual property to CryoCath Technologies, Inc. (CryoCath) for $10.0 million. CryoCath was the exclusive distributor for cryoprobes and consoles in connection with the SurgiFrost™ system, a cryoablation system designed to treat cardiac arrhythmias. We transferred all of our manufacturing assets and inventory related to the cardiac product line to CryoCath, including technical know-how, vendor lists, production equipment and inventory. In addition, CryoCath received an exclusive worldwide perpetual license for cardiac uses to our proprietary argon gas based technology associated with the product and makes payments to us under a nine-year descending royalty stream based on net sales of products incorporating the licensed technology. We also agreed to a 12-year worldwide covenant not to compete in the cardiac field. Upon the consummation of the sale, we terminated our pre-existing distribution agreement with CryoCath. We are required to attend quarterly and annual technical update meetings through 2014. Since the technology was internally developed and the tangible assets sold had minimal value, the sale resulted in a 2003 second quarter gain of $10.0 million. The royalty stream

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decreases from 10 percent to 3 percent of net sales from the SurgiFrost™ system during the period 2004 to 2012. The royalty payments are recorded in the periods earned. Royalty income was $0.6 million, $0.4 million and $0.5 million in 2006, 2007 and 2008, respectively.

On June 19, 2007, CryoCath and ATS Medical, Inc. (ATS) entered into definitive agreement under which ATS acquired CryoCath’s surgical cryoablation business. In conjunction with that transaction, we agreed to bifurcate our prior agreement with CryoCath to give ATS the same rights with respect to the cardiac surgical market as CryoCath had prior to ATS’s purchase.

Urinary Incontinence and Urodynamics—2003

On October 15, 2003, Timm Medical agreed to sell the manufacturing assets related to its urodynamics and urinary incontinence product lines to SRS Medical Corp. (SRS) for a $2.7 million note. These assets include certain patents and trademarks related to the urodynamics and urinary incontinence products, inventory, customer lists and technical know-how. The note bore interest at 7.5 percent and was secured by the assets sold. As amended in March 2004, the note required quarterly payments of $45,000 beginning March 31, 2004, increasing to $60,000 for the quarter ended December 31, 2005. Amounts which remained outstanding at December 31, 2005 were payable at least $60,000 per quarter until the outstanding principal and accrued interest were paid in full. The carrying values of the urodynamics and urinary incontinence-related assets were $1.3 million on the date of sale. Management concluded that collection of the note from SRS was not reasonably assured and provided a full valuation allowance on the note. As a result, a loss of $1.3 million was recorded in the fourth quarter of 2003 equal to the carrying value of the assets sold and collections on the note, if any, would be reported as gain in the period received.

The note was transferred from Timm Medical to Endocare prior to the sale of Timm Medical in 2006. Collections during 2006, 2007 and 2008 were $0.2 million, $0.2 million and $0.1 million respectively and were applied to accrued interest. During August 2008, we negotiated and accepted a $750,000 payment from SRS in full satisfaction of the note and recorded this amount as gain on recovery of note receivable.

8.	Stock-Based Compensation

As of December 31, 2008, we have four stock-based employee compensation plans and two non-employee director stock-based compensation plans.

The following tables summarize our option activities:

	Year Ended December 31, 2008
	Number of Options	Weighted-Average Exercise Price Per Option
Outstanding, beginning of year	1,757,962	$12.75
Granted	78,407	3.22
Cancelled/forfeited	(480,886)	12.29
Exercised	—	—

Outstanding, end of year	1,355,483	12.36
Exercisable, end of year	1,148,015	13.38

The weighted average remaining contractual term of options outstanding and options exercisable at December 31, 2008 is 5.81 years and 5.42 years, respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2008 is zero. The aggregate intrinsic value is calculated as

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the difference between the exercise price of the underlying awards and the quoted price of our common stock at December 31,2008, for those awards that have an exercise price currently below the quoted price. In each of the years ended December 31, 2006, 2007 and 2008, the aggregate intrinsic value of options exercised under the stock option plans was $0.1 million, $0.2 million and zero respectively. Cash received from option exercises under all stock-based payment arrangements for the years ended December 31, 2006, 2007 and 2008 was $0.1 million, $1.1 million and zero, respectively. The weighted average fair value of our options granted at the grant date was approximately $5.69 in 2006, $3.53 in 2007 and $2.02 in 2008.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2007	2008
Stock volatility	0.70	0.67	0.70
Risk-free interest rate	4.6%	4.7%	2.80%
Expected life in years	6.25 years	6.25 years	6.25 years
Stock dividend yield	—	—	—

The total fair value of shares vested during 2008 is approximately equal to the $1.3 million recorded as stock compensation expense during 2008.

Stock Units

During 2007 and 2008, the Company issued 0.5 million and 0.1 million restricted stock units at a weighted average grant date fair value of $5.76 and $3.83, respectively, all of which are non-vested and 0.4 million are outstanding at December 31, 2008. No restricted stock units were granted or outstanding in 2006.

As of December 31, 2007 and 2008, the Company had 81,589 and 79,301 deferred stock units outstanding with a weighted average grant date fair value of $6.66 in 2007 and $7.00 in 2008 respectively, under the employee deferred stock unit program. As of December 31, 2007 and 2008, we had 56,800 and 165,982 deferred stock units outstanding with a weighted average grant date fair value of $6.78 in 2007 and $2.86 in 2008 respectively, under the non-employee director deferred stock unit program. All deferred stock units have vested.

The fair value of each stock unit is based on the underlying stock price on the date of grant. The aggregate intrinsic value of deferred and restricted stock units at December 31,2008, based on the difference between the share price on the date of grant and at December 31, 2008 is zero.

9.	Equity Incentive Plans

Share-based payments

As of December 31, 2008, we had stock options, deferred stock units and restricted stock units outstanding under four employee and two non-employee director stock-based compensation plans, as follows:

2004 Stock Incentive Plan. The 2004 Stock Incentive Plan adopted in September 2004 authorizes the Board or one or more committees designated by the Board (the Plan Administrator) to grant options and rights to purchase common stock to employees, directors and consultants. Options may be either “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options or other equity instruments. The 2004 Stock Incentive Plan replaced the 1995 Stock Plan and 1995 Director Plan described below. The exercise price is equal to the fair market value of our common stock on the date of grant (or

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110 percent of such fair market value, in the case of options granted to any participant who owns stock representing more than 10 percent of our combined voting power). Options generally vest 25 percent on the one-year anniversary date, with the remaining 75 percent vesting monthly over the following three years and are exercisable for 10 years. On the first trading day of each calendar year beginning in 2005, shares available for issuance will automatically increase by three percent of the total number of outstanding common shares at the end of the preceding calendar year, up to a maximum of 333,333 shares. In addition, the maximum aggregate number of shares which may be issued under the 2004 Stock Incentive Plan will be increased by any shares (up to a maximum of 933,333 shares) awarded under the 1995 Stock Plan and 1995 Director Plan that are forfeited, expire or are cancelled. Options become fully vested if an employee is terminated without cause within 12 months of a change in control as defined. Upon a corporate transaction as defined, options not assumed or replaced will vest immediately. Options assumed or replaced will vest if the employee is terminated without cause within 12 months. As of December 31, 2008, there were outstanding under the 2004 Stock Incentive Plan options and restricted stock units to purchase 1,246,708 shares of our common stock and 702,548 options were available for grant.

1995 Stock Plan. The 1995 Stock Plan authorized the Board or one or more committees designated by the Board (the Committee) to grant options and rights to purchase common stock to employees and certain consultants and distributors. Options granted under the 1995 Stock Plan may be either “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options or other equity instruments, as determined by the Board or the Committee. The exercise price of options granted under the 1995 Stock Plan was required to equal the fair market value of our common stock on the date of grant. Options generally vest 25 percent on the one-year anniversary date, with the remaining 75 percent vesting monthly over the following three years. Options are exercisable for 10 years. The 1995 Stock Plan was replaced by the 2004 Stock Incentive Plan on September 10, 2004. As of December 31, 2008, there were outstanding under the 1995 Stock Plan options to purchase 425,583 shares of our common stock and no options were available for grant.

1995 Director Option Plan. The 1995 Director Option Plan (the Director Plan) provided automatic, non-discretionary grants of options to our non-employee directors (Outside Directors). Upon election, each director received an initial option grant to purchase 6,666 shares of common stock which vest over two years and an annual option grant to purchase 1,666 common shares which becomes exercisable after one year. The exercise price of options granted to Outside Directors was required to be the fair market value of our common stock on the date of grant. Options granted to Outside Directors have 10-year terms, subject to an Outside Director’s continued service as a director. The 1995 Director Option Plan was replaced by the 2004 Stock Incentive Plan on September 10, 2004. As of December 31, 2008 there were outstanding under the 1995 Director Option Plan options to purchase 21,668 shares of Endocare’s common stock and no options were available for grant.

2002 Supplemental Stock Plan. We adopted the 2002 Supplemental Stock Plan (2002 Plan) effective June 25, 2002. Under the 2002 Plan, non-statutory options may be granted to employees, consultants and outside directors with an exercise price equal to at least 85 percent of the fair market value per share of our common stock on the date of grant. The 2002 Plan expires June 24, 2012, unless earlier terminated in accordance with plan provisions. The 2002 Plan also terminates automatically upon certain extraordinary events, such as the sale of substantially all or our assets, a merger in which we are not the surviving entity or acquisition of 50 percent or more of the beneficial ownership in our common stock by other parties. Upon such an event, all options become fully exercisable. Through December 31, 2007, there were options to purchase 46,666 shares of our common stock outstanding under the 2002 Plan. On February 22, 2007 our Board of Directors terminated the 2002 Plan. As a result, no additional options may be granted under the 2002 Plan. The termination of the 2002 Plan does not affect the 46,666 outstanding options referred to above.

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Employee Deferred Stock Unit Program. On May 18, 2006 we adopted the “Employee Deferred Stock Unit Program” and the “Non-employee Director Deferred Stock Unit Program.” Under the terms of the employee program, certain eligible employees have the option to elect to receive all or a portion of their annual incentive award (at a minimum of 25 percent) in deferred stock units in lieu of cash. In addition each participating employee will also receive an additional premium in stock at a percentage determined by the Compensation Committee of our Board. That percentage premium for 2006 and 2007 was 20 percent. There was no premium for 2008. Each unit entitles the holder to receive one common share at a specified future date. Irrevocable deferral elections are made during a designated period no later than June 30 of each year. The units vest upon the determination of the incentive award achieved and the number of stock units earned. This determination is made in the first quarter of the following fiscal year. The stock price to determine the number of shares to be issued is the fair market value of the stock on the date on which the deferred stock units are granted. In 2006, 2007 and 2008, the date of grant was June 23, 2006, March 30, 2007 and April 4, 2008, respectively, on which dates the closing stock price was $8.10, $6.66 and $7.00, respectively. Compensation expense related to the bonus incentive award program is recorded pro rata during the performance year based on the estimated incentives achieved, whether payable in cash or in stock units. The portion of incentive award payable in stock units is recorded as additional paid-in-capital. The estimated value of the incentives is periodically adjusted based on current expectations regarding the levels of achievement. In order to satisfy certain regulatory requirements in preparation for the planned listing of our common stock on The NASDAQ Capital Market, on August 6, 2007 we amended the Employee Deferred Stock Unit Program to impose a maximum 10-year term for the program (from the original adoption date, which was May 18, 2006) and establish a maximum number of shares that may be issued under the program, which is 700,000 shares. As of December 31, 2008, 79,301 deferred stock units were outstanding under the program.

Non-employee Directors Deferred Stock Unit Program. Under the directors plan, members of the board of directors can choose to have all or a portion of their director fees paid in fully vested deferred stock units (at a minimum of 25 percent) commencing July 1, 2006. The date of grant and share price used to determine the number of deferred stock units is set on the fifth business day after the end of the quarter in which the services are rendered. Additionally, to cover taxes directors may choose to have up to 50 percent of their deferred stock units paid in cash at the date the underlying common shares are to be issued based on the share price at that time. During 2006, elections were made in June. Subsequent annual deferred elections will be made in December for the following year. Deferred stock units are granted each quarter based on the director fees earned in the prior quarter and the fair market value of the stock on the date of grant. The first grant was made in October 2006 for the September 30, 2006 quarter. Directors’ fees, whether payable in cash or in stock units, are expensed in the quarter the services are rendered. The maximum number of deferred stock units that can be settled in cash at the option of the holder is recorded as a liability (included in deferred compensation) and adjusted each quarter to current fair value until settlement occurs. The fair value of the portion of the deferred stock units issuable in shares are fixed at the date of grant and are included in additional paid-in capital. In order to satisfy certain regulatory requirements in preparation for the planned listing of our common stock on The NASDAQ Capital Market, on August 6, 2007 we amended the Non-employee Director Deferred Stock Unit Program to impose a maximum 10-year term for the program (from the original adoption date, which was May 18, 2006) and establish a maximum number of shares that may be issued under the program, which is 400,000 shares. As of December 31, 2008, 165,982 deferred stock units were outstanding under the program.

Common shares underlying the vested stock units in the employee and director plans are issued at the earlier of the payout date specified by the participant (which is at least two years from the applicable election deadline), a change in control event as defined, or the month following the participant’s death.

Option Arrangements Outside of Plans. In addition to the option plans described above, we also issued options to certain executives outside the option plans. on March 3, 2003, we granted options to purchase 250,000 shares of common stock to our then President and Chief Operating Officer (the former President). The options were granted

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at $6.75 per share; 83,333 of the options were available for accelerated vesting based on the attainment of certain milestones and objectives or five years, whichever came first. Twenty-five percent of the remaining 166,667 options vested on the first anniversary with the balance ratably over three years. When the former officer separated from the Company in September 2006, 145,833 of the 166,667 options had vested and the 83,333 unvested options which would cliff vest on the fifth anniversary were forfeited. Pursuant to the original terms of the grant, the former officer was entitled to continue vesting in 20,834 options for one year. The expense related to the unvested options retained by the former officer (net of reversal of expenses on the forfeited options) was included in the $0.3 million severance charge recorded in the third quarter of 2006. During the three months ended December 31, 2007, the former President exercised the 166,667 options for $1.1 million in cash ($6.75 per share).

On December 15, 2003, we granted 333,333 options to purchase common stock to our former Chief Executive Officer. The options were granted at $12.81 per share; 33,333 of these options were available for accelerated vesting based on the attainment of certain milestones and objectives or five years, whichever comes first. Twenty-five percent of the remaining options vested immediately with the balance ratably over three years. These milestones were not met at the time our former CEO resigned on September 30, 2008. We recorded a $0.1 million reduction in the stock-based compensation expense during the third and fourth quarter of 2008 to reverse stock-based compensation expense related to the forfeited options.

All options granted pursuant to our stock-based compensation plans are subject to immediate vesting upon a change in control as defined in the respective plan, except for special provisions in the case of the 2004 Stock Incentive Plan as described above.

Stockholder Rights Plan

In April 1999, we adopted a stockholder rights plan (the Plan) in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on April 15, 1999. The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of us or to deprive our stockholders of their interest in the long-term value of Endocare. The rights will be exercisable only if a person or group acquires 15 percent or more of Endocare’s common stock (subject to certain exceptions stated in the Plan) or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of our common stock. At any time on or prior to the close of business on the first date of a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of our common stock (subject to certain exceptions stated in the Plan), the rights are redeemable for $0.01 per right at the option of the Board of Directors. The rights will expire at the close of business on April 15, 2009 (the Final Expiration Date), unless the Final Expiration Date is extended or unless we redeem or exchange the rights earlier.

On March 30, 2009, we adopted an amendment to the Plan. The rights, as amended, will be exercisable only if a person or group acquires 20 percent or more of Endocare’s common stock (subject to certain exceptions stated in the Plan) or announces a tender offer the consummation of which would result in ownership by a person or group of 20 percent or more of our common stock. At any time on or prior to the close of business on the first date of a public announcement that a person or group has acquired beneficial ownership of 20 percent or more of our common stock (subject to certain exceptions stated in the Plan), the rights are redeemable for $0.03 per right at the option of the Board of Directors. The rights, as amended, will expire at the close of business on March 31, 2011 (the Final Expiration Date), unless the Final Expiration Date is extended or unless we redeem or exchange the rights earlier.

10.	Income Taxes

On January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes (FIN 48),

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which is effective for fiscal years beginning after December 15, 2006. FIN 48 creates a single model to address accounting for uncertainty in tax positions. It clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of adoption is recorded as an adjustment to beginning retained earnings. Because of our historical losses, FIN 48 did not have a significant effect on our accounting and disclosure for income taxes. As of the adoption date and at December 31, 2008, we had no unrecognized tax benefits and do not expect a material change in the next 12 months.

The composition of the federal and state income tax provision (benefit) from continuing operations is as follows:

	Years Ended December 31,
	2006	2007	2008
	(In thousands)
Federal	$(163)	$—	$—
State	(29)	—	—

Total	$(192)	$—	$—

The 2006 tax benefit is the result of current year pre-tax book losses being utilized against pre-tax book income from discontinued operations. There is an offsetting tax provision within discontinued operations. As such, we reported no net income tax expense from continuing and discontinued operations combined in each of the three years due to our operating losses.

The following table summarizes the tax effects of temporary differences, which give rise to significant portions of the deferred tax assets as of December 31:

	2007	2008
	(In thousands)
Deferred tax assets (liabilities):
Depreciation and amortization	$454	$500
Nondeductible reserves and accruals	3,077	2,015
Stock-based compensation	1,999	2,065
Other	91	92

	5,621	4,672
Valuation allowance	(5,621)	(4,672)

Net deferred tax assets	$—	$—

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Actual income tax expense differs from amounts computed by applying the United States federal income tax rate of 34 percent to pretax loss as a result of the following:

	Years Ended December 31,
	2006	2007	2008
	(In thousands)
Computed expected tax benefit	$(3,831)	$(3,042)	$(2,861)
Increase in valuation allowance	4,296	2,678	1,602
State taxes	(19)	1	0
Warrants	(1,264)	—	—
Merger expenses	—	—	833
Stock-based compensation	284	292	348
Other nondeductible expenses	342	71	78

Actual tax expense (benefit)	$(192)	$—	$—

As of December 31, 2008, we have federal and California net operating loss carryforwards of $131.1 million and $34.3 million, respectively. We also have approximately $23.5 million in net operating loss carryforwards in various other states. The federal net operating loss carryforwards begin to expire in 2011 and the state net operating loss carryforwards begin to expire in 2008. We also have federal and state capital loss carryforwards in the amount of $39.6 million and $30.0 million, that begin to expire in 2009, respectively. In addition, we have federal and state research and experimentation credit carryforwards of $0.9 million and $0.2 million, respectively. The federal research and experimentation credit carryforwards begin to expire in 2017 and the state research and experimentation credit carryforwards do not expire.

Under Internal Revenue Code (IRC) Sections 382 and 383 and similar state provisions, ownership changes will limit the annual utilization of net operating loss, capital loss and tax credit carryforwards existing prior to a change in control that are available to offset future taxable income and taxes due. Based upon the equity transactions since our formation, some or all of our existing net operating loss, capital loss and tax credit carryforwards may be subject to annual limitations under IRC Sections 382 and 383. We have not performed an analysis to determine whether an ownership change or multiple ownership changes have occurred for tax reporting purposes due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If a study were to be performed, specific limitations on the available net operating loss and tax credit carryforwards may result. Until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as unrecognized tax benefit under FIN 48. Effective January 1, 2007, we have also removed the deferred tax assets related to these losses and tax credit carryforwards and the offsetting valuation allowances. These amounts are no longer recognized until they can be measured after a Section 382 analysis is completed. Since any recognizable deferred tax assets would be fully reserved, future changes in our unrecognized tax benefits will not impact our effective tax rate. We have also established a full valuation allowance for other deferred tax assets due to uncertainties surrounding our ability to generate future taxable income to realize these assets.

We recognize interest and penalties related to uncertain tax positions, if any, in income tax expense. The tax years 2004 through 2007 remain open to examination by the major taxing jurisdictions to which we are subject.

11.	Collaborative and Other Agreements

Minority Investment in Sanarus Medical, Inc.

We hold a minority interest in Sanarus Medical, Inc. a privately held medical device company. The investment had a carrying value of $0.9 million and was included in investments and other assets. At December 31, 2007 and

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2008, our voting interest was approximately 4.1 percent and 4.3 percent, respectively, on an as-converted fully diluted basis. Since we do not exercise significant influence over the operations of Sanarus (“Sanarus”), the investment is accounted for on the cost method.

Current capital market conditions have adversely affected small and start-up companies which require continual access to financing for operations and growth. The independent auditor’s report for the 2007 financial statements of Sanarus included an explanatory paragraph, to the effect that there is substantial doubt about Sanarus’s ability to continue as a going concern. In the fourth quarter of 2008, we determined that the fair value of our investment has declined below the carrying value and that the impairment was other-than-temporary. As such, we have recorded an impairment charge of $0.9 million. Our determination is based on fund raising results by the investee in the fourth quarter of 2008, comparable valuation of similar companies, Sanarus’s financial condition and liquidity constraints and uncertainty regarding access to credit. We are also considering divesting our investment though no expression of interest has been received. We have utilized Level 2 inputs in estimating the fair value of our minority equity interest at December 31, 2008, including market capitalizations and market multiples of publicly traded comparable companies. Prior to 2008, there were no identified indicators of impairment or events that adversely affected Sanarus. In accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments, we did not estimate a fair value for this investment in 2007 and prior periods since the value of privately held early stage companies was not readily determinable and it was not practicable to develop such estimates.

CryoDynamics, LLC—Research & Development Agreement

On November 8, 2005, we entered into a commercialization agreement (the Agreement) with CryoDynamics, LLC to design and develop a cryoablation system utilizing nitrogen gas. The parties will jointly own all inventions made or conceived by CryoDynamics in performing the Agreement (Development Inventions). To assist CryoDynamics in its research and development efforts, we advance CryoDynamics $42,500 per month, effective October 1, 2005 until such time as either party enters into a license agreement based upon the nitrogen system with an independent third party that results in CryoDynamics receiving an amount sufficient to repay the advances and fund CryoDynamics’ monthly operating expenses of $42,500.

Under the Agreement, CryoDynamics granted to us an exclusive, worldwide license (with the right to sublicense) to the Development Inventions and pre-existing technology in all medical fields of use. We also have granted to CryoDynamics an exclusive, worldwide license (with the right to sublicense) to such Development Inventions in specified fields of use. Royalties and license fees will be determined in accordance with the Agreement. The Agreement also provides for a right of first refusal should CryoDynamics intend to accept an offer from any potential buyer for the sale of all or part of CryoDynamics’s business.

The Agreement will continue until the later of (a) December 31, 2015, or (b) expiration of the parties’ obligations to pay royalties or until the Agreement is terminated because of breach, insolvency or bankruptcy.

Since repayment of amounts advanced under the agreement is contingent upon the successful development, commercialization and licensing of the technology and is not reasonably assured, these advances are expensed as incurred. We recorded $0.5 million of research and development costs in each of the three years ended December 31, 2008, 2007 and 2006 in connection with the Agreement.

Patent, Licensing, Royalty and Distribution Agreements

We have entered into other patent, licensing and royalty agreements with third parties, some of whom also have consulting agreements with us and are owners of or affiliated with entities which have purchased products

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from us. These agreements generally provide for purchase consideration in the form of cash, common shares, warrants or options and royalties based on a percentage of sales related to the licensed technology, subject to minimum amounts per year. The patents and licensing rights acquired were recorded based on the fair value of the consideration paid. Options and warrants issued were valued using the Black-Scholes option pricing model. These assets are amortized over their respective estimated useful lives. Royalty payments are expensed as incurred.

We have also entered into distribution agreements with third parties. These agreements govern all terms of sale, including shipping terms, pricing, discounts and minimum purchase quotas, if applicable. Pricing is fixed and determinable and the distributor’s contractual obligation to pay is not contingent on other events, such as final sale to an end-user. We generally do not grant a right of return except for defective products in accordance with our warranty policy, and in some cases for unsold inventory within a limited time period upon the termination of the distribution agreement.

12.	Commitments and Contingencies

Due to recent developments regarding the Galil Merger and related Financing and the HealthTronics Offer, Notes 1, 2, 12, and 14 should be read in conjunction with Note 17—“Subsequent Events (Unaudited).” Note 17 contains important new information relating to such matters.

Leases

We lease office space and equipment under operating leases, which expire at various dates through 2012. Some of these leases contain renewal options and rent escalation clauses. During 2007, we entered into a capital lease agreement for certain office equipment valued at $0.1 million. The lease agreement expires in 2012. Minimum lease payments due within the next twelve months are classified as current liabilities on our balance sheet. In calculating the capital lease obligation, we used the incremental borrowing rate available through our credit facility with Silicon Valley Bank. Future minimum lease payments by year and in the aggregate under all non-cancelable capital and operating leases are as follows (in thousands):

	Capital Lease	Operating Leases
Year ending December 31, 2009	$34	$612
2010	34	168
2011	34	6
2012	—	2
Thereafter	—	—

Total minimum lease payments	$102	$788

Amount representing interest	14

Present value of minimum lease payments	$88

Rental expense during 2006, 2007 and 2008 was $0.8 million, $0.7 million and $0.7 million, respectively.

Employment Agreements

We have entered into employment agreements with certain executives which provide for annual base salaries and incentive payments of up to 40% percent of base salary subject to attainment of corporate goals and objectives pursuant to incentive compensation programs approved by our board of directors, stock options and

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restricted stock units. The agreements provide for severance payments if the executive is terminated other than for cause or terminates for good reason as defined.

On October 14, 2008, we entered into an agreement with our former CEO Paul W. Mikus that terminated his indemnification agreement in exchange for our waiver of certain severance and legal fee reimbursement rights. As a result of this new agreement, we are no longer obligated to pay any future legal costs for Mr. Mikus. The agreement also provided that our obligation to pay for legal costs incurred by our former CEO in August 2008 and September 2008 was limited to the $0.5 million that we received from the former CEO as restitution.

Indemnification Agreements

We have entered into customary indemnification agreements with certain officers and directors against expenses, judgments, fines, and amounts paid in settlement by them in connection with litigation or regulatory proceedings when they act in such capacities. The terms of the indemnification requires that such officer or director has acted in good faith, or not opposed to, the best interests of the corporation and, with respect to any criminal action has no reasonable cause to believe his or her conduct was unlawful.

Employee Benefit Plans

We have a 401(k) savings plan covering substantially all employees. The Plan currently provides for a discretionary match of amounts contributed by each participant as approved by the Compensation Committee of the Board of Directors. No matching contributions were made in 2006, 2007 or 2008.

Legal Matters

We are a party to lawsuits in the normal course of our business. Litigation and governmental investigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Significant judgments or settlements in connection with the legal proceedings described below may have a material adverse effect on our business, financial condition, results of operations and cash flows. Other than as described below, we are not a party to any legal proceedings that we believe to be material.

Governmental Legal Proceedings

As reported in the Form 8-K that we filed on July 20, 2006, we executed a consent to entry of judgment in favor of the SEC on July 14, 2006 and entered into a non-prosecution agreement with the DOJ on July 18, 2006. These two agreements effectively resolved with respect to us the investigations begun by the SEC and by the DOJ in January 2003, regarding allegations that we and certain of our former officers (including our former CEO and our former CFO) and certain former directors and one current employee issued, or caused to be issued, false and misleading statements regarding our financial results for 2001 and 2002 and related matters. Under the terms of the consent judgment with the SEC: (i) we paid $750,000 in civil penalties and disgorgement; and (2) we agreed to a stipulated judgment enjoining future violations of securities laws. On April 7, 2006, we entered into an escrow agreement with our outside counsel, pursuant to which we placed the $750,000 anticipated settlement in escrow with our outside counsel at the request of the SEC staff. The funds were released from the escrow to the SEC in August 2006. A liability for the monetary penalty was accrued in 2004.

On August 9, 2006, the SEC filed civil fraud charges in federal district court against the former CEO and CFO related to our historical financial reporting issues and related matters, which were the subject of the aforementioned investigations. On April 9, 2007, these two former officers were indicted by a federal grand jury in Orange County, California for multiple counts of felony. Although we terminated both officers in 2003, we

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were contractually obligated to advance legal fees for their defense under indemnification agreements. As further discussed below, our directors’ and officers’ liability insurance had funded litigation settlements and losses related to these matters, including defense costs for these and other former officers and directors. As of March 31, 2008, we had exhausted all remaining available coverage under the applicable excess directors and officers’ liability policy and began funding the payments with our cash reserves.

Under a prior agreement, the former CEO and the former CFO each agreed to repay us severance and related amounts they received upon separation in 2003—$750,000 in the case of the former CEO and approximately $666,000 in the case of the former CFO)—upon either (i) his conviction in a court of law, or entering into a plea of guilty or no contest to, any crime directly relating to his activities on behalf of Endocare during his employment, or (ii) successful prosecution of an enforcement action by the SEC against him.

In August and October 2008, we entered into agreements with the former CFO and former CEO, respectively, pursuant to which their indemnification agreements were terminated in exchange for our waiver of the severance and legal fee reimbursement rights. As a result of these new agreements, we are no longer obligated to pay any future legal costs for these former officers. The agreement with the former CEO in October 2008 also provides that our obligation to pay for his legal costs incurred in August 2008 and September 2008 is limited to the amount, if any, that we receive from the former CEO as restitution. Under this provision, we received $0.5 million from our former CEO as restitution payments in October, 2008 and applied the funds to his legal costs in August and September 2008. These former officers have recently entered into plea agreements with the DOJ to resolve the criminal cases against them.

The United States Federal Trade Commission (FTC) has opened an investigation into whether the proposed Merger with Galil violates Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, or Section 5 of the FTC Act, as amended, 15 U.S.C. § 48. The parties are cooperating fully with the FTC’s investigation and are in the process of providing the FTC with information and materials. We cannot provide any assurance that the FTC’s investigation will not delay or prevent the consummation of the Merger.

Shareholder Class Action and Derivative Lawsuits

In November 2002, we were named as a defendant, together with certain former officers in a class-action lawsuit filed in the United States District Court for the Central District of California. On December 6, 2002, Frederick Venables filed a purported derivative action against us and certain former officers and a former director in California. Both actions were based upon allegations that the defendants issued false and misleading statements regarding our revenues and expenses in press releases and SEC filings. In late 2004, we executed settlement agreements for both actions in exchange for the plaintiff’s release of all claims. Under the settlement agreements, we paid a total of $9.45 million in cash, which was funded by our directors’ and officers’ liability insurance carriers prior to December 31, 2004.

The settlements referenced above, the related legal and defense costs and costs under our indemnification agreements with former officers and directors were covered under four directors’ and officers’ liability insurance policies in effect at that time, with limits of $5 million each and aggregate coverage of $20 million. All coverage has been exhausted as of March 31, 2008.

Lawsuit with KPMG LLP

On October 26, 2006, we filed a lawsuit with the Superior Court of the State of California for the County of Orange against our former independent auditor, KPMG LLP, for professional negligence and breach of contract, seeking damages in an amount to be determined at trial. In response to our claims against KPMG, KPMG filed a cross-complaint against us and certain former officers.

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On September 11, 2007, we entered into a binding memorandum of understanding (MOU) with KPMG to dismiss the litigation and to grant mutual releases to each party. In addition, KPMG paid us a settlement amount of $1.0 million and returned to us audit fees paid in the amount of $0.2 million on October 11, 2007. Under a preexisting contingency fee agreement, we were required to pay one-third of the settlement amount and one-third of the returned fees to our outside litigation counsel. The net recovery of $0.7 million was recorded as a litigation settlement recovery in the 2007 consolidated statement of operations.

Other Litigation

In January 2006, we entered into a settlement and release agreement with certain parties against whom we had a claim from a judgment awarded to us in prior years. We received $0.2 million in the settlement of this claim, which was recorded as a reduction of general and administrative expenses in the first quarter of 2006.

In addition, in the normal course of business, we are subject to various other legal matters, which we believe will not individually or collectively have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, the results of litigation and claims cannot be predicted with certainty, and we cannot provide assurance that the outcome of various legal matters will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

13.	Fair Value Measurements

We adopted the provisions of SFAS No. 157, Fair Value Measurements, effective January 1, 2008, for our financial assets and liabilities. In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 until January 1, 2009, with respect to the fair value measurement requirements for non-financial assets and liabilities that are not re-measured on a recurring basis (at least annually). Therefore, we adopted the provisions of SFAS No. 157 only with respect to financial assets and liabilities, as well as any other assets and liabilities carried at fair value. Under this standard, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 establishes a three-level hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

The fair value hierarchy is broken down into three levels based on the source of inputs. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. We classify our money market funds as Level 1 assets. As of December 31, 2008, we had $2.0 million in money market securities included in cash and cash equivalents. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable or can be corroborated, either directly or indirectly by observable market data. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. These include certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. As discussed in Note 11—“Collaborative and Other Agreements,” we have utilized Level 2 inputs in 2008 to estimate the fair value of our minority investment in a privately held medical device company. We do not hold any Level 3 instruments.

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We do not currently expect the application of the fair value framework established by SFAS No. 157 to non-financial assets and liabilities measured on a nonrecurring basis to have a material impact on the consolidated financial statements. However, we will continue to assess the potential effects of SFAS No. 157 as additional guidance becomes available.

On January 1, 2008, we also adopted the provision of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which allows an entity to voluntarily choose to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize the unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. We have chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with generally accepted accounting principles (GAAP).

14.	Bank Line of Credit

Due to recent developments regarding the Galil Merger and related Financing and the HealthTronics Offer, Notes 1, 2, 12, and 14 should be read in conjunction with Note 17—“Subsequent Events (Unaudited).” Note 17 contains important new information relating to such matters.

As described above in Note 2—“Recent Operating Results and Liquidity,” on October 26, 2005, we entered into a one-year credit facility with Silicon Valley Bank (the Lender), which provided up to $4.0 million in borrowings for working capital purposes in the form of a revolving line of credit and term loans (not to exceed $500,000). The agreement was amended on various dates during 2006 and 2007. On February 8, 2008 the agreement was further extended to expire on February 26, 2009, as described below.

The credit facility permits borrowings up to the lesser of $4.0 million or amounts available under a borrowing base formula based on eligible accounts receivable and inventory, but availability of funds is ultimately subject to the good faith business judgment of the Lender. As amended, the borrowing base is (i) 85 percent of eligible accounts receivable, plus (ii) the lesser of 30 percent of the value of eligible inventory or $500,000. Borrowings are secured by all of our assets, including all accounts receivable collections which are held in trust for the Lender. Interest is payable monthly at prime rate plus 1.5 percent. The agreement requires a one-time commitment fee of $40,000 paid on the effective date and an annual facility fee equal to 0.5 percent of the unused portion of the facility. A termination fee will also be assessed if the credit facility is terminated prior to expiration. As of December 31, 2008 and December 31, 2007, there was $1.9 million and $0.9 million respectively, outstanding on the line of credit. The weighted average interest rate at December 31, 2007 and 2008 was 10.18% and 6.60% respectively.

As a condition to each advance under the credit facility, all representations and warranties by us must be materially true and no event of default must have occurred or be continuing. In addition, the Lender, in its good faith business judgment, must determine that no material adverse change has occurred. A material adverse change occurs when there is a material impairment in the priority of the Lender’s lien in the collateral or its value, a material adverse change in our business, operations or condition, a material impairment of the prospect of repayment or if the Lender determines, in its good faith reasonable judgment, that there is a reasonable likelihood that we will fail to comply with one or more financial covenant in the next financial reporting period.

The agreement governing the credit facility contains various financial and operating covenants that impose limitations on our ability, among other things, to incur additional indebtedness, merge or consolidate, sell assets except in the ordinary course of business, make certain investments, enter into leases and pay dividends without the consent of the Lender. The credit facility also includes a subjective acceleration clause and a requirement to maintain a lock box with the Lender to which all collections are deposited. Under the subjective acceleration clause, the Lender may declare default and terminate the credit facility if it determines that a material adverse

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

charge has occurred. If the aggregate outstanding advances plus reserves placed by the Lender against the loan availability exceeds 50 percent of the receivable borrowing base component as defined, or if a default occurs, all current and future lock box proceeds will be applied against the outstanding borrowings. The credit facility also contains cross-default provisions and a minimum tangible net worth requirement measured on a monthly basis. Tangible net worth must be equal to or greater than the sum of a base amount ($1,000 as of December 31, 2008) plus 25 percent of all consideration received from issuing equity securities and subordinated debt and 25 percent of positive consolidated net income in each quarter.

We were not in compliance with the minimum tangible net worth covenant for the months September 2006 to November 2006. On December 22, 2006, we signed an amendment to the agreement governing the credit facility. Among other things, the amendment (i) modified the borrowing base to increase the eligible accounts receivable from 80 percent to 85 percent and modified the definition of accounts that are ineligible under the borrowing base calculation; (ii) modified the loan margin as defined to 1.50 percent and (iii) waived non-compliance with the minimum tangible net worth requirements at September 30, 2006, October 31, 2006 and November 30, 2006, and modified the terms of the covenant. On February 23, 2007, the credit agreement was amended to further modify the minimum tangible net worth provision and to extend the maturity date to February 27, 2008. In February 2008, the maturity date was extended for one year.

As of December 31, 2008 and January 31, 2009, we were not in compliance with the minimum net worth covenant. On February 26, 2009, we received a waiver from the bank with respect to this noncompliance. The amendment and waiver revises the definition of tangible net worth as a “Base Amount” plus 25% of all consideration received after January 1, 2009 from equity issuances and the principal amount of subordinated debt, plus 25% of the Company’s positive consolidated net income in each quarter ending after January 1, 2009. The amendment also provides new lower Base Amounts for February, March and April 2009. On February 26, 2009 the agreement was further extended to expire on May 27, 2009. Endocare is in discussions with the lender to obtain more permanent long-term financing.

From February through May 2007, our outstanding advances exceeded 50 percent of the receivable borrowing base referred to above. As required by the agreement, our lock-box proceeds were applied daily to reduce the outstanding advances and we re-borrowed the amount subject to the Lender’s approval. In June 2007, the outstanding advances were reduced to less than 50 percent of the receivable borrowing base, and we were no longer required to repay and re-borrow funds on a daily basis as of July 13, 2007.

15.	Related Party Transactions

In February 2002, we purchased the patents to certain cryoablation technologies and a covenant not to compete from a cryosurgeon inventor for 33,333 shares of our common stock valued at $1.4 million, of which $1.1 million (25,000 shares) was allocated to the patent to be amortized over 15 years and the remaining $0.3 million (8,333 shares) was allocated to the covenant to be amortized over five years.

The agreement also requires the seller to perform certain consulting services over 15 years for the consideration received. No consideration was allocated to the consulting agreement since its value could not be accurately measured. In January 2003, we extended a $344,000 loan to the seller to assist with the payment of related federal income taxes arising from the 2002 asset sale. The loan was secured by the shares issued, bore interest at 1.8 percent and was originally due in January 2005. In 2004 and 2006, we extended the maturity date to January 2006 and January 2007, respectively. We intend to enter into discussions with the borrower to extend the maturity date further, in exchange for cancellation of shares sufficient to pay accrued interest. The outstanding balance of the note has been charged to bad debts in 2006, and was included in general and administrative expenses. The accrued interest income in the amount of $25,000 was reversed in the fourth quarter of 2006.

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2008 and 2007 (in thousands, except per share data).

	Quarter Ended March 31, 2008	Quarter Ended June 30, 2008	Quarter Ended September 30, 2008	Quarter Ended December 31, 2008
Revenues	$8,143	$7,930	$7,599	$7,890

Cost of revenues	$2,505	$2,347	$2,275	$2,808

Net loss(a)	$(1,690)	$(2,032)	$(921)	$(3,773)

Net loss per share of common stock—basic and diluted	$(0.14)	$(0.17)	$(0.08)	$(0.31)
Weighted average shares of common stock outstanding—basic and diluted	11,785	11,802	11,972	12,044

	Quarter Ended March 31, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007
Revenues	$7,546	$7,901	$7,326	$6,914

Cost of revenues	$2,622	$2,713	$2,171	$2,274

Net loss(a)	$(3,259)	$(2,264)	$(984)	$(2,435)

Net loss per share of common stock—basic and diluted	$(0.32)	$(0.21)	$(0.08)	$(0.21)
Weighted average shares of common stock outstanding—basic and diluted	10,313	10,916	11,595	11,640

(a)	Net loss in the fourth quarter of 2008 includes a $0.9 million impairment charge in the fourth quarter to fully reserve for our investment in a privately held medical device company. See Note 11—“Collaborative and Other Agreements” for further discussion.

Net loss in the third quarter of 2008 includes a $0.8 million gain on recovery of note receivable. See Note 7—“Dispositions and Discontinued Operations.”

Net loss in the third quarter of 2007 includes a $0.7 million gain on litigation settlement. See Note 12—“Commitments and Contingencies.”

17.	Subsequent Events (Unaudited)

The following information, which is unaudited, provides important new information relating to matters discussed in Notes 1, 2, 12 and 14.

NASDAQ Deficiency Letter

NASDAQ Marketplace Rule 5550(b)(1) requires minimum stockholders’ equity of $2.5 million for continued listing on the NASDAQ Capital Market. On May 20, 2009, we received a deficiency letter from the staff of The Nasdaq Stock Market notifying Endocare that, as reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we no longer satisfy the $2.5 million minimum stockholders’ equity requirement for continued listing of our common stock on the NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 5550(b)(1). Under NASDAQ Marketplace Rules, we have 15 days to submit a plan

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to regain compliance. We currently intend to timely file a plan with NASDAQ. The NASDAQ granted an extension such that we must submit our plan by June 18, 2009, and, if the plan is accepted, we will then be given up to 105 calendar days from the date of the May 20 letter to regain compliance.

Credit Facility Amendment

On May 27, 2009, we entered into a seventh amendment to the Loan and Security Agreement that governs our credit facility with Silicon Valley Bank (SVB). Under the terms of the seventh amendment:

•	the term of the credit facility was extended for 90 days so that the new maturity date is August 27, 2009;

•	the maximum borrowing capacity under the credit facility was increased from $4.0 million to $5.0 million;

•	the tangible net worth covenant was replaced with a maximum net loss covenant for the monthly and quarter end measurement period for the three months ended June 30, 2009; and

•	the fee in the case of an early termination was increased from one percent to two percent of the maximum borrowing capacity under the credit facility.

Galil Merger and HealthTronics Offer

On June 5, 2009, we sent notice to Galil terminating the previously announced Merger Agreement, dated November 10, 2008 (as amended, the Galil Merger Agreement), by and among Endocare, Orange Acquisitions Ltd. (Orange Acquisitions), a wholly owned subsidiary of Endocare, and Galil, which provided for the merger of Orange Acquisitions with and into Galil (the Galil Merger) with Galil surviving the Galil Merger and becoming a wholly-owned subsidiary of Endocare.

We terminated the Galil Merger Agreement as a result of the failure by the United States Federal Trade Commission to close its investigation into whether the Galil Merger violated certain U.S. antitrust laws, which caused certain conditions to closing of the Galil Merger to become incapable of fulfillment. Pursuant to the Galil Merger Agreement, each party had the unilateral right to terminate the Galil Merger Agreement under such circumstances.

As a result of the termination of the Galil Merger Agreement, that certain Stock Purchase Agreement, dated as of November 10, 2008, by and among Endocare and certain existing shareholders of Endocare and Galil, relating to the proposed sale by Endocare of up to 16.25 million shares of its common stock at a purchase price of $1.00 per share automatically terminated pursuant to its terms.

On June 7, 2009, we entered into an Agreement and Plan of Merger (the HealthTronics Merger Agreement) with HealthTronics, Inc. (HealthTronics) and HT Acquisition, Inc., a wholly-owned subsidiary of HealthTronics (Merger Sub). On the terms and subject to the conditions of the HealthTronics Merger Agreement, Merger Sub will commence an exchange offer (the Offer) to acquire all of the outstanding shares of our common stock (the Shares), in exchange for: (i) $1.35 in cash per Endocare share, without interest (the Cash Consideration), or (ii) 0.7764 shares of HealthTronics common stock for each share of Endocare common stock (the Stock Consideration), in each case, at the election of the holder and subject to adjustment and proration as set forth in the HealthTronics Merger Agreement. In addition to caps on the aggregate Stock Consideration, elections of our stockholders will also be subject to proration such that (1) the maximum amount of cash payable in the Offer is $1.35 multiplied by 50% of the aggregate Shares tendered in the Offer and (2) the maximum number of shares of HealthTronics common stock payable in the Offer is 0.7764 multiplied by 75% of the total Shares tendered in the Offer. In certain circumstances, the Cash Consideration may increase by up to approximately $0.15 per share and

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the exchange ratio may increase by an amount that corresponds with such Cash Consideration increase, along with corresponding increases to the maximum aggregate amounts of cash and HealthTronics common stock payable in the Offer. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn shares constituting at least a majority of the fully diluted Shares, and certain other offer conditions set forth in Exhibit A to the HealthTronics Merger Agreement.

Following the consummation of the Offer, the HealthTronics Merger Agreement provides that we will merge with and into Merger Sub (the HealthTronics Merger), and Shares not acquired in the Offer will be converted into the right to receive, at the option of our stockholders, either the Cash Consideration or the Stock Consideration, subject to the same adjustments and prorations as in the Offer (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the HealthTronics Merger and (ii) Shares held in our treasury or owned by us, any wholly-owned subsidiary of Endocare, HealthTronics, Merger Sub or any other wholly-owned subsidiary of HealthTronics).

The HealthTronics Merger Agreement contains certain customary termination rights for both us and HealthTronics, including by mutual written consent. Pursuant to the HealthTronics Merger Agreement, upon termination under specified circumstances, we or HealthTronics, as the case may be, would be required to pay to the other party a termination fee of $450,000 plus transaction expenses up to an additional $150,000. The HealthTronics Merger Agreement terminates pursuant to its terms if the Offer has not been consummated on or prior to September 30, 2009, unless the parties agree otherwise.

Galil has rejected our basis for the termination of the Galil Merger Agreement and has stated it believes we have breached the Galil Merger Agreement and Galil intends to pursue aggressively all of its remedies against us, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil Merger Agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil Merger Agreement. On June 9, 2009, Galil initiated litigation against us in the Delaware Chancery Court seeking specific performance by us of the Galil Merger Agreement and an injunction to stop the Offer and the Merger.

ENDOCARE, INC. AND SUBSIDIARY

SCHEDULE II—VALUATION AND

QUALIFYING ACCOUNTS

	Balance at the Beginning of the Period	Additions		Deductions	Balance at the End of the Period
		Charges to Operations	Other
	(In thousands)
2006
Allowance for Doubtful Accounts and Sales Returns	$70	$36	$—	$(22)	$84
2007
Allowance for Doubtful Accounts and Sales Returns	$84	$8	$—	$(2)	$90
2008
Allowance for Doubtful Accounts and Sales Returns	$90	$76	$—	$(20)	$146

Amounts exclude discontinued operations.

ENDOCARE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Total revenues	$8,176	$8,143

Costs and expenses:
Cost of revenues	2,335	2,505
Research and development	578	569
Selling and marketing	3,678	3,828
General and administrative	3,461	3,040

Total costs and expenses	10,052	9,942

Loss from operations	(1,876)	(1,799)
Interest income (expense), net	(91)	109

Net loss	$(1,967)	$(1,690)

Net loss per share—basic and diluted	$(0.16)	$(0.14)
Weighted average shares of common stock outstanding	12,174	11,785

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENDOCARE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,643	$2,685
Accounts receivable less allowances for doubtful accounts and sales returns of $141 and $146 at March 31, 2009 and December 31, 2008, respectively	5,839	5,076
Inventories, net	2,343	2,559
Prepaid expenses and other current assets	457	518

Total current assets	11,282	10,838
Property and equipment, net	796	628
Intangibles, net	2,451	2,576
Investments and other assets	75	75

Total assets	$14,604	$14,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,771	$3,638
Accrued compensation	2,891	1,955
Other accrued liabilities	2,996	3,007
Loan payable	2,817	1,880
Obligations under capital lease, current portion	27	26

Total current liabilities	12,502	10,506
Deferred compensation	144	77
Obligations under capital lease—less current portion	55	62
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 11,818,617 and 11,811,451 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	12	12
Additional paid-in capital	202,030	201,632
Accumulated deficit	(200,139)	(198,172)

Total stockholders’ equity	1,903	3,472

Total liabilities and stockholders’ equity	$14,604	$14,117

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENDOCARE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,967)	$(1,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory reserve	18	—
Depreciation and amortization	222	251
Stock-based compensation	414	728
Changes in operating assets and liabilities:
Accounts receivable	(763)	(976)
Inventories	(66)	(183)
Prepaid expenses and other assets	61	73
Accounts payable	133	179
Accrued compensation	988	(1,010)
Other liabilities	(11)	8

Net cash used in operating activities	(971)	(2,620)

Cash flows from investing activities:
Collection of notes receivable	—	1,560
Purchases of property and equipment	(2)	(7)

Net cash (used in) provided by investing activities	(2)	1,553

Cash flows from financing activities:
Payments under capital lease obligation	(6)	(6)
Borrowings on line of credit	1,000	—
Payments on line of credit	(63)
Payroll tax on issuance of restricted stock	—	(124)

Net cash provided by (used in) financing activities	931	(130)

Net decrease in cash and cash equivalents	(42)	(1,197)
Cash and cash equivalents, beginning of period	2,685	7,712

Cash and cash equivalents, end of period	$2,643	$6,515

Non-cash activities:
Transfer of inventory to property and equipment for placement at customer sites	$264	$115
Transfer of Cryocare Surgical Systems from property and equipment to inventory for sale	$—	$54

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Tabular numbers in thousands, except per share data)

(Unaudited)

1.	Organization and Operations

We are a medical device company focused on developing, manufacturing and selling cryoablation products which have the potential to assist physicians in improving and extending life by use in the treatment of cancer and other tumors. We were formed in 1990 as a research and development division of Medstone International, Inc. (“Medstone”), a manufacturer of shockwave lithotripsy equipment for the treatment of kidney stones. Following our incorporation under the laws of the state of Delaware in 1994, we became an independent, publicly-owned corporation upon Medstone’s distribution of our stock to the existing stockholders on January 1, 1996.

Proposed Merger and Financing

Due to recent development regarding the Galil Merger and related Financing, and the HealthTronics offer, notes 1, 3, 5 and 10 should be read in conjunction with Note 14—“Subsequent Events.” Note 14 contains important new information relating to such matters.

On November 10, 2008, Endocare and Galil Medical, Ltd. (“Galil”), a privately held Israeli cryoablation company, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, Orange Acquisitions Ltd., a newly formed wholly owned subsidiary of Endocare in Israel, will merge with and into Galil (the “Merger”), with Galil continuing after the Merger as the surviving company and a wholly owned subsidiary of Endocare. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Galil will be converted into the right to receive shares of our common stock.

At the effective time of the Merger, it is expected that 11,199,195 shares of Endocare common stock will be issued in the Merger and Endocare will assume the outstanding stock options of Galil. The exact conversion ratio cannot be calculated until immediately prior to the effective time of the Merger, but it is expected that approximately 33 ordinary shares of Galil will be converted into one share of Endocare common stock. Immediately following the effective time of the Merger and attributing ownership to Galil’s shareholders of shares to be deposited into the escrow account (the “Escrow Shares”), Galil’s shareholders will own approximately 48.0%, and Endocare’s stockholders will own approximately 52.0%, of Endocare’s common stock, without giving effect to the shares issuable pursuant to the concurrent Financing described below. The Merger will have no effect on the number of shares of common stock of Endocare owned by existing Endocare stockholders. Subject to receipt of regulatory approvals, including the closing of the pending investigation by the Federal Trade Commission (the “FTC”), and approvals by Endocare stockholders and Galil shareholders, we are seeking to close the Merger in the second quarter of 2009.

The Merger Agreement terminates pursuant to its terms if the Merger has not occurred on or prior to June 30, 2009, unless the parties agree otherwise. The Merger Agreement contains certain other termination rights for both Endocare and Galil, including each party’s right to terminate the Merger Agreement in the event the other party’s available cash drops below $1.0 million for more than ten business days. Upon termination of the Merger Agreement for specified breaches and certain similar circumstances, either party may be required to pay the other party a termination fee of $900,000 and to reimburse such party for expenses incurred in connection with the Merger, up to a maximum of $850,000. In addition, upon a termination of the Merger Agreement that does not trigger an obligation of a party to pay a termination fee in some circumstances, a party may nonetheless be required to reimburse the other party for expenses incurred in connection with the Merger, up to a maximum of $850,000.

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concurrent with the execution of the Merger Agreement, Endocare and certain existing institutional accredited stockholders of Endocare and Galil entered into a Stock Purchase Agreement, relating to the private placement by Endocare of 16,250,000 shares of Endocare common stock at a purchase price of $1.00 per share (the Financing). The offering gross proceeds to Endocare from the Financing are expected to be $16.3 million. The closing of the Financing is subject to the concurrent closing of the Merger and certain other conditions, including the sale of shares in the Financing with a minimum aggregate purchase price of $12 million and that Endocare’s common stock remains listed on the NASDAQ Capital Market or the Over-The-Counter Bulletin Board. The issuance of common shares pursuant to the Merger Agreement and the Purchase Agreement is also subject to approval by our stockholders.

Upon consummation of the Merger and the Financing, and attributing ownership to Galil’s shareholders of the Escrow Shares, existing Endocare stockholders will own approximately 38.5% of our outstanding common stock and the shareholders of Galil will own approximately 61.5% of our outstanding common stock. As a result, the Merger will be accounted for as a reverse acquisition and equity recapitalization in accordance with U.S. generally accepted accounting principles. Under this method of accounting, after completion of the Merger and the Financing, Endocare will be treated as the “acquired” company for financial accounting and reporting purposes, and the combined entity’s results of operations prior to completion of the Merger will be those of Galil. We are obligated to pay a transaction fee of $800,000 and a percentage of the Financing proceeds (estimated to be approximately $265,000) to our investment banker upon the closing of the Merger and Financing. An opinion fee of $450,000, which we previously paid, will be credited toward the $800,000 transaction fee. The Merger will be accounted for under the Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combination. Purchase consideration will be measured based on the fair value of equity instruments exchanged on the closing date. Consideration paid in excess of net tangible and intangible assets acquired will be recorded as goodwill. If the purchase consideration is less than the fair value of the net assets acquired, the difference will be recorded as a gain on the acquisition date.

We anticipate that the Merger will enhance shareholder value and solidify the long-term prospects of our cryoablation technology in the market place. Combining the two companies enhances our competitive position by providing complementary geographic markets resulting in larger global reach, a greater customer base, a complementary technology and patent portfolio as well as greater financial resources for promoting cryoablation demand and awareness against more established treatment options and for developing new applications for our proprietary technologies. Through consolidation of duplicate facilities, functions and overhead, Endocare and Galil also expect to achieve greater economies of scale and near-term and long-term savings by eliminating duplicative manufacturing, selling, marketing and administrative costs, redundant regulatory programs and the costs for separate clinical trials and studies. However, there is no assurance that the operations of the two companies will be successfully integrated or that the anticipated growth and savings will be realized.

HealthTronics Proposal

On April 9, 2009, we received a written proposal from HealthTronics, Inc. (“HealthTronics”), offering to purchase all of Endocare’s outstanding common stock for $1.25 per share, with Endocare stockholders having the ability to elect to receive either cash or HealthTronics’ common stock as consideration (the “HealthTronics Proposal”). The proposal is subject to negotiation of a definitive written agreement and due diligence. Our Board of Directors has determined that the HealthTronics Proposal could reasonably be expected to lead to a “Superior Proposal” as defined in the Merger Agreement and is in the process of further evaluating the HealthTronics Proposal, including conducting due diligence and collecting other information appropriate for such evaluation. Our Board of Directors has not determined that the HealthTronics Proposal is in fact a “Superior Proposal.”

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Basis of Presentation

Following the rules and regulations of the Securities and Exchange Commission (SEC), we have omitted footnote disclosures in this report that would substantially duplicate the disclosures contained in our annual audited financial statements. The accompanying condensed consolidated financial statements should be read together with the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K, filed with the SEC on March 30, 2009.

The accompanying condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring accruals, needed to present fairly the financial results for these interim periods. The condensed consolidated results of operations presented for the interim periods are not necessarily indicative of the results for a full year. All intercompany transactions and accounts have been eliminated in consolidation.

3.	Recent Operating Results and Liquidity

Due to recent developments regarding the Galil Merger and related Financing and the HealthTronics Offer, Notes 1, 3, 5 and 10 should be read in conjunction with Note 14 – “Subsequent Events.” Note 14 contains important new information relating to such matters.

Since inception, we have incurred losses from operations and have reported negative cash flows. As of March 31, 2009 we had $2.6 million in cash and cash equivalents, all of which is borrowed under our line of credit and is payable on May 27, 2009 when the credit line is scheduled to expire. We are in discussions with the lender to obtain more permanent long-term financing, although such financing may not be available or available on terms acceptable to us.

Net cash used in operations were $1.0 million and $2.6 million for the three months ended March 31, 2009 and 2008, respectively. We do not expect to reach positive adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) on an annual basis in 2009, both as a stand-alone company and as a combined company after the proposed Merger discussed in Note 1, and we expect to continue to generate losses from operations for the foreseeable future. These losses have resulted in part from our continued investments to gain acceptance of our technology and investment in initiatives that we believe should ultimately result in cost reductions. In addition to working capital needs for our operations and growth initiatives, we incurred significant expenditures under indemnification obligations for our former officers and directors through the third quarter of 2008 and have large outstanding state and local tax liabilities as described below. In addition, we have incurred legal, accounting and other fees related to the proposed Merger and Financing.

We expect to use existing cash reserves, working capital through the sale of our products and the proceeds from borrowings on our line of credit to fund our operations until we complete the Merger and Financing. We believe the net proceeds from the Financing combined with expected expense reductions from eliminating duplicate or redundant facilities, infrastructure and functions will be adequate to enable the post-merger combined company to reach positive adjusted EBITDA.

Although we have incurred significant payments under our indemnification agreements with certain former officers and directors in the past, we have no continuing obligations in the future. In August and October 2008, we entered into agreements with our former CFO and former CEO, respectively, who were under investigation by the SEC and the Department of Justice (DOJ), pursuant to which their indemnification agreements were terminated in exchange for our waiver of certain severance and legal fee reimbursement rights. As a result of these new agreements, we are no longer obligated to pay any future legal costs for these former officers. These former officers entered into plea agreements with the DOJ to resolve the criminal cases against them late in 2008.

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2008, we incurred expenses of $1.9 million relating to legal fees of former officers and former directors, and recorded insurance recoveries of $0.1 million. We have exhausted the remaining reimbursement available under this insurance coverage. See Note 10—“Commitments and Contingencies” for additional discussion.

We face large cash expenditures in the future related to past due state and local taxes, primarily sales and use tax obligations, which we estimate to be approximately $2.1 million. The amount was fully accrued as of March 31, 2009. We are in the process of negotiating resolutions of the past due state and local tax obligations with the applicable tax authorities. However, there is no assurance that these obligations will be reduced as a result of the negotiations or that we will be allowed to pay the amounts due over an extended period of time.

During the quarter ended March 31, 2009 and the year ended December 31, 2008, we incurred $1.3 million and $2.4 million respectively, in relation to potential strategic transactions including the proposed Merger. We estimate that $1.1 million in additional legal and accounting expenses will be incurred in 2009 to complete the Merger and Financing and we will pay total transaction fees currently estimated at approximately $1.1 million from the Financing proceeds to our investment banker at closing. Expenditures related to the Merger are recorded as general and administrative expenses as incurred in accordance with Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations. Fees related to the Financing and share issuance will be recorded as a reduction of paid in capital. Consummation of the Merger is expected to continue to require a significant use of cash including post-closing integration costs, or, if the Merger is not consummated, any continued exploration of other strategic alternatives.

We have historically financed our operations and growth through borrowings and equity financings. Our cash needs are not entirely predictable. If the Merger and Financing are consummated, the net proceeds of the Financing will be used to finance the operations, costs of integration and cash flow needs of the combined company. The expected gross proceeds to Endocare of the proposed Financing are expected to be approximately $16.3 million. The closing of the Financing is subject to the concurrent closing of the proposed Merger and certain other conditions including the sale of shares with a minimum aggregate purchase price of $12.0 million. In the event that our available cash drops below $1.0 million for more than ten business days, Galil has the right to terminate the Merger Agreement.

If additional cash is required before we complete the Merger and Financing, we may access the remaining funds available under our $4.0 million bank credit facility. The funds we can borrow are based on eligible trade receivables and inventory as defined. The credit facility includes a subjective acceleration clause and a requirement to maintain a lock box with the lender, the proceeds from which will be applied to reduce the outstanding borrowings upon our default or if other conditions are met. During the first quarter of 2009, we borrowed an additional $1 million under our credit facility, bringing the total amount currently outstanding under the credit facility to $2.8 million. As of March 31, 2009, there was $1.2 million available for additional borrowing under the credit facility. Our credit facility contains a minimum tangible net worth covenant measured on a monthly basis. The future availability of funds from our bank credit facility is subject to many conditions, including the subjective acceleration clause and other provisions that are predicated on events not within our control. We cannot access the bank credit facility if we fail to comply with all covenants and borrowing conditions. If a waiver is not granted, the bank can accelerate the outstanding indebtedness under the credit facility and terminate the credit facility. Under the subjective acceleration clause, the bank can accelerate payment on all outstanding borrowings and cease to make further advances to us in the event of default or if the bank determines in its judgment that a material adverse change has occurred or will occur.

We were not in compliance with the minimum tangible net worth covenant as of December 31, 2008 and January 31, 2009, and received a waiver from the bank with respect to this noncompliance on February 26, 2009. The waiver also redefines the minimum tangible net worth requirement and provides new lower net worth

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requirements for February through April 2009. There is no assurance that we will be able to comply with all borrowing requirements and covenants in future periods, that we can obtain a waiver if additional events of default occur or that the lender will not exercise the subjective acceleration clause. As of March 31, 2009, we were in compliance with all borrowing and covenant requirements.

There is no assurance that the Merger and Financing will occur and we cannot guarantee the availability of our existing capital resources or that they will be sufficient to fund our ongoing operations to the point where our operations will generate positive cash flows on a consistent basis. We will continue to assess the adequacy of our capital resources and may need to use existing and new sources of capital to finance operations and the growth of the business. If the Merger and Financing are not consummated, Endocare, as a stand-alone company, expects that it will need to raise additional capital during 2009 to fund its ongoing operations. Should such financing be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our continuing losses, cashflow deficits and obligations, the scheduled expiration of our credit facility in May 2009, along with the contingencies in our funding sources, together raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

4.	Private Placement of Common Stock and Warrants

March 2005 Private Placement

On March 11, 2005, we completed a private placement of 1,878,448 shares of our common stock and detachable warrants to purchase 1,314,892 common shares at an offering price of $8.31 per share, for aggregate gross proceeds of $15.6 million. Transaction costs were $1.0 million, resulting in net proceeds of $14.6 million. Of the total warrants, 657,446 had an initial exercise price of $10.50 (Series A warrants) per share and 657,446 had an initial exercise price of $12.00 (Series B warrants) per share. The expiration date of the warrants is May 1, 2010.

The warrants have an anti-dilution clause that is triggered upon issuance of a certain number of shares of our common stock that reduces the effective exercise price of the warrants to preserve the ownership of the warrant holders. As a result of our May 2007 private placement and the issuance of shares to Fusion Capital through November 6, 2008, the exercise price of the Series A Warrants decreased to $10.02 to effectively provide holders the right to purchase an additional 31,667 shares and the exercise price of the Series B Warrants decreased to $11.37 to effectively provide holders the right to purchase an additional 37,191 shares.

The warrants initially are exercisable at any time during their term for cash only. The warrants may be exercised on a cashless exercise basis in limited circumstances after the first anniversary of the closing date if there is not an effective registration statement covering the resale of the shares underlying the warrants. Each warrant is callable by us at a price of $0.01 per share underlying such warrant if our stock trades above certain dollar per share thresholds ($19.50 for the Series A warrants and $22.50 for Series B warrants) for 20 consecutive days commencing on any date after the effectiveness of the registration statement, provided that (a) we provide 30-day advanced written notice (Notice Period), (b) we simultaneously call all warrants on the same terms and (c) all common shares issuable are registered. Holders may exercise their warrants during the Notice Period and warrants which remain unexercised will be redeemed at $0.01 per share.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the registration rights agreement, we could incur liquidated damages in the future (equal to one percent of the aggregate purchase price paid by each affected holder per month) if holders are unable to make sales under the registration statement (for example, if we fail to keep the registration statement current as required by SEC rules or if future amendments to the registration statement are not declared effective in a timely manner). The registration obligation remains outstanding until the earlier of the date on which all shares issuable upon exercise of the warrants have been issued and resold by the holders of the warrants or the date on which all such shares can be resold by the holders without registration. Accruals for liquidated damages, if any, will be recorded when they are probable and reasonably estimable.

We adopted EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, as of January 1, 2009. The adoption of EITF 07-5 requires the March 2005 Private Placement warrants to be classified as a derivative liability until the earlier of the date the warrants are exercised or have expired. Additionally, we must remeasure the warrants’ fair value each quarter in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as interest expense. The adoption of EITF Issue No. 07-5 did not have a significant impact on our financial condition, results of operations or cash flows.

5.	Bank Line of Credit

Due to recent developments regarding the Galil Merger and related Financing and the HealthTronics Offer, Notes 1, 3, 5 and 10 should be read in conjunction with Note 14 – “Subsequent Events.” Note 14 contains important new information relating to such matters.

As described above in Note 3—“Recent Operating Results and Liquidity,” on October 26, 2005, we entered into a one-year credit facility with Silicon Valley Bank (the Lender), which provided up to $4.0 million in borrowings for working capital purposes in the form of a revolving line of credit and term loans (not to exceed $500,000). On February 26, 2009, the agreement was extended to expire on May 27, 2009. We are in discussions with the lender to obtain more permanent long-term financing. However, such financing may not be available or available on terms acceptable to us.

The credit facility permits borrowings up to the lesser of $4.0 million or amounts available under a borrowing base formula based on eligible accounts receivable and inventory, but availability of funds is ultimately subject to the good faith business judgment of the Lender. As amended, the borrowing base is (i) 85 percent of eligible accounts receivable, plus (ii) the lesser of 30 percent of the value of eligible inventory or $500,000. Borrowings are secured by all of our assets, including all accounts receivable collections which are held in trust for the Lender. Interest is payable monthly at prime rate plus 1.5 percent. The agreement requires a one-time commitment fee of $40,000 paid on the effective date and an annual facility fee equal to 0.5 percent of the unused portion of the facility. A termination fee will also be assessed if the credit facility is terminated prior to expiration. As of March 31, 2009 and December 31, 2008, there was $2.8 million and $1.9 million respectively, outstanding on the line of credit. The weighted average interest rate at March 31, 2009 and December 31, 2008 was $4.90% and 6.60% respectively. Additional paydowns net of borrowings since March 31, 2009, total $0.4 million. As of May 14, 2009 the outstanding balance on the line of credit was $2.4 million.

As a condition to each advance under the credit facility, all representations and warranties by us must be materially true and no event of default must have occurred or be continuing. In addition, the Lender, in its good faith business judgment, must determine that no material adverse change has occurred. A material adverse change occurs when there is a material impairment in the priority of the Lender’s lien in the collateral or its value, a material adverse change in our business, operations or condition, a material impairment of the prospect

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of repayment or if the Lender determines, in its good faith reasonable judgment, that there is a reasonable likelihood that we will fail to comply with one or more financial covenant in the next financial reporting period.

The agreement governing the credit facility contains various financial and operating covenants that impose limitations on our ability, among other things, to incur additional indebtedness, merge or consolidate, sell assets except in the ordinary course of business, make certain investments, enter into leases and pay dividends without the consent of the Lender. The credit facility also includes a subjective acceleration clause and a requirement to maintain a lock box with the Lender to which all collections are deposited. Under the subjective acceleration clause, the Lender may declare default and terminate the credit facility if it determines that a material adverse charge has occurred. If the aggregate outstanding advances plus reserves placed by the Lender against the loan availability exceeds 50 percent of the receivable borrowing base component as defined, or if a default occurs, all current and future lock box proceeds will be applied against the outstanding borrowings. The credit facility also contains cross-default provisions and a minimum tangible net worth requirement measured on a monthly basis. Tangible net worth must be equal to or greater than negative $2.0 million as of March 31, 2009.

As of December 31, 2008 and January 31, 2009, we were not in compliance with the minimum net worth covenant. On February 26, 2009, we received a waiver from the bank with respect to this noncompliance. The amendment and waiver revises the definition of tangible net worth as a “Base Amount” plus 25% of all consideration received after January 1, 2009 from equity issuances and the principal amount of subordinated debt, plus 25% of the Company’s positive consolidated net income in each quarter ending after January 1, 2009. The amendment also provides new lower Base Amounts for February, March and April 2009. However, since the outstanding advances exceed 50 percent of the receivable borrowing base referred to above, beginning in March 2009, our lock-box proceeds have been applied daily to reduce the outstanding advances and we re-borrow the amount subject to the lender’s approval.

6.	Collection of Notes Receivable

In February 2008, we collected a $1.4 million note receivable and $0.1 million in related interest income from Plethora Solutions Holdings plc (Plethora), who purchased our former subsidiary Timm Medical Technology, Inc. in February 2006. In anticipation of a potential accelerated settlement of the note in exchange for a discount, we had recorded a $0.3 million reserve on the note balance in the fourth quarter of 2006 and ceased accruing interest income. During the three months ended September 30, 2007, we reversed the $0.3 million allowance and reinstated the note to its face value and recorded $0.1 million in interest income previously suspended. In February 2008, the note and interest income was collected in full.

7.	Capital Stock and Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the respective periods. Basic earnings per share also include contingently issuable shares (such as fully vested deferred and restricted stock units) as of the date all necessary conditions for issuance have been met. Diluted loss per share, calculated using the treasury stock method, gives effect to the potential dilution that could occur upon the exercise of certain stock options, warrants, deferred stock units and restricted stock units that were outstanding during the respective periods presented. For periods when we reported a net loss, these potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive. The total number of shares excluded from the calculation of diluted net loss per share, prior to application of the treasury stock method for options and warrants was 3.2 million and 3.9 million for the three months ended March 31, 2009 and 2008, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Stock-Based Compensation

Our equity incentive programs include stock options, restricted stock units and deferred stock units. Some awards vest based on continuous service while others vest based on performance conditions, such as profitability and sales goals. We account for equity awards in accordance with SFAS No. 123 (revised), Share-Based Payment (SFAS No. 123R), which requires measurement and recognition of compensation expense for all share-based awards made to employees and directors.

Under SFAS No. 123R, the fair value of share-based awards is estimated at grant date using an option pricing model, and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. For awards that vest based on continuous service, we record compensation expense ratably over the service period from the date of grant. For performance-based awards, we begin recording compensation expense over the remaining service period when we determine that achievement is probable. Change in estimates as to the probability of vesting is recorded through cumulative catch-up adjustments when the assessment is made. Change in the estimated implicit service period is recorded prospectively over the adjusted vesting period. Since share-based compensation under SFAS No. 123R is recognized only for those awards that are ultimately expected to vest, we have applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. We use the Black-Scholes option-pricing model to estimate the fair value of share-based awards. The determination of fair value using the Black-Scholes option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

Net stock-based compensation expense recorded in the three months ended March 31, 2009 and 2008 was $0.4 million and $0.7 million, respectively. These amounts are primarily included in selling and marketing and general and administrative expenses.

9.	Inventories

Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Reserves for slow-moving and obsolete inventories are provided based on historical experience and product demand. We evaluate the adequacy of these reserves quarterly.

The following is a summary of inventories:

	March 31, 2009	December 31, 2008
Raw materials	$1,683	$1,831
Work in process	286	119
Finished goods	879	1,096

Total inventories	2,848	3,046
Less: inventory reserve	(505)	(487)

Inventories, net	$2,343	$2,559

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Commitments and Contingencies

Due to recent developments regarding the Galil Merger and related Financing and the HealthTronics Offer, Notes 1, 3, 5 and 10 should be read in conjunction with Note 14 – “Subsequent Events.” Note 14 contains important new information relating to such matters.

Governmental Investigations and Legal Proceedings

On August 9, 2006, the SEC filed civil fraud charges in federal district court against our former CEO and CFO related to our historical financial reporting issues and related matters. On April 9, 2007, these two former officers were indicted by a federal grant jury for multiple counts of felony. These charges arose from investigations begun by the SEC and DOJ in January 2003 of the Company and certain of our former officers and directors and one current employee. Under a prior agreement, the former CEO and the former CFO each agreed to repay us severance and related amounts they received upon separation in 2003—($750,000 in the case of the former CEO and approximately $666,000 in the case of the former CFO)—upon either (i) his conviction in a court of law, or entering into a plea of guilty or no contest to, any crime directly relating to his activities on behalf of Endocare during his employment, or (ii) successful prosecution of an enforcement action by the SEC against him.

In August and October 2008, we entered into agreements with the former CFO and former CEO, respectively, pursuant to which their indemnification agreements were terminated in exchange for our waiver of the severance and legal fee reimbursement rights. As a result of these new agreements, we are no longer obligated to pay any future legal costs for these former officers. The agreement with the former CEO in October 2008 also provides that our obligation to pay for his legal costs incurred in August 2008 and September 2008 is limited to the amount, if any, that we receive from the former CEO as restitution. Under this provision, we received $0.5 million from our former CEO as restitution payments in October, 2008 and applied the funds to his legal costs in August and September 2008. These former officers have entered into plea agreements with the DOJ to resolve the criminal cases against them.

The United States Federal Trade Commission (FTC) has opened an investigation into whether the proposed Merger with Galil violates Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, or Section 5 of the FTC Act, as amended, 15 U.S.C. § 48. The parties are cooperating fully with the FTC’s investigation and are in the process of providing the FTC with information and materials. We cannot provide any assurance that the FTC’s investigation will not delay or prevent the consummation of the Merger.

Other Litigation

In addition, in the normal course of business, we are subject to various other legal matters, which we believe will not individually or collectively have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, the results of litigation and claims cannot be predicted with certainty, and we cannot provide assurance that the outcome of various legal matters will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

11.	Income Taxes

We reported no income tax expense during the three months ended March 31, 2009 and December 31, 2008 due to our operating losses. Due to our history of operating losses, management has determined that it is more likely than not that our deferred tax assets will not be realized through future earnings. Accordingly, valuation allowances were recorded to fully reserve the deferred tax assets as of March 31, 2009 and December 31, 2008.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes (FIN 48), we had no unrecognized tax benefits as of March 31, 2009 and do not expect a material change in the next 12 months.

We recognize interest and penalties related to uncertain tax positions, if any, in income tax expense. The tax years 2005 through 2008 remain open to examination by the major taxing jurisdictions to which we are subject.

12.	Fair Value Measurement

We adopted the provisions of SFAS No. 157, Fair Value Measurements, effective January 1, 2008, for our financial assets and liabilities. Under this standard, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 until January 1, 2009, with respect to the fair value measurement requirements for non-financial assets and liabilities that are not re-measured on a recurring basis (at least annually). We adopted the provisions of SFAS No. 157 with respect to non-financial assets and liabilities that are not re-measured on a recurring basis on January 1, 2009. The adoption did not have a material impact on our condensed consolidated financial statements.

SFAS No. 157 establishes a three-level hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

The fair value hierarchy is broken down into three levels based on the source of inputs. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. We classify our money market funds as Level 1 assets. As of March 31, 2009, we had $1.1 million in money market securities included in cash and cash equivalents. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable or can be corroborated, either directly or indirectly by observable market data. We classify our March 2005 Private Placement warrants as Level 2 liabilities. As of January 1, 2009 and March 31, 2009, the fair value of our outstanding warrants was not significant. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. These include certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. We did not hold any Level 3 instruments at March 31, 2009 and December 31, 2008.

On January 1, 2008, we also adopted the provision of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which allows an entity to voluntarily choose to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize the unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. We have chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with generally accepted accounting principles (GAAP).

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Results of Operations

Revenues and cost of revenues related to the following products and services for the periods ended March 31, 2009 and 2008 are as follows:

	Three Months Ended March 31,
	2009	2008
Revenues:
Cryoablation disposable products	$5,914	$5,916
Cryocare Surgical Systems	393	433

	6,307	6,349
Cryoablation procedure fees	1,745	1,690
Cardiac royalties	130	113
Other	(6)	(9)

	$8,176	$8,143

Costs of Revenues:
Cryoablation disposable products and procedure fees	$2,294	$2,359
Cryocare Surgical Systems	41	146

	$2,335	$2,505

Cost of revenues for cryoablation disposable product sales and procedure fees are combined for reporting purposes. Sales of cryoablation disposable products and procedure fees both incorporate similar inventory when sold and we do not separately track the cost of disposals sold directly to customers and those consumed in cryoablation procedures. Cryoablation procedure services are provided to medical facilities upon request to facilitate the overall delivery of our technology into the marketplace.

14.	Subsequent Events

Stockholder Rights Plan

In April 1999, we adopted a stockholder rights plan (the Plan) in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on April 15, 1999. The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of us or to deprive our stockholders of their interest in the long-term value of Endocare. The rights, under the original plan, would be exercisable only if a person or group acquired 15 percent or more of Endocare’s common stock (subject to certain exceptions stated in the Plan) or announced a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of our common stock. At any time on or prior to the close of business on the first date of a public announcement that a person or group had acquired beneficial ownership of 15 percent or more of our common stock (subject to certain exceptions stated in the Plan), the rights would be redeemable for $0.01 per right at the option of the Board of Directors. The rights would expire at the close of business on April 15, 2009 (the Final Expiration Date), unless the Final Expiration Date was extended or unless we redeemed or exchanged the rights earlier.

On March 26, 2009, we entered into an amendment to the Plan. The rights, as amended, will be exercisable only if a person or group acquires 20 percent or more of Endocare’s common stock (subject to certain exceptions stated in the Plan) or announces a tender offer the consummation of which would result in ownership by a person

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or group of 20 percent or more of our common stock. At any time on or prior to the close of business on the first date of a public announcement that a person or group has acquired beneficial ownership of 20 percent or more of our common stock (subject to certain exceptions stated in the Plan), the rights are redeemable for $0.03 per right at the option of the Board of Directors. The rights, as amended, will expire at the close of business on March 31, 2011 (the Final Expiration Date), unless the Final Expiration Date is extended or unless we redeem or exchange the rights earlier.

Executive Separation

On April 6, 2009, Terrance A. Noonan resigned from our Board of Directors. Mr. Noonan had previously taken a leave of absence from our Board of Directors on March 19, 2009 due to health reasons. Our Board of Directors appointed David L. Goldsmith as interim Chairman.

On April 16, 2009 we adopted an amendment to extend the post-termination exercise periods of all of the stock options previously granted by us to Terrance A. Noonan, including stock options granted to Mr. Noonan in his capacity as a non-employee director and in his capacity as Interim CEO and President. The post-termination exercise periods are March 19, 2012 for stock options granted in his capacity as Interim CEO and President, and April 6, 2012 for stock options granted in his capacity as a non-employee director.

NASDAQ Deficiency Letter

NASDAQ Marketplace Rule 5550(b)(1) requires minimum stockholders’ equity of $2.5 million for continued listing on the NASDAQ Capital Market. On May 20, 2009, we received a deficiency letter from the staff of The Nasdaq Stock Market notifying Endocare that, as reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we no longer satisfy the $2.5 million minimum stockholders’ equity requirement for continued listing of our common stock on the NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 5550(b)(1). Under NASDAQ Marketplace Rules, we have 15 days to submit a plan to regain compliance. We currently intend to timely file a plan with NASDAQ. The NASDAQ granted an extension such that we must submit our plan by June 18, 2009, and, if the plan is accepted, we will then be given up to 105 calendar days from the date of the May 20 letter to regain compliance.

Credit Facility Amendment

On May 27, 2009, we entered into a seventh amendment to the Loan and Security Agreement that governs our credit facility with Silicon Valley Bank (SVB). Under the terms of the seventh amendment:

•	the term of the credit facility was extended for 90 days so that the new maturity date is August 27, 2009;

•	the maximum borrowing capacity under the credit facility was increased from $4.0 million to $5.0 million;

•	the tangible net worth covenant was replaced with a maximum net loss covenant for the monthly and quarter end measurement period for the three months ended June 30, 2009; and

•	the fee in the case of an early termination was increased from one percent to two percent of the maximum borrowing capacity under the credit facility.

Galil Merger and HealthTronics Offer

On April 9, 2009, we received the HealthTronics Proposal, offering to purchase all of Endocare’s outstanding common stock for $1.25 per share, with Endocare stockholders having the ability to elect to receive

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either cash or HealthTronics’ common stock as consideration. The proposal is subject to negotiations of a definitive agreement and due diligence.

On May 5, 2009, the SEC declared effective our Registration Statement on Form S-4 filed on January 23, 2009 and subsequent filed amendments. In connection with the proposed merger with Galil Medical Ltd., we had filed with the SEC this Registration Statement and subsequent amendments, which include a proxy statement/prospectus of Endocare, and other relevant documents concerning the transaction.

On June 5, 2009, we sent notice to Galil terminating the previously announced Merger Agreement, dated November 10, 2008 (as amended, the Galil Merger Agreement), by and among Endocare, Orange Acquisitions Ltd. (Orange Acquisitions), a wholly owned subsidiary of Endocare, and Galil, which provided for the merger of Orange Acquisitions with and into Galil (the Galil Merger) with Galil surviving the Galil Merger and becoming a wholly-owned subsidiary of Endocare.

We terminated the Galil Merger Agreement as a result of the failure by the United States Federal Trade Commission to close its investigation into whether the Galil Merger violated certain U.S. antitrust laws, which caused certain conditions to closing of the Galil Merger to become incapable of fulfillment. Pursuant to the Galil Merger Agreement, each party had the unilateral right to terminate the Galil Merger Agreement under such circumstances.

As a result of the termination of the Galil Merger Agreement, that certain Stock Purchase Agreement, dated as of November 10, 2008, by and among Endocare and certain existing shareholders of Endocare and Galil, relating to the proposed sale by Endocare of up to 16.25 million shares of its common stock at a purchase price of $1.00 per share automatically terminated pursuant to its terms.

On June 7, 2009, we entered into an Agreement and Plan of Merger (the HealthTronics Merger Agreement) with HealthTronics, Inc. (HealthTronics) and HT Acquisition, Inc., a wholly-owned subsidiary of HealthTronics (Merger Sub). On the terms and subject to the conditions of the HealthTronics Merger Agreement, Merger Sub will commence an exchange offer (the Offer) to acquire all of the outstanding shares of our common stock of Endocare (the Shares), in exchange for: (i) $1.35 in cash per share of Endocare common stock, without interest (the Cash Consideration), or (ii) 0.7764 shares of HealthTronics common stock for each share of Endocare common stock (the Stock Consideration), in each case, at the election of the holder and subject to adjustment and proration as set forth in the HealthTronics Merger Agreement. In addition to caps on the aggregate Stock Consideration, elections of our stockholders will also be subject to proration such that (1) the maximum amount of cash payable in the Offer is $1.35 multiplied by 50% of the aggregate Shares tendered in the Offer and (2) the maximum number of shares of HealthTronics common stock payable in the Offer is 0.7764 multiplied by 75% of the total Shares tendered in the Offer. In certain circumstances, the Cash Consideration may increase by up to approximately $0.15 per share and the exchange ratio may increase by an amount that corresponds with such Cash Consideration increase, along with corresponding increases to the maximum aggregate amounts of cash and HealthTronics common stock payable in the Offer. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn shares constituting at least a majority of the fully diluted Shares, and certain other offer conditions set forth in Exhibit A to the HealthTronics Merger Agreement.

Following the consummation of the Offer, the HealthTronics Merger Agreement provides that we will merge with and into Merger Sub (the HealthTronics Merger), and Shares not acquired in the Offer will be converted into the right to receive, at the option of our stockholders, either the Cash Consideration or the Stock Consideration, subject to the same adjustments and prorations as in the Offer (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the HealthTronics

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Merger and (ii) Shares held our treasury or owned by us, any wholly-owned subsidiary of Endocare, HealthTronics, Merger Sub or any other wholly-owned subsidiary of HealthTronics).

The HealthTronics Merger Agreement contains certain customary termination rights for both us and HealthTronics, including by mutual written consent. Pursuant to the HealthTronics Merger Agreement, upon termination under specified circumstances, we or HealthTronics, as the case may be, would be required to pay to the other party a termination fee of $450,000 plus transaction expenses up to an additional $150,000. The HealthTronics Merger Agreement terminates pursuant to its terms if the Offer has not been consummated on or prior to September 30, 2009, unless the parties agree otherwise.

Galil has rejected our basis for the termination of the Galil Merger Agreement and has stated it believes we have breached the Galil Merger Agreement and Galil intends to pursue aggressively all of its remedies against us, including injunctive relief, payment of a $900,000 termination fee and reimbursement of expenses incurred in connection with the Galil Merger Agreement of up to $850,000, and other damages. In addition, Galil has threatened to pursue all remedies available against any third party who may have wrongfully interfered with Galil’s contracted rights under the Galil Merger Agreement. On June 9, 2009, Galil initiated litigation against us in the Delaware Chancery Court seeking specific performance by us of the Galil Merger Agreement and an injunction to stop the Offer and the Merger.

15.	Recent Accounting Pronouncements

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Arrangements. EITF No. 07-1 provides guidance regarding financial statement presentation and disclosure of collaborative arrangements to jointly develop, manufacture, distribute and market a product whereby the collaborators will share, based on contractually defined calculations, the profits or losses from the associated activities. The consensus requires collaborators in such an arrangement to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational and consistently applied accounting policy election. EITF Issue No. 07-1 is effective for fiscal years beginning after December 31, 2008, which will be our fiscal year 2009, and will be applied as a change in accounting principle retrospectively for all collaborative agreements existing as of the effective date. EITF No. 07-01 is currently effective and its adoption did not have a significant impact on our financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. These standards will significantly change the accounting and reporting for business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS No. 141(R) requires companies to recognize all the assets acquired and liabilities assumed in a business combination and establishes the acquisition-date fair value as the measurement objective, including capitalizing at the acquisition date the fair value of acquired in-process research and development, and re-measuring and writing down these assets, if necessary, in subsequent periods during their development. SFAS No. 141(R) will also impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration), exclude transaction costs from acquisition accounting, and change accounting practices for acquired contingencies, acquisition-related restructuring costs, indemnification assets, and tax benefits. SFAS No. 141(R) and SFAS No. 160 will be applied prospectively for business combinations that occur on or after January 1, 2009, except that presentation and disclosure requirements of SFAS No. 160 regarding noncontrolling interests shall be applied retrospectively. We adopted SFAS No. 141(R) and SFAS No. 160 as of January 1, 2009, as required. At the effective time of the Merger, the accounting and business combination transaction will be recorded in accordance

ENDOCARE, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with both pronouncements. As of March 31, 2009, we have incurred $1.3 million related to legal and financial advisory expenses to evaluate potential strategic opportunities including the Merger. These expenditures were recorded as general and administrative expenses as incurred in accordance with SFAS No. 141(R). Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by Endocare stockholders and those of Galil and continued listing of Endocare common stock on the NASDAQ Capital Market.

In April 2008, the FASB issued FSP FAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which the cost of a recognized intangible asset is amortized under SFAS No. 142, Goodwill and Other Intangible Assets. The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), Business Combinations. The FSP is effective for fiscal years beginning after December 15, 2008, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. FSP FAS No. 142-3 is currently effective and its adoption did not have a significant impact on our financial condition, results of operations or cash flows. We will be applying FSP FAS No. 142-3 on an ongoing basis to intangible assets acquired in our merger with Galil that we are seeking to close in the second quarter of 2009.

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF No. 07-5 provides guidance regarding financial statement presentation and disclosure of equity-linked financial instruments as well as guidance for bifurcation as derivatives. This EITF must be applied to determine whether freestanding equity derivatives (e.g. warrants, and forward contracts) or embedded equity derivatives features (e.g. conversion options) qualify for exclusion under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, specifically paragraph 11 (a) “contracts issued or held by that reporting entity that are both (1) indexed to its own stock and (2) classified in stockholder’s equity in its statement of financial position.” EITF Issue No. 07-5 is effective for fiscal years beginning after December 15, 2008, which is our fiscal year 2009, and is applied as a change in accounting principle retrospective for all outstanding instruments as of the date of adoption. We adopted EITF Issue No. 07-5 as of January 1, 2009 and its adoption requires that the March 2005 Private Placement warrants be classified as a derivative liability until the earlier of the date the warrants are exercised or have expired. Additionally, we must remeasure the warrants’ fair value each quarter in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as interest expense. Concurrently with the adoption of EITF 07-5, we also adopted the guidance in FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). EITF 07-5 and FSP APB 14-1 are currently effective and their adoption did not have a significant impact on our financial condition, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the SEC did not, or are not believed by management to, have a material impact on our present or future consolidated financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ENDOCARE, INC.,

HT ACQUISITION, INC.

and

HEALTHTRONICS, INC.

Dated as of June 7, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of June 7, 2009, by and among Endocare, Inc., a Delaware corporation (the “Company”), HT Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and HealthTronics, Inc., a Georgia corporation (“Parent”).

RECITALS

A. The parties hereto desire that Parent cause Merger Sub to commence an offer (as such offer may be amended from time to time as permitted under this Agreement, the “Offer”) to exchange each outstanding Company Share (together with the associated Company Rights) for the following consideration, at the election of the holder of such Company Share and subject to Sections 2.1(d) and (e): (i) for each Company Share with respect to which a Stock Election has been made, the Stock Consideration and (ii) for each Company Share with respect to which a Cash Election has been made, the Cash Consideration, all subject to and in accordance with the provisions set forth herein.

B. Following consummation of the Offer, on the terms and subject to the conditions set forth herein, the Company will merge with and into Merger Sub (the “Merger”) and each Company Share (together with the associated Company Rights) that is issued and outstanding immediately prior to the Effective Time (other than each Company Share that is owned by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time and each Company Share that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time), will be cancelled and converted into the right to receive the following consideration, at the election of the holder of such Company Share and subject to Section 3.8: (i) for each Company Share with respect to which a Stock Merger Election has been made, the Stock Merger Consideration and (ii) for each Company Share with respect to which a Cash Merger Election has been made, the Cash Merger Consideration, all subject to and in accordance with the provisions set forth herein.

C. The Board of Directors of the Company (the “Company Board”) has unanimously: (i) approved the Offer, this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, upon the terms and subject to the conditions set forth in this Agreement, and declared the advisability thereof in accordance with the DGCL, (ii) determined to recommend to the Stockholders acceptance of the Offer, and (iii) determined, in the event that a meeting of the Stockholders is required by Law to approve the Merger, to recommend to the Stockholders the approval of this Agreement, the Merger and the other Transactions.

D. The Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”) have each unanimously approved the Offer, this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, upon the terms and subject to the conditions set forth in this Agreement and declared the advisability thereof in accordance with the DGCL and the Georgia Business Corporations Code, as applicable.

E. As a condition to and concurrently with the execution of this Agreement, the Major Stockholders have each entered into a tender agreement with Parent (each, a “Tender Agreement”) pursuant to which each such Major Stockholder has agreed to tender its Company Shares (and not withdraw them) in the Offer.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Tender Agreements and all certificates required to be delivered by any party pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York, USA.

“Capital Stock” means (i) any common stock and preferred stock, ordinary shares and preferred shares, partnership interests, limited liability company interests, profits interests or other equity, equity equivalent, or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof, or to share in its profits, or to share in its distributions upon its liquidation, or the sale or transfer of its assets, and (ii) any securities exercisable, or exchangeable for, or convertible into, such Capital Stock described in clause (i).

“Company” means Endocare, Inc., a Delaware corporation.

“Company Intellectual Property Rights” means any Intellectual Property, including Company Registered IP, that is owned, used or held for use by the Company or any of its Subsidiaries or necessary for the conduct of the business of the Company or any of its Subsidiaries.

“Company Share” means each issued and outstanding share of common stock, par value $.001 per share, of the Company.

“Company Stock Plan” means the Company’s 1995 Director Option Plan (as amended), the Company’s 1995 Stock Plan (as amended), the Company’s 2002 Supplemental Stock Plan (as amended), the Company’s 2004 Stock Incentive Plan (as amended), the Company’s 2004 Non-Employee Director Option Program under 2004 Stock Incentive Plan, the Company’s Employee Deferred Stock Unit Program, the Company’s Non-Employee Director Deferred Stock Unit Program, or any other similar plan under which options to purchase Company Shares or other awards to acquire Company Shares are issued.

“Company Share Option” means each outstanding option to purchase Company Shares under any Company Plan.

“Company Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of the Company incurred or payable in connection with this Agreement and the Ancillary Agreements and the Transactions, including the negotiation and preparation thereof and related diligence and all amounts owed to the brokers disclosed in Section 5.24; provided that the Company Transaction Expenses, in the aggregate, shall not exceed $150,000.

“Confidentiality Agreement” means the confidentiality agreement dated as of April 22, 2009, between Parent and the Company, as amended from time to time.

“Contract” means any contract, agreement, or other instrument or understanding of any kind, including any amendment, supplement, modification, extension or renewal in respect of the foregoing, in each case, whether written or oral, express or implied.

“control,” including the terms “controlled by” and “under common control with,” as to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DGCL” means the Delaware General Corporation Law.

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, right of preemption, imperfection in title, or restriction by way of security of any kind or nature or other encumbrance of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“GAAP” means, with respect to any period, United States generally accepted accounting principles and practices as in effect for such period.

“Governmental Authority” means any United States or any non-United States federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency, commission or official, or self-regulatory organization or any court, tribunal, or arbitral or judicial body (including any grand jury) or other substantially similar authority.

“Health Care Laws” means any and all Laws regarding healthcare or the delivery of medical services, including (i) all rules and regulations of the Medicare and Medicaid programs, and any other health care programs; (ii) all Laws relating to health care fraud and abuse, including (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b(b), (B) the Federal Civil Monetary Penalties statute, 42 U.S.C. § 1320a 7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) any and all parallel state Laws relating to health care fraud and abuse; and (F) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (iii) the Federal Food, Drug and Cosmetic Act and all other Laws relating to the manufacture, purchase, sale, packaging, repackaging, labeling, advertising, handling, provision, distribution, prescribing, compounding, dispensing, importation, exportation, or disposal of any medical equipment, supplies, devices or similar products or services bought or sold by the Company or any of its Subsidiaries or by Parent; and (iv) Laws related to the privacy, security, and/or transmission of health information.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Immediate Family,” with respect to any specified person, means such person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person that shares such person’s home.

“Intellectual Property” means all right, title and interest in and to all proprietary rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States, any other jurisdiction or any treaty regime or under any international convention: (i) trade names, trademarks, corporate names, brands, and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, reexaminations, renewals, substitutions and reissues, and patents issuing thereon (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration and works of authorship (collectively, “Copyrights”); (iv) trade secrets, discoveries, innovations, formulae, software, know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Knowledge” means actual knowledge, provided that, in each case, a Person’s Knowledge of any matter will be deemed to include such Knowledge as such Person could have obtained after making reasonable inquiry and investigation of the matter, including, without limitation, in the case of an entity, reasonable consultation with subordinates of the officers of such entity as to whom such officers reasonably believe would have actual knowledge of the matters represented. Knowledge of an entity includes the knowledge of such entity’s officers and directors (or other persons serving in comparable positions).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order or Order of any Governmental Authority, and, where applicable, any interpretation thereof by any Governmental Authority having jurisdiction with respect thereto or charged with the administration thereof.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Liability” means, with respect to any Person, any losses, liabilities, obligations, debts, duties, claims, damages or expenses of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

“Major Stockholder” means the executive officers and directors of the Company as of the date hereof.

“Material Adverse Change” means with respect to any Person, any change, event, occurrence, condition or circumstance (whether or not covered by insurance) which, individually or in the aggregate, results in a Material Adverse Effect, in each case other than to the extent caused by, arising out of or attributable to any of the following: (i) changes or proposed changes in Law or accounting standards or interpretations thereof applicable to such Person, (ii) changes in global, national or regional economic or political conditions (including acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism) or in general financial, credit, business, or securities market conditions, including changes in interest rates or the availability of credit financing; (iii) changes generally applicable in the industries in which such Person operates, (iv) any failure of such Person to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that the cause of any such failure may be taken into consideration when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur); (v) a decline in the market price, or a change in the trading volume, of the Capital Stock of such Person (it being understood that the cause of any such decline or change may be taken into consideration when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur), or (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby, including identification of Parent as the acquirer of the Company or any action required to be taken under the terms hereof; provided, in the case of clauses (i) and (ii), that such conditions or changes do not have a materially disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person operates. For the avoidance of doubt, (x) any decision by the NASDAQ Stock Market to no longer continue listing of the Company Shares on The NASDAQ Capital Market shall not be a Material Adverse Change on the Company, (y) no action taken by Parent or its Affiliates directed toward or intended to affect the Company specifically shall be deemed to result in a Material Adverse Change on the Company, including any decision to reduce or terminate the business conducted by Parent or its Affiliates with the Company or its Subsidiaries, and (z) no action taken by the Company or its Subsidiaries directed toward or intended to affect Parent specifically shall be deemed to result in a Material Adverse Change on Parent, including any decision to reduce or terminate the business conducted by the Company or its Subsidiaries with Parent or its Subsidiaries.

“Material Adverse Effect” means with respect to any Person, one or more events, occurrences, conditions or circumstances (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on or change in (i) the business, operations, assets, Liabilities, condition (financial or otherwise), prospects, or results of operations of such Person, taken as a whole with its Subsidiaries, or (ii) the ability of such Person (and, in the case of the Company, including the Major Stockholders, and in the case of Parent, including Merger Sub) to timely (A) perform his, her or its material obligations under this Agreement or any Ancillary Agreement, or (B) consummate the transactions contemplated in this Agreement and the Ancillary Agreements.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means any award, decision, injunction, judgment, decree, stipulation, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Stockholder” means any holder of Parent Common Stock.

“Parent Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of Parent incurred or payable in connection with this Agreement and the Ancillary Agreements and the Transactions, including the negotiation and preparation thereof and related diligence and all amounts owed to the brokers disclosed in Section 4.13, provided that the Parent Transaction Expenses in the aggregate shall not exceed $150,000.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority.

“Registration Rights Agreements” means (i) the Registration Rights Agreement, dated as of March 10, 2005, by and among the Company and the investors named therein, (ii) the Registration Rights Agreement, dated October 25, 2006, between the Company and Fusion Capital Fund II, LLC, and (iii) the Registration Rights Agreement, dated May 25, 2007, between the Company and Frazier Healthcare V, L.P.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves or within the past two years has served as a director, executive officer, partner, managing member or in a similar capacity of such specified Person; (iii) any Immediate Family member of such specified Person or a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such Person, and any Immediate Family member of such Person, more than 5% of the outstanding Capital Stock of such specified Person.

“Return” means any return, declaration, estimate, report, statement, information statement and other document required to be filed with a taxing authority with respect to Taxes, including information returns or reports with respect to withholding or payments to third parties.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholder” means any holder of Company Shares.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, capital stock, value added, estimated, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, workers’ compensation, social security, national health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and any interest with respect to such penalties or additions; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person in connection with such liabilities.

“Transactions” means the Offer, the Merger, and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Acquisition Proposal	Section 6.7(e)(i)
Agreement	Preamble
Book-Entry Shares	Section 3.12(a)
Cash Consideration Cap	Section 2.1(e)
Cash Election	Section 2.1(d)
Cash Merger Consideration	Section 3.8(a)
Cash Merger Consideration Cap	Section 3.8(e)(iii)
Cash Merger Election	Section 3.8(a)
Cash Proration Factor	Section 2.1(e)(i)
CERCLA	Section 5.17(c)(ii)
Certificates	Section 3.12(a)
Closing	Section 3.2(a)
Closing Date	Section 3.2(a)
Code	Section 3.4
Company	Preamble
Company Annual Financial Statements	Section 5.7(b)
Company Balance Sheet	Section 5.7(c)
Company Board	Recital B
Company Capital Stock	Section 5.6(a)
Company Change in Recommendation	Section 6.7(b)
Company Common Stock	Section 5.6(a)
Company Deferred Stock Units	Section 3.10(d)
Company Disclosure Schedule	Article V
Company Financial Statements	Section 5.7(b)
Company Interim Financial Statements	Section 5.7(b)
Company Material Contracts	Section 5.18(a)
Company Parties	Section 9.5(d)
Company Permits	Section 5.9(b)
Company Permitted Encumbrances	Section 5.13(a)
Company Plans	Section 5.11(a)
Company Preferred Stock	Section 5.6(a)
Company Registered IP	Section 5.15(e)
Company Restricted Stock Units	Section 3.10(b)
Company Rights	Section 3.9
Company Rights Agreement	Section 3.9
Company SEC Reports	Section 5.7(a)
Company Stockholder Approval	Section 5.5(c)
Company Stockholders’ Meeting	Section 6.5(b)
Company Subs	Section 5.1(a)
Company Termination Fee	Section 9.5(b)
Company Warrants	Section 3.10(c)
Converted Warrant	Section 3.10(c)
D&O Indemnified Parties	Section 6.11(b)
Defaulting Parties	Section 9.5(i)
Dissenting Shares	Section 3.14
Dissenting Stockholder	Section 3.14
Effective Time	Section 3.2(b)
Election	Section 2.1(d)
Election Date	Section 3.8(e)(i)

Environmental Laws	Section 5.17(c)(i)
ERISA	Section 5.11(a)(i)
Exchange Agent	Section 3.11
Exchange Fund	Section 3.11
Expiration Date	Section 2.1(i)
FDA	Section 5.22(c)
Form of Merger Election	Section 3.8(e)(i)
Form S-4	Section 2.1(j)
Galil	Section 5.26
Galil Adjustment Amount	Section 2.1(c)
Galil Merger Agreement	Section 5.26
Galil Payment	Section 2.1(c)
Galil Stock Purchase Agreement	Section 5.26
Galil Termination Fee	Section 5.26
Hazardous Substances	Section 5.17(c)(ii)
IRS	Section 5.11(b)
Loan and Security Agreement	Section 6.20(a)
Merger	Recital B
Merger Cash Proration Factor	Section 3.8(e)(iii)(A)
Merger Consideration	Section 3.8(a)
Merger Election	Section 3.8(e)(i)
Merger Stock Proration Factor	Section 3.8(e)(iii)(B)
Merger Sub	Preamble
Merger Sub Board	Recital C
Multiemployer Plan	Section 5.11(c)
Multiple Employer Plan	Section 5.11(c)
Offer	Recital A
Offer Closing	Section 3.10(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.1(j)
Parent	Preamble
Parent Annual Financial Statements	Section 4.5(b)
Parent Balance Sheet	Section 4.5(c)
Parent Board	Recital C
Parent Book-Entry Shares	Section 3.12(a)
Parent Capital Stock	Section 4.4
Parent Certificate	Section 3.12(a)
Parent Disclosure Schedule	Article IV
Parent Financial Statements	Section 4.5(b)
Parent Interim Financial Statements	Section 4.5(b)
Parent Material Contract	Section 4.11(a)
Parent Parties	Section 9.5(g)
Parent Permits	Section 4.8(b)
Parent Preferred Stock	Section 4.4
Parent SEC Reports	Section 4.5(a)
Parent Termination Fee	Section 9.5(e)
Per Share Adjustment Amount	Section 2.1(c)(i)
Permitted Supplement	Section 6.8(b)
Proxy Statement	Section 6.5(b)
Representatives	Section 6.6
Sanarus	Section 5.4
Schedule 14D-9	Section 2.2(b)

Schedule TO	Section 2.1(j)
Section 16	Section 6.14(a)
Stock Consideration	Section 2.1(a)
Stock Consideration Cap	Section 2.1(e)
Stock Election	Section 2.1(d)
Stock Merger Consideration	Section 3.8(a)
Stock Merger Consideration Cap	Section 3.8(e)(iii)
Stock Merger Election	Section 3.8(a)
Stock Proration Factor	Section 2.1(e)(ii)
Superior Proposal	Section 6.7(e)(ii)
Surviving Corporation	Section 3.1
Surviving Corporation Certificate	Section 3.5
Tender Agreement	Recital D
Termination Date	Section 9.3(a)
Transfer Taxes	Section 6.18

ARTICLE 2

THE OFFER

Section 2.1 The Offer.

(a) Promptly after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to (and Merger Sub shall, and Parent shall cause Merger Sub to, use its commercially reasonable efforts to within 10 days after the date hereof), commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all Company Shares for the Stock Consideration or the Cash Consideration, at the election of the Stockholders, and otherwise as herein provided. In the Offer, each Company Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive from Merger Sub, at the election of the holder: (i) $1.35 in cash, without interest (as adjusted pursuant to Section 2.1(c)(i), the “Cash Consideration”), or (ii) .7764 shares of Parent Common Stock (as adjusted pursuant to Section 2.1(c)(ii), the “Stock Consideration“), in each case subject to proration as set forth in Section 2.1(e).

(b) The obligation of Merger Sub to accept for payment or exchange, and to pay for or exchange, Company Shares pursuant to the Offer shall be subject only to the Minimum Condition (as defined in Annex A hereto) and to the other conditions set forth in Annex A attached hereto (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right, in its sole discretion and without the consent of the Company, to increase the consideration payable pursuant to the Offer, provided the Cash Consideration does not exceed 50% of the total consideration payable in the Offer, and to waive any condition of the Offer, provided that the conditions described in clauses (b) and (c)(ii), (iii), (iv) and (v) of the Offer Conditions shall not be waivable. Subject to satisfaction or waiver (if permitted pursuant to the foregoing) of the Offer Conditions as of the Expiration Date and to the extension rights described in Section 2.1(i) below, Merger Sub shall, and Parent shall cause Merger Sub to, promptly accept for payment or exchange all Company Shares that have been validly tendered and not withdrawn pursuant to the Offer, and Merger Sub shall not otherwise extend the Offer. The Company agrees that no Company Shares held by the Company or any of its Subsidiaries will be tendered in the Offer. Without the consent of the Company, Merger Sub shall not (i) reduce the number of Company Shares subject to the Offer, (ii) reduce the Cash Consideration or Stock Consideration, (iii) waive or modify the Minimum Condition, (iv) add to or modify any Offer Conditions or amend any term of the Offer set forth in this Agreement, in each case, in any manner materially adverse to the holders of Company Shares, or (v) change the form of consideration.

(c) In the event that on or before consummation of the Offer Parent and the Company receive the items described on Schedule 6.21 according to the terms thereof, and the amount of the Galil Termination Fee exceeds

(the amount of such excess, if any, the “Galil Adjustment Amount”) the amount Parent pays to Galil under Section 6.21(a), if any (such amount actually paid by Parent to Galil, the “Galil Payment”):

(i) the Cash Consideration shall be increased by the quotient obtained by dividing (A) the Galil Adjustment Amount, by (B) the total number of Company Shares outstanding on the date hereof (the “Per Share Adjustment Amount”); and

(ii) the Stock Consideration shall be increased by a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (A) the Per Share Adjustment Amount, by (B) $1.61.

(d) Subject to Sections 2.1(e), (f) and (g), each holder of Company Shares shall be entitled to elect (i) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election”), and (ii) the number of Company Shares which such holder desires to exchange for the right to receive Stock Consideration (a “Stock Election”). For the avoidance of doubt, a holder of Company Shares shall be permitted to make a Stock Election with respect to a portion of such holder’s Company Shares and make a Cash Election with respect to such holder’s other Company Shares. Any Cash Election or Stock Election shall be referred to herein as an “Election,” and shall be made on a form furnished by Merger Sub for that purpose, included as part of the letter of election and transmittal accompanying the Offer, each in a form that is reasonably satisfactory to the Company. Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.

(e) The maximum aggregate amount of cash payable pursuant to the Offer shall be equal to (x) the Cash Consideration multiplied by (y) 50% of the total number of Company Shares outstanding that are tendered (and not withdrawn) and accepted for purchase pursuant to the Offer (such amount, the “Cash Consideration Cap”). The maximum aggregate amount of Stock Consideration issuable pursuant to the Offer shall be (x) the Stock Consideration multiplied by (y) 75% of the total number of Company Shares outstanding that are tendered (and not withdrawn) and accepted for exchange pursuant to the Offer (such amount, the “Stock Consideration Cap”), provided that in no event shall the Stock Consideration Cap exceed the product of: (1) the amount equal to (A) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the consummation of the Offer, less (B) the product of (y) the total number of Company Shares issuable upon exercise of the then outstanding Company Warrants and (z) the Stock Merger Consideration, multiplied by (2) the quotient obtained by dividing (y) the total number of Company Shares outstanding that are tendered (and not withdrawn) and accepted for purchase pursuant to the Offer, by (z) the total number of Company Shares outstanding as of such date.

(i) If the total number of Cash Elections would require aggregate cash payments in excess of the Cash Consideration Cap, all such Elections shall be subject to proration as follows. For each Cash Election, the number of Company Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Company Shares subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest whole Company Share. The “Cash Proration Factor” means a fraction (x) the numerator of which shall be the Cash Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Cash Elections made by all holders of Company Shares, multiplied by the Cash Consideration. All Company Shares subject to a Cash Election, other than Company Shares converted into the right to receive the Cash Consideration in accordance with this Section 2.1(e)(i), shall be converted into the right to receive the Stock Consideration. All prorations resulting from this Section 2.1(e)(i) shall be applied on a pro rata basis, such that each Stockholder who tenders Company Shares subject to a Cash Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Cash Election tendered by such Stockholder to the aggregate Company Shares tendered subject to Cash Elections.

(ii) If the total number of Stock Elections would require the issuance in the aggregate of a number of shares of Parent Common Stock in excess of the Stock Consideration Cap, such Elections shall be subject to proration as follows. For each Stock Election, the number of Company Shares that shall be converted into the right to receive the Stock Consideration shall be (i) the total number of Company Shares subject to such Stock Election multiplied by (ii) the Stock Proration Factor, rounded down to the nearest whole Company Share. The “Stock Proration Factor” means a fraction (x) the numerator of which shall be the Stock Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Stock Elections made by all holders of Company Shares, multiplied by the Stock Consideration. All Company Shares subject to a Stock Election, other than that number converted into the right to receive the Stock Consideration in accordance with this Section 2.1(e)(ii), shall be converted into the right to receive the Cash Consideration. All prorations resulting from this Section 2.1(e)(ii) shall be applied on a pro rata basis, such that each Stockholder who tenders subject to a Stock Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Stock Election tendered by such Stockholder to the aggregate Company Shares tendered subject to Stock Elections.

(f) Each Company Share validly tendered but which is not the subject of a valid Election shall be deemed to be tendered subject to the following Elections:

(i) If the Cash Elections exceed the Cash Consideration Cap such that proration of Cash Elections occur, Company Shares validly tendered without a valid Election will be deemed tendered subject to a Stock Election;

(ii) If the Stock Elections exceed the Stock Consideration Cap such that proration of Stock Elections occurs, Company Shares validly tendered without a valid Election will be deemed tendered subject to a Cash Election; and

(iii) If no proration occurs, Company Shares validly tendered without a valid Election will be deemed tendered subject to a Stock Election to the extent of the Stock Consideration Cap remaining after taking into account the aggregate Stock Elections made by those Stockholders who affirmatively made Elections in the Offer. If such deemed tendered Company Shares will cause Stock Elections to exceed the Stock Consideration Cap, then (A) such excess deemed tendered Company Shares will be deemed tendered subject to a Cash Election, and (B) the aggregate Cash Consideration and Stock Consideration to be paid based on such deemed Elections will be allocated on a pro rata basis among all Company Shares tendered by those Stockholders who validly tendered Company Shares but did not specify an Election, such that each such Company Share is exchanged for the same proportion of Cash Consideration and Stock Consideration, based on the respective percentages of aggregate Cash Consideration and Stock Consideration to be paid based on such deemed Elections.

(g) No fractional shares of Parent Common Stock shall be issued in the Offer, and fractional share interests will not entitle the owner thereof to vote or to any other rights of a Parent Stockholder. In lieu thereof, each holder of Company Shares tendered in the Offer who would be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Elections made by such holder) shall receive an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) the closing price per share of Parent Common Stock as reported on the Nasdaq on the date of the Offer Closing.

(h) If, between the date of this Agreement and the Offer Closing, the outstanding shares of Parent Common Stock or the Company Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration, the Stock Consideration, the Cash Consideration Cap, the Stock Consideration Cap, the Cash Proration Factor and the Stock Proration Factor shall be correspondingly adjusted as and if appropriate to provide the holders of Company Shares tendered pursuant to the Offer the same economic effect as contemplated by this Agreement as if such event had not occurred.

(i) Subject to the terms and conditions thereof, the Offer shall remain open until at least 5:00 p.m., New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer (the “Expiration Date,” unless extended, in which case any expiration time and date established pursuant to an extension of the Offer permitted under the terms of this Agreement shall be the “Expiration Date”); provided, however, that, subject to the rights of Parent and/or Merger Sub under Article IX, Merger Sub:

(i) shall, and Parent shall cause Merger Sub to, from time to time extend the Offer, in increments of no more than ten Business Days each, if at the initial or any subsequent scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived (to the extent permitted by this Agreement), until such time as all such conditions are satisfied or waived (to the extent permitted by this Agreement); provided, that Merger Sub shall not be required to extend the Offer if at the then scheduled Expiration Date Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article IX and does so terminate this Agreement;

(ii) shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(iii) may extend the Offer on one occasion only for no more than ten Business Days if all of the Offer Conditions have been satisfied or waived, but less than 90% of the total Company Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled Expiration Date.

In each of the above cases, Parent shall cause Merger Sub to extend the Offer from time to time in accordance with this Section 2.1(i) for the shortest time periods which it reasonably believes are necessary until consummation of the Offer if the Offer Conditions shall not have been satisfied or waived, so long as this Agreement shall not have been terminated in accordance with Article IX hereof.

(j) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with any amendments or supplements thereto, the “Schedule TO”) and (ii) a registration statement on Form S-4 with respect to the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with any amendments or supplements thereto, the “Form S-4”). Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. The Schedule TO, the prospectus included in the Form S-4, and the form of election and transmittal are referred to herein as the “Offer Documents.” Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Offer Documents to be disseminated to Stockholders to the extent required by applicable Law. Parent shall cause the Schedule TO and the Form S-4 to comply in all material respects with the provisions of applicable Law and, on the date filed with the SEC, on the date first published, sent or given to the Stockholders and on the date of any sale thereunder, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or agreement is made by Parent or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Schedule TO or the Form S-4. The Company shall promptly furnish to each of Parent and Merger Sub all information concerning the Company and its stockholders that is required or reasonably requested by either Parent or Merger Sub in connection with such actions. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule TO or Form S-4 if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO and Form S-4 as so corrected to be filed with the SEC and disseminated to the holders of the Company Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity prior to filing with the SEC to review and comment on the Schedule TO and the Form S-4, and all amendments thereto. Parent and Merger Sub further agree to promptly advise the Company of any comments or other communications (and promptly provide copies of any such written materials or reasonably detailed summaries of any oral communications) that Parent or Merger Sub or their counsel or representatives may receive from the SEC or its staff with respect to the Schedule

TO or Form S-4 or any other securities filings of Parent or Merger Sub related to the Offer, the Merger or the transactions contemplated hereby or thereby.

(k) Parent and Merger Sub shall comply in connection with the Offer with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Company Shares for payment pursuant to the Offer and this Agreement. Parent shall provide or cause to be provided to Merger Sub on a timely basis all funds and shares of Parent Common Stock necessary to purchase or exchange any Company Shares that Merger Sub becomes obligated to purchase or exchange pursuant to the Offer.

(l) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or under any other applicable Law. To the extent that amounts are so withheld by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders, in respect to which such deduction and withholding was made by Merger Sub. Any amounts deducted and withheld pursuant to this Section 2.1(l) shall be promptly remitted by Merger Sub to the appropriate Tax authority in accordance with applicable Law.

Section 2.2 Company Action.

(a) The Company hereby consents to the Offer and, to the extent that no Company Change in Recommendation shall have occurred in accordance with Section 6.7, to the inclusion in the Offer Documents of the recommendation of the Company Board set forth in Section 5.2(b).

(i) The Company shall use its commercially reasonable efforts to file with the SEC, on the date the Offer Documents are filed with the SEC (but if not so filed, promptly thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (as amended or supplemented from time to time, the “Schedule 14D-9”), reflecting, subject to the provisions of Section 6.7, the Company Board’s recommendation that the Stockholders accept and tender their Company Shares pursuant to the Offer and the Company Board’s approval of this Agreement, and otherwise reflecting the terms and conditions of this Agreement in all material respects and including the information regarding Parent’s designees to the Company Board pursuant to Section 2.3 to the extent (y) required therein under Rule 14(f) of the Exchange Act, and (z) Parent shall have theretofore provided the information required by Section 2.3 to the Company a reasonable time prior to such filing.

(ii) The Company shall use its commercially reasonable efforts to disseminate the Schedule 14D-9 and the Proxy Statement to the holders of Company Shares at the times and to the extent required by applicable Law.

(b) The Schedule 14D-9 (including the information regarding Parent’s designees to the Company Board) and the Proxy Statement will comply in all material respects with the provisions of applicable Law and, on the date filed with the SEC and on the date first published, sent or given to the Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or agreement is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9 and the Proxy Statement. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent, Merger Sub and Parent’s designees to the Company Board that is required or reasonably requested by the Company in connection with such actions. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 and the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Proxy Statement as so corrected to be filed with the SEC and disseminated to the holders of the Company Shares, in each case as and to the extent required by applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9, the Proxy Statement and all amendments and supplements thereto prior to filing with the SEC. The Company further agrees to promptly advise Parent of any comments or other communications (and promptly provide copies of any such written materials or reasonably detailed summaries of any oral communications) that the Company or its counsel or representatives may receive from the SEC or its staff with respect to the Schedule 14D-9, the Proxy Statement or any other securities filings of the Company related to the Offer, the Merger or the transactions contemplated hereby or thereby.

(c) In connection with the Offer and the mailing of the Offer Documents, the Company will promptly furnish Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Company Shares as of the most recent date practicable and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated stockholder lists, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent, Merger Sub and their respective affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession promptly upon the request of the Company.

Section 2.3 Board of Directors and Committees; Section 14(f).

(a) Promptly upon the purchase by Merger Sub of Company Shares pursuant to the Offer and from time to time thereafter (for so long as Parent or Merger Sub owns such Company Shares), Parent shall be entitled to designate up to such number of directors, rounded down to the nearest whole number, but constituting at least a majority of the directors, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and the percentage that the number of Company Shares beneficially owned by Parent and Merger Sub bears to the total number of then outstanding Company Shares, and the Company shall use all commercially reasonable efforts to, upon request by Parent, promptly, at the Company’s election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent’s designees to be so elected or appointed to the Company Board and to cause Parent’s designees to be so elected or appointed. At such times, the Company will use its best efforts to cause persons designated by Parent and duly elected or appointed to constitute the chairman and a majority of each committee of the Company Board, other than any committee of the Company Board, if any, established to take action under this Agreement. Notwithstanding the foregoing, the Company shall use all commercially reasonable efforts to ensure that three of the members of the Company Board as of the date hereof shall remain members of the Company Board until the Effective Time. Parent shall designate an adequate number of persons so that the audit committee of the Company has at least three members, and each of the persons designated by Parent to serve on the audit committee of the Company shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules, and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto. If the number of directors who are members of the Company Board as of the date hereof is reduced below three prior to the Effective Time, the remaining directors who are members of the Company Board as of the date hereof or their designees (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies).

(b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to the Parent’s compliance with the final sentence of this Section 2.3(b), the Company shall promptly take all actions, including filing an amendment to the Schedule 14D-9 (and disseminating such amendment to the Stockholders to the extent required by applicable Law) containing such information with respect to the Company and its officers and directors and Parent’s designees as Section 14(f) and Rule 14f-1 require, in order to fulfill its obligations under this Section. Parent shall timely supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Parent shall use its commercially reasonable efforts to provide such information to enable it to be filed with the SEC in the Schedule 14D-9 on the date the Offer Documents are filed with the SEC.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 2.3 and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder or other action adversely affecting the rights of Stockholders (other than Parent or Merger Sub), will require the approval of a majority of the directors of the Company who were directors as of the date hereof or their designees appointed under the last sentence of Section 2.3(a).

Section 2.4 Short Form Merger. If, after the consummation of the Offer, the number of Company Shares beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least 90% of the then outstanding Company Shares, Parent shall cause Merger Sub to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article III below, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request, in order to cause the Merger to be so completed.

ARTICLE 3

THE MERGER

Section 3.1 The Merger. Subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Article VII hereof, at the Effective Time and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the DGCL, (i) the Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of the Company shall thereupon cease, (iii) Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”), (iv) the Surviving Corporation shall continue to be governed by the DGCL and shall become a wholly-owned Subsidiary of Parent, and (v) all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; provided, that under certain circumstances described in Section 3.8(g), in the Merger, Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, in which case such surviving corporation will be referred to herein as the “Surviving Corporation”.

Section 3.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, CA 92612, at 10:00 A.M., California time, on the third Business Day following the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, subject to such satisfaction or waiver thereof), or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) The Merger shall become effective upon the later of (the “Effective Time”) (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (ii) at such later time on such date as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date.

Section 3.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 3.4 Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization within the meaning of Sections 354(a) and 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and to consummate the Merger in accordance with Section 368(a)(1) of the Code.

Section 3.5 Certificate of Incorporation; Bylaws. The certificate of incorporation of Merger Sub (or, if the Company is the surviving corporation in the Merger, the Company) in effect immediately prior to the Effective Time, which shall in the case of the Merger Sub be in a customary form, reasonably acceptable to Parent and the Company, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”), until duly amended as provided therein or by applicable Law, except that in the case of the Merger Sub Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety at the Effective Time to read as follows: “The name of the corporation shall be Endocare, Inc.” The bylaws of Merger Sub in effect immediately prior to the Effective Time, which shall be in customary form, reasonably acceptable to Parent and the Company, shall be the bylaws of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

Section 3.6 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Corporation Certificate (as amended from time to time), the Surviving Corporation’s bylaws, and the DGCL.

Section 3.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 3.8 Conversion of Shares of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Company Shares or any shares of Capital Stock of Merger Sub:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares described in Sections 3.8(b) and (c) and Dissenting Shares) shall be converted into the right to receive, at the election of the holder thereof, one of the following (the “Merger Consideration”): (i) for each Company Share with respect to which an election to receive cash has been effectively made and not revoked (a “Cash Merger Election”), the Cash Consideration (the “Cash Merger Consideration”); and (ii) for each Company Share with respect to which an election to receive Parent Common Stock has been effectively made and not revoked (a “Stock Merger Election”), the Stock Consideration (the “Stock Merger Consideration”), in each case subject to proration as set forth in Sections 3.8(e)(iii) and (iv) and payable without interest to the holder of such Company Share upon surrender thereof in the manner provided in Section 3.12.

(b) Each Company Share that is owned by Parent or Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each Company Share that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(d) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall be registered in the name of Parent in the register of the Surviving Corporation, and such shares of common stock shall constitute the only outstanding shares of common stock of the Surviving Corporation.

(e) Election of Merger Consideration.

(i) Each Person who, on or prior to the Election Date, is a record holder of Company Shares shall be entitled, with respect to all or any portion of such holder’s Company Shares, to make a Stock Merger Election or Cash Merger Election on the basis set forth in this Section 3.8(e). For the avoidance of doubt, a holder of Company Shares shall be permitted to make a Stock Merger Election with respect to a portion of such holder’s Company Shares and make a Cash Merger Election with respect to such holder’s other Company Shares. Any Cash Merger Election or Stock Merger Election shall be referred to herein as a “Merger Election,” and shall be made on a form furnished by Parent for that purpose and reasonably satisfactory to the Company (a “Form of Merger Election”), which form may be part of the letter of election and transmittal delivered to former Stockholders promptly following the Merger. Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Merger Election on behalf of their respective beneficial holders. Any Company Shares as to which the holder has not submitted a properly completed Merger Election by the close of business on the Election Date shall be deemed to have made no Merger Election and be treated as specified in subparagraph (e)(iv) below. Parent shall prepare and mail, or cause to be prepared and mailed, promptly following the Merger, a Form of Merger Election. Any former Stockholder’s Merger Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the date that is thirty days after the date that Forms of Merger Election are sent to former Stockholders (the “Election Date”), (1) a Form of Merger Election duly completed and validly executed in accordance with the instructions thereto, and (2) such other documents as may be required pursuant to such instructions, together with Certificates to which such Form of Merger Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, or Book-Entry Shares as set forth in Section 3.12.

(ii) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Stock Merger Consideration or the Cash Merger Consideration have been properly made with respect to Company Shares and when elections were received by it. Parent and the Exchange Agent shall make all computations as to proration contemplated by Section 3.8(e)(iii) and (iv) (which computations shall be made as soon as practicable following the Election Date), and absent manifest error any such computations shall be conclusive and binding on the former holders of Company Shares. The Exchange Agent may make such reasonable rules as are consistent with this Section 3.8(e) for the implementation of the Merger Elections (and changes thereto and revocations thereof) provided for herein as shall be necessary or desirable fully to effect such Merger Elections (and changes thereto and revocations thereof).

(iii) The maximum aggregate amount of cash payable pursuant to the Merger shall be (x) the Cash Merger Consideration multiplied by (y) 50% of the total number of Company Shares canceled pursuant to the Merger (other than Company Shares canceled pursuant to Sections 3.8(b) and (c)), minus the cash value of Dissenting Shares (such amount, the “Cash Merger Consideration Cap”). For purposes of this Section 3.8, the “cash value of Dissenting Shares” assumes that the fair value, or “cash value”, of each Dissenting Share equals the Cash Merger Consideration. The maximum aggregate amount of Stock Merger Consideration issuable pursuant to the Merger shall be (x) the Stock Merger Consideration multiplied by (y) 75% of the total number of Company Shares canceled pursuant to the Merger (other than Company Shares canceled pursuant to Sections 3.8(b) and (c)) (such amount, the “Stock Merger Consideration Cap”), provided that in no event shall the Stock Merger Consideration Cap exceed (A) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the consummation of the Offer, less (B) the product of (x) the total number of Company Shares issuable upon exercise of the then outstanding Company Warrants and (y) the Stock Merger Consideration, less (C) the number of shares of Parent Common Stock issued in connection with the consummation of the Offer.

(A) If the total number of Cash Merger Elections would require payment of aggregate cash in excess of the Cash Merger Consideration Cap, such Cash Merger Elections shall be subject to proration as follows. For each Cash Merger Election, the number of Company Shares that shall be converted into the right to receive the Cash Merger Consideration shall be (A) the total number of Company Shares subject to such Cash Merger Election, multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest whole Company Share. The “Merger Cash Proration Factor” means a fraction (x) the numerator of which shall be the Cash Merger Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Cash Merger Elections made by all holders of Company Shares, multiplied by the Cash Merger Consideration. All Company Shares subject to a Cash Merger Election, other than Company Shares converted into the right to receive the Cash Merger Consideration in accordance with this Section 3.8(e)(iii)(A), shall be converted into the right to receive the Stock Merger Consideration. All prorations resulting from this Section 3.8(e)(iii)(A) shall be applied on a pro rata basis, such that each Stockholder who surrenders Company Shares subject to a Cash Merger Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Cash Merger Election that are surrendered by such Stockholder to the aggregate Company Shares surrendered subject to Cash Merger Elections.

(B) If the total number of Stock Merger Elections would require issuance of aggregate Stock Merger Consideration in excess of the Stock Merger Consideration Cap, such Stock Merger Elections shall be subject to proration as follows. For each Stock Merger Election, the number of Company Shares that shall be converted into the right to receive the Stock Merger Consideration shall be (A) the total number of Company Shares subject to such Stock Merger Election multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest whole Company Share. The “Merger Stock Proration Factor” means a fraction (x) the numerator of which shall be the Stock Merger Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Stock Merger Elections made by all former holders of Company Shares multiplied by the Stock Merger Consideration. All Company Shares subject to a Stock Merger Election, other than that number converted into the right to receive the Stock Merger Consideration in accordance with this Section 3.8(e)(iii)(B), shall be converted into the right to receive the Cash Merger Consideration. All prorations resulting from this Section 3.8(e)(iii)(B) shall be applied on a pro rata basis, such that each former Stockholder who surrendered Company Shares subject to a Stock Merger Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Stock Merger Election that are surrendered by such former Stockholder to the aggregate Company Shares surrendered subject to Stock Merger Elections.

(iv) Each Company Share canceled in exchange for the right to receive the Merger Consideration but which is not surrendered subject to a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Date, shall be deemed to be surrendered subject to the following Merger Elections:

(A) If the Cash Merger Elections exceed the Cash Merger Consideration Cap such that proration of Cash Merger Elections occur, Company Shares surrendered without a valid Merger Election will be deemed surrendered subject to a Stock Merger Election;

(B) If the Stock Merger Elections exceed the Stock Merger Consideration Cap such that proration of Stock Merger Elections occurs, Company Shares surrendered without a valid Merger Election will be deemed surrendered subject to a Cash Merger Election; and

(C) If no proration occurs, Company Shares validly surrendered without a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Date, will be deemed surrendered subject to a Stock Merger Election to the extent of the Stock Merger Consideration Cap remaining after taking into account the Stock Merger Elections made by those former Stockholders who affirmatively made Merger Elections in connection with the Merger. If such surrendered Company Shares will cause Stock Merger Elections to exceed the Stock Merger Consideration Cap, then (x) such excess surrendered Company Shares without a valid Merger Election will be deemed surrendered subject to a Cash Merger Election, and (y) the aggregate Cash Merger Consideration and Stock Merger Consideration to be paid based on such deemed Merger Elections will be allocated on a pro rata basis among all Company Shares surrendered by those former Stockholders who did not surrender subject to a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Date, such that each such Company Share is exchanged for the same proportion of Cash Merger Consideration and Stock Merger Consideration, based on the respective percentages of aggregate Cash Merger Consideration and Stock Merger Consideration to be paid based on such deemed Merger Elections.

(D) Any Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date shall be deemed tendered subject to a Stock Merger Election; provided, however, that if proration occurs pursuant to Section 3.8(e)(iii)(B) or (iv)(C), such Dissenting Shares will be deemed tendered subject to a valid Cash Merger Election. If as a result of the treatment of Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date pursuant to this Section 3.8(e)(iv)(D), the total shares of Parent Common Stock issuable in the Offer and the Merger and upon exercise or conversion of all convertible securities assumed by Parent in the Merger would be more than 19.9% of the total number of shares of Parent Common Stock outstanding at the time of consummation of the Offer, all subsequent Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date, will be deemed tendered subject to a valid Cash Merger Election.

(f) Notwithstanding anything contained herein, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Company Shares have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Cash Merger Consideration, Stock Merger Consideration, Cash Merger Consideration Cap, Stock Merger Consideration Cap, Merger Cash Proration Factor, and Merger Stock Proration Factor shall be adjusted if and as appropriate to provide the holders of Company Shares cancelled in the Merger the same economic effect as contemplated by this Agreement as if such event had not occurred.

(g) Notwithstanding anything in this Agreement to the contrary, if the product of (A) the number of shares of Parent Common Stock to be issued in the Offer and the Merger in exchange for Company Shares and

(B) the Testing Price (as defined below) of Parent Common Stock as reported on the Nasdaq on the applicable valuation date under Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e) (such date the “Valuation Date” and such product the “Value of Stock Consideration”) is less than 40% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the amount of Cash Merger Consideration to be paid in the Merger in exchange for Company Shares shall be reduced and the number of shares of Parent Common Stock issued in the Merger in exchange for Company Shares shall be increased so as to cause such percentage to be equal to 40%. If such an adjustment is required, all Cash Merger Elections shall be subject to proration on a pro-rata basis across all Stockholders making or deemed to be making a Cash Merger Election, such that each Stockholder who makes or is deemed to make a Cash Merger Election bears its proportionate share of the proration, based on the percentage of the aggregate Cash Merger Consideration to which such Stockholder is otherwise entitled pursuant to the Merger under this Agreement to the aggregate Cash Merger Consideration to which all Stockholders that make or are deemed to make a Cash Merger Election are otherwise entitled pursuant to the Merger under this Agreement. All Company Shares subject to a Cash Merger Election, other than Company Shares converted into the right to receive the Cash Merger Consideration in accordance with this Agreement as reduced in accordance with the foregoing sentence, shall be converted into the right to receive the Stock Merger Consideration. The number of shares of Parent Common Stock to be issued under this Section 3.8(g) shall be, along with the number of shares of Parent Common Stock issuable pursuant to valid Merger Elections for stock, subject to the Stock Merger Consideration Cap. If the Parent Common Stock to be issued under this Section 3.8(g) would cause the number of shares of Parent Common Stock to be issued in connection with the Merger to exceed the Stock Merger Consideration Cap, then the prorations in this Section 3.8(g) shall be inapplicable, provided however that the structure of the Merger will change such that Merger Sub will merge with and into the Company. For purposes of this paragraph, the “Non-Stock Consideration” shall mean (a) any cash consideration paid pursuant to the Offer and the Merger, and (b) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Company Shares in exchange for Company Shares in connection with the Offer and Merger (including any cash paid on account of dissenting Company Shares and in lieu of fractional shares of Parent Common Stock). The “Testing Price” shall be the lowest of the following amounts: (i) the closing Parent Common Stock trading price on the Valuation Date, (ii) the average between the high and low Parent Common Stock trading prices on the Valuation Date, and (iii) the volume weighted average of the trading prices of all Company Shares of Parent Common Stock traded on the Valuation Date. For the avoidance of doubt, this Section 3.8(g) shall not be applicable, the Value of Stock Consideration need not be tested, and no proration shall occur as a result of this Section 3.8(g), if the structure of the Merger has changed as a result of the provisions hereof.

Section 3.9 Associated Company Share Rights. All references in this Agreement to “Company Shares” shall include, unless the context requires otherwise, the associated preferred share purchase rights (“Company Rights”) issued pursuant to the Rights Agreement, dated as of March 31, 1999, between the Company and Computershare Trust Company N.A. (as successor-in-interest to U.S. Stock Transfer Corporation) (as amended from time to time prior to the Effective Time, the “Company Rights Agreement”), to the extent associated with outstanding Company Shares at the Effective Time.

Section 3.10 Stock Plans; Convertible Securities.

(a) At or prior to the closing of the Offer (the “Offer Closing”), and conditioned upon the occurrence of the Offer Closing, all outstanding Company Share Options granted under the Company Stock Plans shall terminate. The Company shall deliver written notice, not less than 15 days prior to the Offer Closing, to all holders of Company Share Options (with copies to Parent) notifying such holders that (i) all vesting and other conditions to exercise of such Company Share Options will be accelerated by virtue of the Offer Closing, and such Company Share Options shall automatically become fully vested and exercisable and be released from any repurchase right immediately prior to the Offer Closing, provided that such acceleration, release and exercise may be conditioned upon the occurrence of the Offer Closing, (ii) if unexercised prior to the Offer Closing, such

Company Share Options will automatically terminate in accordance with the terms of the Company Stock Plans and agreements governing such Company Share Options, and (iii) their Company Share Options will be treated as set forth in this Section 3.10(a).

(b) Immediately prior to the time of the Offer Closing, all remaining forfeiture restrictions with respect to the Company Restricted Stock Units shall expire and the Company Shares underlying such Company Restricted Stock Units shall be issued by the Company. The Company shall deliver Offer Documents and a written notice, not less than 15 days prior to the Offer Closing, to all holders of Company Restricted Stock Units notifying holders that (i) all forfeiture restrictions will expire by virtue of the Offer Closing, and such Company Restricted Stock Units shall automatically be released from any repurchase right immediately prior to the Offer Closing, provided that such acceleration and release may be conditioned upon the occurrence of the Offer Closing, (ii) such holders may participate in the Offer in accordance with the terms thereof, and (iii) if such holders do not so participate in the Offer, their Company Restricted Stock Units will be treated as set forth in Section 3.8. “Company Restricted Stock Units” means the Company restricted stock units issued pursuant to the Company 2004 Stock Incentive Plan.

(c) The Company shall use its commercially reasonable efforts to secure an agreement to cancel at or before the Closing all outstanding Series A warrants and Series B warrants (collectively, the “Company Warrants”) to acquire Company Shares issued by the Company from each holder of Company Warrants in exchange for a cash payment from the Company as consideration for such cancellation; provided, that the aggregate amount of such cash payments shall not exceed $28,000 without the prior written consent of Parent. To the extent required by the terms of the Company Warrants, the Company shall obtain the consent of each holder of the Company Warrants to the cancellation of such holder’s Company Warrants.

At the Effective Time, each Company Warrant that is outstanding at such time, whether or not exercisable and whether or not vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted, on the same terms and conditions (including vesting) as applied to such Company Warrant immediately prior to the Effective Time, into a warrant entitling such holder thereof to purchase a number of shares of Parent Common Stock (a “Converted Warrant”) (rounded up to the nearest whole share) equal to the product of (i) the number of Company Shares subject to such Company Warrant as of the Effective Time and (ii) the Stock Consideration, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to the quotient obtained by dividing (A) the aggregate exercise price for the Company Shares subject to such Company Warrant as of the Effective Time by (B) the aggregate number of shares of Parent Common Stock subject to such Converted Warrant after giving effect to the adjustments in this Section 3.10(c).

(d) At the time of the Offer Closing, all Company Shares underlying vested Company Deferred Stock Units shall be issued by the Company in a manner consistent with the requirements of Section 409A of the Code. The Company shall deliver Offer Documents and a written notice, not less than 15 days prior to the Offer Closing, to all holders of vested Company Deferred Stock Units notifying holders that (i) the Company Shares underlying such vested Company Deferred Stock Units will be paid out by virtue of the Offer Closing, provided that such acceleration may be conditioned upon the occurrence of the Offer Closing, (ii) such holders may participate in the Offer in accordance with the terms thereof, and (iii) if such holders do not so participate in the Offer, such Company Shares will be treated as set forth in Section 3.8. At or prior to the Closing, and conditioned upon the occurrence of the Closing, all unvested Company Deferred Stock Units, and the Company Employee Deferred Stock Unit Program and Company Non-Employee Director Deferred Stock Unit Program, shall have been cancelled and terminated. “Company Deferred Stock Units” means the Company deferred stock units issued under the Company Employee Deferred Stock Unit Program and the Company Non-Employee Director Deferred Stock Unit Program.

(e) The Company shall ensure that following the Effective Time, no holder of a Company Restricted Stock Unit, Company Deferred Stock Unit or Company Share Option (or former holder thereof) or any current or former participant in any Company Stock Plan shall have any right thereunder to acquire any Capital Stock of the Company, any Company Subsidiary or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights), excluding any grants made or directed by Parent or its Affiliates, including Merger Sub.

Section 3.11 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, or a Subsidiary thereof, reasonably acceptable to the Company, to act as exchange agent hereunder for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Shares, (a) the maximum shares of Parent Common Stock issuable as the aggregate Stock Merger Consideration portion of the Merger Consideration pursuant to Section 3.8, (b) cash or a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.13) equal to the maximum amount of cash payable as the aggregate Cash Merger Consideration portion of the Merger Consideration pursuant to Section 3.8, and (c) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 3.12(e) or with respect to dividends or other distributions payable pursuant to Section 3.12(b). The Parent Common Stock and cash deposited with the Exchange Agent is referred to herein as the “Exchange Fund.”

Section 3.12 Exchange of Shares.

(a) As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to (and Parent shall use its commercially reasonable efforts to cause the Exchange Agent to within three Business Days after the Effective Time) mail to each holder of record of an outstanding certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Company Shares and each holder of record of uncertificated Company Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration pursuant to Section 3.8(a), (i) a letter of election and transmittal (which will include the Form of Merger Election), which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for effecting the surrender of such Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share for cancellation, together with a letter of election and transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate and Book-Entry Shares will be entitled to receive in exchange therefor, (i) promptly thereafter a stock certificate representing the number of whole shares of Parent Common Stock (a “Parent Certificate”) or uncertificated shares of Parent Common Stock (“Parent Book-Entry Shares”), as applicable, that such former holder has the right to receive pursuant to Section 3.8 in respect of the Company Shares formerly represented by such Certificate or Book-Entry Shares after taking into account all Company Shares then held by such former holder, (ii) promptly thereafter a check in amount of U.S. dollars for cash that such former holder has the right to receive pursuant to Section 3.8 in respect of the Company Shares formerly represented by such Certificate or Book-Entry Shares after taking into account all Company Shares then held by such holder (after giving effect to any required withholdings pursuant to Section 3.13), and (iii) a check for cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.12(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.12(b), and upon such surrender the Certificates or Book-Entry Shares so surrendered will forthwith be cancelled. No interest will be paid or accrued on Merger Consideration, cash in lieu of fractional shares, or any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares.

(b) No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the holder thereof surrenders such Certificate or Book-Entry Shares in accordance with this Article III. After the surrender of a Certificate or Book-Entry Shares in accordance with this Article III, the record holder thereof will be entitled to receive (i) within 10 Business Days thereafter the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry Shares, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to whole shares of Parent Common Stock represented by such Certificate or Book-Entry Shares.

(c) If any Parent Certificate is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered is properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange pays to the Exchange Agent, in advance, any transfer or other Taxes required by reason of the issuance of a Parent Certificate in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such Company Shares or Book-Entry Shares are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for Merger Consideration as provided in this Article III, promptly after receipt of a properly completed letter of election and transmittal.

(e) No certificates or script representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional shares interests will not entitle the owner thereof to vote or to any other rights of a Parent Stockholder. In lieu thereof, each holder of Company Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, upon surrender of such holder’s Certificates and Book-Entry Shares in accordance with this Section 3.12, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) the closing price per share of Parent Common Stock as reported on the Nasdaq on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders who would otherwise be entitled to fractional share interests subject to and in accordance with the terms of Section 3.12(a).

(f) Any portion of the Exchange Fund that remains unclaimed as of the six month anniversary of the Effective Time will be paid by the Exchange Agent to Parent. Any former Stockholders who have not theretofore complied with this Article III will thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on Parent Common Stock deliverable in respect of each Company Share that such former Stockholder held immediately prior to the Effective Time, in each case, as determined pursuant to this Agreement, and without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of Company Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and delivery of a properly completed letter of election and transmittal and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares, and any dividend or other distribution payable pursuant to the terms hereof.

(h) The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Parent. If at any time, the funds held in the Exchange Fund are insufficient to satisfy the obligations of Parent and Merger Sub under this Agreement, Parent shall or shall cause Merger Sub to promptly deposit additional funds into the Exchange Fund such that the funds held in the Exchange Fund are thereafter sufficient to satisfy the obligations of Parent and Merger Sub hereunder. Any interest and other income resulting from such investments will be for the benefit of and paid to Parent.

Section 3.13 Withholding Rights. Each of Parent, the Surviving Corporation, and the Exchange Agent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or under any other applicable Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders, in respect to which such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be. Any amounts deducted and withheld pursuant to this Section 3.13 shall be promptly remitted to the appropriate Tax authority in accordance with applicable Law.

Section 3.14 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.8, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the Company Shares issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as set forth in Section 3.8(e)(iv). The Company shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served on the Company under the DGCL, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedule of Parent and Merger Sub attached hereto and delivered concurrently herewith that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Parent Disclosure Schedule”), or the Parent SEC Reports filed prior to the date hereof, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Parent is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) Parent has heretofore furnished to the Company a complete and correct copy of the articles of incorporation and bylaws, each as amended to date, of Parent and a complete and correct copy of the certificate of incorporation and bylaws of Merger Sub. Such articles of incorporation, certificate of incorporation, and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its articles of incorporation, certificate of incorporation, or bylaws, as applicable. Copies of the minutes of all meetings of shareholders, the Board of Directors, and each committee of the Board of Directors, as applicable, of each of Parent and Merger Sub, in each case since January 1, 2005 through the date hereof, have been made available for inspection by the Company prior to the date hereof and such copies are true and complete.

(c) Each of Parent’s Subsidiaries is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Parent’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so made available are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents).

Section 4.2 Authority.

(a) Each of Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be party and the consummation by it of the Transactions have been duly and validly authorized by the Parent Board and the Merger Sub Board, as applicable. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party has or, with respect to the Ancillary Agreements to be entered into after the date hereof as of delivery, will have been, duly executed and delivered by Parent or Merger Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent or Merger Sub is or, with respect to the Ancillary Agreements to be entered into after the date hereof, will be, a party do or will as of the date of delivery constitute, the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub in accordance with their respective terms.

(b) The Parent Board, at a meeting duly called, and held on May 8, 2009, approved this Agreement, the Offer, the Merger, the Ancillary Agreements to which it is a party and the other Transactions.

(c) The Merger Sub Board, by unanimous written consent, dated as of June 3, 2009, (i) determined that this Agreement, the Offer, the Merger, the Ancillary Agreements and the Transactions would be advisable and fair to, and in the best interests of Merger Sub and of Parent as its sole stockholder, (ii) approved this Agreement, the Offer, the Merger, the Ancillary Agreements and the other Transactions to which it is a party, and (iii) recommended that Parent, in its capacity as the sole stockholder of Merger Sub, vote to approve this Agreement, the Offer, the Merger and the other Transactions.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or any of the Parent Subsidiaries;

(ii) conflict with or violate any Law applicable to Parent or any of the Parent Subsidiaries or by which any property or asset of Parent or any of the Parent Subsidiaries is bound; or

(iii) except as set forth on Schedule 4.3(a)(iii) of the Parent Disclosure Schedule, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Parent or any of the Parent Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of Parent or any of the Parent Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or any of the Parent Subsidiaries is a party or by which any of their respective properties, assets or rights are bound; except, in the case of clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Neither Parent nor any of the Parent Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent and Merger Sub is or will be a party or the consummation by Parent or Merger Sub of the Transactions, except for filing the Certificate of Merger pursuant to Section 3.2(b) and such filings, notices, authorizations, approvals, orders permits or consents as may be required by any applicable federal or state securities or “blue sky” Laws or national securities exchange regulations.

Section 4.4 Capitalization.

(a) As of the date hereof, the authorized Capital Stock of Parent consists of 100,000,000 shares of Capital Stock (the “Parent Capital Stock”), divided into 70,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”). As of the date hereof, (i) 38,045,146 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued or outstanding, (iii) 2,226,615 shares of Parent Common Stock are issuable upon exercise or payout of currently outstanding stock options previously granted under Parent stock incentive plans; and (iv) 2,587,866 shares of Parent Common Stock remain available for future awards under Parent’s 2004 Stock Incentive Plan. Each issued and outstanding share of Parent Capital Stock is, and each share of Parent Capital Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and has been, or will be, issued in compliance in all respects with applicable Law and Parent’s bylaws and articles of incorporation.

(b) Except for the items described above in subsection (a) and under this Agreement and except as described on Schedule 4.4(b) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other similar agreement, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock or obligating Parent to grant, extend or enter into any such commitment or other Contract. Except as described on Schedule 4.4(b) of the Parent Disclosure Schedule, as of the date hereof, there are no obligations, contingent or otherwise, of Parent to (i) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person (other than Parent Subsidiaries). There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no voting trusts, irrevocable proxies or other Contracts to which Parent is a party or is bound with respect to the voting of any shares of Parent Capital Stock.

(c) Each of the issued and outstanding common stock of Merger Sub has been duly authorized and validly issued, is fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights, and has been issued in compliance in all respects with all applicable Laws and the provisions of its certificate of incorporation, and Parent owns, directly or indirectly, one hundred percent of the outstanding common stock of Merger Sub. There are no (i) securities convertible into or exchangeable for common stock or other securities of Merger Sub, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other Contracts or rights of any type granted or entered into by Parent or Merger Sub relating to the issuance, sale, repurchase or transfer of any securities of Merger Sub or that give any Person, other than Parent, the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of Merger Sub.

(d) Each share of Parent Common Stock to be issued pursuant to the Offer or the Merger has been duly authorized, and upon issuance in accordance with the terms hereof, such shares of Parent Common Stock shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof (other than any taxes, liens and charges arising from the acts or omissions of the Stockholders). Parent has duly authorized and reserved for issuance sufficient shares of Parent Common Stock for issuance to the Stockholders upon consummation of the Offer and the Merger.

(e) Except for Merger Sub, and except as set forth on Schedule 4.4(e) of the Parent Disclosure Schedule, Parent does not, directly or indirectly, wholly own any Person.

(f) Neither Parent nor any Affiliate or associate of Parent is, or has been during the last three years, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 4.5 SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Parent has filed all material forms, reports and documents required to be filed by Parent with the SEC since January 1, 2007 (collectively, the “Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a subsequently filed Parent SEC Report prior to the date hereof.

(b) True and complete copies of (i) the audited consolidated balance sheet of Parent as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the periods covered therein, together with all related notes and schedules thereto, accompanied by the reports thereon of Parent’s independent auditors (collectively, the “Parent Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of Parent as of March 31, 2009, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the quarter then ended, together with all related notes and schedules thereto (the financial statements delivered pursuant to clause (ii), the “Parent Interim Financial Statements,” and with the Parent Annual Financial Statements, the “Parent Financial Statements”), have been delivered or made available to the Company. Each of the Parent Financial Statements are (i) correct and complete in all material respects and have been prepared in accordance with the books and records of Parent; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Parent Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Except for the Parent Subsidiaries, no financial statements of any other Person are required by GAAP to be consolidated in the financial statements of Parent.

(c) Except for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of Parent as of December 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Parent Balance Sheet”), and for liabilities incurred in the ordinary course of business consistent with past practice after such date, Parent has not incurred any liability, whether or not required by GAAP to be reflected in a consolidated balance sheet of Parent or disclosed in the notes thereto, except those liabilities and obligations that are not, individually or in the aggregate, material to Parent.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act. Neither Parent nor any of Parent Subs has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and Parent Board, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets.

(ii) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(iii) Neither Parent nor any of Parent Subs is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or arrangement or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of Parent Subs, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of Parent Subs in Parent’s published financial statements or other Parent SEC Reports.

(iv) Except for the “material weaknesses” disclosed in Parent’s Form 10-K for the year ended December 31, 2005, since January 1, 2006, Parent has not received any oral or written notification of any “significant deficiency” or “material weakness” in Parent’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Rule 1-02 of Regulation S-X.

Section 4.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet: (a) the business of Parent and its Subsidiaries has been conducted, in all material respects, only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Change on Parent; (c) none of Parent or any of its Subsidiaries, as determined on a consolidated basis, has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.2.

Section 4.7 Litigation. Except as set forth on Schedule 4.7 of the Parent Disclosure Schedule, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, nor to its Knowledge is there any event, circumstance or fact existing or that has occurred that would reasonably be expected to result in any such material Action. There is no Action pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no pending or outstanding Order or, pending, or to the Knowledge of Parent, threatened, investigation by, any Governmental Authority relating to Parent or any of its Subsidiaries, any of their respective properties or assets or the Transactions. There is no material Action by Parent or any of its Subsidiaries pending, or which Parent or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 4.8 Compliance with Applicable Law.

(a) Each of Parent and the Parent Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. Parent has not received during the past seven years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Parent or any of the Parent Subsidiaries is not and has not been in compliance in any material respect with any Law applicable to it.

(b) Each of Parent and its Subsidiaries is in possession of all licenses, franchises, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations that are required for Parent and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Parent Permits”). Each of Parent and its Subsidiaries is and has been in compliance in all respects with all Parent Permits, except where the failure to so comply has not and would not reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth on Schedule 4.8 of the Parent Disclosure Schedule, no suspension, cancellation, modification, revocation or nonrenewal of any material Parent Permit is pending or, to the Knowledge of Parent, threatened, and Parent and its Subsidiaries will continue to have the use and benefit of all Parent Permits following consummation of the

Transactions. No Parent Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of Parent or any of its Subsidiaries.

Section 4.9 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 14D-9 (including any information regarding Parent’s nominees to the Company Board provided by Parent specifically for inclusion therein), (b) the Proxy Statement, if applicable, or (c) any other documents to be filed by the Company with the SEC in connection with the Offer, the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed, at the time such documents become effective, and on the date of any sale thereunder, and at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 General Tax Matters.

(a) Each of Parent and its Subsidiaries has accurately prepared and properly and timely filed (including any extensions) all Returns required to be filed by it under any applicable Law except where the failure to accurately report or timely file would not have a Material Adverse Effect on Parent. Such Returns are true, complete, accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of Parent and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.

(b) Each of Parent and its Subsidiaries has timely paid all Taxes (whether or not shown on any Return) it is required to have paid except where contested in good faith by appropriate proceedings or where the failure to timely pay would not have a Material Adverse Effect on Parent. All Taxes of Parent and its Subsidiaries accrued following the end of the most recent period covered by the Parent Interim Financial Statements delivered on or prior to the date hereof have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in Parent’s or the applicable Subsidiary’s operating results).

(c) All deficiencies asserted or assessments made against Parent or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.

(d) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to or bound by any closing agreement, Tax ruling or offer in compromise with any taxing authority.

(f) Schedule 4.10(f) of the Parent Disclosure Schedule sets forth all foreign jurisdictions in which Parent and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither Parent nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither Parent nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(g) Neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A) of the Code.

(h) Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(i) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date.

(j) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treas. Reg. § 1.6011-4(b) or Section 6111 of the Code or any analogous provision of state, local or foreign Law.

Section 4.11 Material Contracts.

(a) Except as set forth on Schedule 4.11(a) of the Parent Disclosure Schedule: (i) each of the Parent Material Contracts is valid, binding and in full force and effect and is enforceable against Parent or its Subsidiaries, as applicable, and to the Knowledge of Parent, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) Parent or its Subsidiaries, as applicable, has performed all material obligations required to be performed by it under the Parent Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of Parent, (A) no other party to any Parent Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Parent Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of Parent or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Parent Material Contract or provisions thereof; (iv) no party to any Parent Material Contract has given any written notice of an alleged breach thereof or otherwise threatened such a breach; and (v) Parent has not received any written notice that any party to any Parent Material Contract intends to cancel or terminate such Parent Material Contract, to renegotiate such Parent Material Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of Parent, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened. “Parent Material Contract” means a Contract of Parent or any of its Subsidiaries that (x) was filed as a material contract (item 10) exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 or (y) should be as of the date hereof filed as an exhibit to an Annual Report on Form 10-K of Parent pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(b) The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Parent and Merger Sub of the Transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of Parent or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Parent Material Contract or provision thereof.

(c) Except as set forth on Schedule 4.11(c) of the Parent Disclosure Schedule, no consent of any party to a Parent Material Contract is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.

(d) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Parent Material Contracts entered into on or prior to the date hereof have been provided or made available to the Company and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Parent Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided or made available to the Company promptly after being so entered into.

Section 4.12 No Prior Activities. Except for obligations incurred in connection with its organization, entry into this Agreement and anticipation of the Transactions, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.13 Brokers’ Fees. Other than Aspen Advisors, LP, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent. Parent has furnished to Company a complete and correct copy of all agreements between Parent and Aspen Advisors, LP pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.14 Financing. Parent and Merger Sub have the cash available (either on hand or available under its senior credit facility) sufficient for Merger Sub to pay up to the Cash Consideration Cap and the Cash Merger Consideration Cap as required by this Agreement and to otherwise consummate the transactions contemplated hereby.

Section 4.15 Parent Disclosure. None of the representations or warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate or other document delivered by Parent or Merger Sub or that will at anytime be delivered by Parent or Merger Sub pursuant hereto or thereto or in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule of the Company attached hereto and delivered concurrently herewith that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Company Disclosure Schedule”), or the Company SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification.

(a) The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company owns, beneficially and of record, all of the Capital Stock of Orange Acquisitions Ltd., a company duly organized and validly existing under the laws of the State of Israel. The Company owns, beneficially and of record, all of the outstanding capital stock of Urohealth B.V., a company duly organized, validly existing and in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction) under the laws of The Netherlands. Each of Orange Acquisitions Ltd. and Urohealth B.V. is an inactive subsidiary which does not currently conduct any business activities. Except for Orange Acquisitions Ltd. and Urohealth B.V. (collectively, the “Company Subs” provided, that for purposes of this Agreement, to the extent that the Company dissolves Orange Acquisitions Ltd. at anytime prior to the Closing as permitted pursuant to Section 6.1(f), the term “Company Subs” shall not include Orange Acquisitions Ltd. from and after the date of such dissolution), the Company does not have any Subsidiaries.

(b) The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of the Company and a complete and correct copy of the organizational documents of each of the Company Subs. Such certificate of incorporation, bylaws and organizational documents are in full force and effect. Neither the Company nor any of the Company Subs is in violation of any of the provisions of its certificate of incorporation, bylaws or organizational documents, as applicable. Copies of the minutes of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of each of the Company and the Company Subs, in each case since January 1, 2005 through the date hereof, have been made available for inspection by the Company prior to the date hereof and such copies are true and complete.

Section 5.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement, and each of the Ancillary Agreements to which it will be a party, and, subject to obtaining the Company Stockholder Approval of the Merger if required by the DGCL, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board. Except for obtaining Company Stockholder Approval of the Merger if required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution and delivery each of the Ancillary Agreements to be entered into after the date hereof to which the Company will be a party, will as of the date of delivery constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(b) The Company Board, at a meeting thereof duly called, and held on June 7, 2009, (i) approved the Offer, this Agreement, the Merger, the Ancillary Agreements to which it is a party and the Transactions, upon the terms and subject to the conditions set forth in this Agreement, and declared the advisability thereof in accordance with the DGCL, (ii) determined to recommend to the Stockholders acceptance of the Offer, (iii) determined, in the event that a meeting of the stockholders is required by Law to approve the Merger, to recommend to the Stockholders the approval of this Agreement, the Merger and the other Transactions, (iv) determined that such approval constitutes approval of the Offer, this Agreement and the Merger for all purposes of Section 203 of the DGCL, and (v) approved and adopted an amendment to the terms of the Company Rights Agreement and took all other actions necessary to render the Company Rights Agreement inapplicable to the acquisition of Company Shares by Parent and Merger Sub pursuant to this Agreement, the Offer and the Merger.

Section 5.3 Application of Anti-takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, fair price, business combination, poison pill, shareholder rights agreements (including the Company Rights Agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or bylaws or any applicable state Laws that is or could become applicable to this Agreement, the Offer, the Merger, the Ancillary Agreements or the Transactions.

Section 5.4 Termination of License Agreement with Sanarus. The Company represents and warrants that, except as set forth on Schedule 5.4 of the Company Disclosure Schedule, all agreements between the Company and Sanarus Medical Incorporated (“Sanarus”) have been terminated as evidenced by the Mutual Termination Agreement dated as of June 19, 2008 between the Company and Sanarus, and Sanarus has no continuing rights in, or licenses to, the Company’s Intellectual Property in the fields of gynecological and breast diseases, disorders and conditions to develop, make, sell or use cryomedical devices within such fields.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound; or

(iii) except as set forth on Schedule 5.5(a)(iii) of the Company Disclosure Schedule, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or rights are bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company or any of its Subsidiaries other than (i) filing of the Certificate of Merger pursuant to Section 3.2(b), and (ii) such filings, notices, authorizations, approvals, orders, permits or consents as may be required by any applicable federal or state securities or “blue sky” Laws or national securities exchange regulations.

(c) The affirmative vote of Stockholders holding a majority of the outstanding Company Shares (the “Company Stockholder Approval”), if required by the DGCL, are the only votes or approvals of the holders of any class or series of shares of the Company or any of its Subsidiaries that may be necessary to approve the Merger.

Section 5.6 Capitalization.

(a) As of the date hereof, the authorized Capital Stock of the Company consists of 51,000,000 shares of Capital Stock (the “Company Capital Stock”), divided into 50,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share

(the “Company Preferred Stock”). As of the date hereof, (i) 11,926,178 shares of Company Common Stock, are issued and outstanding, (ii) no shares of Company Preferred Stock are issued or outstanding, (iii) 1,307,409 and 422,657 shares of Company Common Stock are issuable upon exercise or payout of currently outstanding stock options and restricted stock units, respectively, previously granted under Company Stock Plans; (iv) 5,329 shares of Company Common Stock are issuable upon payout of deferred stock units under Company’s Employee Deferred Stock Unit Program; (v) 282,311 shares of Company Common Stock are issuable upon payout of deferred stock units under Company’s Non-Employee Director Deferred Stock Unit Program; (vi) 992,282 shares of Company Common Stock remain available for future awards under Company’s 2004 Stock Incentive Plan; (vii) 642,803 shares of Company Common Stock remain available for future awards under Company’s Employee Deferred Stock Unit Program; (viii) 101,020 shares of Company Common Stock remain available for future awards under Company’s Non-Employee Director Deferred Stock Unit Program; (ix) 689,113 shares of Company Common Stock are issuable upon exercise of currently outstanding Series A Warrants; (x) 694,637 shares of Company Common Stock are issuable upon exercise of currently outstanding Series B Warrants; and (xi) 250,000 shares of Company Preferred Stock have been designated as “Series A Junior Participating Preferred Stock,” par value $0.001 per share, and are reserved for issuance upon exercise of Company Rights issued pursuant to the Company Rights Agreement. Each issued and outstanding share of Company Capital Stock is, and each share of Company Capital Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and has been, or will be, issued in compliance in all respects with applicable Law and the Company’s bylaws and certificate of incorporation.

(b) Except for the items described above in subsection (a) and under this Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other similar agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or obligating the Company to grant, extend or enter into any such commitment or other Contract. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts to which the Company is a party or is bound with respect to the voting of any shares of Company Capital Stock.

(c) Each of the issued and outstanding shares of Capital Stock of the Company Subs has been duly authorized and validly issued, is fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights, and has been issued in compliance in all respects with all applicable Laws and the provisions of its organizational documents, and the Company owns, directly or indirectly, one hundred percent of the outstanding shares of Capital Stock of the Company Subs. There are no (i) securities convertible into or exchangeable for shares of Capital Stock or other securities of any of the Company Subs, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other Contracts or rights of any type granted or entered into by Company or the Company Subs relating to the issuance, sale, repurchase or transfer of any securities of any Company Sub or that give any Person, other than the Company, the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Company Sub.

(d) Except for the Company Subs and except as set forth on Schedule 5.6(d) of the Parent Disclosure Schedule, the Company does not, directly or indirectly, own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person, in each case, other than as contemplated by this Agreement or the Transactions.

Section 5.7 SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) The Company has filed all material forms, reports and documents required to be filed by the Company with the SEC since January 1, 2007 (collectively, the “Company SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a subsequently filed Company SEC Report prior to the date hereof.

(b) True and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Company Annual Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2009, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company for the quarter then ended, together with all related notes and schedules thereto, (iii) the unaudited consolidated balance sheet of the Company as of April 30, 2009, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company for the month then ended, and (iv) any subsequent financials delivered pursuant to Section 6.15 (collectively, the financial statements delivered pursuant to clauses (ii) through (iv), the “Company Interim Financial Statements,” and with the Company Annual Financial Statements, the “Company Financial Statements”), with respect to the financial statements described in clauses (i) and (ii) have been delivered or made available to Parent, with respect to the financial statements described in clause (iii), attached hereto as Schedule 5.7(b) of the Company Disclosure Schedule, or with respect to any financial statements to be delivered pursuant to Section 6.15, will be delivered to Parent pursuant thereto. Each of the Company Financial Statements are, or in the case of the Company Interim Financial Statements to be delivered pursuant to Section 6.15, when so delivered will be (i) correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Company Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Except for the Company Subs, no financial statements of any other Person are required by GAAP to be consolidated in the financial statements of the Company.
(c) Except for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company as of December 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet”), and for liabilities incurred in the ordinary course of business consistent with past practice after such date, and except as set forth on Schedule 5.7(c) of the Company Disclosure Schedule, the Company has not incurred any liability, whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company or disclosed in the notes thereto, except those liabilities and obligations that are not, individually or in the aggregate, material to the Company and that do not exceed $100,000 in the aggregate.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. Neither the Company nor any of the Company Subs has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and the Company Board, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(ii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(iii) Neither the Company nor any of the Company Subs is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or arrangement or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subs, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subs in the Company’s published financial statements or other Company SEC Reports.

(iv) Since January 1, 2006, the Company has not received any oral or written notification of any “significant deficiency” or “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.

Section 5.8 Absence of Certain Changes or Events. Except as set forth on Schedule 5.8 of the Company Disclosure Schedule, since the date of the Company Balance Sheet: (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 5.9 Compliance with Applicable Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company nor any of its Subsidiaries has received during the past seven years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not and has not been in compliance in any material respect with any Law applicable to it.

(b) Each of the Company and its Subsidiaries is in possession of all licenses, franchises, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations that are required for the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Company Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all respects with all such Company Permits, except where the failure to so comply has not and would not reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. Except as set forth on Schedule 5.9(b) of the Company Disclosure Schedule, no suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Company Permits following consummation of the Transactions. No Company Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 5.10 Litigation. Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, nor to its Knowledge is there any event, circumstance or fact existing or that has occurred that would reasonably be expected to result in any such material Action. There is no Action pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no outstanding or pending Order or, pending or, to the Knowledge of the Company, threatened, investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the Transactions. There is no material Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 5.11 Benefit Plans.

(a) Schedule 5.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Plans. “Company Plans” means:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, share or share-related promises, plans and awards (including, share option, share purchase, or restricted stock), incentive, commission, variable compensation, deferred compensation, retiree medical or life insurance, welfare benefits, vacation, leave of absence, enhanced maternity, educational assistance, disability, permanent health insurance, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts to which the Company or any of its Subsidiaries is a party or by which their assets are bound, with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability or obligation or which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries (or which the Company or any of its Subsidiaries is contractually required to provide), in each case, for the benefit of any current, former or prospective employee, consultant, officer or director of the Company or any of its Subsidiaries in the United States or elsewhere.

(b) Each material Company Plan is in writing. The Company has made available to Parent a true and complete copy of each material Company Plan, including all amendments thereto; provided, however, that in the case of Company Plans that are Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company, the Company has made available to Parent the standard form contract, and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each material Company Plan, including, if applicable, (i) a copy of each trust or other funding arrangement, (ii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iii) the most recently received IRS determination letter (or opinion letter) for each such Company Plan, (iv) the most recently prepared actuarial report and financial statement in connection with each such Company Plan, (v) the form of each representative equity-based awards agreement evidencing any outstanding Company equity-based awards, and (vi) all correspondence since January 1, 2005 to or from any Governmental Authority relating to any Company Plan that alleges a violation of any Laws in any material respect or relates to a material amendment to any such Company Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any employee benefit plan, program or arrangement other than the Company Plans, (B) to enter into any Contract to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by or advisable as a result of ERISA, the Code, or other applicable Law to the extent applicable in each such case. Except for Contracts set forth on Schedule 5.18(a)(viii) of the Company Disclosure Schedule, there are no Company Plans that are Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company that differ in any material respect from the standard form contract made available to Parent.

(c) Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No liability under Title IV of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under Title IV of ERISA. No Company Plan is a pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. None of the Company Plans provides for or promises on behalf of the Company retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, except for (y) coverage mandated by applicable Law or (z) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

(d) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in any material liability to the Company.

(e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

(f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, with respect to any Company Plan.

(g) All material contributions, premiums or payments required to be made with respect to any Company Plan have been timely made.

(h) Except as set forth on Schedule 5.11(h) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any concurrent or subsequent event(s)), would reasonably be expected to (i) entitle any current or former employee, officer or director or consultant of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or engagement after the execution of this Agreement or otherwise alter the termination provisions of any employment contract, (ii) accelerate or alter the time of payment, vesting or exercise or result in any grant, payment or funding (through a grantor trust or otherwise) of compensation or benefits or awards under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of Parent or the Surviving Corporation to merge, amend or terminate any of the Company Plans or (iv) result in payments or benefits under any of the Company Plans or otherwise that would not be deductible under Section 280G of the Code.

(i) To the Knowledge of the Company, each Company Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

(j) The Company and its ERISA Affiliates do not maintain any Company Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.

Section 5.12 Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could materially affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is, and during the past three years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice that has had or would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. No unfair labor practice or labor charge or complaint, health and safety claim, or wage and hour claim is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Labor or any other Governmental Authority that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. To the Knowledge of the Company, no current officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated by this Agreement.

(d) Except as set forth on Schedule 5.12(d)(1) of the Company Disclosure Schedule, each employee of the Company or any of its Subsidiaries is hired “at will,” meaning that the Company or its Subsidiary or such employee can terminate such employment, with or without cause, at any time, without liability, except for any statutory severance obligations under applicable Law. Schedule 5.12(d)(1) of the Company Disclosure Schedule sets forth the notice period (if any) applicable to any such person. All Persons who have performed services for the Company or its Subsidiaries and have been classified as independent contractors, and all Persons who have performed services for the Company or its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with all applicable Laws, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. There is no pending or, to the Knowledge of the Company, threatened claim by a current or former employee or independent contractor for compensation or any other entitlement in connection with his/her employment or engagement and/or the termination of such employment or engagement that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

Section 5.13 Title, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Company Balance Sheet or acquired in the ordinary course of business since the date of the Company Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company or any of its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes and assessments not yet due and payable, (ii) liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and not incurred in connection with the borrowing of money, and (iv) any such matters of record and other Encumbrances that do not, individually or in the aggregate, materially impair the ownership, or use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, or the transfer of such assets (collectively, “Company Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 5.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any Owned Real Property.

(b) Schedule 5.14(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Company Permitted Encumbrances. All leases in respect of the Leased Real Property are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that would constitute a breach or default thereunder.

(c) There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 5.15 Intellectual Property.

(a) Schedule 5.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Intellectual Property including registered and material unregistered Marks, Patents and registered

Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. Schedule 5.15(a) of the Company Disclosure Schedule lists the record owner of each such item of Intellectual Property, and the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which each such application for the issuance or registration of such item of Intellectual Property has been filed. The Company Intellectual Property includes all Intellectual Property necessary and sufficient to enable the Company and each of its Subsidiaries to conduct its business as it is currently and proposed to be conducted. To the Knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable.

(b) No registered Mark identified on Schedule 5.15(a) of the Company Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 5.15(a) of the Company Disclosure Schedule has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Patents.

(c) The Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in and to, free and clear of any and all liens, licenses (royalty bearing or royalty-free), obligations or other Encumbrances to others requiring payment to any Person or any obligation to grant any right to any Person, all Intellectual Property identified on Schedule 5.15(a) of the Company Disclosure Schedule and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses other than Intellectual Property that is licensed to the Company or a Subsidiary by a third party licensor pursuant to a written license agreement that remains in effect. The Company and its Subsidiaries have valid licenses to all material software and technology and all other material Intellectual Property that is licensed to the Company or a Subsidiary by a third party licensor and used by the Company or its Subsidiaries in the ordinary course of business, free and clear of all Encumbrances, except to the extent such a failure is the result of a defect in the license of the third party owner. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the ownership by the Company or any of its Subsidiaries of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company or such Subsidiary does not so own any of such Intellectual Property.

(d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has taken adequate security measures to protect the secrecy, confidentiality and value of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries and any other confidential information. To the Knowledge of the Company, during the most recent two years, there have been no material unauthorized disclosures of the trade secrets and non-public proprietary information of the Company or any of its Subsidiaries to a third party. All current and former employees and consultants involved in research or development for the Company or any of its Subsidiaries or who otherwise have developed or conceived of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries have (i) executed and delivered proprietary information, trade secret and confidentiality and assignment agreements substantially in the Company’s standard forms and (ii) executed and delivered enforceable Contracts that assign to the Company all such employee’s or consultant’s rights, title and interests in any Intellectual Property conceived, developed, authorized or reduced to practice by such employee or consultant relating to the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, no current employee or consultant of the Company or any of its Subsidiaries is in default or breach of any material term of any such Contract with the Company or any of its Subsidiaries.

(e) All registered Marks, issued Patents and registered Copyrights of the Company, which are identified on Schedule 5.15(a) of the Company Disclosure Schedule (“Company Registered IP”), are valid and subsisting and, to the Knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party challenging the validity or enforceability of any Company Registered IP or alleging any misuse of Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). All necessary registration, maintenance, renewal and other relevant filing fees in connection with the Company Registered IP have been paid and all necessary documents, certificates and other relevant filings in connection with the Company Registered IP have been timely filed with the relevant patent, trademark, copyright or other relevant authorities in the United States or other jurisdictions, for the purpose of maintaining the Company Registered IP in the relevant jurisdiction.

(f) To the Company’s Knowledge, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not interfered with, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. Except as set forth on Schedule 5.15(f)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding Order or Contract restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g) Except as set forth on Schedule 5.15(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Merger, the Surviving Corporation shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted, and all of such rights shall be exercisable by the Surviving Corporation to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending or reasonably foreseeable.

(h) To the Knowledge of the Company, the business of the Company and its Subsidiaries does not constitute unfair competition or trade practices and none of the Company or any of its Subsidiaries has engaged and does not engage in any false or misleading advertising or practices under the Laws of any jurisdiction in which the Company or any of its Subsidiaries operates or markets any of its products or services.

(i) The Company and each of its Subsidiaries maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to violations or any security policy or any unauthorized access of any data or information of the software or technology systems of the Company or any of its Subsidiaries in the last two years. Except as would not have a Material Adverse Effect on the Company, the use and dissemination by the Company of any and all data or information concerning individuals is in compliance with all such privacy policies and applicable Laws, including HIPAA, and, with respect to the Company and its Subsidiaries, the transactions contemplated to be consummated hereunder as of the Closing will not violate any such privacy policies or Laws.

Section 5.16 General Tax Matters.

(a) Each of the Company and its Subsidiaries has accurately prepared and properly and timely filed (including any extensions) all material Returns required to be filed by it under any applicable Law. Such Returns are true, complete, accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.

(b) Each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown on any Return) it is required to have paid except where contested in good faith by appropriate proceedings. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company Interim Financial Statements delivered on or prior to the date hereof have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or the applicable Subsidiary’s operating results).

(c) No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries.

(d) Schedule 5.16(d) of the Company Disclosure Schedule sets forth (i) the taxable years of the Company and its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired, (ii) those years for which examinations by the taxing authorities have been completed and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(e) Except as disclosed on Schedule 5.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority, nor does the Company have Knowledge of any pending or threatened Action by any taxing authority.

(f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.

(g) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, Tax ruling or offer in compromise with any taxing authority.

(j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(k) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax

Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.

(l) Schedule 5.16(l) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company and or any of its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 5.16(m) of the Company Disclosure Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.

(n) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A) of the Code.

(o) Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(p) Except as set forth on Schedule 5.16(p) of the Company Disclosure Schedule, the Company (i) does not own, directly or indirectly, a single member limited liability company that is treated as a disregarded entity; (ii) is not a direct or indirect stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code; and (iii) is not and has not been a direct or indirect stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q) Neither the Company nor any of its Subsidiaries has or has ever had a branch or similar establishment, including a permanent establishment (as defined in any applicable Tax treaty between the United States and a foreign jurisdiction) or a disregarded entity, in any foreign jurisdiction.

(r) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date.

(s) Each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable transfer pricing requirements in all relevant jurisdictions. Each of the Company and its Subsidiaries has contemporaneous documentation of, and the Company has made available to Parent, or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction. The Company has made available to Parent or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all intercompany Contracts relating to transfer pricing.

(t) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treas. Reg. § 1.6011-4(b) or Section 6111 of the Code or any analogous provision of state, local or foreign Law.

Section 5.17 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and, to the Knowledge of the Company, each of the Company and its Subsidiaries have been, in material compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past seven years, any communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has or may have any material liability under any Environmental Law or is not in compliance with any Environmental Law nor, to the Knowledge of the Company, is there any basis for any such communication or complaint. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Authority relating to material liability under any Environmental Law.

(b) The Company and each of its Subsidiaries has generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials in material compliance with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law. To the Knowledge of the Company, no property (including soils, groundwater, surface water, buildings or other structures) operated or leased by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance as a result of or in connection with the operations or activities of the Company or any of its Subsidiaries.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources, including the Local Authorities (Sewerage) Law, 1962, the Water Law, 1959, the Abatement of Nuisances Law, 1961, the Planning and Building Law, 1965, the Hazardous Substances Law, 1993, the Prevention of Sea Pollution from Land-Based Sources Law, 1988 and the Public Health Ordinance, 1940.

(ii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) those substances defined in or regulated under the Hazardous Substances Law, 1993 as may be amended from time to time, and all regulations thereunder; (C) petroleum and petroleum products, including crude oil and any fractions thereof; (D) natural gas, synthetic gas, and any mixtures thereof; (E) polychlorinated biphenyls, asbestos and radon; (F) any other pollutant or contaminant; and (G) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

Section 5.18 Material Contracts.

(a) Except as set forth on Schedule 5.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to nor are their assets or properties bound by any Contract of the following nature (such Contracts as are set forth or required to be set forth on Schedule 5.18(a) of the Company Disclosure Schedule being “Company Material Contracts”):

(i) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements, or any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes, except for office equipment leases entered into in the ordinary course of business;

(ii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(iii) any lease, sublease or similar Contract under which (A) the Company or any of its Subsidiaries is a lessor or sublessor of real property owned by any other Person, or makes available for use by any Person, any portion of any premises otherwise occupied, leased or subleased by it, or (B) the Company or any of its Subsidiaries is a lessee or sublessee of, or holds or uses any real property owned by any other Person;

(iv) any lease, sublease or similar Contract under which (A) the Company or any of its Subsidiaries is a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by it;

(v) any Contract with any customer, distributor or supplier;

(vi) any Contract with any Governmental Authority;

(vii) any Tax sharing or Tax allocation Contract;

(viii) any Contract with any Related Party of the Company or any of its Subsidiaries;

(ix) any employment or consulting Contract;

(x) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person exclusive rights (including any exclusive license or right to use any Intellectual Property) or “most favored nation” status or any type of special discount rights;

(xi) any Contract providing for indemnification to or from any Person, except for such indemnification provisions granted to distributors, representatives, consultants or customers of the Company and its Subsidiaries pursuant to the Company’s or its Subsidiaries’ standard Contracts with such parties;

(xii) any royalty Contract and any Contract relating in whole or in part to any Intellectual Property;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract (other than Contracts for the purchase or sale of assets in the ordinary course of business);

(xiv) any Contract relating to settlement of any administrative, judicial or arbitration proceedings within the past five years;

(xv) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses;

(xvi) any Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 60 days’ notice; and

(xvii) any other Contract not referenced in the foregoing clauses (i) through (xvi) that is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b) Except for terminations of Company Material Contracts contemplated by Sections 6.19 and 6.20, (i) each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable against the Company or one of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) the Company or one of its Subsidiaries, if applicable, has performed all material obligations required to be performed by it under the Company Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of the Company, (A) no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Company Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Company Material Contract or provisions thereof; (iv) no party to any Company Material Contract has given any written notice of an alleged breach thereof or otherwise threatened such a breach; and (v) neither the Company nor any of its Subsidiaries has received any written notice that any party to any Company Material Contract intends to cancel or terminate such Company Material Contract, to renegotiate such Company Material Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of the Company, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened.

(c) Except for terminations of Company Material Contracts contemplated by Sections 6.19 and 6.20, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Company Material Contract or provision thereof.

(d) Except as set forth on Schedule 5.18(d) of the Company Disclosure Schedule, no consent of any party to a Company Material Contract is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.

(e) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Company Material Contracts entered into on or prior to the date hereof have been provided or made available to Parent and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Company Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided or made available to Parent promptly after being so entered into.

Section 5.19 Customers and Suppliers.

(a) Except as set forth on Schedule 5.19(a) of the Company Disclosure Schedule, during the past two years, neither the Company nor any of its Subsidiaries has received from: (i) any current or former customer of the Company or any of its Subsidiaries any written notice or assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures of the Company or one of its Subsidiaries to deliver upon any promises or legal or contractual obligations, and no such assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures have been otherwise threatened; or (ii) any current customer of the Company or its Subsidiaries any written notice that such customer has ceased or intends to cease or terminate its use of the products or services of the Company or its Subsidiaries, or reduced or intends to reduce such use, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for its purchases of such products and services, and no customer has otherwise threatened such a cessation, termination, or change in use or terms, except in each case where such alleged breach, misrepresentation, breach of warranty, design errors or malfunctions, or cessation, termination or reduction has not and would not reasonably be expected to result in the Company or its Subsidiaries incurring, individually or in the aggregate with all other instances thereof, any loss of revenue or other Liability by the Company or any of its Subsidiaries in excess of $100,000. Notwithstanding the foregoing, the Company makes no representation in this Section 5.19(a) regarding Parent or any of its Affiliates.

(b) Except as set forth on Schedule 5.19(b) of the Company Disclosure Schedule, during the past two years, neither the Company nor any of its Subsidiaries has received from: (i) any current or former supplier of the Company or any of its Subsidiaries any notice or assertion of breach, misrepresentation, breach of warranty, or other failures of the Company or any of its Subsidiaries to deliver upon any promises or legal or contractual obligations; or (ii) any current supplier of the Company or any of its Subsidiaries any notice that such supplier has ceased or intends to cease or terminate supplying the products or services to the Company or any of its Subsidiaries, or reduced or intends to reduce such supply, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for the supply of such products and services, other than general and customary changes in terms in the ordinary course of business, consistent with past practice, except in each case where such alleged breach, misrepresentation, breach of warranty, failure to deliver, or cessation, termination or reduction has not and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring, individually or in the aggregate with all other instances thereof, any additional expense or other Liability in excess of $100,000.

Section 5.20 Warranties. The Company has delivered to Parent complete and accurate copies of all written warranties that are in effect with respect to the Company’s products and services and the products and services of any of its Subsidiaries. There have not been any material deviations from such warranties and none of the employees or agents of the Company or any of its Subsidiaries (i) is authorized to undertake obligations to any customer or to other third parties which expands such warranties, or (ii) to the Company’s Knowledge has made any oral warranty with respect to such products or services of the Company or any of its Subsidiaries. Schedule 5.20 of the Company Disclosure Schedule sets forth a list of all warranty claims currently made in writing against the Company or any of its Subsidiaries or otherwise threatened.

Section 5.21 Affiliate Interests and Transactions.

(a) Except as set forth on Schedule 5.21(a) of the Company Disclosure Schedule, and except for ownership (of record or as a beneficial owner) of less than one percent of the outstanding Capital Stock of any Person that is publicly traded on any national or foreign stock exchange, or over-the-counter market, no Related Party of the Company or any of its Subsidiaries to the Knowledge of the Company, (i) owns or has, since January 1, 2006, owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor of Intellectual Property or distributor of the Company or any of its Subsidiaries, (ii) owns or has, since January 1, 2006, owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries, (iii) has or has had since January 1, 2006, any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, or has derived, received, or was entitled to, any interest, incentive, or other form of benefit in connection with the Company’s or its Subsidiaries’ business, or any of the Contracts to which the Company or any of its Subsidiaries is a party.

(b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Except as set forth on Schedule 5.21(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any outstanding obligation or liability to, or entered into or agreed to enter into any agreement or transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the Transactions.

Section 5.22 Health Care Regulatory Compliance. Without limiting the provisions of Section 5.9:

(a) Except as set forth on Schedule 5.22(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has all Company Permits necessary for the conduct of their respective businesses and the use of their properties and assets as presently conducted and used, and the Company’s and its Subsidiaries’ respective employees and agents have all Company Permits necessary for the conduct of their professional activities, and all such Company Permits are in full force and effect. The Company and each of its Subsidiaries have had at all times during the previous three years all Company Permits necessary for the conduct of their respective businesses and the use of their properties and assets as conducted and used at such respective times. The Company’s and its Subsidiaries’ respective employees have had at all times during the previous three years all Company Permits necessary for the conduct of their professional activities at such respective times. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority, nor does the Company have Knowledge, that any Company Permit is subject to revocation, suspension, or any other disciplinary or adverse administrative action by any Governmental Authority. No Company Permit applicable to the Company or any of its Subsidiaries is subject to a consent order or any other final adverse disciplinary or administrative action, any of which is still in force and effect. The consummation of the Offer and the Merger will not cause the revocation or cancellation of any Company Permit.

(b) Each of the Company and its Subsidiaries is in material compliance with all Health Care Laws and the terms of all Company Permits to the extent applicable to the Company or any of its Subsidiaries, or any of its or their respective businesses or operations.

(c) The Company and its Subsidiaries are in compliance in all material respects with all requirements of the Food and Drug Administration (“FDA”), or any other Governmental Authority engaged in the regulation of the Company’s or its Subsidiaries’ products, including but not limited to FDA’s requirements pertaining to establishment registration, product listing, manufacturing (i.e., cGMPs/QSR), labeling and advertising and promotion, adverse event reporting and record keeping and reporting requirements.

(d) Neither the Company nor any of its Subsidiaries is currently, or has been at any time: (i) excluded from participation in any federal or state health care program, including those defined in 42 U.S.C. § 1320a–7b(f), (ii) convicted of any civil or criminal offense under any Health Care Law, (iii) debarred or disqualified from participation in Federal health care program or other regulated activities for any violation or alleged violation of any Health Care Law, (iv) listed on the General Services Administration List of Parties Excluded from Federal Programs, (v) debarred pursuant to the Generic Drug Enforcement Act (21 U.S.C. §§ 301 et seq. or disqualified as a clinical investigator pursuant to 21 CFR § 812.119 or § 312.70, or (vi) a party to or subject to, or, to the Knowledge of the Company, threatened to be made a party to or subject to, any Action concerning any of the matters described in clauses (i), (ii), (iii), (iv) or (v).

(e) The products introduced into interstate commerce by the Company and its Subsidiaries were neither adulterated nor misbranded at the time of introduction into commerce, nor based on the actions of the Company or any of its Subsidiaries, adulterated or misbranded after introduction into commerce.

Section 5.23 Insurance. Schedule 5.23 of the Company Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers, the liability limits for each such policy and identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. Except as set forth on Schedule 5.23 of the Company Disclosure Schedule, no material claim currently is pending under any such policy. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. To the Knowledge of the Company, the activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 5.24 Brokers. Except for Oppenheimer & Co. Inc., the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Oppenheimer & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 5.25 Company Information.

(a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in and actually included or incorporated by reference in (a) the Form S-4, (b) the Offer Documents, or (c) any other documents to be filed by Parent or Merger Sub with the SEC in connection with the Offer, the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed and at the time such documents become effective, and on the date of any sale thereunder, and at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the representations or warranties of the Company contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by the Company or that will at any time be delivered by the Company pursuant hereto or thereto or in connection with the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading.

Section 5.26 Galil Merger Agreement. Each of the Agreement and Plan of Merger, dated as of November 10, 2008, by and among the Company, Orange Acquisitions, Ltd. and Galil Medical Ltd. (“Galil”) (as amended by the Amendment No. 1 to Agreement and Plan of Merger, dated as of March 19, 2009, the “Galil Merger Agreement”) and the Stock Purchase Agreement, dated as of November 10, 2008, by and among the Company and the purchasers signatory thereto (the “Galil Stock Purchase Agreement”) has been terminated and, except for Section 5.18, Article VIII and Article IX of the Galil Merger Agreement and Sections 8(d) and 9 of the Galil Stock Purchase Agreement, is of no further force or effect. Other than an obligation, if any, to pay Galil up to $1,750,000 (such amount, the “Galil Termination Fee”), neither the Company nor any of its Subsidiaries has any liabilities or amounts due or that could become due under the Galil Merger Agreement or the Galil Stock Purchase Agreement.

ARTICLE 6

COVENANTS

Section 6.1 Company Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement, including Sections 6.19 and 6.20, unless Parent shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted materially in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to, preserve substantially intact the business organization, use commercially reasonable efforts to preserve substantially intact the assets of the Company and its Subsidiaries, and to keep available the services of the current officers and key employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement or any Ancillary Agreement, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of Capital Stock of the Company or any of its Subsidiaries, or any options (including Company Share Options), warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, other than the issuance of Company Shares upon exercise of Company Share Options deferred stock units and restricted stock units, in each case outstanding on the date hereof, pursuant to the terms thereof, or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its Capital Stock, except for dividends by any direct or indirect wholly-owned Subsidiary of the Company to the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share of its Capital Stock or make any other change with respect to its capital structure;

(e) acquire any Person or division thereof or any material assets not in the ordinary course of business consistent with past practice, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) adopt or recommend a plan of complete or partial liquidation, dissolution, merger (except for the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure, except that the Company shall be expressly permitted to dissolve Orange Acquisitions Ltd. at anytime prior to the Closing;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except borrowings, guarantees, endorsements or advances in the ordinary course of business consistent with past practice, provided that any increase in an existing credit line or other existing indebtedness greater than $2,500,000 will be deemed not in the ordinary course of business;

(h) amend, waive, modify or consent to the termination of any Company Material Contract, or any of its rights thereunder, or enter into any Contract that would be a Company Material Contract, except in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into (i) any lease of real property or any renewals thereof, or (ii) any lease of personal property involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case or in excess of $250,000 in the aggregate;

(k) (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries, or (ii) grant any severance or termination payment (except for payments in accordance with arrangements existing on the date hereof and listed on Schedule 5.11(a) of the Company Disclosure Schedule), or (iii) pay, loan or advance any amount to, any director, officer, employee or consultant of the Company or any of its Subsidiaries, except for compensation in the ordinary course or pursuant to Contracts entered into prior to the date hereof and disclosed to Parent, or any other Company Plan listed on Schedule 5.11(a), or (iv) establish, adopt, enter into or amend any existing benefit plan or enter into any other plan for the benefit of the employees, directors or service providers of the Company or its Subsidiaries;

(l) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(m) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;

(n) pay, discharge or satisfy any claim or other Liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(o) commence or settle any Action, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(p) permit the lapse of any existing policy of insurance relating to the business, assets, or directors and officers of the Company or any of its Subsidiaries;

(q) permit the lapse of any material right relating to Intellectual Property used in the business of the Company or any of its Subsidiaries;

(r) knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(s) take any action, or intentionally fail to take any commercially reasonable action, that is reasonably likely to result in any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue or result in a material breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on the Company, except, in every case, as may be required by applicable Law;

(t) take any action requiring the approval of Stockholders holding at least a majority of the Company Shares; or

(u) announce an intention, enter into any formal or informal agreement, or otherwise make a Contract, to do any of the foregoing.

Section 6.2 Parent and Merger Sub Conduct of Business Prior to Closing. Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement, unless the Company shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of Parent and its Subsidiaries shall be conducted materially in the ordinary course of business consistent with past practice; and Parent shall and shall cause each of its Subsidiaries to preserve substantially intact its business organization and shall use commercially reasonable efforts to preserve substantially intact its assets, and to keep available the services of its current officers and key employees and consultants and to preserve the current relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which Parent and its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, neither Parent nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (except for purchases pursuant to Parent’s publicly-announced stock repurchase program and purchases of shares of Parent Common Stock from directors, officers, or employees of Parent), directly or indirectly, any Parent Capital Stock or make any other change with respect to its capital structure;

(b) amend Parent’s articles of incorporation or bylaws;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its Capital Stock, except for dividends by any direct or indirect wholly owned Subsidiary of Parent to Parent or distributions paid by any non-wholly-owned Subsidiaries of Parent in the ordinary course of business;

(d) knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(e) take any action that would result in a failure to maintain the trading of Parent Common Stock on the Nasdaq;

(f) adopt or recommend a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or Merger Sub, or otherwise alter Parent’s or Merger Sub’s corporate structure;

(g) take any action, or intentionally fail to take any commercially reasonable action, that is reasonably likely to result in any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Agreement to be untrue or result in a material breach of any covenant made by Parent or Merger Sub in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on Parent, except, in every case, as may be required by applicable Law;

(h) take any action requiring the approval of Parent Stockholders in connection with this Agreement or the transactions contemplated hereby; or

(i) announce an intention, enter into any formal or informal agreement, or otherwise make a Contract to do any of the foregoing.

Section 6.3 Counsel Access to Information. Subject to the terms of the Confidentiality Agreement and applicable Law, from the date hereof until the Closing Date, each of the Company and Parent shall, and each shall cause its Subsidiaries, if any, to, afford to outside counsel of the other party complete access (including for inspection, interview, and copying, as applicable) to documents, data, employees, officers, or other information as the other party may reasonably request and that are relevant to any potential or actual filings, investigations or other inquiries relating to the Offer, the Merger or the other Transactions.

Section 6.4 Filings; Other Actions; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Merger Sub and Parent shall cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective commercially reasonable efforts to (A) take or cause to be taken all actions, and (B) do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the transactions contemplated hereby as soon as practicable, including (i) obtaining all necessary actions, consents and approvals from Governmental Authorities, or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations, filings and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make all appropriate filings with any applicable Governmental Authority or other third party from which the consents set forth on Schedule 6.4(b) are required to be obtained by it (which for such purpose, with respect to Contracts, Parent shall obtain all consents for Contracts to which it or any of its Subsidiaries is a party or to which it or any of its Subsidiaries is subject and the Company shall obtain consents for all Contracts to which it or any Subsidiary of the Company is a party or to which the Company or any such Subsidiary is subject) as promptly as practicable, and to supply as promptly as practicable any additional information and documentary material that may be reasonably required with respect to such filings and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods with respect to such filings (including any extensions thereof), if any, as soon as practicable.

(c) Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries from any third party including any Governmental Authority with respect to the transactions contemplated hereby. Neither the Company, Merger Sub nor Parent shall permit any of its officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other parties in advance and shall, to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate thereat.

(d) Notwithstanding anything in this Agreement, in no event shall Parent or the Company be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would require the divestiture, license or other transfer of any assets of Parent, the Company or the Surviving Corporation or any of their respective Affiliates. In addition, in no event shall Parent be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Surviving Corporation and its Subsidiaries or any of their assets or businesses or any of Parent’s or its Affiliates’ other assets or businesses.

Section 6.5 Form S-4; Offer Documents; Proxy Statement; Listing of Shares.

(a) After filing the Form S-4 with the SEC, each of Parent and Merger Sub shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Offer and the Merger and the other transactions contemplated hereby, and Parent shall take all commercially reasonable actions required to be taken under any applicable state blue sky or other securities Laws in connection with the issuance of Parent Common Stock in connection with the Offer and Merger.

(b) As soon as reasonably practicable after consummation of the Offer, if required by the DGCL in order to effect the Merger, the Company shall cause a meeting of its Stockholders (the “Company Stockholders’ Meeting”) to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with any such meeting or to the extent required by applicable securities Laws, the Company shall prepare and as promptly as reasonably practicable after consummation of the Offer file with the SEC a proxy statement or information statement, as applicable (as amended or supplemented from time to time, the “Proxy Statement”) relating to the Merger and the approval thereof and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable thereafter, such that a definitive Proxy Statement may be distributed to the Stockholders as promptly as practicable thereafter in connection with obtaining or providing notice of the Company Stockholder Approval of the Merger, if required under the DGCL or applicable securities Laws. Parent shall, and shall cause Merger Sub to, promptly furnish all information concerning it and the holders of its Capital Stock as the Company may reasonably request in connection with such actions. Subject in each case to the provisions of Section 6.7, the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Stockholders and shall include its recommendation set forth in Section 5.2(b) in the Proxy Statement.

(c) Parent shall use its commercially reasonable efforts to promptly (but in any event prior to the consummation of the Offer) cause the shares of Parent Common Stock to be issued pursuant to the Offer and in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance.

(d) Parent and Merger Sub shall vote or cause to be voted all Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement and the Merger at the Company Stockholders’ Meeting.

(e) Each party will fully comply with all securities and other Laws applicable to such party, including such Laws as are applicable in order to legally and validly consummate the Transactions.

Section 6.6 Access to Information. Subject to the terms of the Confidentiality Agreement and applicable Law, from the date hereof until the Closing Date, each of the Company and Parent shall, and each shall cause its Subsidiaries, to, afford to the officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) of the other party complete access (including for inspection and copying) at all reasonable times to its Representatives, properties, offices, plants and other facilities, books and records, and shall furnish to the other party such financial, operating and other data and information as the other party may reasonably request.

Section 6.7 Exclusivity; No Change in Recommendation.

(a) Except as set forth in this Section 6.7, until the earlier of (i) the termination of this Agreement, and (ii) the Effective Time, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ Affiliates or Representatives to, directly or indirectly:

(i) solicit, initiate, encourage or take any other action designed to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any Person becoming an “interested stockholder” under Section 203 of the DGCL, and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any of the Company’s Capital Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, if at any time prior to consummation of the Offer the Company receives a written Acquisition Proposal from any Person or “group” (as defined in Section 13(d) of the Exchange Act) that did not result from the breach by the Company of this Section 6.7(a), (i) the Company may contact such Person or group to clarify the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may, subject to compliance with Section 6.7(c), (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, and (B) participate in discussions or negotiations with such Person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.7(a) or the taking of any actions inconsistent with the restrictions set forth in this Section 6.7(a) by any Representative of the Company shall be deemed a breach of this Section 6.7(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall (any of the actions described in (i) and (iii) below shall be referred to herein as a “Company Change in Recommendation”):

(i) withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation that the Stockholders tender their Company Shares pursuant to the Offer and/or that the Stockholders approve the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.7(a) entered into in the circumstances referred to in Section 6.7(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may withdraw or modify its recommendation with respect to the Offer, the Merger and the other Transactions if the Company Board determines in good faith after consultation with outside counsel that its fiduciary obligations require it to do so, but only at a time that is prior to consummation of the Offer and after two Business Days following receipt by Parent of written notice advising it that the Company Board desires to withdraw or modify the recommendation and, if such withdrawal is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the Person making such Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 6.7 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.7(b), (B) affect any obligation of the Company under this Agreement, other than as set forth in Section 6.7, or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting, regardless of whether the Board of Directors of the Company has withdrawn or modified its recommendation, unless this Agreement is terminated pursuant to its terms. Provided further that nothing in this Section 6.7 shall be deemed to prevent the Company or its Board of Directors from taking or disclosing to the Stockholders a position contemplated by Rule 14d-9 and 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any other disclosure to stockholders required by Law with regard to an Acquisition Proposal, including by virtue of the Board of Directors’ fiduciary duties.

(c) Notwithstanding Section 6.7(a), the Company shall immediately advise Parent orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Superior Proposal until after it has first notified Parent of such Acquisition Proposal as required by the preceding sentence, and then only to the extent permitted by Section 6.7(a). The Company shall (i) keep Parent fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal, and (iii) if Parent shall make a counterproposal to amend the terms of this Agreement, which the Company Board, or any committee thereof, in good faith determines would cause the Superior Proposal to cease to be such, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to Parent to the extent not prohibited by Law.

(d) The Company shall, and shall cause its Subsidiaries and its and their Representatives and Affiliates to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. To the extent not already requested, the Company shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible transaction described under (i), (ii), (iii) or (iv) of the definition of “Acquisition Proposal” to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” means any offer or proposal or related offers or proposals for, or any indication of interest in, any of the following (other than the Offer and the Merger or any other transaction with Parent or its Affiliates) by any Person or “group” (as defined in Section 13(d) of the Exchange Act): (i) any direct or indirect acquisition or purchase of 15% or more of the Company’s Capital Stock or the Capital Stock of any of

its Subsidiaries, (ii) any acquisition, license or purchase of assets (other than inventory to be sold in the ordinary course of business consistent with past practice) of the Company or any of its Subsidiaries, (iii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iv) any other transaction that would inhibit, or materially interfere with or delay the consummation of the Transactions contemplated in this Agreement and the Ancillary Agreements.

(ii) “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal on terms that the Company Board determines in its good faith judgment to be (A) materially more favorable to the Stockholders than the Offer and the Merger and the other Transactions, taking into account all the terms and conditions of such proposal (including any written counterproposal by Parent to amend the terms of this Agreement in response to such Acquisition Proposal or otherwise) and after consultation with outside legal counsel and a nationally recognized financial advisor, and (B) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not fully and irrevocably committed.

Section 6.8 Notification of Certain Matters; Supplements to Disclosure Schedule.

(a) Parent and Merger Sub, on the one hand, and the Company, on the other, shall give prompt written notice to the other party of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Parent or Merger Sub or the Company, as applicable, contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such change, condition or event, materially untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect on Parent, the Company or the Surviving Corporation, as applicable, (iii) any failure of Parent, Merger Sub, the Company, any of Parent’s Subsidiaries, any of the Company’s Subsidiaries, or any other Affiliate of Parent or the Company, as applicable, to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder or any change, condition or event that would otherwise result in the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s or the Company’s obligations hereunder, (iv) any notice or other communication from any Governmental Authority in connection with the Offer, the Merger or the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, or (v) any Action pending or, as applicable, to the Knowledge of any party, threatened against a party or the parties relating to the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.8(a) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the non-breaching party.

(b) Parent, Merger Sub and the Company, as applicable, shall supplement the information set forth on the Parent Disclosure Schedule and the Company Disclosure Schedule, respectively, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or that is necessary to correct any information in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or in any representation or warranty of Parent, Merger Sub or the Company that has been rendered inaccurate thereby, promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the Offer Conditions or the compliance by Parent, Merger Sub or the Company with any covenant set forth herein, except to the extent that such supplement discloses an event, circumstance or fact existing or that has occurred that, individually or together with any other supplemental disclosures added to the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable, after the delivery thereof concurrently with the execution of this Agreement, has not and would not reasonably be expected to result in, Parent, Merger Sub or the Company, as applicable, incurring any Liability (including any loss or other economic detriment) in excess of $250,000, or any material obligation (a “Permitted Supplement”).

Section 6.9 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Offer, the Merger, or the other Transactions, Parent’s, Merger Sub’s or the Company’s, as applicable, Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or similar Law on the Transactions.

Section 6.10 Company Stock Plans. At or before the Effective Time, the Company shall, to the extent necessary, cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Stock Plans and any other documents governing the Company Share Options to give effect to the provisions of Section 3.10.

Section 6.11 Director and Officer Indemnification.

(a) Prior to the Effective Time the Company may purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, that the cost of such “tail” policy shall not exceed $650,000. For a period of six years from the Closing Date, Parent shall use its commercially reasonable efforts to cause the Surviving Corporation to maintain such tail policy, provided that no additional amounts shall be payable by Parent or the Surviving Corporation thereunder.

(b) During the period commencing as of the Effective Time and ending on the seventh anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries to the current officers and directors of the Company or any of its Subsidiaries and each other Person who is or was a director or officer of the Company or any of its Subsidiaries at or at any time prior to the Effective Time (the “D&O Indemnified Parties”), pursuant to all rights to any indemnification and exculpation from liabilities for acts or omissions contained in the certificate of incorporation and bylaws of the Company (as in effect on the date of this Agreement) or available under applicable Law; provided, that to the extent any such Person waived such rights or agreed to release the Company and/or its Subsidiaries from their respective obligations to honor such rights, such Person shall not be entitled to such rights. If the Surviving Corporation or Parent, or any of their successors or assigns, shall (i) be liquidated and dissolved, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (iii) shall sell or otherwise transfer all or a majority of its assets to any other Person, proper provisions shall be made so that the continuing or surviving entity, or Parent, as applicable, and its successors and assigns shall assume the obligations set forth in this Section 6.11(b).

(c) Notwithstanding anything contained herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any D&O Indemnified Party on or prior to the seventh anniversary of the Effective Time, the provisions of Section 6.11(b) shall continue in effect until the final disposition of such Action.

(d) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives.

Section 6.12 Control of the Other Party’s Business. Nothing contained in this Agreement or in any Ancillary Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, or will give the Company or its Subsidiaries, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.13 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

Section 6.14 Section 16 Matters.

(a) Prior to the consummation of the Offer, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that, to the maximum extent permitted under such guidance, the disposition by any officer or director of the Company, who is a covered person of the Company for purposes of Section 16 of the Exchange Act (together with the rules and regulations promulgated thereunder, “Section 16”), of Company Shares pursuant to the Offer, this Agreement or the Merger shall be an exempt transaction for purposes of Section 16.

(b) Prior to the Effective Time, Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company, who may become a covered person of Parent for purposes of Section 16, of the Stock Consideration pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.15 Financial Statements. Between the date hereof and the Closing, the Company shall deliver to Parent true and complete copies of the consolidated balance sheet and related consolidated statements of operations, retained earnings and cash flows for the Company and its Subsidiaries as of each month end, fiscal quarter-end or year-end occurring during such period. The Company shall prepare and deliver such financial statements to Parent as promptly as practicable, and, in any event, within 20 days after the end of each month in the case of monthly financial statements, and within three days after receipt of approval of the Board of Directors in the case of quarterly or year-end financial statements.

Section 6.16 Public Announcements. The initial press release relating to the execution by the parties of this Agreement shall be in the form approved by Parent and the Company. Thereafter until the Closing Date, no party shall make any public announcement with respect to this Agreement or the Transactions except as permitted by this Section 6.16. Parent and the Company may make further public announcements, provided that it shall, to the extent practicable, first consult with the other party prior to issuing any press release, public statement or any other public announcement by such party regarding this Agreement, the Offer, the Merger, the Ancillary Agreements or the other Transactions, and shall provide one another with the opportunity to review and comment upon such press release, public statement or other public announcement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as may be required by applicable Law.

Section 6.17 Reorganization Matters. Parent and the Surviving Corporation shall, and shall cause their respective Affiliates to: (a) take, all reasonable actions following the Closing in order to cause the Merger, taken together with the Offer, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) report all transactions under this Agreement and the Ancillary Agreements in accordance with their characterizations herein, in each case, unless otherwise required by Law. The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent’s and Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

Section 6.18 Transfer Taxes. Unless otherwise agreed between Parent and the Company, Parent and the Company shall each be responsible for the payment of one-half of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and any other similar Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on Parent, the Company or any of their respective Affiliates (“Transfer Taxes”). For the avoidance of doubt, this Section 6.18 only applies to Transfer Taxes and does not relate to other Taxes, such as taxes of the Stockholders based on income, gains, receipts, gross profits or other similar Taxes that are not Transfer Taxes. The Merger Consideration will be exclusive of any Transfer Taxes.

Section 6.19 Terminations. The Company shall use its commercially reasonable efforts to terminate the Company Warrants pursuant to Section 3.10(c) and to terminate the Registration Rights Agreements, in each case, on or before the Closing Date.

Section 6.20 Company Loan and Security Agreement.

(a) At the Offer Closing, Parent shall make available to the Company for payment to, the lenders under the Loan and Security Agreement, dated as of October 26, 2005, by and among the Company, Timm Medical Technologies, Inc., and Silicon Valley Bank (as amended) (the “Loan and Security Agreement”) an amount sufficient to repay the principal and accrued but unpaid interest outstanding thereunder as of such date, together with all prepayment penalties, if any, and other amounts due to such lender in connection with such repayment.

(b) Subject to Parent’s compliance with Section 6.20(a), the Company shall repay all indebtedness and amounts due under the Loan and Security Agreement and terminate such agreement concurrent with the Offer Closing.

Section 6.21 Payment of Galil Termination Fee; Dispute with Galil.

(a) In the event that the Company becomes obligated to pay the Galil Termination Fee or any portion thereof under the terms of the Galil Merger Agreement, Parent shall pay an amount equal to the Galil Termination Fee (or such lesser amount as the Company is obligated to pay) to Galil in cash by wire transfer of same day available funds to the account designated by Galil, on the date the Company is obligated to pay the Galil Termination Fee or any such portion thereof under the terms of the Galil Merger Agreement; provided, that Parent shall not be obligated to make such payment unless prior thereto or contemporaneously therewith Parent and the Company receive the items described in Schedule 6.21.

(b) In the event that a litigation, arbitration or other dispute arises between the Company and Galil or its Affiliates related to this Agreement, the Galil Merger Agreement or the Galil Termination Fee, the Company shall have the right under all circumstances to control such litigation or dispute; provided, however, that the Company shall engage Gibson, Dunn & Crutcher LLP or such other counsel that is reasonably acceptable to Parent to defend such litigation, arbitration or dispute. The Company shall promptly notify Parent of any such litigation, arbitration or dispute brought or threatened against the Company and shall provide Parent with regular updates and such other information as Parent shall reasonably request with respect to the status of the litigation, arbitration, dispute or discussions between the parties thereto (unless the Company reasonably determines after consultation with outside counsel that the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Notwithstanding anything contained herein to the contrary, including in Section 6.1, the Company shall have the right, in its sole discretion and without the consent of Parent or Merger Sub, to settle any litigation, arbitration or other dispute with Galil up to the amount of the Galil Termination Fee; provided, that any settlement that provides for the Company or any of its Subsidiaries to pay an amount in excess of the Galil Termination Fee or provides for equitable relief may not be made or agreed to without the prior written consent of Parent (such consent to not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the institution of any such litigation, arbitration or other dispute, or any such obligation or payment shall not be deemed a Material Adverse Change of the Company.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins or makes illegal or otherwise prohibits the consummation of the Merger.

(b) Company Stockholder Approval. If required by the DGCL, the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (provided that this shall not be a condition to Parent’s and Merger Sub’s obligations if Parent and Merger Sub shall have failed to comply in all material respects with Section 6.5(d)).

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Offer. Merger Sub shall have purchased or exchanged Company Shares pursuant to the Offer (provided that this shall not be a condition to Parent’s and Merger Sub’s obligations if Merger Sub shall have failed to purchase or exchange such Company Shares in violation of this Agreement, notwithstanding the satisfaction or waiver by Merger Sub of all of the Offer Conditions).

ARTICLE 8

SURVIVAL

[Intentionally Omitted.]

ARTICLE 9

TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by mutual written consent of the Company and Parent.

Section 9.2 Termination by Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other transactions contemplated hereby shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.4 with respect to the removal or lifting of such Order, and (ii) the noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.

Section 9.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by the Company if:

(a) (i) the Offer shall not have been consummated on or before September 30, 2009 (the “Termination Date”), or

(ii) any of the conditions set forth in Article VII or clauses (b) or (c)(ii), (iii), (iv) or (v) of the Offer Conditions shall have become incapable of fulfillment; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Company if the Company has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (a);

(b) there has been (i) a breach by Parent or Merger Sub of one or more representations and warranties of Parent or Merger Sub contained in this Agreement (without giving effect to (1) any limitation as to “materiality” or “Material Adverse Effect” set forth therein, or (2) any amendment or supplement to the Parent Disclosure Schedule after the date hereof), except that the Company shall not be entitled to terminate pursuant to this subsection unless the failure of such representations and warranties to be true and correct (taking into account all such breaches) would, individually or in the aggregate, result in a Material Adverse Effect on Parent, or (ii) a material breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (y) 30 days after written notice of such breach is given by the Company to Parent and (z) the Termination Date;

(c) prior to consummation of the Offer, the Company Board has determined to enter into a definitive agreement with respect to or otherwise to accept a Superior Proposal, in either case as permitted by Section 6.7 and subject to the timely payment in full of any fees payable by the Company pursuant to this Article IX; provided, that the Company has not materially breached Section 6.7; and

(d) if Merger Sub fails to consummate the Offer in breach hereof.

Section 9.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by Parent if:

(a) (i) the Offer shall not have been consummated on or before the Termination Date, or

(ii) any of the conditions set forth in Article VII or any of the Offer Conditions shall have become incapable of fulfillment; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Parent if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this subsection (a);

(b) there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, such that the Offer Conditions would not be satisfied, that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Parent to the Company, and (ii) the Termination Date;

(c) (i) the Company Board has effected a Company Change of Recommendation or resolved to do so,

(ii) after the receipt by the Company of an Acquisition Proposal, Parent requests in writing that the Company Board reconfirm its recommendation of the Offer, the Merger and the other Transactions and the Company Board fails to do so within five Business Days after its receipt of Parent’s request,

(iii) the Company Board, or any committee thereof, has approved or recommended to the Stockholders an Acquisition Proposal,

(iv) a tender offer or exchange offer for outstanding Company Shares is commenced (other than by Parent or an Affiliate of Parent), and the Company Board (or any committee thereof) recommends that the

Stockholders tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to recommend against acceptance of such offer; provided, however, that any disclosure by the Company Board to “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not result in a right of Parent to terminate under this provision, or

(v) the Company has breached its obligations under Section 2.2(a) or Section 6.7 in any material respect.

(d) After consummation of the Offer, the Company has breached its obligations under Section 6.5 in any material respect.

Section 9.5 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.5, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.

(b) In the event that:

(i) Parent terminates this Agreement pursuant to Section 9.4(b) or (d) as a result of a willful and deliberate breach by the Company of its representations, warranties or covenants, arising from an act or omission of the Company (with the knowledge of an executive officer or director of the Company) that (i) such executive officer or director knew, or (ii) a reasonable person with knowledge of (A) the facts and circumstances of this Agreement, (B) such Person so acting or not acting, and (C) such act or omission, would know, such act or omission constitutes a breach or would reasonably be expected to result in a breach of this Agreement (but this provision shall not be triggered by a willful and deliberate act or omission alone, that would not reasonably be expected to be a breach of the Company’s representations, warranties or covenants and was not known by the Company to be a breach of its representations, warranties or covenants), and provided that, at the time Parent terminates this Agreement, the Company is not entitled to terminate this Agreement pursuant to Section 9.3(b);

(ii) Parent terminates this Agreement pursuant to Section 9.4(c); or

(iii) The Company terminates this Agreement pursuant to Section 9.3(c);

then, in any such case, the Company shall pay to Parent a termination fee of $450,000 (the “Company Termination Fee”) plus an amount equal to the Parent Transaction Expenses accrued through the date of such termination plus an amount equal to the Galil Payment (if any).

(c) In the event of a termination by Parent pursuant to Section 9.4(b) or (d) other than a termination in connection with which Parent is entitled to receive the Company Termination Fee pursuant to Section 9.5(b), and provided that, at the time Parent terminates this Agreement, the Company is not entitled to terminate this Agreement pursuant to Section 9.3(b); the Company shall pay to Parent an amount equal to the Parent Transaction Expenses accrued through the date of such termination.

(d) In the event of a termination of this Agreement, Parent’s rights under Section 9.5(b) or (c), if any, shall be the sole and exclusive remedy of Parent and its Affiliates against the Company, the Stockholders or any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or assigns) (collectively, the “Company Parties”) for any loss or damage suffered as a result of a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amount, if any, and if none, upon termination of this Agreement, none of the Company or any other Company Parties shall have any further liability or obligation to Parent or Merger Sub arising out of or relating to this Agreement or the transactions contemplated hereby except as set forth in Section 9.7.

(e) In the event that the Company terminates this Agreement pursuant to (y) Section 9.3(b) as a result of a willful and deliberate breach by Parent or Merger Sub of such party’s representations, warranties or covenants, arising from an act or omission of Parent or Merger Sub (with the knowledge of an executive officer or director of Parent or Merger Sub, as applicable) that (i) such executive officer or director knew, or (ii) a reasonable person with knowledge of (A) the facts and circumstances of this Agreement, (B) such Person so acting or not acting, and (C) such act or omission, would know, such act or omission constitutes a breach or would reasonably be expected to result in a breach of this Agreement (but this provision shall not be triggered by a willful and deliberate act or omission alone, that would not reasonably be expected to be a breach of Parent’s or Merger Sub’s representations, warranties or covenants and was not known by Parent or Merger Sub to be a breach of its representations, warranties or covenants), or (z) Section 9.3(d), and provided in each case that, at the time the Company terminates this Agreement, Parent is not entitled to terminate this Agreement pursuant to Section 9.4(b), then Parent shall pay to the Company a termination fee of $450,000 (the “Parent Termination Fee”) plus the amount of Company Transaction Expenses accrued through the date of such termination plus an amount equal to any unpaid Galil Payment due and payable prior to termination (if any).

(f) In the event of a termination of this Agreement by the Company pursuant to Section 9.3(b) other than a termination in connection with which the Company is entitled to receive the Parent Termination Fee pursuant to Section 9.5(e), and provided that, at the time the Company terminates this Agreement, Parent is not entitled to terminate this Agreement pursuant to Section 9.4(b); Parent shall pay to the Company an amount equal to the Company Transaction Expenses accrued through the date of such termination.

(g) In the event of a termination of this Agreement, the Company’s rights under Section 9.5(e) or (f), if any, shall be the sole and exclusive remedy of the Company, the Stockholders and their respective Affiliates against Parent, Merger Sub, the Parent Stockholders and any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Parent Parties”) for any loss or damage suffered as a result of a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amount, if any, and if none, upon termination of this Agreement, none of Parent, Merger Sub or any other Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby except as set forth in Section 9.7.

(h) Payment of the Company Termination Fee, Parent Transaction Expenses, Parent Termination Fee or Company Transaction Expenses, if and as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent or the Company, as applicable, not later than two Business Days after any termination of this Agreement resulting in amounts being owed pursuant to this Section 9.5.

(i) Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub, on the one hand, and the Company, on the other, would not enter into this Agreement. Accordingly, if Parent or the Company (the “Defaulting Party”) fails promptly to pay the Company Termination Fee, Parent Transaction Expenses, Parent Termination Fee or Company Transaction Expenses, as applicable, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for such termination fee or expense payment, the Defaulting Party shall pay to the other party interest on such termination fee or expense payment from and including the date payment that the termination fee or expense payment was originally due to but excluding the date of actual payment at an interest rate of 10% per annum.

(j) None of Parent or any of its Affiliates or the Company, the Stockholders or any of their respective Affiliates shall be entitled to seek, under any circumstances in connection with any termination of this

Agreement, any (i) equitable relief or equitable remedies of any kind whatsoever, including, without limitation, specific performance, or (ii) money damages or any other recovery, judgment or damages or any kind, including consequential, indirect or punitive damages, other than as expressly set forth in this Section 9.5.

Section 9.6 Circumstances Relating to Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other parties in accordance with their respective terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof or other equitable relief, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state therein having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity; provided, that after termination of this Agreement pursuant to this Article IX, the parties shall only be entitled to specific performance and injunctive relief with respect to those provisions that expressly survive such termination as set forth in Section 9.7. In connection with any such Action for specific performance or other equitable relief, each party hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.7 Effect of Termination. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate, without any Liability on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, except that Section 6.13 (Confidentiality), this Article IX and Article X hereof, the Confidentiality Agreement, will survive. The remedies set forth in this Article IX are the sole and exclusive remedies of the parties if this Agreement is terminated.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of Parent, Merger Sub and the Company made in this Agreement shall expire with and be terminated and extinguished upon, the Effective Time. This Section 10.1 shall have no effect upon any other obligations of Parent, Merger Sub or the Company hereunder, whether to be performed before or after the consummation of the Merger.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any Stockholder approval); provided, however, that after the Company Stockholder Approval has been obtained (if required under the DGCL), no amendment shall be made which pursuant to applicable Law requires further approval by such Stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

Section 10.3 Settlement of Disputes. Any dispute, controversy or claim relating to or arising under, out of or in connection with this Agreement shall be determined by arbitration in accordance with the following:

(a) Any party to an unresolved dispute, controversy or claim may file a written demand for arbitration pursuant to this Section 10.3 with JAMS in New York City, New York and shall simultaneously send a copy of such demand to the other party or parties to such dispute;

(b) Arbitration proceedings under this Section 10.3 shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and

Procedures, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards.

(c) Venue for all evidentiary hearings conducted in such proceedings shall be in New York City, New York, at a location determined by the arbitrator.

(d) Arbitration proceedings under this Section 10.3 shall be conducted before one impartial arbitrator who shall be a retired or former district court or appellate court judge of a United States District Court or United States Court of Appeals selected through the procedures of JAMS. On all matters, the decisions and awards of the arbitrator shall be binding.

(e) To the extent practicable, the arbitration proceedings under this Section 10.3 shall be conducted in such manner as will enable completion within ninety days after the filing of the demand for arbitration.

(f) The arbitrator shall be authorized to award attorney’s fees, expenses and costs of arbitration to the substantially prevailing party, in the arbitrator’s discretion. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.

(g) If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies, such disputes, claims or controversies, shall, to the extent subject to arbitration pursuant to this Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.3. If any dispute, claim or controversy arising out of or relating to this Agreement and one or more Ancillary Agreements arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of this Agreement, such disputes, claims or controversies shall, to the extent subject to arbitration pursuant to this Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.3.

Section 10.4 Extension; Waiver. To the extent permitted by applicable Law, at any time prior to the Effective Time, the Company, on the one hand, and Parent (on behalf of itself and Merger Sub), on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or any Ancillary Agreement of the other party, and (c) waive compliance with any of the agreements or conditions contained in this Agreement or any Ancillary Agreement, except that, after the Company Stockholder Approval has been obtained (if required under the DGCL), there may not be, without further approval of the Stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the Stockholders under this Agreement, other than changes in the form of consideration contemplated by Section 3.8 of this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and, except as expressly set forth herein, are not exclusive of any rights or remedies that they would otherwise have hereunder or under applicable Law.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise (provided such delivery is during regular business hours in the location of receipt, and if not, then on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Endocare, Inc.

201 Technology Drive

Irvine, California 92618

Attention: Clint B. Davis

Facsimile: (949) 450-5310

Email: cdavis@endocare.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive, Suite 1200

Irvine, California 92612

Attention: Michelle A. Hodges

Facsimile: (949) 475-4703

Email: mhodges@gibsondunn.com

(ii)	if to Parent, Merger Sub, or the Surviving Corporation, to:

HealthTronics, Inc.

9825 Spectrum Drive

Building 3

Austin, Texas 78717

Attn: Chief Executive Officer

Facsimile: (512) 314-4305

Email: james.whittenburg@healthtronics.com

with a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.

100 Congress Avenue

Suite 1100

Austin, Texas 78701

Attention: Michael F. Meskill

Facsimile: (512) 391-2180

Email: mmeskill@jw.com

Section 10.6 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(b) Unless the context clearly requires otherwise, the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” and “or” is not exclusive and shall mean “and/or”.

(c) For purposes of this Agreement, “commercially reasonable efforts” will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees.

Section 10.7 Exclusivity of Representations and Warranties. None of the Company, Parent, Merger Sub nor their respective representatives has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries, Parent or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities, or valuations), except as expressly set forth in this Agreement, and each party hereby disclaims any such other representations or warranties.

Section 10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

Section 10.9 No Third-Party Beneficiaries. Except for the D&O Indemnified Parties and their heirs and representatives, to the extent set forth in Section 6.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including employees of the Company, other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement, that is not subject to arbitration pursuant to Section 10.3, brought by any other party or its successors or assigns shall be brought and determined in any appropriate State or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies, such disputes, claims or controversies, shall, to the extent not otherwise subject to arbitration pursuant to Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.11. If any dispute, claim or controversy arising out of or relating to this Agreement and one or more Ancillary Agreements arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of this Agreement, such disputes, claims or controversies shall, to the extent not otherwise subject to arbitration pursuant to Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.11. Each of the parties agrees not to commence any Action relating hereto, that is not subject to arbitration pursuant to Section 10.3, except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars.

Section 10.14 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, in all material respects (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature or other electronically transmitted signature shall constitute an original for all purposes.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.20 Disclosure. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such Section of the Disclosure Schedule to the extent that the applicability of such information and disclosure is reasonably apparent on its face.

Section 10.21 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, in connection with the performance of its obligations set forth in this Section 10.21.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDOCARE, INC.

By:	/s/ Michael R. Rodriguez
Name:	Michael R. Rodriguez
Title:	Senior Vice President, Finance
and Chief Financial Officer

HT ACQUISITION, INC.

By:	/s/ James S.B. Whittenburg
Name:	James S.B. Whittenburg
Title:	President

HEALTHTRONICS, INC.

By:	/s/ James S.B. Whittenburg
Name:	James S.B. Whittenburg
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for exchange or exchange any Company Shares and Merger Sub may postpone the acceptance for exchange of or exchange of tendered Company Shares, if at the time of the Expiration Date any of the following conditions are not met, and Merger Sub may, in its reasonable discretion (but subject to the requirements of applicable Laws), terminate or amend the Offer in accordance with this Agreement if the following conditions are not met:

(a) Accuracy of Representations and Warranties and Covenant Compliance

(i) The representations and warranties of the Company contained in this Agreement shall be true and correct at such time (without giving effect to (y) any limitation as to “materiality” or “Material Adverse Effect” set forth therein, or (z) any amendment or supplement to the Company Disclosure Schedule after the date hereof, other than a Permitted Supplement) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

(ii) the Company shall have performed, in all material respects, all obligations and agreements and complied, in all material respects, with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it; and

(iii) Parent shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b) Minimum Tender

There shall have been validly tendered and not properly withdrawn prior to the Expiration Date, a number of Company Shares which, together with any Company Shares Parent, Merger Sub or any other wholly owned subsidiary of Parent beneficially owns, will constitute at least a majority of the total number of outstanding Company Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Company Shares as of the close of business on that date had been so converted, exercised or exchanged) as of the date that Merger Sub accepts Company Shares for purchase or exchange (the “Minimum Condition”).

(c) Certain Other Conditions

The other conditions to the Offer are as follows:

(i) no Governmental Authority shall be in the process of (i) investigating or (ii) conducting proceedings regarding this Agreement, the Ancillary Agreements or the Transactions which make it reasonably possible, in Parent’s reasonable determination, that as a result of such investigation or proceedings, an Order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a Governmental Authority that would enjoin, materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Offer or the Merger;

(ii) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Offer or the Merger;

(iii) the Governmental Authority consents listed on Schedule 6.4(b) shall have been obtained or the applicable waiting periods shall have expired or been terminated, except where the failure to obtain such consent would not reasonably be expected to (1) have a Material Adverse Effect on the Company, the Surviving Corporation or Parent or (2) materially restrain or prohibit the consummation of the Offer or the Merger;

(iv) the shares of Parent Common Stock to be issued in the Offer and the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(v) the Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Parent shall have received all material state securities law or blue sky authorizations; and

(vi) since the date hereof, there shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Change on the Company.

These conditions (i) are for the sole benefit of Parent and Merger Sub, (ii) may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any of these conditions, other than a breach by Parent or Merger Sub of this Agreement, and (iii) may be waived by Parent or Merger Sub, except as specified in Section 2.1(h) of this Agreement. The failure by Parent or Merger Sub at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances or the same or similar facts and circumstances existing at a different time; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex B

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of June 7, 2009 (this “Agreement”), among HealthTronics, Inc., a Georgia corporation (“Parent”), and the persons listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

A. Parent, HT Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Endocare, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the Offer and the Merger in accordance with the terms thereof.

B. Each Stockholder owns the number of Company Shares set forth opposite its name on Schedule A hereto (such Company Shares, together with any other Company Shares acquired by such Stockholder, as record holder thereof, after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of such Stockholder).

C. As a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, solely as to such Stockholder, as follows:

(a) Authority; Execution and Deliver; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies). The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or applicable Law applicable to the Stockholder or the properties or assets of the Stockholder, except for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on such Stockholder’s ability to perform its obligations hereunder. No notice to, authorization, approval, order, permit or consent of, or registration, declaration or filing with (collectively referred to as “Consent”), any Governmental Authority is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares. The Stockholder is the record and beneficial (as defined in Rule 13d-3 of the Exchange Act) owner of and has good and marketable title to, the Subject Shares, free and clear of any Encumbrances. The Stockholder does not own, of record or beneficially (as defined in Rule 13d-3 of the Exchange Act), any shares of Capital Stock of the Company other than (i) the Subject Shares, (ii) restricted stock units, deferred stock units and stock options issued pursuant to Company Stock Plans, (iii) Capital Stock of the Company held by family trusts, of which the Stockholder is the trustee and/or beneficiary, and (iv) Capital Stock of the Company held by family members that the Stockholder may be deemed to beneficially own. The Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Stockholder.

(d) Merger Agreement. The Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies). The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or applicable Law applicable to Parent or the properties or assets of Parent, except for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder. No Consent of any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports by Parent under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 3. Agreement to Tender and Vote; Other Covenants of the Stockholders. Each Stockholder covenants and agrees with Parent, solely as to such Stockholder, as follows:

(a) Agreement to Tender. The Stockholder shall accept the Offer with respect to all the Subject Shares of the Stockholder and tender all the Subject Shares of the Stockholder pursuant to the Offer as promptly as practicable after the commencement of the Offer, but in any event not later than the 10th Business Day after the commencement of the Offer. The Stockholder shall not withdraw any Subject Shares tendered pursuant to the Offer unless the Offer shall have been terminated in accordance with the terms of the Merger Agreement.

(b) Agreement to Vote. To the extent that any Subject Shares are not purchased in the Offer:

(1) In Favor of Merger. At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval or at any postponement or adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any Ancillary Agreement, the Offer, the Merger, or any other Transaction is sought, the Stockholder (i) shall, if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and (ii) shall vote (or cause to be voted) the Subject Shares in favor of granting the Company Stockholder Approval.

(2) Against Other Transactions. At any meeting of stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Acquisition Proposal and/or (iii) any amendment of the Company’s certificate of incorporation or the Company’s bylaws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction could in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, any Ancillary Agreement, the Offer, the Merger, or any other Transaction or change in any manner the voting rights of any class of Company Capital Stock. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

(3) Revoke Other Proxies. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(4) IRREVOCABLE PROXY. The Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 3(b). The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that the proxy and attorney-in-fact may lawfully do or cause to be done the matters set forth in this irrevocable proxy. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request to do so by Parent, each such Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 3(b).

(c) No Transfer. Other than pursuant to the Offer and the Merger, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person other than pursuant to the Offer and the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise (including pursuant to any loan of Subject Shares), with respect to any Subject Shares, (iii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder in any material respect, or (iv) commit or agree to take any of the foregoing actions.

(d) Public Statement. The Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, any Ancillary Agreement, the Offer or the Merger or any other Transaction without the prior written consent of Parent and the Company, except as may be required by applicable Law.

(e) Waiver of Appraisal Rights. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

Section 4. Termination. This Agreement shall automatically terminate upon the earliest of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, and (ii) the Stockholders shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, their Subject Shares pursuant to the Offer.

Section 5. Additional Matters. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 10.5 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Stockholders. This Agreement shall become effective against each Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings and representations, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles of such State.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Stockholders or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Enforcement; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action arising out of this Agreement in any other court, and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF THIS AGREEMENT.

(j) Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but subject to the limitations set forth in the Merger Agreement, nothing in this Agreement shall limit or restrict any Stockholder from acting in his capacity as a director or officer of the Company (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company).

(k) Stockholder Obligations Several and not Joint. The obligations of the Stockholders hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

HEALTHTRONICS, INC.

By:	/S/ JAMES S. B. WHITTENBURG
Name:	James S. B. Whittenburg
Title:	President and Chief Executive Officer

STOCKHOLDERS:

/s/ JOHN R. DANIELS, M.D.
John R. Daniels, M.D.

/s/ DAVID L. GOLDSMITH
David L. Goldsmith

/s/ ERIC S. KENTOR
Eric S. Kentor

/s/ THOMAS R. TESTMAN
Thomas R. Testman

/s/ MICHAEL R. RODRIGUEZ
Michael R. Rodriguez

/s/ CLINT B. DAVIS
Clint B. Davis

Annex C

[LETTERHEAD OF OPPENHEIMER & CO. INC.]

June 7, 2009

The Board of Directors

Endocare, Inc.

201 Technology Drive

Irvine, California 92618

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Endocare, Inc. (“Endocare”) as to the fairness, from a financial point of view, to the holders of the common stock of Endocare, other than HealthTronics, Inc. (“HealthTronics”), its wholly owned subsidiary, HT Acquisition, Inc. (“Merger Sub”), and their respective affiliates, of the Consideration (as defined below) provided for in an Agreement and Plan of Merger to be entered into among Endocare, HealthTronics and Merger Sub (such agreement, the “Merger Agreement”). The Merger Agreement provides that, among other things, (a) Merger Sub will commence an offer to exchange each outstanding share of the common stock, par value $0.001 per share, of Endocare (“Endocare Common Stock” and, such exchange offer, the “Offer”) for, at the election of the holder thereof (and subject to certain proration and other procedures and limitations set forth in the Merger Agreement, as to which procedures and limitations we express no opinion), either (i) $1.35 in cash (such cash amount, the “Cash Consideration”) or (ii) 0.7764 of a share of the common stock, no par value, of HealthTronics (“HealthTronics Common Stock” and, such fraction of a share, the “Stock Consideration”) and (b) subsequent to consummation of the Exchange Offer, Endocare will be merged with and into Merger Sub (the “Merger” and, together with the Exchange Offer, the “Transaction”) pursuant to which each outstanding share of Endocare Common Stock not previously exchanged in the Exchange Offer will be converted into the right to receive, at the election of the holder thereof (and subject to certain proration and other procedures and limitations set forth in the Merger Agreement, as to which procedures and limitations we express no opinion), either the Cash Consideration or the Stock Consideration; provided that, as more fully described in the Merger Agreement, the maximum cash amount payable in the Transaction will equal the Cash Consideration multiplied by 50% of the total number of outstanding shares of Endocare Common Stock and the maximum number of shares of HealthTronics common stock issuable in the Transaction will equal the Stock Consideration multiplied by 75% of the total number of outstanding shares of Endocare Common Stock. The Merger Agreement further provides that, under certain circumstances, (A) HealthTronics will pay Galil Medical Ltd. (“Galil”) any amounts that Endocare becomes obligated to pay in connection with the termination of the merger transaction involving Endocare and Galil (the “Galil Merger”) and (B) if $1,750,000 exceeds such amounts paid to Galil, if any (the amount of such excess, if any, the “Adjustment Amount”), then (1) the Cash Consideration will be increased by an amount obtained from dividing the Adjustment Amount by the total number of outstanding shares of Endocare Common Stock (the “Per Share Adjustment Amount”) and (2) the Stock Consideration will be increased by the fraction of a share of HealthTronics Common Stock obtained from dividing the Per Share Adjustment Amount by $1.61 (the Cash Consideration and the Stock Consideration, as so adjusted, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

In arriving at our Opinion, we:

(a)	reviewed an execution form of the Merger Agreement;

(b)	reviewed publicly available audited financial statements of Endocare and HealthTronics for fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, internal unaudited financial statements of Endocare for the four months ended April 30, 2009 prepared by the management of Endocare and publicly available unaudited financial statements of HealthTronics for the three months ended March 31, 2009;

The Board of Directors

Endocare, Inc.

June 7, 2009

(c)	reviewed financial forecasts and estimates relating to Endocare and HealthTronics for fiscal years ending 2009 through 2013 prepared by the managements of Endocare and HealthTronics, which financial forecasts and estimates reflect, in the case of Endocare, certain assumptions of the management of Endocare with respect to a potential equity financing that such management believes would need to be undertaken by Endocare (the “Assumed Equity Financing”) in the absence of the Transaction;

(d)	held discussions with the senior managements of Endocare and HealthTronics with respect to the businesses and prospects of Endocare and HealthTronics, including the liquidity needs of, and capital resources expected to be available to, Endocare;

(e)	reviewed historical market prices and trading volumes of Endocare Common Stock and HealthTronics Common Stock;

(f)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Endocare and HealthTronics;

(g)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Transaction;

(h)	reviewed and analyzed the premiums paid, based on publicly available information, in public transactions that we deemed relevant in evaluating the Transaction;

(i)	analyzed the estimated present value of the future cash flows of Endocare and HealthTronics based on financial forecasts and estimates prepared by the managements of Endocare and HealthTronics;

(j)	reviewed other public information concerning Endocare and HealthTronics; and

(k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Endocare, HealthTronics and their respective employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to Endocare and HealthTronics utilized in our analyses, we have been advised and, at the direction of the managements of Endocare and HealthTronics and with the consent of Endocare, have assumed, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Endocare and HealthTronics, as the case may be, as to the future financial condition and operating results of Endocare and HealthTronics. We have relied, at the direction of Endocare, without independent verification or investigation, on the assessments of the management of Endocare as to the liquidity needs of, and capital resources expected to be available to, Endocare and the ability of Endocare to fund its operations internally and through the Assumed Equity Financing in the absence of the Transaction. We also have relied, at the direction of Endocare, without independent verification or investigation, on the assessments of the managements of Endocare and HealthTronics as to (i) the existing and future products, technology and intellectual property of Endocare and HealthTronics and the risks associated with such products, technology and intellectual property and (ii) the ability of HealthTronics to integrate the businesses of Endocare and HealthTronics and to retain key suppliers of Endocare and HealthTronics. We have assumed, with the consent of Endocare, that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and

The Board of Directors

Endocare, Inc.

June 7, 2009

releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Endocare, HealthTronics or the Transaction. In addition, representatives of Endocare have advised us, and we therefore have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the execution form reviewed by us. We further have assumed, with the consent of Endocare, that the Galil Merger has been terminated in accordance with its terms. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Endocare or HealthTronics.

Our Opinion, as set forth herein, relates to the relative values of Endocare and HealthTronics. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Endocare or HealthTronics, the actual value of HealthTronics Common Stock when issued or the prices at which HealthTronics Common Stock or Endocare Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Consideration or the Transaction (including, without limitation, the tax treatment thereof) or any terms or other aspects or implications of the termination of the Galil Merger. In addition, we express no view as to, and our Opinion does not address, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We also express no view as to, and our Opinion does not address, the underlying business decision of Endocare to effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for Endocare or the effect of any other transaction in which Endocare might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Endocare. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on Endocare, HealthTronics or the proposed Transaction. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Endocare in connection with the Transaction and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Transaction. As you are aware, we also acted as financial advisor to Endocare in connection with the Galil Merger, for which services we have received compensation. In the ordinary course of business, we and our affiliates may actively trade securities of Endocare and HealthTronics for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Endocare Common Stock (other than

HealthTronics, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders. This Opinion is for the use of the Board of Directors of Endocare in its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to any election to be made by such stockholder with respect to the Consideration or as to how such stockholder should vote or act with respect to any matters relating to the Transaction.

Very truly yours,

/s/ Oppenheimer & Co. Inc.

OPPENHEIMER & CO. INC.

C-4

The Board of Directors

Endocare, Inc.

June 7, 2009

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Any questions or requests for assistance may be directed to the information agent at its address or telephone numbers set forth below. Additional copies of this prospectus, the letter of election and transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of Endocare Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The exchange agent for the Offer is:

American Stock Transfer & Trust Company

Shareholder Services

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449

The information agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (800) 769-4414

PART II

Item 20.	Indemnification of Directors and Officers.

HealthTronics is organized under the laws of the State of Georgia and is governed by the Georgia Business Corporation Code, as in effect or hereafter amended, or the OGCA. Section 14-2-852 of the OGCA requires that HealthTronics indemnify a director “who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.” Section 14-2-857 of the OGCA requires that a corporation indemnify officers under the same standard.

Section 14-2-851 of the OGCA provides that HealthTronics may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith, and (ii) the director or officer reasonable believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

HealthTronics’ current amended and restated articles of incorporation, or the articles of incorporation, provide that no director shall have any personal liability to HealthTronics or its shareholders for monetary damages for breach of duty of care or the other duties of a director except (i) for any appropriation, in violation of his or her duties, of any business opportunity of HealthTronics, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law,(iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the OGCA; or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may limit HealthTronics and its shareholders from holding a director personally liable for certain acts or omissions.

In addition to the foregoing provisions, the articles of incorporation provide that if at any time the OCGA shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the OCGA, as so amended, without further action by the shareholders, unless the provisions of the OCGA, as amended, required further action by the shareholders; and any repeal or modification of the foregoing provisions of the OCGA shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

The articles of incorporation provide that the corporation shall indemnify to the fullest extent permitted by the OCGA any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation or serves, or served at the request of the corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, the corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings in advance of the final disposition of such proceedings, to the fullest extent permitted by the OCGA.

The amended and restated bylaws of HealthTronics provide that, subject to certain conditions, HealthTronics shall indemnify an individual who is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and that in certain situations the corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer in connection with such a proceeding.

The amended and restated bylaws also provide that if authorized by the articles of incorporation or a bylaw, contract or resolution approved or ratified by shareholders of HealthTronics by a majority of the votes entitled to be case, the corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of HealthTronics, without regard to certain limitations contained in the bylaws, except that no indemnification will be granted for any liability incurred in a proceeding in which the person is adjusted liable to HealthTronics or is subjected to injective relief in favor of HealthTronics for (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the OGCA; or (iv) for any transaction from which he received an improper personal benefit.

HealthTronics maintains directors and officers liability insurance, which insures against liabilities that directors or officers of HealthTronics may incur in such capacities.

HealthTronics has entered into indemnification agreements with each of its directors, as well as with certain officers. These indemnification agreements provide that, subject to certain conditions, HealthTronics shall indemnify such director or officer to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the HealthTronics, against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) of that claim.

The merger agreement provides that for seven years after the merger, HealthTronics will indemnify the present and former officers and directors of Endocare and HealthTronics from liabilities arising out of actions or omissions in their capacities as such at or before the effective time of the merger, to the full extent permitted under Delaware law (and Georgia law to the extent applicable) or HealthTronics’ articles of incorporation and bylaws. In addition, HealthTronics will maintain a “tail” policy under HealthTronics’ existing directors’ and officers’ insurance policy covering those persons who are currently covered by Endocare’s current directors’ and officers’ insurance coverage for six years after the effective time of the merger, but only to the extent related to actions or omissions before the effective time of the merger, provided that the cost of such tail policy shall not exceed $650,000.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

Not Applicable.

(c) Reports, Opinions and Appraisals.

Opinion of Oppenheimer & Co. Inc. (attached as Annex C to the prospectus/offer to exchange which is part of this Registration Statement).

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus/offer to exchange will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Austin, State of Texas, on June 17, 2009.

HEALTHTRONICS, INC.

By:	/S/ JAMES S. B. WHITTENBURG
James S. B. Whittenburg
Chief Executive Officer and President

We, the undersigned directors and officers of HealthTronics, Inc., do hereby constitute and appoint James Whittenburg, Richard Rusk, and Scott Herz, or any of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable HealthTronics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JAMES S. B. WHITTENBURG James S. B. Whittenburg	Chief Executive Officer, President and Director (Principal Executive Officer)	June 17, 2009

/S/ RICHARD A. RUSK Richard A. Rusk	Interim Chief Financial Officer, Vice President, Controller and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 17, 2009

/S/ R. STEVEN HICKS R. Steven Hicks	Non-Executive Chairman of the Board	June 17, 2009

/S/ DONNY R. JACKSON Donny R. Jackson	Director	June 17, 2009

/S/ TIMOTHY J. LINDGREN Timothy J. Lindgren	Director	June 17, 2009

/S/ KENNETH S. SHIFRIN Kenneth S. Shifrin	Director	June 17, 2009

/S/ ARGIL J. WHEELOCK, M.D. Argil J. Wheelock, M.D.	Director	June 17, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of June 7, 2009, by and among HealthTronics, Inc., HT Acquisition, Inc. and Endocare, Inc. (Incorporated by reference to Annex A of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Annex D to the Rule 424(b)(3) joint proxy statement/prospectus, dated October 6, 2004, filed by HealthTronics with the Securities and Exchange Commission on October 7, 2004).

3.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Annex E to the Rule 424(b)(3) joint proxy statement/prospectus, dated October 6, 2004, filed by HealthTronics with the Securities and Exchange Commission on October 7, 2004).

3.3	First Amendment to Bylaws of HealthTronics, Inc. (incorporated by reference to Exhibit 3.1 of HealthTronics’ Current Report Form 8-K filed with the Securities and Exchange Commission on December 17, 2007).

4.1	Specimen of Common Stock Certificate (Filed with the Securities and Exchange Commission as an Exhibit to the HSS Registration Statement on Form S-4 (Registration No. 33-56900)).

5.1**	Opinion of Miller & Martin PLLC.

8.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding tax matters.

10.1	Form of Indemnification Agreement dated October 11, 1993 between the Company and certain of its officers and directors (Filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K of Prime dated October 18, 1993).

10.2	Release and Severance Agreement dated December 30, 2001 by and between Prime Medical Services Inc. and Kenneth S. Shifrin (Filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K of Prime for the year ended December 31, 2001).

10.3*	Amended and Restated 1993 Stock Option Plan, as amended June 18, 2002 (Filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K of Prime for the year ended December 31, 2002).

10.4*	Prime Medical Services, Inc., 2003 Stock Option Plan (Incorporated by reference to Annex D of the Rule 424(b)(3) joint proxy statement/prospectus, dated January 7, 2004, filed by Prime with the Securities and Exchange Commission on January 8, 2004).

10.5*	HealthTronics 2004 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to HealthTronics’ Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2005).

10.6*	Form of Board Service and Release Agreement by and between HealthTronics and Argil J. Wheelock, M.D. (Filed with the Securities and Exchange Commission as Exhibit 10.22 to the HSS Registration Statement on Form S-4 (Registration No. 333-117102)).

10.7*	Board Service, Amendment and Release Agreement by and between HealthTronics and Kenneth S. Shifrin (Incorporated by reference to the HSS Registration Statement on Form S-4 (Registration No. 333-117102)).

10.8*	HSS Stock Option Plan - 2002 (Incorporated by reference to Exhibit 10.1 of HealthTronics’ Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2005).

10.9*	HSS Stock Option Plan - 2001 (Incorporated by reference to Appendix A to HSS’ proxy statement filed with the Securities and Exchange Commission on April 18, 2001).

Exhibit Number	Description of Exhibit
10.10*	HSS Stock Option Plan - 2000 (Incorporated by reference to Appendix A to HSS’ proxy statement filed with the Securities and Exchange Commission on April 25, 2000).

10.11*	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2005).

10.12*	Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2005).

10.13	Credit Agreement, dated as of March 23, 2005, among HealthTronics, Inc. the lenders party thereto, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, National Association, as Administrative Agent for the lenders (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2005).

10.14*	Executive Employment Agreement, effective October 1, 2005, by and between HealthTronics, Inc. and James S. B. Whittenburg (Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2005).

10.15*	First Amendment to the HealthTronics, Inc. 2004 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 5, 2005).

10.16	Form of Indemnification Agreement for directors and certain officers of HealthTronics (Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2005).

10.17*	First Amendment to Board Service and Release Agreement, dated as of March 2, 2006, by and between HealthTronics and Argil J. Wheelock, M.D. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2006).

10.18*	Second Amendment to the Company’s 2004 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2006).

10.19*	Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 12, 2008).

10.20*	Second Amendment to Executive Employment Agreement, dated as of October 26, 2007, by and between HealthTronics, Inc. and James S. B. Whittenburg (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2008).

10.21	Stock Purchase Agreement, dated as of February 13, 2007, by and among HealthTronics, Inc., Lithotripters, Inc., Keystone ABG Inc., Keystone Kidney Associates, PC, David Arsht, D.O., P. Kenneth Brownstein, M.D., Larry E. Goldstein, M.D. and Michael Dernoga (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 20, 2007).

10.22	Interest Purchase Agreement, dated as of February 13, 2007, by and among HealthTronics, Inc., Lithotripters, Inc., David Arsht, D.O., P. Kenneth Brownstein, M.D., Larry E. Goldstein, M.D. and Michael Dernoga (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 20, 2007).

10.23	Amended and Restated Distribution Agreement, dated as of February 28, 2007, by and among HealthTronics, Inc., Lisa Laser USA, Inc., and LISA laser products OHG (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007).

Exhibit Number	Description of Exhibit
10.24	First Amendment to Interest Purchase Agreement, dated as of May 25, 2007, by and among HealthTronics, Inc., Lithotripters, Inc., David Arsht, D.O., P. Kenneth Brownstein, M.D., Larry E. Goldstein, M.D. and Michael Dernoga (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 31, 2007).

10.25*	First Amendment to Executive Employment Agreement, dated as of August 10, 2007, by and between HealthTronics, Inc. and James S. B. Whittenburg (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2007).

10.26	Stock Purchase Agreement, dated as of March 18, 2008, by and among HealthTronics, Inc., Litho Management, Inc., Advanced Medical Partners, Inc. and the stockholders of Advanced Medical Partners, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2008).

10.27	First Amendment to Credit Agreement, dated as of April 14, 2008, by and among HealthTronics, Inc., the lenders party thereto, JPMorgan Chase Bank, National Association, and the other parties thereto (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2008).

10.28	Piggy-Back Registration Rights Agreement, dated as of April 17, 2008, by and among HealthTronics, Inc., Robert A. Yonke, Christopher J. Ringel and Kevin Bentley. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2008).

10.29	Third Amendment to the 2004 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2008).

10.30	Earnest Money Contract—Commercial Improved Property (Office Condominiums) dated as of April 1, 2008 (as amended on each of April 15, 2008 and May 12, 2008) by and between HealthTronics, Inc. and HPI Acquisition Company, LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2008).

10.31	Lease Agreement dated May 19, 2008, by and between HealthTronics, Inc. and HEP-Davis Spring, L.P. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2008).

10.32	Termination and Consulting Agreement, dated September 19, 2008, by and between HealthTronics, Inc. and Ross A. Goolsby (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2008).

10.33	Stock Purchase Agreement, dated as of October 10, 2008, by and between HealthTronics, Inc. and Atlantic Urological Associates, P.A (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2008).

10.34	Second Amendment to Credit Agreement, dated as of October 10, 2008, by and among HealthTronics, Inc., the lenders party thereto, and JPMorgan Chase Bank, National Association (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2008).

10.35	Executive Employment Agreement, effective August 15, 2007, by and between HealthTronics, Inc. and Clayton H. Duncan (Incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission on March 10, 2007).

Exhibit Number	Description of Exhibit
10.36	Form of Director Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 7, 2008).

10.37	Form of Tender and Voting Agreement between HealthTronics and certain stockholders of Endocare, Inc. (Incorporated by reference to Annex B of this Registration Statement.)

10.38	Termination and Consulting Agreement, dated June 16, 2009, by and between HealthTronics, Inc. and Robert A. Yonke (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2009).

10.39	Employment Agreement, dated April 17, 2008, by and between HealthTronics, Inc. and Robert A. Yonke (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2009).

21.1	List of Subsidiaries of HealthTronics (Incorporated by reference to Exhibit 21.1 to HealthTronics’ Report on Form 10-K for the Year ended December 31, 2008, filed with the Securities and Exchange Commission on March 10, 2009).

23.1**	Consent of Ernst & Young, LLP Independent Registered Public Accounting Firm to HealthTronics.

23.2**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to Endocare.

23.3**	Consent of Miller & Martin PLLC (contained in Exhibit 5.1).

23.4**	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 8.1).

24.1**	Power of Attorney (contained in the signature page to this Registration Statement).

99.1**	Consent of Oppenheimer & Co. Inc.

99.2**	Form of Letter of Election and Transmittal.

99.3**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.4**	Form of Notice of Guaranteed Delivery.

99.5**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.6**	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Executive compensation plans and arrangements
**	Filed herewith.